Exhibit 99.1
Filed pursuant to Rule 424(b)(4)
Registration No. 333-193925

P R O S P E C T U S

24,000,000 Shares

RCS Capital Corporation

Class A Common Stock

This is a public offering of shares of Class A common stock of RCS Capital Corporation at a price of $20.25 per share. We are offering 19,000,000 shares and RCAP Holdings, LLC, which we also refer to as the selling stockholder in this prospectus and which is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer, is offering an additional 5,000,000 shares to be sold in this offering. Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “RCAP.” On June 4, 2014, the closing sale price of our Class A common stock on the NYSE was $22.60 per share.

We intend to use the net proceeds from this offering and the concurrent private offering referred to below to fund a portion of the cash consideration required for the pending acquisitions. We will not receive any proceeds from the sale of shares by the selling stockholder. This offering is not conditioned upon the closing of the pending acquisitions. If the pending acquisitions are not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including additional acquisitions. RCAP Holdings, LLC, or RCAP Holdings, controls us through its ownership of the sole outstanding share of our Class B common stock. Each share of the Class A common stock offered hereby entitles the holder to one vote per share. Pursuant to our certificate of incorporation, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company.

Concurrently with the closing of this offering, we expect to complete a private offering to Luxor Capital Group, LP, or Luxor, of 2,469,136 shares of our Class A common stock at the public offering price per share, or the concurrent private offering. No discount or commission will be paid to the underwriters in connection with the concurrent private offering.

Investing in shares of the Class A common stock involves a high degree of risk. See “Risk Factors” on page 29 to read about factors you should consider before buying shares of the Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$20.25	$486,000,000
Underwriting discounts and commissions(1)	$1.215	$29,160,000
Proceeds, before expenses, to us	$19.035	$361,665,000
Proceeds, before expenses, to the selling stockholder	$19.035	$95,175,000

(1)	See “Underwriting (Conflicts of Interests)” for a description of compensation payable to the underwriters.

We have also granted the underwriters a 30-day option to purchase up to an additional 3,600,000 shares of Class A common stock from us to cover over-allotments, if any, at the public offering price less the underwriting discount.

We expect to deliver the shares of Class A common stock against payment in New York, New York on June 10, 2014.

BofA Merrill Lynch	Barclays

Citigroup	JMP Securities	J.P. Morgan

Ladenburg Thalmann & Co. Inc.	BMO Capital Markets	RCS Capital
Aegis Capital Corp.	J.P. Turner & Company, LLC	Maxim Group LLC
National Securities Corporation	Newbridge Securities Corporation	Northland Capital Markets
RBS	Baird	Mitsubishi UFJ Securities

Prospectus dated June 5, 2014.

i

You should rely only on the information in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Except where the context requires otherwise, in this prospectus:

•	“RCS Capital Corporation,” “our company,” “we,” “us” and “our” refer to RCS Capital Corporation, a Delaware corporation, and, unless the context otherwise requires, any operating subsidiaries or any other subsidiaries of ours, formed for acquisition purposes or otherwise;
•	“RCS Capital” refers to, and is the marketing name for, our investment banking and capital markets business, which is a division of our operating subsidiary, Realty Capital Securities, LLC, or Realty Capital Securities, as well as to our transaction management business, which is operated through our operating subsidiary RCS Advisory Services, LLC, or RCS Advisory;
•	“RCS Holdings” refers to RCS Capital Holdings, LLC, an intermediate holding company formed by us to own our operating subsidiaries and any other subsidiaries of ours;
•	“Operating Subsidiaries Unit” refers to a unit consisting of one Class B Unit of each of the following of our operating subsidiaries: Realty Capital Securities, LLC; RCS Advisory Services, LLC; and American National Stock Transfer, LLC, or ANST, collectively;
•	“RCAP Holdings” refers to RCAP Holdings, LLC, a Delaware limited liability company, the selling stockholder of our Class A common stock under this prospectus and the holder of the Class B Units and of the sole outstanding share of our Class B common stock, that is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors;
•	“RCS Capital Management” refers to RCS Capital Management, LLC, a Delaware limited liability company that provides strategic planning and consulting services to assist us and our subsidiaries in implementing our business strategies, subject to oversight, directly or indirectly, by our board of directors, and is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, both of whom directly or indirectly control RCAP Holdings and RCAP Equity, LLC;
•	Our “principals” refers to Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, who directly or indirectly control RCAP Holdings and RCAP Equity, LLC;
•	The “members of RCAP Holdings” refers to the members of RCAP Holdings, who consist of Mr. Schorsch, Mr. Kahane, Mr. Schorsch’s wife, Shelley D. Schorsch, as well as three other members of our board of directors, namely Edward M. Weil, Jr., Peter M. Budko and Brian S. Block, all of whom are also members of AR Capital, LLC, RCS Capital Management, RCAP Equity, LLC and RCS Holdings;
•	“American Realty Capital” refers to AR Capital, LLC and, to the extent applicable, the American Realty Capital group of companies, which were founded in 2007 by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, to provide sponsors and advisors of direct investment programs with strategic and financial advice in connection with the formation, distribution, maintenance and liquidation phases of their offerings;
•	“Luxor” refers to Luxor Capital Group, LP, which is also a member of RCS Capital Management, and its affiliates;
•	The “exchange transactions” refers to the series of transactions described in “Our Structure and the Exchange Transactions”;

ii

•	The “recent and pending acquisitions” refers, collectively, to our recently completed acquisition of Cetera Financial Holdings, Inc., or Cetera, through a merger transaction which we refer to as the Cetera acquisition, and to the other transactions described in “The Recent and Pending Acquisitions” relating to our pending transactions to acquire collectively, First Allied Holdings Inc., or First Allied, through a contribution transaction which we refer to as the First Allied acquisition; Hatteras Investment Partners LLC and certain of its affiliates, or Hatteras, through an asset purchase transaction which we refer to as the Hatteras acquisition; Investors Capital Holdings, Ltd., or ICH, through a merger transaction which we refer to as the ICH acquisition; J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC, or J.P. Turner, through a membership interest purchase transaction which we refer to as the J.P. Turner acquisition; Summit Financial Services Group, Inc., or Summit, through a merger transaction which we refer to as the Summit acquisition; and Validus/Strategic Capital Partners, LLC, which we refer to as StratCap, through an asset purchase transaction which we refer to as the StratCap acquisition;
•	The “pending acquisitions” refers, collectively, to all the acquisitions that are currently pending, i.e., the First Allied acquisition, the Hatteras acquisition, the ICH acquisition, the J.P. Turner acquisition, the Summit acquisition and the StratCap acquisition;
•	The “acquired businesses” refers collectively to the businesses acquired, or to be acquired, in the recent and pending acquisitions;
•	The “other acquired businesses” refers, collectively, to the acquired businesses to be acquired in the pending acquisitions;
•	“REITs” refers to real estate investment trusts for U.S. federal income tax purposes; and
•	“direct investment programs” refers to investment programs which provide for flow-through tax treatment under U.S. tax law, including REITs and other types of real estate programs, business development companies, equipment leasing programs and oil and gas programs. Generally, securities issued in a direct investment program are not listed on a national securities exchange.

We are a “controlled company” under the corporate governance rules for NYSE-listed companies, and our board of directors has determined not to have a majority of independent directors or an independent nominating or compensation function and to have the full board of directors be directly responsible for compensation matters and for nominating members of our board of directors.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, and our historical financial statements and the notes thereto, each included elsewhere in this prospectus.

We currently are engaged in the wholesale distribution and investment banking, capital markets and transaction management services businesses through Realty Capital Securities, RCS Advisory and ANST. Following the consummation of the Cetera acquisition on April 29, 2014, we also are engaged in the independent retail advice business through Cetera. During the period from October 1, 2013 to May 19, 2014, we entered into agreements to acquire the other acquired businesses through the pending acquisitions, which have not yet been consummated. The discussion of our businesses that we will engage in following the completion of the recent and pending acquisitions assumes the consummation of the pending acquisitions. Accordingly, references to our independent retail advice platform, which will consist of Cetera, First Allied, ICH, J.P. Turner and Summit, and our investment management platform, which will consist of Hatteras, include the current and past operations of Cetera and the other acquired businesses which will only be owned and operated by us following the consummation of the pending acquisitions. There can be no assurance that any or all of the pending acquisitions will close. This offering is not conditioned upon the closing of the pending acquisitions. If the pending acquisitions are not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including additional acquisitions. See “Risk Factors — Risks Related to the Recent and Pending Acquisitions.”

Overview

We currently are engaged in the wholesale distribution and investment banking, capital markets and transaction management services businesses. We have recently acquired Cetera and entered into agreements to acquire the other acquired businesses through the pending acquisitions which will enable us to engage in two other complementary businesses: a leading independent retail advice platform targeting mass affluent investors and an investment management platform specializing in alternative investments. After giving effect to the recent and pending acquisitions, we will be an integrated financial services platform that also will provide financial advice to approximately 1.9 million clients through a network of over 9,100 financial advisors, as well as institutional financial services.

Our Existing Businesses

Our existing businesses consist of a leading wholesale distribution platform and an investment banking, capital markets and transaction management services platform serving direct investment programs.

Since our inception in 2007, we have focused exclusively on providing financial products and investment solutions to “mass affluent” households, which we define as households with $100,000 to $1,000,000 of investable assets, and we have advised on $24.7 billion of equity offerings through March 31, 2014, substantially all of which involved related parties. During the three months ended March 31, 2014 and the year ended December 31, 2013, we advised on $5.8 billion and $28.1 billion, respectively, in capital markets and mergers and acquisitions activities, substantially all of which involved related parties.

We also are the leading distributor of direct investment programs in the United States, with a 35.1% market share measured by equity capital raised of all direct investment programs and a 41.2% market share measured by equity capital raised for 2013 of non-traded REITs, the largest segment of direct investment programs, according to Robert A. Stanger & Co., or Stanger. For the quarter ended March 31, 2014, we had a 28.0% market share measured by equity capital raised of all direct investment programs, and a 29.0% market share measured by equity capital raised of non-traded REITs. In addition, our investment banking, capital markets and transaction management services platform was the second largest advisor of real estate mergers and acquisitions transactions in the United States in 2012 and 2013, as measured by total value of announced transactions according to SNL Financial LC, or SNL Financial.

Wholesale Distribution

Our wholesale distribution platform is the leading multi-product distributor of direct investment program offerings to independent broker-dealers and the retail financial advisor community as measured by total equity capital raised by direct investment programs distributed by us and number of direct investment programs distributed, according to Stanger. As of March 31, 2014, we were distributing ten public non-listed direct investment program offerings effective with the SEC and none of our competitors was distributing more than five. Leveraging the expertise of our affiliate, American Realty Capital, the leading sponsor of real estate direct investment programs, we have developed substantial distribution capabilities through a selling group of approximately 260 brokerage firms with approximately 900 active selling agreements supporting approximately 80,000 financial advisors. In 2013, equity capital raised by direct investment programs distributed by us exceeded $8.6 billion, representing a 35.1% market share of all direct investment programs and a 41.2% market share of non-traded REITs, the largest segment of direct investment programs according to Stanger. For the quarter ended March 31, 2014, we had a 28.0% market share measured by equity capital raised of all direct investment programs, and a 29.0% market share measured by equity capital raised of non-traded REITs.

From inception through March 31, 2014, our wholesale distribution platform has distributed 24 offerings (public non-listed and private) with total equity capital raised in such offerings of approximately $17.3 billion. As of April 30, 2014, our wholesale distribution platform was distributing nine public offerings seeking to raise a total of $14.2 billion of equity. Additionally, as of that date, our wholesale distribution platform serves as the distributor for three open-end mutual funds and one closed-end interval fund. The offerings are direct investment programs registered with the SEC, consisting primarily of non-traded REITs. The offerings are sector-specific and consist of net lease real estate, healthcare, grocery anchored retail, real estate debt, oil and gas, anchored core retail, small mid-market lending, global sale-leaseback, New York office and retail, a closed-end real estate securities fund, an open-end real estate securities fund and a non-traded business development company fund. Substantially all of our offerings relate to direct investment programs sponsored by our affiliate, American Realty Capital.

Revenues for our wholesale distribution platform grew from $1.4 million in 2008 to $803.0 million in 2013. Meanwhile, the non-traded REIT industry has itself grown rapidly, with total annual equity capital raised increasing from $9.6 billion in 2008 to $19.6 billion in 2013, according to Stanger.

Investment Banking, Capital Markets and Transaction Management Services

Our investment banking, capital markets and transaction management services platform provides comprehensive strategic advisory services focused on direct investment programs, particularly non-traded REITs. These strategic advisory services include mergers and acquisitions advisory, capital markets activities, registration management, and other transaction support services that capture value across the direct investment program lifecycle. We have demonstrated particular expertise in the real estate sector by our status as the second largest advisor of real estate mergers and acquisitions transactions in 2012 and 2013, executing deals with $4.1 billion and $10.0 billion in transaction value, respectively, according to SNL Financial. To date, these services have been provided primarily to clients that were sponsored or managed by American Realty Capital. Due to the specialized nature of the direct investment program industry, we believe we are particularly well suited to advise funds and direct investment programs that are distributed by Realty Capital Securities.

Research Division

In March 2014, we launched SK Research, LLC, or SK Research, the initial component of a new research division dedicated to alternative investment programs. As a first step in our establishment of a research division, SK Research will provide focused research, consulting, training and education, and due diligence on traditional and non-traditional investment products. We believe that adding a research division will augment our back-office and investment management capabilities and enhance the training, education and practice management tools available to our independent retail advice platform and the financial advice we can provide to our clients. We believe the launch of SK Research will benefit both our independent retail advice platform and the broader community of mass affluent investors who will rely on our financial advisors and our investment programs.

Our Businesses Following the Completion of the Recent and Pending Acquisitions

Following the completion of the recent and pending acquisitions, we will incorporate two additional complementary business platforms into our existing businesses: (1) a leading independent retail advice platform targeting mass affluent investors; and (2) an investment management platform specializing in alternative investments, which will consist of Hatteras. Cetera, which was acquired by us on April 29, 2014, is the initial component of our independent retail advice platform targeting mass affluent investors, and First Allied, ICH, J.P. Turner and Summit also will be incorporated into our independent retail advice platform following the completion of the pending acquisitions. We believe that the combination of these businesses with our existing businesses will make us a pre-eminent source for independent retail advice, interests in direct investment programs and alternative investment solutions to retail investors. In particular, we believe our complementary independent retail advice platform, wholesale distribution platform, and investment banking, capital markets and transaction management services platform will position us to capture value across the direct investment program lifecycle.

Based on currently available market data, we expect to be the second largest network of financial advisors in the United States after giving effect to the recent and pending acquisitions with $208.3 billion in assets on a pro forma basis under administration, approximately 1.9 million clients, and a network of over 9,100 financial advisors as of March 31, 2014.

We believe the scope and scale of our business will be substantial competitive advantages, as they will allow us to provide superior investment products, invest greater resources in financial advisor training and business development, and create a more attractive platform for financial advisors, thereby increasing financial advisor recruitment and retention.

On a pro forma basis for the three months ended March 31, 2014 and the year ended December 31, 2013 after giving effect to the recent and pending acquisitions, we would have had $676.5 million and $2.6 billion, respectively, in revenues. For the three months ended March 31, 2014 and the year ended December 31, 2013 after giving effect to the recent and pending acquisitions on an aggregate basis, our revenues would have been comprised of 65% and 62% from our independent retail advice platform, 26% and 33% from our wholesale distribution platform, 7% and 3% from our investment banking, capital markets and transaction management services platform and 2% and 2% from our investment management platform, respectively.

Independent Retail Advice

Through the broad network of financial advisors on our independent retail advice platform, we will offer financial advice and investment solutions to mass affluent investors with investment needs that are not served by the offerings and capabilities of captive investment advisors and broker-dealers. Cetera now operates, and each of the other acquired businesses will operate, as an independent subsidiary under its own brand and management, but with shared back-office and support systems.

Financial advisors in the independent channel are financial professionals, most of whom operate out of small offices, who provide affluent individuals investment and wealth management advice and services and use independent channels, such as our independent retail advice platform, to provide their clients with access to financial products and investment advisory services. Financial advisors generally are registered as investment advisory representatives with a registered investment adviser and registered with a broker-dealer as registered representatives, which allows them to perform brokerage services for clients by executing specific securities transactions, and may also be licensed insurance agents affiliated with insurance companies.

Our independent retail advice platform will provide independent groups of affiliated financial advisors or other financial professionals with the technology, infrastructure and other support and services they need to serve their clients. We will provide our financial advisors with a wide array of practice development and operational support services that we believe will help our financial advisors launch new relationships and strengthen existing ones.

We intend to provide our financial advisors with access to a wide range of financial products, including mutual funds, fixed and variable annuities, alternative investments, equity and fixed income securities, and other financial products. Cetera is, and the other acquired businesses will be, able to determine independently which of the products they will offer and their financial advisors will be able to select which products to recommend to their clients.

We will have the second largest network of financial advisors after giving effect to the recent and pending acquisitions with over 9,100 in the United States that collectively have approximately $208.3 billion in assets under administration on a pro forma basis as of March 31, 2014.

Investment Management

Our investment management platform, which primarily will involve fund-of-funds investments, will provide investment advisory, distribution and other services, such as transfer agent and fund administration services, to the Hatteras family of funds. Hatteras had approximately $2.7 billion in assets under management and a product portfolio that included seven open-end mutual funds and one closed-end fund as of March 31, 2014.

A broker-dealer subsidiary of Hatteras will act as distributor for the funds and a subsidiary of Hatteras will serve as manager and advisor for all of the Hatteras funds and perform all investment management services pursuant to contracts with the funds.

These funds will be available through unaffiliated third-party financial institutions, our independent retail advice platform and Hatteras’ existing internal distribution channel.

Our Market Opportunity

We believe the market opportunity for the services we currently provide and will provide following the completion of the recent and pending acquisitions is large and growing rapidly. Since our initial public offering in June 2013, we have expanded our core competencies around wholesale distribution and investment banking, capital markets and transaction management services, and established our independent retail advice platform through the acquisition of Cetera. We intend to further expand our business through the incorporation of the other acquired businesses into our independent retail advice platform and the establishment of our investment management platform. We believe that our expanded businesses will enable us to capture a larger revenue share of the investment lifecycle while at the same time capitalizing on additional secular growth opportunities.

We believe that the following external market factors will support a strong growth trajectory for our business:

Large and Expanding Target Market — We focus on providing financial products and investment solutions to mass affluent investors, and this market is significant and expanding. According to the U.S. Federal Reserve, U.S. household financial and non-profit organization assets totaled $63.8 trillion as of July 1, 2013, up from $52.8 trillion as of December 31, 2007 and $43.0 trillion as of December 31, 2004. Cerulli Associates, or Cerulli, a research and consulting firm specializing in the financial services industry, forecasts that total U.S. assets under management will grow 20% from 2012 to 2016 due to factors such as the retirement of the baby boomer generation as well as the continued growth of individual retirement account rollovers. According to Cerulli, the number of retirees will increase sharply over the next ten years due to the baby boomers retiring and an increasingly aging population. According to the U.S. Census Bureau, the number of people over 65 years old is forecasted to increase sharply over the next ten years, resulting in a population with 65.0 million potential retirees. We believe this growth will drive demand for the services and products offered by our existing businesses and our businesses following the completion of the recent and pending acquisitions.

Increase in Demand for Independent Financial Advice — In our view, investors in the mass affluent market, and increasingly in the high net worth market, are seeking unbiased advice from independent advisors and financial products sold through independent channels. Following the economic downturn in 2008, many of these households have experienced the erosion of traditional sources of retirement income, including a reduction in defined benefit pensions, declining home values, low interest rates on corporate and government bonds and increasing stock market volatility. In addition, these households are living longer, resulting in an increased need for investments that are structured to provide preservation of principal, regular distributions of income, protection against inflation and tax deferral as provided under current law. We see these trends as evidencing demand for “durable income” and a product that can meet investors’ needs, which we believe is increasing demand for the services and products offered by our existing businesses and our businesses following the completion of the recent and pending acquisitions.

Furthermore, the market our financial advisors will serve is significant and expanding. According to Cerulli, $12.8 trillion of retail assets were professionally managed as of December 31, 2012, up from $9.0 trillion as of December 31, 2008, and 38.0% of all U.S. households utilized a financial advisor in 2013.

Expansion of Independent Channel for Financial Advisors — The independent channel continues to gain market share by assets under management, which we believe will benefit our businesses following the completion of the recent and pending acquisitions. According to Cerulli, the independent channels’ market share by assets under management increased from 30% in 2007 to 35% in 2012, and it is expected to grow further by two percentage points to 37% by 2016. In 2007, over 133,000 financial advisors managed $3.4 trillion in client assets, representing 30% of total retail advisor client assets.

We believe several factors are causing the shift of financial advisors to the independent channel:

•	Financial advisors receive a greater share of brokerage commissions and advisory fees from independent broker-dealers as compared to traditional employee financial advisors (generally 80 – 90% compared to 30 – 50%). If financial advisors are able to maintain their level of production, they will be able to generate significantly higher income by joining an independent channel, even after paying their own expenses.
•	Many independent broker-dealers attract financial advisors with cutting-edge technology that makes the process of providing financial retail advice considerably easier.
•	We believe that many financial advisors have entrepreneurial aspirations and are attracted to the flexibility, control and economics inherent in using the independent channel.
•	There are fewer perceived conflicts in the independent channel than there are in other channels that are also large sponsors of products, where financial advisors may be required to push proprietary products.

Growing Market for Direct Investment Programs and Alternative Investment Solutions — Since 2000, the popularity of direct investment programs of all types has expanded significantly. In 2013, according to Stanger, direct investment programs raised approximately $24.6 billion in equity capital. As of December 31, 2013, the total equity capitalization of non-traded REITs tracked by Stanger was approximately $61.5 billion, and the total equity capitalization of all direct investment programs tracked by Stanger totaled $73.7 billion.

Alternative investment solutions represent a growing product class as more mass affluent households seek access to the same sophisticated investment approaches and superior portfolio management talent used by larger institutions. We believe retail investors will continue to seek to gain access to alternative investment products given their generally-stated objectives to reduce performance volatility and provide potential portfolio diversification benefits. With a variety of offerings for investors with various objectives and risk tolerance, the growth of liquid alternative mutual funds and exchange-traded funds, or ETFs, is projected to increase alongside what we believe is increasing demand for products that are designed to provide financial security.

We believe the direct investment programs we currently distribute and liquid alternative funds we will distribute are complementary investment vehicles, as each serves a distinct function in a well-diversified portfolio. Direct investment programs are typically yield-oriented and offer low volatility and low correlation to the broader equity markets. Liquid alternative funds are often negatively correlated to the broader equity markets and therefore serve to reduce portfolio volatility and increase long-term investment returns. We believe that mass affluent investors’ demand for both of these alternative investments is growing.

Competitive Advantage of Our Existing Businesses

Specialized focus on alternative investments and direct investment programs

Our existing businesses maintain an emphasis on alternative investments, an asset class which we believe remains underrepresented in retail investors’ portfolios. Within the alternative investments sector, we are a leading distributor of direct investment programs. Our specialized focus on alternative investments is best demonstrated by our 41.2% market share for 2013 and a 29.0% market share for the quarter ended March 31, 2014, measured by equity capital raised, of non-traded REITs, the largest segment of direct investment programs, according to Stanger.

We believe we are the only wholesale distribution platform in the United States that is primarily focused on the distribution of direct investment programs. In our view, our focus on direct investment programs gives us a competitive advantage over traditional investment banks that may not understand the specialized needs and regulatory context of direct investment programs, their sponsors, representatives, and investors as well as we do.

We believe we benefit from our relationship with American Realty Capital, which is the leading sponsor of direct investment programs, according to Stanger. American Realty Capital, which is under common control with us, was founded by our principals. We have been the wholesale distributor for all direct investment program offerings sponsored by American Realty Capital.

Solid track record of successful performance

We believe Realty Capital Securities’ track record of achieving revenue growth while increasing profitability demonstrates the strength of its core businesses and the skill of its management team, and we believe this trend will continue following our acquisition of Cetera and the completion of the pending acquisitions.

We believe Realty Capital Securities’ market-leading position in real estate direct investment program distribution and real estate investment banking services underscores the successful track records of our existing businesses and the promising outlook for our continued success. From 2008 to 2013, our wholesale distribution platform grew from approximately $23.0 million of equity capital raised by direct investment programs distributed by us to approximately $8.6 billion, a significant increase over the five-year period. Our investment banking, capital markets and transaction management services platform has similarly grown at a substantial rate, from a nominal market share for 2011 to the second largest mergers and acquisitions advisor in the real estate sector for 2012 and 2013 according to SNL Financial, based on aggregate transaction value, primarily as a result of services provided to clients that were sponsored or managed by American Realty Capital.

Management experience

The senior executives that manage and lead our business have extensive experience in the sectors in which we operate. These five individuals maintain an aggregate of more than 50 years of experience leading public companies and have managed companies with a combined $20 billion in enterprise value. Before joining us, many of our senior executives held prior leadership positions at leading broker-dealers, investment banks, insurance companies, law firms, investment management firms and mutual fund companies.

Competitive Advantages of Our Businesses Following the Recent and Pending Acquisitions

Scale and market leadership in an expanding sector

We believe that: (1) our independent retail advice platform’s significant scale and market leadership will support ongoing growth through the attraction and retention of financial advisors; (2) our independent retail advice platform’s significant scale will create operating efficiencies by spreading the fixed costs of certain operating activities, including accounting, compliance, training and education, marketing, data processing and public company reporting over a much larger revenue base; and (3) our independent retail advice platform’s broad distribution capabilities will enable us to achieve favorable terms for and access to investment products. We believe the combination of reduced operating expenses and broad product offerings will enable our financial advisors to best serve their clients and provide more favorable economics for our financial advisors’ businesses.

Deep, embedded relationships of the acquired businesses with the financial advisors who will serve our independent retail advice platform

Cetera and the other acquired businesses that will make up our independent retail advice platform have longstanding relationships with their financial advisors. On a pro forma basis as of December 31, 2013, the average tenure of these financial advisors would have been approximately ten years, and 55% of them would have been working with one of the acquired businesses for over five years. We believe that the ability to cultivate and grow such longstanding relationships will be a key strength of our independent retail advice platform, which we believe will translate into superior performance.

Strong value proposition to financial advisors

Following the completion of the pending acquisitions, we believe our independent retail advice platform will offer financial advisors a unique and compelling value proposition. Our robust platform will be designed to support all facets of our financial advisors’ businesses and facilitate their dealings with current and potential clients. From an operational perspective, our financial advisors will rely on our infrastructure and technology to manage client relationships and complete a broad spectrum of activities, including client intake, reporting, account management and document retention, among others. We will also support our financial advisors by providing comprehensive and automated front-, middle- and back-office solutions enabling our financial advisors to focus on their clients while successfully and efficiently managing the complexities of running their own practices. We believe the scale of our business will allow us to reduce redundancies by combining certain operating processes and corporate functions.

A key element of our value proposition will be our multi-brand strategy which delivers customized solutions tailored to the disparate needs of financial advisors so they can best serve their clients. Our multi-brand strategy will recognize that financial advisors that serve different types of clients have different needs and will allow for greater customization of support, which we believe will result in stronger financial advisor recruiting and higher retention. Our multi-brand strategy will be predicated on the concept that financial advisors’ needs reflect the varying circumstances and objectives of their clients. To that end, our independent retail advice platform will maintain the different brands of the acquired businesses, each of which will cater to different segments of financial advisors, and will deliver customizable support capabilities to fulfill their specialized needs. We believe that this level of tailored financial advisor support, combined with the efficiencies we expect will be derived from the significant scale of our platform, will enable our financial advisors to best serve their clients and provide more favorable economics for our financial advisors’ businesses.

Providing expanded access to a broad array of financial products, investment solutions and training will also help our financial advisors to more effectively serve their clients and achieve their financial objectives.

We also believe the share of brokerage commissions and advisory fees our financial advisors will receive will compare favorably to many of our direct peer competitors, and even more so to wirehouses. We believe this attractive economic value proposition will enable us to attract and retain talented financial advisors.

Focus on alternative investments

We intend for our independent retail advice platform and our investment management platform to place an emphasis on alternative investments, including public, liquid mutual funds, an asset class which we believe remains underrepresented in retail investors’ portfolios.

We believe our scale and successful track record in serving the investment needs of mass affluent investors will provide us with an enhanced understanding of the products they demand. Accordingly, we will tailor our product suite and support services in a manner that is intended to best position our financial advisors to meet their clients’ needs.

Positioned for future growth

We believe that the combination of our existing businesses with our independent retail advice platform and our investment management platform into an integrated financial services platform will position our company for further growth and strong performance. In particular, we believe that the combination of Cetera’s substantial growth and improved profitability further underscore the promising outlook for our continued success.

Despite challenging market conditions of recent years, Cetera has achieved significant revenue growth and improved profitability. Its revenue has grown from approximately $580.0 million in 2010 to approximately $1.17 billion in 2013, on a pro forma basis, representing a compound annual growth rate, or CAGR, of 26% on a pro forma basis.

Management experience

We generally expect to retain the senior management, pursuant to employment agreements, of each of the acquired businesses, which also will continue to operate independently under their existing brands. We believe these additions will further strengthen our senior leadership by adding individuals with a deep understanding of their businesses and clients. There can be no assurance, however, that all members of senior management of each of the acquired businesses in fact will remain with us.

Subsequent to the acquisition of Cetera, R. Lawrence Roth was appointed chief executive officer of Cetera and will assume overall executive responsibility of our independent retail advice platform. Mr. Roth previously served as chief executive officer of Realty Capital Securities, our wholesale broker-dealer subsidiary. Subsequent to our acquisition of Cetera, we agreed to a separation agreement with Valerie Brown, the chief executive officer of Cetera, pursuant to which she ceased to be an employee of Cetera. Pursuant to a separate agreement, she will serve as a consultant through September 10, 2014. As chief executive officer, Ms. Brown was a significant contributor to Cetera’s success, and there can be no assurance that Cetera’s performance and our results of operations will not be materially adversely affected by the loss of Ms. Brown.

Emphasis on risk management and controls

We currently operate businesses that are subject to strict regulations, which are designed to protect retail investors. We believe our focus on robust risk management and controls is central to our organization’s culture and our success, and we intend to apply these controls across our independent retail platform. We believe certain of the acquired businesses have strong risk management and compliance controls. The independent broker-dealer subsidiaries of Cetera, and we expect the broker-dealer subsidiaries of other acquired businesses, will separately maintain their own extensive risk management and compliance policies and procedures to cover all aspects of their operations. They will continuously monitor the financial advisors they support and perform rigorous due diligence on the products they distribute, with the goal of compliance with applicable regulations. As our independent retail advice platform continues to develop, we will continue to refine these policies and procedures to extract superior risk management and compliance practices by evaluating “best practices” among all of our independent broker-dealer subsidiaries. Over time, we expect to develop a central mechanism to oversee the risk management procedures of each independent broker-dealer subsidiary.

Significant revenue and operating synergies potential among businesses

We believe our business is well positioned to generate sizable revenue and operating synergies as a result of the completion of the Cetera acquisition and that the completion of the pending acquisitions should result in further revenue growth and operating synergies. In our view, the combination of our capital generation and distribution capabilities, as well as our banking and independent retail advice platform, creates potential synergies that may not be available to many of our peers. We believe our independent retail advice platform, in particular, will allow us to enhance our financial performance in a meaningful way. For instance, because a majority of our financial advisors are expected to clear transactions through a single clearing provider, we anticipate that we will be able to reduce clearing costs by negotiating clearing agreements with that provider for our entire independent retail advice platform. We also believe we will be able to negotiate more advantageous terms with other third-party vendors, as well as increase strategic partner fees (i.e., fees paid by product sponsors for increased opportunities to market to and to educate financial advisors about their products) and registered representative fees.

Similarly, we believe the scale of our business following the completion of the recent and pending acquisitions will allow us to reduce redundancies by combining certain operating processes and corporate functions. While the acquired businesses will continue to operate independently under their existing brands and management, over time we expect to gain efficiencies by combined administrative functions and through the elimination of duplicative processes and other streamlining.

We believe that our ability to deliver a high level of support with favorable financial advisor economics will strengthen financial advisor retention and attract new financial advisors. Members of our management team have substantial experience in addressing and realizing the benefits of synergies through their involvement with other financial services companies with operations similar to those of our independent retail advice platform companies.

Our Financial Model

Currently, our overall financial performance is a function of the results of our wholesale distribution platform and our investment banking, capital markets and transaction management services platform.

Our revenues from our wholesale distribution platform are derived from selling commissions and dealer manager fees from affiliated and non-affiliated fund sponsors for our distribution services, most of which are related to non-traded REITs sponsored by American Realty Capital. Our revenues from our investment banking, capital markets and transaction management services platform consist of fees on the strategic advisory services we provide our clients, which consist of both fees based on time spent in providing the services and fees based on a percentage of transaction value which are contingent on the closing of transactions. Approximately 42% of 2013 investment banking, capital markets and transaction management services fees were project-based and 58% were success-based. These fees were generated primarily through transactions involving direct investment programs or entities that were sponsored or managed by American Realty Capital.

Our overall financial performance is also a function of our revenues from our independent retail advice platform, which we expect will continue to grow following the completion of the pending acquisitions.

Following the completion of the Hatteras acquisition, our overall financial performance also will be a function of our revenues from our investment management platform.

Our revenues from our independent retail advice platform are derived primarily from fees and commissions from products and retail advice offered by our financial advisors to their clients. We will also generate asset-based revenues through the distribution of top products from a broad range of product sponsors.

Our revenues from our investment management platform will be derived from fees earned for the management of assets, primarily based on the market value of assets under management, and ancillary revenue associated with the distribution of funds, initially consisting of the Hatteras funds.

We will not derive revenues from principal trading, which would require additional capital to execute and expose us to potential trading losses, particularly if such trading activities were funded in part with borrowed capital secured by our trading positions.

Source of Growth

Since our initial public offering in June 2013, we have grown rapidly through the successful execution of our growth strategy.

The completion of the recent and pending acquisitions is part of our growth strategy. Our acquisition of Cetera is transformational and should enable our further diversification into high-growth product areas. We believe that completing the pending acquisitions, this offering and the concurrent private offering will further enable us to grow our business by increasing our revenues, enabling us to attract and retain financial advisors for our independent retail advice platform and expanding our ability to pursue strategic transactions.

We will also seek to expand our client base to include unaffiliated third-party sponsors and direct investment programs. We believe that our plans for growth will allow us to increase our revenues and to expand our role with clients as a valued advisor. We intend to continue to grow by:

•	Expanding our relationship with other sponsors of direct investment programs: We believe we have established ourselves as the premier investment bank and wholesale distributor in the direct investment programs market. We plan on leveraging this strength to expand relationships with new direct investment program sponsors and investment companies, as well as by adding to the range of services that we provide. At the same time, we will continue leveraging our relationship with our affiliate, American Realty Capital, a leading sponsor of direct investment programs.
•	Acquiring or developing complementary businesses: We plan to continue to grow our core businesses through both organic and strategic acquisition opportunities. We may selectively pursue acquisitions of businesses or infrastructure complementary to our businesses, including, potentially, registered investment adviser operations, one or more FINRA-member entities or other businesses that we consider synergistic to our overall strategy because we intend to integrate them into our independent retail advice platform, one of our other platforms or otherwise.
•	Attracting and retaining financial advisors by continually strengthening our value proposition: We intend to strengthen our independent retail advice platform and invest in the development of cutting-edge technology to increase productivity, efficiency and gross dealer concessions of our financial advisor base. We believe that attracting and retaining high quality financial advisors is critical to the growth of our independent retail advice platform following the completion of the recent and pending acquisitions. Therefore, we have developed a three-pronged strategy for attracting and retaining financial advisors. First, we will offer technology support, training and education, and expanded product offerings through our independent retail advice platform. Second, we have adopted a stock purchase program for our financial advisors under which financial advisors will be eligible to purchase shares of our Class A common stock and receive warrants which will vest over a period of time. Third, we intend to establish a business development loan program under which we will make loans to financial advisors to help them develop their businesses, which will be forgivable under some circumstances if the financial advisors attain milestones.
•	Maintaining operational independence for our subsidiaries through our multi-brand strategy while adopting best-practices across our multiple platforms: We intend to implement our multi-brand strategy by maintaining multiple independent broker-dealer subsidiaries under separate brands and management. This will enable us to capitalize on the value of their existing brands following their acquisition by us. At the same time, we intend to integrate selected back-office and support systems, thus delivering services to help our financial advisors grow their businesses. Through clearing arrangements with Pershing LLC, or Pershing, a division of Bank of New York Mellon that provides clearing services for the majority of the broker-dealers that will comprise our independent retail advice platform, we believe we can achieve faster integration of newly recruited financial advisors while at the same time providing benefits of scale. We also intend to grow our revenues by exploiting the inherent economies of scale and synergies among our businesses through negotiating favorable terms with vendors.

The Recent and Pending Acquisitions

As part of our plan to expand, diversify and grow our business, we completed the Cetera acquisition on April 29, 2014 and we have entered into agreements to acquire the other acquired businesses. Cetera, First Allied, ICH, J.P. Turner and Summit collectively had over 9,100 financial advisors in 5,881 branch offices across the United States, with approximately $208.3 billion of assets under administration and approximately 1.9 million clients as of March 31, 2014. Collectively, these independent broker-dealers earned approximately $199,000 in gross revenue per financial advisor for the year ended December 31, 2013. We have also entered into an agreement to acquire the assets of Hatteras, a company engaged in sponsoring, managing and distributing alternative investment funds registered as investment companies with the SEC. Our plan to expand and grow our business also includes the exchange transactions.

Cetera and each of the other acquired businesses will continue to operate independently under separate brands and management following the completion of the recent and pending acquisitions, with Cetera, First Allied, ICH, J.P. Turner and Summit comprising our independent retail advice platform and Hatteras comprising our investment management platform.

The following table sets forth certain operating metrics of the acquired businesses that will comprise our independent retail advice platform as of March 31, 2014 (except as otherwise noted).

Brand Platform	Assets under Administration	Financial Advisors	Gross Revenue per Financial Advisor(1) (in thousands)		Clients (in thousands)	Branch Offices
Cetera(2)	$152.0 billion	6,833	$174	(3)	1,325	4,544
First Allied	33.7 billion	1,194	294		419	583
ICH	8.9 billion	452	211		106	340
J.P. Turner	4.3 billion	323	257		46	176
Summit	9.4 billion	324	284		50	238
Total	$208.3 billion	9,126	$199	(4)	1,946	5,881

(1)	For the year ended December 31, 2013.
(2)	The Cetera acquisition was completed on April 29, 2014.
(3)	Based on pro forma 2013 revenues.
(4)	Represents the weighted average.

The Cetera Acquisition

On April 29, 2014, we completed the acquisition of Cetera, the initial component of our independent retail advice platform targeting mass affluent investors. Formed in 2010 through the purchase of three ING Groep N.V. broker-dealers, Cetera is a financial services holding company that provides independent broker-dealer services and investment advisory services through four distinct independent broker-dealer platforms: Cetera Advisors LLC, Cetera Advisor Networks LLC, Cetera Investment Services LLC (d/b/a Cetera Financial Institutions) and Cetera Financial Specialists LLC. With approximately 6,833 financial advisors in 4,544 branch offices across the United States, $152.0 billion in assets under administration and approximately 1,325,000 clients as of March 31, 2014, Cetera is a leading independent broker-dealer. Cetera had approximately $174,000 in gross revenue per financial advisor for the year ended December 31, 2013, on a pro forma basis.

We paid consideration of $1.15 billion in cash, including repayment of $208.5 million of debt of Cetera at closing.

In order to complete the Cetera acquisition, we entered into a series of financing transactions (which we refer to, collectively, as the Cetera financings) with Luxor, Barclays Bank PLC, or Barclays, and Bank of

America, N.A., or Bank of America and other lenders, and entered into certain other agreements related thereto. See “The Recent and Pending Acquisitions — The Cetera Financings.”

The First Allied Acquisition

First Allied is a leading independent broker-dealer with approximately 1,194 financial advisors in 583 branch offices across the United States, $33.7 billion in assets under administration and approximately 419,000 clients as of March 31, 2014. First Allied had approximately $294,000 in gross revenue per financial advisor for the year ended December 31, 2013.

First Allied was acquired by RCAP Holdings through a merger transaction on September 25, 2013 for an effective cost of $177.0 million, consisting of $145.0 million in merger consideration (including exchangeable notes issued by RCAP Holdings, which we refer to as the First Allied notes, in the initial aggregate principal amount of $26.0 million) paid to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied, which we refer to as the First Allied indebtedness, outstanding immediately following consummation of the merger.

To finance part of the cash merger consideration paid pursuant to the original First Allied merger agreement, $40.0 million was borrowed by RCAP Holdings from Bank of America, which we refer to as the Original FA Acquisition Indebtedness, which was secured by a pledge of substantially all the assets and equity interests owned by RCAP Holdings (including shares of our Class A common stock and Class B common stock held by RCAP Holdings), American Realty Capital and certain subsidiaries of American Realty Capital.

On April 3, 2014, we entered into the First Allied contribution agreement pursuant to which RCAP Holdings will contribute all its equity interests in First Allied to us. As consideration for this contribution, 11,264,929 shares of our Class A common stock are issuable to RCAP Holdings. The number of shares to be issued as consideration was determined based on a value of $207.5 million for the equity of First Allied and the volume weighted average price, or VWAP, of our Class A common stock on January 15, 2014, the day prior to the announcement of the Cetera merger agreement. The value of $207.5 million for the equity of First Allied established by our board of directors in January 2014 was determined as the effective cost to RCAP Holdings for First Allied of $177.0 million (consisting of $145.0 million in merger consideration (including the First Allied notes) paid by RCAP Holdings to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger), minus indebtedness (net of cash) of First Allied of $7.0 million plus a carrying cost of $37.5 million. The value of the shares of Class A common stock to be issued by us as consideration in the First Allied acquisition is $228.1 million, based on the public offering price per share. Accordingly, the effective cost to us for the First Allied acquisition will be $261.5 million (including $33.4 million of First Allied indebtedness and assuming a closing price for our Class A common stock of the public offering price per share on the date of consummation of the contribution), which is $84.5 million more than the effective cost to RCAP Holdings for First Allied in September 2013 under the terms of the original First Allied merger agreement.

In addition, immediately following consummation of the contribution, $33.4 million of First Allied indebtedness (which we expect will be repaid with the proceeds from this offering and the concurrent private offering, provided the First Allied acquisition has occurred) is expected to be outstanding. The First Allied indebtedness is on the same terms now as it was immediately following the closing of the acquisition of First Allied by RCAP Holdings under the original First Allied merger agreement. Under the terms of the bank facilities we entered into in connection with the closing of the Cetera financings on April 29, 2014, it is an event of default if the outstanding First Allied indebtedness is not repaid by July 28, 2014. Following repayment of the outstanding First Allied indebtedness, our obligations under the bank facilities also will be guaranteed, subject to certain exceptions, by First Allied and each of First Allied’s direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers.

The Hatteras Acquisition

Hatteras is a private company that is the sponsor of, investment advisor to and distributor for the Hatteras Funds complex, a family of alternative investment funds registered as investment companies with the SEC. Hatteras had approximately $2.7 billion in assets under management and a product portfolio that includes seven open-end mutual funds and one closed-end fund as of March 31, 2014.

On October 1, 2013, we entered into the Hatteras purchase agreement with Hatteras. Pursuant to the terms and subject to the conditions set forth in the Hatteras purchase agreement, a wholly owned subsidiary of ours will purchase substantially all the assets related to the business and operations of Hatteras and assume certain liabilities of Hatteras.

We will pay aggregate estimated consideration of $40.0 million in cash, subject to certain adjustments, and earn-out payments in 2016 and 2018 based on Hatteras’ pre-tax net income.

The ICH Acquisition

ICH is a public company with its common stock listed on the NYSE MKT (formerly the American Stock Exchange) under the symbol “ICH” that provides broker-dealer services to investors in support of trading and investment in securities, alternative investments and variable annuities as well as investment advisory and asset management services. ICH had approximately 452 financial advisors in 340 branch offices across the United States with a concentration in the northeast, $8.9 billion in assets under administration and approximately 106,000 clients as of March 31, 2014. ICH had approximately $211,000 in gross revenue per financial advisor for the year ended December 31, 2013.

On October 27, 2013, we entered into the ICH merger agreement with ICH. Pursuant to the terms and subject to the conditions set forth in the ICH merger agreement, as amended, ICH will merge with and into a wholly owned subsidiary of ours, with our subsidiary surviving the merger with the same corporate name as ICH.

We will pay aggregate estimated consideration of $52.5 million, of which no more than 60% will be in cash and no less than 40% will be in shares of our Class A common stock, subject to the election of holders of ICH common stock to receive either cash or stock.

The J.P. Turner Acquisition

J.P. Turner is a retail broker-dealer and investment adviser with approximately 323 financial advisors in 176 branch offices across the United States with a concentration in the southeast, $4.3 billion in assets under administration and approximately 50,000 clients as of March 31, 2014. J.P. Turner had approximately $257,000 in gross revenue per financial advisor for the year ended December 31, 2013. J.P. Turner also offers a variety of other investment services, including investment banking.

On January 16, 2014, we entered into the J.P. Turner purchase agreement with J.P. Turner. Pursuant to the terms and subject to the conditions set forth in the J.P. Turner purchase agreement, a wholly owned subsidiary of ours will purchase all outstanding membership interests in J.P. Turner held by the sellers.

We will pay aggregate estimated consideration of $27.0 million, which will be 70% in cash and 30% in shares of our Class A common stock, subject to certain adjustments and earn-outs.

The Summit Acquisition

Summit is a public company with its common stock traded on the over-the-counter market under the symbol “SFNS” that had approximately 324 financial advisors providing securities brokerage and investment retail advice in 238 branch office across the United States with concentration in the southeast, $9.4 billion in assets under administration and approximately 50,000 clients as of March 31, 2014. Summit had approximately $284,000 in gross revenue per financial advisor for the year ended December 31, 2013.

On November 16, 2013, we entered into the Summit merger agreement with Summit. Pursuant to the terms and subject to the conditions set forth in the Summit merger agreement, as amended, a wholly owned subsidiary of ours will merge with and into Summit with Summit surviving the merger as our subsidiary.

We will pay aggregate estimated consideration of $49.0 million, of which approximately 80% will be in cash and approximately 20% will be in shares of our Class A common stock.

The StratCap Acquisition

StratCap, through its subsidiaries is a wholesale distributor of alternative investment programs. StratCap’s subsidiaries distribute a platform consisting of two non-traded REITs, a non-traded BDC, a public non-traded limited liability company and a non-traded corporation making energy investments. StratCap also co-sponsors and holds minority interests in programs that it distributes.

StratCap is expected to operate under its own brand and management on a stand-alone basis alongside our existing wholesale platform, further diversifying our revenue stream and product offerings. StratCap had $698.2 million of equity capital raised by direct investment programs distributed by it in 2013 and $399.1 million of equity capital raised in the three months ended March 31, 2014, ranking 6th and 4th, respectively in sales of equity capital raised by direct investment programs distributed by it during those periods. During the year ended December 31, 2013 and the three months ended March 31, 2014, StratCap had a 2.8% and 7.1% market share based on equity capital raised by all direct investment programs, ranking 6th and 4th, respectively, according to Stanger.

On May 19, 2014, we entered into the StratCap acquisition agreement pursuant to which we will purchase from the holders of the membership interests all outstanding membership interests of StratCap.

Pursuant to the StratCap acquisition agreement, we will pay $60 million in cash at closing, subject to certain adjustments, $10 million in stock at closing, $10 million in cash 90 days after the closing and earn-out payments.

RCS Capital Management

We are externally advised by RCS Capital Management, pursuant to the terms of a services agreement under which RCS Capital Management provides strategic planning and consulting services to assist us and our operating subsidiaries in implementing our business strategies, subject to oversight, directly or indirectly, by our board of directors. Such services may include advice concerning the performance of administrative functions, executive and administrative personnel, office space and office services, monitoring operating performance and assisting with tax filings and claims handling; provided, however, that RCS Capital Management may not provide any services for which registration as a broker-dealer, investment adviser or investment company would be required. RCS Capital Management has also agreed to provide us (but not our operating subsidiaries or RCS Holdings) with a management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, who shall devote such of their time to us as necessary and appropriate, commensurate with the level of our activity from time to time. RCS Capital Management is at all times subject to the supervision and oversight of our board of directors.

The initial term of the services agreement expires on June 10, 2033. During the initial term, we, together with RCS Holdings, may terminate the services agreement only for cause.

RCS Capital Management provides these services in exchange for a quarterly fee, an incentive fee and performance-based awards, summarized below:

Type	Description
Quarterly Fee	We and RCS Holdings pay RCS Capital Management an aggregate quarterly fee in an amount (if such amount is a positive number) equal to 10% of our pre-tax income (not including the quarterly fee) calculated in conformity with accounting principles generally accepted in the United States, or GAAP.
Quarterly fees were $0.7 million, $1.3 million, $4.0 million and $1.8 million for the period from the closing of our initial public offering on June 10, 2013 to June 30, 2013, the quarter ended September 30, 2013, the quarter ended December 31, 2013 and the quarter ended March 31, 2014, respectively.

Type	Description
Incentive Fee	We and RCS Holdings pay RCS Capital Management an incentive fee, as described in more detail under “RCS Capital Management and American Realty Capital — Services Agreement — Quarterly and Incentive Fees,” calculated and payable quarterly in arrears, that is based on our Core Earnings (a non-GAAP measure) which is defined as our after-tax GAAP net income (loss), before the incentive fee plus non-cash equity compensation expense, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss) and one-time events pursuant to changes in GAAP and the weighted average issue price per share (or deemed price per share) of our Class A common stock of all of our cash and non-cash issuances of Class A common stock from and after June 5, 2013. No incentive fee is payable with respect to any calendar quarter unless our cash flows for the 12 most recently completed calendar quarters is greater than zero.
Incentive fees were $0.02 million, $0.1 million, $0.2 million and $0.0 million for the period from the closing of our initial public offering on June 10, 2013 to June 30, 2013, the quarter ended September 30, 2013, the quarter ended December 31, 2013 and the quarter ended March 31, 2014, respectively.
Performance-based Awards	Under the 2013 Manager Multi-Year Outperformance Agreement, or the OPP, RCS Capital Management has been issued LTIP Units, which represent units of equity ownership in RCS Holdings that are structured as profits interest therein. In connection with the acquisition by Luxor of an interest in RCS Capital Management, the OPP was amended to provide that the first valuation date under the OPP would be April 28, 2014 and that any LTIP Units not earned as of such date would be forfeited. As a result, 310,947 LTIP Units were earned as of April 28, 2014 and 1,014,053 LTIP Units were forfeited. No additional LTIP Units may be earned under the OPP. The earned LTIP Units must be vested for at least 30 days in accordance with the terms of the OPP and achieve economic equivalence to Class A and Class C Units in RCS Holdings before they automatically convert into Class C Units of RCS Holdings, which are exchangeable for shares of our Class A common stock. We may grant new LTIP Units to RCS Capital Management in the future. See “Management — 2013 Manager Multi-Year Outperformance Agreement.”

The Exchange Transactions

The exchange transactions were effected on February 11, 2014, as part of our overall plan of growth of our business through the recent and pending acquisitions, this offering, the concurrent private offering and the Cetera financings. The exchange transactions simplified our capital structure, and we believe that making our ownership structure more straightforward and more understandable benefits our stockholders and enhances our ability to obtain financing in the future.

Prior to completion of the exchange transactions, each of Realty Capital Securities, RCS Advisory and ANST had Class A Units and Class B Units outstanding (in addition to LTIP Units). RCAP Holdings owned 100% of the Class B Units. The Class B Units owned by RCAP Holdings had none of the voting rights and an aggregate of 90.6% of the economic rights in Realty Capital Securities, RCS Advisory and ANST. We owned 100% of the Class A Units. The Class A Units had all of the voting rights and 9.4% of the economic rights in Realty Capital Securities, RCS Advisory and ANST.

As part of the exchange transactions, pursuant to our exchange agreement with RCAP Holdings, RCAP Holdings exchanged all of its shares of Class B common stock in us and Class B Units except for one share of Class B common stock and one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST for a total of 23,999,999 shares of Class A common stock. As a result, RCAP Holdings continues to have none of the voting rights in Realty Capital Securities, RCS Advisory and ANST and retains a de minimis amount of the economic rights. Moreover, under our certificate of incorporation, RCAP Holdings, as the holder of one share of Class B common stock, has one vote more than 50% of the voting rights of our company, and thereby controls our company. Class B common stock continues to have no economic rights.

In addition, also as part of the exchange transactions, (a) all other interests in Realty Capital Securities, RCS Advisory and ANST were contributed by RCAP Holdings to RCS Holdings, an intermediate holding company we formed on February 10, 2014, and (b) LTIP Units held by RCS Capital Management in Realty Capital Securities, RCS Advisory and ANST were effectively exchanged for LTIP Units in RCS Holdings. See “Our Structure and the Exchange Transactions — The Exchange Transactions.” On April 28, 2014, in connection with the acquisition by Luxor of an interest in RCS Capital Management, the OPP was amended which resulted in RCS Capital Management earning 310,947 LTIP Units and forfeiting 1,014,053 LTIP Units under the OPP. Immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed all 310,947 earned LTIP Units to its then current members, each of whom then became a member of RCS Holdings. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Membership Interest in RCS Capital Management.” As a result, RCS Holdings is wholly owned by us (except for the 310,947 earned LTIP Units held by the members of RCAP Holdings), and all of our interests in Realty Capital Securities, RCS Advisory and ANST are owned by RCS Holdings.

All of our interests in Cetera and the other acquired businesses will also be owned, directly or indirectly, by RCS Holdings following the completion of the recent and pending acquisitions.

Following receipt of stockholder consent, we intend to amend our certificate of incorporation and the exchange agreement to permit RCAP Holdings to continue to hold one share of our Class B common stock without holding any Class B Units. Following this amendment, we expect that the remaining Class B Units owned by RCAP Holdings will be cancelled and 100% of the voting and economic interests in Realty Capital Securities, RCS Advisory and ANST will be held by RCS Holdings through its ownership of the Class A Units.

Luxor, RCAP Holdings and the members of RCAP Holdings have agreed to use their reasonable best efforts to cause the rights of our Class B common stock to be amended to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash, but we are prohibited from doing so by the restricted payments covenant contained in the bank facilities currently in effect. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock, and it would be for the following amounts: (i) $50.0 million, if at the time of election the closing price of our Class A common stock is equal to or less than $30 per share; or (ii) $50.0 million plus a prorated incremental amount, if at the time of election, the closing price of our Class A common stock is greater than $30 per share. If we elect to exercise this redemption right, RCAP Holdings will no longer have the ability to control us by virtue of its ownership of the sole outstanding share of our Class B common stock. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Corporate reorganization.”

Our Structure

The diagram below depicts our current organizational structure.

(1)	The members of RCAP Holdings, LLC (Nicholas S. Schorsch, Shelley D. Schorsch, William M. Kahane, Peter M. Budko, Edward M. Weil, Jr. and Brian S. Block) are also members of AR Capital, LLC, RCS Capital Management, LLC, RCAP Equity, LLC and RCS Capital Holdings, LLC. Control of all of these entities is exclusively vested in Messrs. Schorsch and Kahane.
(2)	Class A common stock is entitled to one vote per share, and there were 28,740,986 shares outstanding as of the date of this prospectus.
(3)	The sole outstanding share of our Class B common stock is entitled to one vote more than 50% of the voting rights of RCS Capital Corporation. Luxor, RCAP Holdings and the members of RCAP Holdings, LLC have agreed to use their reasonable best efforts to cause the rights of our Class B common stock to be amended to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash, but we are prohibited from doing so by the restricted payments covenant contained in the bank facilities currently in effect. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings —Other Agreements with Luxor — Corporate reorganization.”
(4)	Assuming the issuance of all 20,675,078 shares of our Class A common stock issuable upon conversion at the conversion rate applicable as of the date of this prospectus to all of the convertible preferred stock and all of the convertible notes held by Luxor and issuable upon exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management, Luxor would control 21.30% of our combined voting power and Messrs. Schorsch and Kahane, through their control of RCAP Holdings, LLC, RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, would control 74.36% of our combined voting power.

(5)	Luxor’s ownership of 23.5% of the membership interests of RCS Capital Management, LLC is subject to a call right for RCS Capital Corporation, and a put right for Luxor. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Membership Interest in RCS Capital Management.”
(6)	The members of RCAP Holdings also own 310,947 earned LTIP Units representing units of equity ownership in RCS Capital Holdings, LLC issued under the OPP. See “Management — 2013 Manager Multi-Year Outperformance Agreement.”
(7)	RCS Capital Holdings, LLC was formed by RCS Capital Corporation on February 10, 2014 to own its operating subsidiaries and any of our other subsidiaries as an intermediate holding company.
(8)	Does not include one Class B Unit owned by RCAP Holdings, LLC in each of Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC. Class B Units confer de minimis economic rights and no voting rights. Following receipt of stockholder consent, RCS Capital Corporation intends to amend its certificate of incorporation and the exchange agreement to permit RCAP Holdings, LLC to continue to hold one share of Class B common stock without holding any Class B Units. Following this amendment, we expect that the remaining Class B Units will be cancelled and 100% of the voting and economic interests in Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC will be held by RCS Capital Holdings, LLC through its ownership of the Class A Units.
(9)	Subsidiaries of Cetera Financial Holdings, Inc. currently include Cetera Advisor Networks LLC, Cetera Advisors LLC, which is a SEC-registered investment adviser and a FINRA member, Cetera Financial Specialists LLC and Cetera Investment Services LLC (d/b/a Cetera Financial Institutions), which are FINRA members, and Cetera Investment Advisers LLC and Cetera Investment Management LLC, which are SEC-registered investment advisers.
(10)	All of the equity interests of First Allied Holdings Inc. currently are owned by RCAP Holdings, LLC. Following the completion of the First Allied acquisition, such equity interests will be owned by RCS Capital Corporation.
(11)	See “Relationships and Related Party Transactions — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital.”
(12)	Includes 20,000 shares of Class A common stock held directly by Nicholas S. Schorsch.

The diagram below depicts our organizational structure after giving effect to this offering, the concurrent private offering and the completion of the pending acquisitions.

(1)	The members of RCAP Holdings, LLC (Nicholas S. Schorsch, Shelley D. Schorsch, William M. Kahane, Peter M. Budko, Edward M. Weil, Jr. and Brian S. Block) are also members of AR Capital, LLC, RCS Capital Management, LLC, RCAP Equity, LLC and RCS Capital Holdings, LLC. Control of all of these entities is exclusively vested in Messrs. Schorsch and Kahane.
(2)	Class A common stock is entitled to one vote per share. The number of shares of Class A common stock shown as outstanding, and the relative economic rights and voting power of public stockholders and RCAP Holdings, LLC, reflects the assumption that 34,988,880 shares of Class A common stock will be issued in connection with this offering, the concurrent private offering and the pending acquisitions. See “Capitalization.”
(3)	The sole outstanding share of our Class B common stock is entitled to one vote more than 50% of the voting rights of RCS Capital Corporation. Luxor, RCAP Holdings and the members of RCAP Holdings, LLC have agreed to use their reasonable best efforts to cause the rights of our Class B common stock to be amended to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash, but we are prohibited from doing so by the restricted payments covenant contained in the bank facilities currently in effect. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings —Other Agreements with Luxor — Corporate reorganization.”
(4)	Includes 2,469,136 shares of Class A common stock to be purchased in the concurrent private offering. Does not include an estimated 21,450,568 shares of our Class A common stock issuable upon conversion at the conversion rate applicable as of the date of this prospectus to all of the convertible preferred stock and all of the convertible notes issued to Luxor as part of the Cetera financings and issuable upon exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management. Assuming the issuance of all such shares of our Class A common stock, Luxor would control 14.26% of our combined voting power.
(5)	Luxor’s membership interest in RCS Capital Management will be reduced from the current level of 23.5% to 19.81% following completion of this offering. Luxor’s ownership of the membership interests of RCS Capital Management, LLC is subject to a call right for RCS Capital Corporation, and a put right for Luxor. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor —Membership Interest in RCS Capital Management.”

(6)	RCS Capital Holdings, LLC was formed by RCS Capital Corporation on February 10, 2014 to own its subsidiaries as an intermediate holding company.
(7)	Realty Capital Securities, LLC is also an underwriter in this offering. See “Underwriting (Conflicts of Interest).” Realty Capital Securities, LLC is also currently an operating subsidiary of RCS Capital Corporation and a FINRA member.
(8)	Subsidiaries of First Allied Holdings Inc. currently include First Allied Securities, Inc., which is a FINRA member and a SEC-registered investment adviser, First Allied Advisory Services, Inc. and First Allied Asset Management, Inc., which are SEC-registered investment advisers, and Legend Group Holdings, LLC. Subsidiaries of Legend Group Holdings, LLC currently include Legend Advisory Corporation, which is a SEC-registered investment adviser, and Legend Equities Corporation, which is a FINRA member and a licensed insurance agency.
(9)	Subsidiaries of Summit Financial Services Group, Inc. currently include Summit Brokerage Services, Inc., which is a FINRA member, Summit Financial Group, Inc., which is a SEC-registered investment adviser, and SBS Insurance Agency of Florida, Inc., which is a licensed insurance agency.
(10)	Investors Capital Holdings, LLC is the name of the entity that will survive the ICH acquisition. Subsidiaries of Investors Capital Holdings, Ltd. currently include Investors Capital Corporation, which is a FINRA member and a SEC-registered investment adviser, Advisor Direct, Inc., which is a FINRA member, and ICC Insurance Agency, Inc., which is a licensed insurance agency.
(11)	The subsidiary of RCS Capital Corporation formed to acquire the Hatteras Funds Group will do business as Hatteras Funds, LLC. The Hatteras Funds Group currently includes Hatteras Capital Distributors LLC, which is a FINRA member, and Hatteras Investment Partners, which is a SEC-registered investment adviser.
(12)	Subsidiaries of Cetera Financial Holdings, Inc. currently include Cetera Advisor Networks LLC, Cetera Advisors LLC, which is a SEC-registered investment adviser and a FINRA member, Cetera Financial Specialists LLC and Cetera Investment Services LLC (d/b/a Cetera Financial Institutions), which are FINRA members, and Cetera Investment Advisers LLC and Cetera Investment Management LLC, which are SEC-registered investment advisers. Cetera Financial Holdings, Inc. is currently an operating subsidiary of RCS Capital Corporation.
(13)	The subsidiary of RCS Capital Corporation formed to acquire J.P. Turner & Company, LLC, which is a FINRA member, and J.P. Turner & Company Capital Management, LLC, which is a SEC-registered investment adviser, will do business as J.P. Turner & Company, LLC. J.P. Turner & Company, LLC is also an underwriter in this offering. See “Underwriting (Conflicts of Interest).”
(14)	RCS Advisory Services, LLC is currently an operating subsidiary of RCS Capital Corporation.
(15)	American National Stock Transfer, LLC is currently an operating subsidiary of RCS Capital Corporation and a SEC-registered transfer agent.
(16)	The subsidiaries of Validus/Strategic Capital Partners, LLC include SC Distributors, LLC, which is a FINRA member.
(17)	The members of RCAP Holdings, LLC also own 310,947 earned LTIP Units representing units of equity ownership in RCS Capital Holdings, LLC issued under the OPP. See “Management — 2013 Manager Multi-Year Outperformance Agreement.”
(18)	Does not include one Class B Unit owned by RCAP Holdings, LLC in each of Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC. Class B Units confer de minimis economic rights and no voting rights. Following receipt of stockholder consent, RCS Capital Corporation intends to amend its certificate of incorporation and the exchange agreement to permit RCAP Holdings, LLC to continue to hold one share of Class B common stock without holding any Class B Units. Following this amendment, we expect that the remaining Class B Units will be cancelled and 100% of the voting and economic interests in Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC will be held by RCS Capital Holdings, LLC through its ownership of the Class A Units.
(19)	See “Relationships and Related Party Transactions—The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital.”
(20)	Includes 20,000 shares of Class A common stock held directly by Nicholas S. Schorsch.

RCAP Holdings’ Voting Rights and Our Status as a Controlled Company

After giving effect to this offering (including shares of our Class A common stock sold by RCAP Holdings as the selling stockholder) and the concurrent private offering, Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, will control 68.99% of the combined voting power of our outstanding capital stock, consisting of the sole outstanding share of our Class B common stock and 19,071,499 shares of our Class A common stock.

After giving effect to the completion of the recent and pending acquisitions, which include the issuance of 11,264,929 shares of our Class A common stock to RCAP Holdings as consideration in the First Allied acquisition and the estimated issuance of 2,254,815 shares of our Class A common stock (based on the public offering price per share to pay consideration in the ICH acquisition, the J.P. Turner acquisition, the Summit acquisition and the StratCap acquisition, Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, will control 91.81% of the combined voting power of our outstanding capital stock, consisting of the sole outstanding share of our Class B common stock and 35,336,428 shares of our Class A common stock.

After giving effect to this offering (including shares of our Class A common stock sold by RCAP Holdings as the selling stockholder), the concurrent private offering and the completion of the recent and pending acquisitions (including the issuances of shares of our Class A common stock to pay consideration as calculated above), Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, will control 73.80% of the combined voting power of our outstanding capital stock, consisting of the sole outstanding share of our Class B common stock and 30,336,428 shares of our Class A common stock.

As a result of its ownership of the sole outstanding share of our Class B common stock, RCAP Holdings has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors, as well as the overall management and direction of our company.

Because RCAP Holdings controls, and will continue to control following completion of this offering, the concurrent private offering and the recent and pending acquisitions, a majority of our outstanding voting power, we are, and will continue to be, a “controlled company” under the corporate governance rules for NYSE-listed companies. Therefore, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function and to have the full board of directors be directly responsible for compensation matters and for nominating members of our board.

Our board of directors consists of nine members, four of whom are independent directors.

The sole outstanding share of Class B common stock may be redeemed by our company under certain circumstances. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings —  Other Agreements with Luxor — Corporate reorganization.” If we were able to redeem the sole outstanding share of our Class B common stock and after giving effect to the recent and pending acquisitions, this offering and the concurrent private offering, Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, would own 47.60% of the Class A common stock and our company would no longer qualify as a controlled company.

Our Corporate Information

As of March 31, 2014, our operating subsidiaries had 286 full-time employees, all of whom are compensated by the respective operating subsidiary that employs them. Following the consummation of the Cetera acquisition and assuming the consummation of the pending acquisitions, we anticipate that our operating subsidiaries will have approximately 1,800 full-time employees.

Our headquarters is located at 405 Park Avenue, New York, New York 10022. Our main office telephone number is (866) 904-2988. We maintain a website at www.rcscapital.com. The information on our website is not part of this prospectus. We were incorporated on December 27, 2012 in Delaware as 405 Holding Corporation, and our name changed to RCS Capital Corporation on February 19, 2013.

The Offering

Class A common stock we are offering
19,000,000 shares of Class A common stock.
Class A common stock the selling stockholder is offering
5,000,000 shares of Class A common stock.
Class A common stock offered in the concurrent private offering
2,469,136 shares of our Class A common stock. Concurrently with the closing of this offering, we expect to complete a private offering to Luxor at the public offering price per share. Luxor has agreed to purchase these shares in the concurrent private offering pursuant to the Cetera financings. See “The Recent and Pending Acquisitions — The Cetera Financings.”
Class A common stock to be outstanding immediately after this offering and the concurrent private offering
50,210,122 shares of Class A common stock (not including 21,048,829 shares of Class A common stock issuable upon conversion of convertible notes and convertible preferred stock issued to Luxor in connection with the Cetera financings and upon exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management).
Class A common stock to be outstanding immediately after this offering, the concurrent private offering and the First Allied acquisition
61,475,051 shares of Class A common stock (not including 21,383,566 shares of Class A common stock issuable upon conversion of convertible notes and convertible preferred stock issued to Luxor in connection with the Cetera financings and upon exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management).
Class A common stock to be outstanding immediately after this offering and the concurrent private offering, assuming the completion of the pending acquisitions
63,729,866 shares of Class A common stock (not including 21,450,568 shares of Class A common stock issuable upon conversion of convertible notes and convertible preferred stock issued to Luxor in connection with the Cetera financings and upon exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management).
Class B common stock to be outstanding immediately after this offering and the concurrent private offering
One share of Class B common stock. Shares of our Class B common stock have voting but no economic rights (including no rights to dividends and distributions upon liquidation).
Voting rights
One vote per share of Class A common stock. Our certificate of incorporation provides that so long as any shares of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control us. RCAP Holdings owns one share of Class B common stock, which is all of the shares of Class B common stock outstanding. Holders of our Class A common stock and Class B common stock generally vote together as a single class, unless otherwise required by law.
Following this offering and the concurrent private offering, Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, will control 71.19% of the voting power of our outstanding capital stock. As a result of its ownership of the sole outstanding share of our Class B common stock, RCAP Holdings has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors. See “Description of Capital Stock.”

Voting rights and ownership of our Class A common stock by RCAP Holdings, RCAP Equity, LLC and Nicholas S. Schorsch		Shares	% of outstanding Class A common stock	% of combined voting power
	Class A common stock held by RCAP Holdings, RCAP Equity, LLC and Nicholas S. Schorsch immediately prior to this offering and the concurrent private offering	24,071,499	83.75%	91.88%
	Class A common stock held by RCAP Holdings, RCAP Equity, LLC and Nicholas S. Schorsch immediately following this offering and the concurrent private offering	19,071,499	37.98%	68.99%
	Class A common stock held by RCAP Holdings, RCAP Equity, LLC and Nicholas S. Schorsch following this offering, the concurrent private offering and the First Allied acquisition	30,336,428	49.35%	74.67%
Over-allotment option
We and the selling stockholder have granted to the underwriters an option to purchase up to 3,600,000 additional shares of Class A common stock from us at the public offering price (less underwriting discounts and commissions) to cover over-allotments, if any, for a period of 30 days from the date of this prospectus.
Use of proceeds
We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $357.7 million, or approximately $426.2 million if the underwriters exercise their option to purchase additional shares of Class A common stock in full, in each case after deducting the underwriting discounts and estimated expenses payable by us. We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholder in this offering. We estimate that the net proceeds from the sale of shares of our Class A common stock by us in the concurrent private offering will be approximately $50.0 million.
We intend to use the net proceeds from this offering and the concurrent private offering: (i) to fund approximately $184.8 million of cash consideration and other costs required to complete the pending acquisitions; (ii) to deposit $26.3 million in the special escrow as required by the bank facilities, which amount can be drawn on to repay the First Allied notes issued by RCAP Holdings; (iii) to pay certain fees payable to Luxor consisting of approximately $17.7 million in connection with the issuance of the convertible notes and convertible preferred stock and approximately $2.3 million in connection with the Class A common stock to be issued in the concurrent private offering; (iv) to pay $33.4 million in outstanding First Allied indebtedness, provided the First Allied acquisition has occurred; and (v) for general corporate purposes, including other acquisitions. This offering is not conditioned upon the closing of the pending acquisitions. See “Risk Factors — Risks Related to the Recent and Pending Acquisitions.”
Dividend policy
At the present time, we do not expect to continue paying quarterly dividends. Effective as of April 29, 2014, we and our subsidiaries are prohibited, subject to limited exceptions, from paying dividends by negative covenants that are contained in agreements we entered into in connection with the Cetera financings. See “Dividend Policy and Dividends.”
The declaration and payment of all future dividends, if any, will be at the sole discretion of our board of directors and may be discontinued at any time. In determining the amount of any future dividends, our board of directors will take into account any legal or contractual limitations, our actual and anticipated future earnings, cash flow, debt service and capital requirements and the amount of distributions to us from our operating subsidiaries.
Conflicts of interest
Realty Capital Securities, LLC, an underwriter in this offering, is our subsidiary. J.P. Turner & Company, LLC, an underwriter in this offering, is expected to be acquired with the proceeds of the offering and will become our affiliate. As a result, a “conflict of interest” is deemed to exist under FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are primarily responsible for managing this offering, and meeting the requirements of FINRA Rule 5121(a)(1)(A). Accordingly, the appointment of a “qualified independent underwriter” is not required pursuant to FINRA Rule 5121(a)(2). In addition, pursuant to FINRA Rule 5121, neither Realty Capital Securities, LLC nor J.P. Turner & Company, LLC will confirm sales to accounts in which it exercises discretionary authority without the prior written consent of the customer. See “Underwriting (Conflicts of Interest).”
Risk factors
The “Risk Factors” section beginning on page 29 of this prospectus contain a discussion of risks that you should carefully consider before deciding to invest in shares of our Class A common stock.
NYSE symbol
“RCAP”

Presentation of Information in This Prospectus

Unless otherwise indicated in this prospectus, all information in this prospectus (other than historical financial information) assumes (i) the closing of this offering and the concurrent private offering, and (ii) no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

Summary Selected Historical and Pro Forma Consolidated Financial Data

Presented below is the selected consolidated financial data of our company and our operating subsidiaries as of and for the periods indicated. The following selected financial data of our company and our operating subsidiaries should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus. The selected operating data for the quarters ended March 31, 2014, and March 31, 2013 and the selected statement of financial condition data as of March 31, 2014 have been derived from unaudited financial statements of our company included elsewhere in this prospectus. The selected statement of financial condition data as of March 31, 2013 has been derived from unaudited financial statements of our company not included in this prospectus. The selected operating data for the years ended December 31, 2013, 2012 and 2011 and the selected statement of financial condition data as of December 31, 2013 and 2012 have been derived from the audited financial statements of our company included elsewhere in this prospectus. The selected operating data for the years ended December 31, 2010 and 2009, and the selected statement of financial condition data as of December 31, 2011, 2010 and 2009, have been derived from audited financial statements of Realty Capital Securities that are not included in this prospectus. For periods prior to and including December 31, 2012, we provide data solely for Realty Capital Securities because it was the only one of our operating subsidiaries that was in operation as of and prior to December 31, 2012.

($ in thousands, except per share data)	Historical
	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Selected Operating Data:
Revenue	$187,205	$218,631	$886,495	$287,497	$174,729	$114,131	$28,219
Operating expenses	171,305	191,884	785,943	280,085	170,987	116,513	32,230
Provision for income taxes(1)	3,244	—	2,202	—	—	—	—
Net income (loss)	$12,656	$26,747	$98,350	$7,412	$3,742	$(2,382)	$(4,011)
Statement of Financial Condition Data:
Cash	$100,421	$43,749	$45,744	$12,683	$3,941	$4,157	$1,730
Total assets	146,370	62,444	111,127	16,211	5,406	7,491	5,089
Total liabilities	47,570	30,621	31,601	10,485	2,538	4,324	1,763
Total stockholders’ equity	91,158	31,824	44,856	5,726	2,868	3,167	3,326
Non-controlling interest	7,642	—	34,670	—	—	—	—
Other Data:
Direct investment program equity capital raised(2)	$1,583,200	$2,378,300	$8,629,800	$2,952,061	$1,765,125	$1,147,912	$284,438
Basic and diluted earnings per share of Class A common stock	0.22	—	1.04	—	—	—	—
Cash dividends declared per share of Class A common stock	0.18	—	0.54	—	—	—	—

(1)	During the years ended December 31, 2012, 2011, 2010 and 2009, Realty Capital Securities was the only one of our operating subsidiaries that was in operation. As a limited liability company it was not subject to income taxes, accordingly, Realty Capital Securities did not record income tax expense (benefit).
(2)	Equity capital raised represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers and registered investment advisors with whom Realty Capital Securities had a dealer manager relationship.

Presented below is the selected consolidated financial data of our company on a pro forma basis following the completion of the pending acquisitions, this offering and the concurrent private offering (assuming net proceeds of $407.7 million from this offering and the concurrent private offering) as of and for the period indicated (in thousands).

	Pro Forma
	Three Months Ended March 31, 2014	Year Ended December 31, 2013
	(unaudited)	(unaudited)
Selected Operating Data:
Revenue	676,487	$2,642,869
Operating expenses	681,416	2,676,570
Provision for income taxes	—	—
Net income (loss)	$(4,929)	$(33,701)
Statement of Financial Condition Data:
Cash	$310,941
Total assets	2,640,059
Total liabilities	1,713,798
Total equity	918,619

RISK FACTORS

You should carefully consider each of the risks described below, together with all the other information contained in this prospectus, before deciding to invest in shares of our Class A common stock. If any of the following risks develop into actual events, our business, financial condition or results of operations could be negatively affected, the market price of your shares could decline and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Recent and Pending Acquisitions

The pending acquisitions are subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all.

Completion of each of the pending acquisitions is conditioned on certain closing conditions specific to each pending acquisition, which include, among other things, as set forth in the applicable acquisition agreement, FINRA having approved an application under FINRA (NASD) Rule 1017, or Rule 1017, for a change in the indirect ownership of the acquired businesses’ broker-dealer subsidiaries, with respect to the StratCap acquisition, and the stockholders of ICH and Summit having approved the ICH acquisition and the Summit acquisition, and other customary closing conditions. Also, each of the parties to any of the agreements related to the pending acquisitions have termination rights if the transactions have not been completed by a specified date, during 2014.

If the pending acquisitions are not completed on a timely basis, or at all, our business could be adversely affected, and we will be subject to a number of risks, including the following:

•	we may be required to pay termination fees or reimburse expenses if certain of the merger agreements are terminated under specified circumstances, as described in the merger agreements;
•	time and resources committed by our management to matters relating to the pending acquisitions (including integration planning) could otherwise have been devoted to pursuing other beneficial opportunities;
•	the bank facilities could be subject to mandatory prepayment; and
•	the market price of our Class A common stock could decline to the extent that the current market price reflects a market assumption that the pending acquisitions will be completed.

Moreover, if any, or all, of the pending acquisitions is, or are, not completed on a timely basis, or at all, we also will not realize any of the benefits expected from its, or their, completion. This loss of benefits, or the increase in risks, could have a material adverse effect on our growth strategy and our business following the completion of the pending acquisitions.

Uncertainty regarding the completion of the pending acquisitions may adversely affect our business and the acquired businesses.

The pending acquisitions will be completed only if certain conditions specific to each pending acquisition are met, which may cause uncertainty regarding the future structure and prospects of our company, including Cetera, or the other acquired businesses. This uncertainty may cause clients, prospects and financial advisors of our company or the other acquired businesses to delay or defer the decision to do business with our company or the acquired businesses during the pendency of the pending acquisitions.

Similarly, uncertainty regarding the completion of the pending acquisitions may foster uncertainty among financial advisors and employees of the other acquired businesses about their future roles. This may adversely affect the ability of the other acquired businesses to attract and retain key management, sales, marketing, trading and technical personnel.

Restrictions on the operations of the other acquired businesses may limit their ability to make acquisitions or dispositions, make capital expenditures, hire new employees and financial advisors and take other specified actions without our consent and also may impair the acquired businesses’ ability to attract, retain, and motivate key personnel and financial advisors and prevent the acquired businesses from executing their business plans, pursuing attractive business opportunities or addressing other strategic developments that may arise prior to the completion of the pending acquisitions.

If uncertainty regarding the completion of the pending acquisitions, or any other risk or uncertainty, adversely affects the other acquired businesses prior to the completion of the pending acquisitions, the other acquired businesses may not be as valuable as we expected they would be following the completion of the pending acquisitions, and we may not realize the expected benefits of the pending acquisitions. Similarly, uncertainty regarding the completion of the pending acquisitions could also affect our ability to enter into future transactions, including acquisitions, and otherwise have an adverse effect on our business.

An adverse judgment in a lawsuit challenging any of the pending acquisitions may prevent it from becoming effective within the expected timeframe, or at all, or may subject us to monetary damages.

Stockholders of certain of the acquired businesses have filed lawsuits and may file additional lawsuits challenging the pending acquisitions, which name or may name us as a defendant.

Summit, its board of directors, our company and a wholly owned subsidiary formed by our company in connection with the Summit acquisition are named as defendants in two purported class action lawsuits (now consolidated) filed by alleged Summit shareholders on November 27, 2013 and December 12, 2013 in Palm Beach County, Florida challenging the Summit acquisition. These lawsuits allege, among other things, that: (i) each member of Summit’s board of directors breached his fiduciary duties to Summit and its shareholders in authorizing the Summit acquisition; (ii) the Summit acquisition does not maximize value to Summit shareholders; and (iii) we and our acquisition subsidiary aided and abetted the breaches of fiduciary duty allegedly committed by the members of Summit’s board of directors. On May 9, 2014, the plaintiff shareholders moved for leave to file an amended complaint under seal. The amended complaint asserts claims similar to those in the original complaint, adds allegations relating to amendment of the Summit merger agreement on March 17, 2014, and also challenges the adequacy of the disclosures in the registration statement related to the issuance of shares of our Class A common stock as consideration in the Summit acquisition, the background of the transaction, the fairness opinion issued to the Summit special committee, and Summit’s financial projections. The consolidated lawsuits seek class-action certification, equitable relief, including an injunction against consummation of the Summit acquisition on the agreed-upon terms, and damages. On May 16, 2014, the plaintiffs moved for leave to file under seal any preliminary injunction motion that they might file in the near future.

On January 13, 2014, a lawsuit was filed in state court in North Carolina by plaintiffs claiming to be minority and non-managing members of Hatteras naming as defendants Hatteras Alternative Mutual Funds LLC, or HAMF, and certain of its affiliates alleging that defendants breached their fiduciary duties in connection with the Hatteras acquisition. In this action, plaintiffs claim certain of the defendants: (a) breached certain inter-company agreements by entering into the Hatteras purchase agreement, including through the sale of the Hatteras’ assets without plaintiffs’ consent; (b) breached their fiduciary duties; and (c) placed unreasonable restrictions on plaintiffs’ access to certain information. Among other remedies, plaintiffs sought injunctive relief prohibiting the Hatteras acquisition and a declaratory judgment that the Hatteras purchase agreement is invalid and unenforceable. On January 28, 2014, Hatteras and the other defendants answered the complaint and filed counterclaims alleging that plaintiffs had: (i) breached the operating agreement; (ii) breached their fiduciary duties; (iii) committed a tort by using Hatteras’ confidential information to set up a competing fund; and (iv) interfered with the Hatteras purchase agreement by attempting to derail the sale. Hatteras and the other defendants also filed a motion for prompt hearing, requesting that the court promptly address the minority shareholders’ claim that Hatteras is prohibited from completing the sale. Following hearings with the court on February 27, 2014 and March 11, 2014, the plaintiffs sent a letter, dated March 14, 2014, to the court agreeing to forego their request for a preliminary injunction to enjoin the Hatteras purchase, and, if the Hatteras purchase closes, agreeing not to take any legal action seeking to reverse the sale, in return for Hatteras’ agreement to escrow a portion of the sale proceeds. On April 14, 2014, the court “so-ordered” a stipulation among the parties to the litigation, or the stipulated order, providing that that plaintiffs’ request for an injunction enjoining the sale was withdrawn and that plaintiffs would not take any future action aimed at reversing or undoing the sale prior to or after the closing. The stipulated order further provided that plaintiffs were not agreeing that HAMF had the right to enter into the Hatteras purchase agreement or that the sale would not violate defendants’ fiduciary duties to HAMF and or plaintiffs. The stipulated order further provides that, other than the right to injunctive relief, which plaintiffs agreed to forego, plaintiffs retained their existing and potential rights and claims for relief, including their claims for declaratory judgment. As a result of the parties’ agreement and the stipulated order, the action no longer seeks to prevent the closing of the Hatteras acquisition, and plaintiffs’ remaining claims are solely for declaratory relief and monetary damages against Hatteras.

We cannot assure you as to the outcome of these lawsuits, or any similar lawsuit that may be filed in connection with any of the other pending acquisitions, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims, including the payment of monetary damages. If the plaintiffs are successful in obtaining an injunction or other similar remedy prohibiting the parties from completing one of the pending acquisitions on the agreed-upon terms, it may not be completed in the expected time frame, or at all. Whether or not any plaintiff’s claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of our business.

The unaudited pro forma consolidated financial information included in this prospectus is only for illustrative purposes and may not necessarily reflect our actual operating results and financial condition following the completion of the recent and pending acquisitions.

The unaudited pro forma consolidated financial information included in this prospectus is derived from separate historical consolidated financial statements, is presented for illustrative purposes only and is not necessarily indicative of what our company’s actual financial position or results of operations would have been had the pending acquisitions been completed on the dates indicated. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that we currently believe are reasonable in valuing the assets and liabilities of the acquired businesses and assumes that all of the pending acquisitions are consummated. If these assumptions and estimates proved not to be accurate or any or all of the pending acquisitions are not consummated, the pro forma financial information would not correctly reflect our results of operations and financial position during the period presented or in the future.

Integration of the acquired businesses into our business will be challenging and difficult, and we may be unable to profitably operate the acquired businesses and realize the expected benefits of the recent and pending acquisitions.

Our success will depend in large part on the success of our management in integrating the operations, strategies, technologies and personnel of Cetera and, following the completion of the pending acquisitions, the other acquired businesses. We may fail to realize some or all of the anticipated benefits of the pending acquisitions if the integration process takes longer or is more costly than expected or otherwise fails to meet our expectations. In addition, we anticipate that the overall integration of Cetera and the other acquired businesses will be a time-consuming and expensive process that could significantly disrupt our existing businesses, even if it is effectively and efficiently planned and implemented, particularly given the size of Cetera relative to our size and the fact that we have made multiple acquisitions in a short period of time.

Potential difficulties and challenges we may encounter in the integration process include the following:

•	the integration of management teams, strategies, technologies and operations, products and services;
•	the disruption of ongoing businesses and distraction of our management team and the management teams of the other acquired businesses from ongoing business concerns;
•	the creation of a need for additional compliance, documentation, risk management and internal control procedures, which could involve the hiring of additional personnel to develop, implement and monitor the effectiveness of such procedures;
•	the retention of clients, key employees, and financial advisors of our business or the acquired businesses, including key executive officers and senior managers of the acquired businesses, as the agreements, term sheets and offer letters we have entered into with them are terminable contracts and do not ensure that they will remain employed by us for as long as their services would be beneficial to us;

•	the maintenance of an appropriate level of compliance and operational oversight over the acquired businesses, which will continue to operate independently under separate brands and management following the completion of the recent and pending acquisitions, and financial advisors, who will continue to operate through small and decentralized branch offices;
•	the creation of uniform standards, controls, procedures, policies and information systems;
•	the consolidation and rationalization of information technology platforms and administrative infrastructures;
•	the integration of corporate cultures and maintenance of employee morale; and
•	the integration of the acquired businesses’ accounting, human resources and other administrative systems, and coordination of trading, sales and marketing functions.

Other factors may also prevent us from profitably operating the acquired businesses and realizing the expected benefits of the recent and pending acquisitions:

•	during the three months ended March 31, 2014 and the year ended December 31, 2013, 4% and 6%, respectively, of the revenues of the acquired businesses on a pro forma basis were derived from direct investment programs distributed by Realty Capital Securities, and there can be no assurance that this level of sales will be maintained or will increase following the completion of the recent and pending acquisitions;
•	incurrence of substantial debt required to finance the recent and pending acquisitions may limit our ability to deploy capital for other purposes;
•	our failure to successfully further develop the acquired businesses;
•	inability to maintain the key business relationships and the reputations of the acquired businesses;
•	harm to our existing business relationships, brand and reputation;
•	litigation for activities of the acquired businesses, including claims from terminated employees, customers, former stockholders or other third parties;
•	costs necessary to establish and maintain effective internal controls for the acquired businesses; and
•	increased fixed costs.

Integration difficulties, or any other factors that make operating the acquired businesses or our existing businesses more challenging following the completion of the recent and pending acquisitions, may prevent us from realizing the benefits from the recent and pending acquisitions to the extent, or in the time frame, anticipated by us. Any of these factors could have a material adverse effect on our business, results of operations and financial condition or cash flows.

To the extent we continue to expand our businesses following the completion of the pending acquisitions through new offerings and services or additional complementary acquisitions, we will face similar risks and uncertainties.

The recent and pending acquisitions may expose us to unknown liabilities.

We will be subject to all of the liabilities of the acquired businesses, other than certain liabilities not assumed pursuant to the agreements related to the recent and pending acquisitions. If there are unknown liabilities or other obligations, including contingent liabilities, our business could be materially affected. We may learn additional information about the acquired businesses that adversely affects us, such as unknown liabilities or other issues that could affect our business or results of operations.

Moreover, we do not have the right to be indemnified under all of the agreements related to the recent and pending acquisitions, and, to the extent there is indemnification against such losses and liabilities in certain of the merger agreements, the amount of such indemnification is limited and may not be sufficient to cover the actual losses we may suffer.

We have incurred, and expect to continue incurring, substantial expenses related to the recent and pending acquisitions.

We have incurred, and expect to continue incurring, substantial expenses in connection with completing the recent and pending acquisitions and integrating the operations of the acquired businesses with our operations. We have assumed that a certain level of transaction and integration expenses would be incurred. The aggregate transaction expenses incurred in connection with completing the recent and pending acquisitions is currently expected to be $75 million, but there are a number of factors beyond our control that could affect the total amount or the timing of our transaction and integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the recent and pending acquisitions could, particularly in the near term, exceed the savings that we expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the acquired businesses following the completion of the recent and pending acquisitions.

Risks Related to the Acquired Businesses

Any decrease in assets under administration or assets under management may decrease our revenue.

Management fees are primarily based on assets under management. The results of operations of our independent retail advice platform will also depend on our level of assets under administration. Assets under management and assets under administration balances are impacted by both the flow of client assets in and out of accounts and changes in market values. Poor investment performance by financial products and financial advisors could result in reduced levels of assets under management or administration or a loss of managed accounts and could result in reputational damage that might make it more difficult to attract new investors. If the independent retail advice platform or the investment management platform experiences a reduction in assets under administration or assets under management, our revenues may decline.

The independent retail advice platform faces significant competition for financial advisors.

If the independent retail advice platform fails to attract new financial advisors or to retain and motivate existing financial advisors, our results of operations may suffer. The market for experienced and productive financial advisors is highly competitive, and significant resources must be devoted to attracting and retaining the most qualified financial advisors. If the independent retail advice platform is not successful in retaining highly qualified financial advisors, it may not be able to retain its clients or recover the expense involved in attracting and training these individuals. It also may be unable to recruit suitable replacements. A loss of a materially large group of financial advisors could have a material adverse effect on our results of operations.

Financial advisors face significant competition for their clients, who are critical to their success.

Poor service or performance of the financial products that the independent retail advice platform is offers may result in the loss of accounts for its financial advisors. In addition, the independent retail advice platform must monitor the pricing of its services and financial products in relation to competitors and periodically may need to adjust commission and fee schedules to remain competitive. Competitive pressures on the pricing of services or products can also cause clients to shift their accounts and investments to a different financial advisor or financial product. If the independent retail advice platform or the investment management platform experiences losses of managed accounts, or fails to attract new ones, our revenues would decline.

Our future success depends upon the continued services of key senior management personnel of the acquired businesses, including executive officers and senior managers.

We expect that Cetera and the other acquired businesses will continue to be operated independently under their own brands and management following the completion of the recent and pending acquisitions. Our future success depends upon the continued services of key senior management personnel of the acquired businesses, including executive officers and senior managers.

Subsequent to the acquisition of Cetera, R. Lawrence Roth was appointed chief executive officer of Cetera and will assume overall executive responsibility of our independent retail advice platform. Mr. Roth previously served as chief executive officer of Realty Capital Securities, our wholesale broker-dealer subsidiary. Subsequent to our acquisition of Cetera, we agreed to a separation agreement with Valerie Brown, the chief executive officer of Cetera, pursuant to which she ceased to be an employee of Cetera. Pursuant to a separate agreement, she will serve as a consultant through September 10, 2014. As chief executive officer, Ms. Brown was a significant contributor to Cetera’s success, and there can be no assurance that Cetera’s performance and our results of operations will not be materially adversely affected by the loss of Ms. Brown.

We also have entered into agreements, term sheets and offer letters with certain executive officers and senior managers of the other acquired businesses pursuant to which they will remain employed by us following the completion of the pending acquisitions.

These agreements, term sheets and offer letters are terminable contracts and do not ensure that key executive officers and senior managers of the acquired businesses will remain employed by us for as long as their services would be beneficial to us. There can be no assurance, however, that all members of senior management of each of the acquired businesses in fact will remain with us. The loss of one or more of these individuals, and the failure to recruit a suitable replacement or replacements, could have a material adverse effect on our business.

The relationships of the acquired businesses with sponsors of financial products may be disrupted.

Cetera and the other acquired businesses have relationships with most of the industry-leading sponsors of financial and insurance products under selling agreements, which include strategic partnership arrangements, that may be terminated upon notice. These relationships are driven by many factors, such as the ability of Cetera and the other acquired businesses to facilitate sufficient sales volume through their distribution networks. It is possible that our ownership and control of the acquired businesses could create the perception that our financial advisors might favor products sponsored by American Realty Capital over products sponsored by other sponsors, which could affect the willingness of other sponsors to enter into new, or maintain existing, selling agreements with the acquired businesses following their acquisition by us. Any loss or damages to a relationship with a product sponsor, resulting in termination of a selling agreement or otherwise, could adversely affect our independent retail advice platform.

The independent retail advice platform competes based on highly specialized and, in many cases, proprietary technologies that are difficult and costly to maintain.

Highly specialized and, in many cases, proprietary technologies are required to support certain essential operational functions of the independent retail advice platform, including portfolio management, client service, accounting and internal financial processes and controls, and regulatory compliance and reporting. These technology platforms also are necessary to enable the independent retail advice platform to serve the needs of, and attract, financial advisors and enable them to serve the needs of their clients. Moreover, the effective use of technology increases efficiency and should enable the independent retail advice platform to reduce costs. There can be no assurance that we will be able to effectively adopt or develop new or adapt existing technologies to meet client, industry and regulatory demands made upon the independent retail advice platform, and any failure to do so could materially and adversely affect our results of operations.

Moreover, we might be required to make significant capital expenditures to maintain competitive technology and retain skilled information technology employees, although there can also be no assurance that we can retain such skilled information technology employees or that our investments in staff and technology will successfully meet the needs of financial advisors and their clients. Additionally, if the emergence of new industry standards and practices render our existing systems obsolete or uncompetitive, any upgrades or expansions may also require significant expenditures of funds and may also cause us to suffer system degradations, outages and failures. If our technology systems were to fail and we were unable to recover in a timely way, we might be unable to fulfill critical business functions, which could lead to a loss of financial advisors and their clients and could harm our business reputation. A technological breakdown could also interfere with our ability to comply with financial reporting and other regulatory requirements, exposing us to disciplinary action and to liability to our financial advisors and their clients.

There can be no assurance that we will be able to establish or maintain a competitive advantage based on our technology.

A change in the “independent contractor” status of financial advisors could adversely affect us.

The independent retail advice platform relies on the treatment of financial advisors as independent contractors. Financial advisors operate from their own offices and are responsible in large part for the costs and expenses involved in their operations. The enactment of any legislation that would affect the eligibility requirements for independent contractor status could have a significant effect on this business model and lead to additional costs and expenses, which could have a material adverse effect on the independent retail advice platform and our results of operations.

We are exposed to significant legal liabilities from the operations of our independent retail advice platform.

We are subject to claims, litigation and regulatory proceedings involving our independent retail advice platform resulting from, among other things, alleged and actual errors and omissions, breach of fiduciary or other duties owed to clients, or misconduct in effecting securities transactions, rendering investment advice or placing insurance, and criminal misconduct. The nature of some of the matters, the aggregate volume of claims and potential damages and penalties resulting from these claims, litigation and regulatory proceedings could have an adverse impact on the business and financial condition of our independent retail advice platform and could cause us serious reputational harm. Defending against such claims, litigation and regulatory proceedings can also involve significant defense costs.

Bases for such legal liability could include, but are not limited to:

•	recommending transactions that are not suitable for the client or in the client’s best interests;
•	engaging in unauthorized or excessive trading to the detriment of clients;
•	engaging in fraudulent or otherwise improper activity;
•	binding us to transactions that exceed authorized limits;
•	hiding unauthorized or unsuccessful activities, resulting in unknown and unmanaged risks or losses;
•	theft, bribery or other criminal activities;
•	improperly using or disclosing confidential information;
•	failure, whether negligent or intentional, to effect securities transactions on behalf of clients;
•	failure to perform reasonable diligence on a security, product or strategy;
•	failure to supervise a financial advisor;
•	failure to provide insurance carriers with complete and accurate information; or
•	otherwise not complying with regulatory requirements or control procedures.

There can be no assurance that past or future activities of the acquired businesses exposing them to legal liability, on the bases described above or otherwise, will not lead to a material adverse effect on the business of our independent retail advice platform and our results of operations.

Misconduct and errors by employees and financial advisors, who operate in a decentralized environment, could harm the independent retail advice platform.

The businesses of our independent retail advice platform generally operate through small, decentralized offices, largely with financial advisors who are not direct employees. We will not always be able to prevent misconduct (intentional or otherwise) or errors by financial advisors, and the precautions taken to prevent and detect these activities may not be effective in all cases. SEC and FINRA rules require the broker-dealer entities on the independent retail advice platform to supervise the activities of their financial advisors. However, a substantial number of the offices are supervised by registered principals off-site, which may make supervision more challenging.

Misconduct (intentional or otherwise) or errors by financial advisors on the independent retail advice platform, either as affects their clients or otherwise, and any failure to adequately supervise them, could subject us to liability and result in violations of law, regulatory sanctions, damage awards, limitations on activities or other serious reputational or financial harm to us.

The independent retail advice platform is dependent on third parties to provide clearing services.

All of the acquired businesses rely on third parties to provide clearing services, as well as other operations and support functions that they cannot provide internally. In the event one or several of these relationships were to be terminated, there can be no assurance that the functions previously provided could be replaced on comparable terms, or at all. In the event a clearing broker was to cease doing business with any of the acquired businesses, its ability to execute transactions on behalf of, and provide a full range of services to, its clients could be negatively impacted, which, in turn, could have a material adverse effect on both its revenues and earnings.

Furthermore, clearing agreements generally require introducing brokers, like the acquired businesses (other than Cetera Investment Services LLC (d/b/a Cetera Financial Institutions)), to indemnify the clearing broker against losses from securities transactions. Because the introducing broker is liable to the extent of the net loss on any unsettled trades, introducing brokers are customarily required to post a clearing deposit. However, there can be no assurance that the amount of any indemnified loss will not exceed the amount of any clearing deposit. Furthermore, in periods of extreme market volatility, it is possible that there may be an increase in the number of unsettled trades, which could cause the loss of clearing deposits as well as additional amounts.

Our investment management platform may be affected by the poor investment performance of the mutual funds it sponsors.

As an investment management platform, Hatteras is dependent on the performance of the mutual funds it sponsors, which can be adversely impacted by many factors, including general market conditions or underperformance relative to competitors or benchmarks, any of which may decrease sales and increase redemptions.

Moreover, because the Hatteras funds are funds of funds, which means they generally invest their assets in other underlying investment funds, the performance of the Hatteras funds will be affected by the performance of the underlying investment funds and their advisors, who will be outside our control. There can be no assurance that Hatteras’ asset allocation or the performance of the underlying investment funds will be successful. Anything that adversely affects the investment funds could adversely affect our investment management platform and have a negative impact on our results of operations following the completion of the Hatteras acquisition.

There are risks involved in acting as a “fiduciary” under ERISA.

The acquired businesses are subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, and to regulations promulgated thereunder, insofar as they act as a “fiduciary” under ERISA or the Code with respect to benefit plan clients or otherwise deal with benefit plan clients. ERISA and applicable provisions of the Code impose duties on persons who are considered fiduciaries, prohibit specified transactions involving benefit plan clients (including, without limitation, with respect to ERISA, employee benefit plans (as defined in Section 3(3) of ERISA) and, with respect to the Code, individual retirement accounts and Keogh plans) and impose monetary penalties (including excise taxes) for violations of these duties and restrictions. Any failure to comply with these requirements could result in significant liabilities, or, in a worst case, severely limit the extent to which the acquired businesses could act as fiduciaries for any plans.

The SEC may limit 12b-1 fees.

Certain of the acquired businesses receive 12b-1 fees, which are fees that investors pay when they purchase shares in certain mutual funds. During the three months ended March 31, 2014 and the year ended December 31, 2013, the acquired businesses received $100.2 million and $345.2 million, respectively, in 12b-1 fees, although we did not receive any. The SEC has proposed new rules and disclosure requirements that, if adopted, would significantly change the existing regulatory framework governing 12b-1 fees, including distribution and servicing fees, and ongoing sales charges. In the event the SEC limited the ability of any of the acquired businesses to receive 12b-1 fees, its revenues and earnings could be negatively impacted, which could have an adverse effect on our growth strategy and our business.

Additionally, the U.S. Department of Labor, or the DOL, which promulgates rules related to retirement plans, is considering eliminating commissions and 12b-1 fees on qualified retirement accounts, including IRAs.

Risks Related to Our Existing Businesses

Substantially all our revenues are derived from American Realty Capital, which is under common control with us.

American Realty Capital, which is controlled, directly or indirectly, by our principals (who, directly or indirectly, control RCAP Holdings, RCAP Equity, LLC and RCS Capital Management) has accounted for 80% of our total revenues for the year ended December 31, 2013. For example, all of the $28.1 billion in value of mergers and acquisitions transactions, all of the $22.7 billion in purchase price of equity capital markets transactions and all of the $10.3 billion of debt capital markets transactions on which our investment banking and capital markets business advised in 2013 related to transactions involving direct investment programs or entities which had been sponsored or managed by American Realty Capital. Moreover, $713.5 million of the $886.5 million in revenues generated by us in 2013 resulted from equity capital raised by direct investment programs or other entities sponsored or managed by American Realty Capital. Equity capital raised by programs sponsored or managed by American Realty Capital excludes one investment program co-sponsored by American Realty Capital and in which an affiliate of American Realty Capital is an advisor, but in which none of the executive officers are affiliates of American Realty Capital and in which the sub-advisor, which is unaffiliated with American Realty Capital, is responsible for selection of investments on behalf of the advisor.

Following the completion of the recent and pending acquisitions, on a pro forma basis for the three months ended March 31, 2014 and the year ended December 31, 2013, 74% and 68% of our revenues would have been derived from sources other than direct investment programs or other entities sponsored or managed by American Realty Capital, respectively. Our dealer manager relationships and advisory engagements continue to be substantially focused on American Realty Capital which will, accordingly, continue to account for a significant percentage our revenue. On a pro forma basis for the three months ended March 31, 2014 and the year ended December 31, 2013, 26% and 32% of our revenues, or $0.2 billion and $0.8 billion, would have been derived from sales of products sponsored by American Realty Capital, including $0.1 billion and $0.7 billion from equity capital raised by direct investment programs distributed by us and $19.6 million and $80.3 million from retail sales by the acquired businesses, respectively.

In addition, recent scrutiny over the direct investment program industry could negatively impact the revenue derived by American Realty Capital from direct investment programs it sponsors. See “— Risks Related to Our Industry — We rely on direct investment programs for a substantial portion of our revenues.”

As a result of our dependence upon revenue derived from American Realty Capital, any adverse impact on the revenue and other results of operations of American Realty Capital would have an adverse impact on our revenue and other results of operations.

We may fail to manage our future growth effectively.

We have significantly expanded our operations since they commenced with the inception of Realty Capital Securities in 2007, and we will continue to expand our operations through the recent and pending acquisitions to include an independent retail advice platform and an investment management platform. The completion of the recent and pending acquisitions will increase our revenues $0.5 billion and $1.8 billion, or 261% and 198% on a pro forma basis for the three months ended March 31, 2014 and the year ended December 31, 2013, of which $0.3 billion and $1.1 billion is attributable to revenues from Cetera, respectively. It is also anticipated that we will continue our plan to expand and grow our business through additional complementary acquisitions.

This future growth, if it occurs, will place significant demands on our management, infrastructure and other resources. To manage any future growth, we will need to:

•	hire, integrate and retain highly skilled and motivated employees, including the senior management of the acquired businesses who entered into employment agreements with us in connection with the recent and pending acquisitions;
•	retain and maintain our relationships with clients, financial advisors and retail broker-dealers;
•	expand our financial and management controls, reporting and operational systems and procedures;
•	effectively integrate regulatory compliance functions of our independent retail advice platform and our investment management platform and any other complementary businesses acquired;
•	expand our marketing infrastructure and capabilities;
•	make capital expenditures on information technology, personnel, office space and tangible assets;
•	provide adequate training and supervision to maintain high quality standards; and
•	devote management’s attention to any unforeseen issues that may arise related to our growth.

If we do not effectively manage our growth we may not be able to meet the needs of our clients and our financial advisors, which could adversely affect our revenues and operations.

We have a limited operating history, and our past performance may not be indicative of our future results.

Realty Capital Securities commenced operations in August 2007. Our investment banking, capital markets and transaction management services platform was launched during the period from November 2012 through January 2013, and has a limited operating history. Following the completion of the Cetera acquisition and the other pending acquisitions, a significant percentage of our revenue will be derived from our independent retail advice platform, a business we have not previously operated. Accordingly, you should not rely on our past performance to predict our future results.

There can be no assurance that we will be successful in pursuing our long-term strategy of expanding into complementary businesses.

Our long-term strategy includes expanding into complementary businesses. As part of this strategy we entered into the recent and pending acquisitions. See “The Recent and Pending Acquisitions” for more details. We may enter into additional acquisitions. There are also risks associated with acquisitions, including the recent and pending acquisitions, which may be costly and may not result in their intended benefits. See “— Risks Related to the Recent and Pending Acquisitions” for a more detailed discussion of these risks, which would apply to any additional acquisitions.

Furthermore, any transaction similar to the recent and pending acquisitions involving a change in ownership or control of a broker-dealer could require an application to FINRA for approval of such change of ownership or control and that approval may not be granted. Accordingly, even if we are able to negotiate a transaction with an acquisition candidate, we may not be able to consummate such transaction, thereby inhibiting our ability to fully execute our growth strategy. Moreover, FINRA may restrict any proposed business expansion by either an acquisition candidate or one of our existing brokerage firms, further inhibiting our growth opportunities.

If we fail to acquire and integrate complementary businesses, our results of operations and future prospects would be adversely affected.

There can be no assurance that we will be successful in our long-term strategy of expanding our service offerings to clients other than American Realty Capital.

A key component of our long-term business strategy is to expand our wholesale distribution platform and our investment banking, capital markets and transaction management services platform to sponsors and other participants in the management and sale of direct investment programs, other than American Realty Capital. Other direct investment sponsors may not want to retain us for a variety of reasons, including our common ownership with American Realty Capital. Accordingly, there can be no assurance that such strategy will be successful.

If we fail to increase or diversify our market share of direct investment programs, our results of operations and future prospects may be adversely affected.

Extensive or frequent changes in regulations could adversely affect our business.

The securities industry is subject to extensive and frequently changing requirements under federal and state securities and other applicable laws and self-regulatory organization rules. The SEC, FINRA, various securities exchanges and other U.S. governmental or regulatory authorities continuously review legislation and regulatory initiatives and may adopt new or revised laws and regulations. Such laws and regulations may be complex, and we may not have the benefit of regulatory or federal interpretations to guide us in compliance. Changes in the law or new interpretations of existing laws also could have an adverse effect on our methods and costs of doing business.

For example, with respect to direct investment programs, FINRA has proposed amendments to its rules that govern disclosure of a per share estimated value of a direct investment program security. Under one of the proposed amendments, the share value of a direct investment program security may be shown as the offering price per share less dealer manager fees, selling commissions, organization and offering expenses and potentially certain distributions, paid per share. The proposed amendments could adversely impact direct investment programs if investors or financial advisors react negatively to the new disclosure regime, and such an adverse impact on direct investment programs may harm our results of operations.

In addition, state securities regulators require that investors in direct investment programs meet certain minimum income and/or net worth standards. These standards may vary from state to state and change frequently. Changes to suitability standards may require us to expend resources familiarizing ourselves, as well as the financial advisors with whom we do business, with the new standards. If a financial advisor does not satisfy the requirements with regards to suitability standards, we could be subject to substantial liability, including fines, penalties and possibly rescission.

Along with suitability requirements, state regulators have also imposed limitations on an investor’s exposure to direct investment programs. The breadth and scope of these limitations have varied considerably and may operate to limit the exposure that a resident of a certain state has to a product, sponsor or direct investment programs generally. These concentration limitations have been applied with increasing frequency and have increasingly targeted all direct investment programs.

The DOL is preparing an amendment to the definition of “fiduciary” for purposes of ERISA. The proposed rule would broaden the scope of persons who could be deemed to be ERISA fiduciaries and the activities that would be subject to fiduciary standards. The proposed rule could have consequences on the securities industry that are difficult to predict. The uncertainty surrounding the proposed DOL rulemaking may cause broker-dealers to delay their decision to sell products that our clients are offering, which could reduce demand for our services. If we were deemed fiduciaries or if our activities were deemed to be fiduciary activities, or if the same were true for the broker-dealers with whom we do business, or whom we may acquire through the pending acquisitions or otherwise, we and they may be subject to additional regulation and, potentially, liability, and our results of operations could suffer as a result.

These risks, as well as the additional risks described under “— Risks Related to Our Industry — As owner of the acquired businesses, and any future additional acquired business, we may be exposed to regulatory, compliance and legal risks that are in addition to, and may be different from, those we currently face,” will also apply to our independent retail advice platform.

Realty Capital Securities is prohibited from raising money for U.S. Net Lease REITs sponsored by American Realty Capital.

During 2013, 38% of equity capital raised by non-traded REITs distributed by us consisted of sales of interests in those non-traded REITs with a primary investment strategy of investing in U.S. single-tenant, net-leased properties, or U.S. Net Lease REITs, sponsored by American Realty Capital. In connection with the merger between American Realty Capital Properties, Inc., or ARCP, and Cole Real Estate Investments, Inc., or Cole, American Realty Capital and Mr. Schorsch agreed that neither American Realty Capital nor any of its affiliates, including Realty Capital Securities, will be permitted to sponsor or raise capital for any U.S. Net

Lease REITs sponsored by American Realty Capital. Mr. Schorsch and other persons affiliated with American Realty Capital are directors and executive officers of ARCP.

Although this restriction does not prohibit Realty Capital Securities from raising money for U.S. Net Lease REITs that are not affiliates of American Realty Capital, Mr. Schorsch or any of their affiliates, there can be no assurance that Realty Capital Securities will be able to sell interests in other types of REITs or U.S. Net Lease REITs sponsored by unaffiliated sponsors to replace the loss of sales in U.S. Net Lease REITs sponsored by American Realty Capital. Furthermore, although Cole’s wholesale broker-dealer has not to date distributed interests in REITs other than U.S. Net Lease REITs, it could in the future do so and could compete with Realty Capital Securities.

Our ability to attract and retain qualified professionals is critical to our success, and our failure to do so may materially impair the value of your shares of our Class A common stock.

We depend on the skills and expertise of the qualified professionals who work for our operating subsidiaries and our success depends on our ability to retain existing and attract new qualified professionals. The qualified professionals of our operating subsidiaries are generally direct, full-time employees of our operating subsidiaries. The professionals and senior marketing personnel of our operating subsidiaries have direct contact with our clients, financial advisors and retail broker-dealers, and with other key individuals, and the loss of these personnel could jeopardize those relationships and result in the loss of such accounts. If we lose the services of any key personnel, we may not be able to manage and grow our operations effectively, enter new markets, develop new products or effectively integrate businesses we acquire, including but not limited to the acquired businesses, into our operations.

We also anticipate that it will be necessary for us to hire additional professionals as we further diversify our products and strategies. Competition for employees with the necessary qualifications is intense and we may not be successful in our efforts to recruit and retain the required personnel. Our ability to retain and attract such personnel will depend heavily on the amount of compensation we can offer. Compensation levels in the securities industry are highly competitive. Consequently, our profitability could decline as we compete for personnel. An inability to recruit and retain qualified personnel could affect our ability to provide acceptable levels of service to our clients and funds and hinder our ability to attract new clients, each of which could have a material adverse effect on our business.

We may require additional financing, which may not be available on acceptable terms or at all.

In order for us to have the opportunity for future success and profitability, we periodically may need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination. We may need to seek to raise additional capital through other available sources, which may include borrowing additional funds or raising additional capital from third parties, and there can be no assurance that we will be successful in obtaining required funds on favorable terms, or at all. Additionally, the issuance of new securities to raise capital will cause the dilution of shares held by current stockholders.

If we are unable to generate adequate cash from our operations, or from financing activities, our liquidity and results of operations could be adversely impacted.

Our indebtedness could adversely affect our financial health and may limit our ability to use debt to fund future capital needs.

Concurrently with the closing of the Cetera acquisition, we incurred indebtedness through our entry into the bank facilities and the issuance of convertible notes to Luxor.

Pro forma for the recent and pending acquisitions and the Cetera financings as of March 31, 2014, we had total indebtedness of $846.4 million. Our level of indebtedness could increase our vulnerability to general adverse economic and industry conditions. It could also require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes. We also may require cash to meet certain other requirements under the bank facilities, including mandatory prepayment of up to $80.0 million if one or more of the ICH acquisition, the Summit acquisition and the Hatteras acquisition are abandoned or terminated. In addition, it is an event of default under the bank facilities if First Allied does not repay certain outstanding indebtedness by July 28, 2014 or if an amount sufficient to repay the First Allied notes deposited into the escrow, which we refer to as the special escrow, that may be drawn on to repay First Allied notes upon the earlier to occur of the closing of this offering and August 27, 2014. Even if we have not consummated the First Allied acquisition or completed this offering, we may be required to arrange for repayment of the First Allied indebtedness or to fund the special escrow to avoid the occurrence of an event of default.

We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness and to meet other requirements under the bank facilities. In addition, we are limited in the amount of capital that we can draw from any broker-dealer subsidiary. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful or feasible and may not be on as favorable terms. The bank facilities and the indenture governing the convertible notes restrict our ability to sell assets. Even if we could consummate those sales, the proceeds that we realize from them may not be adequate to meet any debt service obligations then due. Furthermore, if an event of default were to occur with respect to our outstanding indebtedness, our creditors could, among other things, accelerate the maturity of our indebtedness.

In addition, our level of indebtedness may limit our flexibility in planning for changes in our business and the industry in which we operate, and limit our ability to borrow additional funds. Furthermore, the bank facilities and the indenture governing the convertible notes permit us to incur additional indebtedness. Although the bank facilities and the indenture governing the convertible notes contain restrictions on the incurrence of additional indebtedness, these restrictions will be subject to a number of significant qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions will not prevent us from incurring obligations that do not constitute “indebtedness” as defined in the bank facilities and the indenture governing the convertible notes. To the extent new debt or other obligations are added to our currently anticipated debt levels, the substantial indebtedness risks described above would increase.

The bank facilities and the indenture governing the convertible notes contain restrictions that may prevent us from taking actions that we believe would be in the best interest of our business.

The bank facilities and the indenture governing the convertible notes contain customary restrictions on our activities, including covenants that may restrict us from:

•	incurring additional indebtedness or issuing disqualified stock or preferred stock;
•	paying dividends on, redeeming or repurchasing our capital stock, subject to certain limited exceptions set forth in the agreements governing the bank facilities;
•	making investments or acquisitions;
•	creating liens;
•	selling assets;
•	receiving dividends or other payments to us;
•	guaranteeing indebtedness;
•	engaging in transactions with affiliates; and
•	consolidating, merging or transferring all or substantially all of our assets.

We also are required to comply with financial covenants of a maximum total leverage ratio, a minimum fixed charge coverage ratio and minimum regulatory net capital. These restrictions may prevent us from taking actions that we believe would be in the best interest of our business. Our ability to comply with these restrictive covenants will depend on our future performance, which may be affected by events beyond our control.

If we violate any of these covenants and are unable to obtain waivers, we would be in default under the bank facilities or indenture and payment of our indebtedness could be accelerated. The acceleration of our indebtedness under one agreement may permit acceleration of indebtedness under other agreements that contain cross-default or cross-acceleration provisions. If our indebtedness is accelerated, we may not be able to repay that indebtedness or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our indebtedness is in default for any reason, our business could be materially and adversely affected.

In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of our Class A common stock and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

Increases in interest rates, by potentially adversely impacting the performance of direct investment programs, including net lease programs, may negatively impact us.

As with other yield-oriented securities, shares of direct investment programs, particularly those marketed to “mass affluent” investors, who we believe seek products with “durable income” characteristics, are impacted by their level of distributions to their stockholders. The distribution rate is often used by investors to compare and rank similar yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the level of distributions that direct investment programs may make and influence the decisions of investors who are considering investing in their common stock. A rising interest rate environment, due to recently announced changes in the monetary policy of the United States Federal Reserve or otherwise, could have an adverse impact on the common stock price of direct investment programs, their ability to issue additional equity and the cost to them of any such issuance. A rising interest rate environment could also adversely affect the relative attractiveness of direct investment programs to existing and potential investors as compared to other investments with returns that would be expected to benefit from rising interest rates, which could reduce demand. In particular, we believe the current environment of modestly rising interest rates will dampen demand for U.S. Net Lease REITs, which typically feature long-term leases with fixed rent payments that may not increase in line with rents from other property types in a rising interest rate environment. Because we rely on direct investment programs, any macroeconomic conditions affecting them, or demand from investors for them, adversely may negatively impact us.

Rising interest rates may also have adverse effects on financial products sold through the independent retail advice platform, which could cause our results of operations to suffer following the completion of the pending acquisitions.

We are exposed to risks due to our investment banking activities.

Participation in an underwriting syndicate or a selling group involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase, or if it is forced to liquidate its commitment at less than the purchase price. In addition, under federal securities laws, other statutes and case law with respect to underwriters’ liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings. Acting as a managing underwriter increases these risks. Underwriting commitments constitute a charge against net capital and our ability to make underwriting commitments may be limited by the requirement that we must at all times be in compliance with the net capital rule.

Our risk management policies and procedures, and the risk management policies and procedures of certain third parties, may leave us exposed to unidentified risks or an unanticipated level of risk.

The policies and procedures we employ to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not accurately predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. There can be no assurance that our policies and procedures will effectively and accurately record and verify this information.

Although we have not previously experienced significant or material losses to date due to gaps in our risk management policies and procedures, our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more financial markets or other unforeseen developments could have a material adverse effect on our results of operations and financial condition. Because we are a financial services holding company, we are directly affected by general economic and political conditions, world events, and broad trends in business and finance and changes in the conditions of the securities markets in which our customers trade. The consequences of these developments can include losses due to decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to clients as well as to third parties and increases in general systemic risk.

In addition, although our agreements with our third-party selling group members require them to certify that they have implemented their own appropriate risk management policies and procedures, we do not independently review those third-party selling group members’ risk management policies and procedures or supervise their management of their financial advisors. Similarly, our transfer agent business utilizes a third-party vendor to perform certain back-office transfer agency functions. Although the services agreement between our transfer agent and the third-party vendor establishes minimum standards of performance for the vendor, including risk management policies and procedures, we do not review these risk management policies and procedures.

Our risk management policies and procedures may not identify potential risks in the operations of our distribution partners or third-party vendors which could impact our business.

Following the completion of the recent and pending acquisitions, our risk management policies and procedures will also need to monitor operational, legal and regulatory risk of the independent broker-dealer and investment adviser subsidiaries of the acquired businesses, which will continue to operate independently under their existing brands and management, and their financial advisors, most of whom will operate from independent offices. As a result, we will face an increased risk that our risk management policies and procedures will not be fully effective or adequate to prevent material losses.

Realty Capital Securities is subject to risks that are particular to its role as dealer manager for direct investment program offerings.

In connection with its role as dealer manager for direct investment program offerings, Realty Capital Securities provides substantial promotional support to the broker-dealers selling a particular offering, including by providing sales literature, forums, webinars, press releases and other forms of mass communication. Due to the volume of materials that Realty Capital Securities may provide throughout the course of an offering, much of which may be scrutinized by regulators, Realty Capital Securities may be exposed to significant liability under federal and state securities laws, and subject to fines by the SEC, FINRA and state securities regulators, or even suspension from the securities industry.

Failure to comply with the net capital requirements could subject us to sanctions imposed by the SEC or FINRA.

Realty Capital Securities and the broker-dealer subsidiaries of Cetera are, and any other broker-dealer acquired by us will be, required to maintain certain levels of minimum net capital subject to the SEC’s net capital rule. The net capital rule is designed to measure the general financial integrity and liquidity of a broker-dealer. Compliance with the net capital rule limits those operations of broker-dealers that require the intensive use of their capital, such as underwriting commitments and principal trading activities. The rule also limits the ability of securities firms to pay dividends or make payments on certain indebtedness, such as subordinated debt, as it matures. FINRA may enter the offices of a broker-dealer at any time, without notice, and calculate the firm’s net capital. If the calculation reveals a deficiency in net capital, FINRA may immediately restrict or suspend certain or all the activities of a broker-dealer. Realty Capital Securities and the broker-dealer subsidiaries of Cetera, and any other broker-dealer acquired by us, may not be able to maintain adequate net capital, or its net capital may fall below requirements established by the SEC, and may subject us to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether. In addition, if these net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business. In addition, we may become subject to net capital requirements in other foreign jurisdictions in which we currently operate or which we may enter. We cannot predict our future capital needs or our ability to obtain additional financing.

Our business could be adversely affected by a downturn in the financial markets.

Our business is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a breakdown in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our revenues are likely to decline and our operations are likely to be adversely affected.

Unfavorable financial or economic conditions may reduce the number and size of the transactions in which we provide underwriting services, mergers and acquisitions consulting and other services. Our investment banking revenues, in the form of financial advisory, placement agent and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. Additionally, a downturn in market conditions could lead to a decline in the volume of transactions that we execute for our clients and, therefore, to a decline in the revenues we receive from commissions and spreads.

Market fluctuations and volatility may reduce our revenues and profitability.

Our revenues and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity. Additionally, our profitability may be adversely affected by losses from the underwriting of securities or the failure of third parties to meet commitments.

Lower securities price levels may also result in a reduced volume of transactions. During periods of declining volume and revenue, our profitability would be adversely affected. Declines in market values of common stocks and the failure of issuers and third parties to perform their obligations can result in illiquid markets.

We face competition from other financial firms.

We compete directly with national and regional full-service broker-dealers and a broad range of other financial services firms, including banks, investment advisers and insurance companies. Competition has increased as smaller securities firms have either ceased doing business or have been acquired by or merged into other firms. Mergers and acquisitions have increased competition from these firms, many of which have significantly greater financial, technical, marketing and other resources than we do. Many of these firms offer their clients more products and research than we do. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. These competitors may have lower costs or provide more services, and they may offer their clients more favorable commissions, fees or other terms than those offered by us. The acquired businesses are subject to similar competition.

If we do not continue to develop and enhance our services in a timely manner, our business may be harmed.

Our future success will depend on our ability to develop and enhance our services and add new services. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant risks in the development of new or enhanced services, including the risks that we will be unable to effectively use new technologies, adapt our services to emerging industry or regulatory standards or market new or enhanced services.

If we are unable to develop and introduce new or enhanced services quickly enough to respond to market or client requirements or to comply with emerging industry standards, including regulatory standards, or if these services do not achieve market acceptance, our business could be seriously harmed.

We face significant competition for wholesalers.

We are dependent upon our employees who recruit and manage retail broker-dealers for the offerings of direct investment programs for which Realty Capital Securities serves as dealer manager, whom we refer to as our wholesalers. We are exposed to the risk that our wholesalers could leave or decide to affiliate with one of our competitors and that we would be unable to recruit suitable replacements. A loss of a large group of wholesalers could have a material adverse impact on Realty Capital Securities’ business.

Providing transaction management services involves providing services that meet the legal needs of our clients and, as a result, we are subject to a variety of complex and evolving laws and regulations.

Providing transaction management services involves providing services that meet the legal needs of our clients, which may subject us to allegations of unauthorized practice of law, or UPL. UPL generally refers to an entity or person giving legal advice who is not licensed to practice law. However, laws and regulations defining UPL, and the governing bodies that enforce UPL rules, differ among the various jurisdictions in which we operate. We are unable to acquire a license to practice law in the United States, or employ licensed attorneys to provide legal advice to our clients, because we do not meet the regulatory requirement of being exclusively owned by licensed attorneys. We also may be subject to laws and regulations that govern business transactions between attorneys and non-attorneys, including those related to the ethics of attorney fee-splitting and the corporate practice of law. We may incur costs associated with responding to, defending and settling proceedings related to UPL, and the provision of our services more generally. We can give no assurance that we will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on our business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition and future prospects.

Internet and internal computer system failures or security breaches could damage our reputation and harm our business.

A portion of our business is conducted through the Internet and through our internal computer system, either of which could experience system failures and degradations in the future due to circumstances beyond our control, which include, but are not limited to:

•	human error;
•	subsystem, component or software failure;
•	a power or telecommunications failure;
•	an earthquake, fire, or other natural disaster or act of God;
•	hacker attacks or other intentional acts of vandalism; or
•	acts of terror or war.

Any of these events could have a material adverse effect on our financial condition and results of operations.

Failure to adequately protect the integrity of our computer systems and safeguard the transmission of confidential information could harm our business.

The secure transmission of confidential information over public networks is a critical element of our operations. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise of the technology or other algorithms used by our vendors and us to protect client transaction and other data. Any compromise of our systems or security could harm our business.

Our brands may not achieve broad recognition.

We believe that broader recognition and positive perception of our brands, the brands of our operating subsidiaries, and the brands of the acquired businesses or any other businesses we or they may acquire, are essential to our future success. Our successful positioning of our brands will depend in a large part on the success of our advertising and promotional efforts, an increase in the number of users and page views of our websites, and the ability to continue to provide a website and services useful to our clients. Accordingly, we intend to continue to pursue an aggressive brand enhancement strategy, which includes multimedia advertising, promotional programs and public relations activities. These initiatives require significant expenditures. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues.

The preservation and enhancement of the brands of the acquired businesses is essential to our future success. Following the completion of the recent and pending acquisitions, the acquired businesses will continue to be operated independently under their own brands and management, subject to our oversight. Any failure of the brand enhancement strategy or other marketing efforts of any of the acquired businesses could have an adverse impact on us.

A failure to protect our reputation could adversely affect our businesses.

Our ability to attract and retain clients, investors, employees and financial advisors is highly dependent upon external perceptions of us and our operating subsidiaries. Damage to our reputation could cause significant harm to our business and prospects and may arise from numerous sources, including litigation or regulatory actions, failing to deliver minimum standards of service and quality, compliance failures, any perceived or actual weakness in our financial strength or liquidity, unethical behavior and the misconduct of our employees, financial advisors and counterparties. Negative perceptions or publicity regarding these matters could damage our reputation among existing and potential clients, investors, employees and financial advisors. Adverse developments with respect to our industry may also, by association, negatively impact our reputation or result in greater regulatory or legislative scrutiny or litigation against us.

The preservation of the reputations for independence of Cetera, as well as the other acquired businesses that will make up our independent retail advice platform, will also be important to our future success. Following the completion of the recent and pending acquisitions, the acquired businesses will continue to be operated independently under their own brands and management, subject to our oversight. Currently, the acquired businesses which will comprise our independent retail advice platform offer interests in direct investment programs and other products sponsored by American Realty Capital, and we expect they will continue to do so following the completions of their acquisitions by us. There is a risk that continuing, or increasing, this level of sales following the completions of their acquisitions by us could affect the acquired businesses’ reputations for independence, which could adversely affect our results of operations.

Risks Related to Our Industry

We are subject to various risks associated with the securities industry.

We are subject to uncertainties that are common in the securities industry. These uncertainties include:

•	the volatility of domestic and international financial, bond and stock markets;
•	extensive governmental regulation;

•	litigation;
•	intense competition;
•	substantial fluctuations in the volume and price level of securities; and
•	dependence on the solvency of various third parties.

As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In periods of low volume, profitability is impaired, because certain expenses remain relatively fixed. In the event of a market downturn, our business could be adversely affected in many ways. Our revenues are likely to decline in such circumstances and, if we are unable to reduce expenses at the same pace, our profit margins would erode.

Broker-dealers and other financial services firms are subject to extensive regulations and increased scrutiny.

The financial services industry is subject to extensive regulation by U.S. federal, state and international government agencies, as well as various self-regulatory agencies. Recent turmoil in the financial markets has contributed to significant rule changes, heightened scrutiny of the conduct of financial services firms and increasing penalties for rule violations. We may be adversely affected by new laws or rules or changes in the interpretation of existing rules or more rigorous enforcement. Significant new rules are developing under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act. Some of these rules could impact our businesses, including through the potential implementation of a more stringent fiduciary standard for brokers and enhanced regulatory oversight over incentive compensation.

We also may be adversely affected by other evolving regulatory standards, such as those relating to suitability and supervision. Legal claims or regulatory actions against us also could have adverse financial effects on us or harm our reputation, which could harm our business prospects.

Realty Capital Securities and the broker-dealer subsidiaries of Cetera are, and any acquired broker-dealer will be, registered as a broker-dealer under the Exchange Act and a member of FINRA, and subject to regulation, examination and supervision by the SEC, FINRA, other self-regulatory organizations and state securities regulators. Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales practices, use and safekeeping of clients’ funds and securities, capital adequacy, record-keeping and the conduct and qualification of officers, employees and independent contractors. As part of the regulatory process, broker-dealers and investment advisers are subject to periodic examinations by the SEC, the purpose of which is to determine their compliance with securities laws and regulations. Broker-dealers are also subject to routine and for-cause examinations by FINRA. It is not uncommon for the regulators to assert, upon completion of an examination, that the broker-dealer being examined has violated certain of these rules and regulations. Depending on the nature and extent of the violations, the broker-dealer may be required to pay a fine and/or be subject to other forms of disciplinary action. Additionally, the adverse publicity arising from the imposition of sanctions could harm our reputation and cause us to lose existing clients or fail to gain new clients.

The SEC and self-regulatory organizations, such as FINRA, have the authority to bring administrative proceedings against firms under their jurisdiction, whether arising out of examinations or otherwise, for violations of the securities laws. Administrative sanctions can include cease-and-desist orders, censure, fine, civil monetary penalties and disgorgement and may even result in the suspension or expulsion of the firm from the securities industry. In June 2013, Realty Capital Securities entered into a Letter of Acceptance, Waiver and Consent, or AWC, with FINRA that included findings that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Exchange Act and FINRA Rule 2010, had occurred in connection with its activities as a co-dealer manager for a public offering, as further described under “Business — Wholesale Distribution — Legal Proceedings.”

Similar sanctions may be imposed upon officers, directors, representatives and employees. Judicial proceedings also may be initiated by the SEC or state regulators where the misconduct warrants such action and may result in injunctive relief, civil monetary penalties, disgorgement and other sanctions.

Financial services firms are subject to numerous conflicts of interest or perceived conflicts of interest. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted, and regularly review and update, various policies, controls and procedures to address or limit actual or perceived conflicts. However, appropriately addressing conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to appropriately address conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs and additional operational personnel. Failure to adhere to these policies and procedures may result in regulatory sanctions or litigation against us.

Financial services firms are also subject to rules and regulations relating to the prevention and detection of money laundering. The USA PATRIOT Act of 2001, or the PATRIOT Act, mandates that financial institutions, including broker-dealers and investment advisers, establish and implement anti-money laundering, or AML, programs reasonably designed to achieve compliance with the Bank Secrecy Act of 1970 and the rules thereunder. Financial services firms must maintain AML policies, procedures and controls, designate an AML compliance officer to oversee the firm’s AML program, implement appropriate employee training and provide for annual independent testing of the program. We have established AML programs but there can be no assurance of the effectiveness of these programs. Failure to comply with AML requirements could subject us to disciplinary sanctions and other penalties.

Financial services firms must also comply with applicable privacy and data protection laws and regulations, including SEC Regulation S-P and applicable provisions of the 1999 Gramm-Leach-Bliley Act, the Fair Credit Reporting Act of 1970 and the 2003 Fair and Accurate Credit Transactions Act. Any violations of laws and regulations relating to the safeguarding of private information could subject us to fines and penalties, as well as to civil action by affected parties.

As owner of the acquired businesses, and any future additional acquired business, we may be exposed to regulatory, compliance and legal risks that are in addition to, and may be different from, those we currently face.

In the same manner as Realty Capital Securities, the registered broker-dealer or investment adviser subsidiaries of Cetera and the other acquired businesses must comply with applicable regulations or risk serious adverse consequences to their businesses. In addition, the acquired businesses engage, and any future additional acquired business may engage, in regulated activities that are different from those currently undertaken by our operating subsidiaries and thus will expose us to different risks. The independent retail advice platform deals with retail clients through networks of financial advisors that operate through multiple separate branch offices. We are now responsible for the conduct of a retail business, including the management and supervision of branch office operations and the supervision of retail activities. Our broker-dealer subsidiaries, employees and agents have significant obligations to their clients. As we expand our independent retail advice platform, we will likely increase our exposure to claims, litigation and regulatory proceedings resulting from, among other things, alleged and actual errors and omissions, breach of fiduciary or other duties owed to clients, misconduct in effecting securities transactions, rendering investment advice or placing insurance, and criminal misconduct.

The registered broker-dealer or investment adviser subsidiaries of Cetera and the other acquired businesses are engaged in the sale of certain products that are different from those currently sold by Realty Capital Securities, such as insurance products, including annuities and life insurance. Significant risk management and supervisory systems and controls and surveillance protocols are required to oversee these businesses. To the extent that our systems and controls are ineffective in assuring compliance with applicable laws, rules and regulations, we could be exposed to significant regulatory sanctions.

The SEC, state securities regulators and industry self-regulatory organizations, including FINRA, vigorously enforce the broad panoply of regulations that govern the conduct of our business and the businesses of Cetera and the other acquired businesses. Firms and individuals who violate these regulations may be subject to disciplinary action. For example, FINRA filed 1,535 new disciplinary actions in 2013. In some cases, rule violations may also result in criminal proceedings. Certain of the acquired businesses and/or their financial advisors have responded to civil and/or criminal investigations. Some of these investigations have resulted in fines, settlements and orders to pay restitution. Other investigations are ongoing.

For example, during March 2014, a broker-dealer subsidiary of ICH entered into an AWC with FINRA. Without admitting or denying the findings, the broker-dealer subsidiary of ICH accepted and consented to FINRA’s findings that: (i) from about June 2009 through April 2011, the broker-dealer subsidiary of ICH failed to provide prospectuses to customers who purchased ETFs, (ii) the broker-dealer subsidiary of ICH failed to establish, maintain and enforce an adequate supervisory system, including WSPs, concerning the sale of ETFs and its obligations to provide ETF prospectuses to customers, and (iii) by reason of the foregoing, the broker-dealer subsidiary of ICH acted in contravention of Section 5(b)(2) of the Securities Act of 1933, or the Securities Act, and thereby violated FINRA Rule 2010, and also violated NASD Conduct Rule 3010. The broker-dealer subsidiary of ICH also consented to a censure and a $100,000 fine.

In performing due diligence in connection with one of the pending acquisitions, which we refer to as the acquisition target, we became aware that the SEC Staff’s 2011 examination of the acquisition target remains open. The Staff of the Division of Investment Management has asserted, among other things, various potential violations by the acquisition target of the anti-fraud provisions of the federal securities laws, including Section 206 of the Advisers Act, Section 34(b) of the Investment Company Act, Section 10(b) of the Exchange Act and Section 17(a) of the Securities Act. We understand that the Staff of the Division of Investment Management has referred the examination findings to the SEC’s Division of Enforcement, or the Enforcement Division, and that the Enforcement Division’s review of the issues is ongoing and has not been concluded. We have reviewed the examination findings and have determined to continue with the acquisition of the acquisition target. We are not in a position to assess the likelihood or severity of any adverse action by the Enforcement Division against the acquisition target; however, if enforcement proceedings are brought against the acquisition target, there can be no assurance that subsequent developments would not result in material financial harm or material reputational harm to us.

While each of the acquired businesses maintains insurance designed to lessen the cost of defending and/or settling covered matters and paying fines imposed, these insurance policies have limitations and deductibles, do not cover all matters and do not fully insulate the acquired businesses from costs on covered matters. There can be no assurance that the findings of any government or regulatory agency will not result in subjecting us (and possibly certain of our principals and/or financial advisors) to some form of disciplinary action, including fines, censures, limitations on activities or other civil or criminal sanctions.

Our independent retail advice platform will include subsidiaries that are SEC-registered investment advisers, which are subject to different compliance and oversight regimes than SEC-registered broker-dealers.

The SEC oversees all activities of registered investment advisers under the Investment Advisers Act of 1940, or the Advisers Act. Subsidiaries of the acquired businesses that are registered as investment advisers with the SEC will be subject to the requirements of the Advisers Act, including examination by the SEC’s staff. Such requirements relate to, among other things, fiduciary duties to clients, performance fees, maintaining an effective compliance program, solicitation arrangements, conflicts of interest, advertising, limitations on agency cross and principal transactions between the adviser and advisory clients, recordkeeping and reporting requirements, disclosure requirements and general anti-fraud provisions.

The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act, ranging from fines and censure to termination of an investment adviser’s registration. Investment advisers also are subject to certain state securities laws and regulations. Failure to comply with the Advisers Act or other federal and state securities and regulations could result in investigations, sanctions, profit disgorgement, fines or other similar consequences.

We rely on direct investment programs for a substantial portion of our revenues.

During the period from 2008 through March 31, 2014, a substantial portion of our revenues came from services provided to direct investment programs, and it is anticipated that a substantial portion of our revenues will come from direct investment programs in the future as well. On a pro forma basis assuming the completion of the recent and pending acquisitions during the three months ended March 31, 2014 and the year ended December 31, 2013, approximately 26% and 32% of our revenues would have come from services provided to direct investment programs and 6% and 9% of the revenues of the acquired businesses would have come from sales of interests in direct investment programs, respectively. Our exposure to direct investment programs leaves us vulnerable to adverse developments including, but not limited to:

•	a reduction in the popularity of direct investment programs among retail investors;
•	rising interest rates, which could have the effect of reducing investor demand for higher-yielding securities;
•	a determination by the Federal Reserve that asset bubbles in certain investment product categories may require a policy response;
•	continued or increasing negative publicity concerning non-traded REITs;
•	changes in tax law;
•	increased, costly or burdensome regulation from the SEC, state securities regulators or FINRA; and
•	malfeasance by sponsors or broker-dealers of direct investment programs, including by our competitors.

More particularly, recent scrutiny from FINRA, the SEC and state securities regulators has caused, and could continue to cause, negative publicity about direct investment programs.

In 2011, FINRA filed a complaint against a broker-dealer charging it, among other things, with soliciting investors to purchase non-traded REIT shares without fully investigating suitability, and for marketing non-traded REITs on its website with misleading returns. On October 22, 2012, the case was settled and FINRA ordered the broker-dealer to pay approximately $12.0 million in restitution to affected clients, and to clients who were charged excessive markups. The founder of the broker-dealer was personally fined $250,000 and suspended for one year from the securities industry and two years from acting as a principal.

On November 22, 2011, FINRA entered into a settlement with a second broker-dealer for using misleading, unwarranted or exaggerated marketing materials in the sale of a non-traded REIT. The broker-dealer was ordered to pay a fine of $300,000, and has neither admitted nor denied the charges.

On December 12, 2012, the Massachusetts Securities Division, or the Division, filed an administrative complaint against a third broker-dealer, accusing it of violating Massachusetts securities laws in the sale of non-traded REIT shares. On February 6, 2013, the Division and the broker-dealer entered into a consent order that required, among other things, a $2.0 million payment by the broker-dealer to Massachusetts investors, payment of a $500,000 fine and an agreement by the broker-dealer to reform its selling practices. On May 22, 2013, the Division announced settlements with five broker-dealers requiring them to make $6.0 million in restitution to investors and pay fines totaling $975,000 over the improper sale of shares of non-traded REITs.

The proceedings outlined above, none of which involved us or our affiliates, have received substantial publicity, much of it negative. In addition, both the SEC and FINRA issued bulletins in 2011 and 2012, respectively, urging investors to conduct careful reviews before investing in non-traded REITs, which has also generated negative publicity.

An adverse development relating to direct investment programs, including but not limited to negative publicity or any of the foregoing, could reduce our sources of revenue and negatively impact the market price of our Class A common stock.

Our ability to raise capital in a timely manner in the amount that we may require and effect changes in ownership, including through the exchange transactions, is limited by the operation of Rule 1017.

Rule 1017 requires that any member of FINRA file an application for approval of any change in ownership that would result in one person or entity directly or indirectly owning or controlling 25% or more of member firm’s equity capital. The application must be filed at least 30 days prior to effecting a change. The approval process under Rule 1017 can take six months or more to complete.

The required FINRA process under Rule 1017, including the required 30-day notice period before effecting a change in ownership, could hinder or delay us in any effort to raise capital, where, as a result of the capital raised, any person or entity would own or control 25% of more of any of our broker-dealer subsidiaries. A denial of any application we have made under Rule 1017 could also have a material adverse effect on us.

Difficult market conditions for investment products can adversely affect our business.

Demand for investment products, such as direct investment programs and mutual funds, is materially affected by conditions in the global financial markets and economic conditions throughout the world. The future market and economic climate may deteriorate because of many factors beyond our control, including rising interest rates, the rate of inflation, currency exchange rates, changes in the regulatory environment, wars, acts of terrorism or political uncertainty. Difficult market and economic conditions, the level and volatility of interest rates, investor sentiment and political events have in the past adversely affected and may in the future adversely affect our business and profitability in many ways. For example, our revenues are directly related to the volume and value of investment banking and brokerage transactions in which we are involved. Furthermore, rising interest rates may have an adverse impact on the performance of direct investment programs as discussed under “— Risks Related to Our Existing Businesses — Increases in interest rates, by potentially adversely impacting the performance of direct investment programs, including net lease programs, may negatively impact us.” During periods of unfavorable market or economic conditions, the volume and size of these transactions may decrease, thereby reducing the demand for our services and increasing price competition among financial services companies seeking available engagements. Our results of operations would also be adversely affected by any reduction in the volume or size of corporate finance transactions. Similarly, weakness in equity markets and diminished trading volume of securities could adversely impact retail brokerages, which are the clients of Realty Capital Securities as well as components of our independent retail advice platform. Our profitability may also be adversely affected by the possibility that we would be unable to scale back other costs quickly enough to match any decreases in revenue relating to changes in market and economic conditions.

Significantly expanded corporate governance and public disclosure requirements may result in fewer public offerings and discourage companies from engaging in capital markets transactions, which may reduce the number of investment banking opportunities available for us to pursue.

Highly publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted the U.S. Congress, the SEC and NYSE to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forego public offerings or elect to be listed on foreign markets, our underwriting business may be adversely affected. In addition, provisions of Sarbanes-Oxley, the Dodd-Frank Act, and the corporate governance rules imposed by self-regulatory organizations and stock exchanges have diverted the attention of many companies away from capital markets transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that either are or are planning to become public companies are incurring significant expenses in complying with the SEC reporting requirements relating to internal controls over financial reporting, and companies that disclose material weaknesses in such controls may have greater difficulty accessing the capital markets. The Dodd-Frank Act contains several provisions that will have a direct impact on the operations of our investment banking and capital markets business. The legislation contains changes to the laws governing, among other things, Federal Deposit Insurance Corporation assessments, mortgage originations, holding company capital requirements and risk retention requirements for securitized loans. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until all of the regulations implementing the statute are written and adopted. However, the Dodd-Frank Act may have a material impact on our operations, particularly through an increased regulatory burden and increased compliance costs. These factors, in addition to adopted or proposed accounting and disclosure changes, may have an adverse effect on our business.

Our exposure to legal liability is significant, and damages and other costs that we may be required to pay in connection with litigation and regulatory inquiries, and the reputational harm that could result from legal action against us, could adversely affect our businesses.

We face significant legal risks in connection with our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, employment claims, potential liability for advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements.

Moreover, our role as advisor to clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment. These activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including our clients’ stockholders who could bring securities class action suits against us. There can be no assurance that indemnities from our clients and provisions to limit our exposure to legal claims relating to our services will protect us or be enforceable in all cases. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against our investment banking business could harm our results of operations or harm our reputation, which could adversely affect our business and prospects.

Employee misconduct, which is difficult to detect and deter, could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm.

Recently, there have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry, and there is a risk that our employees could engage in misconduct that adversely affects our business. For example, we often deal with confidential matters of great significance to our clients. If our employees were to improperly use or disclose confidential information provided by our clients, we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial position, current client relationships and ability to attract future clients. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. If our employees engage in misconduct, our business could be adversely affected.

If we were deemed an investment company under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

We are not required to register as an investment company under the Investment Company Act of 1940, or the Investment Company Act, and we intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and would harm our business and the price of our Class A common stock.

Risks Related to Our Structure

The structure of our Class B common stock has the effect of concentrating voting control over us in RCAP Holdings and, indirectly, in those who control RCAP Holdings.

Holders of our Class A common stock are entitled to one vote per share, and, so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock. RCAP Holdings, which is directly or indirectly controlled by Messrs. Schorsch and Kahane, holds the sole outstanding share of our Class B common stock and thereby controls a majority of the voting power of our outstanding common stock, retains effective control of our board of directors and has the ability to control all matters submitted to our stockholders for approval. In addition, even if the share of Class B common stock were not outstanding, Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, would own 37.98% of the outstanding Class A common stock after completion of this offering (including shares of our Class A common stock sold by RCAP Holdings as the selling stockholder) and the concurrent private offering and would still control us through their ownership of those shares. Moreover, after giving effect to the completion of the recent and pending acquisitions (including the issuance of 11,264,929 shares of our Class A common stock to RCAP Holdings as consideration in the First Allied acquisition and the estimated issuance of 2,254,815 shares of our Class A common stock (based on the public offering price per share to pay consideration in the ICH acquisition, the J.P. Turner acquisition, the Summit acquisition and the StratCap acquisition), Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, would still control 47.60% of our Class A common stock. This concentrated control will limit or preclude your ability to influence corporate matters and Messrs. Schorsch and Kahane have the ability to control all matters affecting us, including:

•	the composition of our board of directors and, through our board of directors, any determination with respect to our business plans and policies;
•	any determinations with respect to mergers, acquisitions and other business combinations;
•	our acquisition or disposition of assets;
•	our financing activities;
•	certain changes to our amended and restated certificate of incorporation;
•	amendments to any agreements between us and RCAP Holdings;
•	corporate opportunities that may be suitable for us, RCAP Holdings or Messrs. Schorsch and Kahane;
•	determinations with respect to enforcement of rights we may have against third parties;
•	the payment of dividends, if any, on our common stock; and
•	the number of shares available for issuance under our stock plans for prospective and existing employees, as well as the number of shares available under our stock purchase program.

If RCAP Holdings does not provide any requisite consent allowing us to conduct such activities when requested, we will not be able to conduct such activities and, as a result, our business and our operating results may be harmed. Messrs. Schorsch and Kahane also control RCS Capital Management, which means that these individuals may have an even greater influence over our affairs than their control over RCAP Holdings and RCAP Equity alone would dictate.

RCAP Holdings’ ability to control our board of directors may also make it difficult for us to recruit high-quality independent directors. Persons who would otherwise have accepted an invitation to join our board of directors may decline to do so, which makes the recruitment of the most qualified independent directors more difficult.

On April 29, 2014, RCAP Holdings pledged substantially all of its assets, including 12,851,499 shares of Class A common stock and the sole outstanding share of our Class B common stock, to secure the bank facilities. See “The Recent and Pending Acquisitions — The Cetera Financings — The Bank Facilities” and “Principal and Selling Stockholders.” An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of Class B common stock could give rise to a change in control of our company.

In the event RCAP Holdings is acquired or otherwise undergoes a change of control, any acquiror or successor will be entitled to exercise the voting control and contractual rights of RCAP Holdings, and may do so in a manner that could vary significantly from that of RCAP Holdings.

Following the redemption of the sole outstanding share of our Class B common stock, the concentration of ownership of our Class A common stock in RCAP Holdings, RCAP Equity, LLC and Luxor could continue to limit other stockholders’ ability to influence corporate matters.

RCAP Holdings holds the sole outstanding share of our Class B common stock and thereby controls a majority of the voting power of our outstanding common stock, retains effective control of our board of directors and has the ability to control all matters submitted to our stockholders for approval. Luxor, RCAP Holdings and the members of RCAP Holdings have agreed to use their reasonable best efforts to cause the rights of our Class B common stock to be amended to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash although we would be prohibited from doing so by the restricted payments covenant contained in the bank facilities currently in effect. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock. See “The Recent and Pending Acquisitions — The Cetera Financings —  The Luxor Financings — Other Agreements with Luxor — Corporate reorganization.” Luxor currently holds convertible preferred stock and convertible notes that can be converted into newly issued shares of our Class A common stock, as well as a put right with respect to its membership interest in RCS Capital Management under which, if exercised, Luxor may elect to receive consideration in the form of shares of our Class A common stock, and it is also entitled to appoint at least one member to our board of directors. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Board rights.”

Giving effect to that redemption, this offering, the concurrent private offering and the completion of the recent and pending acquisitions, Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, would control 47.60% of our combined voting power through their ownership of 30,336,428 shares of our Class A common stock (35.61% assuming conversion of the convertible preferred stock and convertible notes held by Luxor and exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management), and Luxor would control 28.53% of our combined voting power through its ownership of our Class A common stock assuming conversion of the convertible preferred stock and convertible notes held by Luxor and exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management. The potential for continued significant concentration of share ownership and control through Messrs. Schorsch and Kahane, Luxor or all of them, acting together, may adversely affect the trading price for our Class A common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Moreover, this concentrated voting control would have similar effects to the current concentrated voting control of Messrs. Schorsch and Kahane, as described in more detail above in “— The structure of our Class B common stock has the effect of concentrating voting control over us in RCAP Holdings and, indirectly, in those who control RCAP Holdings.”

It may be difficult to favorably resolve any disputes that arise between us and RCAP Holdings.

Disputes may arise between RCAP Holdings and us in a number of areas relating to our ongoing relationships, including:

•	employee retention and recruiting;
•	business combinations involving us;
•	our ability to engage in activities with certain potential clients;
•	sales or dispositions by each of RCAP Holdings and RCAP Equity, LLC of all or any portion of their ownership interest in us; and
•	business development or marketing activities by us which may require the consent of RCAP Holdings.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if the conflict were between two unaffiliated parties. The agreements we have entered into with RCAP Holdings may only be amended upon agreement between the parties. While we are controlled by

RCAP Holdings, we may not have the leverage to negotiate amendments to these agreements, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.

We have elected to take advantage of the “controlled company” exemption to the corporate governance rules for NYSE-listed companies, which could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

Because we qualify as a “controlled company” under the corporate governance rules for NYSE-listed companies, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function or to have the full board of directors be directly responsible for nominating members of our board of directors, and we have elected not to have a majority of our board of directors be independent and not to have a compensation committee. Accordingly, should the interests of our controlling stockholder differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all the corporate governance rules for NYSE-listed companies. Our status as a controlled company could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

Luxor, RCAP Holdings and the members of RCAP Holdings, LLC have agreed to use their reasonable best efforts to cause the rights of our Class B common stock to be amended to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash, but we are prohibited from doing so by the restricted payments covenant contained in the bank facilities currently in effect. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock.

If we were able to redeem the sole outstanding share of our Class B common stock and after giving effect to the recent and pending acquisitions, this offering and the concurrent private offering, Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, would own 47.60% of the Class A common stock and we would no longer qualify as a controlled company.

We are dependent on RCS Capital Management and its officers, who provide services to us through the services agreement.

We rely heavily on RCS Capital Management to conduct day-to-day business operations of our company, and to provide strategic planning and consulting services to us and our operating subsidiaries. Accordingly, the success of our businesses depends to a significant extent upon the efforts, experience, diligence, judgment, skill and network of business contacts of the officers of RCS Capital Management. The departure of any of the officers of RCS Capital Management could have a material adverse effect on our performance and slow our future growth.

While the qualified professionals of our operating subsidiaries generally are their direct employees and provide services for them on a full-time basis, RCS Capital Management is not obligated to dedicate any of its officers exclusively to us. In addition, none of our officers or the officers of RCS Capital Management is obligated to dedicate any specific portion of his time to our business. Each of these individuals has significant responsibilities for other business segments currently managed by affiliates of American Realty Capital, including as a result of being part of the senior management or key personnel of other American Realty Capital-sponsored entities and their advisors. For example, six of the American Realty Capital-sponsored REITs have registration statements that became effective within the last 18 months. Additionally, two American Realty Capital-sponsored programs are currently in registration. As a result, these individuals may not always be able to devote sufficient time to the management of our business. Further, when there are turbulent conditions in the real estate markets or distress in the credit markets that affect American Realty Capital, the attention of RCS Capital Management’s principals and executive officers will also be required by the other entities and businesses managed by affiliates of American Realty Capital. In such situations, we may not receive the level of support and assistance that we might receive if we were internally managed.

In addition, no assurance can be given that RCS Capital Management will continue to provide services to us. The initial term of the services agreement extends until June 10, 2033, with automatic five-year renewals, subject to termination by nonrenewal upon a 180-day prior written notice. If the services agreement is terminated and no suitable replacement is found to provide the services needed by us under that agreement, we may not be able to execute our business plan.

The services agreement was not negotiated on an arm’s-length basis and may not be as favorable as a services agreement negotiated with an unaffiliated third party.

Four of our five executive officers and five of our nine directors are also principals of RCAP Holdings and all of our executive officers and four of our nine directors are executive officers of RCS Capital Management, all of whom are also directors and/or executive officers of American Realty Capital. Our services agreement was negotiated between related parties and its terms, including amounts payable thereunder, may not be as favorable as if it had been negotiated with an unaffiliated third party.

Termination of the services agreement by us without cause would be difficult to effect. During the initial term, we, together with RCS Holdings, may terminate the services agreement only for cause. Effective at the expiry of the initial 20-year term or any subsequent five-year renewal term, we, together with RCS Holdings, may terminate the services agreement without cause, upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) RCS Capital Management’s unsatisfactory performance that is materially detrimental to us; or (2) a determination that the quarterly fees, incentive fees or performance-based awards payable to RCS Capital Management are not fair, subject to RCS Capital Management’s right to prevent termination based on unfair fees or awards by accepting a reduction of quarterly fees, incentive fees or awards agreed to by at least two-thirds of our independent directors. RCS Capital Management will be provided 180 days’ prior written notice of any such termination. These provisions may adversely affect our ability to terminate RCS Capital Management without cause.

RCS Capital Management is not contractually committed to serve us beyond June 10, 2033. Thereafter, the services agreement will be renewable for five-year terms; provided, however, that RCS Capital Management may terminate the services agreement before the end of any five-year term at will upon 180 days’ prior written notice. If the services agreement is terminated and no suitable replacement is found, we may not be able to execute our business plan.

Pursuant to the services agreement, RCS Capital Management does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. RCS Capital Management maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the services agreement, none of RCS Capital Management or any of its respective officers, members or personnel, any person controlling or controlled by RCS Capital Management or any person providing sub-advisory services to RCS Capital Management will be liable to us, any subsidiary of ours, our directors, our stockholders or any of our subsidiaries’ stockholders or partners for acts or omissions performed in accordance with and pursuant to the services agreement, except because of acts constituting bad faith, willful misconduct or gross negligence. In addition, we have agreed to indemnify RCS Capital Management and each of its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of RCS Capital Management not constituting bad faith, willful misconduct or gross negligence. See “RCS Capital Management and American Realty Capital — Services Agreement.”

Payment of fees to RCS Capital Management reduces cash available for business investment and stockholder distribution.

RCS Capital Management provides certain services to us pursuant to a services agreement. RCS Capital Management is paid substantial fees for these services, which reduces the amount of cash available for investment in our business or distribution to our stockholders. Such fees consist of: (i) a quarterly fee; (ii) an incentive fee; and (iii) performance-based awards to RCS Capital Management under the OPP, as further described under “RCS Capital Management and American Realty Capital — Services Agreement — Quarterly

and Incentive Fees” and “Management — 2013 Manager Multi-Year Outperformance Agreement.” Also, in the future we may contract with RCAP Holdings and/or RCS Capital Management to perform other services for us for which we will pay additional fees. For the period from the closing of our initial public offering on June 10, 2013 to June 30, 2013, the quarter ended September 30, 2013, the quarter ended December 31, 2013 and the quarter ended March 31, 2014, the aggregate of the quarterly and incentive fees was $0.7 million, $1.4 million, $4.2 million and $1.8 million, respectively, which accounted for 2.7%, 12.5%, 12.2% and 14.1% of our net income for those periods, respectively. In connection with the closing of the acquisition by Luxor of an interest in RCS Capital Management, the OPP was amended, which resulted in 310,947 LTIP units being earned as of April 28, 2014, and 1,014,053 LTIP Units being forfeited. Immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed its 310,947 earned LTIP Units to its then current members (who are also members of American Realty Capital and RCAP Equity, LLC), each of whom then became a member of RCS Holdings, the intermediate holding company that owns our operating subsidiaries (except for LTIP Units).

In general, we and our subsidiaries are permitted to deduct all ordinary and necessary business expenses incurred in the operation of our businesses. The quarterly fee payable by us and RCS Holdings to RCS Capital Management, a related party, is allocated among us and RCS Holdings based on any reasonable method determined by our independent directors, such as the relative value of the services provided during the relevant period or the relative amount of time spent by RCS Capital Management providing management services to us, on the one hand, and to RCS Holdings and our operating subsidiaries, on the other hand. The Internal Revenue Service, or IRS, could challenge the allocation of the quarterly fee among us and RCS Holdings or the deductibility of the quarterly fee by us or RCS Holdings if, for example, the amount of the quarterly fee is not reasonable relative to the services provided. If the deduction were successfully denied, in whole or in part, we or RCS Holdings, as applicable, would compute taxable income without deducting the quarterly fee, thereby increasing taxable income (or reducing losses) despite the reduction in our or RCS Holdings’ cash due to the payment of the quarterly fee to RCS Capital Management.

There are various conflicts of interest arising out of our relationship with RCAP Holdings and RCS Capital Management, which could result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationship with RCAP Holdings and RCS Capital Management. Specifically, Mr. Schorsch, the executive chairman of our board of directors, Mr. Kahane, our chief executive officer and one of our directors, Mr. Budko, our executive vice president, chief investment officer and one of our directors, Mr. Block, one of our directors, and Mr. Weil, our president, treasurer, secretary and one of our directors, are executives and/or members of both RCAP Holdings and RCS Capital Management. These individuals have conflicts between their duties to us and their duties to, and interests in, RCAP Holdings, RCS Capital Management and other affiliates of RCAP Holdings and RCS Capital Management, and these conflicts may not be resolved in our favor.

Conflicts may arise with respect to the interpretation, continuation, renewal or enforcement of our agreements with RCS Capital Management, RCAP Holdings and their affiliates, including the agreements described under “Relationships and Related Party Transactions.” The resolution of any such conflict in favor or RCAP Holdings, RCS Capital Management or any of their affiliates may materially harm our results of operations and the value of your shares of our Class A common stock.

For example, we have provided certain non-traded REITs sponsored by American Realty Capital, which are affiliates of RCAP Holdings, with a variety of support, advisory and other services in connection with preparation for and execution of their proposed and completed strategic transactions, namely their listings on national securities exchanges, under agreements that provide for fixed advisory fees and fixed fees due at the time of completion of the transaction. We expect that we will enter into similar arrangements on similar terms with other non-traded REITs sponsored by American Realty Capital in the future. A conflict could arise over the rates that we earn under these arrangements, and we could earn less under these arrangements in the future if the individuals who control the non-traded REITs sponsored by American Realty Capital and us make such a determination. Similar conflicts that are not resolved in our favor could occur in connection with the services we provide to the mergers and acquisitions advisory and capital markets services we provide to other related parties.

We are also subject to conflicts of interest in connection with the First Allied acquisition, under which 11,264,929 shares of our Class A common stock to RCAP Holdings are issuable as consideration, based on a value of $207.5 million for the equity of First Allied and the VWAP of our Class A common stock on January 15, 2014, the day prior to the announcement of the Cetera merger agreement. The value of $207.5 million for the equity of First Allied was determined as the effective original cost of $177.0 million (consisting of $145.0 million in merger consideration (including the First Allied notes) paid to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger), minus indebtedness (net of cash) of First Allied of $7.0 million plus a carrying cost of $37.5 million. The carrying cost represented a 21.5% cost of capital, based on an estimate of what we believe a third-party investor would have earned for a similar investment. The rate used to determine the carrying cost was 21.2%, which was based on the period from June 5, 2013 (the date the original First Allied merger agreement was executed and RCAP Holdings committed to make the investment) through May 31, 2014 (the expected closing date of the First Allied acquisition at the time the carrying cost was determined). The annualized rate from September 25, 2013 (the date the investment was actually made) until May 31, 2014 was 34.4%.

The value of the shares of Class A common stock to be issued by us as consideration in the First Allied acquisition is $228.1 million, based on the public offering price per share. Accordingly, the effective cost to us for the First Allied acquisition will be $261.5 million (including $33.4 million of First Allied indebtedness and assuming a closing price for our Class A common stock of the public offering price per share on the date of consummation of the contribution), which is $84.5 million more than the effective cost to RCAP Holdings for First Allied in September 2013 under the terms of the original First Allied merger agreement. The price and terms of the First Allied acquisition may not be the same as they would be if the transaction had been negotiated at arm’s length with an unaffiliated third party. See “Relationships and Related Parties — The First Allied Acquisition.”

The quarterly fees payable to RCS Capital Management under the services agreement may cause RCS Capital Management to engage in risky behavior in order to increase its compensation.

Under the services agreement, RCS Capital Management is entitled to receive: (i) quarterly fees based on our GAAP pre-tax income; and (ii) incentive fees based on our Core Earnings, as defined under “RCS Capital Management and American Realty Capital — Services Agreement.” RCS Capital Management is also entitled to receive performance-based awards based on Total Return as measured against a peer group of companies, as further described under “Management — 2013 Manager Multi-Year Outperformance Agreement.” In providing services to us under the terms of the services agreement, the opportunity to earn compensation based on our GAAP pre-tax income and based on Core Earnings may lead RCS Capital Management to place undue emphasis on the maximization of our aggregate GAAP pre-tax income and Core Earnings at the expense of other criteria that would be beneficial to our business, such as preservation of capital, in order to obtain more compensation. Additionally, RCS Capital Management might engage in risky or speculative behavior in order to maximize Total Return, even if such behavior might put us at risk. Core Earnings is a non-GAAP measure and is defined as our after-tax GAAP net income (loss), before the incentive fee plus non-cash equity compensation expense, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss). The amount may be adjusted to include one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between RCS Capital Management and our independent directors and after approval by a majority of our independent directors.

We are an “emerging growth company” under the federal securities laws and subject to reduced public company reporting requirements.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, and are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies. We could remain an “emerging growth company” for up to five years, or until the earliest of: (1) the last day of the first fiscal year in which we have total annual gross revenue of $1.0 billion or more; (2) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of our common stock held by non-affiliates exceeds $700.0 million, measured as of the last business day of our most recently completed second fiscal quarter, and we have been publicly reporting for at least 12 months); or (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

We expect that, based on our pro forma revenues after giving effect to the completion of the recent and pending acquisitions, we will cease to be an “emerging growth company” on December 31, 2014.

Under the JOBS Act, “emerging growth companies” are not required to (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of Sarbanes-Oxley; (2) comply with new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, which may require mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor must provide additional information about the audit and the issuer’s financial statements; (3) comply with new audit rules adopted by the PCAOB after April 5, 2012 (unless the SEC determines otherwise); (4) provide certain disclosures relating to executive compensation generally required for larger public companies; or (5) hold stockholder advisory votes on executive compensation. We have elected to take advantage of several of the JOBS Act exemptions that are applicable to us. To the extent we have availed ourselves of any exemptions from various reporting requirements, it may be more difficult for investors and securities analysts to evaluate us and we do not know if some investors will find shares of our Class A common stock less attractive as a result, which may result in a less active trading market for shares of our Class A common stock or a more volatile stock price.

Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means that an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, we have elected to “opt out” of such extended transition period, and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

Any material weaknesses in our internal controls may impede our ability to produce timely and accurate financial statements, which could cause us to fail to file our periodic reports timely, result in inaccurate financial reporting or restatements of our financial statements, subject our stock to delisting and materially harm our business, results of operations, financial condition and the price of our Class A common stock. We have had several significant deficiencies in our internal control over financial reporting identified.

As a public company, we are required to file annual and quarterly periodic reports containing our financial statements with the SEC within prescribed time periods. As part of the NYSE listing requirements, we are also required to provide our periodic reports, or make them available, to our stockholders within prescribed time periods. We may not be able to produce reliable financial statements or file these financial statements as part of a periodic report in a timely manner with the SEC or comply with NYSE listing requirements. In addition, we could make errors in our financial statements that could require us to restate our financial statements. If we are required to restate our financial statements in the future for any reason, any specific adjustment may be adverse and may cause our results of operations and financial condition, as restated, to be materially adversely impacted. As a result, we could be the subject of adverse publicity, stockholder lawsuits and investigations and sanctions by regulatory authorities, such as the SEC. Any of the above consequences could cause the price of our Class A common stock to decline and could impose significant unanticipated costs on us.

However, for as long as we remain an “emerging growth company,” as defined in the JOBS Act, we intend to take advantage of the exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, which is applicable to other public companies. See “— We are an “emerging growth company” under the federal securities laws and subject to reduced public company reporting requirements.”

We expect that, based on our pro forma revenues after giving effect to the completion of the recent and pending acquisitions, we will cease to be an “emerging growth company” on December 31, 2014. Once we cease to be an “emerging growth company,” as of each fiscal year end thereafter, our independent registered public accounting firm will be required to evaluate and report on our internal controls over financial reporting in the event we are an accelerated filer or large accelerated filer. To the extent we find material weaknesses in our internal controls, we may determine that we have ineffective internal controls over financial reporting as of any particular fiscal year end, and we may receive an adverse assessment of our internal controls over financial reporting from our independent registered public accounting firm. Moreover, any material weaknesses or other deficiencies in our internal controls may delay the conclusion of an annual audit or a review of our quarterly financial results.

From time to time, we have had significant deficiencies in our internal control over financial reporting. For the quarter ended September 30, 2013, there was a significant deficiency identified involving the receipt by our independent registered accounting firm from us of multiple versions of trial balances and supporting schedules which led to changes primarily related to (i) a change in the allocation of corporate overhead between entities based on review by senior management, (ii) adjustments to our non-controlling interest and equity accounts due to stock based compensation, and (iii) changes to the disclosure of related party transactions in our financial statements. In October 2013, due to the allocation of certain corporate overhead expenses to our non-controlling interest, we amended our Current Report on Form 8-K reporting our earnings for the quarter ended September 30, 2013 by issuing a press release containing an upwards adjustment to earnings and earnings per share attributable to us. For the year ended December 31, 2013, there were significant deficiencies identified involving (a) our recording of revenue from certain investment banking transactions on a percentage of completion method without formal documentation of the bases for these accounting estimates until our independent registered accounting firm requested additional details about the significant assumptions utilized in making the revenue estimates, and (b) the fact that 3,975,000 LTIP Units that were issued in June 2013 to RCS Capital Management were not previously accounted for. While no such deficiency, individually or in the aggregate, has resulted in a material weakness to date, any significant deficiency that is not remediated could, on its own or in combination with other significant deficiencies, give rise to a material weakness. We have also been advised by our independent registered accounting firm that it will identify a significant deficiency for the quarter ended March 31, 2014. The significant deficiency relates to restricted stock grants made by a related party to employees of our company during 2013. The expenses related to such grants should have been recorded in the period of the grant, but they were not recorded until the quarter ended March 31, 2014.

If we are not able to issue our financial statements in a timely manner, or if we are not able to obtain the required audit or review of our financial statements by our independent registered public accounting firm in a timely manner, we will not be able to comply with the periodic reporting requirements of the SEC and the listing requirements of the NYSE. If these events occur, the listing of our Class A common stock on the NYSE could be suspended or terminated and the price of our Class A common stock could materially suffer. In addition, we could be subject to investigation and sanction by the SEC and other regulatory authorities and to stockholder lawsuits, which could impose significant additional costs on us, divert management attention and materially harm our business, results of operations, financial condition and the price of our Class A common stock.

We would be required to pay to RCAP Holdings most of the tax benefit of any depreciation or amortization deductions we may claim as a result of the step up in tax basis we would receive if the exchange by RCAP Holdings of substantially all of its Operating Subsidiaries Units is characterized as a taxable exchange.

If the exchange by RCAP Holdings of substantially all of its Operating Subsidiaries Units for shares of our Class A common stock (and cancellation of its corresponding shares of our Class B common stock) through the exchange transactions qualifies as a tax-free contribution to us under Section 351 of the Code, we would obtain carryover tax basis in the tangible and intangible assets of Realty Capital Securities, RCS Advisory and ANST connected with such Operating Subsidiaries Units. Accordingly, we would not be required to make any payments under the tax receivable agreement we have entered into with RCAP Holdings.

However, if the exchange were treated as a taxable transaction, each of Realty Capital Securities, RCS Advisory and ANST intends to have an election under Section 754 of the Code which would result in us receiving a step up in the tax basis in the tangible and intangible assets of each of Realty Capital Securities, RCS Advisory and ANST with respect to such Operating Subsidiaries Units acquired by us in such exchanges. The increase in tax basis would be expected to reduce the amount of tax that we would otherwise be liable for in the future. Pursuant to the tax receivable agreement we have entered into with RCAP Holdings, we would be required to pay RCAP Holdings 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that we realize as a result of this increase in tax basis resulting from the exchange. The amount and timing of any payments under the tax receivable agreement would vary depending on a number of factors, including the extent to which the exchange is taxable, the amount and timing of our income and the tax rates then applicable. See “Relationships and Related Party Transactions — Tax Receivable Agreement.”

Risks Related to our Class A Common Stock and this Offering

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our Class A common stock may be volatile and could be subject to wide fluctuations. In addition, the trading volume on Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to resell your shares of our Class A common stock at or above your purchase price, if at all. There can be no assurance that the market price of our Class A common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A common stock, or result in fluctuations in the price or trading volume of Class A common stock, include:

•	adverse publicity about direct investment programs, generally, or individual scandals specifically;
•	general market and economic conditions;
•	variations in our quarterly operating results;
•	our failure to meet the market’s earnings expectations;
•	departures of principals or additions/departures of other key personnel;
•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;
•	actions by our stockholders;
•	changes in market valuations of similar companies;
•	actual or anticipated poor performance in our underlying investment strategies;
•	publication of research reports about us or the securities industry, or the failure of securities analysts to cover our Class A common stock;
•	changes or proposed changes in laws or regulation, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters; and
•	litigation and governmental investigations.

Public perceptions of the actual or expected risks or benefits of the recent and pending acquisitions could also affect the price of our Class A common stock. If we do not achieve the perceived benefits of the recent and pending acquisitions as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the recent and pending acquisitions on our financial results is otherwise not consistent with the expectations of financial or industry analysts, the market price of our Class A common stock may decline as a result of the recent and pending acquisitions. Similarly, uncertainty about the completion of the pending acquisitions, which are subject to conditions, may also affect the market price of our Class A common stock.

Future sales of our Class A common stock in the public market or future issuances in connection with acquisitions of businesses could lower the market price of our Class A common stock.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock by RCAP Holdings after completion of this offering and the concurrent private offering, or the perception that such sales could occur. Sales and issuances of our Class A common stock may also occur in connection with the issuance of 11,264,929 shares of our Class A common stock to RCAP Holdings as consideration in the First Allied acquisition and the estimated issuance of 2,254,815 additional shares of our Class A common stock to pay consideration at the completion of the Summit acquisition, the ICH acquisition, the J.P. Turner acquisition and the StratCap acquisition (based on the public offering price per share), which, collectively, would constitute 47.74% of our currently outstanding Class A common stock. These sales or issuances, or the possibility that these sales or issuances may occur, also might make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

Pursuant to the registration rights agreement entered into with RCAP Holdings and RCS Capital Management, we have agreed to use our reasonable best efforts to file registration statements from time to time for the sale of the shares of our Class A common stock, including our Class A common stock which was issued in connection with the exchange transactions and any equity-based awards granted to RCS Capital Management under our equity plan. See “Relationships and Related Party Transactions — Registration Rights Agreement.”

We have also agreed to file with the SEC a continuously effective resale registration statements for the shares of our Class A common stock issued to Luxor in the concurrent private offering and for the shares of our Class A common stock issuable upon conversion of the convertible preferred stock and the convertible notes issued to Luxor in connection with the Cetera financings on or prior to June 13, 2014. See “The Recent and Pending Acquisitions — The Cetera Financings —The Luxor Financings —  Other Agreements with Luxor — Registration Rights.” Following the effectiveness of these registration statements, 18,992,474 shares of our Class A common stock owned by Luxor or underlying securities convertible at the election of Luxor will be eligible for future sale upon conversion.

There can be no assurance as to the size or price of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock, including future sales by the selling stockholder, may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Class A common stock to decline. See “Shares Eligible for Future Sale.”

You will suffer immediate and substantial dilution in connection with this offering, the concurrent private offering and upon the issuance of securities in connection with certain of the pending acquisitions.

We expect that the offering price per share of our Class A common stock in this offering and the concurrent private offering will be substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately after this offering. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities.

Significant dilution to existing stockholders will also occur in connection with the issuance of 11,264,929 shares of our Class A common stock to RCAP Holdings as consideration in the First Allied acquisition and the estimated issuance of 2,254,815 additional shares of our Class A common stock to pay consideration at the completion of the Summit acquisition, the ICH acquisition, the J.P. Turner acquisition and the StratCap acquisition (estimated based on the public offering price per share), which, collectively, would constitute 47.74% of our currently outstanding Class A common stock. These issuances will also increase the number of shares that may be issued under our equity plan, pursuant to which the number of shares of our Class A common stock equal to 10% of our issued and outstanding Class A common stock (on a fully diluted basis) at any time may be granted as awards. In addition, issuances of awards under our equity plan or sales of shares under our stock purchase program may result in dilution of the economic interests of our public stockholders.

Significant dilution also may occur due to the estimated 18,992,474 shares of our Class A common stock issuable upon conversion, at the conversion rate applicable as of the date of this prospectus, of $120.0 million (face amount) of 5% convertible notes and $270.0 million (aggregate liquidation preference) of 7.00% convertible preferred stock issued to Luxor as part of the Cetera financings. This amount is expected to increase because the negative covenants contained in the bank facilities prohibit us from paying dividends on the convertible preferred stock, and the terms of the convertible preferred stock provide that accrued and unpaid dividends also are convertible into additional shares of our Class A common stock. In connection with the Cetera financings, Luxor purchased a membership interest in RCS Capital Management and has the right to require us to purchase the interest in exchange for shares of our Class A common stock (or, at Luxor’s election, a cash equivalent). As of the date of this prospectus and after giving effect to the conversion of all outstanding convertible preferred stock and convertible notes, this offering, the concurrent private offering and the completion of the recent and pending acquisitions, 1,682,604 shares and 2,458,094 shares, respectively, of our Class A common stock would be issuable upon exercise by Luxor of this put right. An exercise by Luxor of its put right with respect to its membership interest in RCS Capital Management that requires us to issue additional shares of our Class A common stock could also cause dilution.

Any additional capital raised by us through the sale of equity or convertible securities or any equity or convertible securities issued as consideration in future acquisitions may also dilute your ownership in us. Furthermore, if we issue additional equity securities, our stockholders will experience dilution, the new equity securities could have rights senior to those of our Class A common stock. Because our decision to issue securities in any future offering may depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. As a result, our stockholders bear the risk of our future securities offerings reducing the market price of our Class A common stock and diluting their interest in us.

Our ability to pay dividends is restricted following the completion of the Cetera financings.

We paid cash dividends to our Class A stockholders on a quarterly basis as approved by our board of directors commencing in July 2013 (with respect to the second quarter of 2013) through April 2014 (with respect to the first quarter of 2014). At the present time, we do not expect to continue paying quarterly dividends in subsequent quarters, as our ability to pay dividends is restricted following the completion of the Cetera acquisition due to the negative covenants that are contained in agreements we entered into when we consummated the Cetera financings, which prohibit payment of dividends by us and our operating subsidiaries (subject to certain limited exceptions). See “Dividend Policy and Dividends.”

Our stockholders also may not receive the same dividends for other reasons, including the following:

•	we may not have enough cash to pay such dividends due to changes in our cash requirements, capital spending plans, cash flow or financial position;
•	we may desire to retain cash to maintain or improve our credit rating;
•	our stockholders have no contractual or other legal right to dividends that have not been declared and decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of our board of directors, which reserves the right to change our dividend practices at any time and for any reason; and
•	the amount of dividends that our operating subsidiaries may distribute to us may be subject to restrictions imposed by state law, or regulators and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

As a consequence, we also may have to limit or eliminate payment of dividends on our Class A common stock without regard for the negative covenants described above.

Anti-takeover provisions in our amended and restated certificate of incorporation and by-laws could discourage a change of control that our stockholders may favor, which could negatively affect the market price of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and by-laws may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. For example, our amended and restated certificate of incorporation authorizes the issuance of preferred stock that could be issued by our board of directors to thwart a takeover attempt. In addition, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock. The market price of our Class A common stock could be adversely affected to the extent that the provisions of our amended and restated certificate of incorporation and by-laws will discourage potential takeover attempts that our stockholders may favor. See “Description of Capital Stock” for additional information on the anti-takeover measures applicable to us.

If the pending acquisitions are not consummated, we will have broad discretion over the use of the net proceeds from this offering.

If the pending acquisitions are not consummated, we will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our board of directors and our management regarding the application of the net proceeds from this offering. Although we expect to use the net proceeds from this offering for general corporate purposes if the pending acquisitions are not consummated, including support and expansion of our wholesale distribution platform, our investment banking, capital markets and transaction management services platform, strategic acquisitions and principal investment opportunities, we have not allocated these net proceeds for specific purposes. In addition, we may not be successful in investing the net proceeds from this offering to yield a favorable return. If we do not invest or apply these proceeds in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline. For more information, see “Use of Proceeds.”

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock depends in part on the research and reports that securities or industry analysts publish about us. If few or no securities or industry analysts cover us, the market price of our Class A common stock could be negatively impacted. If securities or industry analysts cover us and if one or more of such analysts downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, the price of our Class A common stock may decline. If one or more of the analysts covering us fail to publish reports on us regularly, demand for our Class A common stock could decline, which could cause the price and trading volume of our Class A common stock to decline.

All of our debt obligations, and any future indebtedness we may incur, will have priority over our Class A common stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of our company, our Class A common stock would rank below all debt claims against us. In addition, any convertible or exchangeable securities or other equity securities that we have issued, such as the Luxor securities, or may issue in the future, may have rights, preferences and privileges more favorable than those of our Class A common stock. As a result, holders of our Class A common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to our Class A common stock have been satisfied.

We could be subject to claims based on the delegation by our board of directors of the authority to grant restricted stock under our equity plan to our officers, which delegation has been ratified by our board of directors.

Our board of directors or our Executive Committee delegated to our officers the authority to designate the grantees of up to 2,158,000 restricted shares of Class A common stock authorized to be issued by the board of directors or Executive Committee under our equity plan. During the period from March 17, 2014 to March 31, 2014, our officers authorized and documented the issuance of an aggregate of 1,817,238 restricted shares of Class A common stock under our equity plan. None of the shares so issued are being sold as part of this offering. Because the Delaware General Corporate Law, or DGCL, does not permit the delegation to officers of the right to issue common stock, these grants were either void or voidable under DGCL. On May 27, 2014, our board of directors ratified the grants made under our equity plan. Under certain authority, common law ratification by our board of directors would have caused the grants to be valid stock issuances by us at the time of the respective grants. However, a recent decision of the Delaware Chancery Court (which is currently being appealed to the Delaware Supreme Court) suggests that such ratification may not be effective unless we also follow a statutory procedure provided for under Section 204 of the DGCL, which became effective after that decision of the Delaware Chancery Court. If the decision of the Delaware Chancery Court is upheld, we will follow the statutory procedure under Section 204 of the DGCL, and the effectiveness of the respective stock issuances will relate back to the time of the respective grants. That procedure, among other things, requires notice of the ratification to our stockholders and permits stockholders to bring claims asserting that the defective corporate act or putative stock ratified is void or voidable due to the identified failure of authorization, or that the Delaware Chancery Court should declare in its discretion that a ratification in accordance with Section 204 of the DGCL not be effective or be effective only on certain conditions, in each case within a period of time after notice of the ratification. There can be no assurance any such claims will not be asserted and, if asserted, that the claims will not be successful. If the ratification were not effective, then the issuance of the shares of restricted stock would be invalid and we could have liability to grantees of the restricted stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, our anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business, including:

•	our ability to complete the pending acquisitions on the anticipated terms, in the anticipated timeframes or at all, due to the failure of any required closing condition to be met, the exercise by one of the parties of its right to terminate one of the relevant agreements, an adverse judgment in any stockholder litigation challenging any of the pending acquisitions or any other reason;
•	our ability to integrate the acquired businesses into our existing businesses;
•	whether and when we will be able to realize the anticipated benefits from the recent and pending acquisitions;
•	significant dilution could result from future issuances of our Class A common stock;
•	future sales of our Class A common stock could lower the market price of our Class A common stock;
•	adverse developments in the direct investment program industry;
•	deterioration in the business environment in the specific sectors of the economy in which we focus or a decline in the market for securities of companies within these sectors;
•	substantial fluctuations in our financial results;
•	our ability to retain our senior professionals and key management personnel of the acquired businesses;
•	pricing and other competitive pressures;
•	changes in laws and regulations and industry practices that adversely affect our business;
•	incurrence of losses in the future;
•	competition from larger firms;
•	larger and more frequent capital commitments by Realty Capital Securities;
•	limitations on our access to capital;
•	malfunctioning or failure in our operations and infrastructure; and
•	failure to achieve and maintain effective internal controls.

These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering and the concurrent private offering will be approximately $407.7 million, or approximately $476.2 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock from us, in each case after deducting the underwriting discounts and estimated offering expenses payable by us. We will not receive any proceeds from the sale of 5,000,000 shares of our Class A common stock by the selling stockholder in this offering, although we will bear the costs, other than the underwriting discounts and commissions, associated with those shares.

We intend to use the net proceeds from this offering and the concurrent private offering: (i) to fund approximately $184.8 million of cash consideration and other costs required to complete the pending acquisitions; (ii) to deposit $26.3 million in the special escrow as required by the bank facilities, which amount can be drawn on to repay the First Allied notes, which are exchangeable at the option of the holders for cash or Class A common stock to be delivered by RCAP Holdings, mature on September 25, 2016 and bear interest at the annual rate of 5%; (iii) to pay certain fees that are payable to Luxor consisting of approximately $17.7 million in connection with the issuance of the convertible notes and convertible preferred stock and approximately $2.3 million in connection with the Class A common stock to be issued in the concurrent private offering; (iv) to pay $33.4 million in outstanding First Allied indebtedness, provided the First Allied acquisition has occurred, which matures on January 2, 2018 and bears interest at a rate of plus LIBOR plus a 2.00% – 2.50% (subject to adjustment based on the consolidated debt to EBITDA ratio (as defined in the underlying agreement) of First Allied and its consolidated subsidiaries); and (v) for general corporate purposes, including other acquisitions. However, the portion of the proceeds of this offering that will be used in connection with each pending acquisition will depend upon the timing of the closings of the pending acquisitions. Additional cash amounts required to consummate the pending acquisitions are expected to be paid from available cash. This offering is not conditioned upon the closing of the pending acquisitions. If the pending acquisitions are not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including additional acquisitions. See “Risk Factors — Risks Related to the Recent and Pending Acquisitions.”

The selling stockholder expects to use the proceeds it receives from this offering: (i) to provide funds to pay tax obligations unrelated to us; (ii) to repay debt incurred in connection with the acquisition of First Allied in September 2013; and (iii) for other general purposes.

Our board of directors, in the exercise of its fiduciary duties, will ensure that the net proceeds are allocated in a manner that, in its business judgment, will be in the best interest of all our stockholders. As described in “Dividend Policy and Dividends,” we do not anticipate making dividends or distributions in the foreseeable future due to negative covenants in agreements we entered into in connection with the Cetera financings.

MARKET PRICE OF OUR CLASS A COMMON STOCK

Our Class A common stock began trading on the NYSE under the symbol “RCAP” on June 5, 2013. Prior to that, there was no public market for our Class A common stock. The table below sets forth, for the periods indicated, the high and low sales prices per share of our Class A common stock since June 5, 2013.

	Price Per Share of Class A Common Stock
	High	Low
2013
Second Quarter(1)	$19.78	$16.51
Third Quarter	$18.00	$15.00
Fourth Quarter	$18.66	$15.51
2014
First Quarter	$39.30	$17.42
Second Quarter(2)	$39.98	$22.19

(1)	For the period from June 5, 2013 through June 30, 2013.
(2)	Through June 4, 2014.

On June 4, 2014, the closing price of our Class A common stock was $22.60 per share. As of June 4, 2014, we had four holders of record of our Class A common stock. This number excludes owners for whom our Class A common stock may be held in “street” name.

DIVIDEND POLICY AND DIVIDENDS

Commencing in July 2013 (with respect to the second quarter of 2013) through April 2014 (with respect to the first quarter of 2014), we paid dividends in an amount equal to $0.18 per share for each quarter. We funded our dividends from our portion of distributions made by our operating subsidiaries from their available cash generated from operations.

At the present time, we do not expect to continue paying quarterly dividends in subsequent quarters due to the negative covenants described below. RCAP Holdings is not entitled to any cash dividends in its capacity as the sole holder of our Class B common stock, but it participates with respect to the one Class B Unit it holds in each operating subsidiary, on a pro rata basis in distributions by our operating subsidiaries and is entitled to cash dividends in its capacity as a holder of shares of Class A common stock.

The negative covenants that are contained in the bank facilities entered into when we consummated the Cetera financings prohibit payment of dividends by us and our subsidiaries, subject to certain limited exceptions. Additionally, the indenture governing the convertible notes issued to Luxor contains a similar covenant that is less restrictive than the covenants contained in the bank facilities.

The declaration and payment of all dividends is at the sole discretion of our board of directors. In determining the amount of any dividends, our board of directors takes into account: (i) the financial results of our operating subsidiaries; (ii) our available cash, as well as anticipated cash requirements (including debt servicing, if any); (iii) our capital requirements and the capital requirements of our operating subsidiaries; (iv) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by our operating subsidiaries to us; (v) general economic and business conditions; and (vi) any other factors that our board of directors may deem relevant.

Our dividend policy has certain other risks and limitations, particularly with respect to liquidity. We may not pay dividends according to our policy, or at all, if, among other things, one or more of our operating subsidiaries is unable to make distributions to us as a result of its operating results, cash requirements and financial condition, the applicable laws of the State of Delaware (which may limit the amount of funds available for distribution), its compliance with any covenants and financial ratios related to any indebtedness it may incur and its other agreements with third parties. Under Delaware law, we may only pay dividends from legally available surplus or, if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus is defined as the excess of a corporation’s total assets over the sum of its total liabilities plus the amount the corporation has determined to be capital. Under Delaware law, our board of directors can use the fair value of assets and liabilities, rather than book value, in making this determination. To the extent we do not have sufficient cash to pay dividends, we may decide not to pay dividends. By paying cash dividends rather than investing that cash in our future growth, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures.

We are taxable as a corporation for U.S. federal income tax purposes and therefore holders of our Class A common stock are not taxed directly on our earnings. Distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax rules). If the amount of a distribution by us to our stockholders exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of a holder’s basis in the Class A common stock and thereafter as capital gain.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2014: (i) on an actual basis; (ii) adjusted, to give effect to the completion of the Cetera acquisition and the Cetera financings; (iii) adjusted, to give effect to the completion of the Cetera acquisition and the Cetera financings, this offering and the concurrent private offering; and (iv) adjusted, to give effect to the completion of the Cetera acquisition and the Cetera financings, this offering, the concurrent private offering and the completion of the pending acquisitions.

You should read the following table in conjunction with our financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited pro forma consolidated financial statements appearing elsewhere in this prospectus.

	As of March 31, 2014
	Historical	Adjusted for the Cetera acquisition and the Cetera financings(1)	Adjusted for this offering and the concurrent private offering(2)	Adjusted for the pending acquisitions(3)
	(in thousands except per share data)
Cash and cash equivalents	$100,421	$(1,644)	$406,015	$310,941
Stockholders’ Equity:
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 28,317,237 issued and outstanding, as of March 31, 2014; 28,317,237 issued and outstanding, as further adjusted for the completion of the Cetera acquisition and the Cetera financings; 50,210,122 issued and outstanding, as further adjusted for this offering and the concurrent private offering; 63,729,866 issued and outstanding, as further adjusted for the completion of the pending acquisitions	27	27	48	61
Class B common stock, $0.001 par value, 100,000,000 shares authorized, one issued and outstanding as of March 31, 2014; one issued and outstanding, as further adjusted for the completion of the Cetera acquisition and the Cetera financings; one issued and outstanding, as further adjusted for this offering and the concurrent private offering; one issued and outstanding, as further adjusted for the completion of the pending acquisitions	—	—	—	—
Preferred stock, $.001 par value, 14,657,980 shares outstanding after adjustment for the Cetera acquisitions and the Cetera financings	—	15	15	15
Additional paid-in capital	91,216	329,022	736,660	918,628
Accumulated other comprehensive loss	(85)	(85)	(85)	(85)
Retained earnings	—	—	—	—
Total stockholders’ equity	91,158	328,979	736,638	918,619
Non-controlling interest	7,642	7,642	7,642	7,642
Total Capitalization	$98,800	$336,621	$744,280	$926,261

(1)	Reflects our consolidated historical capitalization adjusted for, in connection with the Cetera financings: (a) the incurrence of $775.0 million of aggregate indebtedness pursuant to the bank facilities, which amount is subject to mandatory prepayment by up to $80.0 million if one or more of the ICH acquisition, the Summit acquisition and the Hatteras acquisition are abandoned or terminated; (b) the issuance of the convertible preferred stock to Luxor; and (c) the issuance of the convertible notes to Luxor. The foregoing excludes 5,665,722 shares of our Class A common stock issuable upon conversion of the convertible notes (based on an assumed conversion price of $21.18 per share, which is the conversion price applicable as of the date of this prospectus pursuant to the terms of the convertible notes) and 13,326,752 shares of our Class A common stock issuable upon conversion of the convertible preferred stock (based on an assumed conversion price of $20.26 per share, which is the conversion price applicable as of the date of this prospectus pursuant to the terms of the convertible preferred stock) issued in connection with the Cetera financings because we are not assuming conversion of those securities.
(2)	Reflects our consolidated historical capitalization adjusted for: (i) in connection with the Cetera financings: (a) the incurrence of $775.0 million of indebtedness pursuant to the bank facilities, which amount is subject to mandatory repayment by up to $80.0 million if one or more of the ICH acquisition, the Summit acquisition and the Hatteras acquisition are abandoned or terminated; (b) the issuance of the convertible preferred stock to Luxor; and (c) the issuance of the convertible notes to Luxor; and (ii) in connection with this offering and the concurrent private offering, the issuance of shares of our Class A common stock, net of estimated expenses. The foregoing excludes 5,665,722 shares of our Class A common stock issuable upon conversion of the convertible notes (based on an assumed conversion price of $21.18 per share, which is the conversion price applicable as of the date of this prospectus pursuant to the terms of the convertible notes) and 13,326,752 shares of our Class A common stock issuable upon conversion of the convertible preferred stock (based on an assumed conversion price of $20.26 per share, which is the conversion price applicable as of the date of this prospectus pursuant to the terms of the convertible preferred stock) issued in connection with the Cetera financings because we are not assuming conversion of those securities.
(3)	Reflects our consolidated historical capitalization adjusted for: (i) in connection with the Cetera financings: (a) the incurrence of $775.0 million of indebtedness pursuant to the bank facilities, which amount is subject to mandatory prepayment by up to $80.0 million if one or more of the ICH acquisition, the Summit acquisition and the Hatteras acquisition are abandoned or terminated; (b) the issuance of the convertible preferred stock to Luxor; and (c) the issuance of the convertible notes to Luxor; (ii) in connection with this offering and the concurrent private offering, the issuance of shares of our Class A common stock, net of estimated expenses; and (iii) the issuance of approximately 13,519,744 shares of our Class A common stock for the equity portion of the consideration due in connection with the StratCap acquisition, the First Allied acquisition, the ICH acquisition, the Summit acquisition, and the J.P. Turner acquisition, which amount was estimated based on the public offering price per share (except with respect to the First Allied acquisition, for which the 11,264,929 shares of our Class A common stock to be issued is provided for in the First Allied contribution agreement), partially offset by the elimination of existing equity balances. The actual number of shares to be issued in connection with each of these pending acquisitions will be pursuant to the First Allied contribution agreement, the ICH merger agreement, the Summit merger agreement and the J.P. Turner acquisition agreement, the terms of which are described in more detail in “The Recent and Pending Acquisitions.” The foregoing excludes the approximately 5,665,722 shares of our Class A common stock issuable upon conversion of the convertible notes (based on an assumed conversion price of $21.18 per share, which is the conversion price applicable as of the date of this prospectus pursuant to the terms of the convertible notes) and 13,326,752 shares of our Class A common stock issuable upon conversion of the convertible preferred stock (based on an assumed conversion price of $20.26 per share, which is the conversion price applicable as of the date of this prospectus pursuant to the terms of the convertible preferred stock) issued in connection with the Cetera financings because we are not assuming conversion of those securities.

SELECTED HISTORICAL FINANCIAL DATA

Presented below is the selected consolidated financial data of our company and our operating subsidiaries as of and for the periods indicated. The following selected financial data of our company and our operating subsidiaries should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus. The selected operating data for the quarters ended March 31, 2014 and March 31, 2013 and the selected statement of financial condition data as of March 31, 2014 been derived from unaudited financial statements of our company included elsewhere in this prospectus. The selected statement of financial condition data as of March 31, 2013 has been derived from unaudited financial statements of our company not included in this prospectus. The selected operating data for the years ended December 31, 2013, 2012 and 2011 and the selected statement of financial condition data as of December 31, 2013 and 2012 have been derived from the audited financial statements of our company included elsewhere in this prospectus. The selected operating data for the years ended December 31, 2010 and 2009, and the selected statement of financial condition data as of December 31, 2011, 2010 and 2009, have been derived from audited financial statements of Realty Capital Securities that are not included in this prospectus. For periods prior to and including December 31, 2012, we provide data solely for Realty Capital Securities because it was the only one of our operating subsidiaries that was in operation as of and prior to December 31, 2012.

	Historical
	Three Months Ended March 31,		Year Ended December 31,
($ in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
Selected Operating Data:
Revenue	$187,205	$218,631	$886,495	$287,497	$174,729	$114,131	$28,219
Operating expenses	171,305	191,884	785,943	280,085	170,987	116,513	32,230
Provision for income taxes(1)	3,244	—	2,202	—	—	—	—
Net income (loss)	$12,656	$26,747	$98,350	$7,412	$3,742	$(2,382)	$(4,011)
Statement of Financial Condition Data:
Cash	$100,421	$43,749	$45,744	$12,683	$3,941	$4,157	$1,730
Total assets	146,370	62,444	111,127	16,211	5,406	7,491	5,089
Total liabilities	47,570	30,621	31,601	10,485	2,538	4,324	1,763
Total stockholders’ equity	91,158	31,824	44,856	5,726	2,868	3,167	3,326
Non-controlling interest	7,642	—	34,670	—	—	—	—
Other Data:
Direct investment equity capital raised(2)	$1,583,200	$2,378,300	$8,629,800	$2,952,061	$1,765,125	$1,147,912	$284,438
Basic and diluted earnings per share of Class A common stock	0.22	—	1.04	—	—	—	—
Cash dividends declared per share of Class A common stock	0.18	—	0.54	—	—	—	—

(1)	During the years ended December 31, 2012, 2011, 2010 and 2009, Realty Capital Securities was the only one of our operating subsidiaries that was in operation. As a limited liability company it was not subject to income taxes, accordingly, Realty Capital Securities did not record income tax expense (benefit).
(2)	Equity capital raised represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers and registered investment advisors with whom Realty Capital Securities had a dealer manager relationship.

Presented below is the selected consolidated financial data of our company on a pro forma basis following the completion of the pending acquisitions, this offering and the concurrent private offering (assuming net proceeds of $407.7 million from this offering and the concurrent private offering) as of and for the period indicated.

	Pro Forma
($ in thousands)	Quarter Ended March 31, 2014	Year Ended December 31, 2013
	(unaudited)	(unaudited)
Selected Operating Data:
Revenue	$676,487	$2,642,869
Operating expenses	681,416	2,676,570
Provision for income taxes	—	—
Net income (loss)	$(4,929)	$(33,701)
Statement of Financial Condition Data:
Cash	$310,941
Total assets	2,640,059
Total liabilities	1,713,798
Total equity	918,619

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information in this section includes forward-looking statements that involve risks and uncertainties. Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Additionally, if the pending acquisitions are consummated, the independent retail advice platform will represent a substantial part of our business, and accordingly, our historical results may not be indicative of our performance in the future.

The following discussion and analysis should be read in conjunction with the financial statements and related notes of our company included elsewhere in this prospectus. The historical financial data for the year ended December 31, 2013 discussed below reflect the historical results of operations and financial condition of RCS Capital Corporation and subsidiaries. Due to the limited operating history of RCS Capital Corporation, the historical financial data for the years ended December 31, 2012 and 2011 discussed below reflect the historical results of operations and financial condition of Realty Capital Securities, which is the only one of our operating subsidiaries that was in operation as of and prior to December 31, 2012.

Executive Summary

We are a holding company that was incorporated in Delaware on December 27, 2012. We currently are engaged in the wholesale distribution and investment banking, capital markets and transaction management services businesses through Realty Capital Securities, RCS Advisory and ANST. Following the consummation of the Cetera acquisition on April 29, 2014, we also are engaged in the independent retail advice business through Cetera. During the period from October 1, 2013 to April 3, 2014, we entered into agreements to acquire the other acquired businesses through the pending acquisitions, which have not yet been consummated. Our discussion of our existing businesses in this section does not assume the consummation of the recent and pending acquisitions.

Our Existing Businesses

Commencing from our initial public offering in June 2013, we operated through three operating subsidiaries in four principal segments: Wholesale Broker-Dealer; Transaction Management; Investment Banking and Capital Markets; and Transfer Agent.

In March 2014, we launched SK Research, the initial component of a new research division dedicated to alternative investment programs. The results of operations of SK Research did not have a material impact on our results of operations during the first quarter of 2014.

Following the completion of the Cetera acquisition on April 29, 2014, we also are engaged in the independent retail advice business through Cetera. The results of operations of Cetera will not have an impact on our results of operations until the second quarter of 2014.

Wholesale Distribution

Our wholesale distribution platform is the leading multi-product distributor of direct investment program offerings to independent broker-dealers and the retail financial advisor community. Leveraging the expertise of our affiliate, American Realty Capital, the leading sponsor of real estate direct investment programs, we have developed substantial distribution capabilities through a selling group of approximately 260 brokerage firms with approximately 900 active selling agreements supporting approximately 80,000 financial advisors.

From inception through March 31, 2014, our wholesale distribution platform has distributed 24 offerings with total equity capital raised in such offerings of approximately $17.3 billion. As of April 30, 2014, our wholesale distribution platform was distributing nine public offerings seeking to raise a total of $14.2 billion of equity. Additionally, as of that date, our wholesale distribution platform serves as the distributor for three open-end mutual funds and one closed-end interval fund. The offerings are direct investment programs registered with the SEC, consisting primarily of non-traded REITs. The offerings are sector-specific and consist of net lease real estate, healthcare, grocery anchored retail, real estate debt, oil and gas, anchored core retail, small mid-market lending, global sale-leaseback, New York office and retail, a closed-end real estate securities fund, an open-end real estate securities fund and a non-traded business development company fund. Substantially all of our offerings relate to direct investment programs sponsored by our affiliate, American Realty Capital.

For 2013, we had a 35.1% market share measured by equity capital raised of all direct investment programs, and a 41.2% market share measured by equity capital raised of non-traded REITs, the largest segment of direct investment programs, according to Stanger. For the quarter ended March 31, 2014, we had a 28.0% market share measured by equity capital raised of all direct investment programs, and we had a 29.0% market share measured by equity capital raised of non-traded REITs. Revenues for our wholesale distribution platform grew from $1.4 million in 2008 to $803.0 million in 2013. Meanwhile, the non-traded REIT industry has itself grown rapidly, with total annual equity capital raised increasing from $9.6 billion in 2008 to $19.6 billion in 2013, according to Stanger.

During 2013, 38% of Realty Capital Securities’ sales of interest in non-traded REITs consisted of sales of interests in U.S. Net Lease REITs sponsored by American Realty Capital. In connection with the merger between ARCP and Cole, American Realty Capital and Mr. Schorsch agreed that neither American Realty Capital nor any of its affiliates, including Realty Capital Securities, will be permitted to sponsor or raise capital for any U.S. Net Lease REITs sponsored by American Realty Capital. Mr. Schorsch and other persons affiliated with American Realty Capital are directors and executive officers of ARCP. This restriction does not prohibit Realty Capital Securities from raising money for U.S. Net Lease REITs that are not affiliates of American Realty Capital, Mr. Schorsch or any of their affiliates.

We believe this restriction will not impact the total volume of sales of interests in non-traded REITs for at least the next several years, as we had separately determined to discontinue sales of U.S. Net Lease REITs beginning in 2014 prior to the consummation of the agreement with Cole. We made the determination because we believe the current environment of modestly rising interest rates will dampen demand for U.S. Net Lease REITs, which typically feature long-term leases with fixed rent payments that may not increase in line with rents from other property types in a rising interest rate environment.

During 2013, we distributed nine non-traded REIT offerings that were not U.S. Net Lease REITs, as compared to six non-traded REIT offerings that were not U.S. Net Lease REITs during 2012, and we believe that we will be able to offset the discontinuation of sales of U.S. Net Lease REITs with other appropriate offerings targeted at the current market.

Investment Banking, Capital Markets and Transaction Management Services

Our investment banking, capital markets and transaction management services platform provides comprehensive strategic advisory services focused on the direct investment programs, particularly non-traded REITs. These strategic advisory services include mergers and acquisitions advisory, capital markets activities, registration management, and other transaction support services that capture value across the direct investment program lifecycle. We have demonstrated particular expertise in the real estate sector by our status as the second largest advisor of real estate mergers and acquisitions transactions in 2012 and 2013, executing deals with $4.1 billion and $10.0 billion in transaction value, respectively, according to SNL Financial. To date, these services have been provided primarily to clients that were sponsored or managed by American Realty Capital. Due to the specialized nature of the direct investment program industry, we believe we are particularly well suited to advise funds and direct investment programs that are distributed by Realty Capital Securities.

Research Division

In March 2014, we launched SK Research, the initial component of a new research division dedicated to alternative investment programs. As a first step in our establishment of a research division, SK Research will provide focused research, consulting, training and education, and due diligence on traditional and non-traditional investment products. We believe that adding a research division will augment our back-office and investment management capabilities and enhance the training, education and practice management tools available to our independent retail advice platform and the financial advice we can provide to our clients. We believe the launch of SK Research will benefit both our independent retail advice platform and the broader community of mass affluent investors who will rely on our financial advisors and our investment programs.

Critical Accounting Policies and Estimates

Set forth below is a summary of the critical accounting policies and significant accounting estimates that management believes are important to the preparation of our financial statements or are essential to understanding of our financial position and results of operations. These significant accounting policies and estimates include:

Revenue and expense recognition for selling commissions and dealer manager fees and the related expenses

We believe that revenue and expense recognition for selling commissions and dealer manager fees and the related expenses is a critical accounting policy in the preparation of our financial statements as well as to an understanding of our financial position and results of operations.

Realty Capital Securities receives selling commissions and dealer manager fees from related party and non-related party sponsors for its wholesale distribution efforts. The commission and dealer manager fee rates are established jointly in a single contract negotiated with each individual issuer. Realty Capital Securities generally receives commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, all of which are redistributed as third-party commissions, in accordance with industry practices. Commission percentages are generally established in the issuers’ offering documents leaving Realty Capital Securities no discretion as to the payment of third-party commissions. Commission revenues and related expenses are recorded on a trade date basis as securities transactions occur.

Realty Capital Securities, serving as a dealer manager, receives fees and compensation in connection with the wholesale distribution of non-traded securities. Realty Capital Securities contracts directly with independent broker-dealers and registered investment advisers to solicit share subscriptions. The non-traded securities are offered on a “best efforts” basis and Realty Capital Securities is not obligated to underwrite or purchase any shares for its own account. Realty Capital Securities generally receives up to 3.0% of the gross proceeds from the sale of common stock as a dealer manager fee and also receives fees from the sale of common stock through registered investment advisers. Realty Capital Securities has sole discretion as to reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support incurred by respective participating broker-dealers as compared to those of other participating broker-dealers. Dealer manager fees and reallowances are recorded on a trade date basis as securities transactions occur.

We analyze our contractual arrangements to determine whether to report revenue on a gross basis or a net basis. The analysis considers multiple indicators regarding the services provided to their customers and the services received from suppliers. The goal of the analysis is to determine which entity is the primary obligor in the arrangement. After weighing many indicators, including our position as the exclusive distributor or dealer manager primarily responsible for the distribution of its customers’ shares, its discretion in supplier selection, that our suppliers bear no credit risk and that the commission and dealer manager fee rates are established jointly in a single contract, we concluded that the gross basis of accounting for its commission and fee revenues is appropriate.

During the year ended December 31, 2013, we modified our approach with respect to revenues derived from the sale of securities purchased through fee-based advisors by reducing to zero the selling commissions charged on sales through the registered investment adviser channel, or the RIA channel. The offerings affected were generally related party offerings. This selling commission change became effective on July 1, 2013, and the 7% selling commission we received from each sale through the RIA channel was reduced to 0%. Prior to the change, the full amount of the dealer manager fee (generally 3%) and the 7% selling commission was charged against the amount invested through the RIA channel, and we retained the dealer manager fee and the 7% selling commission charged against the investor’s purchase price. After the change, we no longer receive any selling commissions on sales through the RIA channel, but continue to retain the dealer manager fee (generally 3%) of the amount invested in connection with sales through the RIA channel.

This modified business practice does not constitute a change in accounting policy. During the year ended December 31, 2013 and 2012, equity capital raised for offerings distributed by us through the RIA channel was $720.2 million and $291.1 million, respectively. During the three months ended March 31, 2014 and 2013, equity capital raised for offerings distributed by us through the RIA channel was $14.5 million and $17.8 million, respectively.

Investment Banking Advisory Services

We receive fees and compensation for providing investment banking, capital markets and related advisory services. Such fees are charged based on agreements entered into with related party and non-related party public and private issuers of securities and their sponsors and advisors, on a negotiated basis. Fees and expenses that are unpaid are recorded in investment banking fees receivable and reimbursable expenses in the statement of financial condition. Income from investment banking agreements that are not deferred is recognized when the transactions are complete or the services have been performed. Income from certain investment banking agreements is recorded in deferred revenue in the consolidated statement of income and is recognized over the remaining life of the offering, which normally ranges from three to 26 months. To date, substantially all fees have been received from related parties.

Services Revenue

Our operating subsidiaries receive fees for providing transaction management, marketing support, due diligence advice, events, training and education, conference management and other services. Such fees are charged at hourly billing rates for the services provided, based on agreements entered into with related party issuers of securities on a negotiated basis. Such fees are billed and recorded monthly based on services rendered.

Transfer Agency Revenue

ANST receives fees for providing transfer agency and related services. Such fees are charged based on agreements entered into with related party issuers of securities on a negotiated basis. Certain fees are billed and recorded monthly based on account activity, such as new account establishment fees and call fees. Other fees, such as account maintenance fees, are billed and recorded monthly.

Reimbursable Expenses

Our operating subsidiaries include all reimbursable expenses in gross revenue because our operating subsidiaries are the primary obligor, have discretion in selecting a supplier, and bear the credit risk of paying the supplier prior to receiving reimbursement from the customer.

Internal commissions, payroll and benefits expenses

Included in internal commissions, payroll and benefits in the consolidated statements of income is performance-based compensation. The determination of performance-based compensation involves a high degree of judgment by management and takes into account our actual operating performance, conditions in our industry and other macroeconomic factors. It is possible that revisions to our estimate of performance-based compensation could affect our results of operations in any reporting period.

Income taxes

We are subject to the income tax laws of the U.S. and those state and local jurisdictions in which we conduct business. These laws can be complex and subject to interpretation. To prepare the consolidated financial statements we may make assumptions or use judgment when interpreting these income tax laws which could impact the provision for income taxes as well as the deferred tax assets and liabilities.

Our provision for income taxes includes current and deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. We recognize deferred income tax assets if, in management’s judgment, it is more likely than not that they will be realized. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. This determination is based upon a review of all available evidence, both positive and negative, including our earnings history, the timing, character and amount of future earnings potential, the reversal of taxable temporary differences and the tax planning strategies available. As of March 31, 2014 and December 31, 2013, we did not record a valuation allowance against our deferred income tax asset.

We have a tax receivable agreement with RCAP Holdings. This agreement requires us to pay RCAP Holdings if certain reductions in tax liabilities occur. Due to the uncertainty surrounding these taxable events, management must use assumptions and estimates in determining if a liability is necessary. See “— Tax Receivable Agreement” and Note 11 of our consolidated financial statements included elsewhere in this prospectus for more information. It is possible that changes in our assumptions regarding these taxable events could affect our results of operations in any reporting period. As of March 31, 2014 and December 31, 2013 there was no impact to our financial statements from the tax receivable agreement.

2013 Manager Multi-Year Outperformance Agreement

We have a performance-based bonus award agreement with RCS Capital Management, which is intended to further align RCS Capital Management’s interests with those of us and our stockholders. The award requires the use of estimates and judgment regarding our achievement of the total return to stockholders which includes both share price appreciation and common stock dividends, as measured against a peer group of companies, for the three-year performance period commencing on the commencement date.

The fair value of the OPP award is determined utilizing a Monte Carlo simulation technique under a risk-neutral premise and uses significant assumptions including the risk free rate of interest, the expected dividend yield and the historical and implied volatility of a peer group of companies.

Acquisition accounting/intangible asset valuation and goodwill impairment

We have acquired Cetera and entered into agreements to acquire an investment management group and several independent broker-dealers and registered investment advisers, which we refer to as the pending acquisitions. The pending acquisitions are expected to close during the year ending December 31, 2014. However, as of the date of this prospectus, the pending acquisitions have not yet been completed and although we believe that the completion of each of the pending acquisitions is probable, the closings of the pending acquisitions are subject to various closing conditions including, in certain cases, approval of the transaction by certain of the acquired businesses’ stockholders and FINRA having approved an application under Rule 1017 for a change in the indirect ownership of the acquired businesses’ broker-dealer subsidiaries, and therefore there can be no assurance that any or all of the pending acquisitions will be consummated.

Because the Cetera acquisition was consummated and we expect the pending acquisitions will be consummated, we expect accounting for acquisitions, the related valuation of intangible assets and goodwill impairment to become a critical accounting policy involving significant estimates. We expect to use the purchase method of accounting whereby the excess purchase consideration is allocated to identifiable assets and liabilities. This allocation requires the use of significant judgment and estimates. We expect to test our goodwill balances at least annually, or more frequently if there are indicators of impairment testing using the fair value approach at the reporting unit level. Goodwill impairment involves the use of significant estimates and judgment to determine the fair value of the reporting units that may include the use of discounted future cash flows, projected earnings and peer group analysis. With respect to the First Allied acquisition, the contribution is expected to be accounted for at historical cost rather than the purchase method because First Allied and our company are under common control of RCAP Holdings.

Results of Operations

Comparison of Three Months Ended March 31, 2014 to Three Months Ended March 31, 2013

The following table provides an overview of our consolidated results of operations (dollars in thousands):

	Three Months Ended March 31,
	2014	2013	% Change
Revenues	$187,205	$218,631	(14)%
Expenses	171,305	191,884	(11)%
Income before taxes	15,900	26,747	(41)%
Provision for income taxes	3,244	—
Net income	$12,656	$26,747	(53)%

	Three Months Ended March 31,
	2014	2013	% Change
EBITDA (Non-GAAP)(1)	$15,951	$26,781	(40)%
Adjusted EBITDA (Non-GAAP)(1)	$34,826	$26,781	30%
Adjusted net income (Non-GAAP)(1)	$20,435	$16,048	27%
Adjusted net income per adjusted share (Non-GAAP)(1)	$0.77	$0.61	26%

(1)	See “— Earnings Before Interest, Taxes, Depreciation and Amortization” for more information on our calculation.

We recorded net income of $12.7 million for the three months ended March 31, 2014 compared to net income of $26.7 million for the three months ended March 31, 2013. The decrease reflects $6.7 million of transaction costs and $10.2 million on non-cash share-based compensation. Adjusted net income, which adds back non-recurring and certain non-cash expenses, totaled $20.4 million, or $0.77 per adjusted share, for the three months ended March 31, 2014 versus $16.0 million, or $0.61 per adjusted share, for the three months ended March 31, 2013.

Revenues for the three months ended March 31, 2014 decreased $31.4 million, or 14%, to $187.2 million, as compared to $218.6 million for the three months ended March 31, 2013 primarily due to a 33% decrease in equity capital raised by direct investment programs distributed by us. The decrease was primarily due to commissions and dealer manager fees from distributing related party products for the three months ended March 31, 2014, which decreased $32.1 million and $28.4 million, respectively, as compared to March 31, 2013. During the three months ended March 31, 2014, we had related party commissions and dealer manager fees of $92.4 million and $44.4 million, respectively, as compared to $124.6 million and $72.8 million, respectively, during the three months ended March 31, 2013. The decreases reflect the fact that equity capital raised by related party sponsored offerings decreased from $2.4 billion from seven related party offerings during the three months ended March 31, 2013 to $1.6 billion from nine related party offerings during the three months ended March 31, 2014 primarily because three offerings closed during the second half of 2013 and two offerings closed during the three months ended March 31, 2014. These offerings are finite life offerings with different closing dates, which can cause fluctuations in equity capital raised from quarter to quarter. The rate of equity capital raised generally increases, in some cases very sharply, over the life of an offering so that a decline in equity capital raised would be expected when one offering is closed and replaced with a new offering. During the three months ended March 31, 2014, we had non-related party commissions and dealer manager fees of $0.2 million and $0.1 million, respectively, as compared to $9.2 million and $4.6 million, respectively, during the three months ended March 31, 2013. The decreases reflect the fact that equity capital raised by non-related party sponsored offerings decreased from $147.6 million from two non-related party offerings during the three months ended March 31, 2013 to $7.7 million from one non-related party offering during the three months ended March 31, 2014.

During the year ended December 31, 2013, we modified our treatment of selling commissions on the sale of securities purchased through the RIA channel, by reducing to zero the selling commissions charged on sales on offerings sold through the RIA channel. The offerings affected were generally related party offerings. This modified business practice does not constitute a change in accounting policy. See “— Critical Accounting Policies & Estimates — Revenue and expense recognition for selling commissions and dealer manager fees and the related expenses” for further details. During the three months ended March 31, 2014 and 2013, RIA sales were approximately 9% and 7%, respectively, of total sales. This selling commission change became effective on July 1, 2013, when the 7% selling commission we received from each sale through the RIA channel was reduced to 0%. Prior to the change, the full amount of the dealer manager fee (generally 3%) and the 7% selling commission was charged against the amount invested through the RIA channel, and we retained the dealer manager fee and the 7% selling commission charged against the investor’s purchase price. After the change, we no longer receive any selling commissions on sales through the RIA channel, but continue to retain the dealer manager fee (generally 3%) of the amount invested in connection with sales through the RIA channel. The 7% selling commission was calculated based on the gross amount invested and represented $12.7 million for the period prior to the change (January 1, 2013 to March 31, 2013). During the quarter ended March 31, 2014, total revenue from sales through the RIA channel was $14.5 million, and we estimate that the foregone revenue attributable to eliminating the 7% selling commission was $10.0 million, or 7% of total wholesaling revenue. During the three months ended March 31, 2013, total revenue from sales through the RIA channel was $17.8 million, of which $12.7 million, or 6% of total wholesaling revenue, was attributable to the 7% selling commission.

The decrease in revenues from our wholesale broker-dealer was partially offset by higher revenues from our transaction management, investment banking and capital markets and transfer agent businesses, which commenced operations in 2013, and contributed $41.8 million more in revenues for the three months ended March 31, 2014 as compared to the three months ended March 31, 2013, primarily reflecting higher investment banking and capital markets fees as the result of an increase in the transaction size of closed capital markets and mergers and acquisitions transactions.

Expenses for the three months ended March 31, 2014 decreased $20.6 million, or 11%, to $171.3 million, as compared to $191.9 million for the three months ended March 31, 2013. The decrease for the three months ended March 31, 2014 compared to the three months ended March 31, 2013 primarily reflected lower selling expenses in our wholesale broker-dealer which decreased in tandem with corresponding revenues. The decreased selling expenses were primarily from lower commission expenses and third-party reallowance expenses from distributing related party products for the three months ended March 31, 2014 which decreased $32.1 million and $5.0 million, respectively, as compared to the three months ended March 31, 2013.

The decrease in expenses was partially offset by higher expenses from our transaction management, investment banking and capital markets and transfer agent businesses, which commenced operations in early 2013. Quarterly fees and OPP expenses were higher by $1.8 million and $7.2 million, respectively, for the three months ended March 31, 2014 compared to the three months ended March 31, 2013 reflecting the agreements entered into in connection with our initial public offering. We recognize the fair value of the OPP award over the requisite performance period of the award. The award is remeasured at each reporting date and the amortization of the expense is adjusted accordingly. The fair value of the OPP award increased from $3.3 million as of December 31, 2013 to $27.8 million reflecting the sharp increase in the price of our Class A common stock. As a result we had recorded significant amortization of the OPP expense for the three months ended March 31, 2014. For the three months ended March 31, 2014 transaction costs increased $6.7 million as compared to the three months ended March 31, 2013 reflecting expenses incurred in connection with the pending acquisitions. We may incur higher professional fees, interest expense and intangible asset amortization in connection with announced acquisitions and we may incur losses in future periods because of the level of amortization of intangible assets acquired and new interest expense as a result of debt incurred in connection with the pending acquisitions.

Wholesale Broker-Dealer

The following table provides an overview of the results of operations of our Wholesale Broker-Dealer business (dollars in thousands):

	Three Months Ended March 31,
	2014	2013	% Change
Revenues	$139,110	$211,844	(34)%
Expenses	$142,635	$188,981	(25)%

Revenues — Our revenues are primarily driven by the amount of gross equity capital being raised by the selling of direct investment programs by broker-dealers with whom Realty Capital Securities has a dealer manager relationship. To the extent that we are able to increase our market share with direct investment sponsors in addition to American Realty Capital, and the overall direct investment program industry continues to expand, our revenues should also increase. Although the most direct beneficiary of an increase in the amount of equity capital being raised would be our wholesale broker-dealer, we reasonably expect the other segments to also benefit from increasing volumes within investment banking, capital markets, transaction management and the transfer agency business.

Revenues for the three months ended March 31, 2014, decreased $72.7 million, or 34%, to $139.1 million, compared to $211.8 million for the three months ended March 31, 2013. Revenues generated by serving as dealer manager with respect to the raising of equity capital for non-affiliated offerings represented 0.2% and 6% of the total revenues for the three months ended March 31, 2014 and 2013, respectively. Equity capital raised by direct investment program offerings distributed by us decreased from $2.4 billion for the three months ended March 31, 2013 to $1.6 billion for the three months ended March 31, 2014 primarily because three offerings closed during the second half of 2013 and two offerings closed during the three months ended March 31, 2014. These offerings are finite life offerings with different closing dates, which can cause fluctuations in equity capital raised from quarter to quarter. The rate of equity capital raised generally increases, in some cases very sharply, over the life of an offering so that a decline in equity capital raised would be expected when one offering is closed and replaced with a new offering. For the three months ended March 31, 2014, our market share of the non-traded REITs measured by equity capital raised was 28%, according to Stanger.

Expenses — Expenses related to the activities of serving as dealer manager are correlated to the volume of revenues in a given period. Corresponding general and administrative expenses remain relatively constant compared to revenues, resulting in increased profitability. For the three months ended March 31, 2014, expenses decreased $46.3 million, or 25%, to $142.6 million compared to $189.0 million for the three months ended March 31, 2013. The selling expense portion of expenses decreased proportionately to revenues for the three months ended March 31, 2014 compared to the three months ended March 31, 2013 partially offset by an increase in payroll and benefits expenses which were higher due to increased headcount as a result of the build out of our infrastructure and higher shared-based compensation expense.

Transaction Management

The following table provides an overview of the results of operations of our Transaction Management business (dollars in thousands):

	Three Months Ended March 31,
	2014	2013	% Change
Revenues	$12,352	$2,271	444%
Expenses	$13,217	$1,210	992%

Revenues — Transaction Management revenues for the three months ended March 31, 2014 were $12.4 million, an increase of 444% compared to $2.3 million for the three months ended March 31, 2013 primarily due in increases in services revenues and reimbursable expense revenues attributable to increased mergers and acquisitions activity and liquidity events from affiliate-sponsored REITs.

Expenses — Expenses for the Transaction Management division were $13.2 million and $1.2 million for the three months ended March 31, 2014 and 2013, respectively, and primarily consisted of personnel related costs and transactions costs. For the three months ended March 31, 2014, expenses for the Transaction Management division increased 992% compared to the three months ended March 31, 2013 primarily due to expenses related to our pending acquisitions and higher headcount reflecting the fact that Transaction Management commenced operations in early 2013. We may continue to incur higher transaction fees as we complete the pending acquisitions and pursue other acquisition opportunities with the aim of both complementing our business and diversifying our revenue streams.

Investment Banking and Capital Markets

The following table provides an overview of the results of operations of our Investment Banking and Capital Markets division (dollars in thousands):

	Three Months Ended March 31,
	2014	2013	% Change
Revenues	$32,060	$3,491	818%
Expenses	$5,618	$859	554%

Revenues — Investment Banking and Capital Markets revenues primarily consist of fees earned from capital markets and financial advisory services for offerings and liquidity events of direct investment programs sponsored by American Realty Capital. Revenues for the three months ended March 31, 2014 were $32.1 million, an increase of 818% compared to the three months ended March 31, 2013 reflecting $28.4 million earned as advisor in the merger of ARCP and Cole, the largest public REIT merger completed thus far in 2014. The increase also reflects the fact that substantially all of the Investment Banking and Capital Markets division’s operations began in January 2013. We believe that revenues for the Investment Banking and Capital Markets division will continue to grow during 2014 due to fees we expect to earn from our pipeline of activity from direct investment programs sponsored by American Realty Capital.

Expenses — Expenses for the Investment Banking and Capital Markets division of $5.6 million for the three months ended March 31, 2014, increased 554% compared to the three months ended March 31, 2013 primarily as a result of the quarterly fee under the services agreement.

Transfer Agent

The following table provides an overview of the results of operations of our Transfer Agent (dollars in thousands):

	Three Months Ended March 31,
	2014	2013	% Change
Revenues	$4,131	$1,025	303%
Expenses	$3,390	$834	306%

Revenues — Revenues are earned as a result of the service fees charged by ANST to the various REITs and other issuers for which it serves as transfer agent. Such fees are based on transactions or number of active accounts (new account setup, account maintenance and closed accounts), or service level driven (in-bound and out-bound telephone calls).

Revenues for the three months ended March 31, 2014 were $4.1 million and $1.0 million, respectively. For the three months ended March 31, 2014, revenues increased 303% compared to the three months ended March 31, 2013 reflecting the fact that substantially all of ANST's operations began in January 2013. ANST provided transfer agency services to approximately 260,000 accounts during the three months ended March 31, 2014, compared to approximately 123,000 accounts during the three months ended March 31, 2013. The number of accounts being opened and/or serviced by ANST should continue to increase in 2014 as long as sales of REIT shares also continue to increase.

Expenses — Personnel costs and the costs of a third-party system and service provider are the primary expenses that offset transfer agency revenues. Under the third-party services agreement, ANST pays a vendor for its efforts in providing certain transfer agency related services, including information warehousing. During the third quarter of 2013, ANST transitioned certain services formerly provided by this vendor. While personnel and systems costs have increased as a result, ANST's total share of the transfer agency fees paid by clients has risen concurrently.

Expenses for the three months ended March 31, 2014 and 2013 were $3.4 million and $0.8 million, respectively. For the three months ended March 31, 2014, expenses increased 306% compared to the three months ended March 31, 2013, partially due to an increase in personnel and systems costs needed to support the increased activity levels driven by growth in equity capital raised. We believe that these systems costs on a per account basis will decline over time reflecting the scalability of the technology. In the short term, however, ANST increased staffing levels to increase the quality of its services and perform services customarily provided by a third-party provider, and incurred higher systems costs to support the increased account level activity driven by the growth in equity capital raised.

Investment Research

The following table provides an overview of the results of operations of our Investment Research business (dollars in thousands):

	Three Months Ended March 31,
	2014	2013	% Change
Revenues	$—	$—	—
Expenses	$444	$—	—

Revenues — Investment Research had no revenues for the three months ended March 31, 2014. Investment Research began operations in March 2014 and, accordingly, there are no comparable 2013 results.

Expenses — Expenses for the three months ended March 31, 2014 which primarily represented personnel costs were $0.4 million. Investment Research began operations in March 2014 and, accordingly, there are no comparable 2013 results.

Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

The following table provides an overview of our consolidated results of operations (dollars in thousands):

	Year Ended December 31,		% Change
	2013	2012
Revenues	$886,495	$287,497	208%
Expenses	785,943	280,085	181%
Income before taxes	100,552	7,412	1,257%
Provision for income taxes	2,202	—
Net income	$98,350	$7,412	1,227%

We recorded net income of $98.4 million for the year ended December 31, 2013 compared to net income of $7.4 million for the year ended December 31, 2012. Revenues for the year ended December 31, 2013 increased $599.0 million, or 208%, to $886.5 million, as compared to $287.5 million for the year ended December 31, 2012 primarily due to a 192% increase in gross equity capital raised by direct investment programs distributed by us for the year ended December 31, 2013 as compared to the year ended December 31, 2012. This increase in revenues was primarily due to commissions and dealer manager fees from distributing related party products for the year ended December 31, 2013, which increased $239.2 million and $132.7 million, respectively, as compared to the year ended December 31, 2012. During the year ended December 31, 2013, we had related party commissions and dealer manager fees of $400.6 million and $227.4 million, respectively, as compared to $161.4 million and $94.8 million, respectively, for the year ended December 31, 2012. These increases reflect the fact that equity capital raised by related party sponsored offerings and the number of related party offerings increased from $2.7 billion in equity capital raised from eight related party offerings during the year ended December 31, 2012, to $6.8 billion in equity capital raised from ten related party offerings during the year ended December 31, 2013. During the year ended December 31, 2013, we had non-related party commissions and dealer manager fees of $116.1 million and $56.3 million, respectively, as compared to $19.1 million and $10.1 million, respectively, for the year ended December 31, 2012. These increases reflect the fact that equity capital raised by non-related party sponsored offerings and the number of non-related party offerings increased from $0.3 billion from two non-related party offerings during the year ended December 31, 2012, to $1.9 billion in equity capital raised from two non-related party offerings during the year ended December 31, 2013.

During the year ended December 31, 2013, we modified our treatment of selling commissions on the sale of securities purchased through the RIA channel by reducing to zero the selling commissions charged on sales sold through the RIA channel. The offerings affected were generally related party offerings. This modified business practice does not constitute a change in accounting policy. See “— Critical Accounting Policies & Estimates — Revenue and expense recognition for selling commissions and dealer manager fees and the related expenses” for further details. In 2013 and 2012, RIA sales were approximately 8% and 10%, respectively, of total sales. This selling commission change became effective on July 1, 2013, when the 7% selling commission we received from each sale through the RIA channel was reduced to 0%. Prior to the change, the full amount of the dealer manager fee (generally 3%) and the 7% selling commission was charged against the amount invested through the RIA channel, and we retained the dealer manager fee and the 7% selling commission charged against the investor’s purchase price. After the change, we no longer receive any selling commissions on sales through the RIA channel, but continue to retain the dealer manager fee (generally 3%) of the amount invested in connection with sales through the RIA channel. The 7% selling commission was calculated based on the gross amount invested and represented $28.5 million for the period prior to the change (January 1, 2013 to June 30, 2013). Without this change, the revenue related to sales through the RIA channel for the year ended December 31, 2013 would have been $72.0 million, of which $51.9 million was attributable to the 7% selling commission, or 6% of total wholesaling revenue. During the two quarters prior to the change, the quarters ended March 31, 2013 and June 30, 2013, total revenue from sales through the RIA channel was $17.8 million and $18.8 million, respectively, of which $12.7 million, or 6% of total wholesaling revenue, and $15.8 million, or 7% of total wholesaling revenue, respectively, was attributable to the 7% selling commission. During the two quarters following the change, the quarters ended September 30, 2013 and December 31, 2013, total revenue from sales through the RIA channel was $17.5 million and $18.0 million, respectively, and we estimate that the foregone revenue attributable to eliminating the 7% selling commission were $11.1 million, or 5% of total wholesaling revenue, and $12.4 million, or 8% of total wholesaling revenue, respectively.

Our transaction management, investment banking and capital markets and transfer agent businesses, which commenced operations in 2013, contributed $83.9 million to the increased revenues. We ranked as the second largest in North American real estate mergers and acquisitions for the year ended December 31, 2013 with $10.0 billion in total transaction value, according to SNL Financial.

For the year ended December 31, 2013, expenses increased $505.9 million, or 181%, to $785.9 million compared to $280.1 million for the year ended December 31, 2012. The increase primarily reflected higher selling expenses in our wholesale broker-dealer business which increased in tandem with corresponding revenues. The increased selling expenses were primarily from higher commission expenses and third-party reallowance expenses from distributing related party products for the year ended December 31, 2013, which increased $239.2 million and $40.6 million, respectively, as compared to the year ended December 31, 2012.

Expenses also increased as a result of the operational set-up of our transaction management, investment banking and capital markets and transfer agent businesses, which commenced operations in 2013. Quarterly fees were $6.0 million higher for the year ended December 31, 2013 compared to the year ended December 31, 2012 reflecting the services agreement entered into in connection with our initial public offering. For the year ended December 31, 2013, professional fees increased $3.0 million, or 193%, to $4.6 million compared to $1.6 million for the year ended December 31, 2012. The increase reflected higher acquisition related expenses. We may incur higher professional fees, interest expense and intangible asset amortization in connection with announced acquisitions.

We will have significant intangible assets and long-term debt as a result of the recent and pending acquisitions. The intangible assets will be amortized over their useful lives resulting in amortization expense. The long-term debt requires us to pay interest which results in interest expense. We anticipate incurring recurring losses in future periods because of the significant level of amortization of intangible assets acquired and new interest expense.

Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

The following table provides an overview of our consolidated results of operations (dollars in thousands):

	Year Ended December 31,		% Change
	2012	2011
Revenues	$287,497	$174,729	65%
Expenses	280,085	170,987	64%
Income before taxes	7,412	3,742	98%
Provision for income taxes	—	—
Net income	$7,412	$3,742	98%

Total revenues increased $112.8 million, or 65%, to $287.5 million for the year ended December 31, 2012, compared to total revenues of $174.7 million for 2011. The increase in total revenues was primarily due to increases in commissions and dealer manager fees generated from distributing related party products as well as investment banking revenues earned within this new business unit, partially offset by decreases in commissions and dealer manager fees generated from non-related party products.

In 2012, commissions generated from distributing related party products nearly doubled to $161.4 million from $82.4 million in 2011, on approximately $2.3 billion and $1.2 billion of related party product sales through the commissionable independent broker-dealer channel, respectively. Realty Capital Securities sold products in eight related party-sponsored programs during both 2012 and 2011. In 2012, commissions earned from non-related party product offerings declined 17% to $19.1 million from $23.0 million in 2011. Gross equity raised by direct investment programs distributed by us for non-related party products declined by approximately $47 million during 2012, as Realty Capital Securities’ non-related party sponsored programs offered decreased from three programs to two programs due to the completion of a non-related party offering during 2011.

Dealer manager fees earned from related party products increased to $94.8 million in 2012 from 56.9 million in 2011, resulting from gross equity raised by direct investment programs distributed by us of approximately $2.6 billion and $1.4 billion from related party offerings during 2012 and 2011, respectively. Dealer manager fees from non-related party products decreased slightly to $10.1 million in 2012 from $10.8 million in 2011, as a result of lower non-related party offering proceeds based on the distribution of one less non-related party program given the successful completion of such offering during 2011.

Revenues of $0.9 million were derived from Realty Capital Securities’ investment banking advisory services business, which was introduced during 2012. These fees were earned in connection with services rendered resulting in a full cycle liquidity event for a previously distributed offering. Revenues for 2011 included a $0.3 million loss on an investment write-off.

Total expenses increased $109.1 million, or 64%, to $280.1 million for 2012 compared to $171.0 million for 2011. The increase in total expenses was primarily due to increases in third-party commissions and third-party reallowance on related party products, internal commissions, and payroll and benefits expense partially offset by decreases in third-party commissions and third-party reallowance on non-related party products.

In 2012, third-party commission expenses incurred from distributing related party product offerings nearly doubled to $161.4 million from $82.3 million in 2011, on approximately $2.3 billion and $1.2 billion of gross equity raised for related party product offerings through the commissionable independent broker-dealer channel during 2012 and 2011, respectively. The increase primarily reflected higher selling expenses in our wholesale broker-dealer business which increased in tandem with corresponding revenues. In 2012, third-party commissions incurred from non-related party products declined 17% to $19.1 million from $23.0 million in 2011. Gross equity raised via non-related party offerings declined by approximately $47 million during 2012, as Realty Capital Securities’ non-related party sponsored program offerings decreased from three programs to two programs due to the successful completion of one such offering during 2011.

Third-party reallowance incurred on related party products increased to $24.4 million in 2012 from $11.8 million in 2011, on increased sales volume. Third-party reallowance incurred on non-related party products decreased to $2.5 million in 2012 from $3.1 million in 2011, as a result of lower non-related party product sales.

Internal wholesaler commissions, payroll and benefits expenses increased during 2012 due to higher internal commissions on increased sales and increases in new personnel to meet the demand of the offerings distributed by Realty Capital Securities.

Net income for 2012 increased 98% to $7.4 million, compared to net income of $3.7 million in 2011.

Wholesale Broker-Dealer

Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

The following table provides an overview of the results of operations of our Wholesale Broker-Dealer business (dollars in thousands):

	Year Ended December 31,		% Change
	2013	2012
Revenues	$802,965	$286,572	180%
Expenses	$757,792	$280,085	171%

Revenues — Our revenues are primarily driven by the amount of gross equity capital being raised by the selling of direct investment programs by broker-dealers with whom Realty Capital Securities has a dealer manager relationship. To the extent that we are able to increase our market share with direct investment sponsors in addition to American Realty Capital, and the overall direct investment program industry continues to expand, our revenues should also increase. Although the most direct beneficiary of an increase in the amount of equity capital being raised would be our wholesale broker-dealer business, we reasonably expect the other segments to also benefit from increasing volumes within our investment banking, capital markets, transaction management and the transfer agent businesses. Industry-wide equity capital raised for the years ended December 31, 2013 and 2012 were $24.5 billion and $10.3 billion, respectively according to Stanger.

Revenues for the year ended December 31, 2013, increased $516.4 million, or 180%, to $803.0 million, compared to $286.6 million for the year ended December 31, 2012. Revenues generated by serving as dealer manager with respect to the raising of equity capital for non-related party offerings represented 21% and 10% of the total revenues for the years ended December 31, 2013 and 2012, respectively. Equity capital raised by programs sponsored or managed by American Realty Capital excludes one investment program co-sponsored by American Realty Capital and in which an affiliate of American Realty Capital is an advisor, but in which none of the executive officers are affiliates of American Realty Capital and in which the sub-advisor, which is unaffiliated with American Realty Capital is responsible for selection of investments on behalf of the advisor. Equity capital raised by direct investment program offerings distributed by us decreased from $2.4 billion for the three months ended September 30, 2013 to $1.8 billion for the three months ended December 31, 2013 primarily because three offerings closed during the three months ended September 30, 2013. No new offerings were initiated during the three months ended September 30, 2013, and one new offering was initiated during the three months ended December 31, 2013, with an equity capital value offered of $2.0 billion. No offerings closed during the three months ended September 30, 2013, and one offering closed during the three months ended December 31, 2013. These offerings are finite life offerings with different closing dates, which can cause fluctuations in equity capital raised from quarter to quarter. The rate of equity capital raised generally increases, in some cases very sharply, over the life of an offering so that a decline in equity capital raised would be expected when one offering is closed and replaced with a new offering.

Despite the fact that equity capital raised by direct investment programs distributed by us decreased from $2.4 billion for the three months ended September 30, 2013 to $1.8 billion for the three months ended December 31, 2013, for the year ended December 31, 2013, Realty Capital Securities served as dealer manager with respect to $8.6 billion in gross equity capital raised by direct investment programs distributed by us representing an increase of 192% compared to the year ended December 31, 2012. For the year ended December 31, 2013 our market share of the total equity capital raised in the entire direct investment real estate channel was 41.2% according to Stanger.

Expenses — Expenses related to the activities of serving as dealer manager with respect to the raising of gross equity capital are correlated to the volume of revenues in a given period. Corresponding general and administrative expenses remain relatively constant compared to revenues, resulting in increased profitability. For the year ended December 31, 2013, expenses increased $477.7 million, or 171%, to $757.8 million compared to $280.1 million for the year ended December 31, 2012. The increase primarily reflects the selling expense portion of expenses increased in line with the increase in revenues, for the year ended December 31, 2013 compared to the year ended December 31, 2012.

Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

The following table provides an overview of the results of operations of our Wholesale Broker-Dealer business (dollars in thousands):

	Year Ended December 31,		% Change
	2012	2011
Revenues	$286,572	$174,729	64%
Expenses	$280,085	$170,987	64%

Revenues for the year ended December 31, 2012, increased $111.8 million, or 64%, to $286.6 million, compared to $174.7 million for the year ended December 31, 2011. For the year ended December 31, 2012, expenses increased $109.1 million, or 64%, to $280.1 million compared to $171.0 million for the year ended December 31, 2011. Our wholesale broker-dealer business represented substantially all of the revenues and expenses of our company for the year ended December 31, 2012 and represented all of the revenues and expenses of our company for the year ended December 31, 2011. See “— Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011” above for the discussion of our performance during the year ended December 31, 2012 as compared to the year ended December 31, 2011.

Transaction Management

Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

The following table provides an overview of the results of operations of our Transaction Management business (dollars in thousands):

	Year Ended December 31,		% Change
	2013	2012
Revenues	$24,367	$—	—
Expenses	$14,517	$—	—

Revenues — Transaction Management revenues for the year ended December 31, 2013 were $24.4 million. Transaction Management began operations in January 2013, therefore, no comparable prior year results are available. Transaction Management revenues for the three months ended December 31, 2013 were $15.5 million, an increase of 266% compared to the three months ended September 30, 2013. The increase was attributable to higher mergers and acquisition activity and liquidity events from related party sponsored REITs.

Expenses — Expenses for Transaction Management for the year ended December 31, 2013 were $14.5 million. Transaction Management began operations in January 2013, therefore, no comparable prior year results are available. Transaction Management expenses for the three months ended December 31, 2013 were $8.0 million, an increase of 142% compared to the three months ended September 30, 2013 primarily due to higher professional fees reflecting higher acquisition related expenses. Acquisition related costs for the three months ended December 31, 2013 and the year ended December 31, 2013 were $3.9 million and $4.6 million, respectively. We may continue to incur higher professional fees in connection with strategic acquisition opportunities.

Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

Transaction Management did not begin operations until January 2013; therefore no information exists to compare the 2012 results against 2011 results.

Investment Banking and Capital Markets

Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

The following table provides an overview of the results of operations of our Investment Banking and Capital Markets business (dollars in thousands):

	Year Ended December 31,		% Change
	2013	2012
Revenues	$47,884	$925	5,077%
Expenses	$5,107	$—	—

Revenues — Investment Banking and Capital Markets revenues for the year ended December 31, 2013 were $47.9 million. Substantially all of the investment banking and capital markets operations began in January 2013; therefore, no significant comparable prior year results are available. Investment Banking and Capital Markets revenues for the three months ended December 31, 2013 were $32.3 million, an increase of 328% compared to the three months ended September 30, 2013 primarily reflecting an increase in the size of closed capital markets and mergers and acquisition transactions. The primary driver of revenues for the year ended December 31, 2013 was fees earned related to capital markets and financial advisory services for offerings and liquidity events of direct investment programs or entities sponsored or managed by American Realty Capital. We believe that revenues for Investment Banking and Capital Markets will continue to grow in early 2014 due to fees we expect to earn from our pipeline of activity from direct investment programs sponsored by American Realty Capital.

Expenses — Expenses for Investment Banking and Capital Markets of $5.1 million for the year ended December 31, 2013 were primarily personnel related costs. These costs, including operating and occupancy costs, were not incurred by this segment in 2012 as these expenses were incurred at Realty Capital Securities. During the year ended December 31, 2013, pursuant to a new expense sharing agreement, these costs were allocated to Investment Banking and Capital Markets.

Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

Substantially all of Investment Banking and Capital Markets’ operations began in January 2013; therefore no information exists to compare the 2012 results against 2011 results.

Transfer Agent

Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

The following table provides an overview of the results of operations of our Transfer Agent business (dollars in thousands):

	Year Ended December 31,		% Change
	2013	2012
Revenues	$12,558	$—	—
Expenses	$9,588	$—	—

Revenues — Revenues are earned as a result of the service fees charged by Transfer Agent to the various REITs and other issuers for which it serves as transfer agent, all of which are related parties. Such fees are based on transactions or number of active accounts (new account setup, account maintenance and closed accounts), or service level driven (in-bound and out-bound telephone calls). During the second half of 2013, Transfer Agent took another step toward a business model positioned for profitable growth. Services customarily provided by a third-party provider are now provided by Transfer Agent and a third-party provider, which we expect will increase the profitability of Transfer Agent over time.

Transfer Agent’s revenues for the year ended December 31, 2013 were $12.6 million. Transfer Agent began operations in January 2013 and, accordingly, there are no comparable 2012 results. For the three months ended December 31, 2013 revenues were $5.7 million, an increase of 61% compared to the three months ended September 30, 2013 reflecting a growth in the number of accounts serviced. Transfer Agent provided transfer agency services to approximately 226,000 accounts during the three months ended December 31, 2013, compared to approximately 200,000 accounts during the three months ended September 30, 2013. The number of accounts being opened and/or serviced by Transfer Agent should continue to increase in the year ending December 31, 2014 as long as sales of REIT shares also continue to increase.

Expenses — Personnel costs and the costs of a third-party system and service provider are the primary expenses that offset transfer agency revenues. Under the third-party services agreement, Transfer Agent pays a vendor for its efforts in providing certain transfer agency related services, including information warehousing. During the second half of 2013, Transfer Agent transitioned certain services formerly provided by this vendor. While personnel and systems costs have increased as a result, Transfer Agent’s total share of the transfer agency fees paid by clients has risen concurrently.

Transfer Agent’s expenses for the year ended December 31, 2013 were $9.6 million. Transfer Agent began operations in January 2013; therefore there are no comparable 2012 results. For the three months ended December 31, 2013, expenses increased 4% compared to the three months ended September 30, 2013, primarily due to an increase in quarterly fees.

Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

Transfer Agent did not begin operations until January 2013; therefore no information exists to compare the 2012 results against 2011 results.

Income Taxes

Income tax expense was $2.2 million for the period from June 10, 2013, the closing of our initial public offering, to December 31, 2013. The effective tax rate for the period from June 10, 2013 to December 31, 2013 was 2.2%. The effective tax rate is significantly below 35% because pretax income includes a non-controlling interest of 90.6% of Realty Capital Securities, RCS Advisory and ANST, with the remaining 9.4% of the income taxable to us after June 10, 2013, the date of the internal reorganization of our company and our operating subsidiaries. Income tax expense was $3.2 million for the three months ended March 31, 2014, and the effective tax rate was 20.5%. Pre-tax income includes a non-controlling interest of 90.6% of Realty Capital Securities, RCS Advisory and ANST, with the remaining 9.4% of the income taxable to us from January 1, 2014 through February 11, 2014, the date of the exchange transactions. For the three months ended March 31, 2014, our effective tax rate, excluding the effect of the non-controlling interest, was 46.1% based on the projected annual effective tax rate excluding the non-controlling interest.

Non-Controlling Interest

We have a controlling interest in each of our operating subsidiaries that was in existence and under our control as of December 31, 2013, namely Realty Capital Securities, RCS Advisory and ANST, and, as a result, our financial statements include the consolidated financial results of Realty Capital Securities, RCS Advisory and ANST. As of December 31, 2013, we owned 9.4% of the economic interest in our operating subsidiaries. As a result, we are required to present the 90.6% we do not own (the non-controlling interest) in our consolidated financial statements. On February 11, 2014, our non-controlling interest ceased to exist (other than a de minimis interest and, as of April 28, 2014, 310,947 earned LTIP Units) when RCAP Holdings exchanged all its Class B common stock and Class B Units in each of Realty Capital Securities, RCS Advisory and ANST except for one share of Class B common stock and one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST for a total of 23,999,999 shares of our Class A common stock. See “Our Structure and the Exchange Transactions.”

Earnings Before Interest, Taxes, Depreciation and Amortization

We use earnings before interest, taxes, depreciation and amortization, or EBITDA, and adjusted EBITDA, which are non-GAAP measures, as supplemental measures of our performance that are not required by, or presented in accordance with GAAP. None of the non-GAAP measures should be considered as an alternative to any other performance measure derived in accordance with GAAP. We use EBITDA and adjusted EBITDA as an integral part of our report and planning processes and as one of the primary measures to, among other things:

•	monitor and evaluate the performance of our business operations;

•	facilitate management’s internal comparisons of the historical operating performance of our business operations;
•	facilitate management’s external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels;
•	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
•	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted to exclude acquisition related expenses and equity-based compensation and other items. We believe similarly titled measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and adjusted EBITDA and other similar metrics when reporting their financial results. Our presentation of EBITDA and adjusted EBITDA should not be construed to imply that our future results will be unaffected by unusual or nonrecurring items.

The following table provides a reconciliation of net income (loss) attributable to us (GAAP) to our EBITDA (Non-GAAP) and adjusted EBITDA (Non-GAAP) for the three months ended March 31, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
Net income (loss) attributable to RCS Capital Corporation (GAAP)	$3,792	$—	$2,601	$—	$—
Add back: Net income attributable to non-controlling interest	8,864	26,747	95,749	7,412	3,742
Add back: Provision for income taxes	3,244	—	2,202	—	—
Add back: Depreciation expense	51	34	150	31	12
EBITDA (Non-GAAP)	15,951	26,781	100,702	7,443	3,754
Add back: Non-cash equity compensation	10,213	—	492	—	—
Add back: Acquisition related expenses(1)	6,717	—	5,977	—	—
Add back: Other non-recurring charges	1,945	—	—	—	—
Adjusted EBITDA (Non-GAAP)	$34,826	$26,781	$107,171	$7,443	$3,754

(1)	Includes transaction costs as well as certain travel and time expense reimbursements.

The non-GAAP measures have limitations as analytical tools, and you should not consider any of these measures in isolation or as a substitute for analyses of our income or cash flows as reported under GAAP.

Some of these limitations are:

•	they do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	they do not reflect changes in, or cash requirements for, our working capital needs;
•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and
•	depreciation and amortization are non-cash expense items that are reflected in our statements of cash flows.

In addition, other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. We compensate for these limitations by relying primarily on our GAAP results and using the non-GAAP measures only for supplemental purposes. Please see our financial statements and the related notes thereto.

The bank facilities and the convertible notes we entered into and issued in connection with the Cetera financings include covenants and other provisions based on a definition of EBITDA, which we refer to as Cetera EBITDA, that will differ from the definition of EBITDA described above. Furthermore, the convertible preferred stock we issued in connection with the Cetera financings also includes covenants and other provisions based on a definition of EBITDA, which is defined in the certificate of designation governing the convertible preferred stock, or the certificate of designation, as LTM, or the last 12 months, Adjusted EBITDA differs from both the definition of EBITDA described above and Cetera EBITDA.

Cetera EBITDA is used, among other things, in calculating the Leverage Ratio, First Lien Leverage Ratio, Secured Leverage Ratio and Fixed Charge Covenant Ratio, as defined in the credit agreement related to the first lien term facility, or the credit agreement in calculating similar ratios in the indenture governing the convertible notes, or the indenture. These ratios are used under both agreements as part of covenants relating to, among other things, incurrence of debt and payment of dividends and distributions.

Cetera EBITDA is generally comparable to EBITDA and adjusted EBITDA. Under the credit agreement and the indenture, Cetera EBITDA is similar to EBITDA, subject to certain additional adjustments, including further adjustments to add back (i) equity-based compensation and other non-cash charges and extraordinary, nonrecurring or unusual losses or expenses; (ii) fees and expenses incurred in connection with equity issuances and debt incurrences, and certain fees and expenses incurred in connection with the Cetera financings, the recent and pending acquisitions and other permitted acquisitions, which, in the aggregate (other than fees and expenses for the Cetera financings and the pending acquisitions to the extent scheduled), do not exceed 10% of Cetera EBITDA for the relevant period; (iii) certain projected net cost savings and synergies related to the recent and pending acquisitions and the Cetera financings based on actions to be taken within 18 months; and (iv) projected net cost savings and synergies related to other acquisitions and asset sales permitted under the credit agreement based on actions to be taken within 12 months, which, in the aggregate and prior to giving effect to such net cost savings and synergies, do not exceed 10% of Cetera EBITDA for the four quarters preceding the relevant determination date. The adjustments made to EBITDA to derive adjusted EBITDA are similar to the adjustments made to EBITDA to derive Cetera EBITDA, but there are also differences that could lead the results to not be comparable under certain circumstances, such as the differences in adjustments made to add back acquisition related expenses.

In addition, LTM Adjusted EBITDA is used as part of covenants relating to incurrence of debt in the certificate of designation. LTM Adjusted EBITDA is similar to EBITDA, subject to certain additional adjustments, including further adjustments for employee share-based compensation expense, acquisition and integration related expenses and equity issuance and related offering costs. The adjustments made to EBITDA to derive adjusted EBITDA are similar to the adjustments made to EBITDA to derive LTM Adjusted EBITDA, but there are also differences that could lead the results to not be comparable under certain circumstances, such as the adjustment made to add back integration related expenses.

We also use Core Earnings, a non-GAAP measure, to calculate the incentive fee payable to RCS Capital Management under our services agreement. While Core Earnings includes certain adjustments for non-cash items, it is based on after-tax GAAP net income and also includes adjustments for items such as unrealized gains or losses recorded for the period and the payment of incentive fees. Accordingly, Core Earnings is not comparable to EBITDA or adjusted EBITDA.

Liquidity and Capital Resources

Currently, our principal use of existing funds and any funds raised in the future are to expand our lines of business through internal growth and by acquiring complementary businesses, including the acquired businesses, as well as for the payment of operating expenses to our investors. In addition, we and RCS Holdings are party to a services agreement requiring payment of 10% of our U.S. GAAP pre-tax income to RCS Capital Management. This fee is computed and due on a quarterly basis.

Concurrently with the closing of the Cetera acquisition on April 29, 2014, we entered into the bank facilities with Barclays, Bank of America and other lenders. The bank facilities consist of: (i) a $575.0 million senior secured first lien term loan facility, having a term of five years; (ii) a $150.0 million senior secured second lien term loan facility, having a term of seven years; and (iii) a $25.0 million senior secured first lien revolving credit facility having a term of three years (was not drawn down at closing). The gross proceeds to us from the bank facilities was $685.6 million (after original issue discount and following the payment of fees and expenses due at closing).

On the same day, also in connection with the closing of the Cetera acquisition, we issued $120.0 million (face amount) of 5% convertible notes at a price of $666.67 per $1,000 of par value, for gross proceeds to us upon issuance of $80.0 million and $270.0 million (aggregate liquidation preference) of 7% convertible preferred stock to Luxor at a price of 88.89% of the liquidation preference per share, for gross proceeds to us upon issuance of $240.0 million.

We expect to meet our future short-term operating liquidity requirements through net cash provided by our current operations (and draws from our revolving credit facility). Management expects that our operating subsidiaries will generate sufficient cash flow to cover operating expenses the payment of interest on our indebtedness and the quarterly fee to RCS Capital Management.

Our initial public offering, which closed in June 2013, resulted in net proceeds after offering costs and underwriting discounts and commissions of $43.6 million. We expect to use cash available from our initial public offering, this offering, the concurrent private offering, the Cetera financings, ongoing operations and draws from our revolving credit facility to fund cash requirements for the acquisition of the acquired businesses through the pending acquisitions.

In order to meet our future long-term liquidity requirements or to continue to pursue strategic acquisition opportunities, we expect to utilize cash generated from our current operations and issue equity securities and debt securities in both public and private offerings, including in connection with the completion of the pending acquisitions. The issuance of these securities will depend on future market conditions, our obligations under the agreements related to the pending acquisitions to pay consideration in shares of our Class A common stock, funding needs and other factors, and there can be no assurance that any such issuance will occur or be successful.

Regulated Subsidiaries

Realty Capital Securities is subject to the SEC Uniform Net Capital Rule 15c3-1, which requires the maintenance of minimum net capital of the greater of $100,000 or 1/15th of aggregate indebtedness, as defined, and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. As of March 31, 2014, Realty Capital Securities had net capital of $19.3 million which was $17.4 million in excess of its required net capital, and aggregate indebtedness to net capital ratio was 1.47 to 1. As of December 31, 2013, Realty Capital Securities had net capital of $25.6 million which was $24.3 million in excess of its required net capital, and aggregate indebtedness to net capital ratio was 0.76 to 1. As of December 31, 2012, Realty Capital Securities had net capital of $3.4 million which was $2.7 million in excess of its required net capital, and aggregate indebtedness to net capital ratio was 3.07 to 1.

Cetera Advisor Networks LLC is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital. Cetera Advisor Networks LLC computes its net capital requirements under the alternative method provided for in Rule 15c3-1. The rule requires the maintenance of minimum net capital of the greater of $250,000 or 2% of aggregate debit items. As of December 31, 2013, Cetera Advisor Networks LLC had net capital of $9,811,152, which was $9,561,152 in excess of required net capital of $250,000. As of March 31, 2014, Cetera Advisor Networks LLC had net capital of $9,079,598, which was $8,829,598 in excess of required net capital of $250,000. Under the clearing arrangement with the clearing broker, Cetera Advisor Networks LLC is required to maintain certain minimum levels of net capital and comply with other financial ratio requirements. As of March 31, 2014 and December 31, 2013, Cetera Advisor Networks LLC was in compliance with all such requirements.

Cetera Advisors LLC is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital. Cetera Advisors LLC computes its net capital requirements under the alternative method provided for in Rule 15c3-1. The rule requires the maintenance of minimum net capital of the greater of $250,000 or 2% of aggregate debit items. As of December 31, 2013, Cetera Advisors LLC had net capital of $6,303,426, which was $6,053,426 in excess of required net capital of $250,000. As of March 31, 2014, Cetera Advisors LLC had net capital of $7,114,423, which was $6,864,423 in excess of required net capital of $250,000. Under the clearing arrangement with the clearing broker, Cetera Advisors LLC is required to maintain certain minimum levels of net capital and comply with other financial ratio requirements. As of March 31, 2014 and December 31, 2013, Cetera Advisors LLC was in compliance with all such requirements.

Cetera Financial Specialists LLC is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital. Cetera Financial Specialists LLC computes its net capital requirements under the basic method provided for in Rule 15c3-1. The rule requires the maintenance of minimum net capital of the greater of $50,000 or 1/15th of aggregate indebtedness. As of December 31, 2013, Cetera Financial Specialists LLC had net capital of $5,244,919 which was $4,977,884 in excess of required net capital of $267,035. As of March 31, 2014, Cetera Financial Specialists LLC had net capital of $3,347,180 which was $3,097,180 in excess of required net capital of $250,000. Under the clearing arrangement with the clearing broker Cetera Financial Specialists LLC is required to maintain certain minimum levels of net capital and comply with other financial ratio requirements. As of March 31, 2014 and December 31, 2013, Cetera Financial Specialists LLC was in compliance with all such requirements.

Cetera Investment Services LLC is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital Cetera Investment Services LLC computes its net capital requirements under the alternative method provided for in Rule 15c3- The rule requires the maintenance of minimum net capital of the greater of $250,000 or 2% of aggregate debit items. As of December 31, 2013, Cetera Investment Services LLC had net capital of $14,973,041 which was $14,723,041 in excess of required net capital of $250,000. As of March 31, 2014, Cetera Investment Services LLC had net capital of $13,423,202 which was $13,151,964 in excess of required net capital of $271,238. As of March 31, 2014 and December 31, 2013 Cetera Investment Services LLC’s ratio of net capital to aggregate debit items was 99% and 189%, respectively.

Dividends

During the three months ended March 31, 2014 and the year ended December 31, 2013 we declared $5.1 million and $1.4 million, respectively, in dividends on our Class A common stock. The closing of certain of the pending acquisitions involves the issuance of shares of our Class A common stock. We also recorded $0.02 million in dividends in the LTIP Units in the three months ended March 31, 2014. The increase in the number of shares of our Class A common stock outstanding may impact our ability to pay dividends. Also, we and our operating subsidiaries are prohibited from paying dividends by negative covenants described under “Dividend Policy and Dividends” that are contained in agreements we entered into in April 2014 in connection with consummating the Cetera financings. As a result, at the present time, we do not expect to continue paying quarterly dividends.

Cash Flows

As of March 31, 2014 and December 31, 2013 we had cash balances of approximately $100.4 million (which includes restricted cash of $55.0 million) and $45.7 million, respectively. As of December 31, 2012 and 2011, Realty Capital Securities, our only operating subsidiary in operation at the time, had cash balances of approximately $12.7 million and $3.9 million, respectively.

Net cash provided by operating activities was $65.6 million, $72.8 million, $13.4 million and $3.8 million for the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, respectively. The increases in cash provided by operating activities for the three months ended March 31, 2014, and the year ended December 31, 2013, as compared to the comparable period for prior years, have primarily been due to increases in net income and the timing of collections of receivable balances and the payment of payable balances at period-end. For Realty Capital Securities, commission and dealer manager fees receivable typically represent one day of fees earned from the distribution of related party and non-related party products. Payables to broker-dealers, however, can represent up to six days of commissions as payment is typically made on a weekly basis, while commissions, which are included in accrued expenses, are paid twice monthly. Increased balances in these accounts, as well as reimbursable expense receivables and investment banking fee receivables are indicative of the increased volume in gross equity capital raised by direct investment programs distributed by us and the provision of advisory services for certain direct investment programs that commenced operations during 2013, as well as the timing of cash receipts and payments.

Net cash used in investing activities was $7.4 million, $15.6 million, $0.1 million and $0.01 million for the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, respectively. The investing activities for the three months ended March 31, 2014 included purchases and sales of available-for-sales securities, purchases of investment securities, property and equipment, and our investment in SK Research. The investing activities for the year ended December 31, 2013 included purchases and sales of available-for-sale securities and trading securities as well as the purchase of property and equipment. The investing activities for the year ended December 31, 2012 and 2011 included the purchase of property and equipment.

Net cash used in financing activities was $3.5 million, $24.1 million, $4.6 million and $4.0 million for the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, respectively. The financing activities for the three months ended March 31, 2014 included distributions and dividends as well as deferred offering costs and fees. The financing activity for the year ended December 31, 2013 included the net proceeds after offering costs and underwriting discounts and commissions of $43.6 million from the our initial public offering, partially offset by distributions and dividends of $67.7 million. During the year ended December 31, 2012 and 2011, RCAP Holdings contributed $3.6 million and $9.5 million, respectively, into Realty Capital Securities. During the years ended December 31, 2012 and 2011, we made distributions of $8.2 million and $13.6 million, respectively. We expect all current liquidity needs will be met with cash flows from operations and other activities.

Tax Receivable Agreement

We are party to a tax receivable agreement with RCAP Holdings requiring us to pay to RCAP Holdings 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of the increases in tax basis, if any, created by RCAP Holdings exchanges described below. For purposes of the tax receivable agreement, reductions in tax liabilities will be computed by comparing our actual income tax liability to the amount of such taxes that we would otherwise have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of each operating subsidiary. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement early. If we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to RCAP Holdings, or its transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from each exchange and that any Operating Subsidiaries Units that RCAP Holdings, or its transferees, own on the termination date are deemed to be exchanged on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to RCAP Holdings using certain assumptions and deemed events similar to those used to calculate an early termination payment.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our Class A common stock at the time of an exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable.

Payments under the tax receivable agreement would be expected to give rise to certain additional tax benefits attributable to further increases in basis or, in certain circumstances, in the form of deductions for imputed interest. Any such benefits are covered by the tax receivable agreement and will increase the amounts due thereunder. In addition, the tax receivable agreement provides for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement if such basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.

Pursuant to the exchange agreement described above, RCAP Holdings exchanged substantially all of its Operating Subsidiaries Units for shares of our Class A common stock along with the cancellation of a corresponding number of shares of our Class B common stock held by RCAP Holdings. It is the intention of the parties to the exchange that it, as part of an overall plan to restructure our ownership that includes the exchange, this offering, the concurrent private offering the Cetera financings and the completion of the recent and pending acquisitions, qualify as a tax-free contribution to us under Section 351 of the Code. If the exchange by RCAP Holdings qualifies as a tax-free contribution to us under Section 351 of the Code, we would obtain carryover tax basis in the tangible and intangible assets of our operating subsidiaries connected with such Operating Subsidiaries Units. As there will be no increase in tax basis created if the exchange qualifies as a tax-free Section 351 contribution, there will be no reduction in our tax liability, and as such we would not be required to make any payments under the tax receivable agreement. However, if the exchange were treated as a taxable transaction, each of Realty Capital Securities, RCS Advisory and ANST intends to have an election under Section 754 of the Code which would result in us receiving a step up in the tax basis in the tangible and intangible assets of Realty Capital Securities, RCS Advisory and ANST with respect to such Operating Subsidiaries Units acquired by us in such exchanges. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from Realty Capital Securities, RCS Advisory and ANST and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

Emerging Growth Company

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We chose to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We expect that, based on our pro forma revenues after giving effect to the closings of the recent and pending acquisitions, we will cease to be an “emerging growth company” on December 31, 2014. See “Risk Factors — Risks Related to Our Structure — We are an “emerging growth company” under the federal securities laws and subject to reduced public company reporting requirements.”

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2014. This absence of off-balance sheet arrangements does not include the off-balance sheet arrangements of the acquired businesses and are not indicative of what our actual off-balance sheet arrangements would have been had we completed the pending acquisitions, nor does it purport to present our future off-balance sheet arrangements. We expect the pending acquisitions, if completed, to change our off-balance sheet arrangements substantially.

Contractual Obligations

We had no borrowings as of March 31, 2014 and had no significant changes in contractual obligations during the period ending March 31, 2014. We incurred borrowings under the Cetera financings as described below.

Realty Capital Securities and Cetera lease certain office space and equipment under various operating leases. See Note 7 of the Unaudited Interim March 31, 2014 Consolidated Financial Statements for more information.

The Cetera Financings

The Bank Facilities

Concurrently with the closing of the Cetera acquisition on April 29, 2014, we entered into the following facilities with the banks: (i) a $575.0 million senior secured first lien term loan facility, or the first lien term facility, having a term of five years; (ii) a $150.0 million senior secured second lien term loan facility, having a term of seven years, or the second lien term facility, and together with the first lien term facility, the term facilities; and (iii) a $25.0 million senior secured first lien revolving credit facility having a term of three years or the revolving facility and, together with the term facilities, the bank facilities.

As of the closing of the bank facilities, approximately $575.0 million was outstanding under the first lien term facility, approximately $150.0 million was outstanding under the second lien term facility and no amount was outstanding under the revolving facility.

The first lien term facility includes an original issue discount of 1.0% for gross proceeds to us upon incurrence of $569.3 million, the second lien term facility includes an original issue discount of 1.5% for gross proceeds to us upon incurrence of $147.8 million and no amounts under the revolving facility were drawn down at the closing of the Cetera financings.

The proceeds of the term facilities were used by us to pay a portion of the consideration paid in the Cetera acquisition, to refinance certain existing indebtedness and to pay related fees and expenses. The proceeds of the revolving facility were used following the closing of the Cetera acquisition for permitted capital expenditures, to provide for the ongoing working capital requirements of our company and our subsidiaries following the Cetera acquisition and for general corporate purposes.

The first lien term facility has an interest rate equal to LIBOR plus 5.50% per annum, the revolving facility has an interest rate equal to LIBOR plus 5.50% per annum, which may be reduced to 5.25% if the First Lien Leverage Ratio (as defined in the bank facilities) is less than or equal to 1.25 to 1.00, and the second lien term facility has an interest rate equal to LIBOR plus 9.50% per annum. In the case of both term facilities and the revolving facility, LIBOR can be no less than 1.00% per annum.

The bank facilities are subject to: (i) certain mandatory prepayment requirements, including asset sales, insurance/condemnation proceeds, incurrence of certain indebtedness, excess cash flow (as described in more detail below), and abandonment or termination of certain pending acquisitions (as described in more detail below); (ii) certain agreed prepayment premiums; (iii) customary affirmative covenants; (iv) certain negative covenants, including limitations on incurrence of indebtedness, liens, investments, restricted payments (as described in more detail below), asset dispositions, acquisitions and transactions with affiliates; and (v) financial covenants of a maximum total leverage ratio, a minimum fixed charge coverage ratio and minimum regulatory net capital.

The bank facilities include the requirement to prepay the aggregate principal amount of the bank facilities in the amount of 50% of “Excess Cash Flow” (as defined in the bank facilities), subject to reduction based on the First Lien Leverage Ratio (as defined in the bank facilities).

The first lien term facility is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated in the aggregate of $80.0 million as follows: (i) with respect to the ICH acquisition, $15.0 million; (ii) with respect to the Hatteras acquisition, $31.0 million; and (iii) with respect to the Summit acquisition, $34.0 million.

The bank facilities provide for customary events of default and also provide for an event of default if: (i) an amount sufficient to repay the First Allied notes is not deposited in the special escrow upon the earlier to occur of the closing of this offering and August 27, 2014; or (ii) First Allied does not repay the outstanding First Allied indebtedness by July 28, 2014.

Our obligations under the bank facilities are guaranteed, subject to certain exceptions, by RCS Capital Management, RCAP Holdings and each of our direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers, provided that the guarantees by First Allied and its guarantor subsidiaries will not become effective until following repayment of the outstanding First Allied indebtedness, which is required to occur by July 28, 2014. We, together with the guarantors (other than First Allied and its guarantor subsidiaries, until their guarantees become effective as described in the immediately preceding sentence), have pledged substantially all of our assets to secure the bank facilities, subject to certain exceptions. The assets of RCAP Holdings subject to this pledge include 12,851,499 shares of our Class A common stock and the sole outstanding share of our Class B common stock held by RCAP Holdings. Accordingly, an event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of our Class B common stock could give rise to a change in control of our company. See “Principal and Selling Stockholders.”

The restricted payments covenant prohibits payment of dividends by RCS Capital Management, RCAP Holdings us and our subsidiaries, subject to certain exceptions, including, among others, (i) certain payments to parent companies and ratable payments to equity holders of non-wholly owned companies, (ii) payments used to retire equity interests held by directors, officers, employees or members of management, consultants or independent contractors, subject to a cap of $10.0 million in any calendar year (with unused amounts permitted to be carried over and used in the subsequent calendar year) plus the proceeds of any key-man life insurance policies in any calendar year, (iii) payments used to repurchase equity interests of direct or indirect parents deemed to occur upon the noncash exercise of stock options, warrants or similar equity incentive awards, (iv) payments in an aggregate amount not to exceed a dollar cap of $10.0 million, plus a basket comprised of a portion of retained excess cash flow, returns on certain investments, and certain other amounts available to us under the terms of the bank facilities, subject to a leverage test of 1.00 to 1.00 (with respect to dividends to affiliates) and 1.25 to 1.00 (with respect to dividends to non-affiliates), (v) cash payments in lieu of fractional shares in connection with a dividend, split or combination of equity interests or permitted acquisition, (vi) payments of dividends and distributions within 60 days after the date such dividends and distributions are declared if otherwise permitted, (vii) other payments not exceeding an amount of pre-closing retained earnings, subject to a cap and a leverage test, (viii) redemptions by us of our equity interests in exchange for another class of equity interest or rights to acquire equity interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of equity interests, and (ix) certain distributions in respect of taxes in an amount up to $2.0 million per fiscal year.

The Luxor Financings

As part of the Cetera financings, on April 29, 2014, we, RCAP Holdings, Luxor and certain of its affiliates entered into a securities purchase agreement pursuant to which Luxor purchased certain securities convertible into shares of our Class A common stock, which we refer to as the Luxor securities, in a private offering and agreed to purchase shares of our Class A common stock, which we refer to as the Luxor common stock, in the concurrent private offering. We also made certain other agreements with Luxor, some of which are described in more detail below.

The Luxor securities consist of $120.0 million (face amount) of 5% convertible notes, or the convertible notes, issued at a price of $666.67 per $1,000 of par value (for gross proceeds to us upon issuance of $80.0 million) and $270.0 million (aggregate liquidation preference) of 7% convertible preferred stock, or the convertible preferred stock, issued at a price of 88.89% of the liquidation preference per share (for gross proceeds to us upon issuance of $240.0 million).

The stock purchase agreement further provides that in no event will the Luxor affiliates be allowed to accept an aggregate number of shares of our Class A common stock purchased in the concurrent private offering and upon conversion of the convertible preferred stock and convertible notes that collectively exceeds 9.9% of the number of shares of our Class A common stock outstanding on April 28, 2014 (as appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like). As of April 28, 2014, there were 28,317,237 shares of our Class A common stock outstanding, and the Luxor affiliates did not own any Class A common stock or any other securities issued by us. We and the Luxor affiliates have also agreed that this provision can be waived by the Luxor affiliates on 65 days’ notice to us.

The proceeds from the Luxor securities were used by us to pay a portion of the consideration to be paid in the Cetera acquisition, to refinance certain existing indebtedness and to pay related fees and expenses.

We will pay certain premiums, fees and expenses in the aggregate amount of $20.0 million in connection with the Luxor financings, all of which will be paid from the proceeds of this offering and the concurrent private offering. See “Use of Proceeds.”

The Luxor Common Stock. If we raise at least $150.0 million in gross proceeds in this offering, Luxor has agreed to purchase, at the same price as the shares sold in this offering, $50.0 million of Class A common stock from us, in a concurrent private offering. If we raise less than $150.0 million in gross proceeds in this offering, Luxor has agreed to purchase a number of shares of our Class A common stock the proceeds from which are equivalent to one-third of the gross proceeds actually received by us from this offering. In either event, we refer to the shares of our Class A common stock to be purchased by Luxor as the Luxor common stock in this prospectus.

The Convertible Notes. On April 29, 2014, we issued $120.0 million aggregate principal amount of convertible notes to affiliates of Luxor in a private placement. The convertible notes are our senior unsecured obligations, but they are subordinate to the bank facilities and any refinancing thereof. The convertible notes are convertible at the option of the holder, and to the extent permitted by the bank facilities, into shares of our Class A common stock, at a conversion price equal to the lower of (i) $21.18 per share of Class A common stock, and (ii) 115% of the price of the shares of our Class A common stock sold in this offering, subject to adjustment pursuant to customary anti-dilution provisions. The convertible notes mature on November 1, 2021 and bear interest at a rate of 5.00% per annum.

The convertible notes contain customary events of default and negative covenants, including limitations on incurrence of indebtedness, liens, investments, restricted payments (with similar, but less restrictive exceptions as the bank facilities), asset dispositions, acquisitions and transactions with affiliates. The convertible notes are not redeemable by us prior to their maturity date without the consent of Luxor.

The Convertible Preferred Stock. On April 29, 2014, we issued 14,657,980 shares of convertible preferred stock to affiliates of Luxor in a private placement. The shares of convertible preferred stock issued to Luxor are entitled to a dividend of 7.00% of the liquidation preference and a dividend of 8.00% of the liquidation preference if a monthly dividend is not paid in cash on the dividend payment date. The shares of convertible preferred stock are convertible, at Luxor’s option, into shares of our Class A common stock, at the lower of (i) a 2% discount to VWAP, of our Class A common stock for the ten trading days prior to the date of Luxor’s election to convert; (ii) a 2% discount to the closing price of our Class A common stock on the date of Luxor’s election to convert; and (iii) $20.26, the fixed conversion price. If (1) both the one-day VWAP and the daily closing price of our Class A common stock for the prior 30 consecutive trading days exceeds 2.5 times the fixed conversion price, and (2) at least $10 million of our Class A common stock is traded each day for 30 consecutive days at any time after the first two years from the issuance date of the convertible preferred stock, then we may require that Luxor convert the convertible preferred stock into shares of our Class A common stock at the same price as set forth above. Accrued and unpaid dividends on the convertible preferred stock are also entitled to the same liquidation preference and are convertible into additional shares of our Class A common stock on the same terms as actual shares of convertible preferred stock.

The terms of the convertible preferred stock set forth in the related certificate of designation include negative covenants relating to the issuance of additional preferred securities, amending the provisions of certificate of designation, affiliate transactions and the incurrence of indebtedness.

On April 29, 2014, the members of RCAP Holdings entered into a put agreement with Luxor and its affiliates who purchased the convertible preferred stock. Pursuant to this agreement, at any time during the 90-day period beginning on October 29, 2015, the members of RCAP Holdings have agreed to purchase from Luxor 50% (to be reduced based upon the gross proceeds received by us in any public offering of our Class A common stock, such as this offering) of the convertible preferred stock in cash at Luxor’s request. This put right is secured by a negative pledge on the members of RCAP Holdings’ shares of ARCP and/or units of ARCP’s operating partnership with a value, as of the date of the issuance of the convertible preferred stock, equal to such RCAP Holdings member’s pro rata portion of the cash payment required to be made to Luxor pursuant to its put right.

Other Agreements with Luxor. We and certain of our affiliates, have also made certain other agreements with Luxor, some of which are described in more detail below.

•	Registration rights. We have agreed to file with the SEC a continuously effective resale registration statement for the shares of our Class A common stock issued to Luxor in the concurrent private offering and for the shares of our Class A common stock issuable upon conversion of the convertible preferred stock and the convertible notes issued to Luxor in connection with the Cetera financings on or prior to June 13, 2014.
•	Membership Interest in RCS Capital Management. On April 29, 2014, Luxor purchased 23.5% of the membership interests in RCS Capital Management for $15.3 million. Luxor’s membership interest in RCS Capital Management will be reduced to 19.81% following completion of this offering.

Recently Issued Accounting Pronouncements

We are not aware of any recently issued, but not yet effective, accounting pronouncements that would have a significant impact on our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Our exposure to market risk is directly related to our reliance on the direct investment program industry.

Interest Rate Risk

As with other yield-oriented securities, shares of direct investment programs are impacted by their level of distributions to their investors. The distribution rate is often used by investors to compare and rank similar yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the level of distributions that direct investment programs may make and influence the decisions of investors who are considering investing in their common stock. A rising interest rate environment could have an adverse impact on the common stock price of direct investment programs, their ability to issue additional equity and the cost to them of any such issuance or incurrence. Furthermore, rising interest rates may have an adverse impact on the performance of direct investment programs as discussed under “Risk Factors — Risks Related to Our Existing Businesses — Increases in interest rates, by potentially adversely impacting the performance of direct investment programs, including net lease programs, may negatively impact us.” Because we rely on the direct investment program industry, any macroeconomic conditions affecting the industry adversely may negatively impact our results of operations and the price of your shares of Class A common stock.

Concurrently with the closing of the Cetera acquisition on April 29, 2014, we entered into the bank facilities with Barclays, Bank of America and other lenders. The bank facilities consist of: (i) a $575.0 million senior secured first lien term loan facility, having a term of five years; (ii) a $150.0 million senior secured second lien term loan facility, having a term of seven years; and (iii) a $25.0 million senior secured first lien revolving credit facility having a term of three years.

As of June 4, 2014, approximately $575.0 million was outstanding under the first lien term facility, approximately $150.0 million was outstanding under the second lien term facility and no amount was outstanding under the revolving facility.

The first lien term facility has an interest rate equal to LIBOR plus 5.50% per annum, the revolving facility has an initial interest rate equal to LIBOR plus 5.50% per annum, which may be reduced to 5.25% if the First Lien Leverage Ratio (as defined in the bank facilities) is less than or equal to 1.25 to 1.00, and the second lien term facility has an interest rate equal to LIBOR plus 9.50% per annum. In the case of both term facilities and the revolving facility, LIBOR can be no less than 1.00% per annum. A rising interest rate environment could have an adverse impact as our interest expense could increase.

BUSINESS

We currently are engaged in the wholesale distribution and investment banking, capital markets and transaction management services businesses through Realty Capital Securities, RCS Advisory and ANST. Following the consummation of the Cetera acquisition on April 29, 2014, we also are engaged in the independent retail advice business through Cetera. During the period from October 1, 2013 to May 19, 2014, we entered into agreements to acquire the other acquired businesses through the pending acquisitions, which have not yet been consummated. The discussion of our businesses that we will engage in following the completion of the recent and pending acquisitions assumes the consummation of the pending acquisitions. Accordingly, references to our independent retail advice platform, which will consist of Cetera, First Allied, ICH, J.P. Turner and Summit, and our investment management platform, which will consist of Hatteras, include the current and past operations of Cetera and the other acquired businesses which will only be owned and operated by us following the consummation of the pending acquisitions. There can be no assurance that any or all of the pending acquisitions will close. This offering is not conditioned upon the closing of the pending acquisitions. If the pending acquisitions are not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including additional acquisitions. See “Risk Factors — Risks Related to the Recent and Pending Acquisitions.”

Overview

We currently are engaged in the wholesale distribution and investment banking, capital markets and transaction management services businesses. We have recently acquired Cetera and entered into agreements to acquire the other acquired businesses through the pending acquisitions which will enable us to engage in two other complementary businesses: a leading independent retail advice platform targeting mass affluent investors and an investment management platform specializing in alternative investments. After giving effect to the recent and pending acquisitions, we will be an integrated financial services platform that also will provide financial advice to approximately 1.9 million clients through a network of over 9,100 financial advisors, as well as institutional financial services.

Our Market Opportunity

We believe the market opportunity for the services we currently provide and will provide following the completion of the recent and pending acquisitions is large and growing rapidly. Since our initial public offering in June 2013, we have expanded our core competencies around wholesale distribution and investment banking, capital markets and transaction management services, and established our independent retail advice platform through the acquisition of Cetera. We intend to further expand our business through the incorporation of the other acquired businesses into our independent retail advice platform and the establishment of our investment management platform. We believe that our expanded businesses will enable us to capture a larger revenue share of the investment lifecycle while at the same time capitalizing additional secular growth opportunities.

We believe that the following external market factors will support a strong growth trajectory for our business:

Large and Expanding Target Market — We focus on providing financial products and investment solutions to mass affluent investors, and this market is significant and expanding. According to the U.S. Federal Reserve, U.S. household financial and non-profit organization assets totaled $63.8 trillion as of July 1, 2013, up from $52.8 trillion as of December 31, 2007 and $43.0 trillion as of December 31, 2004. Cerulli forecasts that total U.S. assets under management will grow 20% from 2012 to 2016 due to factors such as the retirement of the baby boomer generation as well as the continued growth of individual retirement account rollovers. According to Cerulli, the number of retirees will increase sharply over the next ten years due to the baby boomers retiring and an increasingly aging population. According to the U.S. Census Bureau, the number of people over 65 years old is forecasted to increase sharply over the next ten years, resulting in a population with 65.0 million potential retirees. We believe this growth will drive demand for the services and products offered by our existing businesses and our businesses following the completion of the recent and pending acquisitions.

Increase in Demand for Independent Financial Advice — In our view, investors in the mass affluent market, and increasingly in the high net worth market, are seeking unbiased advice from independent advisors and financial products sold through independent channels. Following the economic downturn in 2008, many of these households have experienced the erosion of traditional sources of retirement income, including a reduction in defined benefit pensions, declining home values, low interest rates on corporate and government bonds and increasing stock market volatility. In addition, these households are living longer, resulting in an increased need for investments that are structured to provide preservation of principal, regular distributions of income, protection against inflation and tax deferral as provided under current law. We see these trends as evidencing demand for “durable income” and a product that can meet investors’ needs, which we believe is increasing demand for the services and products offered by our existing businesses and our businesses following the completion of the recent and pending acquisitions.

Furthermore, the market our financial advisors will serve is significant and expanding. According to Cerulli, $12.8 trillion of retail assets were professionally managed as of December 31, 2012, up from $9.0 trillion as of December 31, 2008, and 38.0% of all U.S. households utilized a financial advisor in 2013.

Expansion of Independent Channel for Financial Advisors —  The independent channel continues to gain market share by assets under management, which we believe will benefit our businesses following the completion of the recent and pending acquisitions. According to Cerulli, the independent channels’ market share by assets under management increased from 30% in 2007 to 35% in 2012, and it is expected to grow further by two percentage points to 37% by 2016. In 2007, over 133,000 financial advisors managed $3.4 trillion in client assets, representing 30% of total retail advisor client assets.

We believe several factors are causing the shift of financial advisors to the independent channel.

•	Financial advisors receive a greater share of brokerage commissions and advisory fees from independent broker-dealers as compared to traditional employee financial advisors (generally

80 – 90% compared to 30 – 50%). If financial advisors are able to maintain their level of production, they will be able to generate significantly higher income by joining an independent channel, even after paying their own expenses.
•	Many independent broker-dealers attract financial advisors with cutting-edge technology that makes the process of providing financial retail advice considerably easier.
•	We believe that many financial advisors have entrepreneurial aspirations and are attracted to the flexibility, control and economics inherent in using the independent channel.
•	There are fewer perceived conflicts in the independent channel than there are in other channels that are also large sponsors of products, where financial advisors may be required to push proprietary products.

Growing Market for Direct Investment Programs and Alternative Investment Solutions — Since 2000, the popularity of direct investment programs of all types has expanded significantly. In 2013, according to Stanger, direct investment programs raised approximately $24.6 billion in equity capital. As of December 31, 2013, the total equity capitalization of non-traded REITs tracked by Stanger was approximately $61.5 billion, and the total equity capitalization of all direct investment programs tracked by Stanger totaled $73.7 billion.

Alternative investment solutions represent a growing product class as more mass affluent households seek access to the same sophisticated investment approaches and superior portfolio management talent used by larger institutions. We believe retail investors will continue to seek to gain access to alternative investment products given their generally-stated objectives to reduce performance volatility and provide potential portfolio diversification benefits. With a variety of offerings for investors with various objectives and risk tolerance, the growth of liquid alternative mutual funds and ETFs is projected to increase alongside what we believe is increasing demand for products that are designed to provide financial security.

We believe the direct investment programs we currently distribute and liquid alternative funds we will distribute are complementary investment vehicles, as each serves a distinct function in a well-diversified portfolio. Direct investment programs are typically yield-oriented and offer low volatility and low correlation to the broader equity markets. Liquid alternative funds are often negatively correlated to the broader equity markets and therefore serve to reduce portfolio volatility and increase long-term investment returns. We believe that mass affluent investors’ demand for both of these alternative investments is growing.

Competitive Advantage of Our Existing Businesses

Specialized focus on alternative investments and direct investment programs

Our existing businesses maintain an emphasis on alternative investments, an asset class which we believe remains underrepresented in retail investors’ portfolios. Within the alternative investments sector, we are a leading distributor of direct investment programs. Our specialized focus on alternative investments is best demonstrated by our 41.2% market share for 2013, and a 29.0% market share for the quarter ended March 31, 2014, measured by equity capital raised, of non-traded REITs, the largest segment of direct investment programs, according to Stanger.

We believe we are the only wholesale distribution platform in the United States that is primarily focused on the distribution of direct investment programs. In our view, our focus on direct investment programs gives us a competitive advantage over traditional investment banks that may not understand the specialized needs and regulatory context of direct investment programs, their sponsors, representatives, and investors as well as we do.

We believe we benefit from our relationship with American Realty Capital, which is the leading sponsor of direct investment programs, according to Stanger. American Realty Capital, which is under common control with us, was founded by our principals. We have been the wholesale distributor for all direct investment program offerings sponsored by American Realty Capital.

Solid track record of successful performance

We believe Realty Capital Securities’ track record of achieving revenue growth while increasing profitability demonstrates the strength of its core businesses and the skill of its management team, and we believe this trend will continue following our acquisition of Cetera and the completion of the pending acquisitions.

We believe Realty Capital Securities’ market-leading position in real estate direct investment program distribution and real estate investment banking services underscores the successful track records of our existing businesses and the promising outlook for our continued success. From 2008 to 2013, our wholesale distribution platform grew from approximately $23.0 million of equity capital raised by direct investment programs distributed by us to approximately $8.6 billion, a significant increase over the five-year period. Our investment banking, capital markets and transaction management services platform has similarly grown at a substantial rate, from a nominal market share for 2011 to the second largest mergers and acquisitions advisor in the real estate sector for 2012 and 2013 according to SNL Financial, based on aggregate transaction value, primarily as a result of services provided to clients that were sponsored or managed by American Realty Capital.

Management experience

The senior executives that manage and lead our business have extensive experience in the sectors in which we operate. These five individuals maintain an aggregate of more than 50 years of experience leading public companies and have managed companies with a combined $20 billion in enterprise value. Before joining us, many of our senior executives held prior leadership positions at leading broker-dealers, investment banks, insurance companies, law firms, investment management firms and mutual fund companies.

Competitive Advantages of Our Businesses Following the Recent and Pending Acquisitions

Scale and market leadership in an expanding sector

We believe that:  (1) our independent retail advice platform’s significant scale and market leadership will support ongoing growth through the attraction and retention of financial advisors; (2) our independent retail advice platform’s significant scale will create operating efficiencies by spreading the fixed costs of certain operating activities, including accounting, compliance, training and education, marketing, data processing and public company reporting over a much larger revenue base; and (3) our independent retail advice platform’s broad distribution capabilities will enable us to achieve favorable terms for and access to investment products. We believe the combination of reduced operating expenses and broad product offerings will enable our financial advisors to best serve their clients and provide more favorable economics for our financial advisors’ businesses.

Deep, embedded relationships of the acquired businesses with the financial advisors who will serve our independent retail advice platform

Cetera and the other acquired businesses that will make up our independent retail advice platform have longstanding relationships with their financial advisors. On a pro forma basis as of December 31, 2013, the average tenure of these financial advisors would have been approximately ten years, and 55% of them would have been working with one of the acquired businesses for over five years. We believe that the ability to cultivate and grow such longstanding relationships will be a key strength of our independent retail advice platform, which we believe will translate into superior performance.

Strong value proposition to financial advisors

Following the completion of the pending acquisitions, we believe our independent retail advice platform will offer financial advisors a unique and compelling value proposition. Our robust platform will be designed to support all facets of our financial advisors’ businesses and facilitate their dealings with current and potential clients. From an operational perspective, our financial advisors will rely on our infrastructure and technology to manage client relationships and complete a broad spectrum of activities, including client intake, reporting, account management and document retention, among others. We will also support our financial advisors by providing comprehensive and automated front-, middle- and back-office solutions enabling our financial advisors to focus on their clients while successfully and efficiently managing the complexities of running their own practices. We believe the scale of our business will allow us to reduce redundancies by combining certain operating processes and corporate functions.

A key element of our value proposition will be our multi-brand strategy which delivers customized solutions tailored to the disparate needs of financial advisors so they can best serve their clients. Our multi-brand strategy will recognize that financial advisors that serve different types of clients have different needs and will allow for greater customization of support, which we believe will result in stronger financial advisor recruiting and higher retention. Our multi-brand strategy will be predicated on the concept that financial advisors’ needs reflect the varying circumstances and objectives of their clients. To that end, our independent retail advice platform will maintain the different brands of the acquired businesses, each of which will cater to different segments of financial advisors, and will deliver customizable support capabilities to fulfill their specialized needs. We believe that this level of tailored financial advisor support, combined with the efficiencies we expect will be derived from the significant scale of our platform, will enable our financial advisors to best serve their clients and provide more favorable economics for our financial advisors’ businesses.

Providing expanded access to a broad array of financial products, investment solutions and training will also help our financial advisors to more effectively serve their clients and achieve their financial objectives.

We also believe the share of brokerage commissions and advisory fees our financial advisors will receive will compare favorably to many of our direct peer competitors and even more so to wirehouses. We believe this attractive economic value proposition will enable us to attract and retain talented financial advisors.

Focus on alternative investments

We intend for our independent retail advice platform and our investment management platform to place an emphasis on alternative investments, including public, liquid mutual funds, an asset class which we believe remains underrepresented in retail investors’ portfolios.

We believe our scale and successful track record in serving the investment needs of mass affluent investors will provide us with an enhanced understanding of the products they demand. Accordingly, we will tailor our product suite and support services in a manner that is intended to best position our financial advisors to meet their clients’ needs.

Positioned for future growth

We believe that the combination of our existing businesses with our independent retail advice platform and our investment management platform into an integrated financial services platform will position our company for further growth and strong performance. In particular, we believe that the combination of Cetera’s substantial growth and improved profitability further underscore the promising outlook for our continued success.

Despite challenging market conditions of recent years, Cetera has achieved significant revenue growth and improved profitability. Its revenue has grown from approximately $580.0 million in 2010 to approximately $1.17 billion in 2013, on a pro forma basis, representing a compound annual growth rate, or CAGR, of 26%, on a pro forma basis.

Management experience

We generally expect to retain the senior management, pursuant to employment agreements, of each of the acquired businesses, which also will continue to operate independently under their existing brands. We believe these additions will further strengthen our senior leadership by adding individuals with a deep understanding of their businesses and clients. There can be no assurance, however, that all members of senior management of each of the acquired businesses in fact will remain with us.

Subsequent to the acquisition of Cetera, R. Lawrence Roth was appointed as chief executive officer of Cetera and will assume overall executive responsibility of our independent retail advice platform. Mr. Roth previously served as chief executive officer of Realty Capital Securities, our wholesale broker-dealer subsidiary. Subsequent to our acquisition of Cetera, we agreed to a separation agreement with Valerie Brown, the chief executive officer of Cetera, pursuant to which she ceased to be an employee of Cetera. Pursuant to a separate agreement, she will serve as a consultant through September 10, 2014. As chief executive officer, Ms. Brown was a significant contributor to Cetera’s success, and there can be no assurance that Cetera’s performance and our results of operations will not be materially adversely affected by the loss of Ms. Brown.

Emphasis on risk management and controls

We currently operate businesses that are subject to strict regulations, which are designed to protect retail investors. We believe our focus on robust risk management and controls is central to our organization’s culture and our success, and we intend to apply these controls across our independent retail platform. We believe certain of the acquired businesses have strong risk management and compliance controls. The independent broker-dealer subsidiaries of Cetera, and we expect the broker-dealer subsidiaries of other acquired businesses, will separately maintain their own extensive risk management and compliance policies and procedures to cover all aspects of their operations. They will continuously monitor the financial advisors they support and perform rigorous due diligence on the products they distribute, with the goal of compliance with applicable regulations. As our independent retail advice platform continues to develop, we will continue to refine these policies and procedures to extract superior risk management and compliance practices by evaluating “best practices” among all of our independent broker-dealer subsidiaries. Over time, we expect to develop a central mechanism to oversee the risk management procedures of each independent broker-dealer subsidiary.

Significant revenue and operating synergies potential among businesses

We believe our business is well positioned to generate sizable revenue and operating synergies as a result of the completion of the Cetera acquisition and that the completion of the pending acquisitions should result in further revenue growth and operating synergies. In our view, the combination of our capital generation and distribution capabilities, as well as our banking and independent retail advice platform, creates potential synergies that may not be available to many of our peers. We believe our independent retail advice platform, in particular, will allow us to enhance our financial performance in a meaningful way. For instance, because a majority of our financial advisors are expected to clear transactions through a single clearing provider, we anticipate that we will be able to reduce clearing costs by negotiating clearing agreements with that provider for our entire independent retail advice platform. We also believe we will be able to negotiate more advantageous terms with other third-party vendors, as well as increase strategic partner fees (i.e., fees paid by product sponsors for increased opportunities to market to and to educate financial advisors about their products) and registered representative fees.

Similarly, we believe the scale of our business following the completion of the recent and pending acquisitions will allow us to reduce redundancies by combining certain operating processes and corporate functions. While the acquired businesses will continue to operate independently under their existing brands and management, over time we expect to gain efficiencies by combined administrative functions and through the elimination of duplicative processes and other streamlining.

We expect to achieve approximately $57.0 million to $65.0 million of annualized operating synergies in the first twelve months of combined operations, including: approximately $27.0 million to $30.0 million in strategic partner revenues; $12.4 million to $15.0 million in registered representative services revenue; $11.2 million in back-office management and technology efficiencies; $4.3 million to $6.0 million in clearing expense efficiencies; $0.7 million in public company expense efficiencies; and $1.2 million to $2.0 million in other operating efficiencies. There can be no assurance that we will realize these expected savings and achieve these expected synergies. We expect to incur $2.0 million to $5.0 million in one-time costs to realize these savings and achieve these synergies.

We believe that our ability to deliver a high level of support with favorable financial advisor economics will strengthen financial advisor retention and attract new financial advisors. Members of our management team have substantial experience in addressing and realizing the benefits of synergies through their involvement with other financial services companies with operations similar to those of our independent retail advice platform companies.

Source of Growth

Since our initial public offering in June 2013, we have grown rapidly through the successful execution of our growth strategy.

The completion of the recent and pending acquisitions is part of our growth strategy. Our acquisition of Cetera is transformational and should enable our further diversification into high-growth product areas. We believe that completing the pending acquisitions, this offering and the concurrent private offering will further enable us to grow our business by increasing our revenues, enabling us to attract and retain financial advisors for our independent retail advice platform and expanding our ability to pursue strategic transactions.

We will also seek to expand our client base to include unaffiliated third-party sponsors and direct investment programs. We believe that our plans for growth will allow us to increase our revenues and to expand our role with clients as a valued advisor. We intend to continue to grow by:

•	Expanding our relationship with other sponsors of direct investment programs: We believe we have established ourselves as the premier investment bank and wholesale distributor in the direct investment programs market. We plan on leveraging this strength to expand relationships with new direct investment program sponsors and investment companies, as well as by adding to the range of services that we provide. At the same time, we will continue leveraging our relationship with our affiliate, American Realty Capital, a leading sponsor of direct investment programs.
•	Acquiring or developing complementary businesses: We plan to continue to grow our core businesses through both organic and strategic acquisition opportunities. We may selectively pursue acquisitions of businesses or infrastructure complementary to our businesses, including, potentially, registered investment adviser operations, one or more FINRA-member entities or other businesses that we consider synergistic to our overall strategy because we intend to integrate them into our independent retail advice platform, one of our other platforms or otherwise.
•	Attracting and retaining financial advisors by continually strengthening our value proposition: We intend to strengthen our independent retail advice platform and invest in the development of cutting-edge technology to increase productivity, efficiency and gross dealer concessions of our financial advisor base. We believe that attracting and retaining high quality financial advisors is critical to the growth of our independent retail advice platform following the completion of the recent and pending acquisitions. Therefore, we have developed a three-pronged strategy for attracting and retaining financial advisors. First, we will offer technology support, training and education, and expanded product offerings through our independent retail advice platform. Second, we have adopted a stock purchase program for our financial advisors under which financial advisors will be eligible to purchase shares of our Class A common stock and receive warrants which will vest over a period of time. Third, we intend to establish a business development loan program under which we will make loans to financial advisors to help them develop their businesses, which will be forgivable under some circumstances if the financial advisors attain milestones.

•	Maintaining operational independence for our subsidiaries through our multi-brand strategy while adopting best-practices across our multiple platforms: We intend to implement our multi-brand strategy by maintaining multiple independent broker-dealer subsidiaries under separate brands and management. This will enable us to capitalize on the value of their existing brands following their acquisition by us. At the same time, we intend to integrate selected back-office and support systems, thus delivering services to help our financial advisors grow their businesses. Through clearing arrangements with Pershing, a company that provides clearing services for the majority of the broker-dealers that will comprise our independent retail advice platform, we believe we can achieve faster integration of newly recruited financial advisors while at the same time providing benefits of scale. We also intend to grow our revenues by exploiting the inherent economies of scale and synergies among our businesses through negotiating favorable terms with vendors.

Our Business

We are currently organized around two complementary business platforms: (1) the top wholesale distribution platform for direct investment program offerings; and (2) an investment banking, capital markets and transaction management services platform serving direct investment programs. We have acquired Cetera and entered into agreements to acquire the other acquired businesses, which have not yet been consummated. After giving effect to the recent and pending acquisitions, we will also engage in two other complementary businesses: (1) a leading independent retail advice platform targeting mass affluent investors; and (2) an investment management platform specializing in alternative investments. Cetera is the initial component of our independent retail advice platform targeting mass affluent investors, and First Allied, ICH, J.P. Turner and Summit will also be incorporated into our independent retail advice platform following the completion of the pending acquisitions.

Our Existing Businesses

Our existing business consists of wholesale distribution and an investment banking, capital markets and transaction management services platform serving direct investment programs.

Since our inception in 2007, we have focused exclusively on providing financial products and investment solutions to “mass affluent” households, which we define as households with $100,000 to $1,000,000 of investable assets, and we have advised on $24.7 billion of equity offerings through March 31, 2014, substantially all of which involved related parties. During the three months ended March 31, 2014 and the year ended December 31, 2013, we advised on $5.8 million and $28.1 billion, respectively, in capital markets and mergers and acquisitions activities, substantially all of which involved related parties.

We also are the leading distributor of direct investment programs in the United States, with a 35.1% market share measured by equity capital raised of all direct investment programs, and a 41.2% market share measured by equity capital raised for 2013 of non-traded REITs, the largest segment of direct investment programs, according to Stanger. For the quarter ended March 31, 2014, a 28.0% market share measured by equity capital raised of all direct investment programs, and we had a 29.0% market share measured by equity capital raised of non-traded REITs. In addition, our investment banking, capital markets and transaction management services platform was the second largest advisor of real estate mergers and acquisitions transactions in the United States in 2012 and 2013, as measured by total value of announced transactions according to SNL Financial.

Wholesale Distribution

Our wholesale distribution platform is the leading multi-product distributor of direct investment program offerings to independent broker-dealers and the retail financial advisor community as measured by total equity capital raised by direct investment programs distributed by us and number of direct investment programs distributed, according to Stanger. As of March 31, 2014, we were distributing ten public non-listed direct investment program offerings effective with the SEC and none of our competitors was distributing more than five. Leveraging the expertise of our affiliate, American Realty Capital, the leading sponsor of real estate direct investment programs, we have developed substantial distribution capabilities through a selling group of approximately 260 brokerage firms with approximately 900 active selling agreements supporting approximately 80,000 financial advisors. In 2013, total direct investment program equity capital raised by direct investment programs distributed by us exceeded $8.6 billion, representing a 35.1% market share measured by equity capital raised of all direct investment programs, and a 41.2% market share measured by equity capital raised of non-traded REITs, the largest segment of direct investment programs, according to Stanger. For the quarter ended March 31, 2014, we had a 28.0% market share measured by equity capital raised of all direct investment programs, and we had a 29.0% market share measured by equity capital raised of non-traded REITs.

From inception through March 31, 2014, our wholesale distribution platform has distributed 24 offerings (public non-listed and private) with total equity capital raised in such offerings of approximately $17.3 billion. As of April 30, 2014, our wholesale distribution platform was distributing nine public offerings, seeking to raise a total of $14.2 billion of equity. Additionally, as of that date, our wholesale distribution platform serves as the distributor for three open-end mutual funds and one closed-end interval fund. The offerings are direct investment programs registered with the SEC, consisting primarily of non-traded REITs. The offerings are sector-specific and consist of net lease real estate, healthcare, grocery anchored retail, real estate debt, oil and gas, anchored core retail, small mid-market lending, global sale-leaseback, New York office and retail, a closed-end real estate securities fund, an open-end real estate securities fund and a non-traded business development company fund. Substantially all of our offerings relate to direct investment programs sponsored by our affiliate, American Realty Capital.

Revenues for our wholesale distribution platform grew from $1.4 million in 2008 to $803.0 million in 2013. Meanwhile, the non-traded REIT industry has itself grown rapidly, with total annual equity capital raised increasing from $9.6 billion in 2008 to $19.6 billion in 2013, according to Stanger.

We believe that Realty Capital Securities has established itself as the leading distributor in the direct investment program industry. In our opinion, this has been achieved by employing a strategy focused squarely on the quality of the sector-specific products it evaluates, based on assessment of the market need for the products and the timing of relevant market cycles. Most of the direct investment programs that Realty Capital Securities distributes are targeted to “mass affluent” households. We believe these households are living longer, resulting in an increased need for investments that are structured to provide preservation of principal, regular distributions of income, protection against inflation and tax deferral as provided under current law — characteristics that Realty Capital Securities calls “durable income.” The direct investment programs that we seek to distribute generally utilize strategies that we believe will generate “durable income” and appeal to “mass affluent” investors. We believe we have shown an ability to evaluate a management team’s performance and experience in executing the particular strategy within the sector it has targeted for product distribution. Realty Capital Securities has a six-year track record evidencing an ability to build the sale of its products through a broad base of financial advisors.

Realty Capital Securities has demonstrated a history of growing its distribution business and growing its year-over-year revenues and profitability since 2009. We believe that we have built a platform that can continue to be expanded to sell a larger number of differentiated investment offerings. A significant factor in our growth is the diversity of its funding sources in that the largest selling group member for each of our mature products represented 3.6%, on a weighted average basis, of our mature products’ overall sales during 2013. Additionally, Realty Capital Securities is not overly reliant on any single offering for its sales growth. We believe it has achieved considerable economies of scale and scope over its operational history and, given embedded competencies and relevant experience of its personnel, is well-positioned to realize continued growth in sales and broadened product base.

Our wholesale broker-dealer subsidiary, Realty Capital Securities, coordinates with registered representatives and registered investment advisers to execute the sale of securities issued in direct investment programs. Founded in 2007, Realty Capital Securities has demonstrated significant growth across all aspects of its business. This growth has included the increase in the number of sector-specific products distributed, in the scope of business services provided and personnel providing those services, in the discrete disciplines represented within the firm, in overall sales, as well as underwriting and advisory fee revenue, profits and overall registered sales personnel count. Realty Capital Securities employs 204 individuals. Collectively, we retain 184 licensed personnel under the Realty Capital Securities name, which includes 46 individuals who hold supervisory licenses. Realty Capital Securities has an 10-person national accounts and business development team staffed with senior executives with over 120 years of collective experience in a wide range of product distribution and sales roles. These individuals, together with the Realty Capital Securities product diligence and executive management teams, have built a selling group that we believe represents the majority of independent broker-dealers participating in the direct investment program industry today. Realty Capital Securities assembles a team of selling dealers whose financial advisors sell one or more of Realty Capital Securities’ products to their retail and institutional clients. Throughout a product’s sales cycle, Realty Capital Securities’ wholesalers conduct approximately 1,400 meetings each week (approximately 73,000 meetings each year) with financial advisors affiliated with selling group members to introduce the concept of non-traded offerings generally, and to inform and educate this audience about Realty Capital Securities products, specifically. In 2013, and through March 31, 2014, Realty Capital Securities was the leading multi-product wholesale distributor of direct investment programs year-to-date and, based on our review of the industry, represents the only investment banking operation within the broad financial services industry with a dedicated team intimately familiar with and specifically experienced in the specialized features, business objectives, potential universe of optimal liquidity strategies, debt strategies needs of publicly registered non-traded securities, their sponsors and investors.

Realty Capital Securities provides exclusive dealer manager services for public, non-traded securities, including non-traded REITs and business development companies, sponsored and co-sponsored by American Realty Capital and other independent issuers of public, non-traded securities. Realty Capital Securities also distributes American Realty Capital-sponsored open-end registered investment funds and closed-end registered investment funds registered under the Investment Company Act.

In its capacity as wholesale distributor of multiple public, non-traded securities, Realty Capital Securities serves as the dealer manager for finite life or SEC-registered offerings. At its inception, Realty Capital Securities was built to distribute multiple, sector-specific public non-traded products on a platform designed to provide the retail broker-dealer community with a complementary set of finite life, sector-specific public, non-traded securities. Realty Capital Securities distributes offerings that are subject to a thorough due diligence process and believes that it brings to market best-in-class products that address underserved investor needs. Today, Realty Capital Securities serves as the distributor for ten such offerings and provides wholesaling services which focus on the interaction with financial advisors who are affiliated with FINRA members, retail broker-dealer selling group participants and qualified registered investment advisers.

We generate revenue through selling commissions and dealer manager fees paid by related party and non-related party product sponsors for our distribution services. Revenues from Realty Capital Securities will vary with changes in annual gross sales of the offerings it distributes. Realty Capital Securities market share of equity capital raised by direct investment programs since 2008 has increased significantly. The following table shows the growth in equity capital raised by direct investment programs distributed by Realty Capital Securities since 2009:

($ in millions)	March 31, 2014	2013	2012	2011	2010	2009
Actual number of publicly registered products distributed	10	13	10	10	5	3
Total industry sales of public non-traded REITs	$4,183	$19,595	$10,284	$8,358	$8,107	$6,105
Equity capital raised(1)	$1,583.2	$8,629.8	$2,952.1	$1,765.1	$1,147.9	$284.4
Revenue from wholesale distribution	$139.1	$803.0	$286.6	$174.7	$114.1	$28.2
Revenues from other services(2)	$48.1	$83.5	$0.9	$—	$—	$—
Total revenues	$187.2	$886.5	$287.5	$174.7	$114.1	$28.2
Profit/(Loss)	$15.9	$100.6	$7.4	$3.7	$(2.4)	$(4.0)
Year over year profit growth (%)	—	1,259%	98.1%	257.1%	40.6%	(54.8%)
Registered personnel	186	183	133	108	90	62
Branch offices	10	12	9	6	6	2

(1)	Equity capital raised represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers with whom Realty Capital Securities had an exclusive dealer manager relationship.
(2)	Includes the results of our investment banking, capital markets, transaction management services and transfer agent businesses.

The following charts set forth our market share within the public, non-traded REIT industry for the years ended December 31, 2012 and December 31, 2013 and the three months ended March 31, 2014:

Source: Robert A. Stanger & Co., Inc. The Stanger Market Pulse.

Direct Investment Programs and a Listed REIT for Which Realty Capital Securities Provided Exclusive Dealer Manager and Other Services

Realty Capital Securities has acted as the exclusive dealer manager for each direct investment program or listed REIT set forth in the tables below and has conducted each such offering on a “best efforts” or “reasonable best efforts” basis. In such an offering, Realty Capital Securities is only required to use its good faith efforts and reasonable diligence to sell the shares and has no firm commitment or obligation to purchase any of the shares. As exclusive dealer manager for these offerings, Realty Capital Securities has provided wholesaling, sales, promotional and marketing services to each such direct investment program or listed REIT in connection with the distribution of the shares offered pursuant to each program’s prospectus. In limited circumstances, Realty Capital Securities also may sell and may have sold a limited number of shares in such offerings at the retail level.

Programs for Which Realty Capital Securities Provided Exclusive Dealer Manager Services

Realty Capital Securities has acted as the exclusive dealer manager for each program set forth in the tables below and has conducted each such offering on a “best efforts” or “reasonable best efforts” basis. In such an offering, Realty Capital Securities is only required to use its good faith efforts and reasonable diligence to sell the shares and has no firm commitment or obligation to purchase any of the shares. As exclusive dealer manager for these offerings, Realty Capital Securities has provided wholesaling, sales, promotional and marketing services to each such program in connection with the distribution of the shares offered pursuant to each program’s prospectus. In limited circumstances, Realty Capital Securities also may sell and may have sold a limited number of shares in such offerings at the retail level. Realty Capital Securities also acted as a co-dealer manager for ARCP’s initial public offering of common stock, which commenced in July 2011 and was completed in September 2011.

Programs Sponsored by American Realty Capital

Program	Type of Program	Targeted Investments	Date of First Public Filing with SEC	Aggregate Gross Offering Proceeds Raised as of March 31, 2014	Aggregate Amount Available for Sale as of March 31, 2014	Current Status
American Realty Capital Trust, Inc. (“ARCT”)	Non-traded REIT	Net lease real estate	September 10, 2007	$1.7 billion	Offering completed	Listed on The NASDAQ Global Select Market on March 1, 2012; merged with and into Realty Income Corporation on January 22, 2013
American Realty Capital New York Recovery REIT, Inc. (“NYRT”)	Non-traded REIT	New York City office and retail	November 12, 2009	$1.7 billion	Offering completed	New York REIT (formerly American Realty Capital New York Recovery REIT); Listed on the NYSE under the ticker symbol “NYRT” on April 15, 2014
American Realty Capital Healthcare Trust, Inc. (“ARC HT”)	Non-traded REIT	Healthcare-related properties	August 27, 2010	$1.8 billion	Offering completed	Listed on The NASDAQ Global Select Market under the ticker symbol “HCT” on April 7, 2014
American Realty Capital Daily Net Asset Value Trust, Inc. (“ARC DNAV”)	Non-traded REIT	Net lease real estate	October 8, 2010	$22.4 million	$1.48 billion	Offering stage

Program	Type of Program	Targeted Investments	Date of First Public Filing with SEC	Aggregate Gross Offering Proceeds Raised as of March 31, 2014	Aggregate Amount Available for Sale as of March 31, 2014	Current Status
American Realty Capital Trust III, Inc. (“ARCT III”)	Non-traded REIT	Net lease real estate	November 3, 2010	$1.8 billion	Offering completed	Merged with and into ARCP on February 28, 2013
American Realty Capital Trust IV, Inc. (“ARCT IV”)	Non-traded REIT	Net lease real estate	March 22, 2012	$1.8 billion	Offering completed	Merged with and into ARCP on January 3, 2014
American Realty Capital Healthcare Trust II, Inc. (“ARC HT II”)	Non-traded REIT	Healthcare-related properties	October 31, 2012	$554.5 million	$1.86 billion	Offering stage
ARC Realty Finance Trust, Inc. (“ARC RFT”)	Non-traded REIT	Commercial real estate debt	January 22, 2013	$73.7 million	$2.37 billion	Offering stage
American Realty Capital Trust V, Inc. (“ARCT V”)	Non-traded REIT	Net lease real estate	March 6, 2013	$1.6 billion	Offering completed	Operational stage
American Realty Capital New York City REIT, Inc.	Non-traded REIT	New York City office and retail	February 26, 2014	In registration	In registration	Effective as of April 24, 2014.
Business Development Corporation of America (“BDCA”)	Business development company	Middle market debt	May 7, 2010	$1.1 billion	$1.67 billion	Offering stage
American Energy Capital Partners, LP	Oil and gas limited partnership	Oil and natural gas properties	December 13, 2013	In registration	In registration	Effective as of May 8, 2014.
AR Capital Real Estate Income Fund	Open-end mutual fund	Real estate related securities	December 28, 2012	$32.7 million(1)	Not applicable	Offering stage
American Real Estate Income Fund	Closed-end mutual fund	Investments in real estate related assets and securities	August 15, 2011	$0	Not applicable	Offering stage

(1)	Represents net sales.

Programs Sponsored or Co-Sponsored by American Realty Capital That Have Third-Party Service Providers

Program	Type of Program	Targeted Investments	Date of First Public Filing with SEC	Aggregate Gross Offering Proceeds Raised as of March 31, 2014	Aggregate Amount Available for Sale as of March 31, 2014	Current Status
Phillips Edison – ARC Shopping Center REIT, Inc.(1) (“PE-ARC”)	Non-traded REIT	Grocery-anchored retail	January 13, 2010	$1.7 billion	Offering completed	Operational stage
American Realty Capital – Retail Centers of America, Inc.(2) (“ARC RCA”)	Non-traded REIT	Anchored core retail	September 14, 2010	$208.8 million	$1.67 billion	Offering stage
American Realty Capital Global Trust, Inc.(3) (“ARC Global”)	Non-traded REIT	Global sale-leaseback	October 27, 2011	$687.5 million	$1.6 billion	Offering stage
Phillips Edison – ARC Grocery Center REIT II, Inc.(4) (“PE-ARC II”)	Non-traded REIT	Grocery-anchored retail	August 13, 2013	$83.5 million	$2.48 billion	Offering stage
American Realty Capital Hospitality Trust, Inc.(5) (“ARC Host”)	Non-traded REIT	Lodging	August 19, 2013	$3.3 million	$2.5 billion	Offering stage
United Development Funding Income Fund V(6)	Non-traded REIT	Residential real estate and related assets and securities	February 26, 2014	In registration	In registration	In registration

(1)	Co-sponsored by American Realty Capital and Phillips Edison Limited Partnership, a third party not affiliated with our company or American Realty Capital. The executive officers of the program are affiliates of Phillips Edison Limited Partnership. An affiliate of American Realty Capital serves as the program’s external advisor. The program’s external advisor has delegated most of its duties to a sub-advisor wholly owned by Phillips Edison Limited Partnership. The program also has engaged an entity wholly owned by Phillips Edison Limited Partnership as its property manager.
(2)	Sponsored by American Realty Capital. An affiliate of American Realty Capital serves as the program’s external advisor. The external advisor has retained Lincoln Retail REIT Services, LLC, a third party not affiliated with our company or American Realty Capital, to provide, subject to the external advisor’s oversight, real estate-related services.
(3)	Sponsored by American Realty Capital. An affiliate of American Realty Capital serves as the program’s external advisor. Solely with respect to investments in Europe, the program’s external advisor has delegated substantial real estate-related duties to Moor Park Capital Partners LLP, a third party not affiliated with our company or American Realty Capital. Solely with respect to the program’s foreign investment strategy outside of Europe, the program’s external advisor may also delegate certain of its advisory duties to one or more additional service providers.
(4)	Co-sponsored by American Realty Capital and Phillips Edison Limited Partnership, a third party not affiliated with our company or American Realty Capital. The executive officers of the program are affiliates of Phillips Edison Limited Partnership. An affiliate of American Realty Capital serves as the program’s external advisor. The program’s external advisor has delegated most of its duties to a sub-advisor wholly owned by Phillips Edison Limited Partnership. The program also has engaged an entity wholly owned by Phillips Edison Limited Partnership as its property manager. The program’s external advisor and sub-advisor own interests in the special limited partner of the program’s operating partnership.
(5)	Sponsored by American Realty Capital. Affiliates of American Realty Capital serve as the program’s external advisor and property manager. The program’s sub-property manager is a joint venture between American Realty Capital and Barceló Crestline Corporation, a third party not affiliated with our company or American Realty Capital. The program’s sub-property manager is responsible for managing certain of the program’s lodging and other hospitality properties.
(6)	Co-sponsored by American Realty Capital and UDF Holdings, L.P., a third party not affiliated with our company or American Realty Capital. The executive officers of the program are affiliates of UDF Holdings, L.P. An affiliate of American Realty Capital serves as the program’s external advisor. The program’s external advisor has delegated most of its duties to a sub-advisor wholly owned by UDF Holdings, L.P.

Programs Not Sponsored or Co-Sponsored by American Realty Capital

Offering	Type of Program	Targeted Investments	Date of First Public Filing with SEC	Aggregate Gross Offering Proceeds Raised as of March 31, 2014	Aggregate Amount Available for Sale as of March 31, 2014	Current Status
United Development Funding IV(1)	Non-traded REIT	Single-family home development loans	August 5, 2008	$626.6 million	Offering completed	Operational stage
Healthcare Trust of America(2)	Non-traded REIT	Healthcare-related properties	April 28, 2006(3)	$2.2 billion(4)	Offering completed	Listed on The New York Stock Exchange on June 6, 2012
RREEF Property Trust, Inc.(5)	Non-traded REIT	Real estate assets, related securities, and related loans	March 26, 2012	Not applicable(6)	$2.5 billion	Offering stage

(1)	Sponsored by United Development Funding, a third party not affiliated with our company or American Realty Capital.
(2)	Sponsored by Triple Net Properties, LLC, a third party not affiliated with our company or American Realty Capital.
(3)	Realty Capital Securities did not provide services with respect to such filing, but, effective August 29, 2009, assumed exclusive dealer manager responsibilities for the program’s initial public offering.
(4)	Represents the aggregate gross offering proceeds raised during the period during which Realty Capital Securities served as exclusive dealer manager for the program’s initial public offering.
(5)	On March 18, 2014, Realty Capital Securities entered into a wholesaling agreement with RREEF Property Trust, Inc. and SC Distributors, LLC, its dealer manager, pursuant to which Realty Capital Securities accepted appointment as distribution agent to recruit firms to assist with the sale of shares of RREEF Property Trust, Inc. by, among other things, providing training and education, administering the due diligence process and approval of the offering, and providing marketing, sales and other support as necessary. We expect to acquire SC Distributors, LLC pursuant to the StratCap acquisition agreement.
(6)	Pursuant to the terms of the amended wholesaling agreement, Realty Capital Securities is entitled to a sourcing fee calculated based on the aggregate gross offering proceeds raised by RREEF Property Trust, Inc. with the assistance of Realty Capital Securities payable solely from, and subject to the receipt of, the dealer manager fee payable to RREEF Property Trust, Inc.’s dealer manager. As of June 4, 2014, no sourcing fees have been paid to Realty Capital Securities under the wholesaling agreement.

Legal Proceedings

In June 2013, Realty Capital Securities accepted and consented, without admitting or denying the findings a Letter of Acceptance, Waiver and Consent, or AWC, from FINRA, that included a finding that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Exchange Act and FINRA Rule 2010, occurred in connection with Realty Capital Securities’ activities as a co-dealer manager for a public offering. In connection with the AWC, Realty Capital Securities consented to the imposition of a censure and a fine of $60,000. Realty Capital Securities believes that the matter will not have a material adverse effect on Realty Capital Securities or its business.

Investment Banking, Capital Markets and Transaction Management Services

Our investment banking, capital markets and transaction management platforms provide comprehensive strategic advisory services focused on direct investment programs, particularly non-traded REITs, and ARCP, which is a listed REIT. These strategic advisory services include mergers and acquisitions advisory, capital markets activities, registration management, and other transaction support services that we believe capture value across the direct investment program lifecycle. Operating under the name RCS Capital, our investment banking and capital markets business provides strategic advisory and capital markets services to sponsors of direct investment programs sponsored directly or indirectly by American Realty Capital as well as to other sponsors of direct investment programs, and expects to do so for registered investment funds and public and private businesses in the real estate, financial services, alternative investment and other sectors. We believe we have demonstrated particular expertise in the real estate sector by our status as the second largest advisor of real estate mergers and acquisitions transactions in 2012 and 2013, executing deals with $4.1 billion and $10.0 billion in transaction value, respectively, according to SNL Financial. To date, these services have been primarily provided to clients that were sponsored or managed by American Realty Capital. Due to the specialized nature of the direct investment program industry, we believe we are particularly well suited to advise direct investment programs that are distributed by Realty Capital Securities.

Our investment banking and transaction management fees include revenues that are project-based as well as success-based. Project-based fees are earned for assignments including market overviews, transaction structuring and transaction management where we are engaged for a specified project deliverable and a fixed fee. Success-based transactions are typically investment banking mergers and acquisitions or capital markets transactions where we are paid only upon the successful completion of a specific transaction. Approximately 42% of 2013 investment banking and transaction management fees were project-based and 58% were success-based. All of these fees were generated through transactions involving direct investment programs or other entities that are sponsored or managed by American Realty Capital.

Due to the transactional nature of our investment banking revenues, investment banking and capital markets profits may change from period to period based on the volume and nature of transactional activity. However, we generally expect strategic transactions for direct investment programs from which we expect to derive a substantial portion of our revenues to increase in frequency over the next three to five years, which may include acquisitions, dispositions, mergers, listings on a national securities exchange and initial public offerings. We also generally expect direct investment programs and registered investment funds to require capital markets services as they seek to access the equity and debt markets.

Investment Banking and Capital Markets Services

Our investment banking business provides strategic advisory services in connection with (1) advising sponsors in the structuring and development of new direct investment programs and registered investment funds and other products; (2) advising sponsors and companies, including with respect to direct investment programs, as both buyers and sellers in connection with merger and acquisition transactions; (3) advising direct investment programs, especially SEC-registered, non-traded companies, in connection with liquidity alternatives, which may include listing on a national securities exchange and initial public offering transactions; and (4) debt and equity capital raising advice, including structuring, pricing and marketing. All of our strategic advisory service clients are entities for whom Realty Capital Securities raises or has raised equity capital. For the three months ended March 31, 2014, and the year ended December 31, 2013, our investment banking and capital markets business had revenue of $32.1 million and $47.9 million, respectively, all of which was attributable to American Realty Capital-sponsored products.

Our investment banking and capital markets professionals have extensive knowledge and experience in raising debt and equity capital for private and public companies. We provide advice to a range of companies regarding sources, forms and relative cost of capital. Our debt capital markets team has closed loans, and maintains ongoing contact, with a variety of lender types including global financial institutions, money center banks, regional banks, community banks, life insurance companies, and specialty finance companies. In 2013, our debt capital markets team structured and closed over $10.3 billion in debt financing arrangements, all of which was attributable to American Realty Capital-sponsored products. Our debt capital markets team sources, structures and maintains a variety of debt finance and derivative arrangements on behalf of our clients or entities for which American Realty Properties was a manager.

Our investment banking team also structures and negotiates a variety of equity capital markets arrangements on behalf of issuers and their respective sponsors, including initial public offerings, follow-on offerings, universal registration statements, Regulation S offerings, “at-the-market” offering programs and other public offerings. In 2013, our investment banking team structured approximately $22.7 billion in equity capital markets transactions, all of which was attributable to American Realty Capital-sponsored products or entities for which American Realty Properties was a manager.

We currently have a network consisting of approximately 260 broker-dealers who act as soliciting dealers for one or more of the products distributed by Realty Capital Securities.

Additionally, we have significant relationships with institutional investors that make direct investments in real estate with asset managers such as American Realty Capital. We receive fees from investment managers, including American Realty Capital, in connection with serving as an agent in securing equity capital commitments from such institutional investors. The services that we provide to investment managers in connection with private equity capital raising are similar to services we provide in other capital markets engagements.

Transaction Management Services

Also operating under the name RCS Capital, our transaction management team is comprised of 46 professionals who provide a range of services to direct investment programs and their sponsors including: offering registration and blue sky filings, regulatory advice with respect to the SEC and FINRA, registration maintenance, transaction management, marketing support, due diligence advice and related meetings, events, training and education, conference management and strategic advice in connection with liquidity events and other strategic transactions. We believe that the services offered by RCS Advisory complement the service offerings of our other lines of business.

Additionally, in light of RCS Advisory’s experience in providing strategic advice with respect to liquidity events and other strategic transactions for direct investment programs, we believe that our team is, in coordination with external counsel, equipped to advise issuers of other financial products as well. We intend to continue to expand the breadth of our transaction management team in order to provide services for additional investment products. For the three months ended March 31, 2014, and the year ended December 31, 2013, our transaction management services business had revenue of $12.4 million and $24.4 million, respectively, substantially all of which was attributable to American Realty Capital-sponsored products.

RCS Advisory is not in the business of, and does not hold itself out as, providing legal advice to its clients. However, it does offer services that are intended to be in compliance with the complex regulatory environment surrounding the direct investment program industry.

Transfer Agency Services

ANST is registered as a transfer agent with the SEC. ANST acts as registrar, provides record-keeping services and executes the transfer, issuance and cancellation of shares or other securities in connection with offerings conducted by issuers sponsored directly or indirectly by American Realty Capital. ANST employs 25 professionals, and may act on behalf of other issuers of interests in direct investment programs and other securities, including securities issued by registered investment companies. ANST is also responsible for coordinating tax reporting efforts and the payment of distributions and redemptions, among other services. We believe ANST is well suited to manage DRIPs and share repurchase programs, which are common features of direct investment programs, because of its personnel’s knowledge of, and experience with, these features of direct investment programs and the experience of employees of our operating subsidiaries in executing transactions under DRIPs and share repurchase programs while employed by our dealer manager and other entities involved in the transfer agency business. ANST generates fees from a variety of services performed for issuers of interests in direct investment programs and registered investment companies. For the three months ended March 31, 2014 and the year ended December 31, 2013, our transfer agency services business had revenue of $4.1 million and $12.6 million, respectively, substantially all of which was attributable to American Realty Capital-sponsored products.

Research Division

In March 2014, we launched SK Research, the initial component of a new research division dedicated to alternative investment programs. As a first step in our establishment of a research division, SK Research will provide focused research, consulting, training and education, and due diligence on traditional and non-traditional investment products. We believe that adding a research division will augment our back-office and investment management capabilities and enhance the training, education and practice management tools available to our independent retail advice platform and the financial advice we can provide to our clients. We believe the launch of SK Research will benefit both our independent retail advice platform and the broader community of mass affluent investors who will rely on our financial advisors and our investment programs.

As part of the launch of SK Research, we hired due diligence and research professionals Todd Snyder and John Kearney to head SK Research. We made an upfront payment to acquire the rights to use the business name and web-based publications of Messrs. Snyder and Kearney and certain related fixed assets. We also entered into employment agreements with Messrs. Snyder and Kearney and with certain members of their team.

Prior to being hired by SK Research, Messrs. Snyder and Kearney operated Snyder Kearney LLC, or Snyder Kearney, a law firm that provided due diligence services to broker-dealers relating to alternative investment products, primarily non-traded REITs and business development companies. These services included due diligence reviews of the offerings distributed by Realty Capital Securities, as well as offerings sponsored and distributed by other unaffiliated firms. Snyder Kearney fees were reimbursed by the REITs, the business development companies or their sponsors. Snyder Kearney did not perform services for us or any of our affiliates.

In connection with our hiring of Messrs. Snyder and Kearney to join SK Research, they agreed to wind down the operations of Snyder Kearney, which has or will involve the termination of all its client engagements, none of which will be assigned or transferred to SK Research. As SK Research is not a law firm, Messrs. Snyder and Kearney and their team will no longer be providing legal services to broker-dealers. Instead, SK Research will focus on building a business that provides investment research, consulting, training and education, and due diligence. It is anticipated that, going forward, the due diligence component of SK Research’s business will represent a significantly smaller percentage of gross revenues than that of Snyder Kearney’s prior business.

SK Research will provide these services in connection with a broad range of investments, including those previously reviewed by Snyder Kearney, as well as additional investments such as traded REITs, business development companies, liquid alternative investments and other investments. SK Research’s clients are generally expected to include broker-dealers and registered investment adviser firms, as well as individual registered representatives and investment adviser representatives. Because of the nature of its business, SK Research is in the process of registering under Maryland law as an investment adviser.

Proposed Acquisition of StratCap

We entered into a purchase agreement relating to the acquisition of StratCap, which through its subsidiaries is a wholesale distributor of alternative investment programs. StratCap’s subsidiaries distribute a platform consisting of two non-traded REITs, a non-traded BDC, a public non-traded limited liability company and a non-traded corporation making energy investments. StratCap also co-sponsors and holds minority interests in programs that it distributes.

StratCap is expected to operate under its own brand and management on a stand-alone basis alongside our existing wholesale platform, further diversifying our revenue stream and product offerings. StratCap had $698.2 million of equity capital raised by direct investment programs distributed by it in 2013 and $399.1 million of equity capital raised by direct investment programs distributed by it in the three months ended March 31, 2014. During the year ended December 31, 2013 and the three months ended March 31, 2014, StratCap had a 2.8% and 7.1% market share based on equity capital raised by all direct investment programs, ranking 6th and 4th, respectively, according to Stanger.

The following table sets forth information concerning the programs currently being distributed by StratCap:

Program	Type of Program	Targeted Investments	Date of First Public Filing with SEC	Aggregate Gross Offering Proceeds Raised as of April 30, 2014	Aggregate Amount Available for Sale as of April 30, 2014	Current Status
Carter Validus Mission Critical REIT	Non-traded REIT	Net Lease, Mission Critical Data Center/ Healthcare Real Estate	March 23, 2010	$1,198.4 million	$1.5 billion	Operational stage
Sierra Income Corporation	Non-traded BDC	Direct Origination, Senior Secured Corporate Debt	July 18, 2011	$266.9 million	$1.5 billion	Operational stage
RREEF Property Trust	Non-traded REIT	Diversified Core Real Estate; Real Estate Securities	March 26, 2012	$30.2 million	$2.25 billion	Operational stage
TriLinc Global Impact Fund	Non-traded LLC	Diversified, Global (Developing Economy) Impact Investments	October 22, 2012	$25.8 million	$1.5 billion	Operational stage
Greenbacker Renewable Energy Company	Non-traded Corporation	Diversified Renewable Energy Investments	December 28, 2011	$2.2 million	$1.25 billion	Operational stage

Our Businesses Following the Completion of the Recent and Pending Acquisitions

Following the completion of the recent and pending acquisitions, we will incorporate two additional complementary business platforms into our existing business: (1) a leading independent retail advice platform targeting mass affluent investors; and (2) an investment management platform specializing in alternative investments, which will consist of Hatteras. Cetera is the initial component of our independent retail advice platform targeting mass affluent investors, and First Allied, ICH, J.P. Turner and Summit will also be incorporated into our independent retail advice platform following the completion of the pending acquisitions. We believe that the combination of these businesses with our existing businesses will make us a pre-eminent source for independent retail advice, interests in direct investment programs and alternative investment solutions to retail investors. In particular, we believe our complementary independent retail advice platform, wholesale distribution platform, and investment banking, capital markets and transaction management services platform will position us to capture value across the direct investment program lifecycle.

Independent Retail Advice

Through the broad network of financial advisors on our independent retail advice platform, we will offer financial retail advice and investment solutions to mass affluent investors with investment needs that are not served by the offerings and capabilities of captive investment advisors and broker-dealers. Cetera now operates, and each of the other acquired businesses will operate, as an independent operating subsidiary under its own brand and management, but with shared back-office and support systems.

Our independent retail advice platform will provide independent groups of affiliated financial advisors or other financial professionals with the technology, infrastructure and other support and services they need to serve their clients. We also will provide our financial advisors with a wide array of practice development and operational support services that we believe will help our financial advisors launch new relationships and strengthen existing ones.

We intend to provide our financial advisors with access to a wide range of financial products, including mutual funds, fixed and variable annuities, alternatives investments, equity and fixed income securities, and other products. Each of our independent broker-dealer subsidiaries will be able to independently determine which of the products they will offer and their financial advisors will be able to select the products to recommend to their clients.

We will have the second largest network of financial advisors after giving effect to the recent and pending acquisitions, with over 9,100 in the United States that collectively have approximately $208.3 billion in assets under administration on a pro forma basis as of March 31, 2014.

The acquired businesses comprising our independent retail advice platform will operate independently as our operating subsidiaries under their own brands and management. We believe that this structure will be conducive to financial advisor retention because it will minimize disruption from the recent and pending acquisitions to their day-to-day operations and enable us to conduct back-office integration at an effective pace while realizing cost efficiencies through the elimination of duplicative processes and other streamlining. This operational independence will also facilitate our multi-brand strategy, maintaining multiple independent broker-dealer subsidiaries under their own brands and management to enable us to capitalize on their valuable brands. At the same time, we intend to integrate back-office and support systems, thus delivering services to help our financial advisors’ grow their businesses. We expect that our clearing arrangement with Pershing will enable faster integration of newly recruited financial advisors while at the same time providing benefits of scale. We also intend to grow our revenues by exploiting the inherent economies of scale and synergies among our businesses through negotiating favorable terms with vendors.

We believe that the combination of multiple independent broker-dealers under one independent retail advice platform will lower costs in other ways, including renegotiation of strategic partner fees with product sponsors and negotiation of better terms on service contracts with key vendors.

Our Financial Advisors

Our financial advisors will be financial professionals including traditional financial advice, multi-family office, certified public accountants, bank channels, and registered investment advisers, among others, many of whom operate out of small offices, who provide affluent individuals investment and wealth management advice and services and provide their clients with access to financial products and retail investment advice. Financial advisors that are engaged in the securities broker-dealer or investment advisory businesses will be registered as such with the SEC or FINRA. Financial advisors engaged in these activities will be appropriately associated with and, to the extent required, licensed employees or agents of broker-dealers or investment advisers. Certain of our financial planners may engage in other activities, such as insurance sales, appraisal services and tax planning activities, which do not require licensing or registration with a broker-dealer or investment adviser.

Our financial advisors will deliver their services through over 5,881 branch offices. They primarily will be located in rural and suburban areas in all 50 states, Washington, D.C. and Puerto Rico, and we believe they will be viewed as local providers of independent advice with access to the knowledge and resources of a nation-wide network. We believe that many of our financial advisors have entrepreneurial aspirations and will be attracted to the flexibility, control and economics inherent in our model.

Almost all of our financial advisors will be independent contractors, operating under their own business name or the brand name of one of our independent broker-dealer subsidiaries. Because our financial advisors will bear the responsibility for their own operating expenses (including rent, utilities, furniture, equipment, quotation systems, employee wages and benefits and general office supplies), our financial advisors generally will receive 80 – 90% of the commissions or advisory fees generated, as compared with a rate of approximately 30 – 50% which they would receive working in a traditional brokerage setting where they would not be responsible for substantially all of their operating expenses.

On a pro forma basis as of December 31, 2013, the average tenure of the financial advisors on our independent retail advice platform would have been approximately ten years, and 55% of them would have been working with one of the acquired businesses for over five years. We believe that the ability to cultivate and grow such longstanding relationships will be a key strength of our independent retail advice platform, which we believe translates into superior performance.

We will require financial advisors on our independent retail advice platform to possess a sufficient level of experience to enable the individual to independently operate his or her own office. We will also provide insurance agents, financial planners, accountants and other financial professionals who already provide financial services to their clients the opportunity to expand their ability to offer financial products and services to their clients.

Many financial advisors will also be authorized agents of insurance companies, and several of the acquired businesses have subsidiaries that are licensed insurance brokers, allowing them to offer insurance and annuity products directly.

Technology and Infrastructure

Our financial advisors will rely on the infrastructure and technology of our independent retail advice platform to manage client relationships and complete a broad spectrum of activities, including client intake, reporting, account management, and document retention. We intend to support our financial advisors by providing comprehensive and automated front-, middle- and back-office solutions, which we believe will enable our financial advisors to focus on their clients while successfully and efficiently managing the complexities of running their own practice.

Using our independent retail advice platform’s technology, we believe financial advisors and their clients will be able to open new accounts, monitor existing accounts, update client accounts, initiate and execute trading activities, view and download commission data, download client data, receive statements and confirmations electronically, and research reports or inquiries on companies, securities and other financial topics.

In 2010, Cetera completed a full build-out of its technology infrastructure to better serve its financial advisors. Its platform, SmartWorks, supports account aggregation, market intelligence and customized reporting. SmartWorks also allows financial advisors to access customer relationship management tools, account aggregation tools, financial planning tools. Cetera has also created SmartWorks Advisor, a wealth management platform that incorporates custom portfolio management tools including capabilities to effectively manage clients’ assets.

Practice Development and Operational Support

We expect to provide our financial advisors with a wide array of practice development and operational support services which are designed to help our financial advisors launch new relationships and strengthen existing ones. The support services will include the following:

•	continuing education and support that emphasizes long-range aspects of financial planning and investment, which we believe enables our financial advisors to better inform and serve their clients;
•	advertising and public relations assistance to our financial advisors (including FINRA-approved marketing materials, corporate and product brochures, client letters and website assistance) in order to enhance their profiles, increase public awareness of our financial advisors and the products and services they offer, and to bolster their professional stature in the public’s eye;
•	a business development loan program which will provide our financial advisors with access to capital in various forms, including, in some cases, forgivable loans, to grow their practices;
•	tools that allow financial advisors to track clients and prospects and to distribute recent market commentaries and newsletters;
•	on-line learning center and forum style programs, including annual symposiums, local events and monthly conference calls, which introduce new investment strategies and improve wealth management skills; and
•	support for paperless-office imaging, workflows, and document storage.

Compliance and Supervision

Each financial advisor will be required to obtain all appropriate licenses to conduct the type of securities or advisory business in which he or she engages, and to register in the various states in which he or she solicits customers to remain in good standing in those jurisdictions and with the SEC and FINRA.

Our obligations will include supervision of all of our affiliated financial advisors wherever they are located. We will maintain comprehensive broker-dealer and investment adviser compliance programs reasonably designed to assure that we and our financial advisors are able to operate effectively and legally during this period of rapid regulatory change and in accordance with applicable law, and we will closely monitor the activities of our financial advisors to manage risk and assess compliance with applicable laws, rules and regulations including anti-money laundering and other programs required by the PATRIOT Act. We expect to develop a central mechanism to oversee the risk management procedures of each independent broker-dealer subsidiary and establish an enterprise-wide risk management system.

We will maintain a professional liability “errors and omissions” insurance policy or policies which generally provide a limited degree of coverage for certain actions taken and/or omissions made by our financial advisors, employees and other agents in connection with the purchase and sale of securities and the rendering of financial advice. In addition, we will maintain a fidelity bond that provides for the reimbursement of losses incurred through certain dishonest acts by our financial advisors or employees.

Financial Products and Retail Advice

The financial products that will be available through our independent retail advice platform will allow our financial advisors to offer traditional brokerage services as well as access to fee-based retail advice, wrap-fee programs, portfolio management services and managed account programs. Our financial advisors will also provide advisory and consulting services to retirement plans.

We expect to provide access to top financial products from various sponsors through our independent retail advice platform, including products sponsored by our affiliate, American Realty Capital, and Hatteras. Our independent broker-dealer subsidiaries will have the ability to choose which of the financial products available through our independent retail advice platform they make available to their financial advisors, and our financial advisors will have the ability to choose which financial products available from our independent broker-dealer subsidiaries they make available to their clients.

Our product diligence group will conduct due diligence on the financial products we offer, which will include variable and fixed annuities, direct investment programs, alternative investments and mutual funds. We believe our scale and experience in serving the investment needs of mass affluent investors provides us with an enhanced understanding of the products they demand. We will tailor our product suite and support services in a manner that is intended to best position our financial advisors to meet their clients’ needs.

We expect to enter into arrangements with these product sponsors as our independent retail advice platform expands, and we believe our broad distribution capabilities and scale will enable us to achieve more favorable terms and better access for investment products.

We will offer specialized product training to our financial advisors and help them develop marketing strategies, which will give our financial advisors tools they need to develop more tailored investment solutions for their clients and improve the market penetration of financial products that will be offered through our independent retail advice platform.

Institutional Advisory Services

Through Cetera Investment Services LLC (d/b/a Cetera Financial Institutions), a self-clearing subsidiary of Cetera, we will provide customized retail investment services through banks and credit unions. For these institutions, whose core capabilities may not include investment and financial planning services, or who find the technology, infrastructure and regulatory requirements to be cost prohibitive, we provide their customers with investment services through financial advisors located on or off the premises of the institutions. These arrangements allow the institutions to focus their energy and capital on their core businesses.

Clearing

Our independent retail advice platform will use third-party clearing brokers on a fully disclosed basis to execute and clear securities transactions on behalf of financial advisors’ clients. Pershing and the other clearing brokers in use by the acquired businesses provide services including billing, credit extension, trade execution and receipt, custody and delivery of customer securities and funds. We expect we will be able to reduce clearing costs as we will be able to negotiate a better rate for clearing services with Pershing, which currently provides such services for Cetera and the majority of the other acquired businesses that will comprise our independent retail advice platform. Cetera Investment Services LLC (d/b/a Cetera Financial Institutions) will remain self-clearing.

Investment Management

Our investment management platform, which primarily will involve fund-of-funds investments, will provide investment advisory, distribution and other services, such as transfer agent and fund administration services, to the Hatteras family of funds. The Hatteras family of funds includes retail mutual funds (both open- and closed-end funds) with approximately $2.7 billion in assets under management as of March 31, 2014.

A broker-dealer subsidiary of Hatteras will act as distributor for the funds and a subsidiary of Hatteras will serve as manager and advisor for all of the Hatteras funds and perform all investment management services pursuant to contracts with the funds.

These funds will be available through unaffiliated third-party financial institutions, our independent retail advice platform and Hatteras’ existing internal distribution channel.

The Hatteras funds include:

•	The Hatteras Core Alternatives Fund, which was designed to provide financial advisors and their clients with a core alternative investment solution and allocates to more than 140 managers across five strategies encompassing both hedge funds and private investments.
•	The Hatteras Alternative Mutual Funds, which were designed to provide investors access to alternative strategies in daily liquid, mutual fund solutions and currently include: (1) Hatteras Alpha Hedged Strategies Fund, designed to provide alternative investment exposure within asset allocation model; (2) Hatteras Hedged Strategies Fund, designed to provide a complete allocation to hedged strategies, Multi-Strategy and Multi-Manager; (3) Hatteras Long/Short Equity Fund, designed as a non-directional long/short equity fund; (4) Hatteras Long/Short Debt Fund, designed to provide protection from changing interest rates, with income provided through quarterly distributions; and (5) Hatteras Managed Futures Strategies Fund, designed to provide low correlation to equities, bonds, and other alternative investments.
•	Hatteras Disciplined Opportunity Fund, which seeks to consistently outperform the broader equity market on a risk-adjusted basis in both rising and declining markets by buying call options on the S&P 500 Composite Stock Price Index to create broad market exposure, and buying and writing (selling) additional call and put options on the index to enhance market returns and reduce market losses.
•	Hatteras PE Intelligence Fund, which seeks investment results comparable to the returns of the Nomura QES Modeled Private Equity Returns Index, a daily liquid index targeting returns similar to those which may be achieved through a global broad-based investment in private equity buyout funds.

OUR STRUCTURE AND THE EXCHANGE TRANSACTIONS

The Exchange Transactions

On February 11, 2014, we engaged in a series of transactions, which we refer to as the exchange transactions, to restructure our capital structure and the ownership structure of our operating subsidiaries. The exchange transactions were effected as part of our overall plan of growth of our business through the recent and pending acquisitions, this offering, the concurrent private offering and the Cetera financings. The exchange transactions simplified our capital structure, and we believe that making our ownership structure more straightforward and more understandable benefits our stockholders and enhances our ability to obtain financing in the future.

Prior to completion of the exchange transactions, each of Realty Capital Securities, RCS Advisory and ANST had Class A Units and Class B Units outstanding (in addition to LTIP Units). RCAP Holdings owned 100% of the Class B Units. The Class B Units owned by RCAP Holdings had none of the voting rights and an aggregate of 90.6% of the economic rights in Realty Capital Securities, RCS Advisory and ANST. We owned 100% of the Class A Units. The Class A Units had all of the voting rights and 9.4% of the economic rights in Realty Capital Securities, RCS Advisory and ANST.

As part of the exchange transactions, pursuant to our exchange agreement with RCAP Holdings, RCAP Holdings exchanged all of its shares of Class B common stock in us and Class B Units except for one share of Class B common stock and one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST for a total of 23,999,999 shares of Class A common stock. As a result, RCAP Holdings continues to have none of the voting rights in Realty Capital Securities, RCS Advisory and ANST and retains a de minimis amount of the economic rights. Moreover, under our certificate of incorporation, RCAP Holdings, as the holder of one share of Class B common stock, has one vote more than 50% of the voting rights of our company, and thereby controls our company. Class B common stock continues to have no economic rights.

On February 10, 2014, we formed RCS Holdings, and, on February 11, 2014, we contributed to RCS Holdings 26,499,999 Class A Units of each of Realty Capital Securities, RCS Advisory and ANST in consideration for 26,499,999 Class A Units of RCS Holdings. In addition, RCS Capital Management contributed to RCS Holdings an aggregate of 3,975,000 LTIP Units of Realty Capital Securities, RCS Advisory and ANST in consideration for 1,325,000 LTIP Units of RCS Holdings, which were subject to the OPP. See “Relationships and Related Party Transactions — Limited Liability Company Agreement of RCS Holdings.” On April 28, 2014, in connection with the acquisition by Luxor of an interest in RCS Capital Management, the OPP was amended which resulted in RCS Capital Management earning 310,947 LTIP Units and forfeiting 1,014,053 LTIP Units under the OPP. Immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed its 310,947 earned LTIP Units to its then current members, each of whom then became a member of RCS Holdings. See “— Other Agreements with Luxor — Membership Interest in RCS Capital Management.” As a result, RCS Holdings is wholly owned by us (except for the LTIP Units), and all of our interests in Realty Capital Securities, RCS Advisory and ANST are owned by RCS Holdings.

All of our interests in Cetera and the other acquired businesses will also be owned, directly or indirectly, by RCS Holdings following the completion of the recent and pending acquisitions.

Following receipt of stockholder consent, we intend to amend our certificate of incorporation and the exchange agreement to permit RCAP Holdings to continue to hold one share of our Class B common stock without holding any Class B Units. Following this amendment, we expect that the remaining Class B Units owned by RCAP Holdings will be cancelled and 100% of the voting and economic interests in Realty Capital Securities, RCS Advisory and ANST will be held by RCS Holdings through its ownership of the Class A Units.

Luxor, RCAP Holdings and the members of RCAP Holdings have agreed to use their reasonable best efforts to cause the rights of our Class B common stock to be amended to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash, although we are prohibited from doing so by the restricted payments covenant contained in the bank facilities currently in effect. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock, and it would be for the following amounts: (i) $50.0 million, if at the time of election the closing price of our Class A common stock is equal to or less than $30 per share; or (ii) $50.0 million plus a prorated incremental amount, if at the time of election, the closing price of our Class A common stock is greater than $30 per share. If we elect to exercise this redemption right, RCAP Holdings will no longer have the ability to control us by virtue of its ownership of the sole outstanding share of our Class B common stock. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Corporate reorganization.”

Our Structure

The diagram below depicts our current organizational structure.

(1)	The members of RCAP Holdings, LLC (Nicholas S. Schorsch, Shelley D. Schorsch, William M. Kahane, Peter M. Budko, Edward M. Weil, Jr. and Brian S. Block) are also members of AR Capital, LLC, RCS Capital Management, LLC, RCAP Equity, LLC, and RCS Capital Holdings, LLC. Control of all of these entities is exclusively vested in Messrs. Schorsch and Kahane.
(2)	Class A common stock is entitled to one vote per share, and there were 28,740,986 shares outstanding as of the date of this prospectus.
(3)	The sole outstanding share of our Class B common stock is entitled to one vote more than 50% of the voting rights of RCS Capital Corporation. Luxor, RCAP Holdings and the members of RCAP Holdings, LLC have agreed to use their reasonable best efforts to cause the rights of our Class B common stock to be amended to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash, but we are prohibited from doing so by the restricted payments covenant contained in the bank facilities currently in effect. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings —Other Agreements with Luxor — Corporate reorganization.”

(4)	Assuming the issuance of all 20,675,078 shares of our Class A common stock issuable upon conversion at the conversion rate applicable as of the date of this prospectus to all of the convertible preferred stock and all of the convertible notes held by Luxor and issuable upon exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management, Luxor would control 21.30% of our combined voting power and Messrs. Schorsch and Kahane, through their control of RCAP Holdings, LLC, RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock would control 74.36% of our combined voting power.
(5)	Luxor’s ownership of 23.5% of the membership interests of RCS Capital Management, LLC is subject to a call right for RCS Capital Corporation, and a put right for Luxor. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Membership Interest in RCS Capital Management.”
(6)	The members of RCAP Holdings, LLC also own LTIP Units representing units of equity ownership in RCS Capital Holdings, LLC issued under the OPP. See “Management — 2013 Manager Multi-Year Outperformance Agreement.”
(7)	RCS Capital Holdings, LLC was formed by RCS Capital Corporation on February 10, 2014 to own its operating subsidiaries and any of our other subsidiaries as an intermediate holding company.
(8)	Does not include one Class B Unit owned by RCAP Holdings, LLC in each of our operating subsidiaries, Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC. Class B Units confer de minimis economic rights and no voting rights. Following receipt of stockholder consent, RCS Capital Corporation intends to amend its certificate of incorporation and the exchange agreement to permit RCAP Holdings, LLC to continue to hold one share of Class B common stock without holding any Class B Units. Following this amendment, we expect that the remaining Class B Units will be cancelled and 100% of the voting and economic interests in Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC will be held by RCS Capital Holdings, LLC through it ownership of the Class A Units.
(9)	Subsidiaries of Cetera Financial Holdings, Inc. currently include Cetera Advisor Networks LLC, Cetera Advisors LLC, which is a SEC-registered investment adviser and a FINRA member, Cetera Financial Specialists LLC and Cetera Investment Services LLC (d/b/a Cetera Financial Institutions), which are FINRA members, and Cetera Investment Advisers LLC and Cetera Investment Management LLC, which are SEC-registered investment advisers.
(10)	All of the equity interests of First Allied Holdings Inc. currently are owned by RCAP Holdings, LLC. Following the completion of the First Allied acquisition, such equity interests will be owned by RCS Capital Corporation.
(11)	See “Relationships and Related Party Transactions — The Cetera Financings—Assignment of Debt of RCAP Holdings to American Realty Capital.”
(12)	Includes 20,000 shares of Class A common stock held directly by Nicholas S. Schorsch.

The diagram below depicts our organizational structure after giving effect to this offering, the concurrent private offering and the completion of the pending acquisitions.

(1)	The members of RCAP Holdings, LLC (Nicholas S. Schorsch, Shelley D. Schorsch, William M. Kahane, Peter M. Budko, Edward M. Weil, Jr. and Brian S. Block) are also members of AR Capital, LLC, RCS Capital Management, LLC, RCAP Equity, LLC, and RCS Capital Holdings, LLC. Control of all of these entities is exclusively vested in Messrs. Schorsch and Kahane.
(2)	Class A common stock is entitled to one vote per share. The number of shares of Class A common stock shown as outstanding, and the relative economic rights and voting power of public stockholders and RCAP Holdings, LLC, reflects the assumption that 34,988,880 shares of Class A common stock will be issued in connection with this offering, the concurrent private offering and the pending acquisitions. See “Capitalization.”
(3)	The sole outstanding share of Class B common stock is entitled to one vote more than 50% of the voting rights of RCS Capital Corporation. Luxor, RCAP Holdings and the members of RCAP Holdings, LLC have agreed to use their reasonable best efforts to cause the rights of our Class B common stock to be amended to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash, but we are prohibited from doing so by the restricted payments covenant contained in the bank facilities currently in effect. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Corporate reorganization.”
(4)	Includes 2,469,136 shares of Class A common stock to be purchased in the concurrent private offering. Does not include an estimated 21,450,568 shares of our Class A common stock issuable upon conversion at the conversion rate applicable as of the date of this prospectus to all of the convertible preferred stock and all of the convertible notes issued to Luxor as part of the Cetera financings and issuable upon exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management. Assuming the issuance of all such shares of our Class A common stock Luxor would control 14.26% of our combined voting power.
(5)	Luxor’s membership interest in RCS Capital Management will be reduced from the current level of 23.5% to 19.81% following completion of this offering. Luxor’s ownership of the membership interests of RCS Capital Management, LLC is subject to a call right for RCS Capital Corporation, and a put right for Luxor. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Membership Interest in RCS Capital Management.”
(6)	RCS Capital Holdings, LLC was formed by RCS Capital Corporation on February 10, 2014 to own its subsidiaries as an intermediate holding company.

(7)	Realty Capital Securities, LLC is also an underwriter in this offering. See “Underwriting (Conflicts of Interest).” Realty Capital Securities, LLC is also currently an operating subsidiary of RCS Capital Corporation and a FINRA member.
(8)	Subsidiaries of First Allied Holdings Inc. currently include First Allied Securities, Inc., which is a FINRA member and a SEC-registered investment adviser, First Allied Advisory Services, Inc. and First Allied Asset Management, Inc., which are SEC-registered investment advisers, and Legend Group Holdings, LLC. Subsidiaries of Legend Group Holdings, LLC currently include Legend Advisory Corporation, which is a SEC-registered investment adviser, and Legend Equities Corporation, which is a FINRA member and a licensed insurance agency.
(9)	Subsidiaries of Summit Financial Services Group, Inc. currently include Summit Brokerage Services, Inc., which is a FINRA member, Summit Financial Group, Inc., which is a SEC-registered investment adviser, and SBS Insurance Agency of Florida, Inc., which is a licensed insurance agency.
(10)	Investors Capital Holdings, LLC is the name of the entity that will survive the ICH acquisition. Subsidiaries of Investors Capital Holdings, Ltd. currently include Investors Capital Corporation, which is a FINRA member and a SEC-registered investment adviser, Advisor Direct, Inc., which is a FINRA member, and ICC Insurance Agency, Inc., which is a licensed insurance agency.
(11)	The subsidiary of RCS Capital Corporation formed to acquire the Hatteras Funds Group will do business as Hatteras Funds, LLC. The Hatteras Funds Group currently includes Hatteras Capital Distributors LLC, which is a FINRA member, and Hatteras Investment Partners, which is a SEC-registered investment adviser.
(12)	Subsidiaries of Cetera Financial Holdings, Inc. currently include Cetera Advisor Networks LLC, Cetera Advisors LLC, which is a SEC-registered investment adviser and a FINRA member, Cetera Financial Specialists LLC and Cetera Investment Services LLC (d/b/a Cetera Financial Institutions), which are FINRA members, and Cetera Investment Advisers LLC and Cetera Investment Management LLC, which are SEC-registered investment advisers. Cetera Financial Holdings, Inc. is currently an operating subsidiary of RCS Capital Corporation.
(13)	The subsidiary of RCS Capital Corporation formed to acquire J.P. Turner & Company, LLC, which is a FINRA member, and J.P. Turner & Company Capital Management, LLC, which is a SEC-registered investment adviser, will do business as J.P. Turner & Company, LLC. J.P. Turner & Company, LLC is also an underwriter in this offering. See “Underwriting (Conflicts of Interest).”
(14)	RCS Advisory Services, LLC is currently an operating subsidiary of RCS Capital Corporation.
(15)	American National Stock Transfer, LLC is currently an operating subsidiary of RCS Capital Corporation and a SEC-registered transfer agent.
(16)	The subsidiaries of Validus/Strategic Capital Partners, LLC include SC Distributors, LLC, which is a FINRA member.
(17)	The members of RCAP Holdings, LLC also own LTIP Units representing units of equity ownership in RCS Capital Holdings, LLC issued under the OPP. See “Management — 2013 Manager Multi-Year Outperformance Agreement.”
(18)	Does not include one Class B Unit owned by RCAP Holdings, LLC in each of Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC. Class B Units confer de minimis economic rights and no voting rights. Following receipt of stockholder consent, RCS Capital Corporation intends to amend its certificate of incorporation and the exchange agreement to permit RCAP Holdings, LLC to continue to hold one share of Class B common stock without holding any Class B Units. Following this amendment, we expect that the remaining Class B Units will be cancelled and 100% of the voting and economic interests in Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC will be held by RCS Capital Holdings, LLC through its ownership of the Class A Units.
(19)	See “Relationships and Related Party Transactions—The Cetera Financings—Assignment of Debt of RCAP Holdings to American Realty Capital.”
(20)	Includes 20,000 shares of Class A common stock held directly by Nicholas S. Schorsch.

THE RECENT AND PENDING ACQUISITIONS

As part of our plan to expand, diversify and grow our business, which includes the exchange transactions and our expansion into complementary businesses, we have acquired Cetera and entered into the pending acquisitions to acquire the acquired businesses pursuant to the terms and conditions described below.

In connection with the Cetera acquisition, we also entered into the Cetera financings and, together with our affiliates, entered into certain other agreements related thereto.

Overview of the Acquired Businesses

The following table sets forth certain operating metrics of the acquired businesses which will comprise our independent retail advice platform as of March 31, 2014 (except as otherwise noted).

Brand Platform	Assets under Administration	Financial Advisors	Gross Revenue per Financial Advisor(1) (in thousands)		Clients (in thousands)	Branch Offices
Cetera(2)	$152.0 billion	6,833	$174	(3)	1,325	4,544
First Allied	33.7 billion	1,194	294		419	583
ICH	8.9 billion	452	211		106	340
J.P. Turner	4.3 billion	323	257		46	176
Summit	9.4 billion	324	284		50	238
Total	$208.3 billion	9,126	$199	(4)	1,946	5,881

(1)	For the year ended December 31, 2013.
(2)	The Cetera acquisition was completed on April 29, 2014.
(3)	Based on pro forma 2013 revenues.
(4)	Represents the weighted average.

Formed in 2010 through the purchase of three ING Groep N.V., broker-dealers, Cetera is a financial services holding company that provides independent broker-dealer services and investment retail advice through four distinct independent broker-dealer platforms: Cetera Advisors LLC, Cetera Advisor Networks LLC, Cetera Investment Services LLC (d/b/a Cetera Financial Institutions) and Cetera Financial Specialists LLC. With approximately 6,833 financial advisors in 4,544 branch offices across the United States, $152.0 billion in assets under administration and approximately 1,325,000 clients as of March 31, 2014, Cetera is a leading independent broker-dealer. Cetera had approximately $174,000 in gross revenue per financial advisor for the year ended December 31, 2013 on a pro forma basis.

First Allied is a leading independent broker-dealer with approximately 1,194 financial advisors in 583 branch offices across the United States, $33.7 billion in assets under administration and approximately 419,000 clients as of March 31, 2014. First Allied had approximately $294,000 in gross revenue per financial advisor for the year ended December 31, 2013.

Hatteras is a private company that is the sponsor of, investment advisor to and distributor for the Hatteras Funds complex, a family of alternative investment funds registered as investment companies with the SEC. Hatteras had approximately $2.7 billion in assets under management and a product portfolio that includes seven open-end mutual funds and one closed-end fund as of March 31, 2014.

ICH is a public company with its common stock listed on the NYSE MKT (formerly the American Stock Exchange) under the symbol “ICH” that provides broker-dealer services to investors in support of trading and investment in securities, alternative investments and variable annuities as well as investment advisory and asset management services. ICH had approximately 452 financial advisors in 340 branch offices across the United States with a concentration in the northeast, $8.9 billion in assets under administration and approximately 106,000 clients as of March 31, 2014. ICH had approximately $211,000 in gross revenue per financial advisor for the year ended December 31, 2013.

J.P. Turner is a retail broker-dealer and investment adviser with approximately 323 financial advisors in 176 branch offices across the United States with a concentration in the southeast, $4.3 billion in assets under administration and approximately 46,000 clients as of March 31, 2014. J.P. Turner had approximately $257,000 in gross revenue per financial advisor for the year ended December 31, 2013. J.P. Turner also offers a variety of other investment services, including investment banking.

Summit is a public company with its common stock traded on the over-the-counter market under the symbol “SFNS” that had approximately 324 financial advisors providing securities brokerage and investment retail advice in 238 branch offices across the United States with concentration in the southeast, $9.4 billion in assets under administration and approximately 50,000 clients as of March 31, 2014. Summit had approximately $284,000 in gross revenue per financial advisor for the year ended December 31, 2013.

The Cetera Acquisition

We acquired Cetera on April 29, 2014 pursuant to the terms and subject to the conditions set forth in the Cetera merger agreement.

Pursuant to the Cetera merger agreement, each outstanding share of Cetera’s common stock and, on an as converted basis, preferred stock was converted into the right to receive the per share merger consideration at closing. We paid aggregate consideration of $1.15 billion in cash, including repayment of $208.5 million of debt of Cetera at closing.

At closing, $50.0 million of the consideration was withheld and deposited into an escrow account, of which: (i) $8.0 million is to be utilized for any post-closing adjustment payments; (ii) $40.0 million is to be utilized for any indemnification payments to which we may be entitled; and (iii) up to $2.0 million is to be utilized for fees and expenses of Cetera’s stockholder representative.

Concurrently with the closing of the Cetera acquisition, employment agreements or offer letters between us and certain officers and senior managers of Cetera became effective. Certain of these agreements contain, among other terms, non-competition and non-solicitation covenants.

The representations and warranties of the parties to the Cetera merger agreement will survive the closing of the Cetera acquisition for a period of one year. Subject to certain limitations, including, among other things, an $8.0 million deductible that applies to breaches of most of Cetera’s representations and warranties before we would be entitled to recover any losses, the stockholders of Cetera have agreed to indemnify us, solely from the $40.0 million indemnity escrow fund, for breaches of Cetera’s representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations, including, among other things, an $8.0 million deductible, we have agreed to indemnify the stockholders of Cetera for breaches of our representations, warranties, covenants and agreements.

The First Allied Acquisition

On September 25, 2013, RCAP Holdings became the owner of all the issued and outstanding shares of common stock of First Allied, or the First Allied shares, following the closing under a merger agreement dated as of June 5, 2013, with First Allied and other parties thereto, or the original First Allied merger agreement. Under the original First Allied merger agreement, the effective cost of the acquisition of First Allied by RCAP Holdings was $177.0 million, consisting of $145.0 million in merger consideration.

A portion of the merger consideration was paid by the issuance of exchangeable notes by RCAP Holdings, which we refer to as the First Allied notes, in the initial aggregate principal amount of $26.0 million paid to the former owners of First Allied and $32.0 million in First Allied indebtedness outstanding immediately following consummation of the merger. Interest on the First Allied notes, which mature on September 25, 2016, accrues at the annual rate of 5%. The interest rate on the First Allied notes does not include the additional value of the conversion option to the sellers. Interest expense in respect of the First Allied notes was $0.9 million for the period from September 25, 2013 through June 4, 2014. Holders of the First Allied notes have the option, at certain specified times, to exchange their First Allied notes for shares of our Class A common stock at an exchange price of $23 per share. RCAP Holdings has the right to deliver cash in an amount equal to the then existing value of such shares of our Class A common stock in lieu of such shares. RCAP Holdings is responsible for any cash or Class A common stock issuable on exchange of the First Allied notes, and RCAP Holdings has agreed to reimburse us for any amounts released from the escrow described below to pay cash on exchange of the First Allied notes pursuant to a separate agreement. See “Relationships and Related Party Transactions — The First Allied Reimbursement Agreement.”

To finance part of the cash merger consideration paid pursuant to the original First Allied merger agreement, $40.0 million was borrowed by RCAP Holdings from Bank of America, which we refer to as the Original FA Acquisition Indebtedness, which was secured by a pledge of substantially all the assets and equity interests owned by RCAP Holdings (including shares of our Class A common stock and Class B common stock held by RCAP Holdings), American Realty Capital and certain subsidiaries of American Realty Capital. The Original FA Acquisition Indebtedness was scheduled to mature on September 25, 2015, and the effective interest rate of the Original FA Acquisition Indebtedness from September 25, 2013 through April 28, 2014, when the Original FA Acquisition Indebtedness was refinanced, was 4.54% per annum, resulting in a total interest expense of $1.1 million for such period. On April 28, 2014, in connection with our and RCAP Holdings’ entry into the bank facilities and the completion of the Cetera acquisition, the Original FA Acquisition Indebtedness was refinanced to remove RCAP Holdings as an obligor and to add American Realty Capital, which had been a guarantor under the Original FA Acquisition Indebtedness, as the borrower. The refinanced indebtedness is otherwise on substantially similar terms as the Original FA Acquisition Indebtedness, including the same principal amount and the same maturity. The initial interest rate on the refinanced indebtedness is 6.5% per annum. As a condition of this refinancing, RCAP Holdings transferred 11,200,000 shares of our Class A Common Stock held by RCAP Holdings to RCAP Equity, LLC, which shares then were pledged by RCAP Equity, LLC to secure American Realty Capital’s obligation under the refinanced indebtedness. RCAP Equity, LLC, a newly formed entity controlled by Messrs. Schorsch and Kahane, was formed expressly to be a guarantor under the refinanced indebtedness. The remaining shares of our Class A common stock and Class B common stock held by RCAP Holdings have been pledged by RCAP Holdings to secure the bank facilities. See “Relationships and Related Party Transactions — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital,” “Relationships and Related Party Transactions — The Cetera Financings — The Bank Facilities” and “Principal and Selling Stockholders” for more information.

On April 3, 2014, we entered into the First Allied contribution agreement with RCAP Holdings, pursuant to which RCAP Holdings will contribute all its equity interests in First Allied to us. As consideration for the contribution, 11,264,929 shares of our Class A common stock are issuable to RCAP Holdings. The number of shares to be issued as consideration was determined based on a value of $207.5 million for the equity of First Allied and the VWAP of our Class A common stock on January 15, 2014, the day prior to the announcement of the Cetera merger agreement. In addition, immediately following consummation of the contribution, $33.4 million of First Allied indebtedness (which we expect will be repaid with the proceeds from this offering and the concurrent private offering, provided the First Allied acquisition has occurred) is expected to be outstanding. The First Allied indebtedness is on the same terms now as it was immediately following the closing of the acquisition of First Allied by RCAP Holdings under the original First Allied merger agreement. The value of the shares of Class A common stock to be issued by us as consideration in the First Allied acquisition is $228.1 million, based on the public offering price per share. Accordingly, the effective cost to us for the First Allied acquisition will be $261.5 million (including $33.4 million of First Allied indebtedness and assuming a closing price for our Class A common stock of the public offering price per share on the date of consummation of the contribution), which is $84.5 million more than the effective cost to RCAP Holdings for First Allied in September 2013 under the terms of the original First Allied merger agreement.

Under the terms of the bank facilities we entered into in connection with the closing of the Cetera financings on April 29, 2014, it is an event of default if the outstanding First Allied indebtedness is not repaid by July 28, 2014. Following repayment of the outstanding First Allied indebtedness, our obligations under the bank facilities also will be guaranteed, subject to certain exceptions, by First Allied and each of First Allied’s direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers.

Pursuant to the First Allied contribution agreement with RCAP Holdings, we also will be assigned substantially all rights and assume substantially all obligations of RCAP Holdings under the original First Allied merger agreement. Any outstanding First Allied notes, as well as any remaining acquisition debt incurred by RCAP Holdings to finance a portion of the merger consideration, in connection with the original

First Allied merger agreement, will remain the obligations of RCAP Holdings. It is also an event of default under the bank facilities if an amount sufficient to repay the First Allied notes is not deposited in the special escrow upon the earlier to occur of the closing of this offering and August 27, 2014. Amounts on deposit in the special escrow would be released to repay the First Allied notes or once the First Allied notes have otherwise been satisfied.

The value of $207.5 million for the equity of First Allied established by our board of directors in January 2014 was determined as the effective cost to RCAP Holdings for First Allied $177.0 million (consisting of $145.0 million in merger consideration (including the First Allied notes) paid by RCAP Holdings to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger), minus indebtedness (net of cash) of First Allied of $7.0 million plus a carrying cost of $37.5 million. The carrying cost used to compensate RCAP Holdings for the use of its capital was determined based on an estimate of what we believe a third-party investor would have earned for a similar investment, or a range between 18% to 25% of the original cost of the investment. We used a midpoint of this range, or 21.5%, to determine the carrying cost. The rate used to determine the carrying cost was 21.2%, which was based on the period from June 5, 2013 (the date the original First Allied merger agreement was executed and RCAP Holdings committed to make the investment) through May 31, 2014 (the expected closing date of the First Allied acquisition at the time the carrying cost was determined). The annualized rate from September 25, 2013 (the date the investment was actually made) until May 31, 2014 was 34.4%. The effective weighted blended interest rate on the First Allied notes and the Original FA Acquisition Indebtedness from September 25, 2013 through May 31, 2014 was 3.55% per annum, resulting in a total interest expense of $1.1 million for such period, not including the value of the conversion option on the First Allied notes.

The board of directors, when it established the purchase price for the First Allied acquisition in January 2014, applied the carrying cost to the effective cost of RCAP Holdings’ acquisition of First Allied, which was $177.0 million (consisting of $145.0 million in merger consideration paid to the former owners of First Allied and $32.0 million of bank indebtedness outstanding immediately following the merger). First Allied had approximately $25.0 million of cash at the time of the determination of the purchase price for the First Allied acquisition by the board of directors. The cash of First Allied could increase or decrease prior to the date of closing of the First Allied acquisition, which would have the effect of decreasing or increasing the effective cost of the acquisition to us. RCAP Holdings and First Allied have agreed that First Allied will not make any dividends or other distributions prior to the closing of the First Allied acquisition.

Pursuant to the First Allied contribution agreement, we and RCAP Holdings have made certain customary representations and warranties to each other and agreed to customary covenants, in part to allocate contractual risk between the parties and not as a means of establishing facts. The representations and warranties contained in the First Allied contribution agreement will generally survive the closing of the First Allied acquisition for a period of 12 months post-closing. Subject to certain limitations, including, among other things, a cap of $15.5 million and a deductible of $1.0 million that applies to breaches of most of RCAP Holdings’ representations and warranties before we would be entitled to recover any losses, the sellers have agreed to indemnify us for breaches of their representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations including a cap of $15.5 million and a deductible of $1.0 million, we have agreed to indemnify RCAP Holdings for breaches of our representations, warranties, covenants and agreements.

The completion of the First Allied acquisition is subject to various conditions, including, among other things, the receipt of certain requisite consents from third parties, approval by a majority of the combined voting power of stockholders of the issuance of shares of Class A common stock to RCAP Holdings and approval by FINRA of the proposed change of control of First Allied’s broker-dealer subsidiaries, to the extent required.

The First Allied contribution agreement includes certain termination rights for both parties, including that either party may terminate the agreement if certain conditions have not been satisfied or waived on or prior to December 31, 2014.

The Hatteras Acquisition

On October 1, 2013, we entered into the Hatteras purchase agreement with Hatteras. Pursuant to the terms and subject to the conditions set forth in the Hatteras purchase agreement, a wholly owned subsidiary of ours will purchase substantially all the assets related to the business and operations of Hatteras and assume certain liabilities of Hatteras.

We will pay aggregate estimated consideration of $40.0 million in cash to certain sellers associated with Hatteras, subject to certain adjustments, and earn-out payments in 2016 and 2018 based on Hatteras’ pre-tax net income.

Pursuant to the Hatteras purchase agreement, the consideration will be adjusted based on Hatteras’ net working capital at closing and, in an amount not to exceed $3.0 million, based on Hatteras’ net assets under management at closing and projected consolidated pre-tax net income from the date of the closing of the purchase through December 31, 2013. The consideration, as adjusted, will be payable: (i) 75.0% on the closing date of the Hatteras purchase; (ii) 7.5% on the first anniversary of the closing date; (iii) 7.5% on the second anniversary of the closing date; and (iv) 10.0% on the third anniversary of the closing date.

Pursuant to the Hatteras purchase agreement, we also have agreed to make two earn-out payments to the sellers calculated and payable based on 150% of the consolidated pre-tax net operating income generated by Hatteras in: (i) the fiscal year ended December 31, 2016; and (ii) the fiscal year ended December 31, 2018.

The earn-out payments will be accelerated if an “acceleration event,” defined, among other things, as any of certain changes of control, insolvency events or defaults on our indebtedness, occurs before December 31, 2018, in which case the sellers will be entitled to an amount equal to $40.0 million, less the amount of any earn-out payments actually paid.

Concurrently with the signing of the Hatteras purchase agreement, certain officers and senior managers of Hatteras entered into employment agreements or offer letters with Hatteras (as the entity surviving the Hatteras acquisition) that will become effective at the closing. Certain of these agreements contain, among other terms, non-competition and non-solicitation covenants.

Pursuant to the Hatteras purchase agreement, we and Hatteras have made certain customary representations and warranties to each other and agreed to customary covenants. We have undertaken certain covenants regarding our operation of the Hatteras business during the period in which the earn-out payments are payable, including, subject to certain exceptions, that we will conduct the Hatteras business in a manner substantially consistent with the past practice of the sellers. The sellers have also agreed not to solicit any alternative transactions and undertaken customary covenants restricting the conduct of Hatteras’ business prior to the completion of the Hatteras acquisition.

The representations and warranties contained in the Hatteras purchase agreement will generally survive the closing of the Hatteras acquisition for a period of 24 months post-closing. Subject to certain limitations, including, among other things, a cap of $6.5 million and a deductible of $600,000 that applies to breaches of most of the sellers’ representations and warranties before we would be entitled to recover any losses, the sellers have agreed to indemnify us for breaches of their representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations, we have agreed to indemnify the sellers for breaches of our representations, warranties, covenants and agreements.

The completion of the Hatteras purchase is subject to various conditions, including, among other things, approval from FINRA of the proposed change of control of Hatteras’ broker-dealer subsidiaries, the repayment of all indebtedness of Hatteras, maintenance of required regulatory net capital by Hatteras’ broker-dealer subsidiaries and other customary closing conditions. Moreover, our obligation to close is subject to the conditions that Hatteras must maintain certain agreed levels of “assets under management” and “projected pre-tax net income,” as such terms are defined in the Hatteras purchase agreement.

The Hatteras purchase agreement includes certain termination rights for all parties, including that either party may terminate the agreement if certain conditions have not been satisfied or waived on or prior to June 30, 2014.

The ICH Acquisition

On October 27, 2013, we entered into the ICH merger agreement with ICH, and, on February 28, 2014, the ICH merger agreement was amended. Pursuant to the terms and subject to the conditions set forth in the ICH merger agreement, ICH will merge with and into a wholly owned subsidiary of ours, with our subsidiary surviving the merger with the same corporate name as ICH.

Pursuant to the ICH merger agreement, each share of ICH common stock outstanding immediately prior to the closing will be converted into the right to receive the per share merger consideration in either cash or stock at closing. We will pay aggregate estimated consideration of $52.5 million, of which no more than 60% will be in cash and no less than 40% will be in shares of our Class A common stock, subject to the election of holders of ICH common stock to receive either cash, stock or a combination of cash and stock. Shares of our Class A common stock will be issued as part of the merger consideration to ICH stockholders pursuant to the merger agreement, based on the volume weighted average trading price of a share of our Class A common stock on the NYSE for the five consecutive trading days immediately preceding the closing of the merger.

Pursuant to the ICH merger agreement, included among the holders of ICH common stock entitled to receive the per share merger consideration will be the holders of (i) all shares of restricted ICH common stock will become fully vested immediately prior to the completion of the ICH acquisitions; and (ii) all outstanding options to purchase shares of ICH common stock (all of which are held by Timothy B. Murphy, ICH’s President and Chief Executive Officer), which will be exercised prior to the completion of the ICH acquisition.

Concurrently with the execution of the ICH merger agreement, Mr. Murphy entered into a voting agreement with us (with respect to 448,258 shares of ICH common stock and options to purchase 150,000 shares of ICH common stock, representing approximately 6.3% of ICH common stock and, including the shares underlying his options, 8.3% of ICH common stock on a fully diluted basis, outstanding as of October 27, 2013), pursuant to which Mr. Murphy has agreed, among other things, to vote his shares of ICH common stock in favor of the adoption of the ICH merger agreement and against any alternative transaction.

Concurrently with the signing of the ICH merger agreement, certain officers and senior managers of ICH, including Mr. Murphy, entered into employment agreements or offer letters with ICH (as the entity surviving the ICH acquisition) that will become effective at the closing. Certain of these agreements contain, among other terms, non-competition and non-solicitation covenants.

Pursuant to the ICH merger agreement, we and ICH have made certain customary representations and warranties to each other and agreed to customary covenants.

The completion of the ICH acquisition is subject to various conditions, including, among other things, approval and adoption of the ICH merger agreement by the ICH stockholders. Moreover, our obligation to close is subject to the conditions that ICH must maintain certain agreed levels of “gross dealer concessions”, “assets under administration” and “working capital,” as such terms are defined in the ICH merger agreement.

The ICH merger agreement includes certain termination rights for all parties, including that either party may terminate the agreement if the ICH acquisition is not completed on or prior to July 31, 2014.

ICH has agreed, subject to certain exceptions with respect to unsolicited proposals, not to solicit or negotiate competing acquisition proposals or recommend or enter into any alternative business combinations. However, after receiving an unsolicited acquisition proposal, the ICH board may withdraw its recommendation in favor of the approval and adoption of the ICH merger agreement, terminate the ICH merger agreement and enter into an alternative business combination agreement if, among other conditions, (i) the ICH board determines in good faith after consultation with its legal and financial advisors that the proposal constitutes a “superior proposal” and failure to withdraw its recommendation would be inconsistent with its fiduciary duties; and (ii) concurrently with such termination, ICH pays to us a termination fee in the amount of $2.5 million and expenses in the amount of $500,000. The ICH merger agreement contains certain additional termination rights for ICH and us, which may require ICH to pay to us the same termination fee and/or expenses.

The J.P. Turner Acquisition

On January 16, 2014, we entered into the J.P. Turner purchase agreement with J.P. Turner. Pursuant to the terms and subject to the conditions set forth in the J.P. Turner purchase agreement, a wholly owned subsidiary of ours will purchase all outstanding membership interests in J.P. Turner held by the sellers.

We will pay aggregate estimated consideration of $27.0 million, which will be 70% in cash and 30% in shares of our Class A common stock, subject to certain adjustments and earn-outs.

Pursuant to the J.P. Turner purchase agreement, the consideration will be paid in two installments. At closing, subject to a working capital adjustment, we will pay to the sellers (i) $11.34 million in cash; and (ii) an aggregate number of shares of Class A common stock equal to (A) $4.86 million divided by (B) the average of the per share closing price of the Class A common stock for the five trading days ending on the trading day immediately prior to the closing. On the first anniversary of the closing, we will pay to the sellers (i) $7.56 million in cash; and (ii) an aggregate number of shares of Class A common stock equal to (A) $3.24 million divided by (B) the average of the per share closing price of the Class A common stock for the five trading days ending on the trading day immediately prior to the first anniversary of the closing.

Pursuant to the J.P. Turner purchase agreement, we also have agreed to make earn-out payments to the sellers up to 50% in cash and not less than 50% in our Class A common stock if revenue or EBITDA targets are met for each of the fiscal years ending December 31, 2014, December 31, 2015 and December 31, 2016. These earn-out payments are also subject to an annual dollar cap of $2,516,667.

Pursuant to the J.P. Turner purchase agreement, we and J.P. Turner have made certain customary representations and warranties to each other and agreed to customary covenants. We have undertaken certain covenants regarding our operation of the J.P. Turner business during the period in which the earn-out payments are payable, including, not taking any action outside the ordinary course of business the primary purpose of which is to eliminate or reduce any earn-out payment. J.P. Turner has also agreed not to solicit any alternative transactions and undertaken customary covenants restricting the conduct of its business prior to the completion of the J.P. Turner acquisition.

The representations and warranties contained in the J.P. Turner purchase agreement will generally survive the closing of the J.P. Turner acquisition for a period of 18 months. Subject to certain limitations, including, among other things, a cap of $1.75 million and a deductible of $100,000 that applies to most breaches of J.P. Turner’s representations and warranties before we would be entitled to recover any losses, J.P. Turner has agreed to indemnify us for breaches of their representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations including a cap of $1.75 million and a deductible of $100,000, we have agreed to indemnify J.P. Turner for breaches of our representations, warranties, covenants and agreements.

The completion of the J.P. Turner acquisition is subject to customary conditions. Moreover, our obligation to close is subject to the conditions that J.P. Turner must maintain certain agreed levels of “assets under administration”, as such term is defined in the J.P. Turner purchase agreement.

The J.P. Turner purchase agreement includes certain termination rights for all parties, including that either party may terminate the agreement if the closing of the acquisition does not occur on or prior to September 30, 2014, which will automatically be extended to December 31, 2014 if, as of September 30, 2014, all conditions have been satisfied except for the receipt of FINRA approval.

The Summit Acquisition

On November 16, 2013, we entered into the Summit merger agreement with Summit, and, on March 17, 2014, the Summit merger agreement was amended. Pursuant to the terms and subject to the conditions set forth in the Summit merger agreement, a wholly owned subsidiary of ours will merge with and into Summit, with Summit surviving the merger as our subsidiary.

We will pay aggregate estimated consideration of $49.0 million, of which approximately 80% will be in cash and approximately 20% will be in shares of our Class A common stock. The number of shares of our Class A common stock to be delivered by us will be determined based on the volume weighted average closing sale price per share of our Class A common stock for the ten consecutive trading days ending on the second trading day immediately prior to the closing of the Summit acquisition, up to a maximum of $28.00 per share. In addition, Summit shareholders will receive cash contributed by Summit from payments received by Summit in respect of option or warrant exercises and distributions of normalized net capital in an amount determined in accordance with a formula set forth in the Summit merger agreement. The Summit merger agreement also entitles the holders of shares of Summit common stock to the pro rata portion of any tax refunds received by us as a result of certain net operating losses incurred by Summit with respect to its stub 2014 tax year and certain prior tax years.

Pursuant to the Summit merger agreement, all outstanding restricted stock units and certain warrants and options of Summit will vest as of immediately prior to the closing and their holders will receive their pro rata share of the consideration, and certain options and warrants will be assumed by us and converted into options and warrants to purchase our Class A common stock.

Concurrently with the signing of the Summit merger agreement, the executive officers of Summit entered into employment agreements with Summit (as the entity surviving the Summit acquisition) and certain senior managers of Summit entered into employment term sheets with Summit’s broker-dealer subsidiary, in each case, that will become effective at the closing of the Summit acquisition. Certain of these agreements contain, among other terms, non-competition and non-solicitation covenants.

Pursuant to the Summit merger agreement, we and Summit have made certain customary representations and warranties to each other and agreed to customary covenants. We have also agreed that if, prior to the closing of the Summit acquisition, Summit’s broker-dealer subsidiary suffers a diminution in net capital such that its net capital is insufficient to meet its then current minimum net capital requirement, then we will promptly extend to Summit a subordinated loan in an amount equal to such shortfall (but not to exceed $5.0 million).

The completion of the Summit acquisition is subject to various conditions, including, among other things, approval and adoption of the Summit merger agreement by the Summit shareholders, and other customary closing conditions. Moreover, our obligation to close is also subject to the conditions that (i) we not be required to pay at closing (in each case, subject to any stock elections) cash in an amount in excess of $39.2 million in the aggregate and issue shares of our Class A common stock in an amount in excess of $9.8 million in the aggregate; (ii) dissenting shares represent less than 7.0% of the outstanding common stock of Summit; and (iii) Summit maintain certain agreed levels of financial advisors that have generated a stated level of “gross dealer concessions” and Summit’s broker-dealer subsidiary maintain certain minimum levels of “net capital,” as such terms are defined in the Summit merger agreement.

The Summit merger agreement includes certain termination rights for all parties, including that either party may terminate the agreement if the closing of the merger has not occurred on or prior to June 30, 2014.

Summit has agreed, subject to certain exceptions with respect to unsolicited proposals, not to solicit or negotiate competing acquisition proposals or recommend or enter into any alternative business combinations. However, after receiving an unsolicited acquisition proposal, the Summit board may withdraw its recommendation in favor of the approval and adoption of the Summit merger agreement, terminate the Summit merger agreement and enter into an alternative business combination agreement if, among other conditions, (i) the Summit board determines in good faith after consultation with its legal and financial advisors that the proposal constitutes a “superior proposal” and failure to withdraw its recommendation would be inconsistent with its fiduciary duties; (ii) we have declined to match such proposal; and (iii) concurrently with such termination, Summit pays to us a termination fee in the amount of $1.4 million and expenses in the amount of $600,000. The Summit merger agreement contains certain additional termination rights for Summit and us, which may require Summit to pay to us the same termination fee and/or expenses, as well as a termination right of Summit if, under the circumstances described in the Summit merger agreement, at the closing we fail to deposit an amount of cash (not to exceed $39.2 million) sufficient to pay the cash consideration payable under the Summit merger agreement to holders of Summit common stock and common stock equivalents, in which case we must pay to Summit a $1.0 million termination fee.

The StratCap Acquisition

On May 19, 2014, we entered into the StratCap acquisition agreement pursuant to which we will purchase from the holders of the membership interests, which we refer to as the StratCap sellers, all outstanding membership interests of StratCap. Strategic Capital Advisory Services, LLC, a wholly owned subsidiary of StratCap, provides advisory and operational services with respect to non-exchange traded direct investment programs and SC Distributors, LLC, an indirect wholly owned subsidiary of StratCap, is a wholesale broker-dealer focused on direct investment products.

Pursuant to the StratCap acquisition agreement, consideration will be paid in cash in an amount equal to (i) the sum of $60,000,000 and the amount by which the estimated working capital of StratCap and its subsidiaries, which we refer to as the StratCap companies exceeds their target working capital minus (ii) the sum of (a) the total outstanding debt of the StratCap companies immediately prior to closing, (b) the amount by which the target working capital of the StratCap companies exceeds their estimated working capital and (c) related transaction expenses. Pursuant to the StratCap acquisition agreement, we will also issue an aggregate number of shares of the Class A common stock equal to (i) $10,000,000 divided by (ii) the VWAP of Class A common stock for the ten days immediately prior to date of issuance of such Class A common stock. In addition, 90 days following the closing date, we will make an aggregate cash payment of $10,000,000 to the StratCap sellers.

Pursuant to the StratCap acquisition agreement, we will also make earn-out payments to the StratCap sellers following the fiscal years ended December 31, 2015 and December 31, 2016 based on 2015 EBITDA and 2016 EBITDA (as such terms are defined in the StratCap acquisition agreement) of the StratCap businesses during those fiscal years, which we refer to as 2015 EBITDA and 2016 EBITDA, respectively.

For 2015, we will pay the StratCap sellers an amount, or the 2015 earn-out, equal to 0.25 multiplied by (a) 2015 EBITDA, multiplied by (b) 7. The 2015 earn-out is subject to reduction so that the aggregate purchase price multiple paid by us for StratCap will not exceed eight times 2015 EBITDA. This reduction occurs pursuant to the StratCap acquisition agreement by first calculating (a) the sum of $80,000,000 and the 2015 earn-out divided by 0.75, divided by (b) 2015 EBITDA. If the result of this calculation is greater than 8.0, then the 2015 earn-out will then be reduced to an amount such that the aforementioned calculation would produce a result of 8.0, but such amount will not be less than zero. For example, if 2015 EBITDA were $18.0 million, the 2015 earn-out applying the formula in the table above would have been $31.5 million, but, due to the limitation on the multiplier, the amount paid would be $28.0 million.

For 2016, we will pay the StratCap sellers an amount, or the 2016 earn-out, equal to 0.25 multiplied by (a) 2016 EBITDA, multiplied by (b) 6.5. The 2016 earn-out is subject to reduction to ensure that the aggregate purchase price multiple paid by us for StratCap will not exceed eight times 2016 EBITDA. This reduction occurs pursuant to the StratCap acquisition agreement by first calculating (a) the sum of $80,000,000, the 2015 earn-out and the 2016 earn-out, divided by (b) 2016 EBITDA. If the result of this calculation is greater than 8.0, then the 2016 earn-out will then be reduced to an amount such that the aforementioned calculation would produce a result of 8.0, but such amount will not be less than zero.

We have estimated the total potential earn-out payments for the 2015 earn-out and the 2016 earn-out for purposes of our pro forma financial statements included elsewhere in this prospectus to aggregate to $94.1 million as follows:

	2015	2016
	(dollars in millions)	(dollars in millions)
Total Estimated Earn-Out
Estimated EBITDA	$20.6	$35.7
Factor	7.0	6.5
Product	$144.2	$232.1
Factor	25%	25%
Potential Earn-Out	$36.1	$58.0

There can be no assurance what 2015 EBITDA or 2016 EBITDA will be in each of 2015 and 2016 or as to the exact amount of any earn-out payment.

Fifty percent of any earn-out payment will be paid in cash and fifty percent will be paid in Class A common stock.

Pursuant to the StratCap acquisition agreement, we and the StratCap sellers have made certain customary representations and warranties to each other and agreed to customary covenants.

The representations and warranties contained in the StratCap acquisition agreement will generally survive the closing of the StratCap acquisition for a period of 18 months. Subject to certain limitations, including, among other things, a cap of $8.0 million plus 10% of the earn-out (not to exceed $17.0 million in the aggregate) and a deductible of $800,000 that applies to most breaches of the StratCap sellers’ representations and warranties before we would be entitled to recover any losses, the StratCap sellers has agreed to indemnify us for breaches of their representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations including a deductible of $800,000, we have agreed to indemnify StratCap for breaches of our representations, warranties, covenants and agreements.

The completion of the StratCap acquisition agreement is subject to various conditions, including: (a) no governmental prohibitions, injunctions or restraints to the closing; (b) receipt of all governmental approvals; and (c) receipt of approval of Rule 1017 continuing membership application and, with respect to our obligations: (a) no StratCap material adverse effect; (b) satisfaction by StratCap and its broker-dealer subsidiaries of the applicable minimum net capital requirements under the Exchange Act; (c) continued effect of certain StratCap employment agreements; and (d) continued effect of certain consents and and other agreements with third parties.

The StratCap acquisition agreement includes certain termination rights for all parties, including that either party may terminate the agreement if the closing of the acquisition does not occur on or prior to November 30, 2014, which will automatically be extended to December 31, 2014 if, as of November 30, 2014, all conditions have been satisfied except for the receipt of FINRA approval.

The Cetera Financings

In order to complete the Cetera acquisition, we concurrently entered into the Cetera financings and certain other agreements related thereto.

The components of the Cetera financings and their respective amounts are set forth in the table below.

Financing	Amount ($ in millions)
Barclays and Bank of America – First Lien Term Facility	$575	(1)
Barclays and Bank of America – Second Lien Term Facility	150	(2)
Barclays and Bank of America – Revolving Facility	25	(3)
Luxor – Convertible Notes	120	(4)
Luxor – Convertible Preferred Stock	270	(5)
Luxor – Luxor Common Stock	50	(6)
TOTAL	$1,190(7)

(1)	The first lien term facility includes an original issue discount of 1.0% for gross proceeds to us upon incurrence of $569.3 million, and it is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated in the aggregate of $80.0 million as follows: (i) with respect to the ICH acquisition, $15.0 million; (ii) with respect to the Hatteras acquisition, $31.0 million; and (iii) with respect to the Summit acquisition, $34.0 million.
(2)	The second lien term facility includes an original issue discount of 1.5% for gross proceeds to us upon incurrence of $147.8 million.
(3)	No amounts under the revolving facility were drawn down at the closing of the Cetera financings and no amount is outstanding under the revolving facility as of June 4, 2014.

(4)	Represents face amount to be issued at a price of $666.67 per $1,000 of par value. Accordingly, the gross proceeds to us upon issuance were $80.0 million. The convertible notes will be convertible into approximately 5,665,722 shares of our Class A common stock (based on an assumed conversion price of $21.18 per share, which is the conversion price applicable as of the date of this prospectus pursuant to the terms of the convertible notes).
(5)	Represents aggregate liquidation preference to be issued at a price of 88.89% of the liquidation preference per share. Accordingly, the gross proceeds to us upon issuance were $240.0 million. The convertible preferred stock is convertible into approximately 13,326,752 shares of our Class A common stock (based on an assumed conversion price of $20.26 per share, which is the conversion price applicable as of the date of this prospectus pursuant to the terms of the convertible preferred stock).
(6)	To be purchased in the concurrent private offering.
(7)	The actual proceeds we received at the closing of the Cetera financings (following the payment of fees and expenses due at closing) was $1,005.6 million.

The following table summarizes the relevant agreements entered into with the Banks, Luxor, and the members of RCAP Holdings comprising and in connection with the Cetera commitments, the arrangements entered into in connecting with the signing of the Cetera merger agreement pursuant to which the Cetera financings were entered into concurrently with the closing of the Cetera acquisition which are described in more detail below:

Counterparty	Agreement	Description
Barclays and Bank of America	Bank commitment	Agreement to provide us with the bank facilities
Luxor	Class A Common Stock	Agreement to purchase the Luxor common stock
Luxor	Convertible Preferred Stock and Convertible Notes	Agreement to purchase the convertible preferred stock and the convertible notes
Luxor	Registration Rights	Agreement by us to file with the SEC a continuously effective resale registration statement for the shares of our Class A common stock and other securities issued to Luxor
Luxor, RCS Capital Management and the members of RCAP Holdings	Membership Interests in RCS Capital Management	Agreement by Luxor to purchase 23.5% of the membership interests in RCS Capital Management, subject to a call right for RCS Capital Corporation, and a put right for Luxor
Luxor	Board Rights	Luxor received the right to designate an independent director to our board of directors and appoint a board observer and received the right to appoint directors under certain other circumstances
Luxor, RCAP Holdings, RCS Capital Management and the members of RCAP Holdings	Restricted Covenants Agreement	Agreement pursuant to which the members of RCAP Holdings agreed, subject to certain exceptions, not to compete with us
Luxor, RCAP Holdings and the members of RCAP Holdings	Corporate Reorganization	Agreement relating to the exchange transactions and other corporate reorganization steps to be taken
Luxor and the members of RCAP Holdings	Put Rights	Agreement by the members of RCAP Holdings to purchase from Luxor up to 50% of the convertible preferred stock at Luxor’s request

The Bank Facilities

Concurrently with the closing of the Cetera acquisition on April 29, 2014, we entered into the following facilities with the banks: (i) a $575.0 million senior secured first lien term loan facility, or the first lien term facility, having a term of five years; (ii) a $150.0 million senior secured second lien term loan facility, having a term of seven years, or the second lien term facility, and together with the first lien term facility, the term facilities; and (iii) a $25.0 million senior secured first lien revolving credit facility having a term of three years, or the revolving facility and, together with the term facilities, the bank facilities.

As of the closing of the bank facilities and as of June 4, 2014, approximately $575.0 million was outstanding under the first lien term facility, approximately $150.0 million was outstanding under the second lien term facility and no amount was outstanding under the revolving facility.

The first lien term facility includes an original issue discount of 1.0% for gross proceeds to us upon incurrence of $569.3 million, the second lien term facility includes an original issue discount of 1.5% for gross proceeds to us upon incurrence of $147.8 million and no amounts under the revolving facility were drawn down at the closing of the Cetera financings.

The proceeds of the term facilities were used by us to pay a portion of the consideration paid in the Cetera acquisition, to refinance certain existing indebtedness and to pay related fees and expenses. The proceeds of the revolving facility were used following the closing of the Cetera acquisition for permitted capital expenditures, to provide for the ongoing working capital requirements of our company and our subsidiaries following the Cetera acquisition and for general corporate purposes.

The first lien term facility has an interest rate equal to LIBOR plus 5.50% per annum, the revolving facility has an interest rate equal to LIBOR plus 5.50% per annum, which may be reduced to 5.25% if the First Lien Leverage Ratio (as defined in the bank facilities) is less than or equal to 1.25 to 1.00 and the second lien term facility has an interest rate equal to LIBOR plus 9.50% per annum. In the case of both term facilities and the revolving facility, LIBOR can be no less than 1.00% per annum.

The bank facilities are subject to: (i) certain mandatory prepayment requirements, including asset sales, insurance/condemnation proceeds, incurrence of certain indebtedness, excess cash flow (as described in more detail below), and abandonment or termination of certain pending acquisitions (as described in more detail below); (ii) certain agreed prepayment premiums; (iii) customary affirmative covenants; (iv) certain negative covenants, including limitations on incurrence of indebtedness, liens, investments, restricted payments (as described in more detail below), asset dispositions, acquisitions and transactions with affiliates; and (v) financial covenants of a maximum total leverage ratio, a minimum fixed charge coverage ratio and minimum regulatory net capital.

The bank facilities include the requirement to prepay the aggregate principal amount of the bank facilities in the amount of 50% of “Excess Cash Flow” (as defined in the bank facilities), subject to reduction based on the First Lien Leverage Ratio (as defined in the bank facilities).

The first lien term facility is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated in the aggregate of $80.0 million as follows: (i) with respect to the ICH acquisition, $15.0 million; (ii) with respect to the Hatteras acquisition, $31.0 million; and (iii) with respect to the Summit acquisition, $34.0 million.

The bank facilities provide for customary events of default and also provide for an event of default if (i) an amount sufficient to repay the First Allied notes is not deposited in the special escrow upon the earlier to occur of the closing of this offering and August 27, 2014 or (ii) First Allied does not repay the outstanding First Allied indebtedness by July 28, 2014.

Our obligations under the bank facilities are guaranteed, subject to certain exceptions, by RCS Capital Management, RCAP Holdings and each of our direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers, provided that the guarantees by First Allied and its guarantor subsidiaries will not become effective until following repayment of the outstanding First Allied indebtedness, which is required to occur by July 28, 2014. We, together with the guarantors (other than First Allied and its guarantor subsidiaries, until their guarantees become effective as described in the immediately preceding sentence), have pledged substantially all of our assets to secure the bank facilities, subject to certain exceptions. The assets of RCAP Holdings subject to this pledge include 12,851,499 shares of our Class A common stock and the sole outstanding share of our Class B common stock held by RCAP Holdings. Accordingly, an event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of our Class B common stock could give rise to a change in control of our company. See “Principal and Selling Stockholders.”

The restricted payments covenant prohibits payment of dividends by RCS Capital Management, RCAP Holdings, us, and our subsidiaries, subject to certain exceptions, including, among others, (i) certain payments to parent companies and ratable payments to equityholders of non-wholly owned companies, (ii) payments used to retire equity interests held by directors, officers, employees or members of management, consultants or independent contractors, subject to a cap of $10.0 million in any calendar year (with unused amounts permitted to be carried over and used in the subsequent calendar year) plus the proceeds of any key-man life insurance policies in any calendar year, (iii) payments used to repurchase equity interests of direct or indirect parents deemed to occur upon the noncash exercise of stock options, warrants or similar equity incentive awards, (iv) payments in an aggregate amount not to exceed a dollar cap of $10.0 million, plus a basket comprised of a portion of retained excess cash flow, returns on certain investments, and certain other amounts available to us under the terms of the bank facilities, subject to a leverage test of 1.00 to 1.00 (with respect to dividends to affiliates) and 1.25 to 1.00 (with respect to dividends to non-affiliates), (v) cash payments in lieu of fractional shares in connection with a dividend, split or combination of equity interests or permitted acquisition, (vi) payments of dividends and distributions within 60 days after the date such dividends and distributions are declared if otherwise permitted, (vii) other payments not exceeding an amount of pre-closing retained earnings, subject to a cap and a leverage test, (viii) redemptions by us of our equity interests in exchange for another class of equity interest or rights to acquire equity interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of equity interests, and (ix) certain distributions in respect of taxes in an amount up to $2.0 million per fiscal year.

The Luxor Financings

As part of the Cetera financings, on April 29, 2014, we, RCAP Holdings, Luxor and certain of its affiliates entered into a securities purchase agreement pursuant to which Luxor purchased certain securities convertible into shares of our Class A common stock, which we refer to as the Luxor securities, in a private offering and agreed to purchase shares of our Class A common stock, which we refer to as the Luxor common stock, in the concurrent private offering. We also made certain other agreements with Luxor, some of which are described in more detail below.

The Luxor securities consist of $120.0 million (face amount) of 5% convertible notes, or the convertible notes, issued at a price of $666.67 per $1,000 of par value (for gross proceeds to us upon issuance of $80.0 million) and $270.0 million (aggregate liquidation preference) of 7% convertible preferred stock, or the convertible preferred stock, issued at a price of 88.89% of the liquidation preference per share (for gross proceeds to us upon issuance of $240.0 million).

The stock purchase agreement further provides that in no event will the Luxor affiliates be allowed to accept an aggregate number of shares of our Class A common stock purchased in the concurrent private offering and upon conversion of the convertible preferred stock and convertible notes that collectively exceeds 9.9% of the number of shares of our Class A common stock outstanding on April 28, 2014 (as appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like). As of April 28, 2014, there were 28,317,237 shares of our Class A common stock outstanding, and the Luxor affiliates did not own any Class A common stock or any other securities issued by us. We and the Luxor affiliates have also agreed that this provision can be waived by the Luxor affiliates on 65 days’ notice to us.

The proceeds from the Luxor securities were used by us to pay a portion of the consideration to be paid in the Cetera acquisition, to refinance certain existing indebtedness and to pay related fees and expenses.

We will pay certain premiums, fees and expenses in the aggregate amount of $20.0 million in connection with the Luxor financings, all of which will be paid from the proceeds of this offering and the concurrent private offering. See “Use of Proceeds.”

The Luxor Common Stock.  If we raise at least $150.0 million in gross proceeds in this offering, Luxor has agreed to purchase, at the same price as the shares sold in this offering, $50.0 million of Class A common stock from us, in a concurrent private offering. If we raise less than $150.0 million in gross proceeds in this offering, Luxor has agreed to purchase a number of shares of our Class A common stock the proceeds from which are equivalent to one-third of the gross proceeds actually received by us from this offering. In either event, we refer to the shares of our Class A common stock to be purchased by Luxor as the Luxor common stock in this prospectus.

The Convertible Preferred Stock.  On April 29, 2014, we issued 14,657,980 shares of convertible preferred stock to affiliates of Luxor in a private placement. The shares of convertible preferred stock issued to Luxor are entitled to a dividend of 7.00% of the liquidation preference and a dividend of 8.00% of the liquidation preference if a monthly dividend is not paid in cash on the dividend payment date. The shares of convertible preferred stock are convertible, at Luxor’s option, into shares of our Class A common stock, at the lower of (i) a 2% discount to VWAP, of our Class A common stock for the ten trading days prior to the date of Luxor’s election to convert; (ii) a 2% discount to the closing price of our Class A common stock on the date of Luxor’s election to convert; and (iii) $20.26, the fixed conversion price. If (1) both the one-day VWAP and the daily closing price of our Class A common stock for the prior 30 consecutive trading days exceeds 2.5 times the fixed conversion price, and (2) at least $10 million of our Class A common stock is traded each day for 30 consecutive days at any time after the first two years from the issuance date of the convertible preferred stock, then we may require that Luxor convert the convertible preferred stock into shares of our Class A common stock at the same price as set forth above. Accrued and unpaid dividends on the convertible preferred stock are also entitled to the same liquidation preference and are convertible into additional shares of our Class A common stock on the same terms as actual shares of convertible preferred stock.

The terms of the convertible preferred stock set forth in the related certificate of designation include negative covenants relating to the issuance of additional preferred securities, amending the provisions of certificate of designation, affiliate transactions and the incurrence of indebtedness.

On April 29, 2014, the members of RCAP Holdings entered into a put agreement with Luxor and its affiliates who purchased the convertible preferred stock. Pursuant to this agreement, at any time during the 90-day period beginning on October 29, 2015, the members of RCAP Holdings have agreed to purchase from Luxor 50% (to be reduced based upon the gross proceeds received by us in any public offering of our Class A common stock, such as this offering) of the convertible preferred stock in cash at Luxor’s request. This put right is secured by a negative pledge on the members of RCAP Holdings’ shares of ARCP and/or units of ARCP’s operating partnership with a value, as of the date of the issuance of the convertible preferred stock, equal to such RCAP Holdings member’s pro rata portion of the cash payment required to be made to Luxor pursuant to its put right.

The Convertible Notes.  On April 29, 2014, we issued $120,000,000 aggregate principal amount of convertible notes to affiliates of Luxor in a private placement. The convertible notes are our senior unsecured obligations, but they are subordinate to the bank facilities and any refinancing thereof. The convertible notes are convertible at the option of the holder, and to the extent permitted by the bank facilities, into shares of our Class A common stock, at a conversion price equal to the lower of (i) $21.18 per share of Class A common stock, and (ii) 115% of the price of the shares of our Class A common stock sold in this offering, subject to adjustment pursuant to customary anti-dilution provisions. The convertible notes mature on November 1, 2021 and bear interest at a rate of 5.00% per annum.

The convertible notes contain customary events of default and negative covenants, including limitations on incurrence of indebtedness, liens, investments, restricted payments (with similar, but less restrictive exceptions as the bank facilities), asset dispositions, acquisitions and transactions with affiliates. The convertible notes are not redeemable by us prior to their maturity date without the consent of Luxor.

Other Agreements with Luxor.  We, and certain of our affiliates, have also made certain other agreements with Luxor, some of which are described in more detail below.

•	Registration rights. We have agreed to file with the SEC a continuously effective resale registration statement for the shares of our Class A common stock issued to Luxor in the concurrent private offering and for the shares of our Class A common stock issuable upon conversion of the convertible preferred stock and the convertible notes issued to Luxor in connection with the Cetera financings on or prior to June 13, 2014.
•	Membership Interest in RCS Capital Management. On April 29, 2014, Luxor purchased 23.5% of the membership interests in RCS Capital Management, or the Luxor percentage interest, for $15.3 million. Luxor’s membership interest in RCS Capital Management will be reduced to 19.81% following completion of this offering.

We have also entered into a put/call agreement with Luxor whereby, subject to certain conditions, (i) we have the right to repurchase the Luxor percentage interest from Luxor in exchange for its fair market value (as determined by us and Luxor pursuant to the agreement) in shares of our Class A common stock (or a cash equivalent); and (ii) Luxor has the right to require us to purchase the Luxor percentage interest in exchange for a number of shares of our Class A common stock (or a cash equivalent) that is equal to 15% multiplied by the then existing Luxor percentage interest multiplied by the then outstanding number of shares of our Class A common stock (assuming the conversion immediately prior thereto of the then outstanding convertible notes and convertible preferred stock). As of the date of this prospectus, 1,682,604 shares of our Class A common stock would be issuable upon exercise of Luxor’s put right.

The put/call agreement also provides that the members of RCS Capital Management (who are also the members of RCAP Holdings, American Realty Capital, RCS Holdings and RCAP Equity, LLC) may elect to purchase all of the Luxor percentage interest offered to us for an amount equal to the value of the Class A common stock required to be delivered by us for cash, shares of our Class A common stock or a combination thereof. If we are prohibited by the bank facilities from purchasing the Luxor percentage interest, the members of RCS Capital Management will be required to purchase the Luxor percentage interest under the same terms.

•	Board rights. Luxor has the right to designate an independent director to our board of directors and appoint a board observer for as long as Luxor owns at least $25.0 million of convertible preferred stock. Pursuant to this right, our board approved the appointment of Mr. Jeffrey Brown as one of our independent directors and a board observer, effective as of February 10, 2014. Additionally, if, after April 29, 2016, we are more than 18 months in arrears on the payment of dividends on the convertible preferred stock and Luxor still owns at least 50% of the outstanding convertible preferred stock, and subject to certain exceptions, Luxor will be entitled to appoint an additional director to our board of directors, which director’s term will end upon us becoming current on the payment of dividends. In addition, if at any time Luxor owns at least 50% of the outstanding convertible preferred stock and there is a Bankruptcy Event (as defined in the certificate of designation) or an acceleration of the obligations under the bank facilities, Luxor will be entitled to appoint one additional director to our board of directors, which director’s term will end when we cure such acceleration or Bankruptcy Event.
•	Restrictive covenants. RCAP Holdings, RCS Capital Management and the members of RCAP Holdings (who are also members of RCS Capital Management, American Realty Capital, RCAP Equity, LLC and RCS Holdings) entered into a restrictive covenants agreement pursuant to which the members of RCAP Holdings agreed, subject to certain exceptions, not to compete with or solicit employees from us for a period of two years from the date of Luxor’s commitment to provide the Luxor financings, or until January 16, 2016, subject to certain termination events.
•	Corporate reorganization. RCAP Holdings and the members of RCAP Holdings agreed with Luxor to use their reasonable best efforts to cause us to undertake a corporate reorganization whereby RCAP Holdings will; (i) contribute its equity interest in First Allied to us, which we expect will occur through the completion of the First Allied acquisition; (ii) exchange substantially all of its membership interests in all our subsidiaries for our Class A common stock; and (iii) agree to the cancellation of all of our Class B common stock owned by it, except that it will be permitted to retain a nominal amount of our Class B common stock. All of these agreements were contemplated and approved by our board of directors on January 12, 2014 and were, except for the First Allied acquisition (which was subsequently approved by our board of directors), implemented as part of the exchange transactions.

RCAP Holdings and the members of RCAP Holdings also agreed with Luxor to use their reasonable best efforts to cause us to amend the rights of our Class B common stock to modify the anti-dilution provisions of our Class B common stock subject to the approval of our board of directors, or pursuant to a vote of our stockholders, so that, beginning 24 months after the consummation of the corporate reorganization, or February 11, 2016, and subject to obtaining the affirmative vote of all outstanding common stock (other than any outstanding Class B common), we may redeem RCAP Holdings’ (or the members of RCAP Holdings’) beneficial ownership of any outstanding Class B common stock owned by RCAP Holdings for cash in the following amounts: (i) $50.0 million, if at the time of election the closing price of our Class A common stock is equal to or less than $30 per share; or (ii) $50.0 million plus a prorated incremental amount, if at the time of election the closing price of our Class A common stock is greater than $30 per share. See “Our Structure and the Exchange Transactions” for further details. We are prohibited from effecting this redemption by the restricted payments covenant contained in the bank facilities as currently in effect. See “— The Bank Facilities” for further details.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our directors and executive officers.

Name	Age	Position
Nicholas S. Schorsch	53	Executive Chairman of the Board of Directors
William M. Kahane	66	Chief Executive Officer and Director
Edward M. Weil, Jr.	47	President, Treasurer, Secretary and Director
Peter M. Budko	54	Chief Investment Officer and Director
Brian D. Jones	45	Chief Financial Officer and Assistant Secretary
Brian L. Nygaard	55	Chief Operating Officer
Brian S. Block	42	Director
Mark Auerbach	76	Lead Independent Director
Jeffrey J. Brown	53	Independent Director
C. Thomas McMillen	61	Independent Director
Howell D. Wood	82	Independent Director

Nicholas S. Schorsch has served as executive chairman of our board of directors since February 2013. Mr. Schorsch has also served as co-chief executive officer of RCS Capital Management since April 2013. Mr. Schorsch served as chairman of the board of directors of ARCT from August 2007 until January 2013, when ARCT closed its merger with Realty Income Corporation and, until March 2012, the chief executive officer, of ARCT, the ARCT advisor and the ARCT property manager since their formation in August 2007. Mr. Schorsch has served as chairman of NYRT and the chief executive officer of NYRT, the NYRT property manager and the NYRT advisor since their formation in October 2009. Mr. Schorsch has served as the chief executive officer of advisor of the PE-ARC since its formation in December 2009. Mr. Schorsch has been the chairman of ARC RCA and the chief executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Schorsch has been the chairman and the chief executive officer of ARC HT and an executive officer of the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Schorsch has been chairman and the chief executive officer of Business Development Corporation of America, or BDCA, since its formation in May 2010. Mr. Schorsch has been the chairman of American Realty Capital Daily Net Asset Value Trust, Inc., or ARC DNAV, and chief executive officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Schorsch also has been the chairman of ARCP, and chief executive officer of ARCP and the ARCP manager since their formation December 2010 and November 2010, respectively. Mr. Schorsch served as chairman of ARCT III and chief executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Schorsch has been the chairman of ARC Global and chief executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Schorsch also served as the chief executive officer and chairman of the board of directors of ARCT IV since its formation February 2012 and as the chief executive officer of the ARCT IV advisor and the ARCT IV property manager since their formations in February 2012, in each case until the closing of the merger of ARCT IV with ARCP in January 2014. Mr. Schorsch also has served as the chairman of the board of directors of ARC HT II since its formation in October 2012. Mr. Schorsch has served as the chairman of the board of directors of ARC Realty Finance Trust, Inc., or ARC RFT, and chief executive officer of ARC RFT and the ARC RFT advisor since their formation in November 2012. Mr. Schorsch has served as chief executive officer and chairman of the board of directors of ARCT V since its formation in January 2013 and as chief executive officer of the ARCT V advisor and the ARCT V property manager since their formation in January 2013. Mr. Schorsch has served as chief executive officer of the PE-ARC II advisor since July 2013. Mr. Schorsch has also served as the chairman of the board of directors of ARC HOST since its formation in July 2013 and as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Schorsch has also served as chairman of the board of directors of American Realty Capital New York City REIT, Inc., or ARC NYCR, since its formation in December 2013 and as chief executive officer of ARC NYCR, the ARC NYCR advisor and the ARC NYCR property manager since their respective formations in December 2013. From

September 2006 to July 2007, Mr. Schorsch was chief executive officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as president, chief executive officer and vice chairman of American Financial Realty Trust, or AFRT, from its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group, or AFRG, and its successor corporation, AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5.0 billion, while also operating offices in Europe that focused on sale and leaseback and other property transactions in Spain, France, Germany, Finland, Norway and the United Kingdom. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as chief executive officer and president of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch attended Drexel University. We believe that Mr. Schorsch’s current experience as chairman and chief executive officer of NYRT, ARC RCA, ARC DNAV, ARC HT, ARCP, ARC Global, ARC RFT and ARCT V, his current experience as chairman of ARC HT II, ARC HOST and ARC NYCR, his previous experience as president, chief executive officer and vice chairman of AFRT and chairman and chief executive officer of ARCT, ARCT III and ARCT IV, and his significant real estate acquisition and credit underwriting experience, make him well qualified to serve as executive chairman of our board of directors.

William M. Kahane has served as chief executive officer and a director of our company since February 2013. Mr. Kahane has also served as co-chief executive officer of RCS Capital Management since April 2013. Mr. Kahane has been active in the structuring and financial management of commercial real estate investments for over 35 years. Mr. Kahane served as an executive officer and director ARCT, and an executive officer of the ARCT advisor and the ARCT property manager from their formation in August 2007 until the close of ARCT’s merger with Realty Income Corporation in January 2013. Mr. Kahane has served as a director of ARC RCA since its formation in July 2010. He also had served as an executive officer of ARC RCA and the ARC RCA advisor from their formation in July 2010 and May 2010, respectively, until March 2012. Mr. Kahane also has been a director of PE-ARC and the president, chief operating officer and treasurer of the PE-ARC advisor since their formation in December 2009. Mr. Kahane has served as a director of ARC NYCR since its formation in December 2013. Mr. Kahane has served as a director of NYRT since its formation in October 2009 and had served as an executive officer of NYRT from October 2009 until March 2012 and as an executive officer of the NYRT advisor and property manager from their formation in November 2009 until March 2012. Mr. Kahane served as a director of ARC DNAV and an executive officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager from their formation in September 2010 until March 2012. Mr. Kahane served as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until April 2012. Mr. Kahane has served as a director of ARC HT since its formation in August 2010 and as president and chief operating officer of ARC HT, the ARC HT advisor and the ARC HT property manager from August 2010 until March 2012. Mr. Kahane has served as a director of ARC HT II since March 2013. Mr. Kahane served as a director and executive officer of ARCP and as an executive officer of the ARCP advisor from their formation in December 2010 and November 2010, respectively, until March 2012. Mr. Kahane served as an executive officer and director of ARCP and the ARCP advisor from their formation in December 2010 and November 2010, respectively, until March 2012. Mr. Kahane was reappointed as a director of ARCP in February 2013. Mr. Kahane has served as a director of PE-ARC II, since August 2013. Mr. Kahane has served as chief executive officer and president of ARC HOST since August 2013 and as director of ARC HOST since January 2014. Mr. Kahane has also served as co-chief executive officer of the ARC HOST advisor, as chief executive officer of the ARC HOST property manager and as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Kahane also has been an interested director of BDCA, since its formation in May 2010 and, until March 2012, was the president of BDCA. Mr. Kahane also served as president and chief operating officer of the BDCA advisor from its formation in June 2010 until

March 2012. Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3.0 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008.

Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 to 1979. From 1981 to 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at AFRT, (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane has been a managing director of GF Capital Management & Advisors LLC, or GF Capital, a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business. We believe that Mr. Kahane’s current experience as a director of ARCP, ARC RCA, BDCA, NYRT, ARC HT, PE-ARC, ARC NYCR and ARC HT II, his prior experience as an executive officer and director of ARC DNAV, ARCT III and ARCT, his prior experience as chairman of the board of Catellus Development Corp. and his significant investment banking experience in real estate, make him well qualified to serve as a member of our board of directors.

Edward M. Weil, Jr. has served as president, treasurer, secretary and a director of our company since February 2013. Mr. Weil has also served as president, treasurer and secretary of RCS Capital Management since April 2013. Mr. Weil served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil has served as an executive officer of NYRT, the NYRT property manager and the NYRT advisor since their formation in October 2009. He has served as the executive vice president and secretary of the PE-ARC advisor since its formation in December 2009. Mr. Weil has served as an executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Weil has served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Weil served as a director of ARCT III beginning in February 2012 and as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Weil has served as the executive president and secretary of the BDCA advisor since its formation in June 2010. Mr. Weil has served as treasurer and secretary of ARC NYCR, the ARC NYCR advisor and the ARC NYCR property manager since April 2014 and previously served as chief operating officer of ARC NYCR, the ARC NYCR advisor and the ARC NYCR property manager since their respective formations in December 2013. Mr. Weil has served as an executive officer, and, beginning in March 2012, a director, of ARCP since its formation in December 2010 and has served as an executive officer of the ARCP advisor since its formation in November 2010. Mr. Weil has been a director and an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Weil has served as the president, chief operating officer, treasurer and secretary of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. Mr. Weil was appointed as a director of ARCT IV in January 2013. Mr. Weil has served as the president, chief operating officer, treasurer and secretary of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012. Mr. Weil served as the president, treasurer and secretary of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Weil has served as president, chief operating officer, treasurer, secretary and director of ARCT V and as president, chief operating officer, treasurer and secretary of the ARCT V advisor and the ARCT V property manager since their formation in January 2013. Mr. Weil has served as the executive vice president and secretary of the BDCA advisor since its formation in June 2010. Mr. Weil has served as president, chief operating officer, treasurer and secretary of the PE-ARC II advisor since July 2013. Mr. Weil has served as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Weil was formerly the senior vice president of sales and leasing for AFRT from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses. We believe that Mr. Weil’s current experience as an executive officer and/or director, as applicable of NYRT, ARC RCA, ARC HT, ARCP, ARC Global, ARCT IV, ARC HT II and ARC NYCR, his previous experience as senior vice president at AFRT and his real estate experience, make him well qualified to serve on our board of directors.

Peter M. Budko has served as chief investment officer and a director of our company since February 2013. Mr. Budko has also served as chief investment officer of RCS Capital Management since April 2013. Mr. Budko served as executive vice president and chief investment officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in 2007 through March 2012. Mr. Budko has also served as executive vice president and chief operating officer of NYRT since its formation in October 2009, and the NYRT property manager and the NYRT advisor since their formation in November 2009. Mr. Budko has served as executive vice president and chief investment officer of the PE-ARC advisor since its formation in December 2009. Mr. Budko has served as executive vice president and chief investment officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Budko has served as executive vice president and, until February 2011, as chief investment officer, of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Budko served as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Budko has served as an executive officer of BDCA and the BDCA advisor since their formation in May 2010 and June 2010, respectively. Mr. Budko has served as executive vice president and chief investment officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Budko also has been executive vice president and chief investment officer of ARCP and the ARCP manager since their formation in December 2010 and November 2010, respectively. Mr. Budko also has been an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Budko served as executive vice president and chief investment officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager from their formation in February 2012 until the closing of the merger of ARCT IV with ARCP in January 2014. Mr. Budko has served as the executive vice president of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012. Mr. Budko has served as the executive vice president of ARC RFT and the ARC RFT advisor since their formation in November 2012 and as president of ARC RFT and the ARC RFT advisor since January 2013. Mr. Budko was appointed as a director of ARC RFT in January 2013. Mr. Budko has served as chief investment officer and executive vice president of the PE-ARC II advisor since its formation in July 2013. From January 2007 to July 2007, Mr. Budko was chief operating officer of an affiliated American Realty Capital real estate investment firm. Mr. Budko founded and formerly served as managing director and group head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC from 1997 to 2006. The Structured Asset Finance Group structures and invests in real estate that is net leased to corporate tenants. While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets. From 1987 to 1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Markets (predecessor to Bank of America Securities), becoming head of the group in 1990. Mr. Budko received a B.A. in physics from the University of North Carolina. We believe that Mr. Budko’s current experience as an executive officer of NYRT, ARC RCA, ARC DNAV, ARCP, ARC Global, ARCT V and BDCA, as a director of ARC RFT, his prior experience as an executive officer of ARCT, ARCT III, ARCT IV, NYRT, ARC HT, ARC HT II and at Wachovia Capital Markets and Nations Bank and his over 20 years of experience in debt and lending, make him well qualified to serve as a member of our board of directors.

Brian D. Jones has been the chief financial officer and assistant secretary of our company and our company’s manager since December 2013. Mr. Jones has served as head of the investment banking division of Realty Capital Securities since February 2013. Mr. Jones served as chief operating officer of ARCP from February 2013 until November 2013. Mr. Jones served as chief financial officer and treasurer of ARCT from its internalization in March 2012 until the close of its merger with Realty Income Corporation in January 2013. Prior to ARCT’s internalization, Mr. Jones served as senior vice president, managing director and head of investment banking at Realty Capital Securities and ARC Advisory Services, LLC, or ARC from September 2010 through February 2012. Prior to joining Realty Capital Securities and ARC, Mr. Jones was a director in the real estate investment banking group at Robert W. Baird & Co. Incorporated from February 2008 through August 2010. From January 2005 through November 2007, Mr. Jones was an executive director in the real estate investment banking group at Morgan Stanley & Co. Prior to that, Mr. Jones worked in the real estate investment banking group at RBC Capital Markets from February 2004 through February 2005. From October 1997 through February 2001, Mr. Jones worked in the real estate investment banking group at PaineWebber. He also founded in February 2001 and operated through February 2004 an independent financial consulting firm focused on strategic advisory and private capital raising for real estate investment firms. From September 1990 to October 1997, Mr. Jones worked in the real estate tax advisory group at Coopers & Lybrand, LLP, where he was a manager focused on REIT and partnership tax structuring. He has more than 17 years of experience advising public and private real estate companies and executing a broad range of complex strategic and capital markets transactions, including approximately $9.0 billion of capital markets transactions, $10.0 billion of real estate acquisitions and dispositions and $35.0 billion of corporate mergers and acquisitions. Mr. Jones is a member of CSCPA, ULI and NAREIT. Mr. Jones also has Series 7, 24 and 63 licenses. Mr. Jones received a B.S. with honors in Agricultural and Managerial Economics from the University of California at Davis and an M.S. in Taxation from Golden State University.

Brian L. Nygaard was appointed as our chief operating officer on April 29, 2014. Over the last 25 years, Mr. Nygaard has held leadership positions at several companies. From 2010 to 2014, he served as the Principal for Atticus Advisers, a retail financial services industry profitability-development firm. From 2006 through 2010, Mr. Nygaard served as the Managing Director for Pershing, LLC, a division of BNY Mellon Corporation, a leading provider of technology and platform solutions in the financial services industry. From 2002 through 2005, Mr. Nygaard held an executive leadership position at H&R Block Financial Advisors, the retail investment arm of the US tax-preparer. From 2000 through 2001, Mr. Nygaard held leadership positions at ING Advisors Network, the investment distribution unit of ING USA. From 1988 through 1998, Mr. Nygaard served in various leadership positions for Principal Financial Group, a leading insurance/qualified plan provider and global investment manager. Mr. Nygaard holds CPA and CFP designations and holds a FINRA Series 7 license. Mr. Nygaard received a Bachelors Degree in Accounting from Drake University, magna cum laude.

Brian S. Block has served as a director of our company since February 2013. Mr. Block also served as chief financial officer and assistant secretary of our company from February 2013 until December 2013. Mr. Block has served as executive vice president and chief financial officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in 2007 through March 2012. Mr. Block served as executive vice president and chief financial officer of NYRT, the NYRT property manager and the NYRT advisor from their formation in October 2009 until December 2013. Mr. Block has served as executive vice president and chief financial officer of the PE-ARC advisor since its formation in December 2009. Mr. Block has served as executive vice president and chief financial officer of ARC RCA and the ARC RCA advisor from their formation in July 2010 and May 2010, respectively, in each case, through December 2013. Mr. Block served as executive vice president and chief financial officer of ARC HT, the ARC HT advisor and the ARC HT property manager from their formation in August 2010 until December 2013. Mr. Block served as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Block served as chief financial officer and treasurer of BDCA from its formation in May 2010 until February 2013, and served as chief financial officer of the BDCA advisor from its formation in June 2010 until February 2013. Mr. Block served as executive vice president and chief financial officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager from their formation in September 2010 until January 2014. Mr. Block also has been executive vice president and chief financial officer of ARCP and the ARCP advisor since their formation December 2010 and November 2010, respectively. Mr. Block also served as executive vice president and chief financial officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively, in each case, through December 2013. Mr. Block has served as the executive vice president and chief financial officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012 until the close of ARCT IV’s merger with ARCP in January 2014. Mr. Block served as the executive vice president and chief financial officer of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Block served as executive vice president and chief financial officer of ARCT V, the ARCT V advisor and the ARCT V property manager from their formation in January 2013 until January 2014. Mr. Block has served as executive vice president and chief financial officer of the PE-ARC II advisor since August 2013. Mr. Block has served as a director of the ARC HOST sub-property manager since August 2013. Mr. Block is responsible for the accounting, finance and reporting functions at the American Realty Capital group of companies. He has extensive experience in SEC reporting requirements, as well as REIT tax compliance matters. Mr. Block has been instrumental in developing the American Realty Capital group of companies’ infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the chief financial officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as senior vice president and chief accounting officer and oversaw the financial, administrative and reporting functions of the organization. Mr. Block discontinued working for AFRT in August 2007. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association. Mr. Block received a B.S. from Albright College and an M.B.A. from La Salle University. We believe that Mr. Block’s current experience as an executive officer of ARCP and his previous experience as an executive officer at AFRT, NYRT, ARC RCA, ARC HT, ARC DNAV, ARCP, ARC Global, ARCT IV, ARC HT II, ARC RFT and ARCT V and his experience in financial reporting, make him well qualified to serve as a member of our board of directors.

Mark Auerbach has served as an independent director since May 2013 and as a lead independent director since February 2014. Over the last 18 years, Mr. Auerbach had served as directors for several companies. He currently serves as a director in Ventrus Bioscience, Inc., a development stage specialty pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal disorders, specifically, hemorrhoids, anal fissures and fecal incontinence. From January 2006 through March 2010, Mr. Auerbach served as the Chairman of the Board of Directors for Neuro-Hitech, Inc., an early-stage pharmaceutical company which specialized in brain degenerative diseases. From June 2007 through August 2009, he served as director of Collexis, a company which develops knowledge management and discovery software. From July 2007 through February 2009, Mr. Auerbach also served as director for RxElite Holdings, Inc., a company which develops, manufactures and markets generic prescription drug products in specialty generic markets. From September 2003 through October 2006, Mr. Auerbach served as Executive Chairman of the Board of Directors for Par Pharmaceutical Companies, Inc., principally a manufacturer and marketer of generic pharmaceuticals and the parent of Par Pharmaceutical, Inc. From 1993 to 2005, Mr. Auerbach served as Chief Financial Officer of Central Lewmar LLP, a national fine paper distributor. Mr. Auerbach received a B.S. degree from Rider University. We believe Mr. Auerbach’s previous experience as a member of the board of directors of Optimer Pharmaceuticals, Neuro-Hitech, Inc., Collexis, RxElite Holdings, Inc., and Par Pharmaceutical, Inc., his current experience as a member of the board of directors of Ventrus Bioscience, Inc. and his previous experience as an officer of Central Lewmar LLP make him well qualified to serve on our board of directors.

Jeffrey J. Brown has served as an independent director since February 10, 2014. Mr. Brown was appointed pursuant to an agreement with Luxor and will be subject to removal at any time that Luxor does not own at least $25.0 million of convertible preferred stock. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Board rights.” Mr. Brown is the Chief Executive Officer and founding member of Brown Equity Partners, LLC, or BEP, which provides capital to management teams and companies needing equity of $3.0 million to $20.0 million. Prior to founding BEP in January 2007, Mr. Brown served as a founding partner and primary deal originator of the venture capital and private equity firm Forrest Binkley & Brown, or FBB, from 1993 to

January 2007. In March 2005, SBIC Partners II, L.P., an investment vehicle formed by FBB and licensed through the Small Business Administration, or the SBA, voluntarily agreed to enter into receivership after failing to meet various SBA capital requirements. Prior to founding FBB, Mr. Brown served as a Senior Vice President of Bank America Venture Capital Group from 1990 to 1993 and as a Senior Vice President of Security Pacific Capital Corporation from 1987 to 1990. Mr. Brown also worked at the preferred stock desk of Morgan Stanley & Co. (NYSE: MS) in 1986 and as a software engineer at Hughes Aircraft Company from 1983 to 1985. In his 27 years of venture capital and private equity experience, Mr. Brown has served on the board of directors of approximately 40 public and private companies, including as the chairman of 10 such boards, and has served as the chair of audit, compensation, finance and other special board committees of such boards. Since September 2012, Mr. Brown has served on the board of directors of Nordion Inc. (NYSE:NDZ) where he is a member of each of the EHS/Governance and Finance/Audit Committees. From September 2009 until resigning in October 2011, Mr. Brown served as a director of Steadfast Income REIT, Inc. Mr. Brown received a Bachelor of Science in Mathematics, Summa Cum Laude, from Willamette University and a Master of Business Administration from the Stanford University Graduate School of Business. Mr. Brown’s extensive public and private company board experience and investment and transaction experience make him well qualified to serve on the our board of directors.

C. Thomas McMillen has served as an independent director since May 2013. Mr. McMillen has served as Timios National Corporation’s (formerly Homeland Security Capital Corporation) Chief Executive Officer and Chairman of the Board since August 30, 2005 and since July 2011 has served as its President. Since April 2011, Mr. McMillen has served as Chairman of the National Foundation on Fitness, Sports and Nutrition. From April 2007, he has served on the Board of Regents of the University of Maryland System. From December 2004 until January 2007, Mr. McMillen served as the Chairman of Fortress America Acquisition Corporation (now Fortress International Group, Inc., FIGI.PK), and from January 2007 until August 2009, he served as Vice Chairman and director. From October 2007 until October 2009, Mr. McMillen served as Chairman and Co-Chief Executive Officer of Secure America Acquisition Corporation, (now Ultimate Escapes, Inc. OTCBB: ULEIQ.PK) and from October 2009 to December 2010 as a director and from November 2009 to December 2010 as Vice Chairman. Ultimate Escapes, Inc. filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court in Wilmington, Delaware in September 2010. From 1987 through 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives representing the 4th Congressional District of Maryland. Mr. McMillen received a Bachelor of Science in Chemistry from the University of Maryland and a Bachelor and Master of Arts from Oxford University as a Rhodes Scholar. We believe Mr. McMillen’s previous experience as a member of the board of directors of Timios National Corporation, the University of Maryland System, Dominion Funds, Inc., Ultimate Escapes, Inc., his previous experience as an officer of Fortress International Group and Timios National Corporation and his expertise in United States public policy and politics make him well qualified to serve on our board of directors.

Howell D. Wood has served as an independent director since December 2013. Mr. Wood served as chairman of the board of directors and chief executive officer of Wood Logan Associates from its formation in August 1986 until June 1999, when Wood Logan Associates was acquired by The Manufacturers Life Insurance Company. From July 1999 to December 2011, Mr. Wood continued as chairman of the Wood Logan Associates division of The Manufacturers Life Insurance Company and held a variety of senior management and leadership positions with that company. From 1982 until June 1986, Mr. Wood served as chief executive officer of Integrated Capital Services, a subsidiary of Integrated Resources Inc. Prior to joining Integrated Resources Inc., Mr. Wood served as national sales manager at Massachusetts Financial Services Company and Drexel Burnham Lambert. The Company believes that Mr. Wood’s previous experience as a founder, chairman of the board of directors and chief executive officer of Wood Logan Associates and his extensive background in the finance and investment management industry make him well qualified to serve as a member of our board of directors.

There are no family relationships among any of our directors or executive officers. The executive officers and directors named above may act as authorized officers of the company when so deemed by resolutions of the company. The only functions that our independent directors perform apart from the functions they serve in their capacity as members of the board as a whole is in their capacity as members of the Audit Committee (other than Mr. Brown, who is not a member of the Audit Committee), as further described below.

Chief Executive Officer of Cetera

R. Lawrence Roth, age 57, was appointed as chief executive officer of Cetera in May 2014, and he will assume overall executive responsibility of our independent retail advice platform. He has served as chief executive officer of Realty Capital Securities, our wholesale broker-dealer subsidiary, since September 2013. Prior to joining Realty Capital Securities, Mr. Roth served as president and chief executive officer of Advisor Group, Inc., or Advisor Group, from January 2006 until September 2013. Advisor Group is one of the largest networks of independent broker-dealers in the United States. In his position with Advisor Group, Mr. Roth was responsible for the management of more than 700 employees, who served the needs of over 6,000 total licensed advisors affiliated with FSC Securities Corporation, Royal Alliance Associates, SagePoint Financial and Woodbury Financial Services. Prior to joining Advisor Group, Mr. Roth served as managing director for Berkshire Capital Corp., from 2001 until January 2006. Mr. Roth currently serves as chairman of the board of directors of The Insured Retirement Institute and as chairman of the board of directors for the Financial Services Institute. Mr. Roth has over 30 years of experience in the financial services industry with experience in securities, investment banking, brokerage and management. Mr. Roth received his bachelor’s degree from Michigan State University and his juris doctor from the University of Detroit School of Law. Mr. Roth holds FINRA Series 7, 24 and 63 licenses.

Board Composition

Our business is managed by RCS Capital Management, subject to the supervision and oversight of our board of directors. Our board of directors includes four independent directors and has a fiduciary responsibility to all our stockholders to set policy and oversee our company. Our board of directors is comprised of the following nine directors: Messrs. Schorsch, Kahane, Weil, Budko, Block, Auerbach, Brown, McMillen and Wood. We have determined that Messrs. Auerbach, McMillen, Brown, and Wood are independent directors within the meaning of the applicable rules of the SEC and NYSE, and that Mr. Auerbach is an audit committee financial expert within the meaning of the applicable rules of the SEC and possesses financial sophistication as defined under the rules of NYSE. Our amended and restated certificate of incorporation provides that our board of directors will consist of no fewer than three nor more than ten persons. The exact number of members on our board of directors is determined from time to time by resolution of a majority of our full board of directors.

Controlled Company

Because RCAP Holdings controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of NYSE. Therefore, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function and to have the full board of directors be directly responsible for compensation matters and for nominating members of our board. Additionally, as described in the section entitled “Description of Capital Stock — Common Stock — Anti-Takeover Effects of Provisions of Delaware Law,” so long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of our common stock, RCAP Holdings will be able to effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of our company. In addition, RCAP Holdings has the ability to take stockholder action without the vote of any other stockholder.

Executive Committee

On September 30, 2013, we established an Executive Committee of our board of directors. The Executive Committee has and may exercise all the powers and authority of our board of directors in the management of the business and affairs of our company, except to the extent limited by law, by the rules of the NYSE or by our certificate of incorporation or by-laws, in each case as in effect from time to time.

Messrs. Schorsch, Kahane, Weil, Budko and Block currently serve on the Executive Committee.

Audit Committee

Our Audit Committee assists our board of directors in its oversight of our internal audit function, the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm.

Our Audit Committee’s responsibilities include, among others:

•	reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;
•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and
•	appointing annually our independent registered public accounting firm, evaluating its independence and performance, determining its compensation and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

Messrs. Auerbach, McMillen and Wood currently serve on the Audit Committee and Mr. Auerbach serves as its chair. Messrs. Auerbach, McMillen and Wood are independent under Rule 10A-3 under the Exchange Act.

Independent Director Compensation

Independent directors are directors who are not our employees or employees of RCAP Holdings. Each independent director receives the following compensation for service on our board of directors and, if applicable, our Audit Committee:

•	an annual cash retainer fee of $42,500;
•	an annual equity grant of shares of restricted stock with a fixed dollar amount of $42,500 (which vests ratably over a three-year period);
•	meeting fees of $1,500 for each meeting attended in person and $500 for each electronic vote or telephonic meeting (if there is a meeting of the board and one or more committee meetings in a single day, their fees are limited to $2,000 per day);
•	conference/seminar fees of $2,500 per half day (up to four hours) or $5,000 per full day (more than four hours); and
•	an additional cash retainer fee of $12,000 for the lead independent director (who may elect to receive up to 100% in the restricted stock, which would vest over a three-year period).

Retainers were paid upon the closing of our initial public offering and will be paid immediately following each regularly scheduled annual stockholder meeting. If a director joins the board of directors at any time other than the annual stockholder meeting, the retainers will be prorated and paid at the time of such director joining the board of directors. The directors have the right to elect to receive a portion of their annual cash retainer in stock prior to the year of service in accordance with restrictions as may be required by law.

All directors are reimbursed for reasonable expenses incurred in attending board of directors, committee and stockholder meetings, including those for travel, meals and lodging. We may consider also paying per-meeting fees.

The following table sets forth information regarding compensation of our directors for the fiscal year ended December 31, 2013:

Name	Fees Paid in Cash(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total Compensation
Nicholas S. Schorsch(2)	$—	$—	$—	$—	$—	$—	$—
Edward M. Weil, Jr.(2)	—	—	—	—	—	—	—
William M. Kahane(2)	—	—	—	—	—	—	—
Peter M. Budko(2)	—	—	—	—	—	—	—

Name	Fees Paid in Cash(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total Compensation
Brian S. Block(2)	—	—	—	—	—	—	—
Mark Auerbach	35,000						35,000
Jeffrey J. Brown(3)	—	—	—	—	—	—	—
C. Thomas McMillen	30,000	—	—	—	—	—	30,000
Howell D. Wood(4)	30,000	—	—	—	—	—	30,000

(1)	We commenced payment of cash fees to our independent directors upon the closing of our initial public offering on June 10, 2013.
(2)	Messrs. Schorsch, Weil, Kahane, Budko and Block are not independent directors. Only independent directors receive compensation for service on our board of directors.
(3)	Mr. Brown was appointed as an independent director effective February 10, 2014.
(4)	Mr. Wood was appointed as an independent director effective December 11, 2013.

Executive Compensation

The services agreement provides that RCS Capital Management will provide us (but not our operating subsidiaries or RCS Holdings) with a management team, including a chief executive officer and president or similar positions. As of December 31, 2013, all of our executive officers, other than Brian D. Jones, who was appointed as our chief financial officer in December 2013, were employed by RCS Capital Management. Except as set forth below, none of our executive officers who are employed by RCS Capital Management receives any fees or compensation from us. Instead, we pay RCS Capital Management the quarterly and incentive fees described in “RCS Capital Management and American Realty Capital — Services Agreement” and the performance-based awards described in “— 2013 Manager Multi-Year Outperformance Agreement.” In addition, certain of our named executive officers own shares of our Class A common stock and therefore will benefit from any appreciation in the market value of the shares.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to December 31, 2013, we have incurred expenses of approximately $6.3 million to RCS Capital Management under the services agreement on account of the quarterly fee and the incentive fee. During the same period, no performance-based awards described in “— 2013 Manager Multi-Year Outperformance Agreement” were earned or vested.

In their capacities as executive officers, each executive officer devotes such portion of his time to our affairs as is necessary to enable us to operate our business.

Edward M. Weil, Jr., our president, secretary and treasurer, and Mr. Jones received compensation from Realty Capital Securities and RCS Advisory, respectively, during the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to December 31, 2013.

Mr. Weil earned $989,458 in the form of a stated commission rate calculated as a fixed percentage of sales of all products distributed by our operating subsidiary, Realty Capital Securities, for the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to December 31, 2013. This arrangement was in effect prior to our initial public offering.

In addition to serving as our chief financial officer, Mr. Jones is employed by RCS Advisory as the head of our investment banking division for which he receives a base salary. Mr. Jones receives no compensation from us for serving as chief financial officer.

Summary Compensation Table

Name and principal position	Year	Salary ($)		All other compensation ($)		Total ($)
William M. Kahane; Chief Executive Officer	2013	—		—		—
Edward M. Weil, Jr.; President, Treasurer and Secretary	2013	—		989,458	(1)	989,458
Brian D. Jones; Chief Financial Officer and Assistant Secretary	2013	176,042	(2)	—		176,042

(1)	Reflects the amount of a commission calculated as a fixed percentage of sales of all products distributed by our operating subsidiary, Realty Capital Securities, for the period from our commencement of our operations on June 10, 2013 to December 31, 2013. This arrangement was in effect prior to our initial public offering.
(2)	Represents base salary paid to Mr. Jones by RCS Advisory in his capacity as head of our investment banking division for the period from our commencement of our operations on June 10, 2013 to December 31, 2013. Mr. Jones was appointed as our chief financial officer in December 2013.

Services Agreement

We, together with Realty Capital Securities, RCS Advisory and ANST, entered into a services agreement with RCS Capital Management, as amended, effective upon the closing of our initial public offering. The services agreement was originally a management agreement. On February 11, 2014, the services agreement was amended and restated to, among other things, add RCS Holdings as a party thereto in lieu of our operating subsidiaries. References in this prospectus to the services agreement mean the services agreement as so amended. Pursuant to the services agreement, RCS Capital Management provides strategic planning and consulting services to assist us, RCS Holdings, and our operating subsidiaries, in implementing our business strategy, as well as the business strategy of RCS Holdings and our operating subsidiaries, subject to oversight, directly or indirectly, by our board of directors. Such services may include advice concerning the performance of administrative functions, executive and administrative personnel, office space and office services, monitoring operating performance and assisting with tax filings and claims handling; provided, however, that RCS Capital Management may not provide any services for which registration as a broker-dealer, investment adviser or investment company would be required. RCS Capital Management has also agreed to provide us (but not RCS Holdings or our operating subsidiaries) with a management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, who shall devote such of their time to us as necessary and appropriate, commensurate with the level of our activity from time to time. RCS Capital Management is at all times subject to the supervision and oversight of our board of directors.

The initial term of the services agreement expires on June 10, 2033. The services agreement will be deemed renewed automatically for successive five-year periods following the initial term. During the initial term, we, together with RCS Holdings, may terminate the services agreement only for cause. Cause is defined in the services agreement as:

•	RCS Capital Management’s continued breach of any material provision of the services agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if RCS Capital Management has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of RCS Capital Management, including an order for relief in an involuntary bankruptcy case or RCS Capital Management authorizing or filing a voluntary bankruptcy petition;
•	any change of control of RCS Capital Management which a majority of our independent directors determines is materially detrimental to us and our operating subsidiaries;
•	RCS Capital Management’s bad faith, willful misconduct or gross negligence; provided, however, that if such bad faith, willful misconduct or gross negligence is caused by an employee of RCS

Capital Management or one of its affiliates and RCS Capital Management takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of RCS Capital Management’s knowledge of its commission, the services agreement shall not be terminable; or
•	the dissolution of RCS Capital Management.

Effective at the expiry of the initial 20-year term or any subsequent five-year renewal term, we, together with RCS Holdings, may terminate the services agreement “without cause” upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) RCS Capital Management’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the quarterly fees, incentive fees or performance-based awards payable to RCS Capital Management are not fair, subject to RCS Capital Management’s right to prevent termination based on unfair fees or awards by accepting a reduction of quarterly fees, incentive fees or awards agreed to by at least two-thirds of our independent directors. We will provide RCS Capital Management with 180 days’ prior notice of such a termination. RCS Capital Management may also decline to renew the services agreement at will by providing us with 180 days’ written notice.

We, together with RCS Holdings, pay RCS Capital Management (i) a quarterly fee in an aggregate amount equal to 10% of our GAAP pre-tax income (if such amount is a positive number), calculated and payable quarterly in arrears, subject to our GAAP pre-tax income being positive for the current and three preceding calendar quarters; and (ii) an incentive fee that is based on our earnings and our stock price, as further described under “RCS Capital Management and American Realty Capital — Services Agreement.”

2013 Manager Multi-Year Outperformance Agreement

We entered into the OPP with RCS Capital Management in connection with our initial public offering, and it was amended and restated in connection with the exchange transactions. See “Our Structure and the Exchange Transactions” for further details on this amendment. The OPP provided for a performance-based bonus award to RCS Capital Management intended to further align RCS Capital Management’s interests with those of our company and its stockholders.

Under the OPP, RCS Capital Management was issued LTIP Units with a maximum award value equal to approximately 5% of our initial market capitalization, which we refer to as the OPP Cap. LTIP Units originally represented units of equity ownership in each of Realty Capital Securities, RCS Advisory and ANST and were structured as profits interests therein. In connection with the exchange transactions, RCS Capital Management contributed all of its LTIP Units to RCS Holdings in exchange for 1,325,000 LTIP Units in RCS Holdings that are structured as profits interests in RCS Holdings. Subject to the OPP Cap, RCS Capital Management was eligible to earn a number of LTIP Units under the OPP determined based on our achievement of total return to stockholders, which we refer to as Total Return, and which includes both share price appreciation and common stock dividends, as measured against a peer group of companies for the three-year performance period that commenced on June 4, 2013, which date we refer to as the Commencement Date and which period we refer to as the Three-Year Period, with valuation dates on which a portion of the LTIP Units up to a specified amount of the OPP Cap could be earned on the last day of each 12-month period during the Three-Year Period and the initial 24-month period of the Three-Year Period.

During the year ended December 31, 2013, no LTIP Units were earned or vested.

In connection with the closing of the Cetera acquisition and the acquisition by Luxor of an interest in RCS Capital Management, we, RCS Holdings and RCS Capital Management agreed to amend the OPP to provide that the first valuation date would be April 28, 2014 and that any LTIP Units not earned as of such date would be forfeited without payment of any compensation. The board determined that as of such valuation date 310,947 LTIP Units were earned, referred to as the Earned LTIP Units, and 1,014,053 LTIP Units were forfeited. No additional LTIP Units may be earned under the OPP.

In connection with the amendment of the OPP, we also entered into an agreement with RCS Capital Management and the members of RCS Capital Management pursuant to which immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed all of the Earned LTIP Units to its members pro rata in accordance with their respective percentage interests in RCS

Capital Management as of immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, each of whom then became a member of RCS Holdings as well as a party to the Limited Liability Company Agreement of RCS Holdings. Following such distribution RCS Capital Management ceased to be a member of RCS Holdings. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Membership Interest in RCS Capital Management.” We may grant new LTIP Units to RCS Capital Management in the future.

Subject to RCS Capital Management’s continued service through each vesting date, one-third of any Earned LTIP Units will vest on each of the third, fourth and fifth anniversaries of the Commencement Date. Until such time as the LTIP Units were fully earned in accordance with the provisions of the OPP, the LTIP Units were entitled to distributions equal to 10% of the distributions on the Class A Units of RCS Holdings. The Earned LTIP Units were entitled to a catch-up distribution equal to approximately $660,000 as a result of being earned and are entitled to their proportionate share (currently less than 2%) of all distributions made on outstanding units of RCS Holdings from and after April 28, 2014. At the time RCS Capital Management’s capital account with respect to the Earned LTIP Units is economically equivalent to the average capital account balance of the Class A Units and the Class C Units of RCS Holdings, and have been vested for 30 days, the Earned LTIP Units will automatically convert into Class C Units of RCS Holdings on a one-to-one basis. See “Relationships and Related Party Transactions — Limited Liability Company Agreement of RCS Holdings.”

The OPP provides for early calculation of the Earned LTIP Units and for their accelerated vesting in the event RCS Capital Management is terminated or in the event we incur a change in control, in either case prior to the end of the Three-Year Period. The OPP also provides for accelerated vesting of the Earned LTIP Units in the event RCS Capital Management is terminated or in the event of a change in our control on or following the end of the Three-Year Period.

Equity Plan

The RCS Capital Corporation Equity Plan, or the equity plan, provides for the grant of stock options, stock appreciation rights, restricted shares of Class A common stock, restricted stock units, dividend equivalent rights and other stock-based awards (which may include grants of shares of Class A common stock in payment of the amounts due under a plan or arrangement sponsored or maintained by us or an affiliate, including the OPP) to individuals who are, as of the date of grant, non-executive directors, officers and other employees of our company or our affiliates, to certain advisors or consultants of our company or any of our affiliates who are providing services to us or the affiliate, or, subject the services agreement remaining in effect on the date of grant, to RCS Capital Management and individuals who are, as of the date of grant, are employees, officers or directors of RCS Capital Management or one of its affiliates. The maximum number of shares of Class A common stock that may be granted pursuant to awards under the equity plan is a number of shares of Class A common stock equal to the greater of (x) 250,000 shares and (y) 10% of the total number of issued and outstanding shares of Class A common stock (on a fully diluted basis) at any time following such increase (subject to the registration of the increased number of available shares). As of December 31, 2013, no awards had been made under the equity plan. Following the exchange transactions and the filing of a registration statement on Form S-8 with respect to the equity plan on February 19, 2014, 2,649,999 shares of Class A common stock may be granted pursuant to awards under the equity plan. If any vested awards under the equity plan are paid or otherwise settled without the issuance of shares of Class A common stock, or any shares of common stock are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the equity plan. If any awards under the equity plan are cancelled, forfeited or otherwise terminated without the issuance of shares of Class A common stock (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the equity plan. Shares of Class A common stock issued under the equity plan may be authorized but unissued shares or shares that have been reacquired by us. If our board of directors determines that any dividend or other distribution (whether in the form of cash, shares of Class A common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Class A common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the equity plan, then our board of directors will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of Class A common stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of Class A common stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, our board of directors may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of Class A common stock). Awards under the equity plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Unless otherwise determined by our board of directors and set forth in an individual award agreement, upon termination of an award recipient’s services to us, any then unvested awards will be cancelled and forfeited without consideration. Upon a change in control of us (as defined under the equity plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved; provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

If a participant in the equity plan is subject to an excise tax on “parachute payments” under Section 280G of the Code as the result of any payments or benefits received by the participant in connection with a change in control of us (as defined under the equity plan), we will provide the participant with a gross-up payment, except that such gross-up payment will not be payable if the amount of the parachute payment exceeds the Section 280G threshold by 10% or less, in which case the amounts and benefits payable or to be provided to the participant will be subject to reduction to the extent necessary to avoid the excise tax if the participant would benefit from such reduction as opposed to paying the excise tax.

2014 Stock Purchase Program

We have adopted the 2014 Stock Purchase Program, or the stock purchase program, which has not yet become effective. Under the stock purchase program, select employees, financial advisors and executive officers, whom we refer to as eligible individuals, of our company and its affiliates and of subsidiaries that will be part of our independent retail advice platform will have the opportunity to elect to purchase shares of Class A common stock and will automatically be granted one warrant to purchase one share of Class A common stock for each three shares purchased. These elections may be made with respect to a purchase date under the stock purchase program, which will be June 30, September 30, and December 31 of 2014. Notwithstanding any election, all purchases are subject to the participant’s continued service through the applicable purchase date.

The aggregate number of shares of Class A common stock available under the stock purchase program, which are shares that may be purchased or become subject to warrants granted under the stock purchase program, may not exceed 4,000,000 shares. This number of shares available will be reduced by the total number of shares sold pursuant to the stock program and the total number of warrants granted under the stock purchase program, except that any shares sold pursuant to the stock purchase program and repurchased by us, or any warrant terminated, cancelled or forfeited for any reason on or prior to December 31, 2014, will again be available for all purposes under the stock purchase program. The number of shares available under the stock purchase program may be adjusted to reflect certain changes in our capital structure or business by reason of certain corporate transactions or events.

The aggregate dollar value of shares of Class A common stock purchased by any eligible individual electing to purchase shares of Class A common stock under the stock purchase program must be no less than:

•	$5,000 for employees (other than a Realty Capital Securities Wholesaler (as defined below)) or any “non-producing advisor” (generally, a financial advisor whose annualized gross dealer concessions are less than $50,000 for the six-month period immediately preceding a purchase date); and
•	$30,000 for any “producing advisor” (generally, a financial advisor whose annualized gross dealer concessions are at least $50,000 for the six-month period immediately preceding a purchase date), Realty Capital Securities Wholesaler or executive officer of our company or any of its affiliates.

“Realty Capital Securities Wholesalers” are registered representatives or registered principals employed by Realty Capital Securities and engaged in the wholesale broker-dealer business.

The number of shares of Class A common stock purchased by a participant on a purchase date, which must be a multiple of three, is determined based on the closing price for our Class A common stock on the purchase date and the dollar value of Class A common stock the participant elected to purchase with respect to such purchase date.

The exercise price of any warrants granted under the stock purchase program will be the closing price of our Class A common stock on the date of grant. Warrants will generally vest and become exercisable on the third anniversary of the date of grant subject to the participant’s continuous service through the vesting date. All unvested warrants held by a participant will expire and terminate immediately upon the participant’s termination of service. All warrants held by a participant, vested or unvested, will expire and terminate immediately upon the participant’s termination of service for cause.

If a participant’s service is terminated prior to December 31, 2014 for any reason other than for cause (as defined in the stock purchase program), the participant may retain all shares purchased under the stock purchase program prior to the date of termination without regard to the minimum purchase requirements.

If a participant fails to satisfy the minimum purchase requirement as of December 31, 2014 (through a failure to pay on the purchase date or otherwise) or if a participant’s service is terminated prior to December 31, 2014 for cause, we may, by no later than January 31, 2015, (i) require the participant to sell any shares of Class A common stock acquired under the stock purchase program back to us at a price per share equal to the lesser of the closing price on the date of repurchase and the closing price on the date of the participant’s initial acquisition, and (ii) cancel any warrants granted for no consideration.

In the event of the consummation of a change in control (as defined in the stock purchase program) prior to December 31, 2014, the date immediately prior to the date of the consummation of such change in control will be deemed the final purchase date under the stock purchase program.

RCS CAPITAL MANAGEMENT AND AMERICAN REALTY CAPITAL

General

We are externally advised by RCS Capital Management. Each of RCS Capital Management’s and our executive officers is an executive officer of American Realty Capital. The executive offices of RCS Capital Management are located at 405 Park Avenue, New York, New York 10022, and the telephone number of RCS Capital Management’s executive offices is (866) 904-2988.

Officers of RCS Capital Management

The following sets forth certain information with respect to each of the executive officers of RCS Capital Management:

Name	Age	Position(s)
Nicholas S. Schorsch	53	Co-Chief Executive Officer
William M. Kahane	66	Co-Chief Executive Officer
Edward M. Weil, Jr.	47	President, Treasurer and Secretary
Peter M. Budko	54	Chief Investment Officer
Brian D. Jones	45	Chief Financial Officer and Assistant Secretary

The backgrounds of Messrs. Schorsch, Kahane, Weil, Budko and Jones are described in “Management — Executive Officers and Directors.”

Services Agreement

Upon completion of our initial public offering, we, together with Realty Capital Securities, RCS Advisory and ANST, entered into a management agreement with RCS Capital Management, as amended, which was amended and re-stated to change from a management agreement to a services agreement and to add RCS Holdings as a party in lieu of Realty Capital Securities, RCS Advisory and ANST on February 11, 2014. Pursuant to the services agreement, RCS Capital Management provides strategic planning and consulting services to assist us, and our operating subsidiaries, in implementing our business strategy, as well as the business strategy of our operating subsidiaries, subject to oversight, directly or indirectly, by our board of directors. Such services may include advice concerning the performance of administrative functions, executive and administrative personnel, office space and office services, monitoring operating performance and assisting with tax filings and claims handling; provided, however, that RCS Capital Management may not provide any services for which registration as a broker-dealer, investment adviser or investment company would be required. RCS Capital Management has also agreed to provide us (but not our operating subsidiaries or RCS Holdings) with a management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, who shall devote such of their time to us as necessary and appropriate, commensurate with the level of our activity from time to time. RCS Capital Management is at all times subject to the supervision and oversight of our board of directors.

Liability and Indemnification

Pursuant to the services agreement, RCS Capital Management assumes no responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. RCS Capital Management maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the services agreement, RCS Capital Management, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the services agreement, except because of acts or omissions constituting bad faith, willful misconduct or gross negligence, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify RCS Capital Management, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of RCS Capital Management not constituting bad faith, willful misconduct or gross negligence. RCS Capital Management has agreed to indemnify us, our directors, officers, stockholders and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of RCS Capital Management constituting bad faith, willful misconduct or gross negligence or any claims by RCS Capital Management’s personnel relating to the terms and conditions of their employment by RCS Capital Management. RCS Capital Management carries errors and omissions and other customary insurance.

Management Team

Pursuant to the terms of the services agreement, RCS Capital Management is required to provide us (but not our operating subsidiaries or RCS Holdings) with our management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, to provide the management services to be provided by RCS Capital Management to us.

None of the officers or employees of RCS Capital Management is dedicated exclusively to us. Members of our management team are required to devote such time as is necessary and appropriate commensurate with the level of our activity.

RCS Capital Management is required to refrain from any action that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or by-laws. If RCS Capital Management is ordered to take any action by our board of directors, RCS Capital Management will promptly notify the board of directors if it is RCS Capital Management’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or by-laws. RCS Capital Management, its directors, members, officers, stockholders, managers, personnel and employees and any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management will not be liable to us, our board of directors or our stockholders, partners or members, for any act or omission by RCS Capital Management, its directors, officers, stockholders or employees except as provided in the services agreement.

Term and Termination

The services agreement may be amended or modified by agreement in writing between us, RCS Holdings and RCS Capital Management. The initial term of the services agreement expires on June 10, 2033. The services agreement will be deemed renewed automatically for successive five-year periods following the initial term. During the initial term, we, together with RCS Holdings, may terminate the services agreement only for cause. Cause is defined in the services agreement as:

•	RCS Capital Management’s continued breach of any material provision of the services agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if RCS Capital Management has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of RCS Capital Management, including an order for relief in an involuntary bankruptcy case or RCS Capital Management authorizing or filing a voluntary bankruptcy petition;
•	any change of control of RCS Capital Management which a majority of our independent directors determines is materially detrimental to us;
•	RCS Capital Management’s bad faith, willful misconduct or gross negligence; provided, however, that if such bad faith, willful misconduct or gross negligence is caused by an employee of RCS Capital Management or one of its affiliates and RCS Capital Management takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of RCS Capital Management’s knowledge of its commission, the services agreement shall not be terminable; and
•	the dissolution of RCS Capital Management.

Effective at the expiry of the initial 20-year term or any subsequent five-year renewal term, we, together with RCS Holdings, may terminate the services agreement “without cause” upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) RCS Capital Management’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the quarterly fees, incentive fees or performance-based awards payable to RCS Capital Management are not fair, subject to RCS Capital Management’s right to prevent termination based on unfair fees or awards by accepting a reduction of quarterly fees, incentive fees or awards agreed to by at least two-thirds of our independent directors. We will provide RCS Capital Management with 180 days’ prior notice of such a termination. RCS Capital Management may also decline to renew the services agreement at will by providing us with 180 days’ written notice.

Assignment

RCS Capital Management may assign the agreement in its entirety to any of its affiliates or delegate certain of its duties under the services agreement to any of its affiliates without the approval of our independent directors. Otherwise, an assignment by RCS Capital Management will require the approval of our independent directors.

We may not assign our rights or responsibilities under the services agreement without the prior written consent of RCS Capital Management, except in the case of assignment to another organization which is our successor, in which case such successor organization will be bound under the services agreement and by the terms of such assignment in the same manner as we are bound under the services agreement.

Quarterly and Incentive Fees

We and RCS Holdings pay RCS Capital Management a quarterly fee in an aggregate amount equal to 10% of our GAAP pre-tax income (if such amount is a positive number), calculated and payable quarterly in arrears, subject to our GAAP pre-tax income being positive for the current and preceding three calendar quarters.

In addition, we and RCS Holdings pay RCS Capital Management an incentive fee, calculated and payable quarterly in arrears, that is based on our earnings and stock price. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) our Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) (X) the weighted average of the issue price per share (or deemed price per share) of our common stock of all of our cash and non-cash issuances of common stock from and after June 5, 2013 multiplied by (Y) the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under our equity plan) in the case of this clause (Y), in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to RCS Capital Management with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless our cash flows for the 12 most recently completed calendar quarters is greater than zero. Core Earnings is a non-GAAP measure and is defined as the after-tax GAAP net income (loss) of RCS Capital Corporation, before the incentive fee plus non-cash equity compensation expense, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss). The amount may be adjusted to include one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between RCS Capital Management and our independent directors and after approval by a majority of our independent directors.

Quarterly fees were $0.7 million, $1.3 million, $4.0 million and $1.8 million for the period from the closing of our initial public offering on June 10, 2013 to June 30, 2013, the quarter ended September 30, 2013, the quarter ended December 31, 2013 and the quarter ended March 31, 2014, respectively. Incentive fees were $0.02 million, $0.0 million, $0.2 million and $0.0 million for the period from the closing of our initial public offering on June 10, 2013 to June 30, 2013, the quarter ended September 30, 2013, the quarter ended December 31, 2013 and the quarter ended March 31, 2014, respectively.

We expect this offering and the completion of the Cetera financings will result in a reduction in the incentive fee paid to RCS Capital Management going forward as the hurdle that the Core Earnings must exceed in order for the incentive fee to be in the money will increase by 8% of the gross proceeds of this offering, the concurrent private offering and the convertible securities issued to Luxor in the Cetera financings.

To the extent the use of proceeds from this offering and the concurrent private offering and the completion of the pending acquisitions result in an increase to our pre-tax income, the quarterly fee may also increase.

RCS Capital Management uses the proceeds from its quarterly fee and incentive fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us, except as described in “ — Executive Compensation.”

The quarterly fee and incentive fee of RCS Capital Management with respect to any quarter must be calculated promptly after we file a Quarterly Report on Form 10-Q with the SEC with respect to such quarter, and such calculation must be promptly delivered to us. We and RCS Holdings pay the quarterly fee and incentive fee in cash within ten business days after delivery of the written statement of RCS Capital Management setting forth the computation of the quarterly fee and incentive fee for such month.

Conflicts of Interest and Related Parties

We depend on RCS Capital Management for executive management and do not have any independent officers or employees. Messrs. Schorsch, Kahane, Weil, Budko and Jones, who are our executive officers, are also executives of RCS Capital Management. Our services agreement with RCS Capital Management was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

The obligations of RCS Capital Management and its officers and personnel to engage in other business activities, including for American Realty Capital, may reduce the time that RCS Capital Management and its officers and personnel spend managing us and may result in other conflicts of interest. Our executive officers and the officers of RCS Capital Management are part of the senior management or key personnel of a total of nine American Realty Capital-sponsored non-traded REITs, three publicly listed REITs, an American Realty Capital-sponsored business development company, the general partner of an American Realty Capital-sponsored oil and gas limited partnership, one American Realty Capital sponsored open-end mutual fund, one American Realty Capital sponsored closed-end mutual fund and their advisors. In addition, most of our executive officers also are officers of RCS Capital Management and other affiliated entities. Based on our sponsor’s experience in sponsoring REITs that are in their operational stage, a significantly greater time commitment is required of senior management during the development stage when the REIT is being organized, funds are initially being raised and funds are initially being invested, and less time is required as additional funds are raised and the offering matures. We refer to the “development stage” of a REIT as the time period from the inception of the REIT until it raises a sufficient amount of funds to break escrow under its registration statement.

The management of multiple REITs, especially REITs in the development stage, may significantly reduce the amount of time our executive officers are able to spend on activities related to us. Additionally, six of the American Realty Capital-sponsored REITs in which our executive officers are involved have registration statements that became effective within the last 18 months, and will have concurrent and/or overlapping fundraising, the executive officers of RCS Capital Management and us may not always be able to devote sufficient time to the management of our business. Additionally, two American Realty Capital-sponsored REITs are currently in registration.

These individuals also owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy. If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets. If these individuals act or fail to act in a manner that is detrimental to our business or favor one entity over another, they may be subject to liability for breach of fiduciary duty.

Realty Capital Securities, an underwriter in this offering, is our subsidiary. J.P. Turner & Company, LLC, an underwriter in this offering, is expected to be acquired with the proceeds of the offering and will become our affiliate. As a result, a “conflict of interest” is deemed to exist under FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. Merrill Lynch and Barclays are primarily responsible for managing this offering, and meet the requirements of FINRA Rule 5121(a)(1)(A). Accordingly, the appointment of a “qualified independent underwriter” is not required pursuant to FINRA Rule 5121(a)(2). In addition, pursuant to FINRA Rule 5121, neither Realty Capital Securities nor J.P. Turner & Company, LLC will confirm sales to accounts in which it exercises discretionary authority without the prior written consent of the customer. See “Underwriting (Conflicts of Interest).”

For more information about related parties, see “Relationships and Related Party Transactions.”

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

RCAP Holdings and RCAP Equity, LLC, which are directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, beneficially own 24,051,499 shares of our Class A common stock and the sole outstanding share of our Class B common stock, and Mr. Schorsch also holds 20,000 shares of our Class A common stock directly. See “Principal and Selling Stockholders.” Accordingly, as of the date of this prospectus, Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, control of 91.88% of the combined voting power of our company. Assuming the conversion of all outstanding shares of convertible preferred stock and outstanding convertible notes held by Luxor into shares of our Class A common stock at the conversion price applicable on the date of this prospectus and the exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management, Messrs. Schorsch and Kahane, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and Mr. Schorsch’s direct ownership of 20,000 shares of our Class A common stock, would control 74.36% of the combined voting power of our company.

Each share of our Class A common stock entitles the holder to one vote per share. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company. As a result of its ownership of the sole outstanding share of our Class B common stock, RCAP Holdings controls us, and is able to exercise control over all matters requiring stockholder approval, including the election of our directors and approval of significant corporate transactions.

In addition, we are party to several agreements and subject to several arrangements with RCAP Holdings and other related parties, as described below.

Services Agreement

We, together with our operating subsidiaries, are party to a services agreement with RCS Capital Management. Pursuant to the services agreement, in return for a quarterly fee and an incentive fee, RCS Capital Management provides strategic planning and consulting services to assist us and our operating subsidiaries in implementing their business strategy and is, at all times, subject to the supervision and oversight of our board of directors. See “RCS Capital Management and American Realty Capital — Services Agreement.”

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we have incurred expenses of approximately $8.1 million to RCS Capital Management under the services agreement, $7.8 million of which was on account of the quarterly fee and $0.3 million of which was on account of the incentive fee.

2013 Manager Multi-Year Outperformance Agreement

The OPP provided for a performance-based bonus award to RCS Capital Management in the form of LTIP Units in RCS Holdings, structured as profits interests in RCS Holdings, intended to further align RCS Capital Management’s interests with those of our company and its stockholders. See “Management — 2013 Manager Multi-Year Outperformance Agreement.”

In connection with the closing of the Cetera acquisition and the acquisition by Luxor of an interest in RCS Capital Management, we, RCS Holdings and RCS Capital Management agreed to amend the OPP to provide that the first valuation date would be April 28, 2014 and that any LTIP Units not earned as of such date would be forfeited without payment of any compensation. The Board determined that as of such valuation date, 310,947 LTIP Units were earned and 1,014,053 LTIP Units were forfeited. No additional LTIP Units may be earned under the OPP.

In connection with the amendment of the OPP, we also entered into an agreement with RCS Capital Management and the members of RCS Capital Management pursuant to which immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed all of the Earned LTIP Units to its members pro rata in accordance with their respective percentage interests in RCS Capital Management as of immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, each of whom then became a member of RCS Holdings as well as a party to the Limited Liability Company Agreement of RCS Holdings. See “— Other Agreements with Luxor — Membership Interest in RCS Capital Management.” We may grant new LTIP Units in RCS Holdings to RCS Capital Management in the future.

Wholesale Distribution

Realty Capital Securities provides exclusive dealer manager services for public, non-traded securities, including non-traded REITs and business development companies, sponsored and co-sponsored by American Realty Capital pursuant to standard dealer manager agreements. Realty Capital Securities generally receives commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, all of which are redistributed as third-party commissions, in accordance with industry practices. The non-traded securities are offered on a “best efforts” or “reasonable best efforts” basis and Realty Capital Securities is not obligated to underwrite or purchase any shares for its own account. Realty Capital Securities generally receives up to 3.0% of the gross proceeds from the sale of common stock as a dealer manager fee and also receives fees from the sale of common stock through registered investment advisers. Realty Capital Securities has sole discretion as to reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support incurred by respective participating broker-dealers as compared to those of other participating broker-dealers.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we have earned $426.0 million under these arrangements.

During the year ended December 31, 2013, Realty Capital Securities modified its treatment of selling commissions on the sale of securities purchased through the RIA channel by reducing to zero the selling commissions charged on sales on offerings sold through the RIA channel. The offerings affected were generally related party offerings. This selling commission change became effective on July 1, 2013, when the 7% selling commission Realty Capital Securities received from each sale through the RIA channel was reduced to 0%. Prior to the change, the full amount of the 3% dealer manager fee and the 7% selling commission was charged against the amount invested through the RIA channel, and Realty Capital Securities retained the amount of the 7% selling commission charged against the investor’s purchase price. Realty Capital Securities estimates the reduction in related party revenue from sales through the RIA channel due to this change was $23.5 million during the period from July 1, 2013 to December 31, 2013 and an estimated $10.1 million during the period from January 1, 2014 to March 31, 2014.

Realty Capital Securities also distributes American Realty Capital-sponsored open-end registered investment funds and closed-end registered investment funds registered under the Investment Company Act. During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we have earned $18,000 under these arrangements.

Investment Banking, Capital Markets and Transaction Management Services

We provide various services to various REITs and other entities sponsored or managed by American Realty Capital through our investment banking, capital markets and transaction management services platform in connection with their operational activities and pursuit, evaluation and executions of strategic alternatives.

Mergers and Acquisitions

ARCP is a self-managed REIT traded on NASDAQ, which was externally advised by an affiliate of American Realty Capital until January 8, 2014. Prior to its acquisition by ARCP, ARCT IV was a non-traded REIT sponsored by American Realty Capital. Certain of our directors and officers are also directors and executive officers of ARCP and were directors and executive officers of ARCT IV.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on

June 10, 2013 to April 28, 2014, we have provided ARCP and ARCT IV with a variety of investment banking, financial advisory and other services in connection with their mergers and acquisitions activities as follows:

•	to ARCP, in connection with its acquisition of a real estate portfolio from certain affiliates of GE Capital Corp., which was completed on June 27, 2013;
•	to ARCP, in connection with its acquisition of CapLease, Inc. through a merger transaction, which was completed on November 5, 2013;
•	to ARCP and ARCT IV, in connection with ARCP’s acquisition of ARCT IV through a merger transaction, which was completed on January 3, 2014;
•	to ARCP, in connection with its acquisition of a real estate portfolio from affiliates of funds managed by Fortress Investment Group LLC, which was completed with respect to certain properties on October 1, 2013 and, with respect to other properties, on January 8, 2014;
•	to ARCP, in connection with its acquisition of Cole Real Estate Investments, Inc. through a merger transaction, which was completed on February 7, 2014;
•	to ARCP, in connection with its acquisition of a real estate portfolio from Inland American Real Estate Trust, Inc., which was completed with respect to certain properties during the year ended December 31, 2013, with respect to other properties, on February 21, 2014, and, with respect to the balance of properties in the portfolio, the acquisition is expected to be completed during the first half of 2014; and
•	to ARCP, in connection with its potential sale of its multi-tenant shopping center portfolio.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we earned $78.5 million in fees from ARCP and ARCT IV, including reimbursement for out of pocket expenses. These amounts do not include amounts paid on an hourly or flat rate basis under the transaction management services agreement described below under “— Transaction Management Services Agreement” or supervisory or service fees paid under the transfer agency services agreement described under “— Transfer Agency Services Agreement.”

Capital Markets

We have served as underwriter and placement agent and provided structuring services in connection with various public and private offerings of debt securities, preferred stock and common stock for ARCP, including at-the-market offerings, which we refer to collectively as the ARCP offerings.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we earned $3.9 million in underwriting commissions, placement fees and structuring fees in connection with the ARCP offerings.

Listings

Prior to its listing on The NASDAQ Global Select Market under the ticker symbol “HCT” on April 7, 2014 and a related tender offer, ARC HT was a non-traded REIT sponsored by American Realty Capital. Prior to its listing on the NYSE under the ticker symbol “NYRT” on April 15, 2014 and a related tender offer, NYRT was a non-traded REIT sponsored by American Realty Capital. Certain of our directors and officers are also directors and executive officers of ARC HT and NYRT.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to April 28, 2014, we have provided ARC HT and NYRT with a variety of support, advisory and other services in connection with preparation for and execution of their proposed and completed strategic transactions, namely their listings on national securities exchanges, under agreements that provide for fixed advisory fees and fixed fees due at the time of completion of the transaction.

We expect that we will enter into similar arrangements on similar terms with ARCT V and other non-traded REITs sponsored by American Realty Capital.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we earned $8.9 million under the arrangements described above, including expense reimbursements. We expect to earn an additional $14.5 million with respect to fees due or paid during the period from April 1, 2014 to April 28, 2014. These amounts do not include amounts paid on an hourly or flat rate basis under the transaction management services agreement described below under “— Transaction Management Services Agreement” or supervisory or service fees paid under the transfer agency services agreement described under “— Transfer Agency Services Agreement.”

Transaction Management Services Agreement

RCS Advisory Services is party to a transaction management services agreement with American Realty Capital, pursuant to which RCS Advisory provides American Realty Capital and its subsidiaries with transaction management services (including, without limitation, transaction management, compliance, due diligence, event coordination and marketing services among others), in connection with American Realty Capital’s performance of services to certain American Realty Capital-sponsored companies. The agreement provides for an initial term of ten years, which commenced in June 2013 with automatic renewal for successive five-year periods, in each case unless either party provides written notice of non-renewal to the other party at least 90 days prior the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) American Realty Capital’s delivery to RCS Advisory of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the non-compliance notice; and (ii) by a party impacted by a force majeure-related delay, if the force majeure results in performance being delayed by greater than 60 days. The service recipients pay RCS Advisory: (1) the hourly rates notified in writing by the chief financial officer of RCS Advisory to the chief financial officer of the service recipients on a quarterly basis, based on time incurred for the services billed at an hourly rate; and (2) at the flat rates notified in writing by the chief financial officer of RCS Advisory to the chief financial officer of the service recipients on a quarterly basis, based on services performed for the services billed at a flat rate. RCS Advisory does not charge for personnel costs associated with any persons that they employ that are also employees of the service recipients. The compensation payable by the service recipients to RCS Advisory under the agreement for services rendered by RCS Advisory will not exceed then current market rates that could be obtained by the service recipients for the applicable services from unaffiliated third parties on an arm’s-length basis.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we have earned $8.7 million billed at an hourly or flat rate under the transaction management services agreement.

Transfer Agency Services Agreement

ANST is party to a transfer agency services agreement with certain American Realty Capital-sponsored companies, pursuant to which ANST provides such companies with transfer agency services (including broker and shareholder servicing, transaction processing, year-end IRS reporting and other services), and supervisory services overseeing the transfer agency services performed by a third-party transfer agent. The agreement provides for an initial term of ten years, which commenced in June 2013, with the option to renew for unlimited successive one year terms upon the mutual consent of the parties. In addition, the agreement will terminate upon the delivery of 30 days’ written notice by (i) American Realty Capital to ANST of non-compliance with its obligations under the agreement; or (ii) by ANST upon a change of a control of American Realty Capital that would require disclosure under Regulation 14A of the Exchange Act. The service recipients pay: (1) a monthly supervisory fee of $10,000 (subject to certain exceptions) in cash, for the first full month in which ANST is exclusively performing all the services under the agreement; and (2) from time to time, service fees in cash, based on the services provided per account serviced. ANST charges service recipients reasonable expenses incurred, on a monthly basis, in connection with the services provided under the agreement. The account service fees paid by the service recipients to ANST will increase annually in an amount no less than the annual percentage change in the Consumer Price Index in New York, as reported by the U.S. Bureau of Labor Statistics. Where a service recipient requests additional services to be provided which are not included under the agreement, these services will be compensated at customary rates as agreed upon by the service recipient and ANST.

During the period from our commencement of our operations following the issuance to us of Class A Units in connection with our initial public offering on June 10, 2013 to March 31, 2014, ANST has received $9.7 million under this agreement.

American Realty Capital — Operating Subsidiaries Services Agreement

American Realty Capital is party to a services agreement with Realty Capital Securities, RCS Advisory and ANST, pursuant to which American Realty Capital and its subsidiaries provide our operating subsidiaries with information technology, human resources and accounting services, among others, as well as office space. The agreement provides for an initial term of ten years, which commenced in June 2013, with automatic renewal for successive five-year periods, in each case unless either party provides written notice of non-renewal to the other party at least 90 days prior the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) delivery by our operating subsidiaries to American Realty Capital of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the non-compliance notice; and (ii) by a party impacted by a force majeure-related delay, if the force majeure results in performance being delayed by greater than 60 days. Our operating subsidiaries pay American Realty Capital: (1) the hourly rates notified in writing by the chief financial officer of American Realty Capital to the chief financial officer of our operating subsidiaries on a quarterly basis, based on time incurred for the services billed at an hourly rate; and (2) at the flat rates notified in writing by the chief financial officer of American Realty Capital to the chief financial officer of our operating subsidiaries on a quarterly basis, based on services performed for the services billed at a flat rate. American Realty Capital does not charge for personnel costs associated with any persons that they employ that are also employees of our operating subsidiaries. The compensation payable by our operating subsidiaries to American Realty Capital under the agreement for services rendered by American Realty Capital will not exceed then current market rates that could be obtained by our operating subsidiaries for the applicable services from unaffiliated third parties on an arm’s-length basis.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, American Realty Capital has received $1.2 million under this agreement.

AR Capital Real Estate Income Fund

As of March 31, 2014, RCS Advisory and Realty Capital Securities had investments in the AR Capital Real Estate Income Fund of $6.3 million and $6.6 million, respectively. American Realty Capital is the advisor of AR Capital Real Estate Income Fund.

Lease of Lodging Facility

In March 2014, Realty Capital Securities leased a lodging facility in Newport, Rhode Island from an affiliate, ARC HTNEWRI001, LLC. Realty Capital Securities also entered into an agreement with another affiliate, Crestline Hotels and Resorts, LLC, or Crestline, to manage and operate the lodging facility. Crestline remits the lodging facility’s revenue to us, net of the fees from Crestline. During the three months ended March 31, 2014, we incurred $0.01 million in rent expense under these arrangements.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with RCAP Holdings and RCS Capital Management pursuant to which we granted (i) RCAP Holdings, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of the Operating Subsidiaries Units (and cancellation of corresponding shares of our Class B common stock) held or acquired by them; and (ii) RCS Capital Management, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act any equity-based awards granted to RCS Capital Management under our equity plan. Under the registration rights agreement, the shareholders party thereto have the right to request us to register the sale of its shares and also may require us to make available shelf registration statements, at such time as we may be eligible to file shelf registration statements, permitting sales of shares into the market from time to time over an extended period. In addition, the agreement gives the shareholders party thereto the ability to exercise certain piggyback registration rights in connection with registered offerings requested by the shareholders party thereto or initiated by us. As part of the exchange transactions, pursuant to our exchange agreement with RCAP Holdings on February 11, 2014, RCAP Holdings exchanged all of its shares of Class B common stock in us and Class B Units in each of Realty Capital Securities, RCS Advisory and ANST except for one share of Class B common stock and one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST for a total of 23,999,999 shares of Class A common stock. See “Our Structure and the Exchange Transactions.”

Exchange Agreement

RCAP Holdings has entered into an exchange agreement with us under which RCAP Holdings has the right, from time to time, to exchange its Operating Subsidiaries Units for shares of Class A common stock of our company on a one-for-one basis. Pursuant to the exchange agreement, the transfer of units of an operating subsidiary to a transferee thereof shall be accompanied by the simultaneous transfer of an equal number of the same class, series or type of units of the other operating subsidiaries to such transfer. In connection with an exchange, a corresponding number of shares of our Class B common stock will be cancelled. On February 11, 2014, the exchange agreement was amended so as to permit an exchange by RCAP Holdings of its Class B Units of each of Realty Capital Securities, RCS Advisory and ANST for shares of our Class A common stock thereunder to be treated as a contribution by RCAP Holdings of its equity interests in each of Realty Capital Securities, RCS Advisory and ANST to us in a transaction intending to qualify as tax-free under Section 351 of the Code.

As part of the exchange transactions, pursuant to its rights under this agreement, RCAP Holdings has exchanged all of its Class B common stock and Class B Units except for one share of Class B common stock and one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST for a total of 23,999,999 shares of Class A common stock. See “Our Structure and the Exchange Transactions.”

Tax Receivable Agreement

We are party to a tax receivable agreement with RCAP Holdings requiring us to pay to RCAP Holdings 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of the increases in tax basis, if any, created by RCAP Holdings’ exchanges described below. For purposes of the tax receivable agreement, reductions in tax liabilities will be computed by comparing our actual income tax liability to the amount of such taxes that we would otherwise have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of each of Realty Capital Securities, RCS Advisory and ANST. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement early. If we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to RCAP Holdings, or its transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from each exchange and that any Operating Subsidiaries Units that RCAP Holdings, or its transferees, own on the termination date are deemed to be exchanged on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to RCAP Holdings using certain assumptions and deemed events similar to those used to calculate an early termination payment.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our Class A common stock at the time of an exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable.

Payments under the tax receivable agreement would be expected to give rise to certain additional tax benefits attributable to further increases in basis or, in certain circumstances, in the form of deductions for imputed interest. Any such benefits are covered by the tax receivable agreement and will increase the amounts due thereunder. In addition, the tax receivable agreement provides for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement in excess of our cash tax savings.

Pursuant to the exchange agreement described above, RCAP Holdings exchanged substantially all of its Operating Subsidiaries Units for shares of our Class A common stock along with the cancellation of a corresponding number of shares of our Class B common stock held by RCAP Holdings. It is the intention of the parties to the exchange that it, as part of an overall plan to restructure our ownership that includes the exchange, this offering, the concurrent private offering, the Cetera financings and the completion of the pending acquisitions, qualify as a tax-free contribution to us under Section 351 of the Code. If the exchange by RCAP Holdings qualifies as a tax-free contribution to us, under Section 351 of the Code we would obtain carryover tax basis in the tangible and intangible assets of Realty Capital Securities, RCS Advisory and ANST connected with such Operating Subsidiaries Units. As there will be no increase in tax basis created if the exchange qualifies as a tax-free Section 351 contribution, there will be no reductions in our tax liability, and as such we would not be required to make any payments under the tax receivable agreement. However, if the exchange were treated as a taxable transaction, each of Realty Capital Securities, RCS Advisory and ANST intends to have an election under Section 754 of the Code which would result in us receiving a step up in the tax basis of tangible and intangible assets of Realty Capital Securities, RCS Advisory and ANST with respect to such Operating Subsidiaries Units acquired by us in such exchanges. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from each of Realty Capital Securities, RCS Advisory and ANST and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

Limited Liability Company Agreement of RCS Holdings

On February 10, 2014, we formed RCS Holdings. Pursuant to the limited liability company agreement of RCS Holdings, there are three classes of equity interests in RCS Holdings, called “Class A Units,” “Class C Units” and “LTIP Units.” In connection with the exchange transactions, RCS Capital Management contributed all its LTIP Units to RCS Holdings in exchange for LTIP Units representing units of equity ownership in RCS Holdings that are structured as profits interest therein. In connection with the execution of the RCS Holdings limited liability company agreement, 100% of the Class A Units of RCS Holdings were issued to us and 100% of the LTIP Units of RCS Holdings were issued to RCS Capital Management. The Class A Units of RCS Holdings issued to us are fully vested, are not subject to any put and call rights, and entitle the holder thereof to voting and economic rights (including rights to dividends and distributions upon liquidation). The LTIP Units of RCS Holdings issued to RCS Capital Management are structured as a profits interest in RCS Holdings with all the rights, privileges and obligations associated with Class A Units of RCS Holdings, subject to certain exceptions. The LTIP Units of RCS Holdings are subject to vesting, forfeiture and restrictions on transfers as provided in the OPP, as amended in connection with the exchange transactions. See “Management — 2013 Manager Multi-Year Outperformance Agreement.” Until such time as the LTIP Units of RCS Holdings are fully earned in accordance with the provisions of the OPP, the LTIP Units of RCS Holdings are entitled to distributions equal to 10% of the distributions on Class A Units of RCS Holdings. After the LTIP Units of RCS Holdings are fully earned, they are entitled to a catch-up distribution and then the same distributions as Class A Units of RCS Holdings. At the time RCS Capital Management’s capital account with respect to the LTIP Units of RCS Holdings is economically equivalent to the average capital account balance of the Class A Units and the Class C Units of RCS Holdings, has been earned and has been vested for 30 days, the LTIP Units of RCS Holdings will automatically convert into Class C Units on a one-to-one basis. The Class C Units have the same rights, privileges and obligations associated with Class A Units of RCS Holdings (other than voting) but will be exchangeable for shares of Class A common stock on a one-to-one basis pursuant to an exchange agreement to be entered into. Pursuant to the limited liability company agreement of RCS Holdings, we, as the managing member of RCS Holdings, control RCS Holdings’ affairs and decision making.

In connection with the closing of the Cetera acquisition and the acquisition by Luxor of an interest in RCS Capital Management, we, RCS Holdings and RCS Capital Management agreed to amend the OPP to provide that the first valuation date would be April 28, 2014 and that any LTIP Units not earned as of such date would be forfeited without payment of any compensation. The board determined that as of such valuation date 310,947 LTIP Units were earned, referred to as the Earned LTIP Units, and 1,014,053 LTIP Units were forfeited. No additional LTIP Units may be earned under the OPP.

In connection with the amendment of the OPP, the Company also entered into an agreement with RCS Capital Management and the members of RCAP Holdings pursuant to which immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed all 310,947 Earned LTIP Units to the members of RCAP Holdings, who then became members of RCS Holdings as well as parties to the Limited Liability Company Agreement of RCS Holdings immediately prior to the acquisition by Luxor of an interest in RCS Capital Management. See “Management — 2013 Manager Multi-Year Outperformance Agreement.” Following such distribution RCS Capital Management ceased to be a member of RCS Holdings.

Amended and Restated Limited Liability Company Agreements of Realty Capital Securities, RCS Advisory and ANST

Under the amended and restated operating agreements of Realty Capital Securities, RCS Advisory and ANST, there are two classes of units of each of Realty Capital Securities, RCS Advisory and ANST called “Class A Units” and “Class B Units.” We hold 100% of the outstanding Class A Units and RCAP Holdings holds the sole outstanding Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST. Class A Units confer substantially all of the economic rights and all of the voting rights in Class B Units confer de minimis economic rights and no voting rights in Realty Capital Securities, RCS Advisory and ANST.

The amended and restated operating agreements provide that at any time we issue a share of our Class A common stock, we will transfer the net proceeds received by us with respect to such share, if any, to Realty Capital Securities, RCS Advisory and ANST (allocated among them in accordance with their relative equity values at the time) and each of them shall be required to issue to us one Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, we can cause Realty Capital Securities, RCS Advisory and ANST, immediately prior to such redemption of our Class A common stock, to redeem an equal number of Class A Units of Realty Capital Securities, RCS Advisory and ANST held by us, upon the same aggregate terms and for the same price, as the shares of our Class A common stock are redeemed.

As part of the exchange transactions, pursuant to our exchange agreement with RCAP Holdings on February 11, 2014, RCAP Holdings exchanged all of its shares of Class B common stock in us and Class B Units in each of Realty Capital Securities, RCS Advisory and ANST except for one share of Class B common stock and one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST for a total of 23,999,999 shares of Class A common stock. Following receipt of stockholder consent, we intend to amend our certificate of incorporation and the exchange agreement to permit RCAP Holdings to continue to hold one share of our Class B common stock without holding any Class B Units. Following this amendment, we expect that the remaining Class B Units owned by RCAP Holdings will be cancelled and 100% of the voting and economic interests in Realty Capital Securities, RCS Advisory and ANST will be held by us, indirectly, through RCS Holdings’ ownership of the Class A Units.

The Cetera Financings

In order to complete the Cetera acquisition, we concurrently entered into the Cetera financings pursuant to certain commitments received in connection with the signing of the Cetera merger agreement on January 16, 2014 with Luxor and certain banks, including Barclays and Bank of America, and entered into certain other agreements related thereto. RCAP Holdings and certain of our other related parties had direct or indirect interests in the Cetera financings, and certain of the other agreements related thereto, as described in more detail below. See “The Recent and Pending Acquisitions — The Cetera Financings.”

The Bank Facilities

Concurrently with the closing of the Cetera acquisition on April 29, 2014, we entered into the following facilities with the banks: (i) a $575.0 million senior secured first lien term loan facility, or the first lien term facility, having a term of five years; (ii) a $150.0 million senior secured second lien term loan facility, having a term of seven years, or the second lien term facility, and together with the first lien term facility, the term facilities; and (iii) a $25.0 million senior secured first lien revolving credit facility having a term of three years or the revolving facility and, together with the term facilities, the bank facilities. As described in more detail below, the bank facilities are guaranteed by, among others, RCS Capital Management and RCAP Holdings.

As of the closing of the bank facilities and as of June 4, 2014, approximately $575.0 million was outstanding under the first lien term facility, approximately $150.0 million was outstanding under the second lien term facility and no amount was outstanding under the revolving facility.

The first lien term facility includes an original issue discount of 1.0% for gross proceeds to us upon incurrence of $569.3 million, the second lien term facility includes an original issue discount of 1.5% for gross proceeds to us upon incurrence of $147.8 million and no amounts under the revolving facility were drawn down at the closing of the Cetera financings.

The proceeds of the term facilities were used by us to pay a portion of the consideration paid in the Cetera acquisition, to refinance certain existing indebtedness and to pay related fees and expenses. The proceeds of the revolving facility were used following the closing of the Cetera acquisition for permitted capital expenditures, to provide for the ongoing working capital requirements of our company and our subsidiaries following the Cetera acquisition and for general corporate purposes.

The first lien term facility has an interest rate equal to LIBOR plus 5.50% per annum, the revolving facility has an initial interest rate equal to LIBOR plus 5.50% per annum, which may be reduced to 5.25% if the First Lien Leverage Ratio (as defined in the bank facilities) is less than or equal to 1.25 to 1.00, and the second lien term facility has an interest rate equal to LIBOR plus 9.50% per annum. In the case of both term facilities and the revolving facility, LIBOR can be no less than 1.00% per annum.

The bank facilities are subject to: (i) certain mandatory prepayment requirements, including asset sales, insurance/condemnation proceeds, incurrence of certain indebtedness, excess cash flow (as described in more detail below), and abandonment or termination of certain pending acquisitions (as described in more detail below); (ii) certain agreed prepayment premiums; (iii) customary affirmative covenants; (iv) certain negative covenants, including limitations on incurrence of indebtedness, liens, investments, restricted payments (as described in more detail below), asset dispositions, acquisitions and transactions with affiliates; and (v) financial covenants of a maximum total leverage ratio, a minimum fixed charge coverage ratio and minimum regulatory net capital.

The bank facilities include the requirement to prepay the aggregate principal amount of the bank facilities in the amount of 50% of “Excess Cash Flow” (as defined in the bank facilities), subject to reduction based on the First Lien Leverage Ratio (as defined in the bank facilities).

The first lien term facility is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated in the aggregate of $80.0 million as follows: (i) with respect to the ICH acquisition, $15.0 million; (ii) with respect to the Hatteras acquisition, $31.0 million; and (iii) with respect to the Summit acquisition, $34.0 million.

The bank facilities provide for customary events of default and also provide for an event of default if: (i) an amount sufficient to repay the First Allied notes is not deposited in the special escrow upon the earlier to occur of the closing of this offering and August 27, 2014; or (ii) First Allied does not repay the outstanding First Allied indebtedness by July 28, 2014.

Our obligations under the bank facilities are guaranteed, subject to certain exceptions, by RCS Capital Management, RCAP Holdings and each of our direct or indirect domestic subsidiaries that are not

SEC-registered broker-dealers, provided that the guarantees by First Allied and its guarantor subsidiaries will not become effective until following repayment of the outstanding First Allied indebtedness, which is required to occur by July 28, 2014. We, together with the guarantors (other than First Allied and its guarantor subsidiaries, until their guarantees become effective as described in the immediately preceding sentence), have pledged substantially all of our assets to secure the bank facilities, subject to certain exceptions. The assets of RCAP Holdings subject to this pledge include 12,851,499 shares of our Class A common stock and the sole outstanding share of our Class B common stock. Accordingly, an event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of our Class B common stock could give rise to a change in control of our company. See “Principal and Selling Stockholders.”

The restricted payments covenant prohibits payment of dividends by RCS Capital Management, RCAP Holdings, us and our subsidiaries, subject to certain exceptions, including, among others, (i) certain payments to parent companies and ratable payments to equityholders of non-wholly owned companies, (ii) payments used to retire equity interests held by directors, officers, employees or members of management, consultants or independent contractors, subject to a cap of $10.0 million in any calendar year (with unused amounts permitted to be carried over and used in the subsequent calendar year) plus the proceeds of any key-man life insurance policies in any calendar year, (iii) payments used to repurchase equity interests of direct or indirect parents deemed to occur upon the noncash exercise of stock options, warrants or similar equity incentive awards, (iv) payments in an aggregate amount not to exceed a dollar cap of $10.0 million, plus a basket comprised of a portion of retained excess cash flow, returns on certain investments, and certain other amounts available to us under the terms of the bank facilities, subject to a leverage test of 1.00 to 1.00 (with respect to dividends to affiliates) and 1.25 to 1.00 (with respect to dividends to non-affiliates), (v) cash payments in lieu of fractional shares in connection with a dividend, split or combination of equity interests or permitted acquisition, (vi) payments of dividends and distributions within 60 days after the date such dividends and distributions are declared if otherwise permitted, (vii) other payments not exceeding an amount of pre-closing retained earnings, subject to a cap and a leverage test, (viii) redemptions by us of our equity interests in exchange for another class of equity interest or rights to acquire equity interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of equity interests, and (ix) certain distributions in respect of taxes in an amount up to $2.0 million per fiscal year

Assignment of Debt of RCAP Holdings to American Realty Capital

On September 25, 2013, to finance part of the cash merger consideration paid by RCAP Holdings to acquire First Allied, $40.0 million was borrowed by RCAP Holdings from Bank of America, which we refer to as the Original FA Acquisition Indebtedness, which was secured by a pledge of substantially all the assets and equity interests owned by RCAP Holdings (including shares of our Class A common stock and Class B common stock held by RCAP Holdings), American Realty Capital and certain subsidiaries of American Realty Capital.

On April 28, 2014, in connection with our and RCAP Holdings’ entry into the bank facilities and the completion of the Cetera acquisition, the Original FA Acquisition Indebtedness was refinanced to remove RCAP Holdings as an obligor and to add American Realty Capital, which had been a guarantor under the Original FA Acquisition Indebtedness, as the borrower. The refinanced indebtedness is otherwise on substantially similar terms as the Original FA Acquisition Indebtedness, including the same principal amount and the same maturity.

As a condition of this refinancing, RCAP Holdings transferred 11,200,000 shares of Class A common stock to RCAP Equity, LLC which were then used to secure American Realty Capital’s obligation under the indebtedness.

Following closing on April 28, 2014, $40.0 million in indebtedness, was outstanding. This indebtedness matures on September 25, 2015 and bears interest at 6.5% per annum.

RCAP Equity, LLC was formed for the purpose described above and its members are the members of RCAP Holdings, who are also the members of RCS Capital Management, RCS Holdings and American Realty Capital. Similar to these other entities, control of RCAP Equity, LLC is exclusively vested in Messrs. Schorsch and Kahane. RCAP Holdings intends to use a portion of the proceeds it receives from this offering to repay this indebtedness. See “Use of Proceeds.”

The Luxor Financings

As part of the Cetera financings, on April 29, 2014, we, RCAP Holdings, Luxor and certain of its affiliates entered into a securities purchase agreement pursuant to which Luxor purchased certain securities convertible into shares of our Class A common stock, which we refer to as the Luxor securities, in a private offering and agreed to purchase shares of our Class A common stock, which we refer to as the Luxor common stock, in the concurrent private offering.

We also made certain other agreements with Luxor, some of which are described in more detail below.

The Luxor securities consist of $120.0 million (face amount) of 5% convertible notes, or the convertible notes, issued at a price of $666.67 per $1,000 of par value (for gross proceeds to us upon issuance of $80.0 million) and $270.0 million (aggregate liquidation preference) of 7% convertible preferred stock, or the convertible preferred stock, issued at a price of 88.89% of the liquidation preference per share (for gross proceeds to us upon issuance of $240.0 million).

The stock purchase agreement further provides that in no event will the Luxor affiliates be allowed to accept an aggregate number of shares of our Class A common stock purchased in the concurrent private offering and upon conversion of the convertible preferred stock and convertible notes that collectively exceeds 9.9% of the number of shares of our Class A common stock outstanding on April 28, 2014 (as appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like). As of April 28, 2014, there were 28,317,237 shares of our Class A common stock outstanding, and the Luxor affiliates did not own any Class A common stock or any other securities issued by us. We and the Luxor affiliates have also agreed that this provision can be waived by the Luxor affiliates on 65 days’ notice to us.

The proceeds from the Luxor securities were used by us to pay a portion of the consideration to be paid in the Cetera acquisition, to refinance certain existing indebtedness and to pay related fees and expenses.

We will pay certain premiums, fees and expenses in the aggregate amount of $20.0 million in connection with the Luxor financings, all of which will be paid from the proceeds of this offering and the concurrent private offering. See “Use of Proceeds.”

The Luxor Common Stock.  If we raise at least $150.0 million in gross proceeds in this offering Luxor has agreed to purchase, at the same price as the shares sold in this offering, $50.0 million of Class A common stock from us, in a concurrent private offering. If we raise less than $150.0 million in gross proceeds in this offering, Luxor has agreed to purchase a number of shares of our Class A common stock the proceeds from which are equivalent to one-third of the gross proceeds actually received by us from this offering. In either event, we refer to the shares of our Class A common stock to be purchased by Luxor as the Luxor common stock in this prospectus.

The Convertible Preferred Stock.  On April 29, 2014, we issued 14,657,980 shares of convertible preferred stock to affiliates of Luxor in a private placement. The shares of convertible preferred stock issued to Luxor are entitled to a dividend of 7.00% of the liquidation preference and a dividend of 8.00% of the liquidation preference if a monthly dividend is not paid in cash on the dividend payment date. The shares of convertible preferred stock are convertible, at Luxor’s option, into shares of our Class A common stock, at the lower of (i) a 2% discount to VWAP, of our Class A common stock for the ten trading days prior to the date of Luxor’s election to convert; (ii) a 2% discount to the closing price of our Class A common stock on the date of Luxor’s election to convert; and (iii) $20.26, the fixed conversion price. If (1) both the one-day VWAP and the daily closing price of our Class A common stock for the prior 30 consecutive trading days exceeds 2.5 times the fixed conversion price, and (2) at least $10 million of our Class A common stock is traded each day for 30 consecutive days at any time after the first two years from the issuance date of the convertible preferred stock, then we may require that Luxor convert the convertible preferred stock into shares of our Class A common stock at the same price as set forth above. Accrued and unpaid dividends on the convertible preferred stock are also entitled to the same liquidation preference and are convertible into additional shares of our Class A common stock on the same terms as actual shares of convertible preferred stock.

The terms of the convertible preferred stock set forth in the related certificate of designation include negative covenants relating to the issuance of additional preferred securities, amending the provisions of certificate of designation, affiliate transactions and the incurrence of indebtedness.

On April 29, 2014, the members of RCAP Holdings entered into a put agreement with Luxor and its affiliates who purchased the convertible preferred stock. Pursuant to this agreement, at any time during the 90-day period beginning on October 29, 2015, the members of RCAP Holdings have agreed to purchase from Luxor 50% (to be reduced based upon the gross proceeds received by us in any public offering of our Class A common stock, such as this offering) of the convertible preferred stock in cash at Luxor’s request. This put right is secured by a negative pledge on the members of RCAP Holdings’ shares of ARCP and/or units of ARCP’s operating partnership with a value, as of the date of the issuance of the convertible preferred stock, equal to such RCAP Holdings member’s pro rata portion of the cash payment required to be made to Luxor pursuant to its put right.

The Convertible Notes.  On April 29, 2014, we issued $120,000,000 aggregate principal amount of convertible notes to affiliates of Luxor in a private placement.The convertible notes are our senior unsecured obligations, but they are subordinate to the bank facilities and any refinancing thereof. The convertible notes are convertible at the option of the holder, and to the extent permitted by the bank facilities, into shares of our Class A common stock, at a conversion price equal to the lower of (i) $21.18 per share of Class A common stock, and (ii) 115% of the price of the shares of our Class A common stock sold in this offering, subject to adjustment pursuant to customary anti-dilution provisions. The convertible notes mature on November 1, 2021 and bear interest at a rate of 5.00% per annum.

The convertible notes contain customary events of default and negative covenants, including limitations on incurrence of indebtedness, liens, investments, restricted payments (with similar, but less restrictive exceptions as the bank facilities), asset dispositions, acquisitions and transactions with affiliates. The convertible notes are not redeemable by us prior to their maturity date without the consent of Luxor.

Other Agreements with Luxor.  We, and certain of our affiliates, have also made certain other agreements with Luxor, some of which are described in more detail below.

•	Registration rights. We have agreed to file with the SEC a continuously effective resale registration statement for the shares of our Class A common stock issued to Luxor in the concurrent private offering and for the shares of our Class A common stock issuable upon conversion of the convertible preferred stock and the convertible notes issued to Luxor in connection with the Cetera financings on or prior to June 13, 2014.
•	Membership Interest in RCS Capital Management. On April 29, 2014, Luxor purchased 23.5% of the membership interests in RCS Capital Management, or the Luxor percentage interest, for $15.3 million. Luxor’s membership interest in RCS Capital Management will be reduced to 19.81% following completion of this offering.

We have also entered into a put/call agreement with Luxor whereby, subject to certain conditions, (i) we have the right to repurchase the Luxor percentage interest from Luxor in exchange for its fair market value (as determined by us and Luxor pursuant to the agreement) in shares of our Class A common stock (or a cash equivalent); and (ii) Luxor has the right to require us to purchase the Luxor percentage interest in exchange for a number of shares of our Class A common stock (or a cash equivalent) that is equal to 15% multiplied by the then existing Luxor percentage interest multiplied by the then outstanding number of shares of our Class A common stock (assuming the conversion immediately prior thereto of the then outstanding convertible notes and convertible preferred stock). As of the date of this prospectus, 1,682,604 shares of our Class A common stock would be issuable upon exercise of Luxor’s put right.

The put/call agreement also provides that the members of RCS Capital Management (who are also the members of RCAP Holdings, American Realty Capital, RCS Holdings and RCAP Equity, LLC) may elect to purchase all of the Luxor percentage interest offered to us for an amount equal to the value of the Class A common stock required to be delivered by us for cash, shares of our Class A common stock or a combination thereof. If we are prohibited by the bank facilities from purchasing the Luxor percentage interest, the members of RCS Capital Management will be required to purchase the Luxor percentage interest under the same terms.

•	Board rights. Luxor has the right to designate an independent director to our board of directors and appoint a board observer for as long as Luxor owns at least $25.0 million of convertible preferred stock. Pursuant to this right, our board approved the appointment of Mr. Jeffrey Brown as one of our independent directors and a board observer, effective as of February 10, 2014. Additionally, if, after April 29, 2016, we are more than 18 months in arrears on the payment of dividends on the convertible preferred stock and Luxor still owns at least 50% of the outstanding convertible preferred stock, and subject to certain exceptions, Luxor will be entitled to appoint an additional director to our board of directors, which director’s term will end upon us becoming current on the payment of dividends. In addition, if, at any time Luxor owns at least 50% of the outstanding convertible preferred stock and there is a Bankruptcy Event (as defined in the certificate of designation) or an acceleration of the obligations under the bank facilities, Luxor will be entitled to appoint one additional director to our board of directors, which director’s term will end when we cure such acceleration or Bankruptcy Event.
•	Restrictive covenants. RCAP Holdings, RCS Capital Management and the members of RCAP Holdings (who are also members of RCS Capital Management, American Realty Capital RCAP Equity, LLC and RCS Holdings) entered into a restrictive covenants agreement pursuant to which the members of RCAP Holdings agreed, subject to certain exceptions, not to compete with or solicit employees from us for a period of two years from the date of Luxor’s commitment to provide the Luxor financings, or until January 16, 2016, subject to certain termination events.
•	Corporate reorganization. RCAP Holdings and the members of RCAP Holdings agreed with Luxor to use their reasonable best efforts to cause us to undertake a corporate reorganization whereby RCAP Holdings will: (i) contribute its equity interest in First Allied to us, which we expect will occur through the completion of the First Allied acquisition; (ii) exchange substantially all of its membership interests in all our subsidiaries for our Class A common stock; and (iii) agree to the cancellation of all of our Class B common stock owned by it, except that it will be permitted to retain a nominal amount of our Class B common stock. All of these agreements were contemplated and approved by our board of directors on January 12, 2014 and were, except for the First Allied acquisition (which was subsequently approved by our board of directors), implemented as part of the exchange transactions.

RCAP Holdings and the members of RCAP Holdings also agreed with Luxor to use their reasonable best efforts to cause us to amend the rights of our Class B common stock to modify the anti-dilution provisions of our Class B common stock subject to the approval of our board of directors, or pursuant to a vote of our stockholders, so that, beginning 24 months after the consummation of the corporate reorganization, or February 11, 2016, and subject to obtaining the affirmative vote of all outstanding common stock (other than any outstanding Class B common), we may redeem RCAP Holdings’ (or the members of RCAP Holdings’) beneficial ownership of any outstanding Class B common stock owned by RCAP Holdings for cash in the following amounts: (i) $50.0 million, if at the time of election the closing price of our Class A common stock is equal to or less than $30 per share; or (ii) $50.0 million plus a prorated incremental amount, if at the time of election the closing price of our Class A common stock is greater than $30 per share. See “Our Structure and the Exchange Transactions” for further details. We are prohibited from effecting this redemption by the restricted payments covenant contained in the bank facilities as currently in effect. See “— The Bank Facilities” for further details.

The RCAP Holdings Member Commitment

Concurrently with the execution of the Cetera merger agreement on January 16, 2014, we entered into a commitment letter, or the RCAP Holdings member commitment, with the members of RCAP Holdings. The RCAP Holdings member commitment provided for the members of RCAP Holdings to purchase, in a private offering, and at the same price as the shares sold in any well-marketed, underwritten public offering, such as this offering, $10.0 million of our Class A common stock from us. The RCAP Holdings member commitment was not required to complete the Cetera financings at the closing of the Cetera acquisitions.

The obligation of members of RCAP Holdings to purchase these shares was conditioned on: (i) our completion of a well-marketed, underwritten public offering, such as this offering; and (ii) the purchase of the Luxor common stock by Luxor.

The RCAP Holdings member commitment also provided for an additional equity commitment related to the Luxor common stock. The members of RCAP Holdings agreed that that if prior to the closing of the Cetera acquisition, (i) we did not complete a well-marketed, underwritten public offering, or (ii) if Luxor purchased less than $50.0 million of Luxor common stock, the members of RCAP Holdings would purchase additional shares of our Class A common stock such that the combined net proceeds to us from the Luxor common stock and the additional equity commitment would be at least $50.0 million.

The proceeds from these financings would have been used by us to pay a portion of the consideration to be paid in the Cetera acquisition, but they were not required to complete the Cetera acquisition because we were able to obtain sufficient financing from other sources. In addition, Luxor’s commitment to provide the Luxor financings was amended on April 29, 2014 to remove the condition to Luxor’s commitment to purchase the Luxor common stock that RCAP Holdings was required to concurrently purchase, in a private offering, and at the same price as the shares sold in any well-marketed, underwritten public offering, $10.0 million of our Class A common stock.

The First Allied Acquisition

On September 25, 2013, RCAP Holdings became the owner of all the issued and outstanding shares of common stock of First Allied, or the First Allied shares, following the closing under a merger agreement dated as of June 5, 2013, with First Allied and other parties thereto, or the original First Allied merger agreement. Under the original First Allied merger agreement, the effective cost of the acquisition of First Allied by RCAP Holdings was $177.0 million, consisting of $145.0 million in merger consideration.

A portion of the merger consideration was paid by the issuance of exchangeable notes by RCAP Holdings, which we refer to as the First Allied notes, in the initial aggregate principal amount of $26.0 million paid to the former owners of First Allied and $32.0 million in First Allied indebtedness outstanding immediately following consummation of the merger. Interest on the First Allied notes, which mature on September 25, 2016, accrues at the annual rate of 5%. The interest rate on the First Allied notes does not include the additional value of the conversion option to the sellers. Interest expense in respect of the First Allied notes was $0.9 million for the period from September 25, 2013 through June 4, 2014. Holders of the First Allied notes have the option, at certain specified times, to exchange their First Allied notes for shares of our Class A common stock at an exchange price of $23 per share. RCAP Holdings has the right to deliver cash in an amount equal to the then existing value of such shares of our Class A common stock in lieu of such shares. RCAP Holdings is responsible for any cash or Class A common stock issuable on exchange of the First Allied notes, and RCAP Holdings has agreed to reimburse us for any amounts released from the escrow described below to pay cash on exchange of the First Allied notes pursuant to a separate agreement. See “— The First Allied Reimbursement Agreement.”

To finance part of the cash merger consideration paid pursuant to the original First Allied merger agreement, $40.0 million was borrowed by RCAP Holdings from Bank of America, which we refer to as the Original FA Acquisition Indebtedness, which was secured by a pledge of substantially all the assets and equity interests owned by RCAP Holdings (including shares of our Class A common stock and Class B common stock held by RCAP Holdings), American Realty Capital and certain subsidiaries of American Realty Capital. The Original FA Acquisition Indebtedness was scheduled to mature on September 25, 2015, and the effective interest rate from September 25, 2013 through April 28, 2014, when the Original FA Acquisition Indebtedness was refinanced, was 4.54% per annum, resulting in a total interest expense of $1.1 million for such period. On April 28, 2014, in connection with our and RCAP Holdings’ entry into the bank facilities and the completion of the Cetera acquisition, the Original FA Acquisition Indebtedness was refinanced to remove RCAP Holdings as an obligor and to add American Realty Capital, which had been a guarantor under the Original FA Acquisition Indebtedness, as the borrower. The refinanced indebtedness is otherwise on substantially similar terms as the Original FA Acquisition Indebtedness, including the same principal amount and the same maturity. The initial interest rate on the refinanced indebtedness is 6.5% per annum. As a condition of this refinancing, RCAP Holdings transferred 11,200,000 shares of our Class A Common Stock held by RCAP

Holdings to RCAP Equity, LLC, which shares then were pledged by RCAP Equity, LLC to secure American Realty Capital’s obligation under the refinanced indebtedness. RCAP Equity, LLC, a newly formed entity controlled by Messrs. Schorsch and Kahane, was formed expressly to be a guarantor under the refinanced indebtedness. The remaining shares of our Class A common stock and Class B common stock held by RCAP Holdings have been pledged by RCAP Holdings to secure the bank facilities. See “— The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital,” “— The Cetera Financings — The Bank Facilities” and “Principal and Selling Stockholders” for more information.

On April 3, 2014, we entered into the First Allied contribution agreement with RCAP Holdings, pursuant to which RCAP Holdings will contribute all its equity interests in First Allied to us. As consideration for the contribution, 11,264,929 shares of our Class A common stock are issuable to RCAP Holdings. The number of shares to be issued as consideration was determined based on a value of $207.5 million for the equity of First Allied and the VWAP of our Class A common stock on January 15, 2014, the day prior to the announcement of the Cetera merger agreement. In addition, immediately following consummation of the contribution, $33.4 million of First Allied indebtedness (which we expect will be repaid with the proceeds from this offering and the concurrent private offering, provided the First Allied acquisition has occurred) is expected to be outstanding. The First Allied indebtedness is on the same terms now as it was immediately following the closing of the acquisition of First Allied by RCAP Holdings under the original First Allied merger agreement. The value of the shares of Class A common stock to be issued by us as consideration in the First Allied acquisition is $228.1 million, based on the public offering price per share. Accordingly, the effective cost to us for the First Allied acquisition will be $261.5 million (including $33.4 million of First Allied indebtedness and assuming a closing price for our Class A common stock of the public offering price per share on the date of consummation of the contribution), which is $84.5 million more than the effective cost to RCAP Holdings for First Allied in September 2013 under the terms of the original First Allied merger agreement.

Under the terms of the bank facilities we entered into in connection with the closing of the Cetera financings on April 29, 2014, it is an event of default if the outstanding First Allied indebtedness is not repaid by July 28, 2014. Following repayment of the outstanding First Allied indebtedness our obligations under the bank facilities also will be guaranteed, subject to certain, by First Allied and each of First Allied’s direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers.

Pursuant to the First Allied contribution agreement with RCAP Holdings, we also will be assigned substantially all rights and assume substantially all obligations of RCAP Holdings under the original First Allied merger agreement. Any outstanding First Allied notes, as well as any remaining acquisition debt incurred by RCAP Holdings to finance a portion of the merger consideration, in connection with the original First Allied merger agreement, will remain the obligations of RCAP Holdings. It is also an event of default under the bank facilities if an amount sufficient to repay the First Allied notes is not deposited in the special escrow upon the earlier of the closing to occur of this offering and August 27, 2014. Amounts on deposit in the special escrow would be released to repay the First Allied notes or once the First Allied notes have otherwise been satisfied.

The value of $207.5 million for the equity of First Allied established by our board of directors in January 2014 was determined as the effective cost to RCAP Holdings for First Allied of $177.0 million (consisting of $145.0 million in merger consideration (including the First Allied notes) paid by RCAP Holdings to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger), minus indebtedness (net of cash) of First Allied of $7.0 million plus a carrying cost of $37.5 million. The carrying cost used to compensate RCAP Holdings for the use of its capital was determined based on an estimate of what we believe a third-party investor would have earned for a similar investment, or a range between 18% to 25% of the original cost of the investment. We used a midpoint of this range, or 21.5%, to determine the carrying cost. The rate used to determine the carrying cost was 21.2%, which was based on the period from June 5, 2013 (the date the original First Allied merger agreement was executed and RCAP Holdings committed to make the investment) through May 31, 2014 (the expected closing date of the First Allied acquisition). The annualized rate from September 25, 2013 (the date the investment was actually made) until May 31, 2014 was 34.4%. The effective weighted blended interest rate on the First Allied notes and the Original FA Acquisition Indebtedness from September 25, 2013 through May 31, 2014 was 3.55% per annum, resulting in a total interest expense of $1.1 million for such period, not including the value of the conversion option on the First Allied notes.

The board of directors, when it established the purchase price for the First Allied acquisition in January 2014, applied the carrying cost to the effective cost of RCAP Holdings’ acquisition of First Allied, which was $177.0 million (consisting of $145.0 million in merger consideration paid to the former owners of First Allied and $32.0 million of bank indebtedness outstanding immediately following the merger). First Allied had approximately $25.0 million of cash at the time of the determination of the purchase price for the First Allied acquisition by the board of directors. The cash of First Allied could increase or decrease prior to the date of closing of the First Allied acquisition, which would have the effect of decreasing or increasing the effective cost of the acquisition to us. RCAP Holdings and First Allied have agreed that First Allied will not make any dividends or other distributions prior to the closing of the First Allied acquisition.

Pursuant to the First Allied contribution agreement, we and RCAP Holdings have made certain customary representations and warranties to each other and agreed to customary covenants, in part to allocate contractual risk between the parties and not as a means of establishing facts. The representations and warranties contained in the First Allied contribution agreement will generally survive the closing of the First Allied acquisition for a period of 12 months post-closing. Subject to certain limitations, including, among other things, a cap of $15.5 million and a deductible of $1.0 million that applies to breaches of most of RCAP Holdings’ representations and warranties before we would be entitled to recover any losses, the sellers have agreed to indemnify us for breaches of their representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations including a cap of $15.5 million and a deductible of $1.0 million, we have agreed to indemnify RCAP Holdings for breaches of our representations, warranties, covenants and agreements.

The completion of the First Allied acquisition is subject to various conditions, including, among other things, the receipt of certain requisite consents from third parties, approval by a majority of the combined voting power of stockholders of the issuance of shares of Class A common stock to RCAP Holdings and approval by FINRA of the proposed change of control of First Allied’s broker-dealer subsidiaries, to the extent required.

The First Allied contribution agreement includes certain termination rights for both parties, including that either party may terminate the agreement if certain conditions have not been satisfied or waived on or prior to December 31, 2014.

The First Allied Reimbursement Agreement

In connection with the bank facilities, we entered into a reimbursement agreement with RCAP Holdings, or the First Allied reimbursement agreement, dated as of April 28, 2014.

The bank facilities provide for an event of default if (i) an amount sufficient to repay the First Allied notes is not deposited in the special escrow upon the earlier of this offering and August 27, 2014, or (ii) First Allied does not repay the outstanding First Allied indebtedness by July 28, 2014.

The amount deposited in the special escrow by us may be released by RCAP Holdings to repay its obligations under such First Allied notes.

Pursuant to the terms and subject to the conditions set forth in the First Allied reimbursement agreement, RCAP Holdings will reimburse us for any amounts released by RCAP Holdings from the special escrow in connection with repaying RCAP Holdings’ obligations under the First Allied notes. The First Allied reimbursement agreement also provides that if RCAP Holdings fails to reimburse us within five business days, interest shall accrue at LIBOR plus the Applicable Margin for Term Loans (each, as defined in the bank facilities) until the reimbursed amounts are repaid in full.

In addition, if the First Allied contribution is not consummated prior to July 28, 2014, RCAP Holdings will prepay in full the amount of the First Allied indebtedness.

Indemnification Agreements with Executive Officers and Directors

We are party to separate indemnification agreements with each of our executive officers and directors, which require us to indemnify them against liabilities to the fullest extent permitted by Delaware law.

Affiliated Transactions Best Practices Policy

In March 2011, Realty Capital Securities adopted the Policy, which has subsequently been adopted by direct investment programs which have their securities sold on its platform. The Policy requires that, except under limited circumstances, (i) each such direct investment program restrict itself from entering into co-investments or other business transactions with another investment program sponsored by American Realty Capital; and (ii) sponsors of direct investment programs refrain from entering into co-investments or other business transactions with their sponsored issuers. The Policy was adopted to promote the independence of each issuer of direct investment programs and to provide clarity as to what type of co-investments are permissible for direct investment programs that are distributed by Realty Capital Securities.

The Policy provides that a direct investment program may not enter into any co-investments or any other business transaction with, or make loans or provide other funding to, directly or indirectly, any investment program or other entity sponsored by American Realty Capital or otherwise controlled or sponsored, or in which ownership (other than certain minority interests) is held, directly or indirectly, by Messrs. Schorsch or Kahane, that is a non-traded REIT or private investment vehicle in which ownership interests are offered through securities broker-dealers in a public or private offering. However, a direct investment program distributed by Realty Capital Securities may enter into a joint investment with a Delaware statutory trust, or a DST, or a group of unaffiliated tenant in common owners, or TICs, in connection with a private retail securities offering by a DST or to TICs, provided that such investments are in the form of pari passu equity investments, are fully and promptly disclosed to its stockholders and are fully documented among the parties with all the rights, duties and obligations assumed by the parties as are normally attendant to such an equity investment. The direct investment program must also retain a controlling interest in the underlying investment and the transaction must be approved by the independent directors of the program’s board of directors after due and documented deliberation, including deliberation of any conflicts of interest. The board of directors must determine that the co-investment is fair, both financially and otherwise. In the case of such co-investment, the direct investment program’s advisor will be permitted to charge fees at no more than the rate corresponding to the program’s percentage co-investment and in line with the fees ordinarily attendant to such transaction. At any one time, the program’s investment in such co-investments shall not exceed 10% of the value of its portfolio. The Policy was designed to abide by principles that ensure that the program operates its business independently of other American Realty Capital programs or their sponsor, as applicable, and on terms that are commercially reasonable and generally available to programs of their type. Realty Capital Securities believes that the Policy provides clear guidance to issuers of direct investment programs as to which transactions are prohibited because of their affiliated nature and which transactions are permissible.

Other Related Party Transactions

Nicholas S. Schorsch, Jr. is the son of Nicholas S. Schorsch, the executive chairman of our Board of Directors. During 2013, Nicholas S. Schorsch, Jr. was employed as a Senior Product Manager at Realty Capital Securities and received a base salary of $229,167, $181,844 in commissions and an award of 15,000 restricted shares of our Class A common stock having a value of $406,611, based on the ten-day VWAP of our Class A common stock as of March 14, 2014 (the date of the award agreement) of $27.1074.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock for:

•	each person who is known by us to beneficially own more than 5% of any class of our outstanding shares;
•	each of our named executive officers;
•	each of our directors;
•	all our executive officers and directors as a group; and
•	the selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Any securities not outstanding which are subject to such rights to acquire are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

References in the table below to the “Offerings” mean this offering and the concurrent private offering.

Under a stock purchase agreement dated as of April 29, 2014, among our company, Luxor Capital Partners, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Spectrum Offshore Master Fund, LP, Luxor Wavefront, LP and OC 19 Master Fund, L.P.-LCG, which we refer to collectively as the Luxor affiliates, the Luxor affiliates purchased $270.0 million (aggregate liquidation preference) of convertible preferred stock and $120.0 million (face amount) convertible notes and agreed to purchase up to $50.0 million in shares of our Class A common stock in the concurrent private offering. The stock purchase agreement further provides that in no event will the Luxor affiliates be allowed to accept an aggregate number of shares of our Class A common stock purchased in the concurrent private offering and upon conversion of the convertible preferred stock and convertible notes that collectively exceeds 9.9% of the number of shares of our Class A common stock outstanding on April 28, 2014 (as appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like). There is a similar provision in the put/call agreement in connection with Luxor’s put right with respect to its membership interests in RCS Capital Management, which may be exercised in the form of shares of our Class A common stock. Notwithstanding the percentage in the table, due to these provisions, Luxor and its affiliates do not beneficially own more than 9.9% of our Class A common stock. As of April 28, 2014, there were 28,317,237 shares of our Class A common stock outstanding, and the Luxor affiliates did not own any Class A common stock or any other securities issued by us. We and the Luxor affiliates have also agreed that this provision can be waived by the Luxor affiliates on 65 days’ notice to us.

Beneficial Owner(1)	No. of Shares of Class A Common Stock Beneficially Owned Before Offerings		% of Class A Common Stock Before Offerings	No. of Shares of Class A Common Stock Beneficially Owned After Offerings		% of Class A Common Stock After Offerings	No. of Shares of Class B Common Stock Beneficially Owned Before and After Offerings		% of Combined Voting Power Before Offerings	% of Combined Voting Power After Offerings	Pro Forma No. of Shares of Class A Common Stock Beneficially Owned		Pro Forma % of Class A Common Stock(11)	Pro Forma % of Combined Voting Power(11)
Nicholas S. Schorsch	24,071,499	(7)	83.75%	19,071,499	(12)	37.98%	1	(8)	91.88%	68.99%	30,336,428	(13)	47.60%	73.80%
William M. Kahane	24,051,499	(8)	83.68%	19,051,499	(12)	37.94%	1	(8)	91.84%	68.97%	30,316,428	(13)	47.57%	73.79%
RCAP Holdings, LLC	12,851,499		44.71%	7,851,499	(12)	15.64%	1		72.36%	57.82%	19,116,428	(13)	30.00%	65.00%
RCAP Equity, LLC	11,200,000		38.97%	11,200,000		22.31%	—		19.48%	11.15%	11,200,000		17.57%	8.79%
Luxor Capital Partners, LP(2)	7,766,172		21.36%	8,819,573		15.21%	—		10.68%	7.61%	8,676,294		12.16%	6.08%

Beneficial Owner(1)	No. of Shares of Class A Common Stock Beneficially Owned Before Offerings		% of Class A Common Stock Before Offerings	No. of Shares of Class A Common Stock Beneficially Owned After Offerings	% of Class A Common Stock After Offerings	No. of Shares of Class B Common Stock Beneficially Owned Before and After Offerings		% of Combined Voting Power Before Offerings	% of Combined Voting Power After Offerings	Pro Forma No. of Shares of Class A Common Stock Beneficially Owned	Pro Forma % of Class A Common Stock(11)	Pro Forma % of Combined Voting Power(11)
Luxor Capital Partners Offshore Master Fund, LP(3)	8,951,869		23.86%	10,093,731	17.11%	—		11.93%	8.55%	10,093,731	13.92%	6.96%
Luxor Capital Group, LP(4)	21,040,295		42.59%	23,898,115	33.54%	—		21.30%	16.77%	24,299,854	28.53%	14.26%
Luxor Wavefront, LP(5)	1,884,723		6.16%	2,125,227	4.08%	—		3.08%	2.04%	2,125,227	3.24%	1.62%
LCG Holdings, LLC(6)	20,260,018		41.66%	23,011,677	32.65%	—		20.83%	16.33%	23,398,502	27.73%	13.86%
Edward M. Weil, Jr.	1,000		*	1,000	*	—		*	*	1,000	*	*
Peter M. Budko	—		—	—	—	—		*	—	—	—%	—%
Brian S. Block	—		—	—	—	—		*	—	—	—%	—%
Brian D. Jones	112,671	(9)	*	112,671	*	—		*	*	112,671	*	*
Brian L. Nygaard	—		—	—	—	—		—%	—	—	—%	—%
Mark Auerbach	11,833		*	11,833	*	—		*	*	11,833	*	*
Jeffrey J. Brown	6,473		*	6,473	*	—		*	*	6,473	*	*
C. Thomas McMillen	11,429		*	11,429	*	—		*	*	11,429	*	*
Howell D. Wood	11,429		*	11,429	*	—		*	*	11,429	*	*
Directors and executive officers as a group (12 persons)	24,226,334	(10)	84.29%	19,226,334	38.29%	1	(8)	92.15%	69.15%	30,491,263	47.84%	73.92%

*	Less than 1%
(1)	Except as otherwise indicated, the business address of each individual or entity listed in the table is c/o RCS Capital Corporation, 405 Park Avenue, 15th Floor, New York, NY 10022.
(2)	The business address of Luxor Capital Partners, LP is c/o Luxor Capital Group, LP, 1114 Avenue of the Americas, 29th Floor, New York NY 10036. Luxor Capital Partners, LP directly owns 150,811 shares of our Class A common stock. Also consists of 5,402,931 shares of convertible preferred stock, which are convertible into 4,912,240 shares of our Class A common stock, $44,232,000 aggregate principal amount of convertible notes, which are convertible into 2,088,385 shares of our Class A common stock and 614,735 shares of our Class A common stock issuable upon exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management. Luxor Capital Group LP will purchase 910,123 shares of our Class A common stock in the concurrent private offering. All of these securities are, or will be, held indirectly by Luxor Capital Group LP., or Luxor Capital. Luxor Capital, as the investment manager of Luxor Capital Partners, LP has voting and investment discretion over securities held by Luxor Capital Partners, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Capital Partners, LP. Information regarding shares of Class A common stock beneficially owned based on Schedule 13D/A filed with the SEC on June 2, 2014. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(3)	The business address of Luxor Capital Partners Offshore Master Fund, LP, is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Luxor Capital Partners Offshore Master Fund, LP directly owns 168,744 shares of our Class A common stock. Also consists of 6,778,644 shares of convertible preferred stock, which are convertible into 6,163,012 shares of our Class A common stock, and $55,494,000 aggregate principal amount of convertible notes, which are convertible into 2,620,113 shares of our Class A common stock. Luxor Capital Partners Offshore Master Fund, LP will purchase 1,141,862 shares of our Class A common stock in the concurrent private offering. All of these securities are, or will be, held directly by Luxor Capital Partners Offshore Master Fund, LP. Luxor Capital as the investment manager of Luxor Capital Partners Offshore Master Fund, LP has voting and investment discretion over securities held by Luxor Capital Partners Offshore Master Fund, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Capital Partners Offshore Master

Fund, LP. Luxor Capital Partners Offshore, Ltd., as the owner of a controlling interest in the Luxor Capital Partners Offshore Master Fund, LP, may be deemed to beneficially own the 8,951,869 shares of our Class A common stock beneficially owned by Luxor Capital Partners Offshore Master Fund, LP. Information regarding shares of Class A common stock beneficially owned based on Schedule 13D/A filed with the SEC on June 2, 2014. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(4)	The business address of Luxor Capital Group, LP is 1114 Avenue of The Americas, 29th Floor, New York, NY 10036. Luxor Capital Group, or Luxor Capital, is the investment manager of Luxor Capital Partners, LP, Luxor Wavefront, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners Offshore, Ltd., Luxor Spectrum Offshore Master Fund, LP, Luxor Spectrum Offshore, Ltd., which we refer to collectively as the Luxor Funds, and a separately managed account. Accordingly, Luxor Capital may be deemed to beneficially own the shares of Class A common stock beneficially owned by the Luxor Funds and the shares of Class A common stock beneficially owned by the separately managed account, including (i) 372,187 and 13,333 shares of our Class A Common Stock held directly by the Luxor Funds and the separately managed account, respectively, (ii) 5,455,382 and 494,756 shares of our Class A common stock issuable to the Luxor Funds and the separately managed account, respectively, on conversion of the convertible preferred stock, (iii) 2,088,385 and 210,340 shares of our Class A common stock which are issuable to the Luxor Funds and the separately managed account, respectively, on conversion of the convertible notes. Luxor Capital has the authority to act on behalf of all affiliates of Luxor with respect to the put/call agreement. Accordingly, Luxor Capital may be deemed to beneficially own the 1,667,667 shares of our Class A common stock issuable upon exercise of the put right under the put/call agreement. In addition, Luxor Capital may be deemed to beneficially own 2,469,136 shares of our Class A common stock to be purchased in the concurrent private offering. All of these securities may also be deemed to be owned by Luxor Management, LLC, as the general partner of Luxor Capital and Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital. Information regarding shares of Class A common stock beneficially owned based on Schedule 13D/A filed with the SEC on June 2, 2014. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(5)	The business address of Luxor Wavefront, LP, is c/o Luxor Capital Group, LP, 1114 Avenue of the Americas, 29th Floor, New York NY 10036. Luxor Wavefront, LP directly owns 40,178 shares of our Class A common stock. Also consists of 1,427,748 shares of convertible preferred stock, which are convertible into 1,298,081 shares of our Class A common stock, and $11,688,000 aggregate principal amount of convertible notes, which are convertible into 551,841 shares of our Class A common stock. Luxor Wavefront, LP will purchase 240,504 shares of our Class A common stock in the concurrent private offering. All of these securities are, or will be, held directly by Luxor Wavefront, LP. Luxor Capital as the investment manager of Luxor Wavefront, LP has voting and investment discretion over securities held by Luxor Wavefront, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Wavefront, LP. controlling this fund. Information regarding shares of Class A common stock beneficially owned based on Schedule 13D/A filed with the SEC on June 2, 2014. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(6)	The business address of LCG Holdings, LLC is 1114 Avenue of The Americas, 29th Floor, New York, NY 10036. LCG Holdings is the general partner of the Luxor Capital Partners, LP, Luxor Wavefront, LP, Luxor Capital Partners Offshore Master Fund, LP, and Luxor Spectrum Offshore Master Fund, LP. Accordingly, LCG Holdings, LLC may be deemed to have beneficially owned the 20,260,018 shares of our Class A common stock beneficially owned in the aggregate by the these entities, including 372,187 shares of our Class A common stock held directly, 12,831,996 shares of our Class A common stock issuable upon the conversion of convertible preferred stock, 5,455,382 shares of our Class A common stock issuable upon the conversion of the convertible notes and 1,605,822 shares of our Class A common stock issuable upon exercise of upon exercise of the put right under the put/call agreement. In addition, LCG Holdings, LLC may be deemed to beneficially own 2,377,469 shares of our Class A common stock to be purchased in the concurrent private offering. Information regarding shares of Class A common stock beneficially owned based on Schedule 13D/A filed with the SEC on June 2, 2014. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(7)	20,000 shares are held directly by Nicholas S. Schorsch. 12,851,499 shares are held by RCAP Holdings,

LLC, which holds the sole outstanding share of Class B common stock, and 11,200,000 shares are held by RCAP Equity, LLC. On April 29, 2014, RCAP Holdings, LLC pledged substantially all of its assets, including 12,851,499 shares of Class A common stock and the sole outstanding share of our Class B common stock, to secure the bank facilities. See “The Recent And Pending Acquisitions — The Cetera Financings — The Bank Facilities.” An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of Class B common stock could give rise to a change in control of our company. The shares of Class A common stock held by RCAP Equity, LLC are pledged pursuant to a separate arrangement, but operation of that pledge would not give rise to a change in control of our company. See “Relationships and Related Parties — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital. The reporting person directly or indirectly controls RCAP Holdings, LLC and RCAP Equity, LLC and may be deemed to beneficially own the shares held by RCAP Holdings, LLC and RCAP Equity, LLC. The reporting person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.
(8)	12,851,499 shares are held by RCAP Holdings, LLC, which holds the sole outstanding share of Class B common stock, and 11,200,000 shares are held by RCAP Equity, LLC. On April 29, 2014, RCAP Holdings, LLC pledged substantially all of its assets, including 12,851,499 shares of Class A common stock and the sole outstanding share of our Class B common stock, to secure the bank facilities. See “The Recent And Pending Acquisitions — The Cetera Financings — The Bank Facilities.” An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of Class B common stock could give rise to a change in control of our company. The shares of Class A common stock held by RCAP Equity, LLC are pledged pursuant to a separate arrangement, but operation of that pledge would not give rise to a change in control of our company. See “Relationships and Related Parties — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital.” The reporting person directly or indirectly controls RCAP Holdings, LLC and RCAP Equity, LLC and may be deemed to beneficially own the shares held by RCAP Holdings, LLC and RCAP Equity, LLC. The reporting person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.
(9)	Includes 110,671 restricted shares awarded under our equity plan.
(10)	20,000 shares are held directly by Nicholas S. Schorsch, 1,000 shares are held directly by Edward M. Weil, Jr. and 112,671 shares (including 110,671 restricted shares awarded under our equity plan) are held directly by Brian D. Jones. Of the remaining 24,051,499 shares, 12,851,499 shares are held by RCAP Holdings, LLC and 11,200,000 shares are held by RCAP Equity, LLC. On April 29, 2014, RCAP Holdings, LLC pledged substantially all of its assets, including 12,851,499 shares of Class A common stock and the sole outstanding share of our Class B common stock, to secure the bank facilities. See “The Recent And Pending Acquisitions — The Cetera Financings — The Bank Facilities.” An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of Class B common stock could give rise to a change in control of our company. The shares of Class A common stock held by RCAP Equity, LLC are pledged pursuant to a separate arrangement, but operation of that pledge would not give rise to a change in control of our company. See “Relationships and Related Parties — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital. Each of Messrs. Schorsch, and Kahane may be deemed to beneficially own the shares held by RCAP Holdings, LLC and RCAP Equity, LLC and each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(11)	The number of shares of our Class A common stock outstanding on a pro forma basis includes the shares issuable in this offering and the concurrent private offering and the shares issuable as consideration in the First Allied acquisition, the ICH acquisition, the J.P. Turner acquisition, the Summit acquisition and the StratCap acquisition. This number of shares was calculated based on the same estimates and assumptions set forth in “Capitalization.”
(12)	RCAP Holdings is the selling stockholder and will sell 5,000,000 shares of Class A common stock in this offering.
(13)	Includes shares of our Class A common stock to be acquired by RCAP Holdings, LLC as consideration in the First Allied acquisition. Each of Messrs. Schorsch and Kahane directly or indirectly controls RCAP Holdings, LLC and may be deemed to beneficially own the shares held by RCAP Holdings, LLC. Each of Messrs. Schorsch and Kahane disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our second amended and restated by-laws, which are incorporated by reference into the registration statement of which this prospectus forms a part, and by applicable law. Under our amended and restated certificate of incorporation, the purpose of our company is to engage in any lawful act for which corporations may be organized under the Delaware General Corporation Law, or DGCL.

Our authorized capital stock consists of 100 million shares of Class A common stock, par value $0.001 per share, 100 million shares of Class B common stock, par value $0.001 per share, and 100 million shares of preferred stock, par value $0.001 per share. The issuance of Class A common stock in connection with this offering was authorized by resolutions of our board of directors.

Common Stock

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive, pro rata, our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Class B Common Stock

RCAP Holdings holds one share of our Class B common stock, which is the only share outstanding. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company.

The holder of our Class B common stock has no right to receive dividends (other than dividends consisting of shares of our Class B common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all our assets.

Voting

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, amendments affecting rights of Class B shares must be approved by majority of Class B voting as a separate class, and any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock must be approved upon the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class.

No shares of any class of common stock will be subject to redemption (except our Class B common stock may be redeemable from RCAP Holdings by us under certain circumstance described under “The

Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor — Corporate reorganization.”) or will have preemptive rights to purchase additional shares of any class of common stock. All the outstanding shares of common stock are legally issued, fully paid and nonassessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock are available for issuance without further action by you. Our board of directors may determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;
•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.

On April 29, 2014, we issued convertible preferred stock to Luxor, the terms of which are described in more detail in “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — The Convertible Preferred Stock.”

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which will apply so long as the Class A common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Amendments to our Governing Documents

Generally, the amendment of our amended and restated certificate of incorporation requires approval by our board of directors and a majority vote of stockholders, voting together as a single class. Any amendment to our by-laws requires the approval of either a majority of our board of directors or, at a stockholders’ meeting, the holders of not less than a majority of the outstanding shares of stock entitled to vote thereat. Accordingly, the holder of our Class B common stock generally will be able to approve any such amendment to our amended and restated articles of incorporation or our by-laws.

Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries

As a holding company, we depend upon distributions from our operating subsidiaries to fund all distributions. For a description of the material terms of the Amended and Restated Limited Liability Company Agreement of each of our operating subsidiaries, see “Relationships and Related Party Transactions —  Amended and Restated Limited Liability Company Agreements of Realty Capital Securities, RCS Advisory and ANST.”

Listing

Our Class A common stock is listed on NYSE under the symbol “RCAP.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Class A common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering and the concurrent private offering, we will have 50,210,122 shares (or 53,810,122 shares if the underwriters exercise in full their option to purchase additional shares) of Class A common stock outstanding. In addition, under our equity plan, we may grant equity incentive awards to RCS Capital Management, our executive officers and our directors and, under our stock purchase program, select employees, financial advisors and executive officers of our company and its affiliates and of subsidiaries that will be part of our independent retail advice platform will have the opportunity to elect to purchase shares of Class A common stock and will automatically be granted one warrant to purchase one share of Class A common stock for each three shares purchased. Issuances of awards under our equity plan or sales of shares under our stock purchase program may result in dilution of the economic interests of our public stockholders. See “Management — Equity Plan” and “Management — 2014 Stock Purchase Program.” We may also issue shares of our Class A common stock to pay consideration in connection with certain pending acquisitions which also may result in dilution of the economic interests of our public stockholders. See “The Recent and Pending Acquisitions.” Of the 50,210,122 shares of Class A common stock outstanding following this offering and the concurrent private offering, 28,514,651 shares of Class A common stock (or 32,110,122 shares of Class A common stock if the underwriters exercise their option to purchase additional shares) sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of Class A common stock held by our “affiliates,” as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below. In addition, the 1,520,988 shares of Class A common stock estimated (based on the same assumptions set forth in “Capitalization”) to be issuable to pay consideration at the completion of the ICH acquisition and the Summit acquisition (see “The Recent and Pending Acquisitions — The ICH Acquisition” and “The Recent and Pending Acquisitions — The Summit Acquisition”) will similarly be freely tradable without restriction or further registration under the Securities Act, except for any shares of Class A common stock held by our “affiliates.” The 23,999,999 shares of Class A common stock that were issued pursuant to the exchange transactions, the one share of Class A common stock that is reserved for issuance upon exchange or conversion of Operating Subsidiaries Units, the 409,012 shares of Class A common stock that are reserved for issuance under our equity plan as of the date of this prospectus, the 4,000,000 shares available under our stock purchase program, the shares reserved for issuance upon conversion of LTIP Units and the 11,998,756 shares of Class A common stock estimated (based on the same assumptions set forth in “Capitalization”) to be issuable to pay consideration at the completion of the J.P. Turner acquisition, the StratCap acquisition and the First Allied acquisition (see “The Recent and Pending Acquisitions — The J.P. Turner Acquisition,” “The Recent and Pending Acquisitions — The StratCap Acquisition” and “The Recent and Pending Acquisitions — The First Allied Acquisition”) are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual 180-day lock-up period for our executive officers and directors and principal stockholders (including the selling stockholder) (or the 90-day lock-up period with respect to us and the shares of our Class A common stock issuable upon conversion of the convertible notes and the convertible preferred stock issued to Luxor) described in “Underwriting (Conflicts of Interest)” and the provisions of Rules 144 and 701, shares of our Class A common stock will be available for sale in the public market as follows:

Number of Shares	Date
28,514,651(1)	On the date of this prospectus.
21,695,471(1)	After 180 days from the date of this prospectus (subject, in some cases, to volume limitations).
1,520,988	Following the closing of the Summit acquisition and the ICH acquisition.

Number of Shares	Date
11,998,756	After six months from the closing of the J.P. Turner acquisition, the First Allied acquisition and the StratCap acquisition, with respect to shares of Class A common stock issuable in those pending acquisitions in which Class A common stock is issued (subject to compliance with Rule 144 under the Securities Act).
18,992,474	After 90 days from the date of this prospectus, with the respect to the shares of Class A common stock issuable upon conversion of Luxor securities by Luxor (subject to effectiveness under the Securities Act of a resale registration statement).
2,458,094	After six months from the date of issuance with respect to the shares of Class A common stock issuable upon our exercise of our call right or Luxor’s exercise of its put right with respect to their membership interest in RCS Capital Management (subject to compliance with Rule 144 under the Securities Act).

(1)	Does not include shares of our Class A common stock to be issued in connection with the pending acquisitions.

Rule 144

In general, under Rule 144 as currently in effect, our affiliates who own shares for at least six months or own shares purchased in the open market, are entitled to sell these shares as follows. Within any three-month period, each affiliate may sell a number of shares that does not exceed the greater of 1% of our then-outstanding shares of Class A common stock, which will equal approximately 502,101 shares immediately after this offering and the concurrent private offering or the average weekly trading volume of our Class A common stock on NYSE during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 by affiliates will also be subject to manner of sale provisions, notice requirements and the availability of current public information about us.

A person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us, or any affiliate, at least six months previously, would also be entitled to sell shares under Rule 144. Such sales would be permitted without regard to the volume limitations, manner of sale provisions or notice requirements described above and, after one year, without any limits, including the public information requirement.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our Class A common stock, the personal circumstances of the stockholder and other factors.

Registration Rights

We are a party to a registration rights agreement with RCAP Holdings and RCS Capital Management pursuant to which we will grant (i) RCAP Holdings, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of their Operating Subsidiaries Units (and cancellation of corresponding shares of our Class B common stock); and (ii) RCS Capital Management, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act any equity-based awards granted to RCS Capital Management under an equity plan we intend to adopt. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply. See “Relationships and Related Party Transactions — Registration Rights Agreement.”

We have agreed to file with the SEC a continuously effective resale registration statement for the shares of our Class A common stock to be sold in the concurrent private offering and for the shares of our Class A common stock issuable upon conversion of the convertible preferred stock and the convertible notes issued to Luxor in connection with the Cetera financings on or prior to June 13, 2014. See “The Recent and Pending Acquisitions — The Cetera Financings — The Luxor Financings — Other Agreements with Luxor.”

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following discussion is a general summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership and disposition of our Class A common stock applicable to a “non-U.S. holder” that purchases our Class A common stock in this offering. As used herein (except as modified for estate tax purposes, as discussed below), a non-U.S. holder means a beneficial owner of our shares that is not a U.S. person (as defined below) or an entity treated as a partnership for U.S. federal income tax purposes, and that will hold our Class A common stock as a capital asset, which generally means as property held for investment. As used herein, a “U.S. holder” means a beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person

This discussion does not address all U.S. federal income and estate tax considerations that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s particular circumstances, nor does it address any U.S. federal tax considerations other than U.S. federal income and estate tax considerations (such as U.S. federal gift tax), the Medicare tax on certain net investment income, alternative minimum tax consequences and any tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income or estate tax laws (including banks, insurance companies or other financial institutions, partnerships or entities treated as partnership for U.S. federal income tax purposes and investors therein, regulated investment companies, REITs, pension plans or tax-exempt entities, dealers in securities or currencies, U.S. expatriates and former citizens or long-term residents of the United States, controlled foreign corporations, passive foreign investment companies, persons that own, or have owned, actually or constructively, more than 5% of our Class A common stock, and persons that will hold common stock as part of a straddle, hedge, constructive sale, or conversion transaction). This discussion is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the IRS and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. An entity treated as a partnership for U.S. federal income tax purposes that is considering an investment in our Class A common stock, and any partner in such partnership, should consult its own tax advisors.

PROSPECTIVE NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION.

Distributions

In general, any distributions made to a non-U.S. holder of our Class A common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend, unless the non-U.S. holder is eligible for a reduced rate of U.S. withholding tax under an applicable income tax treaty and provides proper and acceptable certification of its eligibility for such reduced rate, generally on IRS Form W-8BEN (or appropriate substitute or successor form). If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax under a tax treaty, the non-U.S. holder may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

U.S. federal withholding tax generally is imposed on the gross amount of a distribution, due to the difficulty of determining whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes (as discussed below).

A distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined under the Code. To the extent any distribution exceeds both our current and accumulated earnings and profits, such distribution will be treated first as a tax-deferred return of capital and will reduce a non-U.S. holder’s adjusted tax basis in its shares of Class A common stock (determined on a share by share basis), but not below zero, and thereafter as capital gain from the disposition of our Class A common stock.

Dividends we pay to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements, generally on IRS Form W-8ECI (or appropriate substitute or successor form). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons, unless an applicable income tax treaty provides otherwise. For non-U.S. holders that are corporations, any effectively connected earnings and profits, subject to adjustments, may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Disposition of Our Class A Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange or other taxable disposition of our Class A common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States;
•	the non-U.S. holder is an individual, is present in the United States for 183 days or more in the taxable year of disposition and meets other conditions; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and do not anticipate we will become; provided that so long as our Class A common stock continues to be traded on an established securities market, this rule will not apply unless the non-U.S. holder holds or has held, directly or indirectly, more than 5% of our Class A common stock at any time within the shorter of (1) the five-year period preceding such disposition or (2) such non-U.S. holder’s holding period for its shares of Class A common stock.

Gain that is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons, unless an applicable income tax treaty provides otherwise. For non-U.S. holders that are corporations, the branch profits tax (described above) may also apply to such effectively connected gain. If a non-U.S. holder is described in the second bullet point above, he or she generally will be subject to U.S. tax at a rate of 30% on the gain realized, although such gain may be offset by some U.S. source capital losses realized during the same taxable year, unless an applicable income tax treaty provides otherwise.

Federal Estate Tax

Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, our Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to a non-U.S. holder on it shares of Class A common stock and the amount of tax we withhold on these distributions, regardless of whether withholding is required. Copies of the information returns reporting those distributions and amounts withheld may be made available by the IRS to the tax authorities in the country in which the non-U.S. holder resides pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes backup withholding (currently at a rate of 28%) on dividends and certain other types of payments to U.S. persons. A non-U.S. holder will not be subject to backup withholding on dividends received on its shares of Class A common stock if it provides proper certification of its status as a non-U.S. person or the non-U.S. holder is a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of a non-U.S. holder’s shares of Class A common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If, however, a non-U.S. holder sells its shares of Class A common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also effect backup withholding on that amount unless the non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or the non-U.S. holder is an exempt recipient. Information reporting will also apply if a non-U.S. holder sells its shares of Class A common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that the non-U.S. holder is a non-U.S. person and certain other conditions are met or the non-U.S. holder is an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld with respect to a non-U.S. holder’s shares of Class A common stock under the backup withholding rules will be refunded to it or credited against its U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Foreign Accounts

A U.S. federal withholding tax may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (a) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity (as the beneficial owner or as an intermediary for the beneficial owner) unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. Applicable Treasury regulations and other IRS guidance provide that these rules generally will apply to payments of dividends on our common stock made after June 30, 2014 and generally will apply to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2016. Prospective non-U.S. holders are encouraged to consult their tax advisors regarding the particular consequences to them of these withholding provisions.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, we and the selling stockholder have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholder, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	6,490,417
Barclays Capital Inc.	6,490,417
Citigroup Global Markets Inc.	1,570,417
JMP Securities LLC	1,570,417
J.P. Morgan Securities LLC	1,570,417
Ladenburg Thalmann & Co. Inc.	1,570,417
BMO Capital Markets Corp.	1,210,417
Realty Capital Securities, LLC	1,210,417
Aegis Capital Corp.	277,083
J.P. Turner & Company, LLC	277,083
Maxim Group LLC	277,083
National Securities Corporation	277,083
Newbridge Securities Corporation	100,000
Northland Securities, Inc.	277,083
RBS Securities Inc.	277,083
Robert W. Baird & Co. Incorporated	277,083
Mitsubishi UFJ Securities (USA), Inc.	277,083
Total	24,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of Class A common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.7290 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$20.25	$486,000,000	$558,900,000
Underwriting discounts and commissions	$1.215	$29,160,000	$33,534,000
Proceeds, before expenses, to us	$19.035	$361,665,000	$430,191,000
Proceeds, before expenses, to the selling stockholder	$19.035	$95,175,000	$95,175,000

The expenses of the offering, not including the underwriting discount, are estimated at $4.0 million and are payable by us. We have agreed with the underwriters to pay actual accountable legal fees and filing fees and other reasonable disbursements of counsel to the underwriters relating to the review and qualification of this offering by the Financial Industry Regulatory Authority, Inc. in an aggregate amount not to exceed $35,000.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 3,600,000 additional shares of Class A common stock from us to cover over-allotments at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

Subject to certain exceptions, we and our executive officers and directors and principal stockholders (including the selling stockholder) have agreed not to sell or transfer any Class A common stock or securities convertible into, exchangeable for, exercisable for, or repayable with Class A common stock, for 180 days after the date of this prospectus (or 90 days with respect to us and shares of our Class A common stock issuable upon conversion of the convertible notes and the convertible preferred stock issued to Luxor) without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. However, the lock-up restriction applicable to Luxor only applies to shares of Class A common stock to be purchased by Luxor in the concurrent private offering or issuable upon conversion of the convertible notes and the convertible preferred stock, and it does not prevent us from filing a continuously effective resale registration statement relating to any securities of ours held by or issuable to Luxor. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any Class A common stock;
•	sell any option or contract to purchase any Class A common stock;
•	purchase any option or contract to sell any Class A common stock;
•	grant any option, right or warrant for the sale of any Class A common stock;
•	lend or otherwise dispose of or transfer any Class A common stock;
•	request or demand that we file a registration statement related to the Class A common stock (except with respect to the continuously effective resale registration statement relating to any securities of ours held by or issuable to Luxor); or
•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Class A common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

These lock-up provisions generally apply to Class A common stock and to securities convertible into or exchangeable or exercisable for or repayable with Class A common stock. They also generally apply to Class A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

The shares are listed on the NYSE under the symbol “RCAP.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the representatives may engage in transactions that stabilize the price of our Class A common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of our Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

Realty Capital Securities, LLC, an underwriter in this offering, is a FINRA registered broker-dealer and our subsidiary. J.P. Turner & Company, LLC, an underwriter in this offering, is expected to be acquired with the proceeds of the offering and will become our affiliate. As a result, a “conflict of interest” is deemed to exist under FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are primarily responsible for managing this offering and meeting the requirements of FINRA Rule 5121(a)(1)(A). Accordingly, the appointment of a qualified independent underwriter is not required pursuant to FINRA Rule 5121(a)(2). In addition, pursuant to FINRA Rule 5121, neither Realty Capital Securities, LLC nor J.P. Turner & Company, LLC will confirm sales to accounts in which it exercises discretionary authority without the prior written consent of customers.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in financial advisory, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Our company expects to acquire J.P. Turner & Company, LLC, one of the underwriters in this offering. See “The Recent and Pending Acquisitions — The J.P. Turner Acquisition.” In connection with our initial public offering, JMP Securities LLC and Ladenburg Thalmann & Co. Inc. acted as joint book-running managers and the representatives of the underwriters, Aegis Capital Corp., Maxim Group LLC, National Securities Corporation and Realty Capital Securities, LLC acted as co-lead managers, and Newbridge Securities Corporation and Northland Securities, Inc. acted as co-managers, and each received customary underwriting fees and expenses in connection therewith. In addition, affiliates of certain of the underwriters are lenders and/or agents under the bank facilities entered into upon completion of the Cetera acquisition for which they received customary fees and expenses. These bank facilities are secured by, among other assets, the sole outstanding share of our Class B common stock, which was pledged by RCAP Holdings. An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of our Class B common stock could give rise to a change in control whereby the lenders under the bank facilities would take control of our company. See “The Recent and Pending Acquisitions — The Cetera Financings — The Bank Facilities.” Affiliates of Citigroup Global Markets Inc. and BMO Capital Markets Corp. are agents and/or lenders under credit agreements with affiliates of our company and participated in debt offerings for the same, for which they received customary fees. Further, Barclays Capital Inc. and/or its affiliates have provided, or may in the future provide, advisory services to us in connection with the Cetera acquisition, for which they have received customary fees and expenses. Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or its affiliates have provided, or may in the future provide, advisory services to Cetera in connection with the Cetera acquisition, for which they have received customary fees and expenses. Finally, affiliates of Citigroup Global Markets Inc. represented an affiliate of our company as buy-side advisor in connection with an acquisition.

Northland Capital Markets is the trade name for certain equity capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

We, the representatives and our and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the

Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than: (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(c)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(d)	where no consideration is or will be given for the transfer;
(e)	where the transfer is by operation of law;
(f)	as specified in Section 276(7) of the SFA; or
(g)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

VALIDITY OF CLASS A COMMON STOCK

The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for RCS Capital Corporation by Proskauer Rose LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York.

EXPERTS

WeiserMazars LLP, an independent registered public accounting firm, has audited the consolidated financial statements of RCS Capital Corporation and Subsidiaries included in this prospectus and registration statement as set forth in its report on page F-45, which are included in this prospectus and registration statement. Such financial statements have been so included in reliance on the report of WeiserMazars LLP upon the authority of said firm as experts in accounting and auditing in giving said reports.

BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of Hatteras Investment Partners, LLC, Hatteras Investment Management, LLC, and Hatteras Capital Investment Management, LLC and their subsidiaries as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 included in this prospectus and registration statement as set forth in its report, which is included in this prospectus and registration statement. Such financial statements have been so included in reliance on the report of BDO USA, LLP upon the authority of said firm as experts in accounting and auditing in giving said report.

Moore Stephens Lovelace, P.A., an independent registered public accounting firm, has audited the financial statements of Summit Financial Services Group, Inc. and its subsidiaries as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 included in this prospectus and registration statement as set forth in its reports, which are included in this prospectus and registration statement. Such financial statements have been so included in reliance on the reports of Moore Stephens Lovelace, P.A. upon the authority of said firm as experts in accounting and auditing in giving said reports.

The financial statements of Cetera Financial Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2013 and 2012, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Tower Square Securities, Inc. as of and for the years ended December 31, 2012 and 2011, both included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which reports express unmodified opinions and include an other matter paragraph regarding related party transactions). Such financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Walnut Street Securities, Inc. as of and for the years ended December 31, 2012 and 2011, both included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which reports express unmodified opinions and include an other matter paragraph regarding related party transactions). Such financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of First Allied Holdings Inc. and its subsidiaries as of December 31, 2013 (successor) and 2012 (predecessor) and for the period from January 1, 2013 to September 24, 2013 (predecessor) and the period from September 25, 2013 to December 31, 2013 (successor) and for the year ended December 31, 2012 (predecessor) included in this prospectus and registration statement as set forth in its report, which is included in this prospectus and registration statement. Such financial statements have been so included in reliance on the report of BDO USA, LLP upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated financial statements of Legend Group Holdings, LLC as of December 31, 2012, and for the year then ended, have been included in this registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere in this prospectus herein, and upon the authority of said firm as experts in accounting and auditing.

First Allied Holdings Inc. and Legend Group Holdings, LLC have agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the inclusion of its audit report on Legend Group Holdings, LLC’s December 31, 2012 financial statements included in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock we are offering. This prospectus does not contain all the information in the registration statement and the exhibits to the registration statement. For further information with respect to us and our Class A common stock, we refer you to the registration statement and the exhibits thereto. With respect to documents described in this prospectus, we refer you to the copy of the document if it is filed as an exhibit to the registration statement.

We are also subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. You may read and copy the registration statement of which this prospectus is a part, as well as the reports, proxy statements and other information we file with the SEC, at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement, of which this prospectus is a part, at the SEC’s Internet website.

Index to Financial Statements and Unaudited Pro Forma Information

Page
RCS Capital Corporation Financial Statements	F-2

•

RCS Capital Corporation Unaudited Pro Forma Consolidated Statements of Financial Condition and Operations as of March 31, 2014 and Unaudited Pro Forma Consolidated Statement of Operations for the Three Months Ended March 31, 2014, and for the Year Ended December 31, 2013

F-2

•

RCS Capital Corporation and Subsidiaries Audited Consolidated Statements of Financial Condition as of December 31, 2013 and December 31, 2012 and Consolidated Statements of Income, Comprehensive Income for the years ended December 31, 2013, 2012, and 2011 and Consolidated Statement of Changes in Stockholders’ Equity for the year ended December 31, 2013 and Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011

F-45

•

RCS Capital Corporation Unaudited Consolidated Statements of Financial Condition as of March 31, 2014 and March 31, 2013 and Consolidated Statements of Income, Comprehensive Income for the Three Months Ended March 31, 2014 and 2013 and Consolidated Statement of Changes in Stockholders’ Equity for the Three Months Ended March 31, 2014 and Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2014 and 2013

F-76
Hatteras Funds Financial Statements	F-107
• Hatteras Funds Audited Combined Financial Statements for the Year Ended December 31, 2013 and 2012	F-107
Hatteras Funds Combined Financial Statements for the Quarterly Period ended March 31, 2014 (Unaudited)	F-113
Summit Financial Services Group, Inc. Financial Statements	F-143
• Summit Financial Services Group, Inc. Audited Consolidated Financial Statements for the Years Ended December 31, 2013 and 2012	F-145
• Summit Financial Services Group, Inc. Unaudited Consolidated Financial Statements as of March 31, 2014 and 2013	F-161
Cetera Financial Holdings, Inc. and Subsidiaries Financial Statements	F-168
• Cetera Financial Holdings, Inc. and Subsidiaries Audited Financial Statements for the Year Ended December 31, 2013 and 2012	F-168

•

Cetera Financial Holdings, Inc. and Subsidiaries Consolidated Financial Statements as of March 31, 2014 (Unaudited) and December 31, 2013 (Audited) and for the Three Months Ended March 31, 2014 and 2013 (Unaudited)

F-197
Tower Square Securities, Inc. Financial Statements	F-250
• Tower Square Securities, Inc. Audited Financial Statements for the Year Ended December 31, 2012	F-222
• Tower Square Securities, Inc. Audited Financial Statements for the Year Ended December 31, 2011	F-236
• Tower Square Securities, Inc. Unaudited Financial Statements for the Eight Months Ended August 30, 2013 and 2012	F-250
Walnut Street Securities, Inc. Financial Statements	F-289
• Walnut Street Securities, Inc. Audited Financial Statements for the Year Ended December 31, 2012	F-262
• Walnut Street Securities, Inc. Audited Financial Statements for the Year Ended December 31, 2011	F-275
• Walnut Street Securities, Inc. Unaudited Financial Statements for the Eight Months Ended August 30, 2013 and 2012	F-289
First Allied Holdings Inc. Financial Statements	F-301
• First Allied Holdings Inc. Audited Consolidated Financial Statements for the Years Ended December 31, 2013 and 2012	F-304
• First Allied Holdings Inc. Unaudited Consolidated Financial Statements as of March 31, 2014, 2014 and December 31, 2013 and for the Three Months Ended March 31, 2014 and 2013	F-323
Legend Group Holdings, LLC Financial Statements	F-341
• Legend Group Holdings, LLC Audited Financial Statements December 31, 2012	F-341

RCS Capital Corporation

Unaudited Pro Forma Consolidated Statement of Financial Condition as of March 31, 2014 and Unaudited Pro Forma Consolidated Statement of Operations for the Three Months Ended March 31, 2014 and for the Year Ended December 31, 2013

The unaudited Pro Forma Consolidated Statement of Financial Condition and the unaudited Pro Forma Consolidated Statement of Operations have been prepared through the application of Pro Forma adjustments to the historical Statement of Financial Condition and Statement of Operations of RCS Capital Corporation (the “Company” or “RCAP”) reflecting the recent acquisition and the related financing of Cetera Financial Holdings, Inc. together with its consolidated subsidiaries (“Cetera”) which closed on April 29, 2014 and the pending acquisitions and the related financing of the following entities: (i) substantially all of the assets related to the business and operations of Hatteras Investment Partners LLC, Hatteras Investment Management LLC, Hatteras Capital Investment Management, LLC, Hatteras Alternative Mutual Funds LLC, and Hatteras Capital Investment Partners, LLC together with their respective consolidated subsidiaries (“Hatteras”); (ii) Investors Capital Holdings, Ltd. together with its consolidated subsidiaries (“ICH”); (iii) Summit Financial Services Group, Inc. together with its consolidated subsidiaries (“Summit”); (iv) JP Turner & Company, LLC and JP Turner & Company Capital Management, LLC (collectively; “JP Turner”); (v) First Allied Holdings Inc. together with its consolidated subsidiaries; and (iv) Validus/Strategic Capital Partners, LLC. (“Strategic Capital” and, together with Hatteras, ICH, Summit, JP Turner and First Allied, the “Target Companies”). The unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2013 also include pro forma adjustments to reflect the exchange by RCAP Holdings, LLC, (“RCAP Holdings”) of all but one of the Class B units owned by it in the Company’s operating subsidiaries for 23,999,999 shares of the Company’s Class A common stock par value $0.001 per share (the “Class A common stock”). The unaudited Pro Forma Consolidated Statement of Financial Condition as of March 31, 2014 and the Unaudited Pro Forma Consolidated Statement of Operations for the three months ended March 31, 2014 do not include pro forma adjustments for the exchange because it is already reflected in the historical amounts of the Company.

The pending acquisitions are expected to close during the year ending December 31, 2014. However, as of the date of this filing, the consummation of the pending acquisitions has not yet occurred and although the Company believes that the completion of each of the pending acquisitions is probable, the closing of the pending acquisitions are subject to various closing conditions including, in certain cases, approval of the transaction by certain of the Target Companies’ stockholders and the Financial Industry Regulatory Authority, Inc. (“FINRA”), and therefore there can be no assurance that each of the transactions will be consummated. Accordingly, the Company cannot assure that the pending acquisitions as presented in the unaudited Pro Forma Consolidated Statement of Financial Condition and unaudited Pro Forma Consolidated Statement of Operations will be completed based on the terms of the transactions or at all.

The unaudited Pro Forma Consolidated Statement of Financial Condition and the related Pro Forma adjustments for March 31, 2014 was prepared as if these transactions occurred on March 31, 2014 and should be read in conjunction with the Company’s historical consolidated financial statements and notes in its quarterly report on Form 10-Q for the three months ended March 31, 2014 . The unaudited Pro Forma Consolidated Statements of Financial Condition are not necessarily indicative of what the actual financial position would have been had the Company acquired the Target Companies as of March 31, 2014 nor does it purport to present the future financial position of the Company. The unaudited Pro Forma Consolidated Statement of Financial Condition and the related Pro Forma adjustments for March 31, 2014 was prepared as if these transactions occurred on March 31, 2014; therefore the stock price used to prepare the unaudited Pro Forma Consolidated Statement of Financial Condition and the related Pro Forma adjustments was $38.92, which was the closing price of the Company’s Class A common stock on March 31, 2014.

The unaudited Consolidated Pro Forma Statements of Operations and the related Pro Forma adjustments for the three months ended March 31, 2014 and year ended December 31, 2013 were prepared as if these transactions occurred on January 1, 2014 and 2013, respectively, and should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto and the Target Companies’ historical financial statements and notes thereto (based on the significance test performed by the Company, the consolidated financial statements for ICH, JP Turner, and Strategic Capital were not included). The unaudited

Pro Forma Consolidated Statements of Operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 are not necessarily indicative of what the actual results of operations would have been had the Company acquired the Target Companies on January 1, 2014 and 2013, respectively, nor does it purport to present the future results of operations of the Company. The unaudited Pro Forma Consolidated Statements of Operations and the related Pro Forma adjustments were prepared as if these transactions occurred on January 1, 2014 and on January 1, 2013. The Company prepared the March 31, 2014 Unaudited Pro Forma Consolidated Statement of Financial Condition and the Pro Forma adjustments using a stock price of $38.92, which was the closing price of the Company’s Class A common stock on March 31, 2014.

Pursuant to an agreement, RCS Capital Management LLC (“RCS Capital Management”) implements the Company’s business strategy, as well as the business strategy of the Operating Subsidiaries, and performs executive and management services for the Company and Operating Subsidiaries, subject to oversight, directly or indirectly, by the Company’s Board of Directors. For purposes of the Consolidated Pro Forma Statement of Operations there were no quarterly fees charged due to the fact that the aggregate income before taxes for the Company on a consolidated Pro Forma basis was negative.

From an income tax perspective, it has been assumed for any acquisition anticipated to be an asset acquisition that historical deferred tax balances of the target will be eliminated as post-acquisition book and tax bases will generally be equal. For any acquisition anticipated to be a stock acquisition, historical deferred tax balances are generally assumed to survive and be potentially further impacted by purchase accounting, as described more fully in the footnotes below.

We have entered into a tax receivable agreement with RCAP Holdings, pursuant to which we pay RCAP Holdings 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control) as a result of any increases in tax basis created by RCAP Holdings’ exchanges. These Pro Forma consolidated financial statements assume RCAP Holdings’ exchanges will be effectuated in a tax-free manner in accordance with Internal Revenue Code Section 351; therefore, the tax receivable agreement will not be triggered and RCAP Holdings will not receive payments from the Company for income tax purposes.

Certain reclassifications have been made to the historical Statement of Financial Condition and Statement of Operations of the Target Companies to conform to the Company’s presentation. For example, if one of the Target Companies had an expense line item for which the Company has no comparable line item, other expenses was used unless the amount was material, in which case a new line item was added.

Unaudited Pro Forma Consolidated
Statement of Financial Condition
March 31, 2014
(in thousands)

	RCAP Historical(1)	Cetera Historical(2)	Cetera Acquisition Related Adjustments(3)		Cetera Financing Related Adjustments (excluding portions of the financing contingent on closing other pending acquisitions)(4)		RCAP with Cetera Pro Forma	Hatteras Historical(5)	Hatteras Merger Adjustments(6)		RCAP and Cetera with Hatteras Pro Forma
Assets
Cash and cash equivalents	$100,421	$125,457	$(1,150,000	)(19)	$922,478	(24)	$(1,644)	$1,196	$(34,829	)(27)	$(35,277)
Available-for-sale securities	6,318	—	—		—		6,318	—	—		6,318
Investment securities	6,558	23,410	—		—		29,968	—	—		29,968
Deferred compensation plan investments	—	76,694	—		—		76,694	709	(578	)(28)	76,825
Receivables:
Selling commission and dealer manager fees
Due from related parties	2,240	—	—		—		2,240	—	—		2,240
Due from non-related parties	—	14,685	—		—		14,685	6,077	—		20,762
Reimbursable expenses
Due from related parties	11,741	—	—		—		11,741	—	—		11,741
Due from non-related parties	528	—	—		—		528	—	—		528
Investment banking fees (related party)	1,504	—	—		—		1,504	—	—		1,504
Due from RCAP Holdings and related parties	1,005	—	—		—		1,005	—	—		1,005
Property and equipment	569	16,617	—		—		17,186	244	—		17,430
Prepaid expenses	11,581	9,602	—		—		21,183	345	—		21,528
Deferred acquisition fees	3,028	—	—		80,343	(25)	83,371	—	—		83,371
Commissions receivable	—	52,867	(457	)(20)	—		52,410	—	—		52,410
Deferred tax asset	877	39,632	—		—		40,509	—	—		40,509
Loan receivable	—	—	—		—		—	—	—		—
Notes receivable	—	45,558	—		—		45,558	—	—		45,558
Other assets	—	32,829	—		—		32,829	17	—		32,846
Intangible assets	—	73,009	807,886	(21)	—		880,895	—	54,520	(29)	935,415
Goodwill	—	19,474	357,099	(21)	—		376,573	4,504	19,699	(29)	400,776
Total assets	$146,370	$529,834	$14,528		$1,002,821		$1,693,553	$13,092	$38,812		$1,745,457
Liabilities and Equity
Accounts payable	$9,050	$54,580	$—		$—		$63,630	$2,307	$—		$65,937
Accrued expenses
Due to related parties	3,494	—	—		—		3,494	—	—		3,494
Due to non-related parties	19,362	10,064	—		—		29,426	2,869	—		32,295
Payable to broker dealer	8,666	—	—		—		8,666	—	—		8,666
Deferred compensation plan accrued liabilities	—	75,971	—		—		75,971	1,818	(600	)(28)	77,189
Deferred revenue	1,877	—	—		—		1,877	—	—		1,877
Subordinated borrowings	—	—	—		—		—	—	—		—
Commissions payable	—	66,180	(457	)(20)	—		65,723	—	—		65,723
Payable other	5,121	—	—		—		5,121	—	—		5,121
Other accrued liabilities	—	25,298	—		—		25,298	20	—		25,318
Deferred tax liability	—	—	312,726	(21)	—		312,726	—	—		312,726
Contingent consideration	—	—	—		—		—	—	45,490	(29)	45,490
Notes and debentures	—	207,375	(207,375	)(22)	765,000	(24)	765,000	4,828	(4,828	)(30)	765,000
Total liabilities	47,570	439,468	104,894		765,000		1,356,932	11,842	40,062		1,408,836
Class A common stock	27	—	—		—		27	—	—		27
Class B common stock	—	—	—		—		—	—	—		—
Common stock	—	9	(9)(23)		—		—	—	—		—
Preferred stock	—	40,576	(40,576	)(23)	15	(26)	15	—	—		15
Additional paid-in capital	91,216	48,630	(48,630	)(23)	237,806	(26)	329,022	—	—		329,022
Accumulated other comprehensive loss	(85)	—	—		—		(85)	—	—		(85)
Unearned stock based compensation	—	3,388	(3,388	)(23)	—		—	—	—		—
Treasury stock	—	—	—		—		—	—	—		—
Retained earnings	—	(2,237)	2,237	(23)	—		—	—	—		—
Member's equity	—	—	—		—		—	168	(168	)(31)	—
Total stockholders' equity	91,158	90,366	(90,366)		237,821		328,979	168	(168)		328,979
Non-controlling interest	7,642	—	—		—		7,642	1,082	(1,082	)(31)	7,642
Total liabilities and equity	$146,370	$529,834	$14,528		$1,002,821		$1,693,553	$13,092	$38,812		$1,745,457

Unaudited Pro Forma Consolidated
Statement of Financial Condition
March 31, 2014
(in thousands)

	RCAP with Cetera Pro Forma	ICH Historical(7)	ICH Acquisition Related Adjustments(8)		RCAP and Cetera with ICH Pro Forma	Summit Historical(9)	Summit Acquisition Related Adjustments(10)		RCAP and Cetera with Summit Pro Forma	JP Turner Historical(11)	JP Turner Merger Adjustments(12)		RCAP and Cetera with JP Turner Pro Forma
Assets
Cash and cash equivalents	$(1,644)	$4,482	$(31,500	)(32)	$(28,662)	$12,367	$(48,098	)(38)	$(37,375)	$6,609	$(11,340	)(43)	$(6,375)
Available-for-sale securities	6,318	—	—		6,318	—	—		6,318	—	—		6,318
Investment securities	29,968	307	—		30,275	54	—		30,022	452	—		30,420
Deferred compensation plan investments	76,694	2,118	—		78,812	—	—		76,694	—	—		76,694
Receivables:
Selling commission and dealer manager fees
Due from related parties	2,240	—	—		2,240	—	—		2,240	—	—		2,240
Due from non-related parties	14,685	6,556	(133	)(33)	21,108	—	—		14,685	7,523	—		22,208
Reimbursable expenses
Due from related parties	11,741	—	—		11,741	—	—		11,741	—	—		11,741
Due from non-related parties	528	—	—		528	—	—		528	—	—		528
Investment banking fees (related party)	1,504	—	—		1,504	—	—		1,504	—	—		1,504
Due from RCAP Holdings and related parties	1,005	—	—		1,005	—	—		1,005	—	—		1,005
Property and equipment	17,186	46	—		17,232	379	—		17,565	238	—		17,424
Prepaid expenses	21,183	762	—		21,945	1,594	—		22,777	1,050	—		22,233
Deferred acquisition fees	83,371	—	—		83,371	—	—		83,371	—	—		83,371
Commissions receivable	52,410	—	—		52,410	2,705	(413	)(39)	54,702	—	—		52,410
Deferred tax asset	40,509	1,604	—		42,113	—	—		40,509	—	—		40,509
Loan receivable	—	1,993	(793	)(34)	1,200	—	—		—	—	—		—
Notes receivable	45,558	—	—		45,558	908	(408	)(40)	46,058	—	—		45,558
Other assets	32,829	517	—		33,346	2,088	—		34,917	419	(638	)(44)	32,610
Intangible assets	880,895	—	32,710	(34)	913,605	—	32,740	(40)	913,635	—	13,850	(45)	894,745
Goodwill	376,573	—	27,889	(34)	404,462	501	12,848	(40)	389,922	—	9,818	(45)	386,391
Total assets	$1,693,553	$18,385	$28,173		$1,740,111	$20,596	$(3,331)		$1,710,818	$16,291	$11,690		$1,721,534
Liabilities and Equity
Accounts payable	$63,630	$1,278	$—		$64,908	$—	$—		$63,630	$1,372	$—		$65,002
Accrued expenses
Due to related parties	3,494	—	—		3,494	—	—		3,494	—	—		3,494
Due to non-related parties	29,426	1,474	—		30,900	4,619	—		34,045	—	—		29,426
Payable to broker dealer	8,666	—	—		8,666	—	—		8,666	—	—		8,666
Deferred compensation plan accrued liabilities	75,971	2,534	—		78,505	—	—		75,971	—	—		75,971
Deferred revenue	1,877	324	—		2,201	—	—		1,877	—	—		1,877
Subordinated borrowings	—	2,000	—		2,000	—	—		—	—	—		—
Commissions payable	65,723	3,643	(133	)(33)	69,233	3,259	(413	)(39)	68,569	5,283	(638	)(44)	70,368
Payable other	5,121	—	—		5,121	—	—		5,121	1,364	—		6,485
Other accrued liabilities	25,298	—	—		25,298	—	—		25,298	4,021	—		29,319
Deferred tax liability	312,726	—	13,084	(34)	325,810	—	—		312,726	—	—		312,726
Contingent consideration	—	—	—		—	—	—		—	—	11,719	(46)	11,719
Notes and debentures	765,000	1,354	—		766,354	—	—		765,000	—	—		765,000
Total liabilities	1,356,932	12,607	12,951		1,382,490	7,878	(413)		1,364,397	12,040	11,081		1,380,053
Class A common stock	27	—	1	(35)	28	—	—		27	—	—		27
Class B common stock	—	—	—		—	—	—		—	—	—		—

Unaudited Pro Forma Consolidated
Statement of Financial Condition
March 31, 2014
(in thousands)

	RCAP with Cetera Pro Forma	ICH Historical(7)	ICH Acquisition Related Adjustments(8)		RCAP and Cetera with ICH Pro Forma	Summit Historical(9)	Summit Acquisition Related Adjustments(10)		RCAP and Cetera with Summit Pro Forma	JP Turner Historical(11)	JP Turner Merger Adjustments(12)		RCAP and Cetera with JP Turner Pro Forma
Common stock	—	71	(71	)(36)	—	2	(2	)(41)	—	—	—		—
Preferred stock	15	—	—		15	—	—		15	—	—		15
Additional paid in capital	329,022	12,970	8,029	(37)	350,021	9,678	122	(42)	338,822	5,738	(878	)(47)	333,882
Accumulated other comprehensive loss	(85)	—	—		(85)	—	—		(85)	—	—		(85)
Unearned stock based compensation	—	—	—		—	(1,137)	1,137	(41)	—	—	—		—
Treasury stock	—	(30)	(30	)(36)	—	(11)	(11	)(41)	—	—	—
Retained earnings	—	(7,233)	7,233	(36)	—	4,186	(4,186	)(41)	—	(1,487)	1,487	(47)	—
Member's equity	—	—	—		—	—	—		—	—	—		—
Total stockholders' equity	328,979	5,778	15,222		349,979	12,718	(2,918)		338,779	4,251	609		333,839
Non-controlling interest	7,642	—	—		7,642	—	—		7,642	—	—		7,642
Total liabilities and equity	$1,693,553	$18,385	$28,173		$1,740,111	$20,596	$(3,331)		$1,710,818	$16,291	$11,690		$1,721,534

Unaudited Pro Forma Consolidated
Statement of Financial Condition
March 31, 2014
(in thousands)

	RCAP with Cetera Pro Forma	First Allied Historical(13)	First Allied Merger Related Adjustments(14)		RCAP and Cetera with First Allied Pro Forma	Strategic Capital Historical(15)	Strategic Capital Merger Related Adjustments(16)		RCAP and Cetera with Strategic Capital Pro Forma
Assets
Cash and cash equivalents	$(1,644)	$18,874	$(32,750	)(48)	$(15,520)	$5,759	$(60,000	)(52)	$(55,885)
Available-for-sale securities	6,318	—	—		6,318	—	—		6,318
Investment securities	29,968	1,955	—		31,923	—	—		29,968
Deferred compensation plan investments	76,694	—	—		76,694	—	—		76,694
Receivables:
Selling commission and dealer manager fees
Due from related parties	2,240	—	—		2,240	—	—		2,240
Due from non-related parties	14,685	3,591	(413	)(49)	17,863	3,288	—		17,973
Reimbursable expenses
Due from related parties	11,741	—	—		11,741	—	—		11,741
Due from non-related parties	528	—	—		528	—	—		528
Investment banking fees (related party)	1,504	—	—		1,504	—	—		1,504
Due from RCAP Holdings and related parties	1,005	—	—		1,005	—	—		1,005
Property and equipment	17,186	1,292	—		18,478	54	—		17,240
Prepaid expenses	21,183	2,275	—		23,458	631	—		21,814
Deferred acquisition fees	83,371	—	—		83,371	—	—		83,371
Commissions receivable	52,410	—	—		52,410	—	—		52,410
Deferred tax asset	40,509	—	—		40,509	—	—		40,509
Loan receivable	—	—	—		—	—	—		—
Notes receivable	45,558	16,746	—		62,304	—	—		45,558
Other assets	32,829	13,547	—		46,376	411	—		33,240
Intangible assets	880,895	81,237	—		962,132	—	127,367	(53)	1,008,262
Goodwill	376,573	79,986	—		456,559	—	93,402	(53)	469,975
Total assets	$1,693,553	$219,503	$(33,163)		$1,879,893	$10,143	$160,769		$1,864,465
Liabilities and Equity
Accounts payable	$63,630	$12,731	$—		$76,361	$2,372	$—		$66,002
Accrued expenses
Due to related parties	3,494	—	—		3,494	—	—		3,494
Due to non-related parties	29,426	—	—		29,426	118	—		29,544
Payable to broker dealer	8,666	—	—		8,666	—	—		8,666
Deferred compensation plan accrued liabilities	75,971	—	—		75,971	—	—		75,971
Deferred revenue	1,877	1,676	—		3,553	—	—		1,877
Subordinated borrowings	—	—	—		—	—	—		—
Commissions payable	65,723	11,671	(413	)(49)	76,981	3,348	—		69,071
Payable other	5,121	—	—		5,121	—	—		5,121
Other accrued liabilities	25,298	161	—		25,459	64	—		25,362
Deferred tax liability	312,726	22,715	—		335,441	—	50,947	(53)	363,673
Contingent consideration	—	1,478	—		1,478	—	104,063	(53)	104,063
Notes and debentures	765,000	32,750	(32,750	)(48)	765,000	—	—		765,000
Total liabilities	1,356,932	83,182	(33,163)		1,406,951	5,902	155,010		1,517,844
Class A common stock	27	—	11	(51)	38	—	1	(54)	28
Class B common stock	—	—	—		—	—	—		—
Common stock	—	5	(5	)(50)	—	—	—		—
Preferred stock	15	—	—		15	—	—		15
Additional paid in capital	329,022	137,158	(848	)(51)	465,332	—	9,999	(54)	339,021
Accumulated other comprehensive loss	(85)	—	—		(85)	—	—		(85)
Unearned stock based compensation	—	—	—		—	—	—		—
Treasury stock	—	—	—		—	—	—		—
Retained earnings	—	(842)	842	(50)	—	(16,095)	16,095	(55)	—
Member's equity	—	—	—		—	20,336	(20,336	)(55)	—
Total stockholders' equity	328,979	136,321	—		465,300	4,241	5,759		338,979
Non-controlling interest	7,642	—	—		7,642	—	—		7,642
Total liabilities and equity	$1,693,553	$219,503	$(33,163)		$1,879,893	$10,143	$160,769		$1,864,465

Unaudited Pro Forma Consolidated
Statement of Financial Condition
March 31, 2014
(in thousands)

	RCAP with Cetera Pro Forma	Cetera Financing Related Adjustments (portion contingent on closing other pending acquisitions)(17)		Total Mergers and Acquisitions	RCAP Adjustments(18)		RCAP Pro Forma	Offering Adjustments		RCAP Pro Forma with Offering Adjustments
Assets
Cash and cash equivalents	$(1,644)	74,156	(56)	$(95,074)	$—		$(96,718)	$407,659	(58)	$310,941
Available-for-sale securities	6,318	—		—	—		6,318	—		6,318
Investment securities	29,968	—		2,768	—		32,736	—		32,736
Deferred compensation plan investments	76,694	—		2,249	—		78,943	—		78,943
Receivables:
Selling commission and dealer manager fees
Due from related parties	2,240	—		—	—		2,240	—		2,240
Due from non-related parties	14,685	—		26,489	—		41,174	—		41,174
Reimbursable expenses
Due from related parties	11,741	—		—	—		11,741	—		11,741
Due from non-related parties	528	—		—	—		528	—		528
Investment banking fees (related party)	1,504	—		—	—		1,504	—		1,504
Due from RCAP Holdings and related parties	1,005	—		—	—		1,005	—		1,005
Property and equipment	17,186	—		2,253	—		19,439	—		19,439
Prepaid expenses	21,183	—		6,657	—		27,840	—		27,840
Deferred acquisition fees	83,371	5,844	(56)	5,844	—		89,215			89,215
Commissions receivable	52,410	—		2,292	—		54,702	—		54,702
Deferred tax asset	40,509	—		1,604	(42,113	)(57)	—	—		—
Loan receivable	—	—		1,200	—		1,200	—		1,200
Notes receivable	45,558	—		17,246	—		62,804	—		62,804
Other assets	32,829	—		16,361	—		49,190	—		49,190
Intangible assets	880,895	—		342,424	—		1,223,319	—		1,223,319
Goodwill	376,573	—		248,647	—		625,220	—		625,220
Total assets	$1,693,553	$80,000		$580,960	$(42,113)		$2,232,400	$407,659		$2,640,059
Liabilities and Equity
Accounts payable	$63,630	$—		$20,060	$—		$83,690	$—		$83,690
Accrued expenses
Due to related parties	3,494	—		—	—		3,494	—		3,494
Due to non-related parties	29,426	—		9,080	—		38,506	—		38,506
Payable to broker dealer	8,666	—		—	—		8,666	—		8,666
Deferred compensation plan accrued liabilities	75,971	—		3,752	—		79,723	—		79,723
Deferred revenue	1,877	—		2,000	—		3,877	—		3,877
Subordinated borrowings	—	—		2,000	—		2,000	—		2,000
Commissions payable	65,723	—		25,607	—		91,330	—		91,330
Payable other	5,121	—		1,364	—		6,485	—		6,485
Other accrued liabilities	25,298	—		4,266	—		29,564	—		29,564
Deferred tax liability	312,726	—		86,746	(42,113	)(57)	357,359	—		357,359
Contingent consideration	—	—		162,750	—		162,750	—		162,750
Notes and debentures	765,000	80,000	(56)	81,354	—		846,354	—		846,354
Total liabilities	1,356,932	80,000		398,979	(42,113)		1,713,798	—		1,713,798
Class A common stock	27	—		13	—		40	21	(58)	61
Class B common stock	—	—		—	—		—	—		—
Common stock	—	—		—	—		—	—		—
Preferred stock	15	—		—	—		15	—		15
Additional paid in capital	329,022	—		181,968	—		510,990	407,638	(58)	918,628
Accumulated other comprehensive loss	(85)	—		—	—		(85)	—		(85)
Unearned stock based compensation	—	—		—	—		—	—		—
Treasury stock	—	—		—	—		—	—		—
Retained earnings	—	—		—	—		—	—		—
Member's equity	—	—		—	—		—	—		—
Total stockholders' equity	328,979	—		181,981	—		510,960	407,659		918,619
Non-controlling interest	7,642	—		—	—		7,642	—		7,642
Total liabilities and equity	$1,693,553	$80,000		$580,960	$(42,113)		$2,232,400	$407,659		2,640,059

RCS Capital Corporation
Notes to Unaudited Pro Forma
Consolidated Statement of Financial Condition

(1)	Reflects the consolidated historical Statement of Financial Condition of the Company as of the date indicated.
(2)	Reflects the historical Consolidated Statement of Financial Condition of Cetera as of the date indicated.
(3)	Reflects pro forma adjustments to record the assets and liabilities of Cetera at their fair values.
(4)	Reflects pro forma adjustments to record Cetera financing related adjustments. These adjustments exclude a portion of the commitment in respect of the first lien term facility which is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated. See Note 17.
(5)	Reflects the historical Combined Statement of Assets and Liabilities of Hatteras as of the date indicated.
(6)	Reflects pro forma adjustments to record the assets and liabilities of Hatteras at their fair values for (1) $30.0 million in cash consideration, (2) deferred cash payments with a fair value of $9.6 million and (3) additional future consideration which has a fair value of $35.9 million and will be based on the consolidated pre-tax net operating income generated by the business of the Hatteras Funds Group for fiscal years ending December 31, 2016 and December 31, 2018.
(7)	Reflects the historical Condensed Consolidated Balance Sheet of ICH as of the date indicated.
(8)	Reflects pro forma adjustments to record the assets and liabilities of ICH at their fair values and the purchase of all outstanding shares of ICH common stock for $52.5 million to be paid in cash or freely tradable shares of the Company’s stock, at the election of each shareholder. Pursuant to the acquisition agreement dated October 27, 2013, no more than 60% of the aggregate consideration can be payable in cash. These pro forma financial statements assume that ICH’s shareholders elected to receive the maximum amount of the aggregate consideration in cash.
(9)	Reflects the historical Condensed Consolidated Statement of Financial Condition of Summit as of the date indicated.
(10)	Reflects pro forma adjustments to record the assets and liabilities of Summit at their fair values and the purchase of all outstanding shares of Summit common stock for $49.0 million in cash and freely tradable shares of the Company’s common stock at the election of each shareholder. Pursuant to the acquisition agreement dated November 16, 2013, no more than 80% of the aggregate consideration can be payable in cash. These Pro Forma financial statements assume that Summit’s shareholders elected to receive the maximum amount of the aggregate consideration in cash.
(11)	Reflects the historical Statement of Financial Condition of JP Turner as of the date indicated.
(12)	Reflects pro forma adjustments to record the assets and liabilities of JP Turner at their fair values for $27.0 million to be paid 60% at closing and 40% on the one year anniversary of the closing date and an additional future consideration. Pursuant to the merger agreement dated January 16, 2014, 70% of the consideration at closing and on the one year anniversary date is to be paid in cash and 30% in the Company’s stock. The closing cash consideration is subject to reductions if (a) the net working capital, defined as current assets minus current liabilities is less than $3.5 million, which the Company has estimated will be a reduction of $0.5 million, and (b) if 2013 actual EBITDA was less than 95% of the 2013 Target EBITDA, which the Company has estimated will be a reduction of $2.3 million. In addition, there is an earn out that is subject to a cap of $2.5 million for each of 2014, 2015 and 2016 and which has a estimated fair market value of $4.1 million. Refer to the below table for further detail on the calculation of contingent consideration (in millions):

Total consideration	$27.0
Payment at one year anniversary (40% of Total consideration)	10.8
Less: EBITDA Price reduction(i)	2.3
Net contingent consideration after EBITDA reduction	8.5
Net contingent consideration at present value (.9605)	8.2
Earn out consideration(ii)	4.1
Total contingent consideration	12.3
Less: Net working capital reduction	0.5
Total contingent consideration	11.8

RCS Capital Corporation
Notes to Unaudited Pro Forma
Consolidated Statement of Financial Condition

(i) Per purchase agreement, price reduction applies as 2013 EBITDA was less than 95% of target EBITDA. Price reduction at 21.4%.

(ii) The earn out cap of $2.5 million for each of 2014, 2015, and 2016 had a probability of exceeding cap of 85%, 83% and 30% and subject to a present value factor of .79, .68, and .58, respectively.

(13)	Reflects the historical Consolidated Statement of Financial Condition of First Allied as of the date indicated.
(14)	Reflects pro forma adjustments to record the assets and liabilities of First Allied at their historical cost, based on the purchase price of 11,264,929 shares for all of the equity in First Allied. The Pro Forma financial statements are based on an assumed stock price of the public offering price per share, for a stock value of $228.1 million. If the Company prepared these pro forma financial statements using the closing price of the Company’s Class A common stock on March 31, 2014, or $38.92, the purchase price would have been $438.4 million. If the Company prepared these pro forma financial statements using the closing price of the Company’s Class A common stock on April 1, 2014, or $39.50, which was the highest closing price of the Company’s Class A common stock, the purchase price would have been $445.0 million. The excess purchase price over the historical paid over the cost of the new assets is reflected as an adjustment to additional paid-in capital.
(15)	Reflects the historical Consolidated Statement of Financial Condition of Strategic Capital as of the date indicated.
(16)	Reflects pro forma adjustments to record the assets and liabilities of Strategic Capital at their fair values for (1) $60.0 million in cash consideration, (2) $10.0 million of the Company's Class A common stock consideration (3) deferred cash payments with a fair value of $10.0 million and (4) estimated additional future consideration of $94.1 million, which will be based on the consolidated estimated EBITDA generated by the business of the Strategic Capital for fiscal years ending December 31, 2015 and December 31, 2016. The estimated earn-out, which is defined in the Strategic Capital purchase agreement, was calculated as follows (in millions):

	2015	2016	Total Estimated Earn-Out
Estimated EBITDA	$20.6	$35.7
Factor(i)	7.0	6.5
Product	$144.2	$232.1
Factor(ii)	25%	25%
Potential Earn Out	$36.1	$58.0	$94.1
i.	Reflects a discounted multiplier per the purchase agreement between the Company and the sellers of Strategic Capital.
ii.	Reflects an agreed upon percentage between the Company and the sellers of Strategic Capital to incentivize the performance of Strategic Capital after the closing date based on the 2015 and 2016 EBITDA multiplied by the aforementioned factor.
(17)	Reflects pro forma adjustments to record the portion of the commitment in respect of the first lien term facility which is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated. The contingent adjustment is an aggregate of $80.0 million as follows: (i) with respect to the ICH acquisition, $15.0 million; (ii) with respect to the Hatteras acquisition, $31.0 million; and (iii) with respect to the Summit acquisition, $34.0 million. The first lien term facility will be subject to a mandatory prepayment by the same amounts if any or all of the ICH acquisition, the Hatteras acquisition and the Summit acquisition are abandoned or terminated after the completion of the Cetera acquisition.
(18)	Reflects Pro Forma adjustments to the historical Consolidated Statement of Financial Condition of the Company primarily to reflect the impact of certain related party transactions.
(19)	Reflects the use of $1.2 billion of cash to fund the Cetera acquisition.

RCS Capital Corporation
Notes to Unaudited Pro Forma
Consolidated Statement of Financial Condition

(20)	Reflects the elimination of the Company’s historical third-party receivables and payables with Cetera which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(21)	Reflects the preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships. The amount includes the write-off of $92.5 million of historical intangible assets and the recording of $1.3 billion of new goodwill and intangible assets, which include intangibles related to the acquisition of Cetera’s broker-dealer, investment advisory and technology provider businesses. The allocation of goodwill and intangible assets will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. In accordance with accounting principles generally accepted in the United States, the Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on their respective estimated fair values. Substantially all of the identifiable intangible assets of Cetera are assumed to be related to client relationships with an assumed useful life of 9.5 years. The third party valuation is expected to take into consideration the useful lives of the intangible assets generated organically as well as those previously acquired therefore the useful lives may differ from those in the historical financial statements. Factors to be considered in the analysis of such intangible assets include the estimate and probability of future revenues attributable to financial advisors and retention rates which will be are used to derive economic cash flows that are present valued at an appropriate rate of return over their respective useful lives. The estimated deferred tax liability of $312.7 million relates to timing differences between book and taxable expense related to the incremental intangible assets. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available.
(22)	Reflects the adjustment to long-term debt in accordance with the $207.4 million repayment of Cetera’s senior secured credit facility as required by the terms of the Cetera merger agreement.
(23)	Reflects the elimination of Cetera’s historical common stock, convertible preferred stock balance, additional paid in capital, unearned stock based compensation and retained earnings balances.
(24)	Reflects the sources of cash to fund the Cetera acquisition. The remaining purchase price was paid using cash on hand.

(in millions) Sources of Funds
Cash to fund the Cetera acquisition
Issuance of long-term debt – first lien(i)	$495.0
Issuance of long-term debt – second lien(i)	150.0
Issuance of convertible notes(ii)	120.0
Total issuance of debt	765.0
Issuance of convertible preferred stock(iii)	270.0
Fees and original issue discount (“OID”)(iv)	(112.5)
Total sources	$922.5

i. Reflects the amount the Company borrowed under the first lien loan facility and second lien loan facility.

ii. Reflects the par value issued to Luxor Capital Group (“Luxor”) by the Company pursuant. The Pro Forma Consolidated Statement of Financial Condition does not assume the conversion of the convertible notes.

iii. Reflects the issuance of convertible preferred stock having a liquidation preference of $270.0 million issued to Luxor by the Company. The Pro Forma Consolidated Statement of Financial Condition does not assume the conversion of the convertible preferred stock.

iv. Reflects the fees paid and OID in connection with the above issuances, of which $32.2 million is netted in additional paid-in capital.

(25)	Reflects debt issuance costs and OID of $80.3 million. The balance will be amortized over the life of the debt issuances which ranges from 5 to 7.5 years.

RCS Capital Corporation
Notes to Unaudited Pro Forma
Consolidated Statement of Financial Condition

(26)	Primarily reflects the issuance of the Company’s convertible preferred stock and the Company’s Class A common stock for the equity portion of the consideration due in connection with the financings entered into in connection with the Cetera acquisition. These Pro Forma consolidated financial statements were prepared with a share price of the Company’s convertible preferred stock of $20.26 as set forth in the agreement with Luxor.

(in millions)
Excess price of the Company's convertible preferred stock above par value	270.0
Transaction costs	(32.2)
Total	$237.8
(27)	Reflects the use of $30.0 million of available cash to fund the initial cash consideration payment in connection with the Hatteras asset purchase. The adjustment also reflects the anticipated repayment of Hatteras’ line of credit and notes payable for $4.8 million.
(28)	Reflects the carve out of agreed upon deferred compensation assets and liabilities which were included in the historical Hatteras Combined Statement of Assets and Liabilities that are not expected to be included as part of the transaction.
(29)	Reflects preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships and investment advisory services. The amount includes the write off of $4.5 million of historical goodwill, the recording of liabilities for contingent payments and earn-outs of $45.5 million, and the recording of $78.7 million of new goodwill and intangible assets, which include intangibles related to the acquisition of Hatteras’ alternative mutual funds and core alternative funds and private equity funds businesses. The $45.5 million consisted of deferred payments totaling $9.6 million that were discounted at a factor of .986, .962 and .926 for 2014, 2015, and 2016, respectively, and earn-out payments estimated at $35.9 million that were discounted at a factor of .621 and .469 for 2016 and 2018, respectively. As defined in the purchase agreement, the deferred payments consist of 7.5% of the initial purchase price in 2014 and 2015, and 10% of the initial purchase price in 2016. The 2016 and 2018 earn-out payments are calculated as 10 multiplied by 0.15 multiplied by the pre-tax net income for the fiscal year that ends on each respective earn-out payment date. Amounts are preliminary and will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. In accordance with accounting principles generally accepted in the United States, the Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on their respective fair values. The identifiable intangible assets of Hatteras are primarily related to contractual customer relationship intangibles for fund of hedge funds products that are structured as mutual funds which have useful lives of 9 to 14 years and Hatteras’ Funds trade names which have a useful life of 10 years. The third party valuation took into consideration the useful lives of the intangible assets generated organically as well as those previously acquired therefore the useful lives may differ from those in the historical financial statements. Factors considered in the analysis of such intangible assets include assets under management and the related growth rates which are used to derive economic cash flows that are present valued at an appropriate rate of return over their respective useful lives. The fair value of the earn-outs was determined by discounting the expected payout in accordance with the purchase agreement. The fair value of contingent payments was determined using discounted cash flows. In making estimates of fair values for purposes of allocating purchase price and determining the fair value of the contingent payments and earn-outs, the Company utilized an independent appraisal. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.
(30)	Reflects the anticipated repayment of Hatteras’ line of credit and notes payable in accordance with the purchase agreement.
(31)	Reflects adjustment for the elimination of Hatteras’ members’ equity and non-controlling interest balances in connection with the asset purchase.
(32)	Reflects the use $31.5 million of available cash to fund the cash consideration portion of the ICH acquisition.

RCS Capital Corporation
Notes to Unaudited Pro Forma
Consolidated Statement of Financial Condition

(33)	Reflects the elimination of the Company’s historical third-party receivables and payables with ICH which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(34)	Reflects the preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships. The amount includes the recording of $61.8 million of new goodwill, tangible and intangible assets, which include intangibles related to the acquisition of ICH’s broker-dealer and investment advisory businesses. Amounts are preliminary and will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. In accordance with accounting principles generally accepted in the United States, the Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on their respective fair values. The identifiable intangible assets of ICH are primarily related to client relationships which have useful lives of 13 to 17 years and internally developed software, non-compete agreements and trade names that have useful lives of 6 years, 5 years and 2 years, respectively. The third party valuation took into consideration the useful lives of the intangible assets generated organically as well as those previously acquired therefore the useful lives may differ from those in the historical financial statements. Factors considered in the analysis of such intangible assets include the estimate and probability of future revenues attributable to financial advisors and retention rates which are used to derive economic cash flows that are present valued at an appropriate rate of return over their respective useful lives. The adjustment also includes the write-down in the fair value of advisor notes receivable of $0.8 million to their fair value. The deferred tax liability of $13.1 million relates to timing differences between book and taxable expense related to the intangible assets. In making estimates of fair values for purposes of allocating purchase price, the Company utilized an independent appraisal. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.
(35)	Reflects the par value of the Company’s Class A common stock issued in connection with the ICH acquisition.
(36)	Reflects the elimination of ICH’s common stock, treasury stock and accumulated deficit balances.
(37)	Primarily reflects the issuance of the Company’s freely tradable Class A common stock for the equity portion of the consideration due in connection with the ICH acquisition partially offset by the elimination of ICH’s historical additional paid-in capital balance. These Pro Forma financial statements were prepared with an assumed share price of the Company’s Class A common stock of $38.92, which was the closing price of the Company’s Class A common stock on March 31, 2014. The actual number of shares ultimately issued will differ based on the actual share price of the Company’s Class A common stock on the date of closing.

(in millions)
Excess price of the Company's Class A common stock above par value	21.0
Elimination of ICH's additional paid-in capital	(13.0)
Total	$8.0
(38)	Reflects the use of $39.2 million of available cash to fund the cash consideration portion of the Summit acquisition in addition to $8.9 million of cash that will be retained by the seller based on the terms of the purchase agreement.
(39)	Reflects the elimination of the Company’s historical third-party receivables and payables with Summit which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(40)	Reflects the preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships. The amount includes the write-off of $0.5 million of historical goodwill and the recording of $46.6 million of new goodwill, tangible and intangible assets, which include intangibles related to the acquisition of Summit’s securities brokerage, investment services and insurance businesses. Amounts are preliminary and will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. In accordance with accounting principles generally accepted in the United States, the Company allocates the purchase price of acquired entities to identifiable intangible assets

RCS Capital Corporation
Notes to Unaudited Pro Forma
Consolidated Statement of Financial Condition

acquired based on their respective fair values. The identifiable intangible assets of Summit are primarily related to client relationships, which have useful lives of 9 years and internally developed software and non-compete agreements and trade names which have useful lives of 7 years, 5 years and 2 years, respectively. The third party valuation took into consideration the useful lives of the intangible assets generated organically as well as those previously acquired therefore the useful lives may differ from those in the historical financial statements. Factors considered in the analysis of such intangible assets include the estimate and probability of future revenues attributable to financial advisors and retention rates which are used to derive economic cash flows that are present valued at an appropriate rate of return over their respective useful lives. The adjustment also includes the write down in the fair value of advisor notes receivable of $0.4 million to their fair value. In making estimates of fair values for purposes of allocating purchase price, the Company utilized an independent appraisal. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.
(41)	Reflects the elimination of Summit’s common stock, unearned stock-based compensation, treasury stock and retained earnings balances.
(42)	Primarily reflects the issuance of the Company’s freely tradable Class A common stock for the equity portion of the consideration due in connection with the Summit acquisition partially offset by the elimination of Summit’s historical additional paid-in capital balance. These Pro Forma financial statements were prepared with an assumed share price of the Company’s Class A common stock of $38.92, which was the closing price of the Company’s Class A common stock on March 31, 2014. The actual number of shares ultimately issued will differ based on the actual share price of the Company’s Class A common stock on the date of closing subject to a cap of $28.00.

(in millions)
Excess price of the Company's Class A common stock above par value	$9.8
Elimination of Summit's additional paid-in capital	(9.7)
Total	$0.1
(43)	Reflects the use of $11.3 million of available cash to fund the cash consideration portion of the JP Turner acquisition of which 60% is to be paid at closing and 40% on the one year anniversary of the closing date. Pursuant to the merger agreement dated January 16, 2014, 70% of the consideration at closing and on the one year anniversary date is to be paid in cash.
(44)	Reflects the elimination of the Company’s historical third-party receivables and payables with JP Turner which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(45)	Reflects the preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships. The amount includes the recording of $23.7 million of new goodwill and intangible assets, which include intangibles related to the acquisition of JP Turner’s broker-dealer and investment advisory businesses. The allocation of goodwill and intangible assets will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. In accordance with accounting principles generally accepted in the United States, the Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on its respective estimated fair values. The identifiable intangible assets of JP Turner are assumed to be primarily related to client relationships which have useful lives of 9 years and non-compete agreements and trade names which have useful lives of 2 years. The third party valuation took into consideration the useful lives of the intangible assets generated organically as well as those previously acquired therefore the useful lives may differ from those in the historical financial statements. Factors to be considered in the analysis of such intangible assets will include the estimate and probability of future revenues attributable to financial advisors and retention rates which are used to derive economic cash flows that are present valued at an appropriate rate of return over their useful lives. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.

RCS Capital Corporation
Notes to Unaudited Pro Forma
Consolidated Statement of Financial Condition

(46)	Reflects the recording of estimated liabilities for deferred payment of stock and cash pursuant to the JP Turner purchase agreement. These estimates will be finalized once additional information is received. The deferred payments of stock and cash are payable upon J.P. Turner achieving certain targets for 2014, 2015 and 2016 and are subject to a cap of $2.5 million per annum. The estimates were determined based upon a valuation by a third-party valuation firm of the probability of the targets being achieved and present valuing the estimated payments to determine the estimated liability. Accordingly, these estimates are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations. See Note 12 for additional details regarding the calculation of the contingent consideration.
(47)	Primarily reflects the issuance of the Company’s Class A common stock for the equity portion of the consideration due in connection with the JP Turner acquisition partially offset by the elimination of JP Turner’s historical additional paid-in capital balance. These Pro Forma financial statements were prepared with an assumed share price of the Company’s Class A common stock of $38.92, which was the closing price of the Company’s Class A common stock on March 31, 2014. The actual number of shares ultimately issued will differ based on the actual share price of the Company’s Class A common stock on the date of closing. The adjustment also eliminates the company’s historical retained earnings.

(in millions)
Excess price of the Company's Class A common stock above par value	$4.9
Elimination of JP Turner's additional paid-in capital	(5.7)
Total	$(0.8)
(48)	Reflects the anticipated repayment of First Allied’s term loan and revolving line of credit as required by the Company’s commitment to the loan facilities to be entered into to fund Cetera Acquisition.
(49)	Reflects the elimination of the Company’s historical third-party receivables and payables with First Allied, which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(50)	Reflects the elimination of First Allied’s historical common stock and retained earnings balances.
(51)	Reflects the impact on additional paid-in capital for the following items:

(in millions)
Excess over par value for the Class A Common stock consideration(i)	$228.1
Elimination of First Allied's historical additional paid-in capital	(137.2)
Adjustment to record additional paid-in capital	90.9
Less: Excess purchase price paid over the historical cost of First Allied's net assets(ii)	91.7
Total	$(0.8)

i. The consideration for the First Allied acquisition is 11,264,929 shares of the Company’s Class A common stock, therefore the actual value of the stock to be issued will be based on the actual share price of the Company’s Class A common stock on the date of closing. The Pro Forma adjustments related to the First Allied acquisition are computed based on a stock price of the public offering price per share.

ii. Under the original First Allied merger agreement, the effective cost of the acquisition to RCAP Holdings was $177.0 million, consisting of $145.0 million in merger consideration to the former owners of First Allied and $32.0 million of bank indebtedness outstanding immediately following the merger. This effective cost does not represent the purchase price for financial reporting purposes or the historical cost of First Allied’s net assets.

On April 3, 2014, the Company entered into the First Allied contribution agreement with RCAP Holdings, pursuant to which RCAP Holdings will contribute all its equity interests in First Allied to us. As consideration for the contribution, 11,264,929 shares of our Class A common stock are issuable to

RCS Capital Corporation
Notes to Unaudited Pro Forma
Consolidated Statement of Financial Condition

RCAP Holdings, which was determined based on a value of $207.5 million for First Allied and the VWAP of our Class A common stock on January 15, 2014, the day prior to the announcement of the Cetera merger agreement. In addition, immediately following consummation of the contribution, First Allied is expected to have $33.4 million of outstanding bank indebtedness, which is expected be repaid out of the proceeds of the Cetera financing.

The excess of the purchase price was calculated based on the difference between the purchase price paid by the Company (i) the purchase price paid by the Company which is computed based on the public offering price per share, and (ii) the historical cost of First Allied’s net asset of $136.3 million.

This transaction was between entities under common control and is accounted for at historical cost. Any excess purchase price over the cost of the net assets is reflected as an adjustment to additional paid-in capital. The Company’s stock price since its initial public offering has ranged from $14.86 to $39.98. The transaction will be recorded at the implied value basis on the closing price at the Company’s Class A common stock on the closing date, which may be higher or lower than the amount shown here.

(52)	Reflects the use $60.0 million of cash to fund the cash consideration portion of the Strategic Capital acquisition.
(53)	Reflects the preliminary adjustment to record goodwill and intangible assets of $220.8 million, which relate to the acquisition of Strategic Capital’s broker-dealer businesses. Amounts are preliminary and will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. In accordance with accounting principles generally accepted in the United States, the Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on their respective fair values. The Company is in the process of engaging an independent appraisal expert to conduct the purchase price allocation; therefore, information regarding the amount, types of and useful lives of the intangibles are unknown at the time of this prospectus. The Company allocated the excess purchase price between goodwill and intangibles based on the allocation used in the acquisition of Hatteras. All items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations. The estimated deferred tax liability of $50.9 million relates to timing differences between book and taxable expense related to the incremental intangible assets. The purchase agreement also includes an EBITDA based earn-out for an estimated $94.1 million as well as $10 million in cash due 90-days after closing.
(54)	Primarily reflects the issuance of the Company’s Class A common stock for the equity portion of the consideration due in connection with the Strategic Capital acquisition. These Pro Forma financial statements were prepared with an assumed share price of the Company’s Class A common stock of $38.92, which was the closing price of the Company’s Class A common stock on March 31, 2014. The actual number of shares ultimately issued will differ based on the actual share price of the Company’s Class A common stock on the date of closing.
(55)	Reflects the elimination of Strategic Capital’s retained earnings and member's equity.
(56)	Reflects pro forma adjustments to record an additional $80.0 million of commitments, resulting in net cash increase of $74.2 million and deferred acquisition fees of $5.8 million.
(57)	Reflects the assumption that Company will net its deferred tax assets against the deferred tax liabilities. Further, to the extent an acquisition is an anticipated stock purchase, historical deferred tax assets of targets are deemed to be realizable pending additional analysis post-acquisition. It is anticipated that any potential adjustment to these historical deferred tax assets would be immaterial.
(58)	Reflects the issuance of $407.7 million (excludes the underwriters’ over-allotment option), or 21.5 million shares of the Company’s Class A common stock in connection with the public offering and the concurrent private offering contemplated by the Company’s registration statement on Form S-1 (File No. 333-193925) first filed with the SEC on February 13, 2014, as amended, net of $27.1 million in expenses. The number of shares to be issued was calculated using the public offering price per share, or $20.25.

Unaudited Pro Forma Consolidated Statement of Operations
March 31, 2014
(in thousands)

	RCAP Historical(1)	Cetera Historical(3)	Cetera Acquisition Related Adjustments		Cetera Financing Related Adjustments (excluding portions of the financing contingent on closing other pending acquisitions)(4)		RCAP with Cetera Pro Forma		Hatteras Historical(5)	Hatteras Merger Adjustments		RCAP and Cetera with Hatteras Pro Forma
Revenues:
Commissions
Related party products	$92,420	$—	$—		$—		$92,420		$—	$—		$92,420
Non-related party products	157	178,972	(4,976	)(13)	—		174,153		—	—		174,153
Dealer manager fees
Related party products	44,438	—	—		—		44,438		—	—		44,438
Non-related party products	72	—	(3,246	)(13)	—		(3,174)		—	—		(3,174)
Investment banking advisory services
Related party products	31,732	—	—		—		31,732		—	—		31,732
Non-related party products		—	—		—		—		—	—		—
Advisory and asset-based fees (non-related party)		102,077	—		—		102,077		13,156	—		115,233
Transfer agency revenue (related party)	3,386	—	—		—		3,386		—	—		3,386
Services revenue
Related party products	8,100	—	—		—		8,100		—	—		8,100
Non-related party products	81	—	—		—		81		—	—		81
Reimbursable expenses
Related party products	6,051	—	—		—		6,051		—	—		6,051
Non-related party products	30	—	—		—		30		—	—		30
Other revenues	738	20,126	—		—		20,864		874	—		21,738
Total revenues	187,205	301,175	(8,222)		—		480,158		14,030	—		494,188
Expenses:
Third-party commissions
Related party products	92,420	—	—		—		92,420		—	—		92,420
Non-related party products	157	—	—		—		157		—	—		157
Third-party reallowance
Related party products	13,992	—	—		—		13,992		—	—		13,992
Non-related party products	29	—	—		—		29		—	—		29
Retail commissions	—	242,225	(8,222	)(13)	—		234,003		—	—		234,003
Wholesale commissions	16,461	—	—		—		16,461		—	—		16,461
Internal commission, payroll and benefits	14,373	25,848	—		—		40,221		3,715	—		43,936
Conferences and seminars	6,018	—	—		—		6,018		—	—		6,018
Travel	2,164	—	—		—		2,164		—	—		2,164
Marketing and advertising	2,881	2,721	—		—		5,602		—	—		5,602
Professional fees:
Related party expense allocation	683	—	—		—		683		—	—		683
Non-related party expenses	1,978	1,630	—		—		3,608		—	—		3,608
Data processing	1,872	4,406	—		—		6,278		—	—		6,278
Equity-based outperformance	7,150	—	—		—		7,150		—	—		7,150
Incentive fee	—	—	—		—		—		—	—		—
Quarterly fee	1,782	—	—		—		1,782		—	—		1,782
Transaction costs	6,717	3,333	(3,333	)(14)	—		6,717		390	(390	)(19)	6,717
Interest expense	—	4,154	(4,154	)(15)	17,360	(18)	17,360		29	(29	)(20)	17,360
Occupancy	1,124	3,224	—		—		4,348		—	—		4,348
Depreciation and amortization	51	4,611	19,645	(16)	—		24,307		41	1,035	(21)	25,383
Goodwill impairment	—	—	—		—		—		—	—		—
Service, sub-advisor and mutual fund expense	—	—	—		—		—		7,175	—		7,175
Other expenses	1,453	7,348	—		—		8,801		943	—		9,744
Total expenses	171,305	299,500	3,936		17,360		492,101		12,293	616		505,010
Income (loss) before taxes	15,900	1,675	(12,158)		(17,360)		(11,943)		1,737	(616)		(10,822)
Provision (benefit) for income taxes	3,244	1,797	(4,863	)(17)	(6,944	)(18)	(6,766)		—	448	(22)	(6,318)
Net income (loss)	12,656	(122)	(7,295)		(10,416)		(5,177)		1,737	(1,064)		(4,504)
Less: net income (loss) attributable to non-controlling interests	8,864	—	—		—		8,864		673	(673	)(23)	8,864
Net income (loss) attributable to RCS Capital Corporation	$3,792	$(122)	$(7,295)		$(10,416)		$(14,041)		$1,064	$(391)		$(13,368)
Earnings per share:
Basic	0.22						(1.23)					(1.18)
Diluted	0.22						(1.23	)(46)				(1.18	)(46)
Weighted average common shares(2):
Basic	15,567						15,567					15,567
Diluted	15,567						15,567					15,567

Unaudited Pro Forma Consolidated Statement of Operations
March 31, 2014
(in thousands)

	RCAP with Cetera Pro Forma		ICH Historical(6)	ICH Acquisition Related Adjustments		RCAP and Cetera with ICH Pro Forma		Summit Historical(7)	Summit Acquisition Related Adjustments		RCAP and Cetera with Summit Pro Forma
Revenues:
Commissions
Related party products	$92,420		$—	$—		$92,420		$—	$—		$92,420
Non-related party products	174,153		17,422	(854	)(24)	190,721		24,549	(1,922	)(29)	196,780
Dealer manager fees
Related party products	44,438		—	—		44,438		—	—		44,438
Non-related party products	(3,174)		—	—		(3,174)		—	—		(3,174)
Investment banking advisory services
Related party products	31,732		—	—		31,732		—	—		31,732
Non-related party products	—		—	—		—		—	—		—
Advisory and asset-based fees (non-related party)	102,077		4,889	(484	)(24)	106,482		—	—		102,077
Transfer agency revenue (related party)	3,386		—	—		3,386		—	—		3,386
Services revenue
Related party products	8,100		—	—		8,100		—	—		8,100
Non-related party products	81		—	—		81		—	—		81
Reimbursable expenses
Related party products	6,051		—	—		6,051		—	—		6,051
Non-related party products	30		—	—		30		—	—		30
Other revenues	20,864		1,094	—		21,958		1,612	—		22,476
Total revenues	480,158		23,405	(1,338)		502,225		26,161	(1,922)		504,397
Expenses:
Third-party commissions
Related party products	92,420		—	—		92,420		—	—		92,420
Non-related party products	157		—	—		157		—	—		157
Third-party reallowance
Related party products	13,992		—	—		13,992		—	—		13,992
Non-related party products	29		—	—		29		—	—		29
Retail commissions	234,003		18,655	(1,338	)(24)	251,320		20,922	(1,922	)(29)	253,003
Wholesale commissions	16,461		—	—		16,461		—	—		16,461
Internal commission, payroll and benefits	40,221		1,621	150	(25)	41,992		2,107	31	(30)	42,359
Conferences and seminars	6,018		—	—		6,018		—	—		6,018
Travel	2,164		—	—		2,164		—	—		2,164
Marketing and advertising	5,602		319	—		5,921		—	—		5,602
Professional fees:
Related party expense allocation	683		—	—		683		—	—		683
Non-related party expenses	3,608		2,345			5,953		—	—		3,608
Data processing	6,278		313	—		6,591		163	—		6,441
Equity-based outperformance	7,150		74	—		7,224		—	—		7,150
Incentive fee	—		—	—		—		—	—		—
Quarterly fee	1,782		—	—		1,782		—	—		1,782
Transaction costs	6,717		299	(299	)(26)	6,717		443	(443	)(31)	6,717
Interest expense	17,360		53	—		17,413		—	—		17,360
Occupancy	4,348		86	—		4,434		206	—		4,554
Depreciation and amortization	24,307		42	583	(27)	24,932		75	944	(32)	25,326
Goodwill impairment	—		—	—		—		—	—		—
Service, sub-advisor and mutual fund expense	—		—	—		—		—	—		—
Other expenses	8,801		548	—		9,349		1,431	—		10,232
Total expenses	492,101		24,355	(904)		515,552		25,347	(1,390)		516,058
Income (loss) before taxes	(11,943)		(950)	(434)		(13,327)		814	(532)		(11,661)
Provision (benefit) for income taxes	(6,766)		16	(174	)(28)	(6,924)		400	(213	)(33)	(6,579)
Net income (loss)	(5,177)		(966)	(260)		(6,403)		414	(319)		(5,082)
Less: net income (loss) attributable to non-controlling interests	8,864		—	—		8,864		—	—		8,864
Net income (loss) attributable to RCS Capital Corporation	$(14,041)		$(966)	$(260)		$(15,267)		$414	$(319)		$(13,946)
Earnings per share:
Basic	(1.23)					(1.26)					(1.19)
Diluted	(1.23	)(46)				(1.26	)(46)				(1.19	)(46)
Weighted average common shares(2):
Basic	15,567			540		16,107			350		15,917
Diluted	15,567			540		16,107			350		15,917

Unaudited Pro Forma Consolidated Statement of Operations
March 31, 2014
(in thousands)

	RCAP with Cetera Pro Forma		JP Turner Historical(8)	JP Turner Merger Adjustments		RCAP and Cetera with JP Turner		First Allied Historical(9)	First Allied Merger Related Adjustments		RCAP and Cetera with First Allied Pro Forma
Revenues:
Commissions
Related party products	$92,420		$—	$—		$92,420		$—	$—		$92,420
Non-Related party products	174,153		16,001	(4,680	)(34)	185,474		49,291	(5,468	)(36)	217,976
Dealer manager fees
Related party products	44,438		—	—		44,438		—	—		44,438
Non-Related party products	(3,174)		—	(2,707	)(34)	(5,881)		—	(3,534	)(36)	(6,708)
Investment banking advisory services
Related party products	31,732		—	—		31,732		—	—		31,732
Non-Related party products	—			—		—		—	—		—
Advisory and asset-based fees (non-related party)	102,077		—	—		102,077		31,577	—		133,654
Transfer agency revenue (related party)	3,386		—	—		3,386		—	—		3,386
Services revenue
Related party products	8,100		—	—		8,100		—	—		8,100
Non-Related party products	81		—	—		81		—	—		81
Reimbursable expenses
Related party products	6,051		—	—		6,051		—	—		6,051
Non-Related party products	30		—	—		30		—	—		30
Other revenues	20,864		4,361	—		25,225		12,351	—		33,215
Total revenues	480,158		20,362	(7,387)		493,133		93,219	(9,002)		564,375
Expenses:
Third-party commissions
Related party products	92,420		—	—		92,420		—	—		92,420
Non-Related party products	157		—	—		157		—	—		157
Third-party reallowance											—
Related party products	13,992		—	—		13,992		—	—		13,992
Non-Related party products	29		—	—		29		—	—		29
Retail commissions	234,003		16,206	(7,387	)(34)	242,822		68,167	(9,002	)(36)	293,168
Wholesale commissions	16,461		—	—		16,461		—	—		16,461
Internal commission, payroll and benefits	40,221		1,535	—		41,756		12,994	—		53,215
Conferences and seminars	6,018		—	—		6,018		—	—		6,018
Travel	2,164		—	—		2,164		521	—		2,685
Marketing and advertising	5,602		—	—		5,602		1,180	—		6,782
Professional fees:
Related party expense allocation	683		—	—		683		—	—		683
Non-related party expenses	3,608		—	—		3,608		1,932	—		5,540
Data processing	6,278		209	—		6,487		1,737	—		8,015
Equity-based outperformance	7,150		—	—		7,150			—		7,150
Incentive fee	—		—	—		—		—	—		—
Quarterly fee	1,782		—	—		1,782		—	—		1,782
Transaction costs	6,717		—	—		6,717		239	(239	)(37)	6,717
Interest expense	17,360		—	—		17,360		227	(227	)(38)	17,360
Occupancy	4,348		198	—		4,546		1,384	—		5,732
Depreciation and amortization	24,307		5	411	(35)	24,723		1,965	—		26,272
Goodwill impairment	—		—	—		—			—		—
Service, sub-advisor and mutual fund expense	—		—	—		—			—		—
Other expenses	8,801		1,073	—		9,874		3,721	—		12,522
Total expenses	492,101		19,226	(6,976)		504,351		94,067	(9,468)		576,700
Income (loss) before taxes	(11,943)		1,136	(411)		(11,218)		(848)	466		(12,325)
Provision (benefit) for income taxes	(6,766)		—	—		(6,766)		(342)	186	(39)	(6,922)
Net income (loss)	(5,177)		1,136	(411)		(4,452)		(506)	280		(5,403)
Less: net income (loss) attributable to non-controlling interests	8,864		—	—		8,864		—	—		8,864
Net income (loss) attributable to RCS Capital Corporation	$(14,041)		$1,136	$(411)		$(13,316)		$(506)	$280		$(14,267)
Earnings per share:
Basic	(1.23)					(1.17)					(0.72)
Diluted	(1.23	)(46)				(1.17	)(46)				(0.72	)(46)
Weighted average common shares(2):
Basic	15,567			125		15,692			11,265		26,832
Diluted	15,567			125		15,692			11,265		26,832

Unaudited Pro Forma Consolidated Statement of Operations
March 31, 2014
(in thousands)

	RCAP with Cetera Pro Forma	Strategic Capital Historical(10)	Strategic Capital Merger Adjustments		RCAP and Cetera with Strategic Capital	Cetera Financing Related Adjustments (portions of the financing contingent on closing other pending acquisitions)(11)		Total Mergers and Acquisitions	RCAP Adjustments(12)		RCAP Pro Forma	Offering Adjustments	RCAP Pro Forma with Offering Adjustments
Revenues:
Commissions
Related party products	$92,420	—	—		92,420	—		—	$—		$92,420	—	92,420
Non-Related party products	174,153	26,939	—		201,092	—		121,278	—		295,431	—	295,431
Dealer manager fees
Related party products	44,438	—	—		44,438	—		—	—		44,438	—	44,438
Non-Related party products	(3,174)	10,606	—		7,432	—		4,365	—		1,191	—	1,191
Investment banking advisory services
Related party products	31,732	—	—		31,732	—		—	—		31,732	—	31,732
Non-Related party products	—	—	—		—	—		—	—		—	—	—
Advisory and asset-based fees (non-related party)	102,077	—	—		102,077	—		49,138	—		151,215	—	151,215
Transfer agency revenue (related party)	3,386	—	—		3,386	—		—	—		3,386	—	3,386
Services revenue
Related party products	8,100	—	—		8,100	—		—	—		8,100	—	8,100
Non-Related party products	81	—	—		81	—		—	—		81	—	81
Reimbursable expenses
Related party products	6,051	—	—		6,051	—		—	—		6,051	—	6,051
Non-Related party products	30	—	—		30	—		—	—		30	—	30
Other revenues	20,864	1,256	—		22,120	—		21,548	—		42,412	—	42,412
Total revenues	480,158	38,801	—		518,959	—		196,329	—		676,487	—	676,487
Expenses:
Third-party commissions
Related party products	92,420	—	—		92,420	—		—	—		92,420	—	92,420
Non-Related party products	157	—	—		157	—		—	—		157	—	157
Third-party reallowance
Related party products	13,992	—	—		13,992	—		—	—		13,992	—	13,992
Non-Related party products	29	—	—		29	—		—	—		29	—	29
Retail commissions	234,003	25,432	—		259,435	—		129,733	—		363,736	—	363,736
Wholesale commissions	16,461	—	—		16,461	—		—	—		16,461	—	16,461
Internal commission, payroll and benefits	40,221	5,989	—		46,210	—		28,142	—		68,363	—	68,363
Conferences and seminars	6,018	—	—		6,018	—		—	—		6,018	—	6,018
Travel	2,164	391	—		2,555	—		912	—		3,076	—	3,076
Marketing and advertising	5,602	4,376	—		9,978	—		5,875	—		11,477	—	11,477
Professional fees:
Related party expense allocation	683	—	—		683	—		—	—		683	—	683
Non-related party expenses	3,608	358	—		3,966	—		4,635	—		8,243	—	8,243
Data processing	6,278	—	—		6,278	—		2,422	—		8,700	—	8,700
Equity-based outperformance	7,150	—	—		7,150	—		74	—		7,224	—	7,224
Incentive fee	—	—	—		—	—		—	—	(42)	—	—	—
Quarterly fee	1,782	—	—		1,782	—		—	(1,782	)(43)	—	—	—
Transaction costs	6,717	—	—		6,717	—		—	(6,717	)(44)	—	—	—
Interest expense	17,360	—	—		17,360	1,392	(41)	1,445	—		18,805	—	18,805
Occupancy	4,348	122	—		4,470	—		1,996	—		6,344	—	6,344
Depreciation and amortization	24,307	8	2,449	(40)	26,764	—		7,558	—		31,865	—	31,865

Unaudited Pro Forma Consolidated Statement of Operations
March 31, 2014
(in thousands)

	RCAP with Cetera Pro Forma		Strategic Capital(10)	Strategic Capital Merger Adjustments		RCAP and Cetera with Strategic Capital		Cetera Financing Related Adjustments (portions of the financing contingent on closing other pending acquisitions)(11)		Total Mergers and Acquisitions		RCAP Adjustments(12)		RCAP Pro Forma	Offering Adjustments	RCAP Pro Forma with Offering Adjustments
Goodwill impairment	—		—	—		—		—		—		—		—	—	—
Service, sub-advisor and mutual fund expense	—		—	—		—		—		7,175		—		7,175	—	7,175
Other expenses	8,801		131	—		8,932		—		7,847		—		16,648	—	16,648
Total expenses	492,101		36,807	2,449		531,357		1,392		197,814		(8,499)		681,416	—	681,416
Income (loss) before taxes	(11,943)		1,994	(2,449)		(12,398)		(1,392)		(1,485)		8,499		(4,929)	—	(4,929)
Provision (benefit) for income taxes	(6,766)		—	(980	)(40)	(7,746)		(557	)(41)	(1,216)		7,982	(45)	—	—	—
Net income (loss)	(5,177)		1,994	(1,469)		(4,652)		(835)		(269)		517		(4,929)	—	(4,929)
Less: net income (loss) attributable to non-controlling interests	8,864		—	—		8,864		—		—		—		8,864	—	8,864
Net income (loss) attributable to RCS Capital Corporation	$(14,041)		$1,994	$(1,469)		$(13,516)		$(835)		$(269)		$517		$(13,793)	$—	$(13,793)
Earnings per share:
Basic	(1.23)					(1.17)				(0.42)				(0.67)		(0.38)
Diluted	(1.23	)(46)				(1.17	)(46)			(0.42	)(46)			(0.67) (46)		(0.38	)(46)
Weighted average common shares(2):
Basic	15,567			257		15,824				12,537		—		28,104	21,469	49,573
Diluted	15,567			257		15,824				12,537		—		28,104	21,469	49,573

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(1)	Reflects the historical Consolidated Statement of Income of the Company for the period indicated.
(2)	Reflects the calculation of the weighted average shares outstanding (in thousands, except share price data). The basic and diluted EPS disclosed on the Unaudited Pro Forma Consolidated Statement of Operations utilize the share price of $38.92, the closing price of the Company’s Class A common stock on March 31, 2014. Refer to the table below.

As of March 31, 2014:

	Stock consideration	Price(iv)	Basic EPS impact	Diluted EPS impact
RCAP Historical(i)			15,567	15,567
ICH	$21,000	$38.92	540	540
Summit(ii)	9,800	$28.00	350	350
Luxor – convertible preferred stock(iii)	270,000	$20.26	—	—
Luxor – convertible notes(iii)	120,000	$21.18	—	—
JP Turner	4,860	$38.92	125	125
First Allied	438,434	$38.92	11,265	11,265
Strategic Capital	10,000	$38.92	257	257
Follow-on Issuance(v)	434,747	$20.25	21,469	21,469
Total	$1,308,841		49,573	49,573
i.	Reflects the Company's weighted average Class A common shares used in basic and diluted computation as presented in the historical financial statements.
ii.	The Company’s Class A common stock is subject to a cap of $28.00 for the Summit acquisition.
iii.	These instruments do not impact the diluted earnings per share calculation due to the loss from operations.
iv.	The price of $38.92 is based on the closing price of the Company’s Class A common stock as of March 31, 2014. All other prices reflected in the table above are contractual as set forth in the respective commitment letters or letter of intent.
v.	Assumes the Company raised $434.7 million from this offering and the concurrent private offering using the public offering price and does not include the underwriters’ over-allotment option.

The table below summarizes the impact to the shares utilized in the basic and diluted EPS computations if the Company computed the shares to be issued using the closing share price of the Class A common stock on April 1, 2014 of $39.50, which was the highest closing price of the Class A common stock.

As of April 1, 2014:

	Stock consideration	Price(iv)	Basic EPS impact	Diluted EPS impact
RCAP Historical(i)			15,567	15,567
ICH	$21,000	$39.50	532	532
Summit(ii)	9,800	$28.00	350	350
Luxor – convertible preferred stock(iii)	270,000	$20.26	—	—
Luxor – convertible notes(iii)	120,000	$21.18	—	—
JP Turner	4,860	$39.50	123	123
First Allied	444,968	$39.50	11,265	11,265
Strategic Capital	10,000	$39.50	253	253
Follow-on Issuance(v)	642,507	$39.50	16,266	16,266
Total	$1,523,135		44,356	44,356
i.	Reflects the Company's weighted average Class A common shares used in basic and diluted computation as presented in the historical financial statements.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

ii.	The Company’s Class A common stock is subject to a cap of $28.00 for the Summit acquisition.
iii.	These instruments do not impact the diluted earnings per share calculation due to the loss from operations.
iv.	The price of $39.50 is based on the closing price of the Company’s Class A common stock as of April 1, 2014, which was the highest closing price since the IPO. All other prices reflected in the table above are contractual as set forth in the respective commitment letters or letter of intent.
v.	Assumes the Company raised $642.5 million from this offering and the concurrent private offering and does not include the underwriter’s over-allotment option.

The table below summarizes the impact to the shares utilized in the basic and diluted EPS computations if the Company computed the shares to be issued using the closing share price of the Class A common stock on the public offering price, or 20.25, which is a more recent price of the Class A common stock.

As of June 4, 2014:

	Stock consideration	Price(iv)	Basic EPS impact	Diluted EPS impact
RCAP Historical(i)			15,567	15,567
ICH	$21,000	$20.25	1,037	1,037
Summit(ii)	9,800	20.25	484	484
Luxor – convertible preferred stock(iii)	270,000	$20.26	—	—
Luxor – convertible notes(iii)	120,000	$21.18	—	—
JP Turner	4,860	$20.25	240	240
First Allied	228,116	$20.25	11,265	11,265
Strategic Capital	10,000	$20.25	494	494
Follow-on Issuance(v)	434,747	$20.25	21,469	21,469
Total	$1,098,523		50,556	50,556
i.	Reflects the Company's weighted average Class A common shares used in basic and diluted computation as presented in the historical financial statements.
ii.	The Company’s Class A common stock is subject to a cap of $28.00 for the Summit acquisition.
iii.	These instruments do not impact the diluted earnings per share calculation due to the loss from operations.
iv.	The price of $20.25 is based on the public offering price per share. All other prices reflected in the table above are contractual as set forth in the respective commitment letters or letter of intent.
v.	Assumes the Company raised $434.7 million from this offering and the concurrent private offering and does not include the underwriters’ over-allotment option.
(3)	Reflects the historical Consolidated Statement of Income of Cetera for the period indicated.
(4)	Reflects pro forma adjustments to record Cetera financing related interest expense adjustment. This adjustment excludes a portion of the commitment in respect of the first lien term facility which is subject to automatic reduction if certain of the pending acquisitions are abandoned or terminated.
(5)	Reflects the historical Combined Statement of Revenue and Expenses of Hatteras for the period indicated.
(6)	Reflects the historical Condensed Consolidated Statement of Operations of ICH for the period indicated.
(7)	Reflects the historical Condensed Consolidated Statement of Income of Summit for the period indicated.
(8)	Reflects the historical Consolidated Statement of Income of JP Turner for the period indicated.
(9)	Reflects the historical Consolidated Statement of Operations of First Allied for the period indicated.
(10)	Reflects the historical Consolidated Statement of Income of Strategic Capital for the period indicated.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(11)	Reflects pro forma adjustments to record the portion of the commitment in respect of the first lien term facility which is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated. The contingent adjustment is an aggregate of $80.0 million as follows: (i) with respect to the ICH acquisition, $15.0 million; (ii) with respect to the Hatteras acquisition, $31.0 million; and (iii) with respect to the Summit acquisition, $34.0 million. The first lien term facility will be subject to a mandatory prepayment by the same amounts if any or all of the ICH acquisition, the Hatteras acquisition and the Summit acquisition are abandoned or terminated after the completion of the Cetera acquisition.
(12)	Reflects Pro Forma adjustments to the historical Statement of Operations of the Company to reflect the impact of certain related party transactions. Excludes approximately $57.0 million to $65.0 million of projected annualized operating synergies the Company expects to achieve in the first twelve months of combined operations, including: approximately $27.0 million to $30.0 million in strategic partner revenues; $12.4 million to $15.0 million in registered representative services revenue; $11.2 million in back-office management and technology efficiencies; $4.3 million to $6.0 million in clearing expense efficiencies; $0.7 million in public company expense efficiencies and $1.2 to $2.0 million in other operating efficiencies. The Company expects to incur $2.0 million to $5.0 million in one-time costs to achieve these synergies.
(13)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with Cetera for the three months ended March 31, 2014 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(14)	Reflects the elimination of transaction expenses incurred in connection with the financing of the Cetera acquisition.
(15)	Reflects the elimination of interest expense due to the repayment of Cetera’s long-term debt.
(16)	Reflects the amortization expense on Cetera’s intangible assets for the three months ended March 31, 2014 assuming their useful life will be 9.5 years. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)(i)	Amortization expense for three months ended (in millions)
$880.9	9.5	$92.7	$23.2
i.	Excludes $1.1 million of existing depreciation recorded by Cetera.
(17)	Reflects the income tax effect of the pro forma adjustments to Cetera’s historical consolidated financial statements for the three months ended March 31, 2014.

(in millions)
Pro forma Adjustments	$(12.2)
Tax effect @ 40%(i)	$(4.9)
i.	Reflects tax effect of Cetera’s pro forma adjustments using an assumed tax rate of 40%.
(18)	Reflects the interest expense on long-term debt issued in connection with the Cetera acquisition. Reflects the pro forma adjustments to the Company’s historical consolidated statements of operations for the three months ended March 31, 2014 for interest expense on long-term debt and convertible notes issued in connection with the transactions using interest rates that range from 5% to 10.25%. The tax benefit effect for this expense is $6.9 million million using an assumed tax rate of 40%.
(19)	Reflects the elimination of transaction expenses incurred by Hatteras in connection with the acquisition.
(20)	Reflects the elimination of interest expense due to the anticipated repayment of Hatteras’ line of credit and notes payable.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(21)	Reflects the amortization expense on Hatteras’ intangible assets primarily related to customer relationships with fund of hedge funds products that are structured as mutual funds for the three months ended March 31, 2014 assuming their useful life will be approximately 13 years as determined by an independent appraisal based on the expected future cash flows. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined by the independent appraisal firm. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)	Amortization expense for three months ended (in millions)
$54.5	13.2	$4.1	$1.0
(22)	Reflects the Pro Forma income tax adjustments to Hatteras’ historical combined financial statements:

(in millions)
Historical income before taxes	$1.7
Pro forma Adjustments	(0.6)
Total income before taxes	1.1
Tax effect @ 40% (i)	$0.4
i.	Reflects tax effect of Hatteras’ historical income before taxes and pro forma adjustments using an assumed tax rate of 40% as if it was taxed as a corporation.
(23)	Reflects the pro forma adjustments to Hatteras’ combined historical financial statements for the three months ended March 31, 2014 to reflect the fact that following the acquisition there is no longer a non-controlling interest.
(24)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with ICH for the three months ended March 31, 2014 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(25)	Reflects the amortization expense for forgivable loans based on a fair value of $1.2 million and a two year useful life.
(26)	Reflects the elimination of transaction expenses incurred by ICH in connection with the acquisition.
(27)	Reflects the amortization expense on ICH’s intangible assets primarily related to client relationships for the three months ended March 31, 2014 assuming their useful life will be approximately 14.0 years as determined by an independent appraisal based on the expected future cash flows. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined by the independent appraisal firm. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)	Amortization expense for three months ended (in millions)
$32.7	14.0	$2.3	$0.6
(28)	Reflects the income tax effect of the pro forma adjustments to ICH’s historical consolidated financial statements for the three months ended March 31, 2014.

(in millions)
Pro forma Adjustments	$(0.4)
Tax effect @ 40%(i)	$(0.2)
i.	Reflects tax effect of ICH’s pro forma adjustments using an assumed tax rate of 40%.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(29)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with Summit for the three months ended March 31, 2014 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(30)	Reflects the amortization expense for forgivable loans based on a fair value of $0.5 million and a four year useful life.
(31)	Reflects the elimination of transaction expenses incurred by Summit in connection with the acquisition.
(32)	Reflects the amortization expense on Summit’s intangible assets primarily related to client relationships for the three months ended March 31, 2014 assuming their useful life will be approximately 8.7 years as determined by an independent appraisal based on the expected future cash flows. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined by the independent appraisal firm. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)	Amortization expense for three months ended (in millions)
$32.7	8.7	$3.8	$1.0
(33)	Reflects the income tax effect of the pro forma adjustments to Summit’s historical consolidated financial statements for the three months ended March 31, 2014.

(in millions)
Pro forma Adjustments	$(0.5)
Tax effect @ 40%(i)	$(0.2)
i.	Reflects tax effect of Summit’s pro forma adjustments using an assumed tax rate of 40%.
(34)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with JP Turner for the three months ended March 31, 2014 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(35)	Reflects the amortization expense on JP Turner’s intangible assets for the three months ended March 31, 2014 assuming their useful life will be approximately 8.4 years. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined by the independent appraisal firm. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)	Amortization expense for three months ended (in millions)
$13.9	8.4	$1.7	$0.4
(36)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with First Allied for the three months ended March 31, 2014 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(37)	Reflects the elimination of transaction expenses incurred by First Allied in connection with the acquisition by RCAP Holdings, LLC.
(38)	Reflects the elimination of interest expense due to the anticipated repayment of First Allied’s term loan and revolving line of credit.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(39)	Reflects the income tax effect of the pro forma adjustments to First Allied’s historical consolidated financial statements for the three months ended March 31, 2014.

(in millions)
Pro forma Adjustments	$0.5
Tax effect @ 40%(i)	$0.2
i.	Reflects tax effect of First Allied’s pro forma adjustments using an assumed tax rate of 40%.
(40)	Reflects the amortization expense on Strategic Capital intangible assets for the three months ended March 31, 2014 assuming their useful life will be approximately 13 years. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined based on the useful life of intangible assets in the acquisition of a similar company. The Company is in the process of engaging an independent appraisal expert to conduct the purchase price allocation; therefore, information regarding the amount, types of and useful lives of the intangibles are our best estimates at the time of this prospectus. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group. The tax effect of this adjustment is using an assumed 40% tax rate.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)	Amortization expense for three months ended (in millions)
$127.4	13.0	$9.8	$2.5
(41)	Reflects pro forma adjustment to record the additional interest expense and discount amortization for the additional $80.0 million of contingent commitments with respect to the First Lien Facility. The tax effect of this adjustment is using an assumed 40% tax rate.
(42)	The total incentive fee is negative, therefore, it is not reflected in the Pro Forma Consolidated Statement of Operations.
(43)	Reflects the reversal of the Company’s quarterly fee expense for the three months ended March 31, 2014. Pursuant to an agreement, RCS Capital Management implements the Company’s business strategy, as well as the business strategy of the Operating Subsidiaries, and performs executive and management services for the Company and Operating Subsidiaries, subject to oversight, directly or indirectly, by the Company’s Board of Directors. The reversal is due to the fact that the aggregate income before taxes for the Company on a consolidated Pro Forma basis was negative and therefore, no quarterly fee would be charged. We will have significant intangible assets and long-term debt as a result of the recent and pending acquisitions. The intangible assets will be amortized over their useful lives resulting in amortization expense. The long-term debt pays interest which results in interest expense. The long-term debt requires us to pay interest which results in interest expense. As a result, we anticipate incurring recurring losses in future periods because of the significant level of amortization of intangible assets acquired and new interest expense.
(44)	Reflects the elimination of transaction expenses incurred in connection with the acquisitions.
(45)	Reflects the assumption that the Company will not recognize the tax benefit associated with the 2013 loss as a result of being in a cumulative loss position, stemming from increased interest expense and amortization expense following the completion of the pending acquisitions.
(46)	Assumes the same number of shares for the basic and diluted EPS calculations because of the loss from operations. EPS also includes a 7% convertible preferred dividend paid of $4.7 million. Also, reflects $0.3 million of dividend equivalents on restricted stock as reflected in the Company's historical financial statements for the period indicated.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)

The Company uses EBITDA and adjusted EBITDA, which are non-GAAP measures, as supplemental measures of its performance that are not required by, or presented in accordance with accounting principles generally accepted in the United States (“GAAP”). None of the non-GAAP measures should be considered as an alternative to any other performance measure derived in accordance with GAAP. The Company uses EBITDA and adjusted EBITDA as an integral part of its report and planning processes and as one of the primary measures to, among other things:

•	monitor and evaluate the performance of the Company's business operations;
•	facilitate management's internal comparisons of the historical operating performance of the Company's business operations;
•	facilitate management's external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels;
•	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
•	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted to exclude acquisition related expenses and equity-based compensation and other significant one-time items. The Company believes similarly titled measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry, many of which present EBITDA and adjusted EBITDA and other similar metrics when reporting their financial results. The Company's presentation of Pro Forma EBITDA and Pro Forma adjusted EBITDA should not be construed to imply that our future results will be unaffected by unusual or nonrecurring items.

The following table provides a reconciliation of the Company's Pro Forma net income (loss) attributable to RCS Capital Corporation (GAAP) to the Company's Pro Forma EBITDA (Non-GAAP) and adjusted EBITDA (Non-GAAP) for the three months ended March 31, 2014:

	RCAP	Cetera(1)	Hatteras	ICH	Summit	JP Turner	First Allied	Strategic Capital	Total
Net income (loss):
Historical	3,792	(122)	1,737	(966)	414	1,136	(506)	1,994	7,479
Pro forma adjustments	517	(18,546)	(1,064)	(260)	(319)	(411)	280	(1,469)	(21,272)
Pro-forma income tax adjustments	11,226	(10,567)	448	(158)	187	—	(156)	(980)	—
Non-controlling interests	8,864	—	—	—	—	—	—	—	8,864
Pro forma net income (loss)	24,399	(29,235)	1,121	(1,384)	282	725	(382)	(455)	(4,929)
add back: interest expense	—	18,752	—	53	—	—	—	—	18,805
add back: depreciation and amortization expense	51	24,256	1,076	625	1,019	416	1,965	2,457	31,865
EBITDA (Non-GAAP)	24,450	13,773	2,197	(706)	1,301	1,141	1,583	2,002	45,741
add back: non-cash equity compensation	10,213	639	—	74	—	—	963	—	11,889
add back: capitalized advisor expenses	—	3,250	—	—	37	—	—	—	3,287
add back: other	1,945	462	390	70	602	36	590	(850)	3,245
Adjusted EBITDA (Non-GAAP)	$36,608	$18,124	$2,587	$(562)	$1,940	$1,177	$3,136	$1,152	$64,162

(1)	Includes results of operations for Cetera and Cetera financing related adjustments and the portion contingent on closing pending acquisitions.

The non-GAAP measures have limitations as analytical tools, and you should not consider any of these measures in isolation or as a substitute for analyses of our income or cash flows as reported under GAAP.

Some of these limitations are:

•	they do not reflect the Company's cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	they do not reflect changes in, or cash requirements for, the Company's working capital needs;
•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and
•	depreciation and amortization are non-cash expense items that are reflected in the Company's statements of cash flows.

In addition, other companies in the Company's industry may calculate these measures differently than the Company does, limiting their usefulness as a comparative measure. The Company compensates for these limitations by relying primarily on its GAAP results and using the non-GAAP measures only for supplemental purposes.

The bank facilities and the convertible notes we entered into and issued in connection with the Cetera financings include covenants and other provisions based on a definition of EBITDA, which we refer to as Cetera EBITDA, that will differ from the definition of EBITDA described above. Furthermore, the convertible preferred stock we issued in connection with the Cetera financings also includes covenants and other provisions based on a definition of EBITDA, which is defined in the certificate of designation governing the convertible preferred stock, or the certificate of designation, as LTM, or the last 12 months, Adjusted EBITDA differs from both the definition of EBITDA described above and Cetera EBITDA.

Cetera EBITDA is used, among other things, in calculating the Leverage Ratio, First Lien Leverage Ratio, Secured Leverage Ratio and Fixed Charge Covenant Ratio, as defined in the credit agreement related to the first lien term facility, or the credit agreement in calculating similar ratios in the indenture governing the convertible notes, or the indenture. These ratios are used under both agreements as part of covenants relating to, among other things, incurrence of debt and payment of dividends and distributions.

Cetera EBITDA is generally comparable to EBITDA and adjusted EBITDA. Under the credit agreement and the indenture, Cetera EBITDA is similar to EBITDA, subject to certain additional adjustments, including further adjustments to add back (i) equity-based compensation and other non-cash charges and extraordinary, nonrecurring or unusual losses or expenses; (ii) fees and expenses incurred in connection with equity issuances and debt incurrences, and certain fees and expenses incurred in connection with the Cetera financings, the recent and pending acquisitions and other permitted acquisitions, which, in the aggregate (other than fees and expenses for the Cetera financings and the pending acquisitions to the extent scheduled), do not exceed 10% of Cetera EBITDA for the relevant period; (iii) certain projected net cost savings and synergies related to the recent and pending acquisitions and the Cetera financings based on actions to be taken within 18 months; and (iv) projected net cost savings and synergies related to other acquisitions and asset sales permitted under the credit agreement based on actions to be taken within 12 months, which, in the aggregate and prior to giving effect to such net cost savings and synergies, do not exceed 10% of Cetera EBITDA for the four quarters preceding the relevant determination date. The adjustments made to EBITDA to derive adjusted EBITDA are similar to the adjustments made to EBITDA to derive Cetera EBITDA, but there are also differences that could lead the results to not be comparable under certain circumstances, such as the differences in adjustments made to add back acquisition related expenses.

In addition, LTM Adjusted EBITDA is used as part of covenants relating to incurrence of debt in the certificate of designation. LTM Adjusted EBITDA is similar to EBITDA, subject to certain additional adjustments, including further adjustments for employee share-based compensation expense, acquisition and integration related expenses and equity issuance and related offering costs. The adjustments made to EBITDA to derive adjusted EBITDA are similar to the adjustments made to EBITDA to derive LTM Adjusted EBITDA, but there are also differences that could lead the results to not be comparable under certain circumstances, such as the adjustment made to add back integration related expenses.

We also use Core Earnings, a non-GAAP measure, to calculate the incentive fee payable to RCS Capital Management under our services agreement. While Core Earnings includes certain adjustments for non-cash items, it is based on after-tax GAAP net income and also includes adjustments for items such as unrealized gains or losses recorded for the period and the payment of incentive fees. Accordingly, Core Earnings is not comparable to EBITDA or adjusted EBITDA.

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2013
(in thousands)

	RCAP Historical(1)	Cetera Historical(3)	Walnut Historical(4)	Tower Square Historical(5)	Cetera Acquisition Related Adjustments		Walnut Acquisition Related Adjustments		Tower Square Acquisition Related Adjustments		Cetera Financing Related Adjustments (excluding portions of the financing contingent on closing other pending acquisitions)(6)		RCAP with Cetera Pro Forma
Revenues:
Commissions
Related party products	$400,560	$—	$—	$—	$—		$—		$—		$—		$400,560
Non-related party products	116,074	636,951	34,715	17,061	(40,924	)(15)	—		—		—		763,877
Dealer manager fees
Related party products	227,420	—	—	—	—		—		—		—		227,420
Non-related party products	56,381	—	—	—	(27,163	)(15)	—		—		—		29,218
Investment banking advisory services
Related party products	45,484	—	—	—	—		—		—		—		45,484
Non-related party products	—	—		—	—		—		—		—		—
Advisory and asset-based fees (non-related party)	—	347,632	37,671	7,710	—		—		—		—		393,013
Transfer agency revenue (related party)	8,667	—	—	—	—		—		—		—		8,667
Services revenue													—
Related party products	24,968	—	—	—	—		—		—		—		24,968
Non-related party products	492	—	—	—	—		—		—		—		492
Reimbursable expenses													—
Related party products	6,375	—	—	—	—		—		—		—		6,375
Non-related party products	100	—	—	—	—		—		—		—		100
Other revenues	(26)	87,094	3,476	1,751	—		—		—		—		92,295
Total revenues	886,495	1,071,677	75,862	26,522	(68,087)		—		—		—		1,992,469
Expenses:
Third-party commissions
Related party products	400,598	—	—	—	—		—		—		—		400,598
Non-related party products	116,074	—	—	—	—		—		—		—		116,074
Third-party reallowance
Related party products	65,018	—	—	—	—		—		—		—		65,018
Non-related party products	19,563	—	—	—	—		—		—		—		19,563
Retail commissions	—	854,931	66,335	23,005	(68,087	)(15)	—		—		—		876,184
Wholesale commissions	101,702	—	—	—	—		—		—		—		101,702
Internal commission, payroll and benefits	14,292	91,273	3,900	1,499	—		—		—		—		110,964
Conferences and seminars	25,486	—	—	—	—		—		—		—		25,486
Travel	7,623	—	—	—	—		—		—		—		7,623
Marketing and advertising	8,611	10,604	—	—	—		—		—		—		19,215
Professional fees:
Related party expense allocation	930	—	—	—	—		—		—		—		930
Non-related party expenses	3,663	15,287	—	—	—		—		—		—		18,950
Data processing	6,268	15,512	4,437	1,551	—		—		—		—		27,768
Equity-based outperformance	492	—	—	—	—		—		—		—		492
Incentive fee	273	—	—	—	—		—		—		—		273
Quarterly fee	5,996	—	—	—	—		—		—		—		5,996
Transaction costs	4,587	10,110	—	—	(10,110	)(16)	—		—		—		4,587
Interest expense	—	11,886	79	74	(11,886	)(17)	—		—		66,604	(22)	66,757
Occupancy	2,717	10,514	—	—	—		—		—		—		13,231
Depreciation and amortization	150	17,989	—	—	78,355	(18)	1,296	(20)	602	(21)	—		98,392
Goodwill impairment	—	—	—	—	—		—		—		—		—
Service, sub-advisor and mutual fund expense	—	—	—	—	—		—		—		—		—
Other expenses	1,900	28,269	3,540	1,465	—		—		—		—		35,174
Total expenses	785,943	1,066,375	78,291	27,594	(11,728)		1,296		602		66,604		2,014,977
Income (loss) before taxes	100,552	5,302	(2,429)	(1,072)	(56,359)		(1,296)		(602)		(66,604)		(22,508)
Provision (benefit) for income taxes	2,202	2,184	(886)	(376)	(22,543	)(19)	(518)		(241	)(21)	(26,642	)(22)	(46,820)
Net income (loss)	98,350	3,118	(1,543)	(696)	(33,816)		(778	)(20)	(361)		(39,962)		24,312
Less: net income (loss) attributable to non-controlling interests	95,749	—	—	—	—		—		—		—		95,749
Net income (loss) attributable to RCS Capital Corporation	$2,601	$3,118	$(1,543)	$(696)	$(33,816)		$(778)		$(361)		$(39,962)		$(71,437)
Earnings per share:
Basic	1.04												(36.13)
Diluted	1.04												(36.13	)(55)
Weighted average common shares(2):
Basic	2,500												2,500
Diluted	2,500												2,500

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2013
(in thousands)

	RCAP with Cetera Pro Forma		Hatteras Historical(7)	Hatteras Merger Adjustments		RCAP and Cetera with Hatteras Pro Forma		ICH Historical(8)	ICH Acquisition Related Adjustments		RCAP and Cetera with ICH Pro Forma		Summit Historical(9)	Summit Acquisition Related Adjustments		RCAP and Cetera with Summit Pro Forma
Revenues:
Commissions
Related party products	$400,560		$—	$—		$400,560		$—	$—		$400,560		$—	$—		$400,560
Non-related party products	763,877		—	—		763,877		72,029	(4,433	)(28)	831,473		81,838	(6,672	)(33)	839,043
Dealer manager fees
Related party products	227,420		—	—		227,420		—	—		227,420		—	—		227,420
Non-related party products	29,218		—	—		29,218		—	—		29,218		—	—		29,218
Investment banking advisory services
Related party products	45,484		—	—		45,484		—	—		45,484		—	—		45,484
Non-related party products	—		—	—		—		—	—		—		—	—		—
Advisory and asset-based fees (non-related party)	393,013		41,662	—		434,675		17,964	(2,977	)(28)	408,000		—	—		393,013
Transfer agency revenue (related party)	8,667		—	—		8,667		—	—		8,667		—	—		8,667
Services revenue
Related party products	24,968		—	—		24,968		—	—		24,968		—	—		24,968
Non-related party products	492		—	—		492		—	—		492		—	—		492
Reimbursable expenses
Related party products	6,375		—	—		6,375		—	—		6,375		—	—		6,375
Non-related party products	100		—	—		100		—	—		100		—	—		100
Other revenues	92,295		5,895	—		98,190		3,210	—		95,505		5,781	—		98,076
Total revenues	1,992,469		47,557	—		2,040,026		93,203	(7,410)		2,078,262		87,619	(6,672)		2,073,416
Expenses:
Third-party commissions
Related party products	400,598		—	—		400,598		—	—		400,598		—	—		400,598
Non-related party products	116,074		—	—		116,074		—	—		116,074		—	—		116,074
Third-party reallowance
Related party products	65,018		—	—		65,018		—	—		65,018		—	—		65,018
Non-related party products	19,563		—	—		19,563		—	—		19,563		—	—		19,563
Retail commissions	876,184		—	—		876,184		74,718	(7,410	)(28)	943,492		69,237	(6,672	)(33)	938,749
Wholesale commissions	101,702		—	—		101,702		—	—		101,702		—	—		101,702
Internal commission, payroll and benefits	110,964		12,848	—		123,812		7,027	600	(29)	118,591		7,515	125	(34)	118,604
Conferences and seminars	25,486		—	—		25,486		—	—		25,486		—	—		25,486
Travel	7,623		—	—		7,623		—	—		7,623		—	—		7,623
Marketing and advertising	19,215		—	—		19,215		1,621	—		20,836		—	—		19,215
Professional fees:
Related party expense allocation	930		—	—		930		—	—		930		—	—		930
Non-related party expenses	18,950		—	—		18,950		6,998			25,948		—	—		18,950
Data processing	27,768		—	—		27,768		1,491	—		29,259		456	—		28,224
Equity-based outperformance	492		—	—		492		—	—		492		—	—		492
Incentive fee	273		—	—		273		—	—		273		—	—		273
Quarterly fee	5,996		—	—		5,996		—	—		5,996		—	—		5,996
Transaction costs	4,587		1,214	(1,214	)(23)	4,587		846	(846	)(30)	4,587		1,196	(1,196	)(35)	4,587
Interest expense	66,757		156	(156	)(24)	66,757		158	—		66,915		—	—		66,757
Occupancy	13,231		—	—		13,231		254	—		13,485		791	—		14,022
Depreciation and amortization	98,392		645	4,139	(25)	103,176		243	2,332	(31)	100,967		200	3,777	(36)	102,369
Goodwill impairment	—		—			—		—	—		—		—	—		—
Service, sub-advisor and mutual fund expense	—		23,997	—		23,997		—	—		—		—	—		—
Other expenses	35,174		3,504	—		38,678		2,411	—		37,585		4,027	—		39,201
Total expenses	2,014,977		42,364	2,769		2,060,110		95,767	(5,324)		2,105,420		83,422	(3,966)		2,094,433
Income (loss) before taxes	(22,508)		5,193	(2,769)		(20,084)		(2,564)	(2,086)		(27,158)		4,197	(2,706)		(21,017)
Provision (benefit) for income taxes	(46,820)		—	969	(26)	(45,851)		(828)	(834	)(32)	(48,482)		1,648	(1,082	)(37)	(46,254)
Net income (loss)	24,312		5,193	(3,738)		25,767		(1,736)	(1,252)		21,324		2,549	(1,624)		25,237
Less: net income (loss) attributable to non-controlling interests	95,749		968	(968	)(27)	95,749		—	—		95,749		—	—		95,749
Net income (loss) attributable to RCS Capital Corporation	$(71,437)		$4,225	$(2,770)		$(69,982)		$(1,736)	$(1,252)		$(74,425)		$2,549	$(1,624)		$(70,512)
Earnings per share:
Basic	(36.13)					(35.55)					(25.61)					(29.47)
Diluted	(36.13	)(55)				(35.55	)(55)				(25.61	)(55)				(29.47	)(55)
Weighted average common shares(2):
Basic	2,500			—		2,500			1,144		3,644			534		3,034
Diluted	2,500			—		2,500			1,144		3,644			534		3,034

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2013
(in thousands)

	RCAP with Cetera Pro Forma		JP Turner Historical(10)	JP Turner Merger Adjustments		RCAP and Cetera with JP Turner Pro Forma		First Allied Historical(11)	First Allied Merger Related Adjustments		RCAP and Cetera with First Allied Pro Forma
Revenues:
Commissions
Related party products	$400,560		$—	$—		$400,560		$—	$—		$400,560
Non-Related party products	763,877		77,504	(21,176	)(38)	820,205		188,561	(19,404	)(41)	933,034
Dealer manager fees
Related party products	227,420		—	—		227,420		—	—		227,420
Non-Related party products	29,218		—	(12,791	)(38)	16,427		—	(12,835	)(41)	16,383
Investment banking advisory services
Related party products	45,484		—	—		45,484		—	—		45,484
Non-Related party products	—		2,036	—		2,036		—	—		—
Advisory and asset-based fees (non-related party)	393,013		—	—		393,013		117,904	—		510,917
Transfer agency revenue (related party)	8,667		—	—		8,667		—	—		8,667
Services revenue
Related party products	24,968		—	—		24,968		—	—		24,968
Non-Related party products	492		—	—		492		—	—		492
Reimbursable expenses
Related party products	6,375		—	—		6,375		—	—		6,375
Non-Related party products	100		—	—		100		—	—		100
Other revenues	92,295		2,791	—		95,086		47,392	(39	)(42)	139,648
Total revenues	1,992,469		82,331	(33,967)		2,040,833		353,857	(32,278)		2,314,048
Expenses:
Third-party commissions
Related party products	400,598		—	—		400,598		—	—		400,598
Non-Related party products	116,074		—	—		116,074		—	—		116,074
Third-party reallowance											—
Related party products	65,018		—	—		65,018		—	—		65,018
Non-Related party products	19,563		—	—		19,563		—	—		19,563
Retail commissions	876,184		67,098	(33,967	)(38)	909,315		256,804	(32,239	)(41)	1,100,749
Wholesale commissions	101,702		—	—		101,702		—	—		101,702
Internal commission, payroll and benefits	110,964		5,919	—		116,883		51,063	(6,480	)(43)	155,547
Conferences and seminars	25,486		—	—		25,486		—	—		25,486
Travel	7,623		—	—		7,623		1,975	—		9,598
Marketing and advertising	19,215		—	—		19,215		5,015	—		24,230
Professional fees:
Related party expense allocation	930		—	—		930		—	—		930
Non-related party expenses	18,950		—	—		18,950		6,663	(2,598	)(43)	23,015
Data processing	27,768		1,031	—		28,799		6,373	—		34,141
Equity-based outperformance	492		—	—		492		—	—		492
Incentive fee	273		—	—		273		—	—		273
Quarterly fee	5,996		—	—		5,996		—	—		5,996
Transaction costs	4,587		146	(146	)(39)	4,587		—	—		4,587
Interest expense	66,757		—	—		66,757		903	(873	)(44)	66,787
Occupancy	13,231		794	—		14,025		5,527	637	(45)	19,395
Depreciation and amortization	98,392		77	1,644	(40)	100,113		7,091	2,141	(46)	107,624
Goodwill impairment	—		—	—		—		—	—		—
Service, sub-advisor and mutual fund expense	—		—	—		—		—	—		—
Other expenses	35,174		10,480	—		45,654		18,999	—		54,173
Total expenses	2,014,977		85,545	(32,469)		2,068,053		360,413	(39,412)		2,335,978
Income (loss) before taxes	(22,508)		(3,214)	(1,498)		(27,220)		(6,556)	7,134		(21,930)
Provision (benefit) for income taxes	(46,820)		—	—		(46,820)		(2,479)	2,853	(47)	(46,446)
Net income (loss)	24,312		(3,214)	(1,498)		19,600		(4,077)	4,281		24,516
Less: net income (loss) attributable to non-controlling interests	95,749		—	—		95,749		—	—		95,749
Net income (loss) attributable to RCS Capital Corporation	$(71,437)		$(3,214)	$(1,498)		$(76,149)		$(4,077)	$4,281		$(71,233)
Earnings per share:
Basic	(36.13)					(34.38)					(6.55)
Diluted	(36.13	)(55)				(34.38	)(55)				(6.55	)(55)
Weighted average common shares(2):
Basic	2,500			265		2,765			11,265		13,765
Diluted	2,500			265		2,765			11,265		13,765

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2013
(in thousands)

	RCAP with Cetera Pro Forma	Strategic Capital Historical(12)	Strategic Capital Merger Adjustments	RCAP and Cetera with Strategic Capital Pro Forma	Cetera Financing Related Adjustments (portions of the financing contingent on closing other pending acquisitions)(13)		Total Mergers and Acquisitions	RCAP Adjustments(14)		RCAP Pro Forma	Offering Adjustments	RCAP Pro Forma with Offering Adjustments
Revenues:
Commissions
Related party products	$400,560	$—	$—	$400,560	$—		$—	$—		$400,560	$—	$400,560
Non-Related party products	763,877	42,627	—	806,504	—		410,874	—		1,174,751	—	1,174,751
Dealer manager fees
Related party products	227,420	—	—	227,420	—		—	—		227,420	—	227,420
Non-Related party products	29,218	18,158	—	47,376	—		(7,468)	—		21,750	—	21,750
Investment banking advisory services
Related party products	45,484	—	—	45,484	—		—	—		45,484	—	45,484
Non-Related party products	—	—	—	—	—		2,036	—		2,036	—	2,036
Advisory and asset-based fees (non-related party)	393,013	—	—	393,013	—		174,553	—		567,566	—	567,566
Transfer agency revenue (related party)	8,667	—	—	8,667	—		—	—		8,667	—	8,667
Services revenue
Related party products	24,968	—	—	24,968	—		—	—		24,968	—	24,968
Non-Related party products	492	—	—	492	—		—	—		492	—	492
Reimbursable expenses
Related party products	6,375	—	—	6,375	—		—	—		6,375	—	6,375
Non-Related party products	100	—	—	100	—		—	—		100	—	100
Other revenues	92,295	5,375	—	97,670	—		70,405	—		162,700	—	162,700
Total revenues	1,992,469	66,160	—	2,058,629	—		650,400	—		2,642,869	—	2,642,869
Expenses:
Third-party commissions
Related party products	400,598	—	—	400,598	—		—	—		400,598	—	400,598
Non-Related party products	116,074	—	—	116,074	—		—	—		116,074	—	116,074
Third-party reallowance
Related party products	65,018	—	—	65,018	—		—	—		65,018	—	65,018
Non-Related party products	19,563	—	—	19,563	—		—	—		19,563	—	19,563
Retail commissions	876,184	42,627	—	918,811	—		430,196	—		1,306,380	—	1,306,380
Wholesale commissions	101,702	—	—	101,702	—		—	—		101,702	—	101,702
Internal commission, payroll and benefits	110,964	14,778	—	125,742	—		93,395	—		204,359	—	204,359
Conferences and seminars	25,486	—	—	25,486	—		—	—		25,486	—	25,486
Travel	7,623	1,667	—	9,290	—		3,642	—		11,265	—	11,265
Marketing and advertising	19,215	6,559	—	25,774	—		13,195	—		32,410	—	32,410
Professional fees:
Related party expense allocation	930	—	—	930	—		—	—		930	—	930
Non-related party expenses	18,950	565	—	19,515	—		11,628	—		30,578	—	30,578
Data processing	27,768	—	—	27,768	—		9,351	—		37,119	—	37,119
Equity-based outperformance	492	—	—	492	—		—	—		492	—	492
Incentive fee	273	—	—	273	—		—	1,932	(50)	2,205	—	2,205
Quarterly fee	5,996	—	—	5,996	—		—	(5,996	)(51)	—	—	—
Transaction costs	4,587	—	—	4,587	—		—	(4,587	)(52)	—	—	—
Interest expense	66,757	—	—	66,757	5,416	(49)	5,604	—		72,361	—	72,361
Occupancy	13,231	472	—	13,703	—		8,475	—		21,706	—	21,706

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2013
(in thousands)

	RCAP with Cetera Pro Forma		Strategic Capital Historical(12)	Strategic Capital Merger Adjustments		RCAP and Cetera with Strategic Capital Pro Forma		Cetera Financing Related Adjustments (portions of the financing contingent on closing other pending acquisitions)(13)		Total Mergers and Acquisitions		RCAP Adjustments(14)		RCAP Pro Forma		Offering Adjustments	RCAP Pro Forma with Offering Adjustments
Depreciation and amortization	98,392		32	9,797	(48)	108,221		—		32,118		—		130,510		—	130,510
Goodwill impairment	—		—	—		—		—		—		—		—		—	—
Service, sub-advisor and mutual fund expense	—		—	—		—		—		23,997		—		23,997		—	23,997
Other expenses	35,174		612	—		35,786		—		40,033		(1,390	)(53)	73,817		—	73,817
Total expenses	2,014,977		67,312	9,797		2,092,086		5,416		671,634		(10,041)		2,676,570		—	2,676,570
Income (loss) before taxes	(22,508)		(1,152)	(9,797)		(33,457)		(5,416)		(21,234)		10,041		(33,701)		—	(33,701)
Provision (benefit) for income taxes	(46,820)		—	(3,919	)(48)	(50,739)		(2,166	)(49)	(5,838)		52,658	(53)	—		—	—
Net income (loss)	24,312		(1,152)	(5,878)		17,282		(3,250)		(15,396)		(42,617)		(33,701)		—	(33,701)
Less: net income (loss) attributable to non-controlling interests	95,749		—	—		95,749		—		—		(95,749	)(54)	—		—	—
Net income (loss) attributable to RCS Capital Corporation	$(71,437)		$(1,152)	$(5,878)		$(78,467)		$(3,250)		$(15,396)		$53,132		$(33,701)		$—	$(33,701)
Earnings per share:
Basic	(36.13)					(31.98)				(2.49)				(1.31)			(0.85)
Diluted	(36.13	)(55)				(31.98	)(55)			(2.49	)(55)			(1.31	)(55)		(0.85	)(55)
Weighted average common shares(2):
Basic	2,500			545		3,045				13,753		24,000		40,253		21,469	61,722
Diluted	2,500			545		3,045				13,753		24,000		40,253		21,469	61,722

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(1)	Reflects the historical Consolidated Statement of Income of the Company for the period indicated.
(2)	Reflects the calculation of the weighted average shares outstanding (in thousands, except share price data). The basic and diluted EPS disclosed on the Unaudited Pro Forma Consolidated Statement of Operations utilize the share price of $18.35, the closing price of the Company’s Class A common stock on December 31, 2013. Refer to the table below.

As of December 31, 2013:

	Stock consideration	Price(ii)	Basic EPS impact	Diluted EPS impact
RCAP Historical			2,500	2,500
ICH	$21,000	$18.35	1,144	1,144
Summit	9,800	$18.35	534	534
Luxor – convertible preferred stock(i)	270,000	$20.26	—	—
Luxor – convertible notes(i)	120,000	$21.18	—	—
JP Turner	4,860	$18.35	265	265
First Allied	206,711	$18.35	11,265	11,265
Strategic Capital	10,000	$18.35	545	545
Exchange of Class B shares	—	—	24,000	24,000
Follow-on Issuance(iii)	434,747	$20.25	21,469	21,469
Total	$1,077,118		61,722	61,722
i.	These instruments do not impact the diluted earnings per share calculation due to the loss from operations.
ii.	The price of $18.35 is based on the closing price of the Company’s Class A common stock as of December 31, 2013. All other prices reflected in the table above are contractual as set forth in the respective commitment letters or letter of intent.
iii.	Assumes the Company raised $434.7 million from this offering and the concurrent private offering using the public offering price per share, and does not include the underwriters’ over-allotment option.

The table below summarizes the impact to the shares utilized in the basic and diluted EPS computations if the Company computed the shares to be issued using the closing share price of the Class A common stock on April 1, 2014 of $39.50, which was the highest closing price of the Class A common stock.

As of April 1, 2014:

	Stock consideration	Price(iii)	Basic EPS impact	Diluted EPS impact
RCAP Historical			2,500	2,500
ICH	$21,000	$39.50	532	532
Summit(i)	9,800	$28.00	350	350
Luxor – convertible preferred stock(ii)	270,000	$20.26	—	—
Luxor – convertible notes(ii)	120,000	$21.18	—	—
JP Turner	4,860	$39.50	123	123
First Allied	444,968	$39.50	11,265	11,265
Strategic Capital	10,000	$39.50	253	253
Exchange of Class B shares	—	—	24,000	24,000
Follow-on Issuance(iv)	642,507	$39.50	16,266	16,266
Total	$1,523,135		55,289	55,289
i.	Company’s Class A common stock is subject to a cap of $28.00 for the Summit acquisition.
ii.	These instruments do not impact the diluted earnings per share calculation due to the loss from operations.
iii.	The price of $39.50 is based on the closing price of the Company’s Class A common stock as of April 1, 2014, which was the highest closing price since the IPO. All other prices reflected in the table above are contractual as set forth in the respective commitment letters or letter of intent.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

iv.	Assumes the Company raised $642.5 million from this offering and the concurrent private offering, and does not include the underwriters’ over-allotment option.

The table below summarizes the impact to the shares utilized in the basic and diluted EPS computations if the Company computed the shares to be issued using the public offering price per share of the Class A common stock, or 20.25, which is a more recent price of the Class A common stock.

As of June 4, 2014:

	Stock consideration	Price(iii)	Basic EPS impact	Diluted EPS impact
RCAP Historical			2,500	2,500
ICH	$21,000	$20.25	1,037	1,037
Summit(i)	9,800	$20.25	484	484
Luxor – convertible preferred stock(ii)	270,000	$20.26	—	—
Luxor – convertible notes(ii)	120,000	$21.18	—	—
JP Turner	4,860	$20.25	240	240
First Allied	228,116	$20.25	11,265	11,265
Strategic Capital	10,000	$20.25	494	494
Exchange of Class B shares	—	—	24,000	24,000
Follow-on Issuance(iv)	434,747	$20.25	21,469	21,469
Total	$1,098,523		61,489	61,489
i.	Company’s Class A common stock is subject to a cap of $28.00 for the Summit acquisition.
ii.	These instruments do not impact the diluted earnings per share calculation due to the loss from operations.
iii.	The price of $20.25 is based on the public offering price per share. All other prices reflected in the table above are contractual as set forth in the respective commitment letters or letter of intent.
iv.	Assumes the Company raised $434.7 million from this offering and the concurrent private offering, and does not include the underwriters’ over-allotment option.
(3)	Reflects the historical Consolidated Statement of Income of Cetera for the period indicated.
(4)	Reflects the historical Statement of Operations of Walnut Street Securities, Inc. (“Walnut”) for the eight months ended August 31, 2013. Cetera did not acquire Walnut until the third quarter of 2013; therefore, the historical Consolidated Statement of Income of Cetera only includes Walnut for four months. Walnut did not have any transactions for this period with the Company or Cetera. As such, no intercompany elimination adjustments are reflected in the pro forma financial statements. The results of Walnut for the eight months ended August 31, 2013 and 2012 include overhead charges from affiliates prior to the acquisition by Cetera of $2.6 million and $2.8 million, respectively. Following the acquisition of Walnut by Cetera, Walnut ceased operating as a separate entity and its operations were moved to a more efficient shared service platform and a substantial portion Walnut’s employees were not hired by Cetera. Therefore, we do not believe that these overhead charges are indicative of overhead allocable to Walnut following the acquisition or that the results of operations for of Walnut for the eight months ended August 31, 2013 and 2012 are indicative of what its operating performance would have been if it had been owned by Cetera during the eight months ended August 31, 2013 and 2012.
(5)	Reflects the historical Statement of Operations of Tower Square Securities, Inc. (“Tower Square”) for the eight months ended August 31, 2013. Cetera did not acquire Tower Square until the third quarter of 2013; therefore, the historical Consolidated Statement of Income of Cetera only includes Tower Square for four months. Tower Square did not have any transactions for this period with the Company or Cetera. As such, no intercompany elimination adjustments are reflected in the pro forma financial statements. The results of Tower Square for the eight months ended August 31, 2013 and 2012 include overhead charges from affiliates prior to the acquisition by Cetera of $1.1 million and $1.4 million, respectively. Following the acquisition of Tower Square by Cetera, Tower Square ceased operating as a separate entity and its operations were moved to a more efficient shared service platform and a substantial portion Tower

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

Square’s employees were not hired by Cetera. Therefore, we do not believe that these overhead charges are indicative of overhead allocable to Tower Square following the acquisition or that the results of operations for of Tower Square for the eight months ended August 31, 2013 and 2012 are indicative of what its operating performance would have been if it had been owned by Cetera during the eight months ended August 31, 2013 and 2012.
(6)	Reflects pro forma adjustments to record Cetera financing related interest expense adjustment. This adjustment excludes a portion of the commitment in respect of the first lien term facility which is subject to automatic reduction if certain of the pending acquisitions are abandoned or terminated.
(7)	Reflects the historical Combined Statement of Revenue and Expenses of Hatteras for the period indicated.
(8)	Reflects the historical Condensed Consolidated Statement of Operations of ICH for the period indicated. ICH has a fiscal year that ends on March 31; therefore, in order to present a statement of operations for December 31, 2013 that reflects twelve months of activity, the amounts were derived by adding:
a.	ICH’s Condensed Consolidated Statement of Operations data for the nine months ended December 31, 2013.
b.	ICH’s Condensed Consolidated Statement of Operations data for the year ended March 31, 2013; less ICH’s Condensed Consolidated Statement of Operations data for the nine months ended December 31, 2012.
(9)	Reflects the historical Condensed Consolidated Statement of Income of Summit for the period indicated.
(10)	Reflects the historical Consolidated Statement of Income of JP Turner for the period indicated.
(11)	Reflects the historical Consolidated Statement of Operations of First Allied for the period indicated. First Allied’s historical financial statements comprise a predecessor and successor period as RCAP Holdings acquired First Allied on September 25, 2013. As a result of the acquisition, the push down basis of accounting was applied at September 25, 2013, and as a result, depreciation and amortization expense was increased, see (46) and occupancy expense was increased, see (45). Additionally, see the audited financial statements for a breakdown between the predecessor and successor periods.
(12)	Reflects the historical Consolidated Statement of Income of Strategic Capital for the period indicated.
(13)	Reflects pro forma adjustments to record the portion of the commitment in respect of the first lien term facility which is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated. The contingent adjustment is an aggregate of $80.0 million as follows: (i) with respect to the ICH acquisition, $15.0 million; (ii) with respect to the Hatteras acquisition, $31.0 million; and (iii) with respect to the Summit acquisition, $34.0 million. The first lien term facility will be subject to a mandatory prepayment by the same amounts if any or all of the ICH acquisition, the Hatteras acquisition and the Summit acquisition are abandoned or terminated after the completion of the Cetera acquisition.
(14)	Reflects Pro Forma adjustments to the historical Statement of Operations of the Company to reflect the impact of certain related party transactions. Excludes approximately $57.0 million to $65.0 million of projected annualized operating synergies the Company expects to achieve in the first twelve months of combined operations, including: approximately $27.0 million to $30.0 million in strategic partner revenues; $12.4 million to $15.0 million in registered representative services revenue; $11.2 million in back-office management and technology efficiencies; $4.3 million to $6.0 million in clearing expense efficiencies; $0.7 million in public company expense efficiencies and $1.2 to $2.0 million in other operating efficiencies. The Company expects to incur $2.0 million to $5.0 million in one-time costs to achieve these synergies.
(15)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with Cetera for the year ended December 31, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(16)	Reflects the elimination of transaction expenses incurred in connection with the financing of the Cetera acquisition.
(17)	Reflects the elimination of interest expense due to the anticipated repayment of Cetera’s long-term debt.
(18)	Reflects the amortization expense on Cetera’s intangible assets for the year ended December 31, 2013 assuming their useful life will be 9.5 years. The amortization expense for each acquisition was calculated

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

by dividing the individual intangible assets by the useful life. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)(i)
$879.9	9.5	$78.4
i.	Excludes $14.2 million of existing amortization of intangible assets recorded by Cetera.
(19)	Reflects the income tax effect of the pro forma adjustments to Cetera’s historical consolidated financial statements for the year ended December 31, 2013.

(in millions)
Pro forma Adjustments	$(56.4)
Tax effect @ 40%(i)	$(22.6)
i.	Reflects tax effect of Cetera’s pro forma adjustments using an assumed tax rate of 40%.
(20)	Reflects Walnut’s amortization expense of intangible assets for eight months prior to acquisition by Cetera. The amortization expense is based on a fair value of $15.3 million and an approximate useful life of 7.9 years. The tax effect of this adjustment is $0.5 million using an assumed 40% tax rate.
(21)	Reflects Tower Square’s amortization expense of intangible assets for eight months prior to acquisition by Cetera. The amortization expense is based on a fair value of $7.1 million and an approximate useful life of 7.9 years. The tax effect of this adjustment is $0.2 million using an assumed 40% tax rate.
(22)	Reflects the interest expense on long-term debt issued in connection with the Cetera acquisition. Reflects the pro forma adjustments to the Company’s historical consolidated statements of operations for the year ended December 31, 2013 for interest expense on long-term debt and convertible notes issued in connection with the transactions using interest rates that range from 5% to 10.25%. The tax benefit effect for this expense is $26.6 million using an assumed tax rate of 40%.
(23)	Reflects the elimination of transaction expenses incurred by Hatteras in connection with the acquisition.
(24)	Reflects the elimination of interest expense due to the anticipated repayment of Hatteras’ line of credit and notes payable.
(25)	Reflects the amortization expense on Hatteras’ intangible assets primarily related to customer relationships with fund of hedge funds products that are structured as mutual funds for the year ended December 31, 2013 assuming their useful life will be approximately 13 years as determined by an independent appraisal based on the expected future cash flows. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined by the independent appraisal firm. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)
$54.5	13.2	$4.1
(26)	Reflects the Pro Forma income tax adjustments to Hatteras’ historical combined financial statements:

(in millions)
Historical income before taxes	$5.2
Pro forma Adjustments	(2.8)
Total income before taxes	2.4
Tax effect @ 40%(i)	$1.0
i.	Reflects tax effect of Hatteras’ historical income before taxes and pro forma adjustments using an assumed tax rate of 40% as if it was taxed as a corporation.
(27)	Reflects the pro forma adjustments to Hatteras’ combined historical financial statements for the year ended December 31, 2013 to reflect the fact that following the acquisition there is no longer a non-controlling interest.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(28)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with ICH for the year ended December 31, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(29)	Reflects the amortization expense for forgivable loans based on a fair value of $1.2 million and a two year useful life.
(30)	Reflects the elimination of transaction expenses incurred by ICH in connection with the acquisition.
(31)	Reflects the amortization expense on ICH’s intangible assets primarily related to client relationships for the year ended December 31, 2013 assuming their useful life will be approximately 14.0 years as determined by an independent appraisal based on the expected future cash flows. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined by the independent appraisal firm. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)
$32.7	14.0	$2.3
(32)	Reflects the income tax effect of the pro forma adjustments to ICH’s historical consolidated financial statements for the year ended December 31, 2013.

(in millions)
Pro forma Adjustments	$(2.1)
Tax effect @ 40%(i)	$(0.8)
i.	Reflects tax effect of ICH’s pro forma adjustments using an assumed tax rate of 40%.
(33)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with Summit for the year ended December 31, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(34)	Reflects the amortization expense for forgivable loans based on a fair value of $0.5 million and a four year useful life.
(35)	Reflects the elimination of transaction expenses incurred by Summit in connection with the acquisition.
(36)	Reflects the amortization expense on Summit’s intangible assets primarily related to client relationships for the year ended December 31, 2013 assuming their useful life will be approximately 8.7 years as determined by an independent appraisal based on the expected future cash flows. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined by the independent appraisal firm. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)
$32.7	8.7	$3.8
(37)	Reflects the income tax effect of the pro forma adjustments to Summit’s historical consolidated financial statements for the year ended December 31, 2013.

(in millions)
Pro forma Adjustments	$(2.7)
Tax effect @ 40%(i)	$(1.1)
i.	Reflects tax effect of Summit’s pro forma adjustments using an assumed tax rate of 40%.
(38)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with JP Turner for the year ended December 31, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(39)	Reflects the elimination of transaction expenses incurred by JP Turner in connection with the acquisition.
(40)	Reflects the amortization expense on JP Turner’s intangible assets for the year ended December 31, 2013 assuming their useful life will be approximately 8.4 years. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined by the independent appraisal firm. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)
$13.9	8.4	$1.7
(41)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with First Allied for the year ended December 31, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(42)	Assumes First Allied’s interest bearing stockholder note receivables were settled in connection with the acquisition by RCAP Holdings, LLC; therefore, the related interest income is eliminated. These notes receivable were paid off in September 2013; therefore, there is no adjustment to the Pro Forma Consolidated Statement of Financial Condition.
(43)	Reflects the elimination of transaction expenses incurred by First Allied in connection with the acquisition by RCAP Holdings, LLC.
(44)	Reflects the elimination of interest expense due to the anticipated repayment of First Allied’s term loan and revolving line of credit.
(45)	Reflects the reversal of nine months of accretion into income of an unfavorable lease accrual which was on First Allied’s statement of income when it was acquired by RCAP Holdings, LLC in September 2013. Assumes the unfavorable lease accrual would have been reversed January 1, 2013 had the Company acquired First Allied on January 1, 2013.
(46)	Reflects the amortization expense on First Allied’s intangible assets for the year ended December 31, 2013 assuming their useful life will be approximately 12 years. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined by the independent appraisal firm. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)(i)
$83.0	12.0	$6.9
i.	For the year ended December 31, 2013, First Allied recorded a $7.1 million depreciation and amortization expense, which includes a $4.8 million expense for the amortization of intangible assets. As such, an incremental adjustment of $2.1 million is required in order to reflect a full year’s amortization of intangible assets.
(47)	Reflects the income tax effect of the pro forma adjustments to First Allied’s historical consolidated financial statements for the year ended December 31, 2013.

(in millions)
Pro forma Adjustments	$7.1
Tax effect @ 40%(i)	$2.8
i.	Reflects tax effect of First Allied’s pro forma adjustments using an assumed tax rate of 40%.

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(48)	Reflects the amortization expense on Strategic Capital intangible assets for the year ended December 31, 2013 assuming their useful life will be approximately 13 years. The amortization expense for each acquisition was calculated by dividing the individual intangible assets by the useful life which was determined based on the useful life of intangible assets in the acquisition of a similar company. The Company is in the process of engaging an independent appraisal expert to conduct the purchase price allocation; therefore, information regarding the amount, types of and useful lives of the intangibles are our best estimates at the time of this prospectus. The total individual intangible assets for each acquisition were then divided by the amortization expense to derive the overall useful life for group. The tax effect of this adjustment is using an assumed 40% tax rate.

Fair value (in millions)	Useful life (yrs)	Amortization expense (in millions)
$127.4	13.0	$9.8
(49)	Reflects pro forma adjustment to record the additional interest expense and discount amortization for the additional $80.0 million of contingent commitments with respect to the First Lien Facility. The tax effect of this adjustment is $2.2 million using an assumed 40% tax rate.
(50)	Reflects the pro forma adjustment of the Company’s incentive fee that is based on the Company’s earnings and stock price. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) the Company’s Core Earnings, for the previous 12-month period, and (ii) the product of (A) (X) the weighted average of the issue price per share (or deemed price per share) of the Company’s common stock of all of the Company’s cash and non-cash issuances of common stock from and after June 5, 2013 multiplied by (Y) the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under the Company’s equity plan) in the case of this clause (Y), in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to RCS Capital Management with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless the Company’s cash flows for the 12 most recently completed calendar quarters is greater than zero. Core Earnings is a non-GAAP measure and is derived as follows:

Calculation (in thousands, except share price)
RCAP Pro forma net income	$(33,701)
Incentive fee	$2,205
Pro forma net income (loss) excluding incentive fee	$(31,496)
Exclusions:
Non-cash equity compensation expense	(9,908)
Depreciation and amortization	(130,510)
Unrealized (loss) gain	7,287
Other non-cash items	—
Total exclusions	(133,131)
Core earnings (a)	101,635
Weighted average of share price of all public offerings (b)	$18.35
Weighted average number of all shares outstanding in previous 12-month period (c)	61,722
Product of (b) x (c)	1,132,599
Multiplier	8%
Result (d)	90,608
Result (a) minus (d)	11,027
Multiplier	20%
Total incentive fee (Result times Multiplier)(i)	$2,205

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

i.	Reflects the total incentive fee for the year-ended December 31, 2013. The pro forma adjustment equals $2.2 million less $0.3 million already recorded on the financial statements.
(51)	Reflects the reversal of the Company’s quarterly fee expense for the year ended December 31, 2013. Pursuant to an agreement, RCS Capital Management implements the Company’s business strategy, as well as the business strategy of the Operating Subsidiaries, and performs executive and management services for the Company and Operating Subsidiaries, subject to oversight, directly or indirectly, by the Company’s Board of Directors. The reversal is due to the fact that the aggregate income before taxes for the Company on a consolidated Pro Forma basis was negative and therefore, no quarterly fee would be charged. We will have significant intangible assets and long-term debt as a result of the recent and pending acquisitions. The intangible assets will be amortized over their useful lives resulting in amortization expense. The long-term debt pays interest which results in interest expense. The long-term debt requires us to pay interest which results in interest expense. As a result, we anticipate incurring recurring losses in future periods because of the significant level of amortization of intangible assets acquired and new interest expense.
(52)	Reflects the elimination of transaction expenses incurred in connection with the acquisitions.
(53)	Reflects the assumption that the Company will not recognize the tax benefit associated with the 2013 loss as a result of being in a cumulative loss position, stemming from increased interest expense and amortization expense following the completion of the pending acquisitions.
(54)	Reflects the exchange by RCAP Holdings of all but one of its 24.0 million shares of the Company’s Class B common stock and all but one of its Class B units in the Company’s operating subsidiaries for 24.0 million shares of the Company’s Class A common stock, assuming that the exchange had occurred on December 31, 2013. As a result of this exchange, RCAP Holdings is entitled to both economic and voting rights and; therefore, no longer has a non-controlling interest in the Company (other than a de minimis interes and, as of April 28, 2014, 310,947 earned LTIP Units).
(55)	Assumes the same number of shares for the basic and diluted EPS calculations because of the loss from operations. EPS also includes a 7% convertible preferred dividend paid of $18.9 million.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)

The Company uses EBITDA and adjusted EBITDA, which are non-GAAP measures, as supplemental measures of its performance that are not required by, or presented in accordance with accounting principles generally accepted in the United States (“GAAP”). None of the non-GAAP measures should be considered as an alternative to any other performance measure derived in accordance with GAAP. The Company uses EBITDA and adjusted EBITDA as an integral part of its report and planning processes and as one of the primary measures to, among other things:

•	monitor and evaluate the performance of the Company's business operations;
•	facilitate management's internal comparisons of the historical operating performance of the Company's business operations;
•	facilitate management's external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels;
•	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
•	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted to exclude acquisition related expenses and equity-based compensation and other significant one-time items. The Company believes similarly titled measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry, many of which present EBITDA and adjusted EBITDA and other similar metrics when reporting their financial results. The Company's presentation of

Pro Forma EBITDA and Pro Forma adjusted EBITDA should not be construed to imply that our future results will be unaffected by unusual or nonrecurring items.

The following table provides a reconciliation of the Company's Pro Forma net income (loss) attributable to RCS Capital Corporation (GAAP) to the Company's Pro Forma EBITDA (Non-GAAP) and adjusted EBITDA (Non-GAAP) for the year ended December 31, 2013:

	RCAP	Cetera(1)	Hatteras	ICH	Summit	JP Turner	First Allied	Strategic Capital	Total
Net income (loss):
Historical	98,350	879	5,193	(1,736)	2,549	(3,214)	(4,077)	(1,152)	96,792
Pro forma adjustments	10,041	(78,167)	(3,738)	(1,252)	(1,624)	(1,498)	4,281	(5,878)	(77,835)
Pro-forma income tax adjustments	2,202	(51,188)	969	(1,662)	566	—	374	(3,919)	(52,658)
Pro forma net income (loss)	110,593	(128,476)	2,424	(4,650)	1,491	(4,712)	578	(10,949)	(33,701)
add back: interest expense	—	72,173	—	158	—	—	30	—	72,361
add back: depreciation and amortization expense	150	98,242	4,784	2,575	3,977	1,721	9,232	9,829	130,510
EBITDA (Non-GAAP)	110,743	41,939	7,208	(1,917)	5,468	(2,991)	9,840	(1,120)	169,170
add back: non-cash equity compensation	492	5,397	—	343	703	—	2,973	—	9,908
add back: litigation expenses	—	—	—	—	—	4,954	—	100	5,054
add back: capitalized advisor expenses	—	9,887	—	—	—	—	—	—	9,887
add back: other	—	11,209	—	875	314	—	676	—	13,074
Adjusted EBITDA (Non-GAAP)	$111,235	$68,432	$7,208	$(699)	$6,485	$1,963	$13,489	$(1,020)	$207,093

(1)	Includes results of operations for Cetera, Tower Square and Walnut. Cetera acquired Tower Square and Walnut in the third quarter of 2013. Also, includes Cetera financing related adjustments. Also, includes Cetera financing related adjustments and the portion contingent on closing pending acquisitions.

The non-GAAP measures have limitations as analytical tools, and you should not consider any of these measures in isolation or as a substitute for analyses of our income or cash flows as reported under GAAP.

Some of these limitations are:

•	they do not reflect the Company's cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	they do not reflect changes in, or cash requirements for, the Company's working capital needs;
•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and
•	depreciation and amortization are non-cash expense items that are reflected in the Company's statements of cash flows.

In addition, other companies in the Company's industry may calculate these measures differently than the Company does, limiting their usefulness as a comparative measure. The Company compensates for these limitations by relying primarily on its GAAP results and using the non-GAAP measures only for supplemental purposes.

The bank facilities and the convertible notes we entered into and issued in connection with the Cetera financings include covenants and other provisions based on a definition of EBITDA, which we refer to as Cetera EBITDA, that will differ from the definition of EBITDA described above. Furthermore, the convertible preferred stock we issued in connection with the Cetera financings also includes covenants and other provisions based on a definition of EBITDA, which is defined in the certificate of designation governing the convertible preferred stock, or the certificate of designation, as LTM, or the last 12 months, Adjusted EBITDA differs from both the definition of EBITDA described above and Cetera EBITDA.

Cetera EBITDA is used, among other things, in calculating the Leverage Ratio, First Lien Leverage Ratio, Secured Leverage Ratio and Fixed Charge Covenant Ratio, as defined in the credit agreement related to the first lien term facility, or the credit agreement in calculating similar ratios in the indenture governing the convertible notes, or the indenture. These ratios are used under both agreements as part of covenants relating to, among other things, incurrence of debt and payment of dividends and distributions.

Cetera EBITDA is generally comparable to EBITDA and adjusted EBITDA. Under the credit agreement and the indenture, Cetera EBITDA is similar to EBITDA, subject to certain additional adjustments, including further adjustments to add back (i) equity-based compensation and other non-cash charges and extraordinary, nonrecurring or unusual losses or expenses; (ii) fees and expenses incurred in connection with equity issuances and debt incurrences, and certain fees and expenses incurred in connection with the Cetera financings, the recent and pending acquisitions and other permitted acquisitions, which, in the aggregate (other than fees and expenses for the Cetera financings and the pending acquisitions to the extent scheduled), do not exceed 10% of Cetera EBITDA for the relevant period; (iii) certain projected net cost savings and synergies related to the recent and pending acquisitions and the Cetera financings based on actions to be taken within 18 months; and (iv) projected net cost savings and synergies related to other acquisitions and asset sales permitted under the credit agreement based on actions to be taken within 12 months, which, in the aggregate and prior to giving effect to such net cost savings and synergies, do not exceed 10% of Cetera EBITDA for the four quarters preceding the relevant determination date. The adjustments made to EBITDA to derive adjusted EBITDA are similar to the adjustments made to EBITDA to derive Cetera EBITDA, but there are also differences that could lead the results to not be comparable under certain circumstances, such as the differences in adjustments made to add back acquisition related expenses.

In addition, LTM Adjusted EBITDA is used as part of covenants relating to incurrence of debt in the certificate of designation. LTM Adjusted EBITDA is similar to EBITDA, subject to certain additional adjustments, including further adjustments for employee share-based compensation expense, acquisition and integration related expenses and equity issuance and related offering costs. The adjustments made to EBITDA to derive adjusted EBITDA are similar to the adjustments made to EBITDA to derive LTM Adjusted EBITDA, but there are also differences that could lead the results to not be comparable under certain circumstances, such as the adjustment made to add back integration related expenses.

We also use Core Earnings, a non-GAAP measure, to calculate the incentive fee payable to RCS Capital Management under our services agreement. While Core Earnings includes certain adjustments for non-cash items, it is based on after-tax GAAP net income and also includes adjustments for items such as unrealized gains or losses recorded for the period and the payment of incentive fees. Accordingly, Core Earnings is not comparable to EBITDA or adjusted EBITDA.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
RCS Capital Corporation and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of RCS Capital Corporation and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, the consolidated statement of changes in stockholders’ equity for the year ended December 31, 2013, and the related consolidated statements of income, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with U.S. generally accepted accounting principles.

/s/ WeiserMazars LLP
New York, New York
February 28, 2014

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition
(Dollars in thousands, except shares presented at par value)

	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$45,744	$12,683
Available-for-sale securities	8,528	—
Investment securities	5,874	—
Receivables:
Selling commission and dealer manager fees
Due from related parties	1,072	1,176
Due from non-related parties	21	179
Reimbursable expenses
Due from related parties	18,772	1,490
Due from non-related parties	584	61
Investment banking fees (related party)	21,420	—
Due from RCAP Holdings and related parties	7,156	—
Property and equipment (net of accumulated depreciation: 2013 – $198; 2012 – $48)	458	113
Prepaid expenses and other assets	1,372	509
Deferred income taxes	126	—
Total assets	$111,127	$16,211
Liabilities and Stockholders’ Equity
Accounts payable	$4,695	$1,303
Accrued expenses:
Due to related parties	5,894	—
Due to non-related parties	16,736	4,175
Payable to broker-dealers	1,259	5,007
Deferred revenue (related party)	2,567	—
Dividends payable	450	—
Total liabilities	31,601	10,485
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 2,500,000 issued and outstanding as of December 31, 2013, and no shares authorized, issued or outstanding as of December 31, 2012	3	—
Class B common stock, $0.001 par value, 100,000,000 shares authorized, 24,000,000 issued and outstanding as of December 31, 2013, and no shares authorized, issued or outstanding as of December 31, 2012	24	—
Additional paid-in capital	43,376	—
Accumulated other comprehensive loss	(46)	—
Retained earnings	1,499	—
Member’s equity	—	5,726
Total stockholders’ equity	44,856	5,726
Non-controlling interest	34,670	—
Total liabilities and equity	$111,127	$16,211

See Notes to Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(Dollars in thousands, except share and per share data)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Selling commissions:
Related party products	$400,560	$161,370	$82,397
Non-related party products	116,074	19,111	22,996
Dealer manager fees:
Related party products	227,420	94,761	56,935
Non-related party products	56,381	10,100	10,820
Investment banking advisory services:
Related party products	45,484	—	—
Non-related party products	—	925	—
Transfer agency revenue (related party)	8,667	—	—
Services revenue:
Related party products	24,968	970	1,374
Non-related party products	492	54	368
Reimbursable expenses:
Related party products	6,375	186	115
Non-related party products	100	(25)	16
Other	(26)	45	(292)
Total revenues	886,495	287,497	174,729
Expenses:
Third-party commissions:
Related party products	400,598	161,399	82,301
Non-related party products	116,074	19,111	22,967
Third-party reallowance:
Related party products	65,018	24,385	11,788
Non-related party products	19,563	2,464	3,139
Internal commissions, payroll and benefits	115,994	45,865	29,174
Conferences and seminars	25,486	14,938	12,135
Travel	7,623	6,235	5,942
Marketing and advertising	8,611	2,680	303
Professional fees:
Related party expense allocations	930	8	246
Non-related party expenses	3,663	1,559	1,672
Data processing	6,268	—	—
Management fee	5,996	—	—
Transaction costs	4,587	—	—
Other:
Related party expense allocations	2,529	727	816
Non-related party expenses	3,003	714	504
Total expenses	785,943	280,085	170,987

See Notes to Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(Dollars in thousands, except share and per share data) – (continued)

	Year Ended December 31,
	2013	2012	2011
Income before taxes	100,552	7,412	3,742
Provision for income taxes	2,202	—	—
Net income	98,350	7,412	3,742
Less: net income attributable to non-controlling interests	95,749	7,412	3,742
Net income attributable to RCS Capital Corporation	$2,601	$—	$—

Per Share Data	June 10, 2013 to December 31, 2013
Basic and diluted number of shares attributable to Class A stockholders	2,500,000
Net income per share attributable to RCS Capital Corporation	$1.04

See Notes to Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income
(Dollars in thousands)

	Year Ended December 31,
	2013	2012	2011
Net income	$98,350	$7,412	$3,742
Other comprehensive loss, net of tax:
Unrealized loss on available-for-sale securities	(489)	—	—
Total other comprehensive loss, net of tax	(489)	—	—
Total comprehensive income	97,861	7,412	3,742
Less: Net comprehensive income attributable to non-controlling interests	95,306	7,412	3,742
Net comprehensive income attributable to RCS Capital Corporation	$2,555	$—	$—

See Notes to Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statement of Changes in Stockholders' Equity
(Dollars in thousands, except share amounts)

	Number of Shares (unclassified)	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital		Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Non-Controlling Interest	Member’s Equity	Stockholders’ Equity and Non-controlling Interest
		Number of Shares	Par value	Number of Shares	Par value
Balance, December 31, 2012	—	—	$—	—	$—	$—		$—	$—	$—	$—	$5,726	$5,726
Net income (loss)	—	—	—	—	—	—		(165)	—	(165)	—	47,619	47,454
Issuance of common stock	100	—	—	—	—	—	(a)	—	—	—	—	—	—
Distributions	—	—	—	—	—	—		—	—	—	—	(19,650)	(19,650)
Balance, June 9, 2013	100	—	—	—	—	—		(165)	—	(165)	—	33,695	33,530
Issuance of common stock, net of offering costs	—	2,500,000	3	—	—	43,624		—	—	43,627	—	—	43,627
Reorganization	(100)	—	—	24,000,000	24	—	(b)	165	—	189	33,506	(33,695)	—
Equity-based compensation	—	—	—	—	—	—		—	—	—	492	—	492
Unrealized loss on available-for-sale securities, net of tax	—	—	—	—	—	—		—	(46)	(46)	(443)	—	(489)
Net income	—	—	—	—	—	—		2,601	—	2,601	48,295	—	50,896
Distributions to non-controlling interests	—	—	—	—	—	—		—	—	—	(47,180)	—	(47,180)
Dividends declared on Class A common stock	—	—	—	—	—	(248)		(1,102)	—	(1,350)	—	—	(1,350)
Balance, December 31, 2013	—	2,500,000	$3	24,000,000	$24	$43,376		$1,499	$(46)	$44,856	$34,670	$—	$79,526

(a)	Represents the initial 100 shares of $0.01 par value common stock issued to RCAP Holdings for $100.00, but due to rounding, $1.00 of par value and $99.00 of additional paid-in capital do not appear in the consolidated statement of changes in stockholders’ equity.
(b)	Represents the reversal of the initial $1.00 aggregate par value common stock and related $99.00 additional paid-in capital.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$98,350	$7,412	$3,742
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	150	31	12
Equity-based compensation	492	—	—
Deferred income taxes	(126)	—	—
Loss on the sale of available-for-sale securities	59	—	—
Deferred income tax on the unrealized loss of available-for-sale securities	21	—	—
Change in fair value of investment securities	138	—	—
Loss on investment	—	—	300
Increase (decrease) resulting from changes in:
Receivables:
Selling commissions and dealer manager fees:
Due from related parties	104	(1,024)	120
Due from non-related parties	158	(96)	250
Reimbursable expenses:
Due from related parties	(17,282)	(1,011)	1,450
Due from non-related parties	(523)	(33)	161
Investment banking fees (related party)	(21,420)	—	—
Loan receivable	—	77	(17)
Due from RCAP Holdings and related parties	(7,156)	—	—
Prepaid expenses and other assets	(863)	99	(396)
Accounts payable	3,392	902	17
Accrued expenses:
Due from related parties	5,894	—	—
Due from non-related parties	12,561	2,887	11
Payable to broker-dealers	(3,748)	4,158	(1,814)
Deferred revenue (related party)	2,567	—	—
Net cash provided by operating activities	72,768	13,402	3,836
Cash flows from investing activities:
Purchases of available-for-sale securities	(10,097)	—	—
Proceeds from the sale of available-for-sale securities	1,000	—	—
Purchases of investment securities	(6,012)	—	—
Purchase of property and equipment	(495)	(106)	(11)
Net cash used in investing activities	(15,604)	(106)	(11)
Cash flows from financing activities:
Proceeds from issuance of common stock	50,000	—	—
Payments of offering costs and fees related to the stock issuance	(6,373)	—	—
Contributions	—	3,646	9,519

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Dollars in thousands) – (continued)

	Year Ended December 31,
	2013	2012	2011
Distributions to non-controlling interest holders	(47,180)	—	—
Distributions to members	(19,650)	(8,200)	(13,560)
Dividends paid	(900)	—	—
Net cash used in financing activities	(24,103)	(4,554)	(4,041)
Net increase (decrease) in cash	33,061	8,742	(216)
Cash and cash equivalents, beginning of period	12,683	3,941	4,157
Cash and cash equivalents, end of period	$45,744	$12,683	$3,941
Supplemental disclosures:
Cash payments for income taxes	$133	$—	$—
Dividends declared but not yet paid	$450	$—	$—

RCS Capital Corporation and Subsidiaries
December 31, 2013

1. Organization and Description of the Company

RCS Capital Corporation (the “Company”) is a holding company incorporated under the laws of the State of Delaware on December 27, 2012, originally named 405 Holding Corporation. On February 19, 2013, 405 Holding Corporation changed its name to RCS Capital Corporation. The Company was formed to hold the following subsidiaries (together known as the “Operating Subsidiaries”) and to grow business lines under such Operating Subsidiaries:

•	Realty Capital Securities, LLC (“Realty Capital Securities”), a wholesale broker-dealer registered with the U.S. Securities and Exchange Commission (the “SEC”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Realty Capital Securities also provides investment banking advisory services and capital markets services;
•	RCS Advisory Services, LLC (“RCS Advisory”), a transaction management services business, and its newly formed wholly owned subsidiaries, Scotland Acquisition, LLC, Zoe Acquisition, LLC and Dolphin Acquisition, LLC; and
•	American National Stock Transfer, LLC (“ANST”), an SEC-registered transfer agent.

On June 10, 2013, the Company closed its initial public offering (the “IPO”) of Class A common stock, par value $0.001 per share, in which it sold 2,500,000 Class A shares at $20.00 per share, resulting in net proceeds after offering costs and underwriting discounts and commissions of $43.6 million. Concurrently with the closing of the IPO on June 10, 2013, the Company underwent a reorganization, in which RCAP Holdings, LLC (“RCAP Holdings”) received 24,000,000 Class B shares, par value $0.001 per share, in exchange for 100 unclassified shares in the Company previously purchased by RCAP Holdings.

Concurrently with the commencement of the IPO, the Operating Subsidiaries also underwent a reorganization, in which a new class of operating subsidiary units called “Class A Units,” which entitle the holders thereof to voting and economic rights, were issued to the Company, and a new class of operating subsidiary units called “Class B Units,” which entitle the holder thereof to economic rights but not voting rights, were issued to RCAP Holdings. Also created were “Class C Units” and “LTIP Units.” After the subsidiary reorganization and IPO, through their ownership of Class A and Class B units, the Company owned a 9.4% economic interest in the Operating Subsidiaries and RCAP Holdings owned a 90.6% economic interest in the Operating Subsidiaries. Prior to the reorganization and IPO, RCAP Holdings held a 100% interest in each of the Operating Subsidiaries and the Company.

Upon completion of the reorganization and the IPO, the Company became the managing member of the Operating Subsidiaries and the Company assumed the exclusive right to manage and conduct the business and affairs of the Operating Subsidiaries and to take any and all actions on their behalf in such capacity. As a result, the Company consolidates the financial results of the Operating Subsidiaries with its own financial results. Net profits and net losses of the Operating Subsidiaries are allocated to their members pro rata in accordance with the respective percentages of their membership interests in the Operating Subsidiaries. Because the Company and the Operating Subsidiaries were under common control at the time of reorganization, the Company's acquisition of control of the Operating Subsidiaries was accounted for at historical cost in the accompanying consolidated financial statements. Accordingly, the operating results of the Operating Subsidiaries have been included in the Company’s consolidated financial statements from the date of common control.

Realty Capital Securities, a limited liability company organized in Delaware, is the securities broker-dealer for proprietary products sponsored by AR Capital, LLC (an affiliate) and its affiliates, consisting primarily of non-traded real estate investment trusts (“REITs”), as well as a closed-end real estate securities fund, an open-end real estate securities fund and a non-traded business development company fund and, from time to time, programs not sponsored by AR Capital, LLC. Realty Capital Securities also provides investment banking advisory services and capital markets services to related and non-related party issuers of public securities in connection with strategic alternatives related to potential liquidity events and other transactions.

RCS Capital Corporation and Subsidiaries
December 31, 2013

1. Organization and Description of the Company  – (continued)

Realty Capital Securities markets securities throughout the United States by means of a national network of selling group members consisting of unaffiliated broker-dealers and their registered representatives.

RCS Advisory was organized in Delaware in December 2012 as a limited liability company and commenced operations in January 2013. RCS Advisory provides a range of services to alternative investment programs and other investment vehicles, including offering registration and blue sky filings advice with respect to SEC and FINRA registration maintenance, transaction management, marketing support, due diligence advice and related meetings, events, training and education, conference management and strategic advice in connection with liquidity events and other strategic transactions.

ANST was organized in Delaware in November 2012 as a limited liability company and commenced operations in January 2013 as a transfer agent. ANST acts as a registrar, provides record-keeping services and executes the transfer, issuance and cancellation of shares or other securities in connection with offerings conducted by issuers sponsored directly or indirectly by AR Capital, LLC, effective March 1, 2013. ANST provides transfer agency services through third-party service providers.

Pending Acquisitions

During the fourth quarter of the year ended December 31, 2013 the Company entered into agreements with respect to the following acquisitions:

Hatteras Funds Group (“Hatteras”):

Hatteras is a private company that is the sponsor of, investment advisor to and distributor for the Hatteras Funds complex, a family of alternative investment funds registered as investment companies with the SEC.

On October 1, 2013, the Company entered into a purchase agreement with Hatteras. Pursuant to the terms and subject to the conditions set forth in the purchase agreement, a wholly owned subsidiary of the Company will purchase substantially all the assets related to the business and operations of Hatteras and assume certain liabilities of Hatteras.

The aggregate estimated consideration to be paid is $40.0 million in cash, subject to certain adjustments, and an earn-out, calculated and payable based on 150% of the consolidated pre-tax net operating income generated by Hatteras in (i) the fiscal year ended December 31, 2016; and (ii) the fiscal year ended December 31, 2018.

Investors Capital Holdings, Ltd. (“ICH”):

ICH is a public company with its common stock listed on the NYSE MKT (formerly the American Stock Exchange) under the symbol “ICH” that provides broker-dealer services to investors in support of trading and investment in securities, alternative investments and variable life insurance as well as investment advisory and asset management services.

On October 27, 2013, the Company entered into a merger agreement with ICH. Pursuant to the terms and subject to the conditions set forth in the merger agreement, a wholly owned subsidiary of the Company will merge with and into ICH, with ICH surviving the merger as a subsidiary of the Company.

The aggregate estimated consideration to be paid is $52.5 million, of which no more than 60% will be in cash and no less than 40% will be in shares of the Company's Class A common stock, subject to the election of holders of ICH common stock to receive either cash or stock.

Summit Financial Services Group (“Summit”):

Summit is a public company with its common stock listed on the OTC Markets Group, Inc. under the symbol “SFNS” that has financial advisors providing securities brokerage and investment retail advice in the United States.

RCS Capital Corporation and Subsidiaries
December 31, 2013

1. Organization and Description of the Company  – (continued)

On November 16, 2013, the Company entered into a merger agreement with Summit. Pursuant to the terms and subject to the conditions set forth in the merger agreement, Summit will merge with and into a wholly owned subsidiary of the Company, with the subsidiary surviving the merger with the same corporate name as Summit.

The aggregate estimated consideration to be paid is $49.0 million, of which no more than 80% will be in cash and no less than 20% will be in shares of the Company's Class A common stock.

Subsequent to December 31, 2013 the Company announced several additional transactions. See Note 13.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company, Realty Capital Securities, RCS Advisory and ANST. All significant intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and Article 8 of Regulation S-X. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results. The statements of income for the years ended December 31, 2012 and 2011 represent the results of operations of Realty Capital Securities, the only Operating Subsidiary in operation during the period. The statement of financial condition as of December 31, 2012 was derived from the Realty Capital Securities audited financial statements at that date (since it was the only Operating Subsidiary that was operational at that date).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates, and these differences could be material.

Cash and cash equivalents

Cash and cash equivalents include all highly liquid instruments purchased with original maturities of 90 days or less.

Available-for-sale Securities

Available-for-sale securities represent investments by RCS Advisory in an equity mutual fund managed by a related party, which consist of shares of AR Capital Real Estate Income Fund. RCS Advisory treats these securities as available-for-sale securities with unrealized gains (losses) recorded in accumulated other comprehensive income (loss) and realized gains (losses) recorded in earnings. See Notes 4 and 5.

Investment Securities

Investment securities represent investments by Realty Capital Securities in an equity mutual fund managed by a related party, which consist of shares of AR Capital Real Estate Income Fund. Realty Capital Securities records both realized and unrealized gains (losses) in earnings on this investment, due to the fact that it is a broker-dealer. See Note 5.

Receivables

Receivables represent selling commission receivables and dealer manager receivables due from related party and non-related party entities in connection with the distribution of programs sponsored by an affiliate, AR Capital, LLC, and other sponsors. See “Selling Commissions and Dealer Manager Fees”.

RCS Capital Corporation and Subsidiaries
December 31, 2013

2. Summary of Significant Accounting Policies  – (continued)

Reimbursable Expenses and Investment Banking Fees

Reimbursable expenses and investment banking fees represent fees receivable for services provided to related parties and non-related party entities related to investment banking, capital markets and related advisory services performed. See “Investment Banking Advisory Services” and “Reimbursable Expenses”.

Revenue Recognition

The Company recognizes revenue generally when it is earned and realized or realizable, when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured.

Selling Commissions and Dealer Manager Fees

Realty Capital Securities receives selling commissions and dealer manager fees in connection with the distribution of programs sponsored by AR Capital, LLC and other non-related party sponsors. The selling commission and dealer manager fee rates are established jointly in a single contract entered into with each individual issuer. As the dealer manager for, or distributor of offerings, Realty Capital Securities generally receives selling commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, which commissions are then redistributed to those third-party selling group participants who are FINRA member firms. Realty Capital Securities generally receives dealer manager fees of 3.0% of gross offering proceeds for funds raised, a portion of which may be redistributed to those third-party selling group participants who are FINRA member firms. Realty Capital Securities has discretion as to the reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support costs incurred by respective selling group members. Selling commission and dealer manager fee revenues and related expenses are recorded on a trade date basis as securities transactions occur.

The Company analyzes its contractual arrangements to determine whether to report revenue on a gross basis or a net basis. The analysis considers multiple indicators regarding the services provided to their customers and the services received from suppliers. The goal of the analysis is to determine which entity is the primary obligor in the arrangement. After weighing many indicators, including Realty Capital Securities' position as the exclusive distributor or dealer manager primarily responsible for the distribution of its customers’ shares, its discretion in supplier selection, that Realty Capital Securities’ suppliers bear no credit risk and that the commission and dealer manager fee rates are established jointly in a single contract, Realty Capital Securities concluded that the gross basis of accounting for its commission and fee revenues is appropriate.

Realty Capital Securities, serving as a dealer manager, receives fees and compensation in connection with the wholesale distribution of securities. Realty Capital Securities works with independent broker-dealers to solicit share subscriptions from their clients. The securities are offered on a “best efforts” or “reasonable best efforts” basis and Realty Capital Securities is not obligated to underwrite or purchase any shares for its own account.

Investment Banking Advisory Services

The Company, through its investment banking and capital markets division, receives fees and compensation for providing investment banking, capital markets and related advisory services. Such fees are charged based on agreements entered into with related party and non-related party public and private issuers of securities and their sponsors and advisors, on a negotiated basis. Fees and expenses that are unpaid are recorded in investment banking fees receivable and reimbursable expenses in the statement of financial condition. Income from investment banking agreements that are not deferred is recognized when the transactions are complete or the services have been performed. Income from certain investment banking agreements is recorded in deferred revenue in the statement of financial condition and is recognized over the remaining life of the offering, which normally ranges from 3 to 26 months.

RCS Capital Corporation and Subsidiaries
December 31, 2013

2. Summary of Significant Accounting Policies  – (continued)

Transfer Agency Revenue

ANST receives fees for providing transfer agency and related services. Such fees are charged based on agreements entered into with related party issuers of securities on a negotiated basis. Certain fees are billed and recorded monthly based on account activity, such as new account establishment fees and call fees. Other fees, such as account maintenance fees, are billed and recorded monthly.

Services Revenue

The Company receives fees for providing transaction management, marketing support, due diligence advice, events, training and education, conference management and strategic advice. Such fees are charged at hourly billing rates for the services provided, based on agreements entered into with related party issuers of securities on a negotiated basis. Such fees are billed and recorded monthly based on services rendered.

Reimbursable Expenses

The Company includes all reimbursable expenses in gross revenue because the Company as the primary obligor has discretion in selecting a supplier, and bears the credit risk of paying the supplier prior to receiving reimbursement from the customer.

Marketing and Advertising

The Company expenses the cost of marketing and advertising as incurred.

Income Taxes

The Company files standalone federal and state income tax returns. Realty Capital Securities, ANST and RCS Advisory are treated as disregarded entities up to the date of reorganization (June 10, 2013) and as partnerships for federal and state income tax purposes thereafter. All income and expense earned by Realty Capital Securities, ANST and RCS Advisory flows through to their owner through the date of reorganization and to their partners (which includes the Company who is a 9.4% owner of these partnerships) thereafter. Income tax expense from operations and investments of Realty Capital Securities, ANST and RCS Advisory is not incurred by Realty Capital Securities, ANST and RCS Advisory but is reported by their owner through the date of reorganization and by their partners thereafter.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards which relate to the Company's investment in the Operating Subsidiaries. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Current tax liabilities or assets are recognized for the estimated taxes payable or refundable on tax returns for the current year.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. This determination is based upon a review of all available evidence, both positive and negative, including the Company's earnings history, the timing, character and amount of future earnings potential, the reversal of taxable temporary differences and the tax planning strategies available.

The Company has adopted the authoritative guidance within ASC 740 relating to accounting for uncertainty in income taxes. The guidance prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken by the Company. See Note 6.

RCS Capital Corporation and Subsidiaries
December 31, 2013

2. Summary of Significant Accounting Policies  – (continued)

Reportable Segments

The Company’s internal reporting is organized into four segments through its three Operating Subsidiaries, as follows:

•	Realty Capital Securities, under two business lines:
º	Wholesale Broker-Dealer; and
º	Investment Banking and Capital Markets
•	RCS Advisory providing transaction management services
•	ANST providing transfer agency services

Recently Issued Accounting Pronouncements

The Company is not aware of any recently issued, but not yet effective, accounting pronouncements that would have a significant impact on the Company's consolidated financial position or results of operations.

3. Off-Balance Sheet Risk and Concentrations

The Company is engaged in various trading, brokerage activities and capital raising with counterparties primarily including broker-dealers, banks, direct investment programs and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty. It is the Company’s policy to review, as necessary, the credit standing of each counterparty. As of December 31, 2013, the Company had 63% of the reimbursable expenses, investment banking fees, services fees and transfer agent fees receivable concentrated in one related party direct investment program, and 93% of the total commissions and dealer manager fees receivable concentrated in three related party direct investment programs.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and temporary cash investments in bank deposit and other accounts, the balances of which, at times, may exceed federally insured limits. Exposure to credit risk is reduced by maintaining the Company’s banking and brokerage relationships with high credit quality financial institutions.

RCS Advisory and Realty Capital Securities hold securities consisting of investments in a mutual fund managed by a related party that can potentially subject the Company to market risk. The amount of potential gain or loss depends on the fund's performance and overall market activity. RCS Advisory and Realty Capital Securities monitor the net asset value on a monthly basis to evaluate its positions, and, if applicable, may elect to sell all or a portion of the investments to limit the loss.

4. Available-for-Sale Securities

The following table presents information about the Company's available-for-sale securities as of December 31, 2013 (amounts in thousands):

	Purchases	Sales	Realized Loss	Unrealized Losses(1)	Fair Value	Cost
December 31, 2013
Mutual funds	$10,097	$1,000	$59	$510	$8,528	$9,038

(1)	Excludes the deferred income tax benefit.

The Company had no available-for-sale securities as of or during the year ended December 31, 2012.

RCS Capital Corporation and Subsidiaries
December 31, 2013

5. Fair Value Disclosures

The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. U.S. GAAP defines three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 — Unobservable inputs that reflect the entity's own assumptions about the data inputs that market participants would use in the pricing of the asset or liability and are consequently not based on market activity.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is the most significant to the fair value measurement in its entirety.

The Company's available-for-sale and investment securities trade in active markets and therefore, due to the availability of quoted market prices in active markets are classified as Level 1 in the fair value hierarchy. As of December 31, 2013, the fair value of the available-for-sale and investment securities were $8.5 million and $5.9 million, respectively. As of December 31, 2012, the Company had no available-for-sale or investment securities.

A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets. There were no transfers between Level 1, Level 2 or Level 3 of the fair value hierarchy during the year ended December 31, 2013.

6. Income Taxes

During the years ended December 31, 2012 and 2011, Realty Capital Securities was the only one of the Company's operating subsidiaries that was in operation. As a limited liability company it was not subject to income taxes, accordingly, Realty Capital Securities did not record income tax expense (benefit).

The components of income tax expense/(benefit) included in the consolidated statements of income for the years ended December 31, 2013, 2012 and 2011 were as follows (dollars in thousands):

	Year Ended December 31,
	2013	2012	2011
Current income tax expense
U.S. Federal	$1,630	$—	$—
State and local	677	—	—
Total current income tax expense	2,307	—	—
Deferred income tax benefit
U.S. Federal	(85)	—	—
State and local	(20)	—	—
Total deferred income tax benefit	(105)	—	—
Total income tax expense	$2,202	$—	$—

RCS Capital Corporation and Subsidiaries
December 31, 2013

6. Income Taxes  – (continued)

The reconciliation of the U.S. federal statutory income tax rate to the Company's effective tax rate for the years ended December 31, 2013, 2012 and 2011 were as follows:

	Year Ended December 31,
	2013	2012	2011
U.S. federal statutory income tax rate	35.00%	—%	—%
Increase (decrease) in tax rate resulting from:
State and local income taxes net of federal benefit	0.42%	—%	—%
Non-controlling interests	(33.40)%	—%	—%
Other	0.18%	—%	—%
Effective tax rate	2.20%	—%	—%

Deferred income tax expense (benefits) result from differences between assets and liabilities measured for financial reporting purposes versus income tax return purposes. Deferred income tax assets are recognized if, in the Company's judgment, their realizability is determined to be more likely than not. If a deferred tax asset is determined to be unrealizable, the Company records a valuation allowance. The Company had no deferred tax liabilities as of December 31, 2013 and 2012. The components of the deferred income taxes as of December 31, 2013 and 2012 were as follows (dollars in thousands):

	Year Ended December 31,
	2013	2012
Deferred tax assets
Other	$1	$—
Unrealized loss on available-for-sale securities(1)	21	—
Deferred revenue	104	—
Total deferred tax assets	$126	$—

(1)	Included in other comprehensive income.

The Company believes that, as of December 31, 2013, it had no material uncertain tax positions. Interest and penalties relating to unrecognized tax expenses (benefits) are recognized in income tax expense, when applicable. There was no liability for interest or penalties accrued as of December 31, 2013.

The Company files tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is open to audit under the statute of limitations by the Internal Revenue Service for 2013. The Company or its subsidiaries' federal and state income tax returns are open to audit under the statute of limitations for 2010 to 2013.

7. Commitments and Contingencies

Leases — Realty Capital Securities leases certain office space and equipment under various operating leases. These leases are generally subject to scheduled base rent and maintenance cost increases, which are recognized on a straight-line basis over the period of the leases. Total rent expense for all operating leases was approximately $0.4 million, $0.3 million and $0.3 million for the years ended December 31, 2013, 2012 and 2011 respectively. Future annual minimum rental payments due are as follows (in thousands):

Year Ended December 31,	Amount
2014	$296
2015	196
2016	100
$592

RCS Capital Corporation and Subsidiaries
December 31, 2013

7. Commitments and Contingencies  – (continued)

Legal Proceedings — The Company and the Operating Subsidiaries are involved in legal proceedings from time to time arising out of their business operations, including arbitrations and lawsuits involving private claimants, and subpoenas, investigations and other actions by government authorities and self-regulatory organizations. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, the Company cannot estimate what the possible loss or range of loss related to such matters will be. The Company recognizes a liability with regard to a legal proceeding when it believes it is probable a liability has occurred and the amount can be reasonably estimated. If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, the Company accrues that amount. When no amount within the range is a better estimate than any other amount, however, the Company accrues the minimum amount in the range. The Company maintains insurance coverage, including general liability, errors and omissions, excess entity errors and omissions and fidelity bond insurance. The Company records legal reserves and related insurance recoveries on a gross basis. Other than noted below, there were no legal reserves or payments recorded for this period.

In April 2013, Realty Capital Securities received notice and a proposed Letter of Acceptance, Waiver and Consent (“AWC”) from FINRA that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and FINRA Rule 2010, occurred in connection with its activities as a co-dealer manager for a public offering. Without admitting or denying the findings, Realty Capital Securities submitted an AWC, which FINRA accepted on June 4, 2013. In connection with the AWC, Realty Capital Securities consented to the imposition of a censure and a fine of $0.06 million, paid in the second quarter of 2013. Realty Capital Securities believes that the matter will not have a material adverse effect on Realty Capital Securities or its business.

Defense costs with regard to legal proceedings are expensed as incurred and classified as professional services within the consolidated statements of income. When there is indemnification or insurance, the Company may engage in defense or settlement and subsequently seek reimbursement for such matters.

Summit Litigation

Summit, its board of directors, the Company and a wholly owned subsidiary formed by the Company in connection with the Summit merger are named as defendants in two purported class action lawsuits (now consolidated) filed by alleged Summit shareholders on November 27, 2013 and December 12, 2013 in Palm Beach County, Florida challenging the Summit merger. These lawsuits allege, among other things, that: (1) each member of Summit’s board of directors breached his fiduciary duties to Summit and its shareholders in authorizing the Summit merger; (2) the Summit merger does not maximize value to Summit shareholders; and (3) the defendants aided and abetted the breaches of fiduciary duty allegedly committed by the members of Summit’s board of directors. These shareholder lawsuits seek class action certification and equitable relief, including an injunction against consummation of the Summit merger on the agreed-upon terms.

8. Stockholders' Equity

The Company has two classes of common stock:

Class A Common Stock.  2,500,000 shares of Class A common stock were issued to the public in the IPO. Class A common stock entitles holders to one vote per share and full economic rights (including rights to dividends, if any, and distributions upon liquidation). Holders of Class A common stock hold 100% of the economic rights and a portion of the voting rights of the Company.

On June 13, 2013, the Company's Board of Directors authorized and the Company declared an annual dividend rate of $0.72 per share of Class A common stock or an annual dividend rate of 3.6% based on the Class A common stock price in the IPO of $20.00, which is equal to a quarterly dividend of $0.18 per share.

RCS Capital Corporation and Subsidiaries
December 31, 2013

8. Stockholders' Equity  – (continued)

The dividend is payable in cash quarterly, beginning in July 2013, on the seventh business day of each quarter, in respect of the previous quarter, to stockholders of record at the close of business on the last business day of the previous quarter.

On June 14, 2013, the Company’s Board of Directors authorized and the Company declared its first quarterly cash dividend for its Class A common stock. The cash dividend was paid on July 10, 2013 to record holders of the Company’s Class A common stock at the close of business on June 28, 2013 in an amount equal to $0.18 per share.

On September 18, 2013, the Company’s Board of Directors authorized and the Company declared a cash dividend for the third quarter of 2013 for its Class A common stock. The cash dividend was paid on October 9, 2013 to record holders of the Company’s Class A common stock at the close of business on September 30, 2013 in an amount equal to $0.18 per share, consistent with the cash dividend declared and paid with respect to the second quarter of 2013.

On December 23, 2013, the Company’s Board of Directors authorized and the Company declared a cash dividend for the fourth quarter of 2013 for its Class A common stock. The cash dividend was paid on January 10, 2014 to record holders of the Company’s Class A common stock at the close of business on December 31, 2013 in an amount equal to $0.18 per share, consistent with the cash dividend declared and paid with respect to the third quarter of 2013.

Class B Common Stock.  As of December 31, 2013 RCAP Holdings owns 24,000,000 Class B Units of each operating subsidiary and 24,000,000 shares of the Company’s Class B common stock. As of December 31, 2013, Class B common stock entitles holders to four votes per share; provided, however, that the Company’s certificate of incorporation provides that so long as any of the Class B common stock remains outstanding, the holders of Class B common stock always will have a majority of the voting power of the Company’s outstanding common stock, and thereby control the Company. Class B common stock holders have no economic rights (including no rights to dividends and distributions upon liquidation). Immediately following the conversion from 100 unclassified shares, RCAP Holdings, as holder of Class B common stock, held 0% of the economic rights and the majority of the voting rights of the Company.

Equity Plan.  The RCS Capital Corporation Equity Plan provides for the grant of stock options, restricted shares of Class A common stock, restricted stock units, dividend equivalent rights and other equity-based awards to RCS Capital Management, LLC (“RCS Capital Management”), included under the Outperformance Agreement, non-executive directors, officers and other employees and independent contractors, including employees or directors of RCS Capital Management and its affiliates who are providing services to the Company. RCS Capital Management is an entity under common control with RCAP Holdings. The maximum number of shares of Class A common stock that may be granted pursuant to awards under the equity plan was initially 250,000 shares of Class A common stock. Following any increase in the number of issued and outstanding shares of Class A common stock, the maximum number of shares of Class A common stock that may be granted pursuant to awards under the equity plan will be a number of shares of Class A common stock equal to the greater of (x) 250,000 shares and (y) 10% of the total number of issued and outstanding shares of Class A common stock (on a diluted basis) at any time following such increase (subject to the registration of the increased number of available shares).

RCS Capital Corporation and Subsidiaries
December 31, 2013

9. Earnings Per Share

Basic earnings per share is computed by dividing net income available to Class A common stockholders by the weighted average number of shares of Class A common stock outstanding during the period. The computation of diluted earnings per share is similar to the computation of basic earnings per share, except that the denominator is increased to include the number of additional shares of Class A common stock that would have been outstanding if potentially dilutive shares of Class A common stock had been issued. The following table presents the calculation of basic and dilutive earnings per share for the years ended December 31, 2013, 2012 and 2011(amounts in thousands):

	Year Ended December 31,
	2013	2012	2011
Earnings for basic and diluted earnings per common Class A share:
Net income	$98,350	$7,412	$3,742
Net income attributable to non-controlling interests	95,749	7,412	3,742
Net income attributable to common stockholders	$2,601	$—	$—
Shares:
Average Class A shares used in basic and diluted computation(1)	2,500,000	N/A	N/A
Earnings per common Class A share
Basic and diluted	$1.04	N/A	N/A

(1)	Reflects the 2,500,000 shares of Class A common stock offered in the IPO. Shares of Class B common stock were subject to a lockup pursuant to an agreement with the underwriter in connection with the IPO. The lock up period expired during the 3 months ended December 31, 2013; however, these shares were excluded from the computation of diluted net income per share computation because they were anti-dilutive.

As of December 31, 2013, there were 3,975,000 LTIP Units of the Operating Subsidiaries outstanding under the 2013 Manager Multi-Year Outperformance Agreement. See Note 11, “2013 Manager Multi-Year Outperformance Agreement.” There were no distributions paid to the LTIP Unit holders during 2013; therefore, there was no impact to the Company’s basic earnings per share computation.

In addition, the Company did not meet (a) the threshold of total return to shareholders as measured against a peer group of companies, (b) nor did the LTIP Units capital account achieve economic equivalence with the capital balance of Class A units of the Operating Subsidiaries, at the end of the reporting period; therefore, the LTIP Units are excluded from the diluted earnings per share computation.

10. Net Capital Requirements

Realty Capital Securities is subject to the SEC Uniform Net Capital Rule 15c3-1, which requires the maintenance of minimum net capital of the greater of $100,000 or 1/15th of aggregate indebtedness, as defined, and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. As of December 31, 2013, Realty Capital Securities had net capital of $25.6 million which was $24.3 million in excess of its required net capital, and aggregate indebtedness to net capital ratio was 0.76 to 1. As of December 31, 2012, Realty Capital Securities had net capital of $3.4 million which was $2.7 million in excess of its required net capital, and aggregate indebtedness to net capital ratio was 3.07 to 1.

11. Related Party Transactions

A significant portion of the Company’s revenues relate to fees earned from transactions with or on behalf of AR Capital, LLC and its affiliates, including investment banking fees, services fees, transfer agent fees and wholesale broker-dealer commissions and concessions, in the ordinary course of its trade or business. The

RCS Capital Corporation and Subsidiaries
December 31, 2013

11. Related Party Transactions  – (continued)

Company earned revenues of $713.5 million, $257.3 million and $140.8 million for the years ended December 31, 2013, 2012 and 2011, respectively, from related party products. The receivables for such revenues were $48.4 million and $2.7 million as of December 31, 2013 and 2012, respectively. The Company incurred expenses directly from business activities related to related party products of $465.6 million, $185.8 million and $94.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. The payables to related parties were $16.7 million as of December 31, 2013. The company did not have any payables to related parties as of December 31, 2012.

The Operating Subsidiaries were initially capitalized and funded by RCAP Holdings. During the year ended December 31, 2012, Realty Capital Securities received financial support from RCAP Holdings through capital contributions and expense allocation agreements. Through an agreement with an affiliate, Realty Capital Securities was allocated certain operating expenses including occupancy, professional services, communications and data processing, advertising and employee benefits. The total expense allocation for the year ended December 31, 2012, was approximately $0.8 million.

Beginning on January 1, 2013, the affiliate expense allocation arrangement was terminated. Pursuant to the new services agreement, AR Capital, LLC charges the Operating Subsidiaries for the services of information technology, human resources, accounting services and office services and facilities. For these services, the Company paid $3.5 million for the year ending December 31, 2013. As of December 31, 2013, the payable for such expenses is $0.3 million.

The Company incurs expenses directly for certain services it receives. The Company either allocates these expenses to the Operating Subsidiaries or causes RCAP Holdings to pay its portion based on RCAP Holdings’ ownership interest. Expenses that are directly attributable to a specific Operating Subsidiary are allocated 100% to the appropriate Operating Subsidiary. Expenses that are not specific to an Operating Subsidiary are allocated in proportion to income before taxes, management fees, incentive fees and outperformance fees. The intercompany receivables and payables for these expenses are eliminated in consolidation and are settled quarterly. For the year ended December 31, 2013, the Operating Subsidiaries incurred $2.3 million for such expenses. There were no expenses payable by RCAP Holdings as of December 31, 2013.

From time to time, RCAP Holdings may purchase shares of the Company's Class A common stock in the secondary market. As of December 31, 2013, RCAP Holdings owned 2.06% of the Company's Class A common stock outstanding.

Management Agreement.  Pursuant to the management agreement, RCS Capital Management implements the Company's business strategy, as well as the business strategy of the Operating Subsidiaries, and performs executive and management services for the Company and Operating Subsidiaries, subject to oversight, directly or indirectly, by the Company's Board of Directors.

The Company, together with the Operating Subsidiaries, pays RCS Capital Management a management fee in an amount equal to 10% of the aggregate U.S. GAAP net income of the Operating Subsidiaries, calculated and payable quarterly in arrears, subject to the aggregate U.S. GAAP net income of the Operating Subsidiaries being positive for the current and three preceding calendar quarters.

In addition, the Company pays RCS Capital Management an incentive fee, calculated and payable quarterly in arrears, that is based on the Company's earnings and stock price. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) the Company's Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per share of the Company's common stock of all the Company's public offerings multiplied by the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under the Company's equity plan) in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to RCS Capital Management with respect to the first

RCS Capital Corporation and Subsidiaries
December 31, 2013

11. Related Party Transactions  – (continued)

three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless the Company's Core Earnings for the 12 most recently completed calendar quarters is greater than zero.

Core Earnings is a non-U.S. GAAP measure and is defined as U.S. GAAP net income (loss) of RCS Capital Corporation, excluding non-cash equity compensation expense, management fees, incentive fees, acquisition fees, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP and certain other non-cash charges after discussions between RCS Capital Management and the independent directors and after approval by a majority of the independent directors.

Such management and incentive fee calculations commenced on June 10, 2013, the date the offering was completed. For periods less than four quarters or 12 months, the calculations are based on a pro rata concept starting with the quarter ended June 30, 2013.

The management fee earned by RCS Capital Management for the period June 10, 2013 (commencement date of the agreement) to December 31, 2013 was $6.0 million, which is the expense recorded by the Company for the year ended December 31, 2013. The payable for such expense is included in accrued expenses — due to related parties within the accompanying consolidated statements of financial condition.

The incentive fee earned by RCS Capital Management for the period June 10, 2013 (commencement date of the agreement) to December 31, 2013, was $0.3 million, which is the expense recorded in other expense by the Company for the year ended December 31, 2013. The payable of $0.3 million for such expense is included in accrued expenses — due to related parties within the accompanying consolidated statements of financial condition.

2013 Manager Multi-Year Outperformance Agreement.  The Company entered into the 2013 Manager Multi-Year Outperformance Agreement (the “OPP”), as of June 10, 2013, with the Operating Subsidiaries and RCS Capital Management. The OPP provides for performance-based bonus awards to RCS Capital Management up to a maximum award opportunity (“OPP Cap”) that is 5.00% of the Company's market capitalization on the date of the IPO. The OPP is intended to further align RCS Capital Management’s interests with those of the Company and its stockholders. Under the OPP, RCS Capital Management was granted LTIP Units of the Operating Subsidiaries that were to be allocated among Operating Subsidiaries by the independent directors of the Company based upon any reasonable method as determined in their sole discretion. The LTIP Units represent units of equity ownership in the Operating Subsidiaries that are structured as profits interest therein. Subject to the OPP Cap, the number of LTIP Units earned under the OPP will be determined based on the Company's achievement of total return to stockholders, which is referred to as “Total Return” and which includes both share price appreciation and common stock dividends, as measured against a peer group of companies, for the three-year performance period commencing on the commencement date.

Subject to RCS Capital Management's continued service through each vesting date, 1/3 of any LTIP Units earned will vest on each of the third, fourth and fifth anniversaries of the commencement date. Until such time as the LTIP Units are fully earned in accordance with the provisions of the OPP, the LTIP Units are entitled to distributions equal to 10% of the distributions on the Class C Units of the applicable Operating Subsidiary. After the LTIP Units are fully earned, they are entitled to a catch-up distribution and then the same distributions as the Class C Units of the applicable Operating Subsidiary. At the time RCS Capital Management’s capital account with respect to the LTIP Units is economically equivalent to the average capital account balance of the Class A Units, the Class B Units and the Class C Units of the applicable Operating Subsidiary, has been earned and has been vested for 30 days, the applicable LTIP Units will automatically convert into Class C Units of the Operating Subsidiary on a one-to-one basis.

In connection with the OPP, the Company has determined that the LTIP Unit holders were entitled to receive distributions during 2013 amounting to $0.3 million. Such distributions were not made because the

RCS Capital Corporation and Subsidiaries
December 31, 2013

11. Related Party Transactions  – (continued)

Company and the LTIP Unit holders did not believe distributions were payable on the LTIP Units during 2013. RCS Capital Management has agreed to waive all rights to any and all distributions due in 2013. The Company also evaluated the provisions of ASC 480-10-S99 and has concluded the LTIP Units are not currently redeemable.

During the 4th quarter of 2013, The Company determined that the OPP award should be recognized under ASC Topic No. 505, Stock-Based Transactions with Nonemployees, (“ASC 505”) rather than ASC Topic No. 718. Compensation — Stock Compensation. The impact of this change was not material for any prior periods. In accordance with ASC 505, the Company recognizes the fair value of the OPP award over the requisite performance period of the award. The award is remeasured at each reporting date and the amortization of the expense is adjusted accordingly. The fair value of the OPP award was determined utilizing a Monte Carlo simulation technique under a risk-neutral premise. The significant assumptions utilized in determining the fair value of $3.3 million as of December 31, 2013, which is expected to be recognized over a period of three years from the grant date were as follows:

•	Risk free rate of 0.55% utilizing the prevailing 2.4-year zero-coupon U.S. treasury yield at the reporting date;
•	Expected dividend yield of 3.6%; and
•	Volatility of 30.0% based on the historical and implied volatility of the peer group of companies

For the year ended December 31, 2013 the Company recognized $0.5 million, which is included in other expenses in the consolidated statements of income.

RCS Advisory Services, LLC — AR Capital, LLC Services Agreement.  RCS Advisory entered into a services agreement with AR Capital, LLC, pursuant to which it provides AR Capital, LLC and its subsidiaries with transaction management services (including, transaction management, compliance, due diligence, event coordination and marketing services, among others), in connection with the performance of services to certain AR Capital, LLC sponsored companies.

Registration Rights Agreement.  The Company entered into a registration rights agreement with RCAP Holdings and RCS Capital Management pursuant to which the Company will grant (i) RCAP Holdings, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require the Company to register under the Securities Act shares of its Class A common stock issuable upon exchange of the Operating Subsidiaries Units (and cancellation of corresponding shares of its Class B common stock) held or acquired by them, and (ii) RCS Capital Management, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require the Company to register under the Securities Act any equity-based awards granted to RCS Capital Management under the equity plan.

Exchange Agreement.  RCAP Holdings entered into an exchange agreement with the Company under which RCAP Holdings has the right, from time to time, to exchange its Operating Subsidiaries Units for shares of Class A common stock of the Company on a one-for-one basis. Pursuant to the exchange agreement, the parties have agreed to preserve their relative ownership of the Class A common stock, Class B common stock, Class A Units of the Operating Subsidiaries and Class B Units of the Operating Subsidiaries and, accordingly, that the transfer of units of an Operating Subsidiary to a transferee thereof shall be accompanied by the simultaneous transfer of an equal number of the same class, series or type of units of the other Operating Subsidiaries to such transfer. In connection with an exchange, a corresponding number of shares of the Company's Class B common stock will be canceled. Any such exchange by RCAP Holdings will result in dilution of the economic interests of the Company's public stockholders.

If RCAP Holdings exchanges its Operating Subsidiaries Units for shares of the Company's Class A common stock, the Company's membership interests in the Operating Subsidiaries will be correspondingly increased and RCAP Holdings' corresponding shares of Class B common stock will be canceled. Because

RCS Capital Corporation and Subsidiaries
December 31, 2013

11. Related Party Transactions  – (continued)

each share of Class B common stock initially will entitle the holder thereof to four votes, whereas each share of Class A common stock offered hereby will entitle the holder thereof to one vote, and because each share of Class A common stock issued to RCAP Holdings upon exchange of its Operating Subsidiaries Units will correspond to the cancellation of one share of Class B common stock held by RCAP Holdings, an exchange of one Operating Subsidiaries Unit for one share of Class A common stock will decrease the voting power of RCAP Holdings by three votes and consequently increase the voting power of the public stockholders; provided, however, that the Company's certificate of incorporation provides that so long as any of its Class B common stock remains outstanding, the holders of its Class B common stock always will have a majority of the voting power of its outstanding common stock, and thereby control the Company. The percentages of voting power in the Company will change accordingly.

Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries.   The form of the amended and restated limited liability company agreement of each of the Operating Subsidiaries was filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013. The amended and restated operating agreements provide that going forward, any time the Company issues a share of its Class A common stock, the Company will transfer the net proceeds received by it with respect to such share, if any, to the Operating Subsidiaries (allocated among them in accordance with their relative equity values at the time) and each of them shall be required to issue to the Company one Class A Unit. Conversely, if at any time going forward, any shares of its Class A common stock are redeemed by the Company for cash, the Company can cause the Operating Subsidiaries, immediately prior to such redemption of the Company's Class A common stock, to redeem an equal number of Class A Units of each operating subsidiary held by the Company, upon the same aggregate terms and for the same price, as the shares of the Class A common stock are redeemed.

American National Stock Transfer, LLC — Transfer Agent Services Agreement.   ANST has entered into a services agreement with AR Capital, LLC, pursuant to which it will provide transfer agent services to AR Capital sponsored REITs. The agreement provides for an initial term of ten years. The agreement provides that each REIT must pay a minimum monthly fee as well as additional ad hoc service fees and related expense reimbursements.

Tax Receivable Agreement.  The Company entered into a tax receivable agreement with RCAP Holdings requiring the Company to pay to RCAP Holdings 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that the Company realizes (or is deemed to realize upon early termination of the tax receivable agreement or change of control) as a result of the increases in tax basis of its tangible and intangible assets created by RCAP Holdings' exchanges of its Operating Subsidiaries Units for shares of Class A common stock (with a cancellation of its corresponding shares of the Company's Class B common stock) pursuant to the exchange agreement. Cash payments pursuant to the tax receivable agreement will be the Company's obligation. The initial public offering did not generate tax benefits and did not require payments pursuant to this agreement. In general, the Company's payments under the tax receivable agreement will not be due until after the Company has filed its tax returns for a year in which the Company realizes a tax benefit resulting from an exchange; however, the timing of payments could be accelerated upon an early termination of the tax receivable agreement or change in control which could require payment prior to the Company's ability to claim the tax benefit on its tax returns. Furthermore, RCAP Holdings will not be required to reimburse the Company for any payments previously made under the tax receivable agreement even if the IRS were to successfully challenge the increase in tax basis resulting from an exchange and, as a result, increase the Company's tax liability. The accelerated timing of payments and the increase in the Company's tax liability without reimbursement could affect the cash available to it and could impact its ability to pay dividends.

AR Capital Real Estate Income Fund.  As of December 31, 2013, RCS Advisory and Realty Capital Securities had investments in the AR Capital Real Estate Income Fund, an equity mutual fund managed by a

RCS Capital Corporation and Subsidiaries
December 31, 2013

11. Related Party Transactions  – (continued)

related party, of $8.5 million and $5.9 million, respectively. As of December 31, 2012, RCS Advisory and Realty Capital Securities had no such investments.

12. Segment Reporting

The Company operates through its three Operating Subsidiaries in four principal segments: Wholesale Broker-Dealer; Transaction Management; Investment Banking and Capital Markets; and Transfer Agent. Realty Capital Securities, the Company's Wholesale Broker-Dealer segment, includes the Company's alternative investment program activities and is the distributor or dealer manager for proprietary and non-proprietary publicly registered non-exchange traded (“non-traded”) securities and for an open-end mutual fund. Proprietary programs are sponsored directly or indirectly by AR Capital, LLC, an affiliate. Realty Capital Securities distributes these securities through selling groups comprised of FINRA member broker-dealers located throughout the United States.

Transaction Management is provided by RCS Advisory whose activities support the alternative investment programs distributed by Realty Capital Securities. These activities include: services related to offering registration and blue sky filings; regulatory advice; registration maintenance; transaction management; marketing support; due diligence support; events; training and education; conference management; and strategic advice.

The Investment Banking and Capital Markets segment is a division of Realty Capital Securities and includes the Company's strategic advisory and capital markets services focused, in part, on the direct investment program industry. Activities related to the Investment Banking and Capital Markets segment include: corporate strategic planning and advice; and sourcing, structuring and maintaining debt finance and derivative arrangements.

ANST operates in the SEC registered Transfer Agent segment and performs transfer agency activities related to the direct investment programs. ANST acts as a registrar, provides record-keeping services and executes the transfers, issuances and cancellations of shares.

The reportable business segment information is prepared using the following methodologies:

•	Net revenues and expenses directly associated with each reportable business segment are included in determining earnings before taxes.
•	Net revenues and expenses not directly associated with specific reportable business segments are allocated based on the most relevant measures applicable, including each reportable business segment's net revenues, time spent and other factors.
•	Reportable business segment assets include an allocation of indirect corporate assets that have been fully allocated to the Company's reportable business segments, generally based on each reportable business segment's capital utilization.

RCS Capital Corporation and Subsidiaries
December 31, 2013

12. Segment Reporting  – (continued)

The following table presents the Company's net revenues, expenses and income before taxes by segment for the years ended December 31, 2013, 2012 and 2011(in thousands):

	Year Ended December 31,
	2013	2012	2011
Wholesale broker-dealer:
Revenues	$802,965	$286,572	$174,729
Expenses	757,792	280,085	170,987
Income	$45,173	$6,487	$3,742
Transaction management:
Revenues	$24,367	$—	$—
Expenses	14,517	—	—
Income	$9,850	$—	$—
Investment banking and capital markets:
Revenues	$47,884	$925	$—
Expenses	5,107	—	—
Income	$42,777	$925	$—
Transfer agent:
Revenues	$12,558	$—	$—
Expenses	9,588	—	—
Income	$2,970	$—	$—
Revenue reconciliation
Total revenues for reportable segments	$887,774	$287,497	$174,729
Intercompany revenues	(1,279)	—	—
Total revenues	$886,495	$287,497	$174,729
Income reconciliation
Total income for reportable segments	$100,770	$7,412	$3,742
Corporate and other expenses	(218)	—	—
Income before income taxes	$100,552	$7,412	$3,742

The following table presents the Company's total assets by segment as of December 31, 2013 and 2012 (in thousands):

	December 31, 2013	December 31, 2012
Segment assets:
Wholesale broker-dealer	$32,058	$15,286
Transaction management	20,211	—
Investment banking and capital markets	46,529	925
Transfer agent	8,618	—
Total assets for reportable segments	$107,416	$16,211
Assets reconciliation:
Total assets for reportable segments	$107,416	$16,211
Other assets	3,711	—
Total consolidated assets	$111,127	$16,211

RCS Capital Corporation and Subsidiaries
December 31, 2013

13. Subsequent Events

Pending Acquisitions

Cetera Financial Group (“Cetera”)

Formed in 2010 through the purchase of three ING Groep N.V., broker-dealers, Cetera Financial Holdings, Inc. (“Cetera”) is a financial services holding company that provides independent broker-dealer services and investment retail advice through four distinct independent broker-dealer platforms: Cetera Advisors LLC, Cetera Advisor Networks LLC, Cetera Financial Institutions LLC and Cetera Financial Specialists LLC.

On January 16, 2014, the Company entered into the Cetera merger agreement with Cetera. Pursuant to the terms and subject to the conditions set forth in the Cetera merger agreement, a wholly owned subsidiary of the Company will merge with and into Cetera, with Cetera surviving the merger as the Company's subsidiary.

The Company will pay aggregate estimated consideration of $1.15 billion in cash including assumed debt, subject to certain adjustments. In January 2014, the Company paid $55.0 million into escrow related to the purchase of Cetera. If the Cetera acquisition does not close, the Company may be obligated to pay Cetera a $75 million termination fee.

Barclays Commitment Letter

Concurrently with the execution of the Cetera merger agreement, the Company, RCS Capital Management, LLC (collectively, the “RCS Companies”), entered into a commitment letter (the “Commitment Letter”) with Barclays Bank PLC (“Barclays”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Bank of America, N.A. (“Bank of America” and, together with Merrill Lynch and Barclays, the “Commitment Parties”). The Commitment Letter provides for a commitment by Barclays and Bank of America to each provide 50% of (i) a $550.0 million senior secured first lien term loan facility (the “First Lien Term Facility”), (ii) a $25.0 million senior secured first lien revolving credit facility (the “Revolving Facility”) and (iii) a $150.0 million senior secured second lien term loan facility (the “Second Lien Term Facility” and, together with the First Lien Term Facility, the “Term Facilities”). The proceeds of the Term Facilities will be used by the Company to pay a portion of the consideration to be paid in the Cetera acquisition, to refinance existing indebtedness of Cetera and the RCS Companies and to pay related fees and expenses. The proceeds of the Revolving Facility will be used following the closing of the Cetera acquisition for permitted capital expenditures, to provide for the ongoing working capital requirements of the Company and its subsidiaries following the Cetera acquisition and for general corporate purposes. The commitments of the Commitment Parties under the Commitment Letter are subject to certain conditions, including potential reductions of the commitments under the First Lien Term Facility if certain pending acquisitions contemplated by the Company are not consummated, the absence of a Company Material Adverse Effect (as defined in the Commitment Letter), the negotiation of definitive documentation, concurrent investments in the borrower of debt or equity from additional investors and other customary closing conditions.

Luxor Commitment Letter

On January 16, 2014, and in connection with the entry into the Cetera Merger Agreement, the Company and RCAP Holdings entered into a commitment letter (the “Luxor Commitment Letter”) with Luxor Capital Group, LP (“Luxor”). The Luxor Commitment Letter provides for a commitment by Luxor to purchase, subject to modification in certain circumstances as set forth in the Luxor Commitment Letter, (i) $120.0 million of Convertible Notes (the “Convertible Notes”), (ii) $270.0 million of Convertible Preferred Securities (the “Convertible Preferred Securities”) and (iii) up to $50.0 million in common stock (the “Common Stock”, together with the Convertible Notes and the Convertible Preferred Securities, the “Subject Securities”). The Common Stock purchase is subject to the consummation of a follow-on public offering by the Company that satisfies certain minimum proceeds thresholds. Certain of the Subject Securities will be acquired by Luxor at a discount to their face amount, as set forth in the Luxor Commitment Letter.

RCS Capital Corporation and Subsidiaries
December 31, 2013

13. Subsequent Events  – (continued)

As a condition to entering into the Luxor Commitment Letter, Luxor has the right to designate an independent director to the Board of Directors of the Company. The proceeds from the Luxor Commitment Letter will be used by the Company to pay a portion of the consideration to be paid in the Cetera acquisition, to refinance existing indebtedness of Cetera and the RCS Companies and to pay related fees and expenses. The commitments under the Luxor Commitment Letter are subject to certain conditions including the absence of a Company Material Adverse Effect (as defined in the Cetera Merger Agreement) and other customary closing conditions.

J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC (collectively, “J.P. Turner”)

J.P. Turner is a retail broker-dealer and investment adviser with a concentration in the southeast United States. J.P. Turner also offers a variety of other investment services, including investment banking.

On January 16, 2014, the Company entered into the J.P. Turner purchase agreement with J.P. Turner. Pursuant to the terms and subject to the conditions set forth in the J.P. Turner purchase agreement, a wholly owned subsidiary of the Company will purchase all outstanding membership interests in J.P. Turner held by the sellers.

The Company will pay aggregate estimated consideration of $27.0 million, which will be 70% in cash and 30% in shares of the Company's Class A common stock, subject to certain adjustments and earn-outs.

First Allied Holdings Inc. (“First Allied”)

First Allied is an independent broker dealer.

Pursuant to a merger agreement dated as of June 5, 2013, among RCAP Holdings, First Allied and the holders of all the equity capital of First Allied, First Allied was acquired by RCAP Holdings on September 25, 2013 for a total cost of $177.0 million, consisting of $145.0 million in merger consideration plus the assumption of $32.0 million of First Allied indebtedness.

On February 11, 2014, the Company entered into a non-binding letter of intent with RCAP Holdings to enter into a contribution agreement pursuant to which RCAP Holdings will contribute all its equity interests in First Allied to the Company. As consideration for this contribution, the Company has agreed to issue shares of the Company's Class A common stock to RCAP Holdings representing an amount of $207.5 million in the aggregate, and the Company expects to assume First Allied’s net liabilities upon consummation of the contribution.

Amendment to ICH Merger Agreement

On February 28, 2014, the ICH merger agreement was amended to, among other things (1) provide that ICH will merge with and into a wholly owned subsidiary of the Company, with the Company's subsidiary surviving the merger with the same corporate name as ICH, (2) provide that the ICH merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (3) extend the date after which the parties can terminate the ICH merger agreement from April 30, 2014 (subject to extension as set forth in the ICH merger agreement) to July 31, 2014 (without any extension provisions).

RCS Capital Corporation Restructuring Transactions

On February 11, 2014, the Company entered into certain corporate restructuring transactions (the “Restructuring Transactions”) involving the Company, RCAP Holdings, the Company’s Operating Subsidiaries, and RCS Capital Management. The Company has entered into a series of agreements in connection with the Restructuring Transactions. The Company entered into the Restructuring Transactions to help simplify the Company’s corporate structure as the Company moves ahead with its recently announced acquisitions and related financings and strives to create the second-largest independent financial advice network in the United States.

RCS Capital Corporation and Subsidiaries
December 31, 2013

13. Subsequent Events  – (continued)

Amendment of Exchange Agreement

As an initial step in the Restructuring Transactions, on February 11, 2014, the Company entered into a First Amendment to the Exchange Agreement (the “Amendment”) with RCAP Holdings, the holder of (a) the Class B Units of each of the Operating Subsidiaries (collectively, the “Class B Operating Subsidiary Units”), and (b) all the outstanding shares of the Company’s Class B common stock, par value $0.001 per share (“Class B Common Stock”). The purpose of the Amendment was to amend the Exchange Agreement dated as of June 10, 2013 (as amended by the Amendment, the “Exchange Agreement”), between the Company and RCAP Holdings, so as to permit an exchange by RCAP Holdings of its Class B Operating Subsidiary Units for shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”), and the related cancellation of a corresponding number of shares of Class B Common Stock thereunder, to be treated as a contribution by RCAP Holdings of its equity interests in each of the Operating Subsidiaries to the Company in a transaction intending to qualify as tax-free under Section 351 of the United States Internal Revenue Code of 1986, as amended.

Exchange

On February 11, 2014, as part of the Restructuring Transactions, RCAP Holdings delivered a written notification (the “Exchange Request”) to the Company pursuant to the Exchange Agreement of RCAP Holdings’ election to exchange 23,999,999 Class B Operating Subsidiary Units for 23,999,999 shares of Class A Common Stock. Pursuant to the Exchange Request, the Company and RCAP Holdings waived the obligation under the Exchange Agreement to deliver an exchange notice with respect to the exchange at least 20 days in advance of the closing of the Exchange, as well as provisions in the Exchange Agreement with respect to the timing of the closing of the Exchange, which was consummated on February 11, 2014.

The Company issued the Class A Common Stock in the Exchange to RCAP Holdings in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). RCAP Holdings was an existing holder of the Class A Common Stock and the Class B Common Stock, and the Company did not, directly or indirectly, pay or give any commission or other remuneration to any party for soliciting the exchange. Pursuant to the Exchange Request, RCAP Holdings also delivered 23,999,999 shares of Class B Common Stock to the Company for cancellation concurrently with the closing of the exchange.

After giving effect to the Exchange, as of February 11, 2014, RCAP Holdings holds 24,051,499 shares of Class A Common Stock and one share of Class B Common Stock, which entitles RCAP Holdings, in the aggregate, to 90.76% of the economic rights in the Company and 95.38% of the voting power of the Class A Common Stock and Class B Common Stock voting together as a single class. As a result, RCAP Holdings is entitled to both economic and voting rights and, therefore, no longer has a non-controlling interest in the Operating Subsidiaries of the Company.

Equity Plan

Following the Exchange, which was consummated on February 11, 2014, and the registration statement on Form S-8 filed with respect to the equity plan on February 19, 2014, as of February 19, 2014, 2,649,999 shares of Class A common stock may be granted pursuant to awards under the equity plan.

Formation of RCS Holdings

Also in connection with the Restructuring Transactions, the Company formed RCS Capital Holdings, LLC (“RCS Holdings”), a Delaware limited liability company, and, in connection therewith, entered into a Limited Liability Company Agreement of RCS Holdings dated as of February 11, 2014 (the “RCS Holdings LLC Agreement”), between the Company and RCS Capital Management.

In connection with the formation of RCS Holdings, on February 11, 2014, (a) the Company entered into a Contribution and Exchange Agreement (the “Contribution and Exchange Agreement”) with RCS Capital

RCS Capital Corporation and Subsidiaries
December 31, 2013

13. Subsequent Events  – (continued)

Management and RCS Holdings, pursuant to which the Company contributed to RCS Holdings 26,499,999 Class A Units of each of the Operating Subsidiaries (collectively, the “Class A Operating Subsidiary Units”) in exchange for 26,499,999 Class A RCS Holdings Units (as defined below), and (b) RCS Capital Management contributed to RCS Holdings an aggregate of 3,975,000 LTIP Units of the Operating Subsidiaries (the “Operating Subsidiary LTIP Units”) in exchange for 1,325,000 RCS Holdings LTIP Units (as defined below), which RCS Holdings LTIP Units (as defined below) will be subject to the Amended OPP (as defined below).

Pursuant to the RCS Holdings LLC Agreement, there are three authorized classes of equity interests in RCS Holdings, designated as “Class A Units” (“Class A RCS Holdings Units”), “Class C Units” (“Class C RCS Holdings Units) and “LTIP Units” (“RCS Holdings LTIP Units”). In connection with the execution of the RCS Holdings LLC Agreement and the Contribution and Exchange Agreement, 100% of the Class A RCS Holdings Units were issued to the Company and 100% of the RCS Holdings LTIP Units were issued to RCS Capital Management. The Class A RCS Holdings Units issued to the Company are fully vested, are not subject to any put and call rights, and entitle the holder thereof to voting and economic rights (including rights to dividends and distributions upon liquidation). The RCS Holdings LTIP Units issued to RCS Capital Management are structured as a profits interest in RCS Holdings with all the rights, privileges and obligations associated with Class A RCS Holdings Units, subject to certain exceptions, and do not have any voting rights. The RCS Holdings LTIP Units are subject to vesting, forfeiture and restrictions on transfers as provided in the Amended OPP (as defined below). Until such time as the RCS Holdings LTIP Units are fully earned in accordance with the provisions of the Amended OPP (as defined below), the RCS Holdings LTIP Units are entitled to distributions equal to 10% of the distributions on Class A RCS Holdings Units. After the RCS Holdings LTIP Units are fully earned they are entitled to a catch-up distribution and then the same distributions as Class A RCS Holdings Units. At the time RCS Capital Management’s capital account with respect to the RCS Holdings LTIP Units is economically equivalent to the average capital account balance of the Class A and Class C Units of RCS Holdings, has been earned and has been vested for 30 days, the RCS Holdings LTIP Units will automatically convert into Class C RCS Holdings Units on a one-to-one basis. The Class C RCS Holdings Units have the same economic rights, privileges and obligations associated with Class A RCS Holdings Units, but do not have any voting rights. The Class C RCS Holdings Units will be exchangeable at the holder’s option for shares of Class A Common Stock on a one-to-one basis. Pursuant to the RCS Holdings LLC Agreement, the Company, as the managing member of RCS Holdings, controls RCS Holdings’ affairs and decision making. Consequently, the Company is responsible for all the operational and administrative decisions and day-to-day management of the business of RCS Holdings.

Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries

Also in connection with the formation of RCS Holdings, on February 11, 2014, the Company and RCAP Holdings entered into an amendment and restatement of each of the existing limited liability company agreements of the Operating Subsidiaries (collectively, as so amended and restated, the “Operating Subsidiary LLC Agreements”). Pursuant to the Operating Subsidiary LLC Agreements, there are now only two authorized classes of equity interests in each of the Operating Subsidiaries (collectively, the “Operating Subsidiary Units”), designated as “Class A Units” and “Class B Units.” Following the execution of the Operating Subsidiary LLC Agreements, the Operating Subsidiaries no longer have classes of equity interests designated as “Class C Units” or “LTIP Units.” See “Amended and Restated 2013 Multi-Year Outperformance Agreement”.

Pursuant to the Contribution and Exchange Agreement, 26,499,999, or 100%, of the Class A Operating Subsidiary Units were issued to RCS Holdings. Following the execution of the Operating Subsidiary LLC Agreements, the Class A Operating Subsidiary Units continue to entitle the holder thereof to voting and economic rights (including rights to dividends and distributions upon liquidation). Following the Exchange, one of each, or 100%, of the Class B Operating Subsidiary Units were held by RCAP Holdings. The Class B Operating Subsidiary Unit also continues to entitle the holder thereof to economic rights (including rights to

RCS Capital Corporation and Subsidiaries
December 31, 2013

13. Subsequent Events  – (continued)

dividends and distributions upon liquidation), but no voting rights; however, as there is only one Class B Operating Subsidiary Unit outstanding, RCAP Holdings has de minimis direct economic rights with respect to the Operating Subsidiaries.

Amended and Restated Services Agreement

On February 11, 2014, in connection with the Restructuring Transactions, the Company entered into an amendment and restatement of the existing Management Agreement dated as of June 10, 2013, among the Company, the Operating Subsidiaries and RCS Capital Management. Upon the amendment and restatement of such Management Agreement, it is now known as the Amended and Restated Services Agreement (the “Services Agreement”).

In the Services Agreement, RCS Holdings was added as a party thereto and service recipient thereunder, and the Operating Subsidiaries are no longer parties thereto but continue to be service recipients thereunder. In connection with such change, the fees payable to RCS Capital Management pursuant to the Services Agreement are now allocated between the Company and RCS Holdings based on any reasonable method determined by the Company’s independent directors, such as the relative value of the services provided during the relevant period or the relative amount of time spent by RCS Capital Management providing management services to RCS Holdings and the Operating Subsidiaries, on the one hand, and the Company, on the other hand.

The Services Agreement was also executed in order to clarify the services to be provided to the Company, RCS Holdings and the Operating Subsidiaries on a going-forward basis. In addition, the parties extended the expiration of the initial term of the Services Agreement from June 10, 2023 to June 10, 2033. During the initial term, the Company, together with RCS Holdings, may terminate the Services Agreement only for cause (as defined in the Services Agreement).

In addition, the Services Agreement was executed in order to simplify the definition of the “Quarterly Fee” payable to RCS Capital Management and the definition of “Core Earnings” (a component used in calculating the incentive fee payable to RCS Capital Management). Pursuant to the revised definition of the Quarterly Fee, the Company, together with RCS Holdings, pays RCS Capital Management: (a) a quarterly fee in an aggregate amount equal to 10% of the Company’s pre-tax income calculated under U.S. (if such amount is a positive number), calculated and payable quarterly in arrears, subject to the Company’s U.S. GAAP pre-tax income being positive for the current and three preceding calendar quarters. Core Earnings is a non-GAAP measure and is now defined as the after-tax U.S. GAAP net income (loss) of the Company before the incentive fee plus non-cash equity compensation expense, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount may be adjusted to include one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between RCS Capital Management and the Company’s independent directors and after approval by a majority of the Company’s independent directors. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) the Company’s Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) (X) the weighted average of the issue price per share (or deemed price per share) of the Company’s common stock of all of the Company’s cash and non-cash issuances of common stock from and after June 5, 2013, multiplied by (Y) the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under the Company’s equity plan) in the case of this clause (Y), in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to RCS Capital Management with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless the Company’s cash flows for the 12 most recently completed calendar quarters is greater than zero.

RCS Capital Corporation and Subsidiaries
December 31, 2013

13. Subsequent Events  – (continued)

Amended and Restated 2013 Multi-Year Outperformance Agreement

On February 11, 2014, the Company, the Operating Subsidiaries, RCS Holdings and RCS Capital Management entered into the Amended and Restated 2013 Multi-Year Outperformance Agreement (the “Amended OPP”), which upon completion of the Restructuring Transactions superseded and replaced the 2013 Multi-Year Outperformance Agreement dated as of June 10, 2013 (the “Original OPP”), among the Company, the Operating Subsidiaries and RCS Capital Management. The Amended OPP provides that all the terms of award of RCS Holdings LTIP Units issued to RCS Capital Management pursuant to the Contribution and Exchange Agreement described above will be the same as previously applied under the Original OPP to the Operating Subsidiary LTIP Units that were contributed by RCS Capital Management to RCS Holdings, including without limitation the maximum award opportunity, the performance metrics, the performance measurement periods, and the vesting terms thereof. The sole purpose for entering into the Amended OPP was to facilitate the formation of RCS Holdings and simplify the Company’s structure by providing RCS Capital Management with RCS Holdings LTIP Units in lieu of Operating Subsidiary LTIP Units.

S-1 Filing

On February 13, 2014, the Company filed a Registration Statement on Form S-1 with the SEC relating to a proposed public offering of shares of Class A common stock of the Company (the “offering”). All the shares of Class A common stock included in the offering will be sold by the Company. Concurrently with the closing of the offering, the Company expects to complete a private offering (the “concurrent private offering”) to Luxor and the members of RCAP Holdings of shares of the Company’s Class A common stock at the public offering price per share. No discount or commission will be paid to the underwriters in connection with the concurrent private offering. The Company intends to use the net proceeds from the offering and the concurrent private offering to fund a portion of the cash consideration required for the pending acquisitions. The offering is not conditioned upon the closing of the pending acquisitions. If the pending acquisitions are not consummated, the Company intends to use the net proceeds from the offering for general corporate purposes, including additional acquisitions. There can be no assurance that any or all of the pending acquisitions will close.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition
(Dollars in thousands, except shares presented at par value)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Cash and cash equivalents (includes restricted cash of $55,000 and $0, respectively)	$100,421	$45,744
Available-for-sale securities	6,318	8,528
Investment securities	6,558	5,874
Receivables:
Selling commission and dealer manager fees
Due from related parties	2,240	1,072
Due from non-related parties	—	21
Reimbursable expenses
Due from related parties	11,741	18,772
Due from non-related parties	528	584
Investment banking fees (related party)	1,504	21,420
Due from RCAP Holdings and other related parties	1,005	7,156
Property and equipment (net of accumulated depreciation $249 and $198, respectively)	569	458
Prepaid expenses and other assets	11,581	1,372
Deferred income tax asset (net)	877	126
Deferred offering costs and financing fees	3,028	—
Total assets	$146,370	$111,127
Liabilities and Stockholders' Equity
Accounts payable	$9,050	$4,695
Accrued expenses:
Due to related parties	3,494	5,894
Due to non-related parties	19,362	16,736
Payable to broker-dealers	8,666	1,259
Deferred revenue (related party)	1,877	2,567
Dividends payable	5,121	450
Total liabilities	47,570	31,601
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 28,317,237 issued and outstanding as of March 31, 2014, and 100,000,000 shares authorized, 2,500,000 issued and outstanding as of December 31, 2013	27	3
Class B common stock, $0.001 par value, 100,000,000 shares authorized, 1 issued and outstanding as of March 31, 2014, and 100,000,000 shares authorized, 24,000,000 issued and outstanding as of December 31, 2013	—	24
Additional paid-in capital	91,216	43,376
Accumulated other comprehensive loss	(85)	(46)
Retained earnings	—	1,499
Total stockholders' equity	91,158	44,856
Non-controlling interest	7,642	34,670
Total liabilities and equity	$146,370	$111,127

See Notes to Unaudited Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Revenues:
Selling commissions:
Related party products	$92,420	$124,559
Non-related party products	157	9,174
Dealer manager fees:
Related party products	44,438	72,817
Non-related party products	72	4,575
Investment banking advisory services (related party products)	31,732	3,490
Transfer agency revenue (related party products)	3,386	579
Services revenue:
Related party products	8,100	2,500
Non-related party products	81	191
Reimbursable expenses:
Related party products	6,051	731
Non-related party products	30	10
Other	738	5
Total revenues	187,205	218,631
Expenses:
Third-party commissions:
Related party products	92,420	124,561
Non-related party products	157	9,174
Third-party reallowance:
Related party products	13,992	19,023
Non-related party products	29	1,502
Internal commissions, payroll and benefits	30,834	27,771
Conferences and seminars	6,018	5,005
Travel	2,164	1,221
Marketing and advertising	2,881	1,460
Professional fees:
Related party expense allocations	683	233
Non-related party expenses	1,978	597
Data processing	1,872	451
Quarterly fee	1,782	—
Transaction costs	6,717	—
Outperformance bonus	7,150	—
Other related party expense allocations	671	737
Other non-related party expenses	1,957	149
Total expenses	171,305	191,884
Income before taxes	15,900	26,747
Provision for income taxes	3,244	—
Net income	12,656	26,747
Less: net income attributable to non-controlling interests	8,864	26,747
Net income attributable to RCS Capital Corporation	$3,792	$—
Per Share Data
Net income per share attributable to RCS Capital Corporation (Note 9)
Basic and diluted	$0.22
Weighted-average basic and diluted shares	15,566,830
Cash dividend declared per common share	$0.18

See Notes to Unaudited Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2014	2013
Net income	$12,656	$26,747
Other comprehensive income, net of tax:
Unrealized gain on available-for-sale securities	416	—
Total other comprehensive income, net of tax	416	—
Total comprehensive income	13,072	26,747
Less: Net comprehensive income attributable to non-controlling interests	9,319	26,747
Net comprehensive income attributable to RCS Capital Corporation	$3,753	$—

See Notes to Unaudited Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statement of Changes in Stockholders' Equity
(Unaudited)
(Dollars in thousands, except share amounts)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders' Equity	Non- Controlling Interest	Stockholders' Equity and Non-controlling Interest
	Number of Shares	Par value	Number of Shares	Par value
Balance, December 31, 2013	2,500,000	$3	24,000,000	$24	$43,376	$1,499	$(46)	$44,856	$34,670	$79,526
Equity-based compensation (OPP)	—	—	—	—	—	—	—	—	210	210
Unrealized gain on available for sale securities, net of tax	—	—	—	—	—	—	47	47	455	502
Net income	—	—	—	—	—	917	—	917	8,840	9,757
Balance, February 10, 2014	2,500,000	3	24,000,000	24	43,376	2,416	1	45,820	44,175	89,995
Exchange Transaction	23,999,999	24	(23,999,999)	(24)	44,676 (a)	—	—	44,676	(43,473)	1,203
Equity-based compensation (OPP)	—	—	—	—	—	—	—	—	6,940	6,940
Restricted stock awards	1,817,238	—	—	—	8,261	(5,291)	—	2,970	—	2,970
Unrealized loss on available-for-sale securities, net of tax	—	—	—	—	—	—	(86)	(86)	—	(86)
Net income	—	—	—	—	—	2,875	—	2,875	24	2,899
Dividends declared on LTIP units	—	—	—	—	—	—	—	—	(24)	(24)
Dividend equivalents on restricted stock	—	—	—	—	(327)	—	—	(327)	—	(327)
Dividends declared on Class A common stock	—	—	—	—	(4,770)	—	—	(4,770)	—	(4,770)
Balance March 31, 2014	28,317,237	$27	1	$—	$91,216	$—	$(85)	$91,158	$7,642	$98,800

(a)	Includes deferred tax impact of $1.2 million due to the Exchange Transaction.

See Notes to Unaudited Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$12,656	$26,747
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	51	34
Equity-based compensation	10,120	—
Deferred income taxes	(751)	—
Loss on the sale of available-for-sale securities	91	—
Deferred income tax on the unrealized gain of available-for-sale	(328)	—
Change in fair value of investment securities	(590)	—
Deferred income tax due to Exchange Transaction	1,203	—
Increase (decrease) resulting from changes in:
Receivables:
Selling commissions and dealer manager fees:
Due from related parties	(1,168)	(3,044)
Due from non-related parties	21	(319)
Reimbursable expenses
Due from related parties	7,031	(1,025)
Due from non-related parties	56	(345)
Investment banking fees (related party)	19,916	(6,645)
Due from RCAP Holdings and related parties	6,151	(740)
Prepaid expenses and other assets	(167)	(1,890)
Accounts payable	4,355	(21)
Accrued expenses:
Due from related parties	(2,400)	541
Due from non-related parties	2,626	10,218
Payable to broker-dealers	7,407	5,603
Deferred revenue (related party)	(690)	3,795
Net cash provided by operating activities	65,590	32,909
Cash flows from investing activities:
Purchases of available-for-sale securities	(137)	—
Proceeds from the sale of available-for-sale securities	3,000	—
Purchases of investment securities	(94)	—
Purchase of property and equipment	(162)	(292)
Other assets	(10,042)	—
Net cash used in investing activities	(7,435)	(292)
Cash flows from financing activities:
Distributions	—	(649)
Dividends paid	(450)	—
Deferred offering costs and financing fees	(3,028)	(902)
Net cash used in financing activities	(3,478)	(1,551)
Net increase in cash	54,677	31,066
Cash and cash equivalents, beginning of period	45,744	12,683
Cash and cash equivalents, end of period	$100,421	$43,749
Non-cash disclosures:
Dividends declared but not yet paid	$5,121	$—

See Notes to Unaudited Consolidated Financial Statements.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

1. Organization and Description of the Company

RCS Capital Corporation (the “Company”) is a holding company incorporated under the laws of the State of Delaware on December 27, 2012, originally named 405 Holding Corporation. On February 19, 2013, 405 Holding Corporation changed its name to RCS Capital Corporation. The Company was initially formed to hold the following subsidiaries (together known as the “Operating Subsidiaries”) and to grow business lines under such Operating Subsidiaries:

•	Realty Capital Securities, LLC (“Realty Capital Securities”), a wholesale broker-dealer registered with the U.S. Securities and Exchange Commission (the “SEC”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Realty Capital Securities also provides investment banking advisory services and capital markets services;
•	RCS Advisory Services, LLC (“RCS Advisory”), a transaction management services business; and
•	American National Stock Transfer, LLC (“ANST”), an SEC-registered transfer agent.

On June 10, 2013, the Company closed its initial public offering (the “IPO”) of Class A common stock, par value $0.001 per share, in which it sold 2,500,000 Class A shares at $20.00 per share, resulting in net proceeds after offering costs and underwriting discounts and commissions of $43.6 million. Concurrently with the closing of the IPO on June 10, 2013, the Company underwent a reorganization, in which RCAP Holdings, LLC (“RCAP Holdings”) received 24,000,000 Class B shares, par value $0.001 per share, in exchange for 100 unclassified shares in the Company previously purchased by RCAP Holdings.

Concurrently with the commencement of the IPO, the Operating Subsidiaries also underwent a reorganization, in which a new class of operating subsidiary units called “Class A Units,” which entitle the holders thereof to voting and economic rights, were issued to the Company, and a new class of operating subsidiary units called “Class B Units,” which entitle the holder thereof to economic rights but not voting rights, were issued to RCAP Holdings. Also created were “Class C Units” and “LTIP Units.” After the subsidiary reorganization and IPO, through their ownership of Class A and Class B units, the Company owned a 9.4% economic interest in the Operating Subsidiaries and RCAP Holdings owned a 90.6% economic interest in the Operating Subsidiaries. Prior to the reorganization and IPO, RCAP Holdings held a 100% interest in each of the Operating Subsidiaries and the Company.

Upon completion of the reorganization and the IPO, the Company became the managing member of the Operating Subsidiaries and the Company assumed the exclusive right to manage and conduct the business and affairs of the Operating Subsidiaries and to take any and all actions on their behalf in such capacity. As a result, the Company consolidates the financial results of the Operating Subsidiaries with its own financial results. Net profits and net losses of the Operating Subsidiaries were allocated to their members pro rata in accordance with the respective percentages of their membership interests in the Operating Subsidiaries. Because the Company and the Operating Subsidiaries were under common control at the time of reorganization, the Company’s acquisition of control of the Operating Subsidiaries was accounted for at historical cost in the accompanying consolidated financial statements. Accordingly, the operating results of the Operating Subsidiaries have been included in the Company’s consolidated financial statements from the date of common control.

On February 11, 2014, the Company entered into certain corporate restructuring transactions (the “Restructuring Transactions”) involving the Company, RCAP Holdings, the Company’s Operating Subsidiaries, and RCS Capital Management, LLC (“RCS Capital Management”) to help simplify the Company’s corporate structure.

As an initial step in the Restructuring Transactions, on February 11, 2014, the Company entered into a First Amendment to the Exchange Agreement (the “Amendment”) with RCAP Holdings. The purpose of the Amendment was to amend the Exchange Agreement dated as of June 10, 2013 so as to permit an exchange by RCAP Holdings of its Class B Operating Subsidiary Units for shares of the Company’s Class A common

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

1. Organization and Description of the Company  – (continued)

stock, par value $0.001 per share (“Class A Common Stock”), and the related cancellation of a corresponding number of shares of Class B Common Stock.

On February 11, 2014, as part of the Restructuring Transactions, RCAP Holdings elected to exchange 23,999,999 Class B Operating Subsidiary Units for 23,999,999 shares of Class A Common Stock. After giving effect to the Exchange, as of February 11, 2014, RCAP Holdings held 24,051,499 shares of Class A Common Stock and one share of Class B Common Stock, which entitles RCAP Holdings, in the aggregate, to 90.76% of the economic rights in the Company and 95.38% of the voting power of the Class A Common Stock and Class B Common Stock voting together as a single class. As a result, RCAP Holdings is entitled to both economic and voting rights.

Also in connection with the Restructuring Transactions, the Company formed RCS Capital Holdings, LLC (“RCS Holdings”), a Delaware limited liability company. In connection with the formation of RCS Holdings, on February 11, 2014, (a) the Company entered into a Contribution and Exchange Agreement (the “Contribution and Exchange Agreement”) with RCS Capital Management and RCS Holdings, pursuant to which the Company contributed to RCS Holdings 26,499,999 Class A Units of each of the Operating Subsidiaries (collectively, the “Class A Operating Subsidiary Units”) in exchange for 26,499,999 Class A RCS Holdings Units (as defined below), and (b) RCS Capital Management contributed to RCS Holdings an aggregate of 3,975,000 LTIP Units of the Operating Subsidiaries (the “Operating Subsidiary LTIP Units”) in exchange for 1,325,000 RCS Holdings LTIP Units.

Pursuant to the RCS Holdings LLC Agreement, there are three authorized classes of equity interests in RCS Holdings, designated as “Class A Units” (“Class A RCS Holdings Units”), “Class C Units” (“Class C RCS Holdings Units) and “LTIP Units” (“RCS Holdings LTIP Units”). In connection with the execution of the RCS Holdings LLC Agreement and the Contribution and Exchange Agreement, 100% of the Class A RCS Holdings Units were issued to the Company and 100% of the RCS Holdings LTIP Units were issued to RCS Capital Management. The Class A RCS Holdings Units issued to the Company are fully vested, are not subject to any put and call rights, and entitle the holder thereof to voting and economic rights (including rights to dividends and distributions upon liquidation).

Realty Capital Securities, a limited liability company organized in Delaware, is the securities broker-dealer for proprietary products sponsored by AR Capital, LLC (an affiliate) and its affiliates, consisting primarily of non-traded real estate investment trusts (“REITs”), as well as a closed-end real estate securities fund, an open-end real estate securities fund and a non-traded business development company fund and, from time to time, programs not sponsored by AR Capital, LLC. Realty Capital Securities also provides investment banking advisory services and capital markets services to related and non-related party issuers of public securities in connection with strategic alternatives related to potential liquidity events and other transactions. Realty Capital Securities markets securities throughout the United States by means of a national network of selling group members consisting of unaffiliated broker-dealers and their registered representatives.

RCS Advisory was organized in Delaware in December 2012 as a limited liability company and commenced operations in January 2013. RCS Advisory provides a range of services to alternative investment programs and other investment vehicles, including offering registration and blue sky filings advice with respect to SEC and FINRA registration maintenance, transaction management, marketing support, due diligence advice and related meetings, events, training and education, conference management and strategic advice in connection with liquidity events and other strategic transactions.

ANST was organized in Delaware in November 2012 as a limited liability company and commenced operations in January 2013 as a transfer agent. ANST acts as a registrar, provides record-keeping services and executes the transfer, issuance and cancellation of shares or other securities in connection with offerings conducted by issuers sponsored directly or indirectly by AR Capital, LLC, effective March 1, 2013. ANST provides transfer agency services through third-party service providers.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

1. Organization and Description of the Company  – (continued)

SK Research, LLC (“SK Research”) was organized in Delaware in March 2014. On March 10, 2014, the Company announced the hiring of due diligence and research professionals Todd D. Snyder and John F. Kearney, formerly of Snyder Kearney, LLC as part of a previously announced initiative to launch a new division of RCAP’s research platform, dedicated to alternative investment programs. SK Research will provide focused intelligence and due diligence on non-traditional investment products. The Company has made an upfront payment to acquire the rights to use the business name and web-based publications of Messrs. Snyder and Kearney and certain related fixed assets. The Company has also entered into employment agreements with Messrs. Snyder and Kearney and with certain members of their team.

Recent and Pending Acquisitions

During late 2013 and during the three months ended March 31, 2014 the Company entered into agreements with respect to the following acquisitions. The acquisition of Cetera Financial Holdings, Inc. (“Cetera”) has been completed and other acquisitions are pending.

Cetera

On April 29, 2014, the Company completed the previously announced $1.15 billion acquisition of Cetera, a financial services holding company that provides independent broker-dealer services and investment advisory services through four distinct independent broker-dealer platforms: Cetera Advisors, Cetera Advisor Networks, Cetera Financial Institutions and Cetera Financial Specialists. The Company operates Cetera independently of the Company’s wholesale broker-dealer subsidiary, Realty Capital Securities, LLC, and has Cetera function as a separate business unit alongside the Company’s existing operating subsidiaries. The acquisition, including related transaction expenses, was financed with a $575.0 million senior secured first lien term loan, a $150.0 million senior secured second lien term loan, the issuance of $120.0 million convertible notes and $270.0 million of convertible preferred securities, all as described in further detail below, and cash on hand.

Formed in 2010 through the purchase of three ING Groep N.V., broker-dealers, Cetera Financial Holdings, Inc. (“Cetera”) is a financial services holding company that provides independent broker-dealer services and investment retail advice through four distinct independent broker-dealer platforms: Cetera Advisors LLC, Cetera Advisor Networks LLC, Cetera Financial Institutions LLC and Cetera Financial Specialists LLC.

The Bank Facilities

Concurrently with the closing of the Cetera acquisition agreement, the Company entered into the following facilities with the banks (i) a $575.0 million senior secured first lien term loan facility (the “First Lien Term Facility”) having a term of five years, (ii) a $25.0 million senior secured first lien revolving credit facility (the “Revolving Facility”) having a term of three years (which was not drawn down at closing) and (iii) a $150.0 million senior secured second lien term loan facility (the “Second Lien Term Facility” having a term of seven years and, together with the First Lien Term Facility, the “Term Facilities”). The loans under the Term Facilities were funded on April 29, 2014 in connection with the Cetera acquisition. The gross proceeds of the Term Facilities were used by the Company to pay a portion of the consideration paid in the Cetera Merger, to refinance existing indebtedness of Cetera and the RCS Companies and to pay related fees and expenses. The proceeds of the Revolving Facility will be used following the closing of the Cetera Merger for permitted capital expenditures, to provide for the ongoing working capital requirements of the Company and its subsidiaries following the Cetera merger and for general corporate purposes.

Luxor Securities

On April 29, 2014, also in connection with the closing of the Cetera acquisition, the Company issued $120.0 million (face amount) of 5.0% Convertible Notes (the “Convertible Notes”) at a price of $666.67 per $1,000.00 of par value, for gross proceeds to the Company upon issuance of $80.0 million and $270.0 million

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

1. Organization and Description of the Company  – (continued)

(aggregate liquidation preference) of 7.0% convertible preferred stock to Luxor at a price of 88.89% of the liquidation preference per share, for gross proceeds to the Company upon issuance of $240.0 million.

Hatteras Funds Group (“Hatteras”)

Hatteras is a private company that is the sponsor of, investment advisor to and distributor for the Hatteras Funds complex, a family of alternative investment funds registered as investment companies with the SEC.

On October 1, 2013, the Company entered into a purchase agreement with Hatteras. Pursuant to the terms and subject to the conditions set forth in the purchase agreement, a wholly owned subsidiary of the Company will purchase substantially all the assets related to the business and operations of Hatteras and assume certain liabilities of Hatteras.

The aggregate estimated consideration to be paid is $40.0 million in cash, subject to certain adjustments, and an earn-out calculated and payable based on 150% of the consolidated pre-tax net operating income generated by Hatteras in (i) the fiscal year ended December 31, 2016; and (ii) the fiscal year ended December 31, 2018.

Investors Capital Holdings, Ltd. (“ICH”)

ICH is a public company with its common stock listed on the NYSE MKT (formerly the American Stock Exchange) under the symbol “ICH” that provides broker-dealer services to investors in support of trading and investment in securities, alternative investments and variable life insurance as well as investment advisory and asset management services.

On October 27, 2013, the Company entered into a merger agreement with ICH. Pursuant to the terms and subject to the conditions set forth in the merger agreement, a wholly owned subsidiary of the Company will merge with and into ICH, with ICH surviving the merger as a subsidiary of the Company.

The aggregate estimated consideration to be paid is $52.5 million, of which no more than 60% will be in cash and no less than 40% will be in shares of the Company’s Class A common stock, subject to the election of holders of ICH common stock to receive either cash or stock.

On February 28, 2014, the ICH merger agreement was amended to, among other things (1) provide that ICH will merge with and into a wholly owned subsidiary of the Company, with the Company’s subsidiary surviving the merger with the same corporate name as ICH, (2) provide that the ICH merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (3) extend the date after which the parties can terminate the ICH merger agreement from April 30, 2014 (subject to extension as set forth in the ICH merger agreement) to July 31, 2014 (without any extension provisions).

Summit Financial Services Group (“Summit”)

Summit is a public company with its common stock listed on the OTC Markets Group, Inc. under the symbol “SFNS” that has financial advisors providing securities brokerage and investment retail advice in the United States.

On November 16, 2013, the Company entered into a merger agreement with Summit. Pursuant to the terms and subject to the conditions set forth in the merger agreement, as amended on March 17, 2014, a wholly owned subsidiary of ours will merge with and into Summit, with Summit surviving the merger as our subsidiary.

The Company will pay aggregate estimated consideration of $49.0 million, of which approximately no more than 80% will be in cash and no less than 20% will be in shares of the Company’s Class A common stock. The number of shares of the Company’s Class A common stock to be delivered by the Company will be determined based on the volume weighted average closing sale price per share of the Company’s Class A

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

1. Organization and Description of the Company  – (continued)

common stock for the ten consecutive trading days ending on the second trading day immediately prior to the closing of the Summit acquisition, up to a maximum of $28.00 per share. In addition, Summit shareholders will receive cash contributed by Summit from payments received by Summit in respect of option or warrant exercises and distributions of normalized net capital in an amount determined in accordance with a formula set forth in the Summit merger agreement. The Summit merger agreement also entitles the holders of shares of Summit common stock to the pro rata portion of any tax refunds received by the Company as a result of certain net operating losses incurred by Summit with respect to its stub 2014 tax year and certain prior tax years.

J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC (collectively, “J.P. Turner”)

J.P. Turner is a retail broker-dealer and investment adviser with a concentration in the southeast United States. J.P. Turner also offers a variety of other investment services, including investment banking.

On January 16, 2014, the Company entered into the J.P. Turner purchase agreement with J.P. Turner. Pursuant to the terms and subject to the conditions set forth in the J.P. Turner purchase agreement, a wholly owned subsidiary of the Company will purchase all outstanding membership interests in J.P. Turner held by the sellers.

The Company will pay aggregate estimated consideration of $27.0 million, which will be 70% in cash and 30% in shares of the Company’s Class A common stock, subject to certain adjustments and earn-outs.

First Allied Holdings Inc. (“First Allied”)

First Allied is an independent broker-dealer with financial advisors in branch offices across the United States.

First Allied was acquired by RCAP Holdings through a merger transaction on September 25, 2013 for an effective cost of $177.0 million, consisting of $145.0 million in merger consideration (including exchangeable notes issued by RCAP Holdings, which we refer to as the First Allied notes, in the initial aggregate principal amount of $26.0 million) paid to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied, which we refer to as the First Allied indebtedness, outstanding immediately following consummation of the merger.

On April 3, 2014, the Company entered into the First Allied contribution agreement with RCAP Holdings, pursuant to which RCAP Holdings will contribute all its equity interests in First Allied to the Company. As consideration for the contribution, 11,264,929 shares of the Company’s Class A common stock are issuable to RCAP Holdings. The number of shares to be issued as consideration was determined based on a value of $207.5 million for the equity of First Allied and the volume weighted average price, or VWAP, of the Company’s Class A common stock on January 15, 2014, the day prior to the announcement of the Cetera merger agreement. The value of $207.5 million for the equity of First Allied established by our board of directors in January 2014 was determined as the effective cost to RCAP Holdings for First Allied of $177.0 million (consisting of $145.0 million in merger consideration (including First Allied notes) paid by RCAP Holdings to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger), minus indebtedness (net of cash) of First Allied of $7.0 million plus a carrying cost of $37.5 million. The value of the shares of Class A common stock to be issued by us as consideration in the First Allied acquisition is $373.4 million, based on the closing price for our Class A common stock of $33.15 per share on May 14, 2014. Accordingly, the effective cost to us for the First Allied acquisition will be $407.2 million (including $33.8 million of First Allied indebtedness and assuming a closing price for our Class A common stock of $33.15 per share on the date of consummation of the contribution), which is $230.2 million more than the effective cost to RCAP Holdings for First Allied in September 2013 under the terms of the original First Allied merger agreement.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

1. Organization and Description of the Company  – (continued)

In addition, immediately following consummation of the contribution, $33.8 million of First Allied indebtedness is expected to be outstanding. The First Allied indebtedness is on the same terms now as it was immediately following the closing of the acquisition of First Allied by RCAP Holdings under the original First Allied merger agreement. Under the terms of the bank facilities the Company entered into in connection with the closing of the Cetera financings on April 29, 2014, it is an event of default under the bank facilities if First Allied does not repay this outstanding indebtedness by July 28, 2014. Following the repayment of the outstanding First Allied indebtedness, the Company’s obligations under the bank facilities will also be guaranteed, subject to certain exceptions, by First Allied and each of First Allied’s direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company, Realty Capital Securities, RCS Advisory, ANST and SK Research. All significant intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and Article 8 of Regulation S-X. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results.

Reclassifications

Certain reclassifications have been made to the prior period statement of cash flows to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates, and these differences could be material.

Cash and cash equivalents

Cash and cash equivalents include all highly liquid instruments purchased with original maturities of 90 days or less. Cash and cash equivalents as of March 31, 2014 also includes $55.0 million that the Company paid into escrow related to the purchase of Cetera. The escrow was released on April 29, 2014 in connection with the completion of the acquisition of Cetera. The Company had $100.8 million and $45.2 million in cash balances as of March 31, 2014 and December 31, 2013, respectively, that were in excess of the FDIC insured limits.

Available-for-sale Securities

Available-for-sale securities represent investments by RCS Advisory in an equity mutual fund managed by a related party, which consist of shares of AR Capital Real Estate Income Fund. RCS Advisory treats these securities as available-for-sale securities with unrealized gains (losses) recorded in accumulated other comprehensive income (loss) and realized gains (losses) recorded in earnings. See Notes 4 and 5.

Investment Securities

Investment securities represent investments by Realty Capital Securities in an equity mutual fund managed by a related party, which consist of shares of AR Capital Real Estate Income Fund. Realty Capital Securities records both realized and unrealized gains (losses) in earnings on this investment, due to the fact that it is a broker-dealer. See Note 5.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

2. Summary of Significant Accounting Policies  – (continued)

Receivables

Receivables represent selling commission receivables and dealer manager receivables due from related party and non-related party entities in connection with the distribution of programs sponsored by an affiliate, AR Capital, LLC, and other sponsors. See “Selling Commissions and Dealer Manager Fees”.

Reimbursable Expenses and Investment Banking Fees

Reimbursable expenses and investment banking fees represent fees receivable for services provided to related parties and non-related party entities related to investment banking, capital markets and related advisory services performed. See “Investment Banking Advisory Services” and “Reimbursable Expenses”.

Prepaid expenses and other assets

Prepaid expenses and other assets include prepaid assets and intellectual property.

Deferred offering costs and financing fees

The Company incurs expenses in connection with registering and issuing debt and equity securities to finance its pending acquisitions. For debt issuances, direct costs are deferred until the debt is issued at which point they will be amortized over the contractual terms of the debt using the effective interest rate method. For equity issuances, direct costs are deferred until the equity is issued at which point they will be shown as a reduction of our pending securities offering proceeds in additional paid-in capital.

Revenue Recognition

The Company recognizes revenue generally when it is earned and realized or realizable, when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured.

Selling Commissions and Dealer Manager Fees

Realty Capital Securities receives selling commissions and dealer manager fees from related party and non-related party sponsors for its wholesale distribution efforts. The commission and dealer manager fee rates are established jointly in a single contract negotiated with each individual issuer. Realty Capital Securities generally receives commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, all of which are redistributed as third-party commissions, in accordance, with industry practices. Commission percentages are generally established in the issuers’ offering documents leaving Realty Capital Securities no discretion as to the payment of third-party commissions. Commission revenues and related expenses are recorded on a trade date basis as securities transactions occur.

Realty Capital Securities, serving as a dealer manager, receives fees and compensation in connection with the wholesale distribution of non-traded securities. Realty Capital Securities contracts directly with independent broker-dealers and registered investment advisers to solicit share subscriptions. The non-traded securities are offered on a “best efforts” basis and Realty Capital Securities is not obligated to underwrite or purchase any shares for its own account. Realty Capital Securities generally receives up to 3.0% of the gross proceeds from the sale of common stock as a dealer manager fee and also receives fees from the sale of common stock through registered investment advisers. Realty Capital Securities has sole discretion as to reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support incurred by respective participating broker-dealers as compared to those of other participating broker-dealers. Dealer manager fees and reallowance are recorded on a trade date basis as securities transactions occur.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

2. Summary of Significant Accounting Policies  – (continued)

The Company analyzes contractual arrangements to determine whether to report revenue on a gross basis or a net basis. The analysis considers multiple indicators regarding the services provided to their customers and the services received from suppliers. The goal of the analysis is to determine which entity is the primary obligor in the arrangement. After weighing many indicators, including Realty Capital Securities’ position as the exclusive distributor or dealer manager primarily responsible for the distribution of its customers’ shares, its discretion in supplier selection, that our suppliers bear no credit risk and that the commission and dealer manager fee rates are established jointly in a single contract, the Company concluded that the gross basis of accounting for its commission and fee revenues is appropriate.

During the year ended December 31, 2013, the Company modified its approach with respect to revenues derived from the sale of securities purchased through fee-based advisors by reducing to zero the fees charged on sales through the registered investment adviser channel (the “RIA channel”). The offerings affected were generally related party offerings. This selling commission change became effective on July 1, 2013, and the 7.0% selling commission we received from each sale through the RIA channel was reduced to 0%. Prior to the change, the full amount of the dealer manager fee (generally 3%) and the 7.0% selling commission was charged against the amount invested through the RIA channel, and the Company retained the amount of the 7.0% selling commission charged against the investor’s purchase price. After the change, the Company no longer receives any selling commissions on sales through the RIA channel, but continue to retain the dealer manager fee (generally 3.0%) of the amount invested in connection with sales through the RIA channel. This modified business practice did not constitute a change in accounting policy.

Investment Banking Advisory Services

The Company, through its investment banking and capital markets division, receives fees and compensation for providing investment banking, capital markets and related advisory services. Such fees are charged based on agreements entered into with related party and non-related party public and private issuers of securities and their sponsors and advisors, on a negotiated basis. Fees and expenses that are unpaid are recorded in investment banking fees receivable and reimbursable expenses in the statement of financial condition. Income from investment banking agreements that are not deferred is recognized when the transactions are complete or the services have been performed. Income from certain investment banking agreements is recorded in deferred revenue in the statement of financial condition and is recognized over the remaining life of the offering, which normally ranges from 3 to 26 months.

Transfer Agency Revenue

ANST receives fees for providing transfer agency and related services. Such fees are charged based on agreements entered into with related party issuers of securities on a negotiated basis. Certain fees are billed and recorded monthly based on account activity, such as new account establishment fees and call fees. Other fees, such as account maintenance fees, are billed and recorded monthly.

Services Revenue

The Company receives fees for providing transaction management, marketing support, due diligence advice, events, training and education, conference management and strategic advice. Such fees are charged at hourly billing rates for the services provided, based on agreements entered into with related party issuers of securities on a negotiated basis. Such fees are billed and recorded monthly based on services rendered.

Reimbursable Expenses

The Company includes all reimbursable expenses in gross revenue because the Company as the primary obligor has discretion in selecting a supplier, and bears the credit risk of paying the supplier prior to receiving reimbursement from the customer.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

2. Summary of Significant Accounting Policies  – (continued)

Share-based compensation

During the three months ended March 31, 2014, the Company granted restricted stock awards to certain employees under the RCS Capital Corporation Equity Plan which provides for the grant of stock options, restricted shares of Class A common stock, restricted stock units, dividend equivalent rights and other equity-based awards which are subject to forfeiture until vested. The Company recognizes the expense in internal commissions, payroll and benefits expense in the consolidated statement of income on a straight line basis for these awards over the vesting period that ranges from 3 to 4 years based on grant date fair value of the awards.

During the three months ended March 31, 2014, the Company also granted restricted stock awards to certain employees of related parties under the RCS Capital Corporation Equity Plan for services performed on behalf of the Company during prior periods. The Company recognizes the entire charge for these awards immediately in retained earnings as a dividend with an offset to additional paid-in capital. These awards are for services already performed and are subject to vesting of 4 years.

A related party granted restricted stock awards with vesting provisions related to continued employment of the grantees at the Company to certain employees of the Company for services performed by Company employees on behalf of such related party. The Company recognizes compensation expense on for these awards over the vesting period that ranges from 3 to 5 years and remeasures the fair value of the awards at each reporting date, at which time the amortization of the award is adjusted. The offset to internal commissions, payroll and benefits expense is reflected as a capital contribution in additional paid-in capital.

Marketing and Advertising

The Company expenses the cost of marketing and advertising as incurred.

Income Taxes

The Company files standalone federal and state income tax returns. Realty Capital Securities, ANST and RCS Advisory are treated as disregarded entities up to the date of reorganization (June 10, 2013) and as partnerships for federal and state income tax purposes thereafter. All income and expense earned by Realty Capital Securities, ANST and RCS Advisory flowed through to their owner through the date of reorganization and to their partners. This includes the Company, who was a 9.4% owner of these partnerships, from the date of reorganization to the date of the Restructuring Transactions. After the date of the Restructuring Transactions, the Company is an owner of all but a de minimis amount of these partnerships. Income tax expense from operations and investments of Realty Capital Securities, ANST and RCS Advisory is not incurred by Realty Capital Securities, ANST and RCS Advisory but is reported by their owner through the date of reorganization and by their partners thereafter.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards which relate to the Company’s investment in the Operating Subsidiaries. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Current tax liabilities or assets are recognized for the estimated taxes payable or refundable on tax returns for the current year.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. This determination is based upon a review of all available evidence, both positive and negative, including the Company’s earnings history, the timing, character and amount of future earnings potential, the reversal of taxable temporary differences and the tax planning strategies available.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

2. Summary of Significant Accounting Policies  – (continued)

The Company has adopted the authoritative guidance within ASC 740 relating to accounting for uncertainty in income taxes. The guidance prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken by the Company. See Note 6.

Reportable Segments

The Company’s internal reporting is organized into five segments through its four Operating Subsidiaries, as follows:

•	Realty Capital Securities, under two business lines:
º	Wholesale Broker-Dealer; and
º	Investment Banking and Capital Markets
•	RCS Advisory providing transaction management services
•	ANST providing transfer agency services
•	SK Research providing focused intelligence and due diligence on non-traditional investment products

Recently Issued Accounting Pronouncements

The Company is not aware of any recently issued, but not yet effective, accounting pronouncements that would have a significant impact on the Company’s consolidated financial position or results of operations.

3. Off-Balance Sheet Risk and Concentrations

The Company is engaged in various trading, brokerage activities and capital raising with counterparties primarily including broker-dealers, banks, direct investment programs and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty. It is the Company’s policy to review, as necessary, the credit standing of each counterparty. As of March 31, 2014, the Company had 56% of the reimbursable expenses, investment banking fees, services fees and transfer agent fees receivable concentrated in four related party direct investment programs, and 84% of the total commissions and dealer manager fees receivable concentrated in two related party direct investment programs. As of December 31, 2013, the Company had 63% of the reimbursable expenses, investment banking fees, services fees and transfer agent fees receivable concentrated in one related party direct investment program, and 93% of the total commissions and dealer manager fees receivable concentrated in three related party direct investment programs.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and temporary cash investments in bank deposit and other accounts, the balances of which, at times, may exceed federally insured limits. Exposure to credit risk is reduced by maintaining the Company’s banking and brokerage relationships with high credit quality financial institutions.

RCS Advisory and Realty Capital Securities hold securities consisting of investments in a mutual fund managed by a related party that can potentially subject the Company to market risk. The amount of potential gain or loss depends on the fund’s performance and overall market activity. RCS Advisory and Realty Capital Securities monitor the net asset value on a monthly basis to evaluate its positions, and, if applicable, may elect to sell all or a portion of the investments to limit the loss.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

4. Available-for-Sale Securities

The following table presents information about the Company’s available-for-sale securities as of March 31, 2014 and December 31, 2013 (amounts in thousands):

	Fair value at December 31, 2013	Purchases(1)	Sales	Realized loss	Unrealized gains(2)	Fair value	Cost
March 31, 2014
Mutual funds	$8,528	$137	$3,000	$91	$744	$6,318	$6,084

(1)	Includes purchases under dividend reinvestment programs.
(2)	This amount represents the change in the unrealized gain or loss for three months ended March 31, 2014. The Company had no realized or unrealized gain or losses during the three months ended March 31, 2013. The amount excludes the deferred income tax benefit (provision).

5. Fair Value Disclosures

The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. U.S. GAAP defines three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability

Level 3 — Unobservable inputs that reflect the entity’s own assumptions about the data inputs that market participants would use in the pricing of the asset or liability and are consequently not based on market activity

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is the most significant to the fair value measurement in its entirety.

The Company’s available-for-sale and investment securities trade in active markets and therefore, due to the availability of quoted market prices in active markets are classified as Level 1 in the fair value hierarchy. As of March 31, 2014, the fair value of the available-for-sale and investment securities was $6.3 million and $6.6 million, respectively. As of December 31, 2013, the fair value of the available-for-sale and investment securities was $8.5 million and $5.9 million, respectively.

A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets. There were no transfers between Level 1, Level 2 or Level 3 of the fair value hierarchy during the three months ended March 31, 2014. The Company had no available for sale or investment securities during the three months ended March 31, 2013.

6. Income Taxes

As of March 31, 2014 and December 31, 2013, the Company had deferred tax assets of $1.0 million and $0.1 million, respectively. Current deferred tax assets consisted primarily of deferred revenues which are

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

6. Income Taxes  – (continued)

included in taxable income currently. As of March 31, 2014 the Company had deferred tax liabilities of $0.1 million. As of December 31, 2013, the Company had no deferred tax liabilities.

In accordance with Accounting Standards Codification (“ASC”) Topic No. 270, Interim Reporting (“Topic No. 270”), and ASC Topic No. 740, Income Taxes (“Topic No. 740”), at the end of each interim period the Company is required to determine the best estimate of its annual effective tax rate and then apply that rate in providing for income taxes on a current year-to-date (interim period) basis. However, in certain circumstances where a reliable estimate cannot be made, Topic No. 740 recognizes that “the actual effective tax rate for the year-to-date may be the best estimate of the annual effective tax rate” and allows for its use in the current interim period. For the three months ended March 31, 2014, the effective rate is less than 40% because pretax income includes non-controlling interest (90.6%) of the Operating Subsidiaries, with the remainder, 9.4%, taxable to the Company until February 11, 2014 (the date of the Restructuring Transactions). For the three months ended March 31, 2014, the Company’s effective tax rate, excluding the effect of non-controlling interest, was 46.1% based on the projected annual effective tax rate excluding non-controlling interest.

The Company believes that, as of March 31, 2014, it had no material uncertain tax positions. Interest and penalties relating to unrecognized tax expenses (benefits) are recognized in income tax expense, when applicable. There was no liability for interest or penalties accrued as of March 31, 2014.

The Company will file tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company will be open to audit under the statute of limitations by the Internal Revenue Service for 2013 and 2014. The Company or its subsidiaries’ state income tax returns will be open to audit under the statute of limitations for 2010 to 2014.

During the three months ended March 31, 2013, Realty Capital Securities, RCS Advisory and ANST as limited liability companies they were not subject to income taxes, and accordingly, they did not record income tax expense (benefit).

7. Commitments and Contingencies

Leases — Realty Capital Securities leases certain facilities and equipment under various operating leases. These leases are generally subject to scheduled base rent and maintenance cost increases, which are recognized on a straight-line basis over the period of the leases. Total rent expense for all operating leases was approximately $0.2 million and $0.1 million for the three months ended March 31, 2014 and 2013, respectively. Future annual minimum rental payments due (inclusive of the commitments of Cetera, which was acquired on April 29, 2014) are as follows (in thousands):

12 months ended March 31,
2015	$4,297
2016	4,295
2017	4,185
2018	3,908
2019	2,815
Thereafter	6,691
Total	$26,191

Legal Proceedings — The Company and the Operating Subsidiaries are involved in legal proceedings from time to time arising out of their business operations, including arbitrations and lawsuits involving private claimants, and subpoenas, investigations and other actions by government authorities and self-regulatory

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

7. Commitments and Contingencies  – (continued)

organizations. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, the Company cannot estimate the possible loss or range of loss related to such matters will be. The Company recognizes a liability with regard to a legal proceeding when it believes it is probable a liability has occurred and the amount can be reasonably estimated. If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, the Company accrues that amount. When no amount within the range is a better estimate than any other amount, however, the Company accrues the minimum amount in the range. The Company maintains insurance coverage, including general liability, errors and omissions, excess entity errors and omissions and fidelity bond insurance. The Company records legal reserves and related insurance recoveries on a gross basis.

Defense costs with regard to legal proceedings are expensed as incurred and classified as professional services within the consolidated statements of income. When there is indemnification or insurance, the Company may engage in defense or settlement and subsequently seek reimbursement for such matters.

Summit Litigation

Summit, its board of directors, the Company and a wholly owned subsidiary formed by the Company in connection with the Summit merger are named as defendants in two purported class action lawsuits (now consolidated) filed by alleged Summit shareholders on November 27, 2013 and December 12, 2013 in Palm Beach County, Florida challenging the Summit merger. These lawsuits allege, among other things, that: (1) each member of Summit’s board of directors breached his fiduciary duties to Summit and its shareholders in authorizing the Summit merger; (2) the Summit merger does not maximize value to Summit shareholders; and (3) the defendants aided and abetted the breaches of fiduciary duty allegedly committed by the members of Summit’s board of directors. These shareholder lawsuits seek class action certification and equitable relief, including an injunction against consummation of the Summit merger on the agreed-upon terms. On May 9, 2014, the plaintiff shareholders moved for leave to file an amended complaint under seal. The amended complaint asserts claims similar to those in the original complaint, adds allegations relating to amendment of the Summit merger agreement on March 17, 2014, and also challenges the adequacy of the disclosures in the registration statement related to the issuance of shares of our Class A common stock as consideration in the Summit acquisition, the background of the transaction, the fairness opinion issued to the Summit special committee, and Summit’s financial projections. The consolidated lawsuits seek class-action certification, equitable relief, including an injunction against consummation of the Summit acquisition on the agreed-upon terms, and damages.

8. Stockholders’ Equity

As of March 31, 2014, the Company had the following classes of common stock:

Class A Common Stock.  2,500,000 shares of Class A common stock were issued to the public in the IPO. Class A common stock entitles holders to one vote per share and full economic rights (including rights to dividends, if any, and distributions upon liquidation). Holders of Class A common stock hold 100% of the economic rights and a portion of the voting rights of the Company.

On February 11, 2014, as part of the Restructuring Transactions, RCAP Holdings delivered a written notification (the “Exchange Request”) to the Company pursuant to the Exchange Agreement of RCAP Holdings’ election to exchange 23,999,999 Class B Operating Subsidiary Units for 23,999,999 shares of Class A Common Stock. Pursuant to the Exchange Request, the Company and RCAP Holdings waived the obligation under the Exchange Agreement to deliver an exchange notice with respect to the exchange at least 20 days in advance of the closing of the Exchange, as well as provisions in the Exchange Agreement with respect to the timing of the closing of the Exchange, which was consummated on February 11, 2014.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

8. Stockholders’ Equity  – (continued)

The Company issued the Class A Common Stock in the Exchange to RCAP Holdings in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). RCAP Holdings was an existing holder of the Class A Common Stock and the Class B Common Stock, and the Company did not, directly or indirectly, pay or give any commission or other remuneration to any party for soliciting the exchange. Pursuant to the Exchange Request, RCAP Holdings also delivered 23,999,999 shares of Class B Common Stock to the Company for cancellation concurrently with the closing of the exchange.

After giving effect to the Exchange, as of February 11, 2014, RCAP Holdings held 24,051,499 shares of Class A Common Stock and one share of Class B Common Stock, which entitles RCAP Holdings, in the aggregate, to 90.76% of the economic rights in the Company and 95.38% of the voting power of the Class A Common Stock and Class B Common Stock voting together as a single class. As a result, RCAP Holdings is entitled to both economic and voting rights.

On March 20, 2014, the Company’s Board of Directors authorized and the Company declared a cash dividend for the first quarter of 2014 for its Class A common stock. The cash dividend was paid on April 10, 2014 to record holders of the Company’s Class A common stock at the close of business on March 31, 2014 in an amount equal to $0.18 per share, consistent with the cash dividend declared and paid with respect to the fourth quarter of 2014.

Class B Common Stock.  As of March 31, 2014 RCAP Holdings owns one Class B Unit of each operating subsidiary and one share of the Company’s Class B common stock which entitles holders to four votes per share; provided, however, that the Company’s certificate of incorporation provides that so long as any of the Class B common stock remains outstanding, the holders of Class B common stock always will have a majority of the voting power of the Company’s outstanding common stock, and thereby control the Company. Class B common stock holders have no economic rights (including no rights to dividends and distributions upon liquidation).

Equity Plan.  The RCS Capital Corporation Equity Plan provides for the grant of stock options, stock appreciation rights, restricted shares of Class A common stock, restricted stock units, dividend equivalent rights and other stock-based awards (which may include grants of shares of Class A common stock in payment of the amounts due under a plan or arrangement sponsored or maintained by the Company or an affiliate, including the Amended OPP) to individuals who are, as of the date of grant, non-executive directors, officers and other employees of the Company or its affiliates, to certain advisors or consultants of the Company or any of its affiliates who are providing services to the Company or the affiliate, or, subject the Services Agreement (as defined below) remaining in effect on the date of grant, to RCS Capital Management, LLC (“RCS Capital Management”), an entity under common control with RCAP Holdings, and individuals who are, as of the date of grant, employees, officers or directors of RCS Capital Management or one of its affiliates. The maximum number of shares of Class A common stock that may be granted pursuant to awards under the equity plan was initially 250,000 shares of Class A common stock. Following any increase in the number of issued and outstanding shares of Class A common stock, the maximum number of shares of Class A common stock that may be granted pursuant to awards under the equity plan will be a number of shares of Class A common stock equal to the greater of (x) 250,000 shares and (y) 10% of the total number of issued and outstanding shares of Class A common stock (on a diluted basis) at any time following such increase (subject to the registration of the increased number of available shares). Following the Restructuring Transactions (as described below) and the filing of a registration statement on Form S-8 with respect to the equity plan on February 19, 2014, 2,649,999 shares of Class A Common Stock may be granted pursuant to awards under the equity plan.

During the three months ended March 31, 2014, the Company’s Board of Directors authorized the issuance of up to 1,823,000 restricted shares under the equity plan of which 1,640,559 were issued and

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

8. Stockholders’ Equity  – (continued)

had a weighted average grant date fair value of $37.51. During the three months ended March 31, 2014, 14,710 shares vested. The Company recognized $0.7 million of share-based compensation for the three months ended March 31, 2014 which was recorded in internal commissions, payroll and benefits expense in the consolidated statement of income related to these restricted stock awards. The Company did not have any share-based compensation for the three months ended March 31, 2013. As of March 31, 2014, the total unrecognized compensation cost for restricted stock awards was $60.8 million which is expected to be recognized over a weighted average remaining period of 3.8 years. The restricted stock awards have rights to non-forfeitable dividends for which the Company accrued $0.3 million for the three months ended March 31, 2014.

During the three months ended March 31, 2014, the Company also granted 176,679 restricted stock awards to certain employees of related parties under the RCS Capital Corporation Equity Plan with a weighted average grant date fair value of $36.59. During the three months ended March 31, 2014, no shares vested. The Company recognized the entire charge of $6.5 million for these restricted stock awards immediately in retained earnings as a dividend with an offset to additional paid-in capital. Any amounts in excess of retained earnings is adjusted back to additional paid-in capital in order to ensure that retained earnings is not reduced below zero due to the restricted stock awards. As of March 31, 2014, there is no unrecognized compensation cost for these restricted stock awards. The restricted stock awards have rights to non-forfeitable dividends for which the Company accrued $0.03 million for the three months ended March 31, 2014.

A related party also granted 512,430 restricted stock awards (of the related party’s stock) to certain employees of the Company for services provided by Company employees on behalf of such related party, which the Company recognized $2.3 million of share-based compensation for the three months ended March 31, 2014 which was recorded in internal commissions, payroll and benefits expense in the consolidated statement of income related to these restricted stock awards. The Company remeasures the fair value of the awards at each reporting date based on the related party’s stock price, at which time the amortization of the award is adjusted. The fair value of these awards as of March 31, 2014 was $14.02. As of March 31, 2014, the total unrecognized compensation cost for restricted stock awards was $4.8 million which is expected to be recognized over a weighted average remaining period of 4.6 years.

Convertible notes and convertible preferred stock.  On April 29, 2014 in connection with the closing of the Cetera acquisition, the Company issued $120.0 million (face amount) of 5% convertible notes at a price of $666.67 per $1,000 of par value, for gross proceeds to the Company upon issuance of $80.0 million and $270.0 million (aggregate liquidation preference) of 7% convertible preferred stock to Luxor at a price of 88.89% of the liquidation preference per share, for gross proceeds to the Company upon issuance of $240.0 million. The Company estimates that 18,992,474 shares of Class A common stock would be issuable on the conversion of all of the convertible preferred stock and all of the convertible notes issued to Luxor (as part of the Company’s Cetera financings entered into on April 29, 2014) at the conversation rate applicable as of March 31, 2014.

LTIP Units.  On April 28, 2014, in connection with the acquisition by Luxor of an interest in RCS Capital Management, the OPP was amended which resulted in RCS Capital Management earning 310,947 LTIP Units and forfeiting 1,014,053 LTIP Units under the OPP. Immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed its 310,947 earned LTIP Units to its then current members, each of whom then became a member of RCS Holdings. See Note 11 for more information.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

9. Earnings Per Share

Basic earnings per share is calculated by dividing net income attributable to RCS Capital Corporation by the weighted-average number of common shares outstanding during the period. The LTIP Units and restricted stock that contain non-forfeitable rights to dividends are considered participating securities. Participating securities are included in the computation of basic EPS of the Company using the two-class method. Other potentially dilutive common shares, including unvested restricted stock and other securities that are exchangeable for the Company’s Class A common stock, and the related impact on earnings, are considered when calculating diluted EPS. The following table presents the calculation of basic and diluted earnings per share for the three months ended March 31, 2014 and 2013 (amounts in thousands, except share and per share data):

	Three Months Ended March 31,
	2014	2013
Earnings for basic and diluted earnings per common Class A share:
Net income attributable to RCS Capital Corporation	$3,792	$—
Less: Dividend equivalents on Restricted Stock	327	—
Net income attributable to Class A Shareholders	3,465	—
Shares:
Weighted average Class A common shares used in basic and diluted computation	15,566,830	N/A
Earnings per common Class A share:
Basic and diluted	$0.22	N/A

As of March 31, 2014, there were 1,325,000 LTIP Units of the RCS Holdings outstanding under the Amended and Restated 2013 Manager Multi-Year Outperformance Agreement. See Note 11, “Amended and Restated 2013 Manager Multi-Year Outperformance Agreement.” There were distributions of $0.02 million allocated to the LTIP Unit holders during the first quarter of 2014; therefore, the net income allocable to the Company was reduced by $0.02 million.

As of March 31, 2014 the Company met the threshold of total return to shareholders as measured against a peer group of companies. Had the measurement date been March 31, 2014 (instead of June 4, 2014), LTIP Units would have been earned and catch-up distributions would have been due to the LTIP Unit holders. However, the LTIP Units capital account did not achieve economic equivalence with the capital balance of Class A units of RCS Holdings as of March 31, 2014, which is deemed to be a substantive non-market based contingency; therefore, the LTIP Units are excluded from the diluted earnings per share computation.

In connection with the closing of the Cetera acquisition and the acquisition by Luxor of an interest in RCS Capital Management, the Company, RCS Holdings and RCS Capital Management agreed to amend the Amended and Restated 2013 Manager Multi-Year Outperformance Agreement to provide that the first valuation date would be April 28, 2014 and that any LTIP Units not earned as of such date would be forfeited without payment of compensation. The board determined that as of such valuation date 310,947 LTIP Units were earned, referred to as Earned LTIP Units, and 1,014,053 LTIP Units were forfeited. Therefore as of April 28, 2014, $0.7 million is due to the LTIP Unit holders as a catch-up distribution.

For the three months ended March 31, 2014 the Company also excluded one share of Class B Common Stock and 1,802,528 of unvested restricted stock units outstanding as of March 31, 2014 from the calculation of diluted earnings per share as the effect would have been antidilutive.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

10. Net Capital Requirements

Realty Capital is subject to the SEC Uniform Net Capital Rule 15c3-1, which requires the maintenance of minimum net capital of the greater of $100,000 or  1/15th of aggregate indebtedness, as defined, and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. As of March 31, 2014, Realty Capital had net capital of $19.3 million which was $17.4 million in excess of its required net capital, and aggregate indebtedness to net capital ratio was 1.47 to 1. As of December 31, 2013, net capital was $25.6 million which was $24.3 million in excess of its required net capital, and aggregate indebtedness to net capital ratio was 0.76 to 1.

11. Related Party Transactions

A significant portion of the Company’s revenues relate to fees earned from transactions with or on behalf of AR Capital, LLC and its affiliates or related parties, including investment banking fees, services fees, transfer agent fees and wholesale broker-dealer commissions and concessions, in the ordinary course of its trade or business. The Company earned revenues of $186.1 million and $204.7 million for the three months ending March 31, 2014 and 2013, respectively, from affiliated products. As of March 31, 2014 and December 31, 2013, the receivables for such revenues were $16.5 million and $48.4 million, respectively.

Pursuant to the Services Agreement (as defined below) beginning on January 1, 2013, AR Capital, LLC charges the Operating Subsidiaries for the services of information technology, human resources, accounting services and office services and facilities. For these services, the Company incurred expenses of $1.4 million and $0.7 million for the three months ending March 31, 2014 and 2013, respectively. As of March 31, 2014 and December 31, 2013, the payables for such expenses are $0.6 million and $0.3 million, respectively.

The Company incurs expenses directly for certain services it receives. The Company either allocates these expenses to the Operating Subsidiaries or causes RCAP Holdings to pay its portion based on RCAP Holdings’ ownership interest. Expenses that are directly attributable to a specific Operating Subsidiary are allocated to the appropriate Operating Subsidiary at 100%. Expenses that are not specific to an Operating Subsidiary are allocated in proportion to income before taxes, quarterly fees, incentive fees and outperformance fees. The intercompany receivables and payables for these expenses are eliminated in consolidation and are settled quarterly. For the three months ended March 31, 2014 the Operating Subsidiaries incurred $1.9 million. The Operating Subsidiaries did not incur any such expenses for the three months ended March 31, 2013. There were no expenses payable by RCAP Holdings as of March 31, 2014 and December 31, 2013.

As of March 31, 2014, RCAP Holdings owned 84.94% of the Company’s Class A common stock outstanding primarily as a result of the Exchange Transaction. As of December 31, 2013, RCAP Holdings owned 2.06%, of the Company’s Class A common stock. From time to time, RCAP Holdings may purchase shares of the Company’s Class A common stock in the secondary market.

In March 2014, Realty Capital leased a lodging facility in Newport, Rhode Island from an affiliate, ARC HTNEWRI001, LLC (“ARC HTNEWRI”). Realty Capital also entered into an agreement with another affiliate, Crestline Hotels and Resorts, LLC (“Crestline”) to manage and operate the lodging facility. Crestline remits the lodging facility’s revenue to the Company, net of the fees from Crestline. During the three months ended March 31, 2014, the Company incurred $0.01 million in rent expense. The Company did not earn any revenue from the Crestline agreement during the three months ended March 31, 2014.

Services Agreement (formerly the Management Agreement).  Pursuant to the management agreement which was amended and restated in connection with the Restructuring Transactions and is now known as the Amended and Restated Services Agreement (the “Services Agreement”), RCS Capital Management implements the Company’s business strategy, as well as the business strategy of the Operating Subsidiaries, and performs executive and management services for the Company and Operating Subsidiaries, subject to oversight, directly or indirectly, by the Company’s Board of Directors.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

11. Related Party Transactions  – (continued)

From June 10, 2013 to February 11, 2014, the Company, together with the operating subsidiaries, paid RCS Capital Management a management fee in an amount equal to 10% of the aggregate pre-tax U.S. GAAP net income of the Operating Subsidiaries, calculated and payable quarterly in arrears, subject to the aggregate U.S. GAAP net income of the Operating Subsidiaries being positive for the current and three preceding calendar quarters. On February 11, 2014, the Services Agreement was amended in connection with the Restructuring Transactions, and is now referred to as the “Quarterly Fee” whereby the Company and RCS Holdings pay RCS Capital Management a quarterly fee in an amount equal to 10% of the aggregate U.S. GAAP net income of the Company, calculated and payable quarterly in arrears, subject to the aggregate pre-tax U.S. GAAP net income of the Company being positive for the current and three preceding calendar quarters.

In addition, from June 10, 2013 to February 11, 2014, the Company paid RCS Capital Management an incentive fee, calculated and payable quarterly in arrears, that is based on the Company’s earnings and stock price. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) the Company’s Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per share of the Company’s common stock of all the Company’s public offerings multiplied by the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under the Company’s equity plan) in the previous 12-month period, and (B) 8%; and (2) the sum of any incentive fee paid to RCS Capital Management with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless the Company’s Core Earnings for the 12 most recently completed calendar quarters is greater than zero.

Core Earnings is a non-U.S. GAAP measure and from June 10, 2013 to February 11, 2014 was defined as U.S. GAAP net income (loss) of RCS Capital Corporation, excluding non-cash equity compensation expense, management fees, incentive fees, acquisition fees, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP and certain other non-cash charges after discussions between RCS Capital Management and the independent directors and after approval by a majority of the independent directors.

Beginning on February 11, 2014, the incentive fee was amended whereby the Company and RCS Holdings pay RCS Capital Management an incentive fee, calculated and payable quarterly in arrears, that is based on the Company’s earnings and stock price. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) the Company’s Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) (X) the weighted average of the issue price per share (or deemed price per share) of the Company’s common stock of all of the Company’s cash and non-cash issuances of common stock from and after June 5, 2013 multiplied by (Y) the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under the Company’s equity plan) in the case of this clause (Y), in the previous 12-month period, and (B) 8%; and (2) the sum of any incentive fee paid to RCS Capital Management with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless the Company’s cash flows for the 12 most recently completed calendar quarters is greater than zero. Core Earnings is a non-GAAP measure and is now defined as the after-tax GAAP net income (loss) of RCS Capital Corporation, before the incentive fee plus non-cash equity compensation expense, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

11. Related Party Transactions  – (continued)

comprehensive income or loss, or in net income (loss). The amount may be adjusted to include one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between RCS Capital Management and the Company’s independent directors and after approval by a majority of the Company’s independent directors.

Such management and incentive fee calculations commenced on June 10, 2013, the date the Company’s initial public offering was completed. For periods less than four quarters or 12 months, the calculations are based on a pro rata concept starting with the quarter ended June 30, 2013.

The quarterly fee earned by RCS Capital Management for the three months ended March 31, 2014 was $1.8 million, which is the expense recorded by the Company. The payable for such expense is included in accrued expenses — due to related parties within the accompanying consolidated statements of financial condition.

The Company did not incur an incentive fee for three months ended March 31, 2014.

Amended and Restated 2013 Manager Multi-Year Outperformance Agreement.  The Company entered into the 2013 Manager Multi-Year Outperformance Agreement (the “OPP”), as of June 10, 2013, with the Operating Subsidiaries and RCS Capital Management. The OPP provided a for performance-based bonus award to RCS Capital Management intended to further align RCS Capital Management’s interests with those of the Company and its stockholders.

Under the OPP, RCS Capital Management was issued LTIP Units of the Operating subsidiaries that were structured as profits interests therein, with a maximum award value equal to approximately 5% of the Company’s initial market capitalization on the date of the IPO (the “OPP Cap”). In connection with the Restructuring Transaction, RCS Capital Management contributed all of its LTIP Units in the Operating Subsidiaries to RCS Holdings in exchange for 1,325,000 LTIP units in RCS Holdings structured as profits interests in RCS Holdings. Subject to the OPP Cap, RCS Capital Management is eligible to earn a number of LTIP Units under the OPP determined based on the Company’s level of achievement of total return to stockholders which includes both share price appreciation and common stock dividends, as measured against a peer group of companies for the three-year performance period commencing on June 4, 2013 (the “Commencement Date”), which period is referred to as the Three-Year Period, with valuation dates on which a portion of the LTIP Units up to a specified amount of the OPP Cap could be earned on the last day of each 12-month period during the Three Year Period and the initial 24-month period of the Three Year Period.

In connection with the closing of the Cetera acquisition and the acquisition by Luxor of an interest in RCS Capital Management, the Company, RCS Holdings and RCS Capital Management agreed to amend the OPP to provide that the first valuation date would be April 28, 2014 and that any LTIP Units not earned as of such date would be forfeited without payment of compensation. The board determined that as of such valuation date 310,947 LTIP Units were earned the (“Earned LTIP Units”), and 1,014,053 LTIP Units were forfeited. No additional LTIP Units may be earned under the OPP. The Earned LTIP Units were distributed to the members of RCS Capital Management immediately prior to the acquisition by Luxor of an interest in RCS Capital Management.

Subject to RCS Capital Management’s continued service through each vesting date,  1/3 of any LTIP Units earned will vest on each of the third, fourth and fifth anniversaries of the Commencement Date. Until such time as the LTIP Units are fully earned in accordance with the provisions of the OPP, the LTIP Units are entitled to distributions equal to 10% of the distributions on the Class A Units of RCS Holdings. After the LTIP Units are fully earned, they are entitled to a catch-up distribution and the same distributions as the Units of RCS Holdings. At the time RCS Capital Management’s capital account with respect to the earned LTIP Units is economically equivalent to the average capital account balance of the Class A Units and Class C

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

11. Related Party Transactions  – (continued)

Units of RCS Holdings and has been vested for 30 days, the applicable earned LTIP Units will automatically convert into Class C Units of RCS Holdings on a one-to-one basis.

The OPP provided for early calculation for the earning of LTIP Units and for the accelerated vesting of any earned LTIP Units in the event RCS Capital Management is terminated or in the event the Company incurs a change in control, in either case prior to the end of the Three-Year Period. The OPP also provided for accelerated vesting of any earned LTIP Units in the event RCS Capital Management is terminated or in the event of a change in the Company’s control on or following the end of the Three-Year Period.

In accordance with ASC 505, the Company recognizes the fair value of the OPP award over the requisite performance period of the award. The award is remeasured at each reporting date and the amortization of the expense is adjusted accordingly. The fair value of the OPP award was determined utilizing a Monte Carlo simulation technique under a risk-neutral premise. The significant assumptions utilized in determining the fair value of $27.8 million as of March 31, 2014, which prior to the amendment to the OPP was expected to be recognized over a period of three years from the grant date were as follows:

•	Risk free rate of 0.51% utilizing the prevailing 2.2-year zero-coupon U.S. treasury yield at the reporting date;
•	Expected dividend yield of 3.5%; and
•	Volatility of 33.0% based on the historical and implied volatility of the peer group of companies

For the three months ended March 31, 2014 the Company recognized $7.2 million of the OPP award, which is included in the consolidated statements of income, with an offset recorded to non-controlling interest.

RCS Advisory Services, LLC — AR Capital, LLC Services Agreement.  RCS Advisory entered into a services agreement with AR Capital, LLC, pursuant to which it provides AR Capital, LLC and its subsidiaries with transaction management services (including, transaction management, compliance, due diligence, event coordination and marketing services, among others), in connection with the performance of services to certain AR Capital, LLC sponsored companies.

Registration Rights Agreement.  In connection with the Company’s initial public offering, the Company entered into a registration rights agreement with RCAP Holdings and RCS Capital Management pursuant to which the Company granted (i) RCAP Holdings, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of the Company’s Class A common stock issuable upon exchange of the Operating Subsidiaries Units (and cancellation of corresponding shares of the Company’s Class B common stock) held or acquired by them; and (ii) RCS Capital Management, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act any equity-based awards granted to RCS Capital Management under the Company’s equity plan. Under the registration rights agreement, the shareholders party thereto have the right to request us to register the sale of its shares and also may require us to make available shelf registration statements, at such time as the Company may be eligible to file shelf registration statements, permitting sales of shares into the market from time to time over an extended period. In addition, the agreement gives the shareholders party thereto the ability to exercise certain piggyback registration rights in connection with registered offerings requested by the shareholders party thereto or initiated by us. As part of the Restructuring Transaction, pursuant to the Company’s exchange agreement with RCAP Holdings on February 11, 2014, RCAP Holdings exchanged all of its shares of Class B common stock in us and Class B Units in each of the Company’s operating subsidiaries except for one share of Class B common stock and one Class B Unit in each operating subsidiary for a total of 23,999,999 shares of Class A common stock. See “Exchange Agreement.”

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

11. Related Party Transactions  – (continued)

As a condition for Luxor entering into the Luxor commitment, the Company, and certain of its affiliates, have agreed to file with the SEC a continuously effective resale registration statement for the shares of the Company’s Class A common stock and other securities issued to Luxor in connection with the Cetera financings within 45 days of their issuance.

Exchange Agreement.  RCAP Holdings entered into an exchange agreement with the Company under which RCAP Holdings has the right, from time to time, to exchange its Operating Subsidiaries Units for shares of Class A common stock of the Company on a one-for-one basis. Pursuant to the exchange agreement, the parties have agreed to preserve their relative ownership of the Class A common stock, Class B common stock, Class A Units of the Operating Subsidiaries and Class B Units of the Operating Subsidiaries and, accordingly, that the transfer of units of an Operating Subsidiary to a transferee thereof shall be accompanied by the simultaneous transfer of an equal number of the same class, series or type of units of the other Operating Subsidiaries to such transfer. In connection with an exchange, a corresponding number of shares of the Company’s Class B common stock will be canceled. Any such exchange by RCAP Holdings will result in dilution of the economic interests of the Company’s public stockholders.

As an initial step in the Restructuring Transactions, on February 11, 2014, the Company entered into a First Amendment to the Exchange Agreement (the “Amendment”) with RCAP Holdings, the holder of (a) the Class B Units of each of the Operating Subsidiaries (collectively, the “Class B Operating Subsidiary Units”), and (b) all the outstanding shares of the Company’s Class B common stock, par value $0.001 per share (“Class B Common Stock”). The purpose of the Amendment was to amend the Exchange Agreement dated as of June 10, 2013 (as amended by the Amendment, the “Exchange Agreement”), between the Company and RCAP Holdings, so as to permit an exchange by RCAP Holdings of its Class B Operating Subsidiary Units for shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”), and the related cancellation of a corresponding number of shares of Class B Common Stock thereunder, to be treated as a contribution by RCAP Holdings of its equity interests in each of the Operating Subsidiaries to the Company in a transaction intending to qualify as tax-free under Section 351 of the United States Internal Revenue Code of 1986, as amended.

On February 11, 2014, as part of the Restructuring Transactions, RCAP Holdings delivered a written notification (the “Exchange Request”) to the Company pursuant to the Exchange Agreement of RCAP Holdings’ election to exchange 23,999,999 Class B Operating Subsidiary Units for 23,999,999 shares of Class A Common Stock. Pursuant to the Exchange Request, the Company and RCAP Holdings waived the obligation under the Exchange Agreement to deliver an exchange notice with respect to the exchange at least 20 days in advance of the closing of the Exchange, as well as provisions in the Exchange Agreement with respect to the timing of the closing of the Exchange, which was consummated on February 11, 2014.

The Company issued the Class A Common Stock in the Exchange to RCAP Holdings in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). RCAP Holdings was an existing holder of the Class A Common Stock and the Class B Common Stock, and the Company did not, directly or indirectly, pay or give any commission or other remuneration to any party for soliciting the exchange. Pursuant to the Exchange Request, RCAP Holdings also delivered 23,999,999 shares of Class B Common Stock to the Company for cancellation concurrently with the closing of the exchange.

After giving effect to the Exchange, as of February 11, 2014, RCAP Holdings held 24,051,499 shares of Class A Common Stock and one share of Class B Common Stock, which entitled RCAP Holdings, in the aggregate, to 90.76% of the economic rights in the Company and 95.38% of the voting power of the Class A Common Stock and Class B Common Stock voting together as a single class. As a result, RCAP Holdings is entitled to both economic and voting rights.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

11. Related Party Transactions  – (continued)

Limited Liability Company Agreement of RCS Holdings.  On February 10, 2014, the Company formed RCS Holdings. Pursuant to the limited liability company agreement of RCS Holdings, there are three classes of equity interests in RCS Holdings, called “Class A Units,” “Class C Units” and “LTIP Units.” In connection with the Restructuring Transaction, RCS Capital Management contributed all its LTIP Units in the Operating Subsidiaries to RCS Holdings in exchange for LTIP Units representing units of equity ownership in RCS Holdings that are structured as profits interest therein. In connection with the execution of the RCS Holdings limited liability company agreement, 100% of the Class A Units of RCS Holdings were issued to us and 100% of the LTIP Units of RCS Holdings were issued to RCS Capital Management. The Class A Units of RCS Holdings issued to us are fully vested, are not subject to any put and call rights, and entitle the holder thereof to voting and economic rights (including rights to dividends and distributions upon liquidation). The LTIP Units of RCS Holdings issued to RCS Capital Management are structured as a profits interest in RCS Holdings with all the rights, privileges and obligations associated with Class A Units of RCS Holdings, subject to certain exceptions. The LTIP Units of RCS Holdings are subject to vesting, forfeiture and restrictions on transfers as provided in the OPP, as amended in connection with the Restructuring Transactions. See “Management — 2013 Manager Multi-Year Outperformance Agreement.” Until such time as the LTIP Units of RCS Holdings are fully earned in accordance with the provisions of the OPP, the LTIP Units of RCS Holdings are entitled to distributions equal to 10% of the distributions on Class A Units of RCS Holdings. After the LTIP Units of RCS Holdings are fully earned, they are entitled to a catch-up distribution and then the same distributions as Units of RCS Holdings. At the time RCS Capital Management’s capital account with respect to the LTIP Units of RCS Holdings is economically equivalent to the average capital account balance of the Class A Units and the Class C Units of RCS Holdings, has been earned and has been vested for 30 days, the LTIP Units of RCS Holdings will automatically convert into Class C Units on a one-to-one basis. The Class C Units have the same rights, privileges and obligations associated with Class A Units of RCS Holdings (other than voting) but will be exchangeable for shares of Class A common stock on a one-to-one basis pursuant to an exchange agreement to be entered into. Pursuant to the limited liability company agreement of RCS Holdings, the Company, as the managing member of RCS Holdings, controls RCS Holdings’ affairs and decision making.

Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries.  Under the amended and restated operating agreements of the Company’s operating subsidiaries, there are four classes of units of each such operating subsidiary called “Class A Units” and “Class B Units.” The Company holds 100% of the outstanding Class A Units of each operating subsidiary, and RCAP Holdings holds 100% of the sole outstanding Class B Unit in each operating subsidiary. Class A Units confer substantially all of the economic rights and all of the voting rights in each operating subsidiary. Class B Units confer de minimis economic rights and no voting rights in each operating subsidiary.

The amended and restated operating agreements provide that at any time the Company issues a share of the Company’s Class A common stock, the Company will transfer the net proceeds received by us with respect to such share, if any, to the Company’s operating subsidiaries (allocated among them in accordance with their relative equity values at the time) and each of them shall be required to issue to us one Class A Unit. Conversely, if at any time, any shares of the Company’s Class A common stock are redeemed by us for cash, the Company can cause the Company’s operating subsidiaries, immediately prior to such redemption of the Company’s Class A common stock, to redeem an equal number of Class A Units of each operating subsidiary held by us, upon the same aggregate terms and for the same price, as the shares of the Company’s Class A common stock are redeemed.

As part of the Restructuring Transaction, pursuant to the Company’s exchange agreement with RCAP Holdings on February 11, 2014, RCAP Holdings exchanged all of its shares of Class B common stock in us and Class B Units in each of the Company’s operating subsidiaries except for one share of Class B common stock and one Class B Unit in each operating subsidiary for a total of 23,999,999 shares of Class A common

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

11. Related Party Transactions  – (continued)

stock. Following receipt of stockholder consent, the Company intends to amend the Company’s certificate of incorporation and the exchange agreement to permit RCAP Holdings to continue to hold one share of the Company’s Class B common stock without holding one Class B Unit in each operating subsidiary. Following this amendment, the remaining Class B Unit of each of the Company’s operating subsidiaries owned by RCAP Holdings will be cancelled and 100% of the voting and economic interests in the Company’s operating subsidiaries will be held by us, indirectly, through RCS Holdings’ ownership of the Class A Units.

American National Stock Transfer, LLC — Transfer Agent Services Agreement.  ANST has entered into a services agreement with AR Capital, LLC, pursuant to which it will provide transfer agent services to AR Capital sponsored REITs. The agreement provides for an initial term of ten years. The agreement provides that each REIT must pay a minimum monthly fee as well as additional ad hoc service fees and related expense reimbursements.

Tax Receivable Agreement.  The Company entered into a tax receivable agreement with RCAP Holdings requiring the Company to pay to RCAP Holdings 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that the Company realizes (or is deemed to realize upon early termination of the tax receivable agreement or change of control) as a result of the increases in tax basis of its tangible and intangible assets created by RCAP Holdings’ exchanges of its Operating Subsidiaries Units for shares of Class A common stock (with a cancellation of its corresponding shares of the Company’s Class B common stock) pursuant to the exchange agreement. Cash payments pursuant to the tax receivable agreement will be the Company’s obligation. The initial public offering did not generate tax benefits and did not require payments pursuant to this agreement. In general, the Company’s payments under the tax receivable agreement will not be due until after the Company has filed its tax returns for a year in which the Company realizes a tax benefit resulting from an exchange; however, the timing of payments could be accelerated upon an early termination of the tax receivable agreement or change in control which could require payment prior to the Company’s ability to claim the tax benefit on its tax returns. Furthermore, RCAP Holdings will not be required to reimburse the Company for any payments previously made under the tax receivable agreement even if the IRS were to successfully challenge the increase in tax basis resulting from an exchange and, as a result, increase the Company’s tax liability. The accelerated timing of payments and the increase in the Company’s tax liability without reimbursement could affect the cash available to it and could impact its ability to pay dividends.

Pursuant to the exchange agreement described above, RCAP Holdings exchanged substantially all of its Operating Subsidiaries Units for shares of the Company’s Class A common stock along with the cancellation of a corresponding number of shares of the Company’s Class B common stock held by RCAP Holdings. It is the intention of the parties to the exchange that it, as part of an overall plan to restructure the Company’s ownership that includes the exchange, our pending securities offering, the Cetera financings and the completion of the pending acquisitions, qualify as a tax-free contribution to us under Section 351 of the Code. If the exchange by RCAP Holdings qualifies as a tax-free contribution to us under Section 351 of the Code, the Company would obtain carryover tax basis in the tangible and intangible assets of the Company’s operating subsidiaries connected with such Operating Subsidiaries Units. As there will be no increase in tax basis created if the exchange qualifies as tax free Section 351 contribution, there will be no reduction in the Company’s tax liability, and as such the Company would not be required to make any payments under the tax receivable agreement. However, if the exchange were treated as a taxable transaction, each of the Company’s operating subsidiaries intends to have an election under Section 754 of the Code which would result in us receiving a step up in the tax basis in tangible and intangible assets of the Company’s operating subsidiaries with respect to such Operating Subsidiaries Units acquired by us in such exchanges. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from each operating subsidiary and therefore reduce the amount of income tax the Company would otherwise be required to pay in

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

11. Related Party Transactions  – (continued)

the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

AR Capital Real Estate Income Fund.  As of March 31, 2014, RCS Advisory and Realty Capital Securities had investments in the AR Capital Real Estate Income Fund of $6.3 million and $6.6 million, respectively. As of December 31, 2013, RCS Advisory and Realty Capital Securities had investments in the AR Capital Real Estate Income Fund of $8.5 million and $5.9 million, respectively.

12. Segment Reporting

The Company operates through its four Operating Subsidiaries in five principal segments: Wholesale Broker-Dealer; Transaction Management; Investment Banking and Capital Markets; Transfer Agent; and Investment Research. Realty Capital Securities, the Company’s Wholesale Broker-Dealer segment, includes the Company’s alternative investment program activities and is the distributor or dealer manager for proprietary and non-proprietary publicly registered non-exchange traded (“non-traded”) securities and for an open-end mutual fund. Proprietary programs are sponsored directly or indirectly by AR Capital, LLC, an affiliate. Realty Capital Securities distributes these securities through selling groups comprised of FINRA member broker-dealers located throughout the United States.

Transaction Management is provided by RCS Advisory whose activities support the alternative investment programs distributed by Realty Capital Securities. These activities include: services related to offering registration and blue sky filings; regulatory advice; registration maintenance; transaction management; marketing support; due diligence support; events; training and education; conference management; and strategic advice.

The Investment Banking and Capital Markets segment is a division of Realty Capital Securities and includes the Company’s strategic advisory and capital markets services focused, in part, on the direct investment program industry. Activities related to the Investment Banking and Capital Markets segment include: corporate strategic planning and advice; and sourcing, structuring and maintaining debt finance and derivative arrangements.

ANST operates in the SEC registered Transfer Agent segment and performs transfer agency activities related to the direct investment programs. ANST acts as a registrar, provides record-keeping services and executes the transfers, issuances and cancellations of shares.

SK Research provides focused research, consulting, training and education, and due diligence on traditional and non-traditional investment products.

The reportable business segment information is prepared using the following methodologies:

•	Net revenues and expenses directly associated with each reportable business segment are included in determining earnings before taxes.
•	Net revenues and expenses not directly associated with specific reportable business segments are allocated based on the most relevant measures applicable, including each reportable business segment’s net revenues, time spent and other factors.
•	Reportable business segment assets include an allocation of indirect corporate assets that have been fully allocated to the Company’s reportable business segments, generally based on each reportable business segment’s capital utilization.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

12. Segment Reporting  – (continued)

The following table presents the Company’s net revenues, expenses and income before taxes by segment for the three months ended March 31, 2014 and 2013 (in thousands):

	Three Months Ended March 31,
	2014	2013
Wholesale broker-dealer:
Revenues	$139,110	$211,844
Expenses	142,635	188,981
(Loss) income	$(3,525)	$22,863
Transaction management:
Revenues	$12,352	$2,271
Expenses	13,217	1,210
(Loss) income	$(865)	$1,061
Investment banking and capital markets:
Revenues	$32,060	$3,491
Expenses	5,618	859
Income	$26,442	$2,632
Transfer agent:
Revenues	$4,131	$1,025
Expenses	3,390	834
Income	$741	$191
Investment Research:
Revenues	$—	$—
Expenses	444	—
(Loss)	$(444)	$—
Revenue reconciliation
Total revenues for reportable segments	$187,653	$218,631
Intercompany revenues	(448)	—
Total revenues	$187,205	$218,631
Income reconciliation
Total income for reportable segments	$22,349	$26,747
Corporate and other expenses	(6,449)	—
Income before income taxes	$15,900	$26,747

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
March 31, 2014

12. Segment Reporting  – (continued)

The following table presents the Company’s total assets by segment as of March 31, 2014 and December 31, 2013 (in thousands):

	March 31, 2014	December 31, 2013
Segment assets:
Wholesale broker-dealer	$23,632	$32,058
Transaction management	23,152	20,211
Investment banking and capital markets	74,166	46,529
Transfer agent	9,187	8,618
Investment research	10,151	—
Total assets for reportable segments	$140,288	$107,416
Assets reconciliation:
Total assets for reportable segments	$140,288	$107,416
Other assets and intercompany investments and receivables	6,082	3,711
Total consolidated assets	$146,370	$111,127

13. Subsequent Events

On April 29, 2014, the Company completed the previously announced $1.15 billion acquisition of Cetera, a financial services holding company that provides independent broker-dealer services and investment advisory services through four distinct independent broker-dealer platforms: Cetera Advisors, Cetera Advisor Networks, Cetera Financial Institutions and Cetera Financial Specialists. The Company intends to operate Cetera independently of the Company’s wholesale broker-dealer subsidiary, Realty Capital Securities, LLC, and have Cetera function as a separate business unit alongside the Company’s existing operating subsidiaries. The acquisition, including related transaction expenses, was financed with a $575.0 million senior secured first lien term loan, a $150.0 million senior secured second lien term loan, the issuance of $120.0 million convertible notes and $270.0 million of convertible preferred securities and cash on hand.

For the three months ended March 31, 2014 and March 31, 2013, Cetera has revenues of $301.2 million and $242.7 million, respectively, and operating expenses of $299.5 million and $239.5 million, respectively. As of March 31, 2014 and December 31, 2013, Cetera had total assets of $529.9 million and 510.8 million, respectively.

Hatteras Funds

Combined Financial Statements
Years Ended December 31, 2013 and 2012

Independent Auditor’s Report

The Members
Hatteras Investment Partners, LLC
Hatteras Investment Management, LLC
Hatteras Capital Investment Management, LLC and Subsidiaries

We have audited the accompanying combined financial statements of Hatteras Investment Partners, LLC, Hatteras Investment Management, LLC, and Hatteras Capital Investment Management, LLC and Subsidiaries (the “Hatteras Funds”), which comprise the combined statements of assets and liabilities as of December 31, 2013 and 2012, and the related combined statements of revenues and expenses, changes in members’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Hatteras Funds as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

February 24, 2014

Hatteras Funds

Combined Statements of Assets and Liabilities

December 31,	2013	2012
Assets
Current Assets
Cash	$1,684,939	$1,261,344
Investments in Affiliate Funds	788,888	144,154
Accounts receivable	10,316,140	3,611,964
Prepaid expenses and other assets	343,265	353,081
Deposits	17,096	17,096
Total Current Assets	13,150,328	5,387,639
Long-term Assets
Investments in Affiliate Funds	122,784	516,504
Investment management agreements, net	—	468,970
Property and equipment, net	285,383	443,358
Goodwill	4,504,177	4,504,177
Total Assets	$18,062,672	$11,320,648
Liabilities and Members' Equity
Current Liabilities
Accounts payable	$3,961,549	$1,621,543
Accrued expenses	3,080,367	2,111,776
Accrued compensation and benefits	4,465,846	1,139,105
Borrowings on short-term credit facilities	1,885,075	1,355,355
Current maturities of capital lease obligations	13,767	20,508
Current maturities of long-term debt	765,747	1,112,552
Total Current Liabilities	14,172,351	7,360,839
Long-term Liabilities
Accrued compensation and benefits	—	704,023
Capital lease obligations, net of current maturities	10,410	10,683
Long-term debt, net of current maturities	1,081,829	1,569,287
Total Liabilities	15,264,590	9,644,832
Equity
Members' equity	1,850,221	144,393
Non-controlling interest	947,861	1,531,423
Total Equity	2,798,082	1,675,816
Total Liabilities and Equity	$18,062,672	$11,320,648

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Revenues and Expenses

Year ended December 31,	2013	2012
Revenues
Management fees	$28,697,633	$27,090,320
Incentive fees	5,837,510	—
Servicing fees	12,964,549	14,831,796
Total Revenues	47,499,692	41,922,116
Operating Expenses
Salaries, payroll taxes, and employee benefits	12,848,425	10,361,153
Fund expenses	12,724,486	10,239,652
Management fees	5,665,199	4,623,688
Service fees	5,607,540	6,565,464
Amortization of intangible assets with definite lives	468,970	680,681
Depreciation	175,628	230,366
Other operating expenses	3,504,089	3,888,682
Total Operating Expense	40,994,337	36,589,686
Net Operating Income	6,505,355	5,332,430
Other Expenses
Other fund expenses	—	177,853
Transaction costs	1,213,863	—
Interest expense	156,490	167,623
Total Other Expenses	1,370,353	345,476
Net unrealized gain on investments in Affiliate Funds	57,227	2,287
Net Income	5,192,229	4,989,241
Net Income Attributable to Non-Controlling Interest	967,566	1,401,157
Net Income Attributable to Members	$4,224,663	$3,588,084

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Changes in Members' Equity

	Members' Equity	Non-Controlling Interest	Total
Balance, January 1, 2012	$(1,021,358)	$1,756,010	$734,652
Net income	3,588,084	1,401,157	4,989,241
Contributions	145,350	—	145,350
Member distributions	(2,567,683)	(1,625,744)	(4,193,427)
Balance, December 31, 2012	144,393	1,531,423	1,675,816
Net income	4,224,663	967,566	5,192,229
Member distributions	(2,518,835)	(1,551,128)	(4,069,963)
Balance, December 31, 2013	$1,850,221	$947,861	$2,798,082

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Cash Flows

Year ended December 31,	2013	2012
Operating Activities
Net income	$5,192,229	$4,989,241
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets with definite lives	468,970	680,681
Depreciation	175,628	230,366
Unrealized gain on investments in Affiliate Funds	(57,227)	(2,287)
Change in operating assets and liabilities:
(Increase) Decrease in accounts receivable	(6,704,176)	162,271
Decrease (increase) in prepaid expenses	9,816	(42,231)
Decrease in receivable from investments	—	100,000
Increase (decrease) in accounts payable	2,340,006	(633,434)
Increase (decrease) in accrued expenses	968,591	(396,328)
Increase in accrued compensation and benefits	2,622,718	911,233
Net Cash Provided by Operating Activities	5,016,555	5,999,512
Investing Activities
Contributions to Affiliate Funds	(426,261)	(243,474)
Withdrawals from Affiliate Funds	232,474	136,500
Purchases of property and equipment	(17,653)	(43,967)
Net Cash Used in Investing Activities	(211,440)	(150,941)
Financing Activities
Net borrowing under short-term credit facilities	529,720	188,297
Payments under capital leases	(7,014)	(4,865)
Borrowing under notes payable	2,167,379	—
Principal payments under notes payable	(3,001,642)	(1,693,075)
Contributions	—	145,350
Member distributions	(4,069,963)	(4,193,427)
Net Cash Used in Financing Activities	(4,381,520)	(5,557,720)
Net Increase in Cash	423,595	290,851
Cash, Beginning of year	$1,261,344	$970,493
Cash, End of year	$1,684,939	$1,261,344
Supplemental Cash Flow Information
Cash paid for interest	$147,030	$167,623

See accompanying notes to combined financial statements.

Hatteras Funds

Notes to Combined Financial Statements

1. Organization

The combined financial statements contained herein consist of the following entities, which operate under the Hatteras name in the investment management industry: Hatteras Investment Partners, LLC (“HIP”), Hatteras Investment Management, LLC (“HIM”), and Hatteras Capital Investment Management, LLC and Subsidiaries (“HCIM”), collectively, “Hatteras Funds” or “Companies”.

Subsidiaries of HCIM include: Hatteras Alternative Mutual Funds, LLC (“HAMF”), Hatteras Capital Distributors, LLC (“HCD”), and Hatteras Capital Investment Partners, LLC (“HCIP”).

HIP was organized on September 5, 2003 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2004. HIP is registered under the Investment Advisers Act of 1940 as a registered investment adviser, and is the investment adviser to Hatteras Master Fund LP, and the Servicing Agent to the Hatteras Master Fund’s six feeder funds: Hatteras Core Alternatives Fund LP (formerly the Hatteras Multi-Strategy Fund LP), Hatteras Core Alternatives TEI Fund LP (formerly the Hatteras Multi-Strategy TEI Fund LP), Hatteras Core Alternatives Institutional Fund LP (formerly the Multi-Strategy Institutional Fund LP), Hatteras Core Alternatives TEI Institutional Fund LP (formerly the Multi-Strategy TEI Institutional Fund LP), Hatteras Core Alternatives 3c1 Fund LP (formerly the Multi-Strategy 3c1 Fund LP), and Hatteras Core Alternatives Offshore Fund LTD (formerly the Multi-Strategy Offshore Fund LTD), collectively the “Core Alternatives Funds”.

HIM was organized on September 5, 2003 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2004. HIM is the General Partner to the Core Alternative Funds, other than the Hatteras Core Alternatives Offshore Fund LTD.

HCIM was organized on August 31, 2007 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2008. HCIM is registered under the Investment Advisers Act of 1940 as a registered investment adviser, and is the investment adviser to Hatteras Late Stage VC Fund I, LP; VC Co-investment Fund II, LLC; Hatteras GPEP Fund LP; Hatteras Global Private Equity Partners Institutional Fund; Hatteras GPEP Fund II; Hatteras PE Intelligence Fund; and Hatteras Disciplined Opportunities Fund.

In addition, HCIM has a controlling interest in HAMF. HAMF is the investment adviser to Hatteras Alternative Mutual Funds Trust, Underlying Funds Trust and Hatteras Variable Trust (collectively, the “HAMF Trusts”). HCIM assumed control over HAMF from Alternative Investment Partners, LLC, on September 15, 2009. HCIM is the Managing Member of HAMF.

HCD was organized on January 4, 2007, as a limited liability company under the laws of the state of North Carolina. HCD serves as the distributor for investment company products and limited partnerships. HCD operates as a limited-use broker dealer pursuant to SEC Rule 15c3-3(k)(2)(i) and does not hold customer funds or safekeep customer securities. HCD is a wholly-owned subsidiary of HCIM, which provides investment advisory services to various funds within Hatteras related pooled investment vehicles.

HCIP was organized on August 31, 2007, as a limited liability company under the laws of the state of Delaware. HCIP is the General Partner to any funds advised by HCIM that are organized as limited partnerships, and receives any special allocation of income, loss, and incentive fees, if applicable, from funds advised by HCIM.

On October 1, 2013, the Companies entered into an asset purchase agreement with Scotland Acquisition, LLC d/b/a Hatteras Funds, LLC, a wholly-owned subsidiary of RCS Capital Corporation (“RCS”). In connection with this transaction, the Companies intend to assign all of its rights and obligations to Hatteras Funds, LLC upon closing of the transaction. Management currently expects the transaction to close on March 31, 2014.

Hatteras Funds

Notes to Combined Financial Statements

1. Organization  – (continued)

The Company has incurred certain legal and professional fees associated with the pending transaction with RCS. For the year ended December 31, 2013, these expenses totaled $1,213,863, and are reflected in transaction costs on the combined statements of revenues and expenses.

2. Summary of Significant Accounting Policies

Principals of Combination and Basis of Financial Statement Presentation

The combined financial statements have been prepared to show the combined financial condition of HIP, HIM, and HCIM, and represent the combination of separate financial statements, all prepared under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The combined financial statements will be included in a registration statement on Form S-1 to be filed with the United States Securities and Exchange Commission (“SEC”). In accordance with Regulation S-X which governs SEC filings, the required financial statements of related businesses may be presented on a combined basis for any periods they are under common management, which pertains to the Hatteras Funds. As discussed in Note 1, the combined financial statements include the accounts of the Companies. Intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and in the accompanying notes. Actual results could differ from those estimates and those differences could be material.

Revenue Recognition

The majority of the Companies’ revenues are derived from management or servicing fees from the investment companies for which they serve as investment adviser. Management and servicing fees are recognized when earned and are calculated monthly or quarterly, as applicable, as a percentage of the aggregate net assets of the funds under management.

Incentive fees are recognized when earned and are calculated monthly. As General Partner to the Hatteras Master Fund, HIM receives an incentive fee that is equal to 10% of the excess of the new net profits of the partners of the Master Fund over the stated hurdle rate. The incentive fee is calculated and accrued monthly and payable annually. Amounts accrued monthly are subject to loss depending on the relative performance of the Master Fund between the accrual period and calendar year end. Amounts that are accrued as of each calendar year end are considered earned, and are not subject to forfeiture.

Cash

The Companies maintain cash deposits with various commercial banks. At times, these balances may exceed the amount insured by the Federal Deposit Insurance Corporation (the “FDIC”). At December 31, 2012, the Companies’ cash was fully insured, as the FDIC provided temporary unlimited coverage for all noninterest-bearing transaction accounts in addition to the $250,000 limit through December 31, 2012.

By operation of federal law, beginning January 1, 2013, funds deposited in noninterest-bearing transaction accounts no longer receive unlimited deposit insurance coverage by the FDIC. All deposit accounts at an insured depository institution, including all noninterest-bearing transaction accounts, are insured by the FDIC up to the standard maximum deposit insurance amount of $250,000, for each deposit insurance ownership category. At times throughout the year ended December 31, 2013, the Companies hold cash balances in excess of the FDIC limit.

Concentration of Credit Risk

Substantially all of the Companies’ revenues are generated from the Companies’ management of the various investment funds, and therefore, the Companies are economically dependent on the investment activities of these funds.

Hatteras Funds

Notes to Combined Financial Statements

2. Summary of Significant Accounting Policies – (continued)

Accounts Receivable

Accounts receivable are recorded at their net realizable value. The Companies provide an allowance for doubtful accounts equal to the estimated losses that are expected to be incurred in their collection. The allowance is based on historical collection experience and a review by management of the current status of the existing receivables. As of December 31, 2013 and 2012, all receivables were deemed substantially collectible by management. The carrying values of accounts receivable approximates their fair value as of December 31, 2013 and 2012.

The Companies receive a majority of its revenues for services provided to the Core Alternatives Funds and the HAMF Trusts. The amount in accounts receivable related to these two entities are as follows:

	December 31, 2013	December 31, 2012
Core Alternatives Fund	70%	43%
HAMF Trusts	27%	48%

At December 31, 2013 and 2012, accounts receivable includes $5,839,510 and $0, respectively of incentive fees receivable from the Core Alternatives Fund.

Fund Expenses

In accordance with its Investment Advisory, Operating Services, and Shareholder Servicing agreements with the funds for which it serves as investment adviser, HAMF is responsible for the payment of all of the Funds’ normal operating expenses, as recorded within the combined statements of revenues and expenses.

Property and Equipment

All acquisitions of property and equipment over $1,000 are capitalized. Property and equipment are stated at historical cost less accumulated depreciation. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of 3 years for website development; 5 – 10 years for machinery and equipment; 7 – 10 years for furniture and fixtures; 5 years for vehicles; and 6 – 15 years for leasehold improvements. Depreciation expense totaled $175,628 and $230,366, for the years ended December 31, 2013 and 2012, respectively.

Investments in Affiliate Funds

Investments in funds that are advised by an affiliate of the Companies are stated at fair value.

Marketing and Advertising

Marketing and advertising costs are expensed as incurred. Expenses incurred were $371,827 and $753,727, for the years ended December 31, 2013 and 2012, respectively.

Hatteras Funds

Notes to Combined Financial Statements

2. Summary of Significant Accounting Policies – (continued)

Fair Value of Financial Instruments

ASC 825, Financial Instruments, requires the Companies to disclose estimated fair values for financial instruments. The carrying amounts of accounts receivable, receivables from investments, accounts payable, and borrowings on short term credit facilities approximate fair value because of the short maturities of the instruments held. The carrying value of the Companies’ variable rate debt approximates fair value. Carrying and fair values for the Companies’ fixed rate debt or debt with minimum interest rates are as follows:

	December 31, 2013		December 31, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Fixed rate debt	$1,847,576	$1,864,243	$2,681,839	$2,744,806

Income Tax

The Companies are organized as limited liability companies and have elected to be treated as pass-through entities for federal and state income tax purposes; therefore, income is included in the members’ individual income tax returns for federal and state income tax purposes. Accordingly, no provision for federal and state income taxes has been made in the accompanying combined financial statements.

Members

Profits and losses are allocated in accordance with the Companies’ respective operating agreements. Members are generally not individually liable for any debts, liabilities, contracts, or obligations of the Companies.

3. Intangible Assets

On September 15, 2009, HCIM purchased 55% of the controlling interest in HAMF. Under the terms of the Securities Purchase Agreement (the “Agreement”), additional payments were required on the first and second anniversary dates of the Agreement, subject to certain asset levels being reached in Hatteras Alternative Mutual Funds Trust. Goodwill in the amount of $4,778,091 was recognized at the acquisition date and is attributable to the estimated future potential growth of the trust funds. On September 15, 2010 and 2011, HCIM made the first and second anniversary milestone payments of $444,933 and $1,281,153. At the date of acquisition, HCIM expected the earn out payment to be $2,000,000 and factored this into the goodwill recorded at the date of purchase. As $1,726,086 was the actual amount paid, the $273,914 difference was reflected as an impairment on goodwill and a change in fair value of earn out liability on the combined statements of revenues and expenses. Goodwill at December 31, 2013 and 2012 totaled $4,504,177.

Accounting Standards Codification 350, (“ASC 350”), Intangibles — Goodwill and Other, requires an intangible asset with an indefinite life to be tested and adjusted for impairment, rather than being amortized over a certain period. Management assesses goodwill annually for impairment. As of December 31, 2013 and 2012, management determined that goodwill was not impaired.

In addition, certain amounts were recorded as intangible assets related to the acquired investment management agreements, as well as for non-compete agreements related to minority shareholders who became employees of HAMF. The amount related to the investment management agreements recorded at the date of acquisition was $2,648,300, which were amortized over 4 years. For the years ended December 31, 2013 and 2012, amortization of these contracts was $468,970 and $662,075, respectively. The ending balance as of December 31, 2012 was $468,970. These contracts were fully amortized as of December 31, 2013.

Hatteras Funds

Notes to Combined Financial Statements

3. Intangible Assets – (continued)

At the date of the acquisition, the amount assigned to the non-compete agreements totaled $197,000, which were amortized over the life of the non-compete agreements. For the year ended December 31, 2012, amortization of these contracts totaled $18,606. These contracts were fully amortized as of December 31, 2013 and 2012.

4. Related Party Transactions

Morgan Creek Capital Management (“MCCM”), a registered investment adviser located in Chapel Hill, North Carolina, owns a membership interest in HIP and provides investment services to the Core Alternatives Funds. For these services, MCCM receives a guaranteed payment from HIP, based on assets under management in the Core Alternatives Funds. For the years ended December 31, 2013 and 2012, MCCM received $3,701,296 and $4,623,688, respectively, from HIP for these services, which is included in service fees on the combined statements of revenues and expenses.

In addition, pursuant to their member agreement and as co-investment manager to the Hatteras Master Fund, MCCM is entitled to a portion of any incentive fees earned by the Hatteras Master Fund. At December 31, 2013, HIM accrued incentive fees receivable of $5,837,510, of which $1,751,253 is payable to MCCM, which is included in accounts payable on the combined statements of assets and liabilities.

HCD has entered into a fund servicing agreement with HCIP as the General Partner of Hatteras Late Stage VC Fund I, L.P. (the “LSVC Fund”), whereby HCD acts as the placement agent and provider of investor services to the LSVC Fund. As compensation for performing such services, HCD receives a quarterly investor services fee of one-quarter of 0.75% of the aggregate Commitment Amounts of the LSVC Fund less the cost basis of the LSVC Fund’s portfolio securities sold, distributed or written off by the LSVC Fund; each as determined as of each calendar quarter end and payable quarterly in arrears. HCIP is permitted to enter into side letter agreements with certain investors of the LSVC Fund that may entitle HCD to a different investor services fee. During the years ended December 31, 2013 and 2012, HCIP had in effect one side letter agreement whereby the investor services fee is reduced to one-quarter of 0.60% with respect to an investor. For the years ended December 31, 2013 and 2012, HCD earned total investor services fees of $118,710 and $138,307, respectively, of which $29,987 and $32,000 was a receivable at December 31, 2013 and 2012, respectively.

5. Investments in Affiliate Funds

As of December 31, 2013 and 2012, the fair value of investments reflected on the combined statements of assets and liabilities consists of $788,888 and $144,154 of current assets, respectively, and $122,784 and $516,504 of other assets, respectively.

HAMF provides seed money for new product launches. HAMF generally redeems the seed money shortly after launch, and thus classifies the investments in funds as a short-term asset on the combined statements of assets and liabilities. At December 31, 2013, HAMF had one seed investment in an affiliated fund, totaling $10,463 included in investments in affiliate funds on the combined statements of assets and liabilities. At December 31, 2012, HAMF had two investments in affiliate funds, totaling $19,730 included in investments in affiliate funds on the combined statements of assets and liabilities.

As General Partner to the LSVC Fund, HCIP earned a subordinated profits interest in 2010 in the amount of $213,938. This amount was earned in lieu of the management fee the General Partner waived during the first year of the LSVC Fund’s operations, and remains invested in the LSVC Fund. For the years ended December 31, 2013 and 2012, respectively, the unrealized depreciation on this investment totaled $12,419 and $18,701, for a net carrying value of $117,600 and $187,493. During the year ended December 31, 2013, HCIP received a distribution from the LSVC Fund in the amount of $57,474. The net carrying value is included in investments in affiliate funds on the combined statements of assets and liabilities.

Hatteras Funds

Notes to Combined Financial Statements

5. Investments in Affiliate Funds – (continued)

Also included in investments in affiliate funds is HCIM’s investment in the Hatteras GPEP Fund, LP, totaling $5,184 and $5,290 at December 31, 2013 and 2012, respectively.

The HIP Bonus Plans pay participants based upon the returns of the Hatteras Core Alternatives Institutional Fund LP. In order to cover liabilities under the plans, HIP, in its own name, invests in the Hatteras Core Alternatives Institutional Fund LP. Included in investments in affiliate funds is a balance totaling $768,425 and $448,145 representing the deferred bonus investment at December 31, 2013 and 2012, respectively, of which $86,154 and $0 pertains to HAMF and are invested in mutual funds that are actively traded as of December 31, 2013 and 2012, respectively. These amounts have been reclassified as a current asset as of December 31, 2013, as the plans are expected to be terminated, and all proceeds paid out to the plan’s participants, at the closing of the transaction with RCS.

6. Fair Values of Investments

ASC 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC 820 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Companies. Unobservable inputs reflect the Companies’ assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets.

Level 2 — Valuations based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, inputs other than quoted prices that are observable, and inputs that are derived principally from or corroborated by observable market data.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Companies’ investments in affiliate funds have been classified as Levels 1 and 3.

There were no changes during the years ended December 31, 2013 and 2012, to the Companies’ valuation techniques used to measure asset values on a recurring basis.

The following table presents information about HIP and HCIM’s investments measured at fair value:

December 31, 2013	Level 1	Level 2	Level 3	Total
Investments in Affiliate Funds	$106,617	$—	$805,055	$911,672

December 31, 2012	Level 1	Level 2	Level 3	Total
Investments in Affiliate Funds	$19,730	$—	$640,928	$660,658

Hatteras Funds

Notes to Combined Financial Statements

6. Fair Values of Investments – (continued)

The following table includes a rollforward of the amounts for the years ended December 31, 2013 and 2012, for investments classified within level 3.

December 31,	2013	2012
Balance at December 31,	$640,928	$551,397
Contributions	326,261	224,374
Withdrawals and distributions	(212,474)	(136,500)
Net unrealized gain on investments in Affiliate Funds	50,340	1,657
Balance at December 31,	$805,055	$640,928

The Companies follow the practical expedient provision for valuation in Accounting Standards Codification 820 (“ASC 820”), Fair Value Measurement, which permits the measurement of fair value based on the net asset value of the investment, without further adjustment, unless it is probable that the investment will be sold at a value significantly less than the net asset value. In using net asset value as a practical expedient, certain attributes of the investment that may affect the fair value of the investment are not considered in measuring fair value. Attributes of those investments include the investment strategies of the investees and may also include, but are not limited to restrictions on the investor’s ability to redeem its investments at the measurement date. The Companies’ investments in affiliate funds are illiquid in nature and the redemption terms are restrictive.

Gains or losses on the Bonus Plan investments are not recognized in the combined statements of revenues and expenses, as all income, gain and losses achieved by these investments are credited to the delayed bonus account and paid out to participants.

7. Property and Equipment

Property and equipment consists of the following as of December 31:

December 31,	2013	2012
Furniture and fixtures	$566,466	$577,025
Website development	410,683	410,683
Computer equipment	172,372	317,138
Leasehold improvements	121,445	121,445
Vehicles	111,662	111,662
Software	13,608	25,681
Loan fees	—	3,875
	1,396,236	1,567,509
Less: accumulated depreciation	(1,135,708)	(1,146,757)
	260,528	420,752
Equipment under capital lease, net of accumulated depreciation of $35,847 and $22,745	24,855	22,606
Property and Equipment, net	$285,383	$443,358

Hatteras Funds

Notes to Combined Financial Statements

8. Letter of Credit

At December 31, 2013 and 2012, HIP had a letter of credit in the amount of $59,822 to comply with the provisions of a lease agreement for office space. The letter of credit is renewed annually and is expected to remain in place until the expiration of the lease in February 2016.

9. Borrowings on Short-term Credit Facilities

HIP has an unsecured line of credit with a financial institution due in March 2014. The maximum amount of the credit line is $3,000,000, less any amounts outstanding under the Letter of Credit (see Note 7). Interest is calculated at one month LIBOR plus 2.25% per annum with a minimum rate of 3.50%. The rate at December 31, 2013 was 3.50%. The balance on the line of credit at December 31, 2013 was $1,592,342. HAMF, HCIM, and the Managing Member of HIP guarantee the line of credit. The average amounts of debt outstanding on the line of credit for the year ended December 31, 2013 was approximately $1,802,000.

HIP has a second unsecured line of credit with a financial institution initially due in October 2012 and extended through September 2014. The maximum amount of the credit line is $2,500,000. Interest is calculated at one month LIBOR plus 2.00% per annum. The rate at December 31, 2013 was 2.17%. The balance on this line of credit at December 31, 2013 and 2012 was $218,652 and $1,296,429, respectively. HAMF, HCIM, and the Managing Member of HIP guarantee the line of credit. Average amounts of debt outstanding on the line of credit for the years ended December 31, 2013 and 2012 was approximately $414,000 and $1,018,000, respectively.

Borrowings on short-term credit facilities also include a bank overdraft balance of $74,081 and $58,926 at December 31, 2013 and 2012, respectively.

10. Long Term Debt

Long-term debt consists of the following as of December 31:

December 31,	2013	2012
HCIM note to a commercial bank, due April 2016, monthly payments of $60,259, plus interest at LIBOR plus 2.25% with a minimum rate of 3.50%. This note is collateralized by all inventory, chattel paper, accounts, equipment, and general intangibles owned or acquired. This note is personally guaranteed by the Managing Member and guaranteed by HIP.	$1,687,307	$2,429,705
HIP note to a commercial bank, due April 2015, monthly payments of $4,317, including interest at 6.5%. This note is personally guaranteed by the Managing Member.	160,269	200,074
HIP note to a commercial bank, originally due August 2014, monthly principal payments of $2,605, plus interest at one-month LIBOR plus 2.25%. Minimum interest rate is 4.00%. This note is secured by inventory and equipment and is personally guaranteed by the Managing Member. This note was paid off in March 2013.	—	52,060
Total long-term debt	1,847,576	2,681,839
Less: current maturities	(765,747)	(1,112,552)
Net Long-term Debt	$1,081,829	$1,569,287

Hatteras Funds

Notes to Combined Financial Statements

10. Long Term Debt  – (continued)

The future scheduled maturity of the long-term debt is as follows:

December 31,	HIP	HCIM	Total
2014	$42,639	$723,108	$765,747
2015	117,630	723,108	840,738
2016	—	241,091	241,091
Total	$160,269	$1,687,307	$1,847,576

11. Bonus Plans

HIP adopted a bonus plan for certain non-managerial employees, effective January 1, 2007, and amended on January 1, 2008. The amount of each bonus to be granted to each participant is determined by the Managing Member. The sum of these bonuses shall not exceed a certain percentage of profits for the bonus year. A portion of these bonuses for the year is deferred and paid to the employee over the following four years together with any income, gains, and losses earned on the investment based on a predetermined vesting schedule. Any forfeited amounts are reallocated to plan participants for the bonus year.

HIP also adopted a deferred bonus plan for certain key employees, effective January 1, 2007. The amount of the bonus to be granted to a key employee is determined by the Managing Member. Each bonus awarded under the plan is evidenced by an award letter. A portion of these bonuses for the year is deferred and paid to the key employee over the following four years together with any income, gains, and losses earned on the investment. Any forfeited amounts resulting from termination from employment other than due to retirement, disability, or death, are reallocated to plan participants for the bonus year.

The liability under the HIP bonus plans totaled $3,544,094 and $1,123,205, at December 31, 2013 and 2012, respectively. Included in the 2013 balance is an amount totaling $2,043,129 as a result of the incentive fee earned from the Core Alternatives Funds. At December 31, 2013, these amounts have been reclassified as a current asset, as the plans are expected to be terminated, and all proceeds paid out to the plan’s participants, at the closing of the transaction with RCS. At December 31, 2012, amounts totaling approximately $499,182 and $624,023 are included in accrued compensation and benefits under current liabilities and long-term liabilities, respectively, on the combined statements of assets and liabilities.

HIP contributed $905,363 and $788,365, to the deferred bonus plan for the years ended December 31, 2013 and 2012, respectively. In addition, $2,043,129 was contributed to the HIP bonus plans as a result of the incentive fee earned from the Core Alternatives Funds in 2013.

HCIM contributes to the HIP bonus plan for the salaries of non-commissioned, non-executive employees whose compensation is allocated to HCIM and HCD. The annual bonus pool is 5% of the net profits of the consolidated entities. Individual participants in the non-managerial bonus plan are awarded an annual amount, at the discretion of the executive management team. Total liability and expense at HCIM was $38,000 and $88,701, for the years ended December 31, 2013 and 2012, respectively.

HAMF adopted a bonus plan for certain non-managerial employees and investment committee members, effective August 1, 2012. This bonus plan provides additional discretionary compensation based on HAMF’s and its funds’ performance over a particular period. Included in the bonus plan are a performance bonus pool, a profits bonus pool, and an incremental profits bonus pool.

Effective August 2012, a performance bonus pool, up to $200,000 is available to certain HAMF investment committee members if specified performance targets are exceeded and the average daily net assets of the HAMF Trust exceed $400,000,000. The amount of each bonus to be granted to each participant is determined by the Managing Member. A portion of this bonus for the year is deferred and paid over the following four years together with any income, gains and losses earned on the investment based on a predetermined vesting schedule. Any forfeited amounts are reallocated to plan participants for the bonus year.

Hatteras Funds

Notes to Combined Financial Statements

11. Bonus Plans  – (continued)

Effective August 2012, a profits bonus pool is available to non-managerial employees and investment committee members of HAMF in an amount equal to $200,000 if daily net assets of the HAMF Trust exceed $400,000,000.

Effective August 2012, an incremental profits bonus pool may also be awarded to non-managerial employees and investment committee members of HAMF if average daily net assets of the HAMF Trust exceed $400,000,000 and when net income for the year exceeds the previous calendar year. The incremental profits bonus pool is calculated as 10% of the Company’s net income, after deducting the aforementioned performance and profits bonuses, in excess of its net income for such preceding calendar year.

The profits bonus and incremental profits bonus are not subject to the delayed bonus terms and are allocated to participants based on the sole discretion of the Managing Member.

Total HAMF bonus plan expense was $406,146 and $505,000 for the years ended December 31, 2013 and December 31, 2012, respectively. The total liability under the HAMF plan was $486,154 and $505,000 at December 31, 2013 and December 31, 2012, respectively. At December 31, 2013, these amounts have been reclassified as a current asset, as the plans are expected to be terminated, and all proceeds are expected to be paid out to the plan’s participants at the closing of the transaction with RCS. At December 31, 2012, amounts totaling approximately $420,000 and $80,000 are included in accrued compensation and benefits under current liabilities and long-term liabilities, respectively, on the combined statements of assets and liabilities.

Combined bonus plan expenses for the Companies for the years ended December 31, 2013 and 2012 totaled $3,392,638 and $1,382,066, respectively.

12. Lease Obligations

HIP has obligations under capital leases for IT equipment expiring in various years through 2016. The assets and liabilities under the capital leases are recorded at the present value of the minimum lease payments. Amortization of the assets under the capital leases is included in depreciation expense.

Future minimum lease payments under the capital leases at December 31, 2013 are as follows:

2014	$15,346
2015	7,689
2016	3,324
Total minimum obligations	26,359
Less: interest	2,182
Present value of minimum obligations	24,177
Less: current portion	13,767
Long-term Obligations	$10,410

HIP is obligated under various operating lease agreements for equipment and office space that expire at various dates through 2016. Rental expense under these agreements totaled $551,976 and $521,768, for the years ended December 31, 2013 and 2012, respectively. Amounts are included in other expenses on the combined statements of revenues and expenses.

Hatteras Funds

Notes to Combined Financial Statements

12. Lease Obligations  – (continued)

Minimum future rental payments under the non-cancelable operating leases are as follows:

Year ending December 31,
2014	$559,780
2015	201,629
2016	52,075
Total	$813,484

In January 2013, HIP signed an agreement to sublease the office space located in New York, New York. The sub-sublease term began in April 2013 and expires in February 2016. Rental income paid to HIP is $234,936 per year.

13. 401(k) and Profit Sharing Plan

The Companies have a defined contribution profit-sharing plan sponsored by HIP which covers substantially all of its employees. The plan includes a 401(k) plan provision which provides employees with the option of deferring a portion of their income. Any matching contributions and profit-sharing contributions to the plan are made at the discretion of the Managing Member.

The Companies contributed $269,668 and $199,939, in matching contributions to the profit-sharing plan for the years ended December 31, 2013 and 2012, respectively.

14. Income Taxes

In accordance with ASC 740, Income Taxes, the Companies reflect in the combined financial statements the benefit of positions taken in a previously filed tax return or expected to be taken in a future tax return only when it is considered ‘more-likely-than-not’ that the position taken will be sustained by a taxing authority. The Companies evaluate uncertain tax positions using provisions of ASC 450, Contingencies. Accordingly, a loss contingency is recognized when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

In accordance with ASC 740, the Companies have analyzed the Companies’ inventory of tax positions taken with respect to all applicable income tax issues for all open tax years (in each respective jurisdiction), and has concluded that no provision for income tax is required in the combined financial statements.

The Companies recognize interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the combined statements of revenues and expenses. During the year, the Companies did not accrue any interest or penalties.

15. Net Capital Requirements

Pursuant to the net capital provisions of rule 15c3-1 of the Securities Exchange Act of 1934, HCD is required to maintain minimum net capital, as defined, as the greater of $5,000 or 6 2/3% of aggregate indebtedness. At December 31, 2013 and 2012, HCD had net capital of $564,604 and $219,902, respectively, which is $552,746 and $214,902, in excess of its required net capital of $11,858 and $5,000, for the years ended December 31, 2013 and 2012, respectively. HCD’s percentage of aggregate indebtedness to net capital is 31.5% and 12.5%, at December 31, 2013 and 2012, respectively.

Hatteras Funds

Notes to Combined Financial Statements

16. Indemnification

In the normal course of business, the Companies enter into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Companies’ maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Companies that have not yet occurred. The Companies expect the risk of any future obligations under these indemnifications to be remote.

17. Subsequent Events

On January 13, 2014, certain minority shareholders in HAMF and a corporate entity with which they are affiliated filed a complaint in the North Carolina Superior Court against the Companies and their Managing Members. The plaintiffs contest certain intercompany agreements and claim certain of the defendants (a) breached the HAMF inter-company expense sharing agreement and the HAMF operating agreement, including by entering into an asset purchase agreement that includes the sale of HAMF’s assets without plaintiffs’ consent, (b) breached their fiduciary duties and claimed implied covenants, and (c) placed unreasonable restrictions on plaintiffs’ access to certain information, namely valuation reports. As the aforementioned intercompany agreements are eliminated in consolidation, the claims relating to expense allocation among Hatteras entities should not have an effect on the firm’s consolidated net income. The Companies have not accrued for any loss contingencies associated with this claim as a loss has not been determined to be probable or reasonably estimable.

On January 28, 2014, the Companies answered the Complaint and filed Counterclaims against the minority shareholders, alleging that they breached the HAMF Operating Agreement, breached their fiduciary duties and committed a tort by using HAMF confidential information to set up a competing fund and that they breached the HAMF Operating Agreement and interfered with the purchase agreement providing for the sale of the Companies by attempting to derail the sale. In addition, the Companies filed a motion for prompt hearing, requesting that the Court promptly address the minority shareholders’ claim that the Companies are prohibited from completing the sale.

The Companies have evaluated subsequent events for recognition or disclosure through February 24, 2014, which was the date the financial statements were available to be issued, and determined there were no other subsequent events that required disclosure.

Hatteras Funds

Combined Financial Statements
For the Quarterly Period Ended March 31, 2014 (unaudited)

Hatteras Funds

Contents

Combined Unaudited Financial Statements
Combined Statements of Assets & Liabilities as of March 31, 2014 and December 31, 2013	F-127
Combined Statements of Revenues and Expenses for the three months ended March 31, 2014 and March 31, 2013	F-129
Combined Statements of Changes in Members’ Equity for the three months ended March 31, 2014 and the year ended December 31, 2013	F-130
Combined Statements of Cash Flows for the three months ended March 31, 2014 and March 31, 2013	F-131
Notes to Combined Financial Statements	F-132 – F-142

Combined Financial Statements (unaudited)

Hatteras Funds

Combined Statements of Assets and Liabilities
(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Current Assets
Cash	$1,195,536	$1,684,939
Investments in Affiliate Funds	588,326	788,888
Accounts receivable	6,076,609	10,316,140
Prepaid expenses and other assets	345,256	343,265
Deposits	17,096	17,096
Total Current Assets	8,222,823	13,150,328
Long-term Assets
Investments in Affiliate Funds	120,851	122,784
Property and equipment, net	244,065	285,383
Goodwill	4,504,177	4,504,177
Total Assets	$13,091,916	$18,062,672
Liabilities and Members' Equity
Current Liabilities
Accounts payable	$2,307,384	$3,961,549
Accrued expenses	2,869,010	3,080,367
Accrued compensation and benefits	1,817,689	4,465,846
Borrowings on short-term credit facilities	3,326,059	1,885,075
Current maturities of capital lease obligations	11,349	13,767
Current maturities of long-term debt	723,108	765,747
Total Current Liabilities	11,054,599	14,172,351
Long-term Liabilities
Capital lease obligations, net of current maturities	8,852	10,410
Long-term debt, net of current maturities	778,519	1,081,829
Total Liabilities	11,841,970	15,264,590
Equity
Members' equity	179,292	1,850,221
Non-controlling interest	1,070,654	947,861
Total Equity	1,249,946	2,798,082
Total Liabilities and Equity	$13,091,916	$18,062,672

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Revenues and Expenses
(Unaudited)

Three-months ended March 31,	2014	2013
Revenues
Management fees	$9,409,423	$6,497,966
Incentive fees	874,082	965,799
Servicing fees	3,747,064	3,147,805
Total Revenues	14,030,569	10,611,570
Operating Expenses
Salaries, payroll taxes, and employee benefits	3,714,928	2,954,374
Fund expenses	4,418,290	2,555,642
Management fees	1,518,193	1,539,114
Service fees	1,239,444	1,313,302
Amortization of intangible assets with definite lives	—	165,519
Depreciation	41,318	55,850
Other operating expenses	942,568	857,555
Total Operating Expense	11,874,741	9,441,356
Net Operating Income	2,155,828	1,170,214
Other Expenses
Transaction expenses (see Note 1)	390,287	—
Interest expense	28,874	35,320
Total Other Expenses	419,161	35,320
Net unrealized gain on investments in Affiliate Funds	71	3,348
Net Income	1,736,738	1,138,242
Net Income Attributable to Non-Controlling Interest	672,654	297,991
Net Income Attributable to Members	$1,064,084	$840,251

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Changes in Members' Equity
(Unaudited)

	Members' Equity	Non-Controlling Interest	Total
Balance, January 1, 2013	$144,393	$1,531,423	$1,675,816
Net income	4,224,663	967,566	5,192,229
Member distributions	(2,518,835)	(1,551,128)	(4,069,963)
Balance, December 31, 2013	1,850,221	947,861	2,798,082
Net income	1,064,084	672,654	1,736,738
Member distributions	(2,735,013)	(549,861)	(3,284,874)
Balance, March 31, 2014	$179,292	$1,070,654	$1,249,946

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Cash Flows
(Unaudited)

Three-months ended March 31,	2014	2013
Operating Activities
Net income	$1,736,738	$1,138,242
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets with definite lives	—	165,519
Depreciation	41,318	55,850
Unrealized gain on investments in Affiliate Funds	(71)	(3,348)
Change in operating assets and liabilities:
(Increase) Decrease in accounts receivable	4,239,531	(861,095)
Increase in prepaid expenses	(1,991)	(93,614)
Increase (decrease) in accounts payable	(1,654,165)	436,438
Decrease in accrued expenses	(211,357)	(160,774)
Decrease in accrued compensation and benefits	(2,648,157)	(573,854)
Net Cash Provided by Operating Activities	1,501,846	103,364
Investing Activities
Net Contributions to Affiliate Funds	—	(80,000)
Withdrawals from Affiliate Funds	202,566	155,000
Net Cash Used in Investing Activities	202,566	75,000
Financing Activities
Net borrowing under short-term credit facilities	1,440,984	346,067
Payments under capital leases	(3,976)	—
Borrowing under notes payable	—	2,167,379
Principal payments under notes payable	(345,949)	(2,489,514)
Member distributions	(3,284,874)	(892,931)
Net Cash Used in Financing Activities	(2,193,815)	(868,999)
Net Increase in Cash	(489,403)	(690,635)
Cash, Beginning of year	$1,684,939	$1,261,344
Cash, End of year	$1,195,536	$570,709
Supplemental Cash Flow Information
Cash paid for interest	$28,874	$35,320

See accompanying notes to combined financial statements.

Hatteras Funds

Notes to Combined Financial Statements (unaudited)

1. Organization

The combined financial statements contained herein consist of the following entities, which operate under the Hatteras name in the investment management industry: Hatteras Investment Partners, LLC (“HIP”), Hatteras Investment Management, LLC (“HIM”), and Hatteras Capital Investment Management, LLC and Subsidiaries (“HCIM”), collectively, “Hatteras Funds” or “Companies”.

Subsidiaries of HCIM include: Hatteras Alternative Mutual Funds, LLC (“HAMF”), Hatteras Capital Distributors, LLC (“HCD”), and Hatteras Capital Investment Partners, LLC (“HCIP”).

HIP was organized on September 5, 2003 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2004. HIP is registered under the Investment Advisers Act of 1940 as a registered investment adviser, and is the investment adviser to Hatteras Master Fund LP, and the Servicing Agent to the Hatteras Master Fund’s four feeder funds: Hatteras Core Alternatives Fund LP, Hatteras Core Alternatives TEI Fund LP, Hatteras Core Alternatives Institutional Fund LP, and Hatteras Core Alternatives TEI Institutional Fund LP, collectively the “Core Alternatives Funds”.

HIM was organized on September 5, 2003 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2004. HIM is the General Partner to the Core Alternative Funds.

HCIM was organized on August 31, 2007 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2008. HCIM is registered under the Investment Advisers Act of 1940 as a registered investment adviser, and is the investment adviser to Hatteras Late Stage VC Fund I, LP; VC Co-investment Fund II, LLC; Hatteras GPEP Fund LP; Hatteras Global Private Equity Partners Institutional Fund; Hatteras GPEP Fund II; Hatteras PE Intelligence Fund; and Hatteras Disciplined Opportunity Fund.

In addition, HCIM has a controlling interest in HAMF. HAMF is the investment adviser to Hatteras Alternative Mutual Funds Trust and Underlying Funds Trust (collectively, the “HAMF Trusts”). HCIM assumed control over HAMF from Alternative Investment Partners, LLC, on September 15, 2009. HCIM is the Managing Member of HAMF.

HCD was organized on January 4, 2007, as a limited liability company under the laws of the state of North Carolina. HCD serves as the distributor for investment company products and limited partnerships. HCD operates as a limited-use broker dealer pursuant to SEC Rule 15c3-3(k)(2)(i) and does not hold customer funds or safe keep customer securities. HCD is a wholly-owned subsidiary of HCIM, which provides investment advisory services to various funds within Hatteras related pooled investment vehicles.

HCIP was organized on August 31, 2007, as a limited liability company under the laws of the state of Delaware. HCIP is the General Partner to any funds advised by HCIM that are organized as limited partnerships, and receives any special allocation of income, loss, and incentive fees, if applicable, from funds advised by HCIM.

On October 1, 2013, the Companies entered into an asset purchase agreement with Scotland Acquisition, LLC d/b/a Hatteras Funds, LLC, a wholly-owned subsidiary of RCS Capital Corporation (“RCS”). In connection with this transaction, the Companies intend to assign all of its rights and obligations to Hatteras Funds, LLC upon closing of the transaction. The transaction is expected to close during the second quarter of 2014.

The Company has incurred certain legal and professional fees associated with the pending transaction with RCS. For the three months ended March 31, 2014, these expenses totaled $390,287, and are reflected in transaction costs on the combined statements of revenues and expenses.

Hatteras Funds

Notes to Combined Financial Statements (unaudited)

2. Summary of Significant Accounting Policies

Principals of Combination and Basis of Financial Statement Presentation

The combined financial statements have been prepared to show the combined financial condition of HIP, HIM, and HCIM, and represent the combination of separate financial statements, all prepared under accounting principles generally accepted in the United States of America (“U.S. GAAP”). However, certain information or footnote disclosures normally included in complete financial statements prepared in accordance with U.S. GAAP have been condensed, or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of the Company’s management, the unaudited statements include all normal and recurring adjustments necessary for the fair statement of the results for the interim periods presented. The results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year ending December 31, 2014.

The combined financial statements will be included in a registration statement on Form S-1 to be filed with the United States Securities and Exchange Commission (“SEC”). In accordance with Regulation S-X which governs SEC filings, the required financial statements of related businesses may be presented on a combined basis for any periods they are under common management, which pertains to the Hatteras Funds. As discussed in Note 1, the combined financial statements include the accounts of the Companies. Intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and in the accompanying notes. Actual results could differ from those estimates and those differences could be material.

Revenue Recognition

The majority of the Companies’ revenues are derived from management or servicing fees from the investment companies for which they serve as investment adviser. Management and servicing fees are recognized when earned and are calculated monthly or quarterly, as applicable, as a percentage of the aggregate net assets of the funds under management.

Incentive fees are recognized when earned and are calculated monthly. As General Partner to the Hatteras Master Fund, HIM receives an incentive fee that is equal to 10% of the excess of the new net profits of the partners of the Master Fund over the stated hurdle rate. The incentive fee is calculated and accrued monthly and payable annually. Amounts accrued monthly are subject to loss depending on the relative performance of the Master Fund between the accrual period and calendar year end. Amounts that are accrued as of each calendar year end are considered earned, and are not subject to forfeiture.

Cash

The Companies maintain cash deposits with various commercial banks. At times, these balances may exceed the amount insured by the Federal Deposit Insurance Corporation (the “FDIC”). All deposit accounts at an insured depository institution, including all noninterest-bearing transaction accounts, are insured by the FDIC up to the standard maximum deposit insurance amount of $250,000, for each deposit insurance ownership category.

Concentration of Credit Risk

Substantially all of the Companies’ revenues are generated from the Companies’ management of the various investment funds, and therefore, the Companies are economically dependent on the investment activities of these funds.

Accounts Receivable

Accounts receivable are recorded at their net realizable value. As of March 31, 2014 and December 31, 2013, all receivables were deemed collectible by management. The carrying values of accounts receivable approximates their fair value as of March 31, 2014 and December 31, 2013.

Hatteras Funds

Notes to Combined Financial Statements (unaudited)

2. Summary of Significant Accounting Policies  – (continued)

The Companies receive a majority of their revenues for services provided to the Core Alternatives Funds and the HAMF Trusts. As of March 31, 2014, the amount in accounts receivable related to the Core Alternatives Fund and the HAMF Trusts accounted for 40% and 54% of accounts receivable, respectively. As of December 31, 2013, the amount in accounts receivable related to the Core Alternatives Fund and the HAMF Trusts accounted for 70% and 27% of accounts receivable, respectively.

At March 31, 2014 and December 31, 2013, accounts receivable includes $1,165,959 and $5,839,510, respectively of incentive fees receivable from the Core Alternatives Fund.

Fund Expenses

In accordance with its Investment Advisory, Operating Services, and Shareholder Servicing agreements with the funds for which it serves as investment adviser, HAMF is responsible for the payment of all of the Funds’ normal operating expenses, as recorded within the combined statements of revenues and expenses.

Property and Equipment

All acquisitions of property and equipment over $1,000 are capitalized. Property and equipment are stated at historical cost less accumulated depreciation. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of 3 years for website development; 5 – 10 years for machinery and equipment; 7 – 10 years for furniture and fixtures; 5 years for vehicles; and 6 – 15 years for leasehold improvements. Depreciation expense totaled $41,318 and $55,850, for the three month periods ended March 31, 2014 and 2013, respectively.

Investments in Affiliate Funds

Investments in funds that are advised by an affiliate of the Companies are stated at fair value.

Marketing and Advertising

Marketing and advertising costs are expensed as incurred. Expenses incurred were $145,014 and $97,689, for the three month periods ended March 31, 2014 and 2013, respectively.

Fair Value of Financial Instruments

ASC 825, Financial Instruments, requires the Companies to disclose estimated fair values for financial instruments. The carrying amounts of accounts receivable, receivables from investments, accounts payable, and borrowings on short term credit facilities approximate fair value because of the short maturities of the instruments held. The carrying value of the Companies’ variable rate debt approximates fair value. Carrying and fair values for the Companies’ fixed rate debt or debt with minimum interest rates are as follows:

	March 31, 2013		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
Fixed rate debt	$1,501,627	$1,501,627	$1,847,576	$1,864,243

Income Tax

The Companies are organized as limited liability companies and have elected to be treated as pass-through entities for federal and state income tax purposes; therefore, income is included in the members’ individual income tax returns for federal and state income tax purposes. Accordingly, no provision for federal and state income taxes has been made in the accompanying combined financial statements.

Members

Profits and losses are allocated in accordance with the Companies’ respective operating agreements. Members are generally not individually liable for any debts, liabilities, contracts, or obligations of the Companies.

Hatteras Funds

Notes to Combined Financial Statements (unaudited)

3. Intangible Assets

On September 15, 2009, HCIM purchased 55% of the controlling interest in HAMF. Under the terms of the Securities Purchase Agreement (the “Agreement”), additional payments were required on the first and second anniversary dates of the Agreement, subject to certain asset levels being reached in Hatteras Alternative Mutual Funds Trust. Goodwill related to the purchase totaled $4,504,177 at March 31, 2014 and December 31, 2013.

Accounting Standards Codification 350, (“ASC 350”), Intangibles — Goodwill and Other, requires an intangible asset with an indefinite life to be tested and adjusted for impairment, rather than being amortized over a certain period. Management assesses goodwill annually for impairment. As of March 31, 2014 and December 31, 2013, management determined that goodwill was not impaired.

Also in conjunction with the purchase of HAMF, certain amounts were recorded as intangible assets related to the acquired investment management agreements, as well as for non-compete agreements related to minority shareholders who became employees of HAMF. The amount related to the investment management agreements recorded at the date of acquisition was $2,648,300, which were amortized over 4 years. For the three month period ended March 31, 2013, amortization of these contracts totaled $165,519. There was no amortization expense for the three month period ended March 31, 2014.

4. Related Party Transactions

Morgan Creek Capital Management (“MCCM”), a registered investment adviser located in Chapel Hill, North Carolina, owns a membership interest in HIP and provides investment services to the Core Alternatives Funds. For these services, MCCM receives a guaranteed payment from HIP, based on assets under management in the Core Alternatives Funds. For the three month periods ended March 31, 2014 and 2013, MCCM received $849,545 and $992,123, respectively, from HIP for these services, which is presented as management fee expense combined statements of revenues and expenses.

In addition, MCCM is entitled to a portion of any incentive fees earned by the Hatteras Master Fund. For the three month period ended March 31, 2014, HIM had accrued incentive fees of $874,082, of which $262,224 was payable to MCCM. The 2014 incentive fee is payable as of December 31, 2014, and is subject to loss depending on the performance of the Core Alternatives Funds for the year ended December 31, 2014. At December 31, 2013, HIM accrued incentive fees receivable of $5,837,510, of which $1,751,253 was payable to MCCM. The 2013 incentive fees were earned as of December 31, 2013 and were paid in February 2014.

HCD has entered into a fund servicing agreement with HCIP as the General Partner of Hatteras Late Stage VC Fund I, L.P. (the “LSVC Fund”), whereby HCD acts as the placement agent and provider of investor services to the LSVC Fund. As compensation for performing such services, HCD receives a quarterly investor services fee of one-quarter of 0.75% of the aggregate Commitment Amounts of the LSVC Fund less the cost basis of the LSVC Fund’s portfolio securities sold, distributed or written off by the LSVC Fund; each as determined as of each calendar quarter end and payable quarterly in arrears. HCIP is permitted to enter into side letter agreements with certain investors of the LSVC Fund that may entitle HCD to a different investor services fee. During the three month period ended March 31, 2014, HCIP had in effect one side letter agreement whereby the investor services fee is reduced to one-quarter of 0.60% with respect to an investor. For the three month periods ended March 31, 2014 and 2013, HCD earned total investor services fees of $77,877 and $105,016, respectively.

5. Investments in Affiliate Funds

As of March 31, 2014, the fair value of investments reflected on the combined statements of assets and liabilities consists of $588,326 of current assets and $120,851 of other assets, respectively. As of December 31, 2013, the fair value of investments reflected on the combined statements of assets and liabilities consisted of $788,888 of current assets and $122,784 and of other assets. The amounts invested in the

Hatteras Funds

Notes to Combined Financial Statements (unaudited)

5. Investments in Affiliate Funds  – (continued)

Companies’ Bonus Plans are included in current assets, as the plans are expected to be terminated and all proceeds paid out to the plans’ participants, at the closing of the transaction with RCS Capital Corporation.

HAMF and HCIM provide seed money for new product launches. Both companies generally redeem the seed money shortly after launch, and thus classify the investments in funds as a short-term asset on the combined statements of assets and liabilities. At March 31, 2014 and December 31, 2013, HAMF had one seed investment in an affiliated fund, totaling $10,463 included in investments in affiliate funds on the combined statements of assets and liabilities.

As General Partner to the LSVC Fund, HCIP earned a subordinated profits interest in 2010 in the amount of $213,938. This amount was earned in lieu of the management fee the General Partner waived during the first year of the LSVC Fund’s operations, and remains invested in the LSVC Fund. At March 31, 2014 and December 31, 2013, the net carrying value of this investment was $115,668 and $117,600, respectively. This amount is included in investments in affiliate funds on the combined statements of assets and liabilities.

Also included in investments in affiliate funds is HCIM’s investment in the Hatteras GPEP Fund, LP, totaling $5,184 at March 31, 2014 and December 31, 2013.

The HIP Bonus Plans pay participants based upon the returns of the Hatteras Core Alternatives Institutional Fund LP. In order to cover liabilities under the plans, HIP, in its own name, invests in the Hatteras Core Alternatives Institutional Fund LP. Included in investments in affiliate funds is a balance totaling $577,863 and $768,425 representing the deferred bonus investment at March 31, 2014 and December 31, 2013, respectively. These amounts have been classified as a current asset as of March 31, 2014 and December 31, 2013, as the plans are expected to be terminated, and all proceeds paid out to the plan’s participants, at the closing of the transaction with RCS Capital Corporation.

6. Fair Values of Investments

ASC 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC 820 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Companies. Unobservable inputs reflect the Companies’ assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets.

Level 2 — Valuations based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, inputs other than quoted prices that are observable, and inputs that are derived principally from or corroborated by observable market data.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Companies’ investments in affiliate funds have been classified as Levels 1 and 3.

There were no changes during the three months ended March 31, 2014 and 2013, to the Companies’ valuation techniques used to measure asset values on a recurring basis.

Hatteras Funds

Notes to Combined Financial Statements (unaudited)

6. Fair Values of Investments  – (continued)

The following table presents information about HIP and HCIM’s investments measured at fair value:

March 31, 2014	Level 1	Level 2	Level 3	Total
Investments in Affiliate Funds	$10,462	$—	$698,715	$709,177

December 31, 2013	Level 1	Level 2	Level 3	Total
Investments in Affiliate Funds	$106,617	$—	$805,055	$911,672

The following table includes a rollforward of the amounts for the three month period ended March 31, 2014 and the year ended December 31, 2013, for investments classified within level 3.

	2014	2013
Balance at beginning of period	$805,055	$640,928
Contributions	—	326,261
Withdrawals and distributions	(106,411)	(212,474)
Net realized and unrealized gain on Affiliate Funds	71	50,340
Balance at end of period	$698,715	$805,055

The Companies follow the practical expedient provision for valuation in Accounting Standards Codification 820 (“ASC 820”), Fair Value Measurement, which permits the measurement of fair value based on the net asset value of the investment, without further adjustment, unless it is probable that the investment will be sold at a value significantly less than the net asset value. In using net asset value as a practical expedient, certain attributes of the investment that may affect the fair value of the investment are not considered in measuring fair value. Attributes of those investments include the investment strategies of the investees and may also include, but are not limited to restrictions on the investor’s ability to redeem its investments at the measurement date. The Companies’ investments in affiliate funds are illiquid in nature and the redemption terms are restrictive.

Gains or losses on the Bonus Plan investments are not recognized in the combined statements of revenues and expenses, as all income, gain and losses achieved by these investments are credited to the delayed bonus account and paid out to participants.

7. Property and Equipment

Property and equipment consists of the following as of:

	March 31, 2014	December 31, 2013
Furniture and fixtures	$566,466	$566,466
Website development	410,683	410,683
Computer equipment	172,372	172,372
Leasehold improvements	121,445	121,445
Vehicles	—	111,662
Software	13,608	13,608
	1,284,574	1,396,236
Less: accumulated depreciation	(1,062,364)	(1,135,708)
	222,210	260,528
Equipment under capital lease, net of accumulated depreciation	21,855	24,855
Property and Equipment, net	$244,065	$285,383

Hatteras Funds

Notes to Combined Financial Statements (unaudited)

8. Letter of Credit

At March 31, 2014 and December 31, 2013, HIP had a letter of credit in the amount of $59,822 to comply with the provisions of a lease agreement for office space. The letter of credit is renewed annually and is expected to remain in place until the expiration of the lease in February 2016.

9. Borrowings on Short-term Credit Facilities

HIP has an unsecured line of credit with a financial institution due in August 2014. The maximum amount of the credit line is $3,000,000, less any amounts outstanding under the Letter of Credit (see Note 8). Interest is calculated at one month LIBOR plus 2.25% per annum with a minimum rate of 3.50%. The rate at March 31, 2014 and December 31, 2013 was 3.50%. The balance on the line of credit at March 31, 2014 and December 31, 2013 was $2,900,000 and $1,592,342, respectively. HAMF, HCIM, and the Managing Member of HIP guarantee the line of credit. The average amounts of debt outstanding on the line of credit for the three month period ended March 31, 2014 was approximately $1,878,000, and the average amount of debt outstanding on the line of credit for the year ended December 31, 2013 was approximately $1,802,000.

HIP has a second unsecured line of credit with a financial institution initially due in October 2012 and extended through September 2014. The maximum amount of the credit line is $2,500,000. Interest is calculated at one month LIBOR plus 2.00% per annum. The rate at March 31, 2014 was 2.15%, and the rate at December 31, 2013 was 2.17%. The balance on this line of credit at March 31, 2014 and December 31, 2013 was $392,004 and $218,652, respectively. HAMF, HCIM, and the Managing Member of HIP guarantee the line of credit. Average amounts of debt outstanding on the line of credit for the three month period ended March 31, 2014 was approximately $326,000. Average amounts of debt outstanding on the line of credit for the year ended December 31, 2013 was approximately $414,000.

Borrowings on short-term credit facilities also include a bank overdraft balance of $34,055 and $74,081 at March 31, 2014 and December 31, 2013, respectively.

10. Long Term Debt

Long-term debt consists of the following as of:

	March 31, 2014	December 31, 2013
HCIM note to a commercial bank, due April 2016, monthly payments of $60,259, plus interest at LIBOR plus 2.25% with a minimum rate of 3.50%. This note is collateralized by all inventory, chattel paper, accounts, equipment, and general intangibles owned or acquired. This note is personally guaranteed by the Managing Member and guaranteed by HIP.	$1,501,627	$1,687,307
HIP note to a commercial bank, due April 2015, monthly payments of $4,317, including interest at 6.5%. This note is personally guaranteed by the Managing Member.	—	160,269
Total long-term debt	1,501,627	1,847,576
Less: current maturities	(723,108)	(765,747)
Net Long-term Debt	$778,519	$1,081,829

Hatteras Funds

Notes to Combined Financial Statements (unaudited)

10. Long Term Debt  – (continued)

The future scheduled maturity of the long-term debt is as follows:

Years ended December 31,	Total
2014	$542,331
2015	723,108
2016	236,188
Total	$1,501,627

11. Bonus Plans

HIP adopted a bonus plan for certain non-managerial employees, effective January 1, 2007, and amended on January 1, 2008. The amount of each bonus to be granted to each participant is determined by the Managing Member. The sum of these bonuses shall not exceed a certain percentage of profits for the bonus year. A portion of these bonuses for the year is deferred and paid to the employee over the following four years together with any income, gains, and losses earned on the investment based on a predetermined vesting schedule. Any forfeited amounts are reallocated to plan participants for the bonus year.

HIP also adopted a deferred bonus plan for certain key employees, effective January 1, 2007. The amount of the bonus to be granted to a key employee is determined by the Managing Member. Each bonus awarded under the plan is evidenced by an award letter. A portion of these bonuses for the year is deferred and paid to the key employee over the following four years together with any income, gains, and losses earned on the investment. Any forfeited amounts resulting from termination from employment other than due to retirement, disability, or death, are reallocated to plan participants for the bonus year.

For the three month period ended March 31, 2014, bonus expense at HIP for the key employee Plan totaled approximately $114,000 and approximately $32,000 for the non-managerial plan. In addition, HIM accrued approximately $306,000 in bonus expense related to the incentive fee receivable from the Hatteras Master Fund at March 31, 2014. For the three month period ended March 31, 2013, bonus expense at HIP for the key employee plan totaled approximately $133,000 and approximately $37,000 for the non-managerial plan. In addition HIM accrued approximately $338,000 in bonus expense related to incentive fee receivable from the Hatteras Master Fund at March 31, 2013.

The liability under the HIP & HIM bonus plans totaled approximately $746,000 and $3,544,000 at March 31, 2014 and December 2013, respectively. This amount has been reclassified as a current liability and is included under accrued compensation and benefits, as the plans are expected to be terminated, and all proceeds paid out to the plans’ participants, at the Closing of the transaction with RCS Capital Corporation (see Note 1).

HAMF adopted a bonus plan for certain non-managerial employees and investment committee members, effective August 1, 2012. This bonus plan provides additional discretionary compensation based on HAMF’s and its funds’ performance over a particular period. Included in the bonus plan are a performance bonus pool, a profits bonus pool, and an incremental profits bonus pool.

Effective August 2012, a performance bonus pool, up to $200,000 is available to certain HAMF investment committee members if specified performance targets are exceeded and the average daily net assets of the HAMF Trust exceed $400,000,000. The amount of each bonus to be granted to each participant is determined by the Managing Member. A portion of this bonus for the year is deferred and paid over the following four years together with any income, gains and losses earned on the investment based on a predetermined vesting schedule. Any forfeited amounts are reallocated to plan participants for the bonus year.

Effective August 2012, a profits bonus pool is available to non-managerial employees and investment committee members of HAMF in an amount equal to $200,000 if daily net assets of the HAMF Trust exceed $400,000,000.

Hatteras Funds

Notes to Combined Financial Statements (unaudited)

11. Bonus Plans  – (continued)

Effective August 2012, an incremental profits bonus pool may also be awarded to non-managerial employees and investment committee members of HAMF if average daily net assets of the HAMF Trust exceed $400,000,000 and when net income for the year exceeds the previous calendar year. The incremental profits bonus pool is calculated as 10% of the Company’s net income, after deducting the aforementioned performance and profits bonuses, in excess of its net income for such preceding calendar year.

The profits bonus and incremental profits bonus are not subject to the delayed bonus terms and are allocated to participants based on the sole discretion of the Managing Member.

Total HAMF bonus plan expense was $100,000 for each of the three-month periods ended March 31, 2014 and 2013. The amounts deferred from prior years were paid out to the Plan’s participants in March 2014. The total liability under the HAMF plan was $100,000 and $486,154 at March 31, 2014 and December 31, 2013, respectively. This amount has been classified as a current liability and is included under accrued compensation and benefits, as the plans are expected to be terminated, and all proceeds paid out to the plan’s participants, at the Closing of the transaction with RCS Capital Corporation (see Note 1).

Combined bonus plan expenses for the Companies for the three month periods ended March 31, 2014 and 2013 totaled approximately $552,000 and $608,000, respectively.

12. Lease Obligations

HIP has obligations under capital leases for IT equipment expiring in various years through 2016. The assets and liabilities under the capital leases are recorded at the present value of the minimum lease payments. Amortization of the assets under the capital leases is included in depreciation expense.

Future minimum lease payments under the capital leases at December 31, 2013 are as follows:

2014	$9,776
2015	7,689
2016	3,325
Total minimum obligations	20,790
Less: interest	(589)
Present value of minimum obligations	20,201
Less: current portion	(11,349)
Long-term Obligations	$8,852

HIP is obligated under various operating lease agreements for equipment and office space that expire at various dates through 2016. Rental expense under these agreements totaled approximately $139,000 and $136,000, for the three month periods ended March 31, 2014 and 2013, respectively.

Minimum future rental payments under the non-cancelable operating leases are as follows:

Year ending December 31,
2014	$420,543
2015	201,629
2016	52,075
Total	$674,247

Hatteras Funds

Notes to Combined Financial Statements (unaudited)

13. 401(k) and Profit Sharing Plan

The Companies have a defined contribution profit-sharing plan sponsored by HIP which covers substantially all of its employees. The plan includes a 401(k) plan provision which provides employees with the option of deferring a portion of their income. Any matching contributions and profit-sharing contributions to the plan are made at the discretion of the Managing Member.

The Companies contributed approximately $99,600 and $69,900 in matching contributions to the profit-sharing plan for the three-month periods ended March 31, 2014 and 2013, respectively.

14. Income Taxes

In accordance with ASC 740, Income Taxes, the Companies reflect in the combined financial statements the benefit of positions taken in a previously filed tax return or expected to be taken in a future tax return only when it is considered ‘more-likely-than-not’ that the position taken will be sustained by a taxing authority. The Companies evaluate uncertain tax positions using provisions of ASC 450, Contingencies. Accordingly, a loss contingency is recognized when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

In accordance with ASC 740, the Companies have analyzed the Companies’ inventory of tax positions taken with respect to all applicable income tax issues for all open tax years (in each respective jurisdiction), and has concluded that no provision for income tax is required in the combined financial statements.

The Companies recognize interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the combined statements of revenues and expenses. During the year, the Companies did not accrue any interest or penalties.

15. Net Capital Requirements

Pursuant to the net capital provisions of rule 15c3-1 of the Securities Exchange Act of 1934, HCD is required to maintain minimum net capital, as defined, as the greater of $5,000 or 6 2/3% of aggregate indebtedness. At March 31, 2014, HCD had net capital of $297,335, which is $274,387 in excess of its required net capital of $22,948. HCD’s percentage of aggregate indebtedness to net capital is 115.8% at March 31, 2014 At December 31, 2013, HCD had net capital of $564,604 which is $552,746 in excess of its required net capital of $11,858 for the year ended December 31, 2013. HCD’s percentage of aggregate indebtedness to net capital is 31.5% at December 31, 2013.

16. Indemnification

In the normal course of business, the Companies enter into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Companies’ maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Companies that have not yet occurred. The Companies expect the risk of any future obligations under these indemnifications to be remote.

17. Litigation

On January 13, 2014, certain minority shareholders in HAMF and a corporate entity with which they are affiliated filed a complaint in the North Carolina Superior Court against the Companies and their Managing Members. The plaintiffs contest certain intercompany agreements and claim certain of the defendants (a) breached the HAMF inter-company expense sharing agreement and the HAMF operating agreement, including by entering into an asset purchase agreement that includes the sale of HAMF’s assets without plaintiffs’ consent, (b) breached their fiduciary duties and claimed implied covenants, and (c) placed unreasonable restrictions on plaintiffs’ access to certain information, namely valuation reports.

Hatteras Funds

Notes to Combined Financial Statements (unaudited)

17. Litigation  – (continued)

As the aforementioned intercompany agreements are eliminated in consolidation, the claims relating to expense allocation among Hatteras entities should not have an effect on the firm’s consolidated net income. The Companies have not accrued for any loss contingencies associated with this claim as a loss has not been determined to be probable or reasonably estimable.

On January 28, 2014, the Companies answered the Complaint and filed Counterclaims against the minority shareholders, alleging that they breached the HAMF Operating Agreement, breached their fiduciary duties and committed a tort by using HAMF confidential information to set up a competing fund and that they breached the HAMF Operating Agreement and interfered with the purchase agreement providing for the sale of the Companies by attempting to derail the sale. In addition, the Companies filed a motion for prompt hearing, requesting that the Court promptly address the minority shareholders’ claim that the Companies are prohibited from completing the sale.

The Court held a hearing on Plaintiffs’ motion for preliminary injunction and declaratory relief on February 27, 2014. The parties have since stipulated that the plaintiffs will forego their claims for injunctive relief and will not attempt to have the sale unwound following closing, and the court entered an order approving this stipulation. The court also agreed to bifurcate the issues in the trial with claims related to Hatteras’s right to enter into the purchase agreement proceeding first. On May 1, 2014, the court entered an order scheduling trial for May 20, 2014 on the issue of whether the managing member of HAMF had the authority to enter into the Hatteras acquisition without plaintiffs’ consent. Hatteras filed a motion for judgment on pleadings on April 17, 2014 arguing that the issues related to Hatteras’s authority should be resolved by the court based solely on the language of HAMF’s organizational documents and therefore a trial on this issue is unnecessary.

18. Subsequent Events

Management has evaluated subsequent events for recognition or disclosure through May 22, 2014, which was the date the financial statements were available to be issued, and determined there were no other subsequent events that required disclosure.

SUMMIT FINANCIAL SERVICES GROUP, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2013 and 2012

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Summit Financial Services Group, Inc. and Subsidiaries
Boca Raton, Florida

We have audited the accompanying consolidated statements of financial condition of Summit Financial Services Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Financial Services Group, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Lovelace, P.A.
Certified Public Accountants

Orlando, Florida
March 17, 2014

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition
December 31, 2013 and 2012

	2013	2012
ASSETS
Cash and cash equivalents	$12,086,794	$7,966,800
Deposits held at clearing brokers	128,867	128,823
Commissions receivable and other, net	1,542,846	2,142,327
Notes receivable, net	694,330	438,383
Other receivables, net	230,330	317,752
Securities owned, at fair value	3,379	9,695
Prepaid expenses and other assets	1,536,533	840,255
Property and equipment, net	401,705	411,863
Goodwill	500,714	500,714
Total assets	$17,125,498	$12,756,612
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$2,691,539	$1,821,704
Accrued commissions expense	2,343,279	2,869,656
Total liabilities	5,034,818	4,691,360
Commitments and contingencies
Stockholders’ equity
Preferred stock, undesignated; par value $0.0001 per share; authorized 4,850,000 shares; none issued and outstanding	—	—
Preferred stock, Series A, 12% cumulative convertible; par value $0.0001 per share; authorized 150,000 shares; -0- issued and outstanding at December 31, 2013; 125,000 issued and outstanding (liquidation preference $125,000) at December 31, 2012	—	13
Common stock, par value $0.0001 per share; authorized 100,000,000 shares; 21,984,076 issued and 21,969,164 outstanding at December 31, 2013; 20,290,567 issued and 20,275,655 outstanding at December 31, 2012	2,200	2,028
Additional paid-in capital	9,592,514	8,499,138
Unearned stock-based compensation	(1,264,820)	(1,666,572)
Treasury stock, 14,912 shares, at cost	(10,884)	(10,884)
Retained earnings	3,771,670	1,241,529
Total stockholders’ equity	12,090,680	8,065,252
Total liabilities and stockholders’ equity	$17,125,498	$12,756,612

The accompanying notes are an integral part of the consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income
For the Years Ended December 31, 2013 and 2012

	2013	2012
Revenues
Commissions	$81,837,841	$68,208,147
Interest and dividends	819,911	998,490
Other revenue	4,961,121	4,029,863
	87,618,873	73,236,500
Expenses
Commissions and related costs	69,237,380	58,136,808
Employee compensation and benefits	7,515,074	6,504,601
Occupancy and equipment	791,195	778,271
Communications	456,051	457,476
Depreciation and amortization	199,894	202,714
Other operating expenses	5,222,714	3,828,615
	83,422,308	69,908,485
Income before provision for income taxes	4,196,565	3,328,015
Provision for income taxes	1,648,000	1,736,000
Net income	$2,548,565	$1,592,015
Basic income per common share	$0.12	$0.06
Diluted income per common share	$0.10	$0.05
Weighted average common shares outstanding:
Basic	20,384,803	26,484,699
Diluted	25,391,683	31,490,344

The accompanying notes are an integral part of the consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity
For The Years Ended December 31, 2013 and 2012

	Preferred Stock		Common Stock		Additional Paid-In Capital	Unearned Stock-Based Compensation	Treasury Stock	Retained Earnings (Accumulated Deficit)	Total Stockholders' Equity
	Number of Shares Outstanding	Par Value	Number of Shares Outstanding	Par Value
Balances, December 31, 2011	125,000	$13	26,534,059	$2,656	$13,122,572	$(1,942,657)	$(10,884)	$(335,486)	$10,836,214
Preferred stock dividend	—	—	—	—	—	—	—	(15,000)	(15,000)
Issuance of options	—	—	—	—	593,875	(593,875)	—	—	—
Stock-based compensation (net)	—	—	—	—	(137,156)	869,960	—	—	732,804
Repurchase of common stock	—	—	(6,551,532)	(655)	(5,150,636)	—	—	—	(5,151,291)
Exercise of options	—	—	293,128	27	162,019	—	—	—	162,046
Costs related to equity transactions	—	—	—	—	(91,536)	—	—	—	(91,536)
Net income	—	—	—	—	—	—	—	1,592,015	1,592,015
Balances, December 31, 2012	125,000	13	20,275,655	2,028	8,499,138	(1,666,572)	(10,884)	1,241,529	8,065,252
Preferred stock dividend	—	—	—	—	—	—	—	(18,424)	(18,424)
Issuance of options	—	—	—	—	343,519	(343,519)	—	—	—
Stock-based compensation (net)	—	—	—	—	459,396	745,271	—	—	1,204,667
Redemption of preferred stock	(125,000)	(13)	—	—	(124,987)	—	—	—	(125,000)
Exercise of options	—	—	1,693,509	172	415,448	—	—	—	415,620
Net income	—	—	—	—	—	—	—	2,548,565	2,548,565
Balances December 31, 2013	—	$—	21,969,164	$2,200	$9,592,514	$(1,264,820)	$(10,884)	$3,771,670	$12,090,680

The accompanying notes are an integral part of the consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net income	$2,548,565	$1,592,015
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	199,894	202,714
Stock-based compensation	702,740	732,804
Amortization of advisor notes	189,960	196,124
Excess tax benefit related to share-based compensation	475,000	—
Changes in:
Deposits held at clearing brokers	(44)	(44)
Commissions receivable and other, net	599,481	(277,210)
Notes receivable, net	(418,980)	(245,662)
Other receivables, net	87,422	127,925
Prepaid expenses and other current assets	(696,278)	(48,854)
Securities owned, at fair value	6,316	(1,108)
Accounts payable and accrued expenses	869,835	(328,934)
Accrued commissions expense	(526,377)	393,897
Net cash provided by operating activities	4,037,534	2,343,667
Cash flows from investing activities
Purchase of property and equipment	(189,736)	(67,755)
Cash flows from financing activities
Dividends paid – preferred stock	(18,424)	(15,000)
Repurchase of common stock	—	(5,151,291)
Redemption of preferred stock	(125,000)
Proceeds from exercise of stock options	415,620	162,046
Costs related to equity transactions	—	(91,536)
Net cash provided by (used in) financing activities	272,196	(5,095,781)
Net increase (decrease) in cash and cash equivalents	4,119,994	(2,819,869)
Cash and cash equivalents at beginning of year	7,966,800	10,786,669
Cash and cash equivalents at end of year	$12,086,794	$7,966,800

The accompanying notes are an integral part of the consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS — Summit Financial Services Group, Inc. (“SFSG” or the “Company”) is a holding company whose principal operating subsidiary is Summit Brokerage Services, Inc. (“SBS”). Through its network of approximately 230 independent branch offices, as well as its one Company-owned office, SBS provides a wide range of financial products and services to clients across the country. SBS is registered as a broker-dealer with the Securities and Exchange Commission, and is a member of the Financial Industry Regulatory Authority (“FINRA”), the Securities Investor Protection Corporation, the Municipal Securities Rulemaking Board and the National Futures Association.

SIGNIFICANT TRANSACTIONS — On November 16, 2013, SFSG entered into an agreement and plan of merger (the “Merger Agreement”) with RCS Capital Corporation (“RCS”) and Dolphin Acquisition, LLC (“Merger Sub”), a newly formed, wholly-owned subsidiary of RCS. The Merger Agreement was amended on March 17, 2014. Under the Merger Agreement, as amended, Merger Sub will merge with and into SFSG (the “Merger”), with the Company surviving the merger as a subsidiary of RCS. RCS expects that SFSG, once the Merger is consummated, will operate independently of RCS’s wholesale broker-dealer subsidiary, Realty Capital Securities, LLC, and function as a separate business unit alongside RCS’s existing operating subsidiaries.

As a result of the amendment, the Company estimates that its shareholders will receive (in both cash and shares of RCS Class A common stock) approximately $1.50 (including cash contributed by us), at the time of closing. Our shareholders are also entitled to their pro rata portion of a tax refund expected to be paid on or before June 30, 2015, currently estimated at $0.06 per share of Summit common stock. As a result, the Company estimates that the total consideration payable in connection with the merger to be $1.56 per share. The total consideration payable by RCS in the merger (in the form of cash and shares of RCS Class A common stock) is still estimated to be approximately $49 million.

CONSOLIDATION POLICY — The accompanying consolidated financial statements include the accounts of SFSG and its subsidiaries (collectively, the “Company”). SFSG’s primary subsidiary is SBS and its wholly owned subsidiaries Summit Financial Group, Inc. (a registered investment advisor), SBS Insurance Agency of Florida, Inc. (an insurance business) and its wholly owned subsidiaries, and Summit Holding Group, Inc. (a holding company). All significant intercompany transactions and balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS — The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

DEPOSITS HELD AT CLEARING BROKERS — The Company has interest-bearing deposits with its clearing brokers. The clearing brokers require deposits of all introducing brokers for whom they transact business.

COMMISSIONS RECEIVABLE AND OTHER, NET — The Company does not provide an allowance for commissions and other amounts due from its clearing brokers since, in the opinion of management, such amounts are fully collectible. For commissions due from parties other than the clearing brokers, the Company reduces the gross receivable based on the length of time it has been outstanding and other relevant factors. As of December 31, 2013 and 2012, the allowance amount was not significant. Also included within Commissions receivable and other, net are certain reimbursable amounts due from the Company’s financial advisors, which approximated $359,000 and $336,000 at December 31, 2013 and 2012, respectively.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

NOTES RECEIVABLE, NET — Notes receivable, net are comprised of amounts due from the Company’s financial advisors in the form of both non-forgivable and forgivable loans. Non-forgivable loans are typically repaid by the financial advisor from the amounts they would otherwise be due as a result of their gross production, while the forgivable loans are amortized, typically over a period of four years. Any amortized amounts are included in commissions and related costs in the Consolidated Statements of Income. The Company’s policy is to establish an allowance against the net amount of the notes. Furthermore, management periodically reviews the loans to determine whether additional allowances should be recorded or whether any amounts should be written off. As of December 31, 2013 and 2012, the Company had established allowances totaling approximately $195,000 and $86,000, respectively. In the event a financial advisor’s affiliation terminates prior to either the repayment of the loan or its complete amortization, the financial advisor is required to repay such balance to the Company.

OTHER RECEIVABLES, NET — Other receivables, net consist primarily of amounts due from employees and financial advisors of approximately $112,000 and $128,000 and miscellaneous receivables of approximately $119,000 and $190,000 at December 31, 2013 and 2012, respectively.

SECURITIES OWNED, AT FAIR VALUE — Securities owned are classified as trading securities and are thus marked to market and stated at estimated fair value, as determined by management, using the quoted closing or latest bid prices. The resulting differences between cost and estimated fair value are included in the Consolidated Statements of Income. Substantially all securities owned at December 31, 2013 and 2012, are categorized as Level 1 investments within the fair value hierarchy.

PROPERTY AND EQUIPMENT, NET — Property and equipment is recorded at cost. Depreciation, for financial reporting purposes, is primarily based on the straight-line method over the estimated useful lives of the related assets, generally 3 to 7 years. Leasehold improvements are amortized over the estimated remaining term of the related leases, or the useful life of the improvement, if shorter.

COMMISSION REVENUE AND EXPENSE — Commission revenue and the corresponding expense are recorded on a trade-date basis. The Company receives commissions and fee income on securities transactions sold by its financial advisors. The Company receives the gross amount of commissions due from the transactions and remits a percentage of that amount to the financial advisors based on a formal commission payout schedule maintained with each financial advisor and/or branch office. The following table reflects the various sources of commission revenue for the years ended December 31, 2013 and 2012:

	2013	2012
Insurance related products	$25,161,609	$24,666,110
Investment advisory fees	16,719,711	14,101,056
Other commission revenue	16,333,736	9,677,633
Mutual funds	11,969,612	10,059,597
Equities	11,653,173	9,703,751
Total	$81,837,841	$68,208,147

ADMINISTRATION AND SERVICE FEES — Administration and service fees are recorded as services are provided or underlying transactions are executed.

INCOME TAXES — Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist primarily of the current tax provision plus deferred taxes.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax may also be recognized for operating losses and tax credits that are available to offset future taxable income (see Note 10).

STOCK OPTIONS — The Company accounts for stock-based compensation using the fair market value method. Most often, options are granted for the provision of future services, such as continued employment or, in the case of independent financial advisors, their affiliation with the Company. Consequently, the options typically provide for vesting over a period of years, with a certain percentage of the options vesting each year upon the anniversary date of the grant if the grantee is then still affiliated with the Company. In certain instances, unearned stock compensation is recorded for options issued to either employees or non-employees for services to be rendered in the future. Any unearned stock compensation is generally amortized over the period the underlying options are earned, which is typically the vesting period. The fair value of each option grant is estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. The amortization of earned stock expense related to issuances to employees is included in the Consolidated Statements of Income under the caption “Employee Compensation and Benefits”, while the amortization of earned stock expense related to issuances to non-employees is included under the caption “Other Operating Expenses” (see Note 8).

INCOME PER SHARE — Basic income per share for the years ended December 31, 2013 and 2012, has been computed by dividing net income (less preferred dividends of $18,424 in 2013 and $15,000 in 2012) by the weighted average number of common shares outstanding. For the years ended December 31, 2013 and 2012, the following table reflects the effect of dilutive options and warrants and convertible preferred stock on basic and diluted earnings per share (“EPS”).

	2013			2012
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Net income	$2,548,565			$1,592,015
Less: preferred stock dividends	(18,424)			(15,000)
Income available to common shareholders	2,530,141	20,384,803	$0.12	1,577,015	26,484,699	$0.06
Effect of dilutive securities	—	5,006,880		—	5,005,645
Diluted EPS
Income available to common shareholders plus assumed conversions	$2,530,141	25,391,683	$0.10	$1,577,015	31,490,344	$0.05

The number of potentially anti-dilutive securities (options, warrants, convertible preferred stock) that were excluded from the fully diluted calculation for the years ended December 31, 2013 and 2012 totaled 6,500,177 and 9,195,798, respectively.

ESTIMATES — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

period. Significant estimates by management include the determination of the amounts to accrue with respect to certain litigation, the ultimate outcome of which is not determinable until such litigation has been settled, the valuation of intangible assets, the allowances for notes receivable from financial advisors, and stock-based compensation. Actual results could differ from those estimates.

RECLASSIFICATIONS — Certain amounts from the prior year have been reclassified to conform to the current-year presentation. These reclassifications had no impact on the reported net income for 2012.

NOTE 2 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2013 and 2012 (see Note 9):

	2013	2012
Computer systems and software	$437,890	$407,917
Equipment and furniture	358,096	340,352
Leasehold improvements	186,486	167,558
Total	982,472	915,827
Less: accumulated depreciation and amortization	(580,767)	(503,964)
Total property and equipment, net	$401,705	$411,863

NOTE 3 — GOODWILL

Goodwill, resulting from the 2003 acquisition of a branch office, is reviewed for impairment at least annually, with the Company recording adjustments, if any, that are deemed appropriate. No such impairment expense was recorded in 2013 or 2012.

NOTE 4 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at December 31, 2013 and 2012:

	2013	2012
Accounts payable	$623,314	$242,365
Accrued expenses and other accrued liabilities	1,433,346	1,419,309
Accrued wages and other	634,879	160,030
	$2,691,539	$1,821,704

NOTE 5 — COMMON STOCK

In December 2006, the Company established the 2006 Incentive Compensation Plan (“the 2006 Plan”) as the successor to the 2000 Incentive Compensation Plan (the “2000 Plan”) established in July 2000 (collectively, “the Plans”). The terms of the Plans provide for grants of stock options (incentive and non-statutory), stock appreciation rights, and restricted stock to employees and consultants of the Company capable of contributing to the Company’s performance (see Note 8).

During 2013, the Company did not repurchase any shares of its common stock. During 2012, the Company repurchased and retired approximately 6.55 million shares of its common stock for aggregate consideration of approximately $5.15 million.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 6 — PREFERRED STOCK

On March 27, 2002, the Company amended its Articles of Incorporation to designate 150,000 shares as Series A Convertible Preferred Stock from its 5,000,000 authorized shares of undesignated preferred stock, par value $0.0001 per share. During the year ended December 31, 2001, the Company issued 125,000 shares of 12%, cumulative Series A Convertible Preferred Stock (the “Series A Preferred Stock”) for $125,000. On October 30, 2013, the Company redeemed all outstanding Series A Preferred Stock for total consideration of $125,000, plus any unpaid dividends, in accordance with the terms of the Series A Preferred Stock.

All shares of Series A Preferred Stock were non-voting. The holders of Series A Preferred Stock were entitled to receive, out of funds legally available for that purpose, cash dividends at the rate of $0.12 per annum, subject to voluntary conversion. Such dividends were to be accrued and cumulative from the issue date. Dividends were payable in arrears, when and as declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year; provided, however, the first dividend payment date shall not occur before the last calendar day of the first full fiscal quarter following the issue date.

NOTE 7 — OTHER REVENUE AND OTHER OPERATING EXPENSES

Other Revenue and Other Operating Expenses are summarized as follows:

	2013	2012
Other Revenue
Administration and service	$3,293,397	$2,663,753
Fixed income trading	705,506	549,011
Other	962,218	817,099
	$4,961,121	$4,029,863
Other Operating Expenses
Advisor acquisition and retention	$1,874,720	$1,644,857
Professional fees	1,403,197	580,756
Insurance	709,635	659,201
Other	1,235,162	943,801
	$5,222,714	$3,828,615

NOTE 8 — STOCK OPTIONS AND WARRANTS

The Company accounts for all option issuances (including those issued by the Company to both employees and non-employees of SBS) using the fair market value method. In connection therewith, the Company records, upon the issuance of each option, unearned stock-based compensation in an amount equal to the number of shares covered by the option multiplied by the estimated fair value per option. The amount recorded as unearned stock-based compensation is then amortized over the vesting period of the option. Consequently, the total expense recognized in the current period represents the amortized portion, if any, of the fair value of all outstanding options.

On December 13, 2006, the Company’s shareholders approved the 2006 Incentive Compensation Plan (the “2006 Plan”), as the successor to the 2000 Incentive Compensation Plan. The terms of the 2006 Plan provide for grants of stock options (incentive and non-statutory), stock appreciation rights (“SARs”), and restricted stock to eligible persons capable of contributing to the Company’s performance. The total number of shares of common stock that may be subject to the granting of awards under the 2006 Plan at any time during the term of the 2006 Plan was increased from 22,000,000 to 27,000,000 during 2012. As of December 31, 2013, approximately 5.2 million shares were available for issuance under the 2006 Plan.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 8 — STOCK OPTIONS AND WARRANTS  – (continued)

The following table summarizes information about stock option activity during 2012 and 2013:

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2011	17,918,639		$0.58
Granted	1,581,253		$0.84
Granted upon cancellation of previously issued options	1,926,808		$0.80
Cancelled (as part of options that were cancelled and replaced)	(1,926,808)		$0.65
Forfeited or expired	(1,045,978)		$0.69
Exercised	(319,794)		$0.56
– Net Activity for 2012	215,481	$
Outstanding at December 31, 2012	18,134,120		$0.61
Granted	1,211,333		$0.85
Granted upon cancellation of previously issued options	600,000		$0.85
Cancelled (as part of options that were cancelled and replaced)	(600,000)		$0.45
Forfeited or expired	(336,909)		$0.63
Exercised for cash	(957,915)		$0.43
Cashless exercise	(1,059,198)		$0.38
– Net Activity for 2013	(1,142,689)	$
Outstanding at December 31, 2013	16,991,431		$0.67

The following schedule reflects the number of shares covered by, and the fair market value of, stock option and warrant activity during 2013 and 2012 related to both employees and non-employees.

	2013	2012
Shares
Option grants – employees	1,206,333	1,211,656
Option grants – non-employees	5,000	369,597
Warrant grants – non-employees	—	—
Grants of replacement options – employees	600,000	957,783
Grants of replacement options – non-employees	—	969,025
Forfeited, expired or exercised – employees	(1,819,579)	(629,387)
Forfeited, expired or exercised – non-employees	(534,443)	(736,385)
Cancelled options – employees	(600,000)	(957,783)
Cancelled options – non-employees	—	(969,025)
	(1,142,689)	215,481
Fair Market Value
Options issued – employees	$339,817	$411,728
Options issued – non-employees	3,702	182,147
	$343,519	$593,875
Earned Stock Expense
Earned stock expense, net – employees	$551,193	$584,052
Earned stock expense, net – non-employees	151,547	148,752
	$702,740	$732,804

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 8 — STOCK OPTIONS AND WARRANTS  – (continued)

During 2013, options to acquire 2,017,113 shares of common stock with a weighted average exercise price of $0.40 were exercised, resulting in the issuance of 1,693,509 shares. The difference between the number of shares underlying the options exercised and the number of common stock shares actually issued resulted from the grantees of certain of the exercised options electing to exercise such options on a cashless basis. The calculation for determining the number of shares to be issued on a cashless basis was as follows: (i) the aggregate intrinsic value was calculated, which was equal to the difference between (a) the fair market value of the Company’s common stock at the time of exercise less (b) the exercise price of the options being exercised, which difference was then multiplied by the total number of options being exercised; and (ii) the aggregate intrinsic value was then divided by the fair market value of the Company’s common stock at the time of the exercise to determine the number of common stock shares to be issued. The net proceeds to the Company resulting from the exercise for cash of options during 2013 were $415,620. The aggregate exercise price associated with options that were exercised on a cashless basis was $399,944. No proceeds were received by the Company from such cashless exercise. The approximate weighted average intrinsic value per share — that is, the difference between the market price of the common stock at the time of exercise and the exercise price — was $0.78

During 2012, the Company completed a tender offer wherein options entitling the holders thereof to acquire approximately 1.7 million shares of common stock with a weighted average exercise price of $0.66 were cancelled and replaced with options for a like number of shares having a weighted average exercise price of $0.80. During 2012, options to acquire 319,794 shares of common stock with a weighted average exercise price of $0.56 were exercised, resulting in proceeds of approximately $162,000. The approximate weighted average intrinsic value per share — that is, the difference between the market price of the common stock at the time of exercise and the exercise price — was $0.20.

As of December 31, 2013, the Company had the following common stock equivalents (“CSEs”) outstanding and exercisable:

	Outstanding			Exercisable
	Number	Weighted Average Exercise/ Conversion Price	Weighted Average Remaining Contractual Term	Number	Weighted Averages Exercise/ Conversion Price	Weighted Average Remaining Contractual Term
Options	16,991,431	$0.67	3.9	12,446,090	$0.61	3.7
Warrants	559,000	$0.53	1.1	559,000	$0.53	1.1
Deferred Stock Units	2,800,000	$—	6.0	1,200,000	$—	6.0
Total CSEs	20,350,431	$0.57	4.1	14,205,090	$0.55	3.8

As of December 31, 2013 and 2012, there was approximately $1.26 million and $1.67 million, respectively, of total unrecognized stock-based compensation cost, which cost is expected to be recognized over a weighted average period of 2.5 years and 2.2 years, respectively.

The weighted average fair value of options granted during 2013 and 2012 was $0.19 and $0.17 per option, respectively.

As of December 31, 2013, the aggregate intrinsic value of vested and exercisable options was approximately $7.9 million, based on approximately 12.4 million vested options outstanding, a weighted average exercise price of $0.61 and a year-end closing price for the Company’s common stock of $1.24 per share.

During 2003, the Company issued warrants entitling the holders thereof to acquire up to 1,478,000 shares of common stock at a price of $.30 per share. These warrants were exercisable for a period of five years and had expiration dates ranging from March 18, 2008 to April 11, 2008. During 2006, the Company agreed to

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 8 — STOCK OPTIONS AND WARRANTS  – (continued)

extend the term of warrants covering 838,000 shares of common stock by two years, with expiration dates ranging from March 18, 2011 to April 11, 2011. During 2009, holders of warrants underlying 509,000 shares of common stock cancelled and replaced their warrants in exchange for new warrants with an exercise price of $.50 per share, immediate vesting and a five-year term. During 2011, a holder of warrants underlying 200,000 shares of common stock exercised such warrant, resulting in proceeds of $60,000 to the Company. The intrinsic value per share was $0.21. No warrants were issued or exercised during 2013. During 2012, the Company issued a warrant entitling the holder thereof to acquire up to 50,000 shares of the Company’s common stock at an exercise price of $0.85. As of December 31, 2013 and 2012, there were outstanding warrants allowing the holders thereof to purchase 559,000 shares of common stock. The exercise prices for outstanding, as well as currently exercisable, warrants range from $0.50 to $0.85.

As a result of the exercise of options during 2013, the Company recognized a tax benefit of approximately $440,000, which represents the total intrinsic value of all option exercises of approximately $1,581,000 multiplied by the Company’s effective tax rate of approximately 28%. During 2012, the Company recognized a tax benefit of approximately $30,000, which represents the total intrinsic value of all option exercises of approximately $60,000 multiplied by the Company’s effective tax rate of approximately 50% (see Note 10).

For purposes of valuing options and warrants, the Company uses the Black-Scholes option pricing model. For the years ended December 31, 2013 and 2012, the following assumptions have been utilized:

	2013	2012
Expected life (in years)	5 – 7	5 – 7
Risk-free interest rate	0.80% – 2.0%	0.10% – 1.41%
Volatility	40.6%	40.6% – 55.7%
Dividend yield	0.0%	0.0%

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Operating Leases

In December 2009, we entered into two separate lease agreements for office space in Boca Raton, Florida. The first lease (“Lease Agreement”) is for 13,554 square feet of office space to house the corporate headquarters for the Company’s operations and expires August 31, 2017, with the Company having the option to extend the Lease Agreement for two five-year renewal terms. Initial base rent is approximately $23,719 per month, subject to certain fixed increases over the course of the term, as set forth in the Lease Agreement. The second lease (“Second Lease Agreement”) is for 4,264 square feet of office space to house certain financial advisors and expires August 31, 2017, with the Company having the option to extend the Second Lease Agreement for two five-year renewal terms. Initial base rent was $7,462 per month through February 2013 when the lease was amended, and the base rent amount increased to $7,917 per month, subject to certain fixed increases over the course of the term.

Total rent expense, including month-to-month leases for the years ended December 31, 2013 and 2012, was approximately $774,000 and $762,000, respectively.

SBS also leases certain equipment under operating leases, which provide for minimum monthly payments of approximately $4,000 through December 2015.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 9 — COMMITMENTS AND CONTINGENCIES  – (continued)

The approximate minimum annual, non-cancelable rent payments due under all Company operating leases (based only on the base rent, without regard to the Company’s share of common areas and other expenses) are as follows:

Year	Amount
2014	$413,000
2015	425,000
2016	438,000
2017	298,000
$1,574,000

Legal Proceedings

The Company is a party to legal proceedings relating to various claims and lawsuits arising in the normal course of business. Management has provided an accrual for estimated probable losses that could result from these matters. Management believes that the range of potential net losses resulting from these proceedings in excess of the accrued amount, if any, will not be material to the Company’s financial position or results of operations.

SBS is a registered broker-dealer and as such is subject to the continual scrutiny of those who regulate its industry, including FINRA, the United States Securities and Exchange Commission, and the various securities commissions of the states and jurisdictions in which it operates. As part of the regulatory process, SBS is subject to routine examinations, the purpose of which is to determine SBS’s compliance with rules and regulations promulgated by the examining regulatory authority. It is not uncommon for the regulators to assert, upon completion of an examination, that SBS has violated certain of these rules and regulations. Where possible, SBS endeavors to correct such asserted violations as soon as possible. In certain circumstances, and depending on the nature and extent of the violations, SBS may be subject to disciplinary action, including fines.

In November and December 2013, the Company and its directors were named as defendants in class action lawsuits alleging that the directors had breached their fiduciary duty arising from the proposed Merger transaction with RCS, and that RCS and Merger Sub aided and abetted the directors’ breach of their fiduciary duty. The cases were consolidated and the plaintiffs have not yet specified an amount of damages. We believe that the consolidated lawsuit is without merit and intend to vigorously defend ourselves, although no assurance can be given as to the ultimate outcome of the lawsuit.

Retirement Plan

The Company has a retirement plan, which management believes qualifies as a deferred compensation plan (the “Plan”), under Section 401(k) of the Internal Revenue Code. All employees who are at least 21 years old are eligible to participate in the Plan on the first day of the month following their six-month anniversary of service. During the years ended December 31, 2013 and 2012, the Company matched 100% of the eligible participant’s contribution up to 3% of the participant’s qualifying wages and then 50% of the next 2% of participant’s contribution. Company matching contributions charged to employee compensation and benefits for the years ended December 31, 2013 and 2012, approximated $163,000 and $144,000, respectively.

Natural Disasters

The Company’s operations are located in an area that has been, and will potentially be, affected by tropical storms. In prior years, some portions of the Company’s operations have been impacted by such storms. Although the Company maintains business interruption insurance, and has filed claims related to storms in prior years, there can be no assurance that, in the future, the amount of such proceeds will be sufficient to offset any losses incurred. The Company does not reserve any amounts for such contingency.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 9 — COMMITMENTS AND CONTINGENCIES  – (continued)

Clearing Firms

Included in the Company’s clearing agreements with its clearing brokers is an indemnification clause. This clause relates to instances where the Company’s clients fail to settle securities transactions. In the event this occurs, the Company has indemnified the clearing brokers to the extent of the net loss on the unsettled trade. At December 31, 2013, management of the Company had been notified by the clearing brokers of a potential loss relating to this indemnification, which amount has been included as an accrued liability.

Other

In connection with the execution of the employment agreement with, and the related issuance of stock options and deferred shares to, the Company’s Chief Executive Officer, the Company has agreed to pay the income tax liability incurred by the Chief Executive Officer upon the exercise of such stock options or the delivery of such deferred shares. The Company’s obligation to pay such tax, however, shall not exceed the amount of the tax benefit the Company receives as a direct result of the Chief Executive Officer’s exercise of the stock options or any portion thereof, or the delivery of the deferred shares or any portion thereof. The Chief Executive Officer did not exercise any options, nor were any deferred shares delivered, in either 2013 or 2012 that would have created the aforementioned obligation.

NOTE 10 — INCOME TAXES

The Company recognizes deferred tax assets and liabilities based on temporary differences between the financial reporting bases and the tax bases of assets and liabilities. As of December 31, 2013 and 2012, the Company recognized a deferred tax asset, prior to the valuation allowance, of approximately $2,052,000 and $1,881,000, respectively, the significant components of which are as follows:

	2013	2012
Deferred tax assets
Amortization of stock-based compensation	$1,298,000	$1,154,000
Difference between book and tax depreciation	316,000	265,000
Amortization of client list and goodwill	159,000	199,000
Allowances and other items	279,000	263,000
Net deferred tax asset before valuation allowance	$2,052,000	$1,881,000

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2013 and 2012, the Company has established a valuation allowance equal to the amount of the net deferred tax asset. The valuation allowance increased by approximately $171,000 and $522,000 during the years ended December 31, 2013 and 2012, respectively.

The Company’s effective tax rate differs from the statutory federal income tax rate due to the following at December 31, 2013 and 2012:

	2013	2012
Tax at statutory rate	34.0%	34.0%
Increase resulting from:
Effect of state income tax	3.6%	5.0%
Effect of non-deductible expenses	4.8%	7.1%
Effect of other items	(3.1)%	3.9%
Effective tax rate	39.3%	50.0%

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 10 — INCOME TAXES  – (continued)

The federal and state income tax provision is approximately as follows for the years ended December 31, 2013 and 2012:

	2013	2012
Current
Federal	$1,407,000	$1,482,000
State	241,000	254,000
	1,648,000	1,736,000
Deferred
Federal	—	—
State	—	—
	—	—
Total provision for income taxes	$1,648,000	$1,736,000

The entire federal and state income tax provisions for the years ended December 31, 2013 and 2012 are considered current after giving effect to the increase in the deferred tax asset valuation allowance. As of December 31, 2013, with few exceptions, the consolidated income tax returns filed by SFSG are no longer subject to income tax examinations by the U.S. Federal taxing authorities for any years prior to 2010.

NOTE 11 — CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

CONCENTRATIONS — Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments, deposits, commissions receivable, notes and other receivables. The Company places its temporary cash investments with financial institutions, which balances may exceed federally insured limits.

During the years ended December 31, 2013 and 2012, transactions representing approximately 32% and 34%, respectively, of the Company’s total commission revenues were processed through one of the Company’s clearing brokers. During 2013 and 2012, approximately 52% of the Company’s total commission revenues were processed through both of its clearing brokers. At December 31, 2013 and 2012, commissions receivable from this clearing broker represented approximately 11% of total commissions receivable.

FAIR VALUE — All financial instruments are carried at amounts that approximate fair value because of the short maturity of these instruments.

NOTE 12 — NET CAPITAL REQUIREMENT

SBS is a “Fully Disclosed Broker-Dealer.” SBS does not carry client accounts and does not accept client funds or securities. Instead, it has entered into a “clearing agreement” with its clearing brokers and has fully disclosed all of its client accounts to these brokers.

SBS is subject to the Securities and Exchange Commission’s Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital. Under the Rule, the SBS is required to maintain minimum net capital equal to the greater of: (i) $250,000, or (ii) 6.67% of aggregate indebtedness. The Rule also requires that SBS’s ratio of aggregate indebtedness to net capital not exceed 15 to 1, as computed under SEC Rule 15c-3-1.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

NOTE 12 — NET CAPITAL REQUIREMENT  – (continued)

The amount of net capital during any period will fluctuate based on a number of factors, including the operating results of SBS. Net capital will also be impacted by contributions to SBS from SFSG, as well as distributions from SBS to SFSG. At December 31, 2013 and 2012, SBS had net capital of approximately $5.0 million and $3.7 million, respectively, and the Company’s aggregate indebtedness to net capital ratio was 0.91 to 1 and 1.23 to 1, respectively, as computed under SEC Rule 15c-3-1.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Cash and cash equivalents	$12,367,377	$12,086,794
Deposits held at clearing brokers	128,878	128,867
Commissions receivable and other, net	2,704,832	1,542,846
Notes receivable, net	908,431	694,330
Other receivables, net	1,959,117	230,330
Securities owned, at fair value	53,602	3,379
Prepaid expenses and other assets	1,593,873	1,536,533
Property and equipment, net	378,968	401,705
Goodwill	500,714	500,714
Total Assets	$20,595,792	$17,125,498
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$4,618,577	$2,691,539
Accrued commissions expense	3,258,601	2,343,279
Total Liabilities	7,877,178	5,034,818
Commitments and contingencies
Stockholders’ equity
Preferred stock, undesignated; par value $0.0001 per share; authorized 4,850,000 shares; none issued and outstanding	—	—
Preferred stock, Series A, 12% cumulative convertible; par value $0.0001 per share; authorized 150,000 shares; 0 issued and outstanding	—	—
Common stock, par value $0.0001 per share; authorized 100,000,000 shares; 22,056,951 issued and 22,042,039 outstanding at March 31, 2014 and 21,984,076 issued and 21,969,164 outstanding at December 31, 2013	2,207	2,200
Additional paid-in capital	9,678,278	9,592,514
Unearned stock-based compensation	(1,136,507)	(1,264,820)
Treasury stock (14,912 shares, at cost)	(10,884)	(10,884)
Retained earnings	4,185,520	3,771,670
Total stockholders’ equity	12,718,614	12,090,680
Total liabilities and stockholders’ equity	$20,595,792	$17,125,498

See accompanying notes to unaudited condensed consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	For The Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Revenues
Commissions	$24,548,784	$20,385,988
Interest and dividends	224,490	206,236
Other revenue	1,388,074	1,087,166
	26,161,348	21,679,390
Expenses
Commissions and related costs	20,921,507	17,148,648
Employee compensation and benefits	2,106,911	1,918,789
Occupancy and equipment	205,642	194,848
Communications	162,556	111,306
Depreciation and amortization	74,658	43,543
Other operating expenses	1,876,224	936,806
	25,347,498	20,353,940
Income before provision for income taxes	813,850	1,325,450
Provision for income taxes	400,000	651,270
Net income	$413,850	$674,180
Basic income per common share	$0.02	$0.03
Diluted income per common share	$0.01	$0.03
Weighted average common shares outstanding
Basic	22,005,032	20,296,337
Diluted	30,275,563	25,517,234

See accompanying notes to unaudited condensed consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	For The Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$413,850	$674,180
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	74,658	43,543
Stock-based compensation, net	125,714	218,547
Amortization of advisor notes	83,587	49,535
Excess tax benefit related to share-based compensation	58,000	—
Changes in
Deposits held at clearing brokers	(11)	(11)
Commissions receivable and other, net	(1,161,986)	(131,958)
Notes receivable, net	(297,688)	(15,020)
Other receivables, net	(1,728,787)	(63,952)
Prepaid expenses and other assets	(57,340)	(116,940)
Securities owned, at fair value	(50,223)	(6,055)
Accounts payable and accrued expenses	1,927,038	752,998
Accrued commissions expense	915,322	(57,572)
Net cash provided by operating activities	302,134	1,347,295
Cash flows from investing activities
Purchase of property and equipment	(51,921)	(21,729)
Cash flows from financing activities
Dividends paid – preferred stock	—	(3,750)
Proceeds from exercise of stock options	30,370	25,064
Net cash provided by financing activities	30,370	21,314
Net increase in cash and cash equivalents	280,583	1,346,880
Cash and cash equivalents at beginning of period	12,086,794	7,966,800
Cash and cash equivalents at end of period	$12,367,377	$9,313,680

See accompanying notes to unaudited condensed consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
Quarter Ended March 31, 2014

NOTE 1 — GENERAL

The accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods indicated. The condensed consolidated financial statements herein should be read in conjunction with the audited consolidated financial statements and notes thereto, together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in the Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2013 for Summit Financial Services Group, Inc. (the “Company” or “SFSG”). The results of operations for the three-month period ended March 31, 2014 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2014. Furthermore, actual results for future periods could differ materially from those reported in this Form 10-Q, depending on a variety of factors, including: THE CONSUMMATION OF OUR PREVIOUSLY ANNOUNCED MERGER WITH DOLPHIN ACQUISITION, LLC, A WHOLLY-OWNED SUBSIDIARY OF RCS CAPITAL CORPORATION, OF WHICH NO ASSURANCE CAN BE GIVEN; the effect of any litigation, including the class action lawsuits relating to the merger, on the Company or on the ability to consummate the merger; any adverse effect on the stock market and investor confidence in general, the perceived strength of both the domestic and global economies, high unemployment and/or global events, including economic instability among members of the European Union (including Greece, Italy and Cyprus), Venezuela and Ukraine, continued unrest and political uncertainty in the Middle East and South America, and the related effect on the volatility of oil prices; continued political instability in North Korea; the success or failure of our management’s efforts to implement our business strategy pending or after the consummation of the merger, or if not consummated, the effect of the termination of the merger, including the addition and retention of our financial advisors; volatile interest rates; our ability to properly manage growth; our ability to compete with major established companies; our ability to attract and retain qualified personnel in a highly competitive environment; our ability to comply with increased regulation, including the cost related thereto; political gridlock in the United States, including concerns regarding the federal budget and the raising of the federal debt ceiling; and other risks which are described in our filings with the Securities and Exchange Commission (the “SEC”). Additionally, certain sources of revenues that have historically been available to the Company have been or may be reduced or eliminated in the future, including 12b-1 fees, or trail commissions, from the sale of mutual fund shares, as well as remuneration paid by our clearing brokers. Our results may also be negatively impacted by recent and future reductions in interest rates, as well as from decreases in certain compensation amounts paid by insurance companies and mutual funds with whom we do business. Additionally, increased regulations, and the related cost of compliance therewith, could also impact our margins. A proposal to treat financial advisors licensed with independent broker-dealers as employees, rather than as independent contractors, could also adversely affect our business.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
Quarter Ended March 31, 2014

NOTE 2 — STOCKHOLDERS’ EQUITY

Basic earnings per share is computed by dividing the net income available to common shareholders for the relevant period by the weighted average number of shares of common stock issued and outstanding during the period. For purposes of calculating diluted earnings per share, the denominator includes both the weighted average number of shares of common stock and the number of dilutive common stock equivalents (“CSEs”). The number of dilutive CSEs includes the effect of stock options, warrants, and deferred stock calculated using the treasury stock method and the number of issuable common shares upon the conversion of preferred stock using the “if converted” method. For purposes of computing the diluted earnings per share for the three-month periods ended March 31, 2014 and 2013, the Company has assumed the exercise, delivery or conversion of those securities as follows:

(Shares in 000’s)

	For The Three Months Ended March 31,
	2014			2013
	Total	Dilutive	Non- Dilutive	Total	Dilutive	Non- Dilutive
Options	16,918	12,464	4,454	18,475	10,477	7,998
Warrants	559	559	—	559	509	50
Deferred Stock	2,800	1,600	1,200	2,800	1,200	1,600
Preferred	—	—	—	144	—	144
Total CSEs	20,277	14,623	5,654	21,978	12,186	9,792
Shares Deemed Repurchased		(6,352)			(6,965)
Net Shares Deemed Issued		8,271			5,221
Basic Weighted Avg. Shares		22,005			20,296
Total Weighted Shares and CSEs		30,276			25,517

As of March 31, 2014, the Company had options, warrants and deferred shares outstanding entitling the holders thereof to purchase a total of approximately 20.3 million shares of common stock.

Stock-Based Awards

The Company accounts for stock-based compensation using a fair market value method. Most often, options are granted for the provision of future services, such as continued employment or, in the case of independent financial advisors, their affiliation with the Company. Consequently, the options typically provide for vesting over a period of years, with a certain percentage of the options vesting each year upon the anniversary date of the grant if the grantee is then still affiliated with the Company. Any unearned stock compensation is generally amortized over the period the underlying options are earned, which is typically the vesting period. The fair value of each option grant is estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. The amortization of earned stock expense related to issuances to employees is included in the accompanying condensed consolidated statements of income under the caption “Employee Compensation and Benefits”, while the amortization of earned stock expense related to issuances to non-employees is included under the caption “Other Operating Expenses.”

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
Quarter Ended March 31, 2014

NOTE 2 — STOCKHOLDERS’ EQUITY  – (continued)

The following schedule reflects activity resulting in changes to the number of CSEs outstanding during the three-month periods ended March 31, 2014 and 2013, respectively. The schedule also reflects earned stock expense during the three-month periods ended March 31, 2014 and 2013, respectively, related to the issuance of all CSEs, regardless of the time of issuance.

	For The Three Months Ended March 31,
	2014	2013(1)
Outstanding Options, Warrants and Deferred Stock Units
Total CSEs at the beginning of the quarter	20,350,431	21,507,488
Option grants – employees	—	546,000
Option grants – non-employees	—	15,426
Forfeited, expired or exercised – employees	(68,875)	(170,000)
Forfeited, expired or exercised – non-employees	(4,935)	(64,909)
Net activity for the period	(73,810)	326,517
Total Outstanding as of March 31,	20,276,621	21,834,005
Fair Market Value (Net)
Options issued – employees	$—	$130,870
Options issued – non-employees	—	2,772
	$—	$133,642
Earned Stock Expense
Earned stock expense, net – employees	$104,683	$178,657
Earned stock expense, net – non-employees	21,031	39,890
	$125,714	$218,547

(1)	For the three months ended March 31, 2013, approximately 144,000 CSEs related to the Series A Preferred Stock that were redeemed in November 2013 have been excluded from the total since their effect would have been anti-dilutive.

NOTE 3 — INCOME TAXES

For the three-month period ended March 31, 2014, the Company’s provision for income taxes reflects an estimated income tax accrual of $326,000 based on the Company’s estimated effective tax rate for the year ending December 31, 2014 and approximately $74,000 to adjust the estimated accrual at December 31, 2013 to actual based on the Company’s filed income tax returns for the year ended December 31, 2013. For the three-month period ended March 31, 2013, the Company’s provision for income taxes reflects an estimated income tax accrual of $651,270, based on the Company’s estimated effective tax rate for the year ended December 31, 2013. The Company’s income tax provision in any period will be affected by, among other things, permanent, as well as temporary differences in the deductibility of certain items, including stock-based compensation and the amortization of intangible assets. As a result, the Company may experience significant fluctuations in the effective book tax rate (that is, its current tax expense divided by pre-tax book income) from period to period.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
Quarter Ended March 31, 2014

NOTE 4 — NET CAPITAL REQUIREMENT

Summit Brokerage Services, Inc., the Company’s wholly-owned broker-dealer subsidiary (“Summit Brokerage” or “SBS”), is subject to the SEC Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. At March 31, 2014, Summit Brokerage had net capital of approximately $5.2 million, which was approximately $4.7 million in excess of its SEC-required minimum net capital of $0.5 million. Under SEC Rule 15c3-1, Summit Brokerage’s aggregate indebtedness to net capital ratio was 1.42 to 1 at March 31, 2014. The amount of net capital during any period will fluctuate based on a number of factors, including the operating results for SBS. Net capital will also be impacted by contributions of capital to SBS from the Company, as well as distributions of capital from SBS to SFSG. During the three-month period ended March 31, 2014, SBS did not distribute any capital to SFSG. The Company did not make any distributions to SFSG during the three-month period ended March 31, 2014. During the three-month period ended March 31, 2013, SBS distributed $1,000,000 to SFSG.

NOTE 5 — CONTINGENCIES

The Company is, or may become, a party to legal proceedings relating to various claims and lawsuits arising in the normal course of business. Management has provided an accrual for estimated probable losses which could result from asserted matters. Management believes that, to the best of its knowledge, the range of potential net losses resulting from the currently asserted proceedings in excess of the accrued amount, if any, will not be material to the Company’s financial position or results of operations.

The Company, its board of directors, RCAP and Dolphin Acquisition, LLC (“Merger Sub”), a newly formed, wholly-owned subsidiary of RCS, are named as defendants in two purported class action lawsuits (now consolidated) brought by alleged Company shareholders challenging the Company’s proposed merger with RCAP. These shareholder lawsuits, Michael S. Hill v. Sanford B. Cohen, et al., filed on November 27, 2013, and Wohrle v. Summit Financial Services Group, Inc., et al., filed on December 12, 2013, were both filed in Palm Beach County, Florida, and generally allege, among other things, that: (i) each member of the Company’s board of directors breached his fiduciary duties to the Company and its shareholders in authorizing the merger between the Company and RCAP; (ii) the merger does not maximize value to the Company’s shareholders; and (iii) RCAP, Merger Sub and the Company aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Company’s board of directors. On May 9, 2014, the plaintiff shareholders moved for leave to file an amended complaint under seal. The amended complaint asserts claims similar to those in the original complaint, adds allegations relating to the amended merger agreement, and also challenges the adequacy of the disclosures in the registration statement concerning the merger, the background of the proposed transaction, the opinion issued by Cassel Salpeter to the special committee and the Company’s financial projections. The consolidated lawsuits seek class-action certification, equitable relief, including an injunction against consummation of the merger on the agreed-upon terms, and damages.

Cetera Financial Holdings, Inc. and Subsidiaries

Consolidated Financial Statements as of and for the
Years Ended December 31, 2013 and 2012 and
Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors of Cetera Financial Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of Cetera Financial Holdings, Inc. and its subsidiaries (the “Company”), which comprise the consolidated statements of financial condition as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cetera Financial Holdings, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

February 27, 2014 except for Note 17, as to which the date is May 5, 2014

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

	2013	2012
ASSETS
Cash and cash equivalents	$129,005	$136,221
Cash and securities segregated under federal and other regulations (securities with fair value of $6,998 in 2013 cash of $1,000 and securities with fair value of $4,998 in 2012)	6,998	5,998
Receivable from brokers, dealers, and clearing organizations	1,266	1,623
Receivable from customers	6,554	11,974
Securities owned – at fair value	1,355	4,150
Deferred compensation plan investments	76,298	53,770
Commissions receivable	50,605	36,982
Notes receivable, net allowance of $2,545 and $35 in 2013 and 2012, respectively	46,822	37,108
Fixed assets – net of accumulated depreciation of $16,301 and $11,533 in 2013 and 2012, respectively	16,350	12,537
Deferred income tax assets – net	38,505	27,889
Intangible assets – net of accumulated amortization of $33,201 and $19,981 in 2013 and 2012, respectively	76,545	67,371
Goodwill	19,424	16,037
Prepaid expenses	8,910	5,978
Other assets	32,202	28,295
TOTAL ASSETS	$510,839	$445,933
LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS' EQUITY
LIABILITIES:
Payable to customers	$11,407	$13,731
Payable to brokers, dealers, and clearing organizations	510	1,122
Deferred compensation plan accrued liabilities	75,456	54,062
Commissions payable	64,196	45,696
Accrued compensation	15,985	14,741
Accounts payable and accrued expenses	23,145	19,381
Other liabilities	21,873	20,335
Notes payable	208,688	117,000
Total liabilities	421,260	286,068
MEZZANINE EQUITY – Series A convertible preferred stock, $0.01 par value – authorized, 400,000 shares; issued, 386,197 and 384,924 shares; outstanding, 384,142 and 383,748 shares; inclusive of accrued dividend; liquidation preference of $27,247 and $50,659, respectively; net of cash dividend of $29,159 in 2013	40,305	53,972
STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value – authorized, 2,000,000 shares; issued, 951,088 and 930,995 shares; outstanding 944,116 and 929,945 shares, respectively	9	9
Additional paid-in capital	48,353	96,610
Deferred share-based compensation	3,026	(506)
(Accumulated deficit)/retained earnings	(2,114)	9,780
Total stockholders' equity	49,274	105,893
TOTAL	$510,839	$445,933

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(in thousands)

	2013	2012
REVENUES:
Commissions	$636,951	$496,843
Advisory fees and services	313,597	252,105
Asset based fees	34,035	33,378
Transaction and other fees	87,094	67,419
Total Revenues	1,071,677	849,745
EXPENSES:
Commissions	854,931	664,212
Employee compensation and benefits	91,273	79,522
Professional fees and outside services	15,287	10,375
Clearing and exchange fees	15,512	12,494
Depreciation and amortization	17,989	15,865
Technology costs	15,979	16,906
Occupancy and equipment	10,514	9,337
Promotional	10,604	8,533
Interest expense	11,886	6,876
Other expenses	9,456	7,374
Acquisition related costs	5,270	4,967
Separation costs	3,904	1,751
Change in contingent consideration	936	4,452
Total Operating Expense	1,063,541	842,664
Loss on extinguishment of debt	2,834	—
Total Expense	1,066,375	842,664
OPERATING INCOME BEFORE INCOME TAX EXPENSE	5,302	7,081
INCOME TAX EXPENSE	(2,184)	(2,288)
NET INCOME	$3,118	$4,793

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(in thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Deferred Share-Based Compensation	Retained Earnings/ (Accumulated Deficit)	Total
	Shares	Amount
BALANCE – January 1, 2012	925,878	$9	$95,192	$(1,378)	$11,962	$105,785
Repurchase of common stock	(781)	—	(114)	—	—	(114)
Issuance of common stock	2,987	—	404	—	—	404
Common stock options exercised	1,861	—	189	—	—	189
Accrued dividend on convertible preferred stock	—	—	—	—	(4,774)	(4,774)
Beneficial conversion of preferred stock	—	—	—	—	(2,201)	(2,201)
Amortization of deferred share-based compensation	—	—	—	872	—	872
Share-based compensation expense	—	—	939	—	—	939
Net income	—	—	—	—	4,793	4,793
BALANCE – December 31, 2012	929,945	9	96,610	(506)	9,780	105,893
Repurchase of common stock	(5,922)	—	(342)	—	—	(342)
Issuance of common stock	3,079	—	516	—	—	516
Common stock options exercised	17,014	—	556	—	—	556
Accrued dividend on convertible preferred stock	—	—	—	—	(5,268)	(5,268)
Beneficial conversion of paid-in-kind dividend on preferred stock	—	—	—	—	(9,744)	(9,744)
Amortization of deferred share-based compensation	—	—	—	4,149	—	4,149
Dividends on common and restricted stock	—	—	(50,461)	(1,000)	—	(51,461)
Share-based compensation expense	—	—	1,248	—	—	1,248
Excess tax benefits from share-based compensation	—	—	226	383	—	609
Net income	—	—	—	—	3,118	3,118
BALANCE – December 31, 2013	944,116	$9	$48,353	$3,026	$(2,114)	$49,274

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(in thousands)

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,118	$4,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	4,769	4,824
Amortization of intangible assets	13,220	11,030
Amortization of credit facility issuance costs	1,217	497
Loss on extinguishment of debt	2,834	—
Notes receivable amortization and allowance – net of accretion	9,887	3,132
Change in contingent consideration	936	4,212
Deferred income taxes	(7,187)	(657)
Share-based compensation expense	1,248	939
Amortization of deferred share-based compensation	4,149	872
Preferred stock interest expense	410	—
Changes in operating assets and liabilities:
Cash and securities segregated under federal and other regulations	(1,000)	(1,001)
Net receivable/payable from brokers, dealers, and clearing organizations	1,863	645
Net receivable/payable from customers	3,096	2,319
Net deferred compensation assets and liabilities	(751)	(277)
Securities owned	2,794	(734)
Notes receivable	(19,600)	(11,827)
Commissions receivable	(4,068)	28
Prepaid expenses	(2,931)	(2,015)
Other assets	2,225	(9,451)
Commissions payable	9,313	(2,871)
Accounts payable and accrued expenses	(3,625)	2,382
Accrued compensation	1,244	5,987
Other liabilities	(2,955)	3,086
Net cash provided by operating activities	20,206	15,913
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8,303)	(2,240)
Acquisitions, net of existing cash balance	(18,778)	(74,383)
Net cash used in investing activities	(27,081)	(76,623)
CASH FLOWS FROM FINANCING ACTIVITIES:
Notes payable – issuance	210,000	135,000
Notes payable – retirement	(118,313)	(75,952)
Credit facility issuance costs	(8,437)	—
Common stock – issuance	1,072	584
Common stock – repurchase	(342)	(105)
Convertible preferred stock – issuance	208	167
Convertible preferred stock – repurchase	(145)	(40)
Dividends paid to investors – common stock	(50,461)	—

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – Continued
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(in thousands)

	2013	2012
Dividends paid to investors – preferred stock	(29,159)	—
Payment of contingent consideration	(5,373)	—
Share-based compensation income tax benefit	609	—
Net cash provided by (used in) financing activities	(341)	59,654
NET DECREASE IN CASH AND CASH EQUIVALENTS	(7,216)	(1,056)
CASH AND CASH EQUIVALENTS – Beginning of year	136,221	137,277
CASH AND CASH EQUIVALENTS – Ending of year	$129,005	$136,221
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$9,538	$6,379
Cash paid for income taxes	$10,083	$2,586
NONCASH INVESTING ACTIVITIES – Accrued dividend and beneficial conversion of paid-in-kind dividends on convertible preferred stock	$15,012	$6,975

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

1.  NATURE OF BUSINESS AND OWNERSHIP

Cetera Financial Holdings, Inc., a Delaware holding corporation, together with its consolidated subsidiaries (collectively, the “Company” or “Holdings”) is a provider of technology, brokerage and investment advisory services supporting a broad range of independent financial advisers, registered investment advisors and financial institutions, throughout the United States of America. Through its proprietary technology, custody and clearing platforms, the Company provides access to diversified financial products and services enabling its customers to offer independent financial advice and investment services to retail investors.

Operations of Subsidiaries — The Company owns 100% of the issued and outstanding common stock of Cetera Financial Group, Inc. (“Group”). Group is the sole member of Cetera Advisor Networks LLC (“Networks”), Cetera Advisors LLC (“Advisors”), Cetera Financial Specialists LLC (“Specialists”), Cetera Investment Services LLC doing business as Cetera Financial Institutions (“Institutions”), Cetera Investment Advisers LLC (“Investment Advisers”), and Cetera Investment Management LLC (“Investment Management”). A centralized executive team, headquartered in El Segundo, California, manages Group. The majority stockholder of the Company is Lightyear Fund II, L.P. (“Lightyear”), which is managed by an affiliate of Lightyear Capital, LLC.

Networks, Advisors, Specialists, and Institutions are broker-dealers registered under the Securities Exchange Act of 1934, and members of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Networks, Advisors, Institutions, Investment Advisers and Investment Management are registered as investment advisers under the Investment Advisers Act of 1940.

Networks, Advisors, and Specialists provide brokerage and insurance services to the public through national networks of registered representatives. Networks and Advisors are also registered investment advisors and provide investment advice and financial planning services to clients. Registered representatives of Specialists who provide investment advisory services to their clients are registered as investment adviser representatives of Investment Advisers. Networks, Advisors, and Specialists are fully disclosed introducing broker-dealers that clear all securities transactions through an unaffiliated clearing broker, (Pershing, LLC) and do not carry customer accounts.

Institutions provide brokerage, insurance, and investment advisory services to customers through networking agreements with financial institutions. Institutions are a self-clearing broker-dealer.

Investment Management provides institutional investment services to its affiliated companies that are registered as investment advisers.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which require the Company to make estimates and assumptions regarding the valuation of certain financial instruments, intangible assets and goodwill, allowance for doubtful accounts, valuation of share-based compensation, contingent considerations, accruals for liabilities, income taxes, revenue and expense accruals, and other matters that affect the consolidated financial statements and related disclosures. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable. Actual results could differ from those estimates.

Consolidation — The consolidated financial statements include the accounts of Holdings and its subsidiaries. Intercompany transactions and balances have been eliminated.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Cash and Cash Equivalents — Cash and cash equivalents are composed of interest and noninterest-bearing deposits and money market funds that meet the definition of a cash equivalent. Cash equivalents are highly liquid investments, with original maturities of less than 90 days that are not required to be segregated under federal or other regulations and there are no restrictions on the redemptions of money market funds.

Cash and Securities Segregated under Federal and Other Regulations — The Company segregates cash and securities pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3.

Receivable from Brokers, Dealers, and Clearing Organizations — Receivable from and payable to brokers, dealers, and clearing organizations are recorded at contract value and result from the Company’s normal brokerage activities.

Receivable from and Payable to Customers — Receivable from customers includes amounts due on cash and margin transactions. The Company extends credit to its customers to finance their purchases of securities on margin. Securities owned by customers are held as collateral for margin receivables. Such collateral is not reflected in the consolidated statements of financial condition. Payable to clients represents credit balances in customer accounts arising from deposits of funds, proceeds from sales of securities and dividend and interest payments received on securities held in customer accounts.

Securities Owned — Securities owned are stated at fair value with realized and unrealized gains and losses being recorded in transaction and other fees in the consolidated statements of income. Management determines fair value based on published market prices or quotes obtained from independent pricing services. Transactions are accounted for on a trade date basis. Dividend income is recorded when declared and interest income is recorded when earned.

Notes Receivable — The Company loans money to certain of its registered representatives under two types of promissory note agreements, which bear interest at various rates. Such agreements include forgivable promissory notes and payback promissory notes, which are described more fully in Note 4. In accordance with Accounting Standards Codification (“ASC”) 805 Business Combinations, all notes receivables are recorded at fair value as of the date of an acquisition (“Acquired Loans”). The Company applies the effective interest income method for the discount accretion. Management establishes an allowance that it believes is sufficient to cover any probable losses. When establishing this allowance, management considers a number of factors, including its ability to collect from the registered representative and the Company’s historical experience in collecting on such transactions.

Fixed Assets — Furniture, equipment, computers, purchased software, capitalized software, and leasehold improvements are recorded at historical cost, net of accumulated depreciation and amortization. Depreciation is recognized using the straight-line method over the estimated useful lives of the assets. Furniture, equipment, computers, and purchased software are depreciated over a period of three to seven years. Leasehold improvements are amortized over the lesser of their useful lives or the terms of the underlying leases. Management reviews fixed assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

Software Development Costs — Software development costs are charged to operations as incurred. Software development costs include costs incurred in the development and enhancement of software used in connection with services provided by the Company that do not otherwise qualify for capitalization. The costs of internally developed software that qualify for capitalization are capitalized as fixed assets and subsequently amortized over the estimated useful life of the software, which is generally three to seven years. The costs of internally developed software are included in fixed assets at the point at which the conceptual formulation,

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

design and testing of possible software project alternatives are complete and management authorizes and commits to funding the project. The Company does not capitalize pilot projects and projects where it believes that the future economic benefits are less than probable.

Income Taxes — The Company and its subsidiaries file a consolidated tax return. The Company and its subsidiaries each report current income tax expense as allocated under a consolidated tax allocation agreement. Generally, the allocation results in profitable companies recognizing a tax provision as if the individual company filed a separate return and loss companies recognizing benefits to the extent of their losses.

Deferred income tax assets and liabilities result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. The Company assesses the likelihood that the deferred tax assets will be realizable, and to the extent, it is more-likely-than-not that such deferred tax assets will not be realized a valuation allowance is established.

The Company has reviewed and evaluated the relevant technical merits of each of its tax positions in accordance with ASC 740, Accounting for Uncertainty in Income Taxes, and determined that there are no uncertain tax positions that would have a material impact on the consolidated financial statements of the Company. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in current income taxes payable and income tax expense on the consolidated statements of financial condition and consolidated statements of income, respectively.

Acquisitions — When acquiring companies, the Company recognizes separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. When the acquisition includes contingent consideration, a discounted cash flow methodology is employed to determine the fair value of the contingent consideration at acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, the Company's estimates are inherently uncertain and subject to refinement.

Intangible Assets and Goodwill — The Company classifies intangible assets into two categories: (1) intangible assets with definite lives subject to amortization, and (2) goodwill. The Company determines the useful lives of identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors considered when determining useful lives include assessing the existing customers and the cash flows, terms of contractual agreements, the history of the asset, and the Company’s long-term strategy for the use of the asset. Intangible assets that are considered to have definite lives are amortized over their useful lives, generally ranging from 5 – 20 years. Management reviews intangible assets for impairment whenever indications of impairment exist. Impairment exists when the carrying amount of the intangible asset exceeds its implied fair value, resulting in an impairment charge for the excess.

Goodwill is not amortized, but is tested for impairment annually or more frequently if events or circumstances indicate that goodwill may be impaired. The Company uses a variety of methodologies in conducting impairment assessments including, but not limited to, discounted cash flow models, which are based on the assumptions the Company believes hypothetical marketplace participants would use. If the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to the excess. No impairment occurred for the years ended December 31, 2013 and 2012.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Classification and Valuation of Certain Investments — The classification of an investment determines its accounting treatment. The Company generally classifies its investments in debt and equity instruments (including mutual funds, annuities, corporate bonds, government bonds and municipal bonds) as trading securities. The Company has not classified any investments as available-for-sale. Investment classifications are subject to ongoing review and can change. Securities classified as trading are carried at fair value, while securities classified as held-to-maturity are carried at cost or amortized cost. The fair value of securities is determined by obtaining quoted market prices. Both unrealized and realized gains and losses on trading securities are recognized in other expense on a net basis in the consolidated statements of income.

Securities Owned and Securities Sold, But Not Yet Purchased — Securities owned and securities sold, but not yet purchased are reflected on a settlement-date basis at market value in other assets/liabilities with realized and unrealized gains and losses being recorded in other expense in the consolidated statements of income.

Debt Issuance Costs — Debt issuance costs have been capitalized and are being amortized as additional interest expense over the expected terms of the related debt agreements.

Other Assets — Other assets are primarily receivables from third parties as well as prepaid expenses.

Derivative Instruments and Hedging Activities — The Company from time to time uses interest rate cap agreements to hedge the variability on its floating rate senior secured term loan. The Company purchases interest rate caps and the counterparties to the agreements are required to pay the Company interest on a notional balance if interest rates exceed the contracted amount.

All derivatives are reported at their corresponding fair value in the Company’s consolidated statements of financial condition. The Company records the change in the derivatives fair value as additional interest income or expense in the consolidated statements of income.

Fair Value of Financial Instruments — Substantially, all of the Company’s financial instruments are carried at fair value. Receivables and payables including payback notes are carried at cost or cost plus accrued interest, which approximates fair value. Forgivable notes contain provisions for forgiveness of principal and accrued interest and have minimal cash inflows associated with them. As a result, the fair value of the forgivable notes is insignificant. The estimated fair value of the note payable is determined based upon the carrying value of the loan and anticipated revenue production for the applicable registered representative population.

Revenue Recognition:

Commissions — The Company records commissions received from securities transactions on a settlement-date basis, which is not materially different from the trade-date basis. Commissions generated from mutual funds, variable annuities, and insurance product purchases transacted directly with the product manufacturers, as well as mutual fund and annuity trailers are estimated for each accounting period. A substantial portion of commissions revenue is ultimately paid to the Company’s registered representatives. Such amounts are classified as commissions expense in the consolidated statements of income. Commissions payable related to these transactions are recorded based upon estimated payout ratios for each product as commission revenue is accrued.

Advisory Fees and Services — The Company provides investment advisory services to clients. Fees for the services are based on the value of the clients’ portfolios and are generally billed at the beginning of each quarter. These fees, and the related expenses, are recognized over the period earned. A substantial portion of advisory fees and services revenue is ultimately paid to the Company’s registered representatives. Such amounts are classified as commissions expense in the consolidated statements of income. The Company

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

records an estimate for commissions payable based upon estimated payout ratios for each product for which the Company has accrued advisory fees and services revenue.

Asset-Based Fees — Asset-based fees include amounts earned related to client sweep account investments, omnibus processing and networking services, and reimbursements and allowances from product providers related to the sale and custody of their products.

Transaction and Other Fees — The Company charges transaction fees for executing transactions on client accounts. Transaction-related charges are recognized on a settlement-date basis, which is not materially different from the trade-date basis. Other revenue includes fees charged to clients such as individual retirement account maintenance fees, margin interest, and confirmation fees, as well as fees charged to registered representatives for contracted services such as affiliation and transaction fees. These fees are recognized as earned.

Employee Compensation and Benefits — The Company records compensation and benefits for all wages, benefits, and related taxes as earned by its employees. Employee compensation includes benefits expense, recruiting and relocation cost, and fees earned by temporary employees and contractors who perform similar services to those performed by the Company’s employees.

Separation Costs — Separation costs represent acquisition related integration and transition expenses.

Stock-Based Compensation — Stock-based awards are measured based on the grant-date fair value of the award, using the Black-Scholes option pricing model (service condition options) or a lattice valuation model (performance condition options). Stock-based compensation expense for service condition options is recognized over the requisite service period and includes the Company’s estimate of expected forfeitures. Stock-based compensation expense for awards containing a performance condition is recognized based on the probable outcome of the performance condition at each reporting date. At the end of the contingency period, the total compensation cost recognized will be the grant-date fair value of all units that actually vest based on the outcome of the performance conditions.

Legal Reserves — The Company records reserves for legal proceedings in accounts payable and accrued expenses in the consolidated statements of financial condition. The determination of these reserve amounts requires significant judgment on the part of management. Management considers many factors including, but not limited to, future legal expenses, the amount of the claim, the amount of the loss in the client’s account, the basis and validity of the claim, the possibility of liability on the part of a registered representative, likely insurance coverage, previous results in similar cases, legal precedents and case law. Each legal proceeding is reviewed with counsel in each accounting period and the reserve is adjusted as deemed appropriate by management. Any change in the reserve amount is recorded as other expense in the consolidated statements of income.

Recent Accounting Pronouncements — In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02, Comprehensive Income (Topic 220) — Clarifying Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which updates disclosure requirements to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments in this update are effective prospectively for reporting periods beginning after December 15, 2013 for nonpublic entities. This update is only disclosure related and has no impact on the Company's results of operations, financial condition or cash flows.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which amends U.S. GAAP to conform it with fair value measurement and disclose requirements in International Financial Reporting Standards. The

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

amendments in ASU No. 2011-04 are effective for interim and annual periods beginning after December 15, 2011. The adoption of ASU No. 2011-04 in 2012 did not have a material effect on the Company’s operations or financial reporting.

3.  ACQUISITIONS

2013 Acquisition

Tower Square Securities, Inc. (TSS) and Walnut Street Securities, Inc. (WSS)

On August 30, 2013, the Company acquired all of the outstanding common stock of Tower Square Securities, Inc. and Walnut Street Securities, Inc. (collectively, “TSS/WSS”) for an aggregate purchase price of $37,636. TSS/WSS provides brokerage, investment advisory and planning services, and insurance services to the general public. The acquisition complements the Company's existing capabilities and offers an extension of the Company's existing services. Goodwill resulting from this business combination is largely attributable to the existing workforce of TSS/WSS and synergies expected to arise after the Company’s acquisition of TSS/WSS. The Goodwill of $3,387 is deductible for income tax purposes.

The Company paid $25,811 at the closing of the transaction, and may be obligated to pay additional cash consideration to the former shareholder contingent upon the retention of registered representatives in the first eight months following the transaction. The Company estimated the future payment of contingent consideration and fair value of the contingent consideration at the close of the transaction. The Company evaluates the actual retention of registered representatives quarterly and adjusts the estimated fair value of the contingent consideration based on the probability of achievement, with any changes in fair value recognized in earnings.

At the close of the transaction, the Company estimated the amount of future payment of contingent consideration to be $11,825. Based on the quarterly evaluations, additional contingent consideration of $695 has been included in the December 31, 2013 consolidated statements of income. Total contingent consideration of $12,520 at December 31, 2013 is included in accounts payable and accrued expenses in the consolidated statements of financial condition. The Company incurred transaction costs associated with its acquisition of TSS/WSS of $4,017 during the year ended December 31, 2013 that are included in acquisition related costs and separation costs in the consolidated statements of income.

In connection with the transactions, the Company performed a valuation of intangible assets in accordance with ASC 805, Business Combinations, and ASC 820, Fair Value Measurements and Disclosures. The valuation resulted in the allocation of the purchase price as included in the schedule below (in thousands):

TSS/WSS
Net working capital, includes cash of $7,033	$8,146
Deferred tax asset	3,430
Proprietary technology	279
Intangible assets:
Advisor relationships	22,212
Non-competition agreement	126
Non-solicitation agreement	56
Goodwill	3,387
Total assets acquired	$37,636
Cash payment	$25,811
Contingent consideration	11,825
Total purchase price	$37,636

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

3.  ACQUISITIONS  – (continued)

The Company allocated a portion of the purchase price to specific amortizable intangible asset categories as follows (in thousands):

	Amount Assigned	Amortization Period
Advisor relationships	$22,212	8 years
Non-competition agreement	126	3 years
Non-solicitation agreement	56	2 years
Total intangible assets	$22,394

2012 Acquisitions

Genworth Financial Investment Services, Inc.

On April 2, 2012, the Company acquired all of the outstanding common stock of Genworth Financial Investment Services, Inc. and its wholly owned subsidiaries Genworth Financial Securities Corporation, and Genworth Financial Advisers Corporation (collectively, “Genworth”) for an aggregate purchase price of $84,010. Genworth provides brokerage, investment advisory and planning services, and insurance services to the public through a network of accounting professionals. The acquisition complements the Company's existing capabilities and offers an extension of the Company's existing services. Goodwill resulting from this business combination is largely attributable to the existing workforce of Genworth and synergies expected to arise after the Company’s acquisition of Genworth.

The Company paid $78,500 at the closing of the transaction, and may be obligated to pay additional cash consideration to the former shareholder contingent upon the achievement of certain financial targets during the first two years following the transaction. The Company estimated the future payment of contingent consideration and fair value of the contingent consideration at the close of the transaction. A discounted cash flow methodology was used to determine the contingent consideration based on financial forecasts determined by management that included assumptions about growth in assets under management, earnings, financial advisor retention and discount rates. The financial targets are sensitive to financial adviser retention, market fluctuations and the ability of financial advisors to grow their business. The Company evaluates the actual progress toward achieving the financial targets quarterly and adjusts the estimated fair value of the contingent consideration based on the probability of achievement, with any changes in fair value recognized in earnings.

At the close of the transaction, the Company estimated the amount of future payment of contingent consideration to be $5,268. Based on the quarterly evaluations, a reduction to contingent consideration of $385 and additional contingent consideration of $4,212 has been included in the December 31, 2013 and 2012 consolidated statements of income, respectively. Total contingent consideration of $0 and $9,480 at December 31, 2013 and 2012, respectively is included in accounts payable and accrued expenses in the consolidated statements of financial condition. At the close of the transaction, the maximum amount of contingent consideration was $25,500. The Company paid Genworth $9,095 in 2013 to settle the first-year contingent payment obligation. The Company incurred transaction costs associated with its acquisition of Genworth of $532 during the year ended December 31, 2012 that are included in acquisition related costs and separation costs in the consolidated statements of income.

Other transactions

During 2012, the Company was involved in other transactions based on the production of financial advisors. The Company incurred transaction costs of $859 in connection with these transactions during the year ended December 31, 2012 that are included in acquisition and acquisition related costs in the December 31, 2012 consolidated statements of income.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

3.  ACQUISITIONS  – (continued)

In connection with the transactions, the Company performed a valuation of intangible assets in accordance with ASC 805, Business Combinations, and ASC 820, Fair Value Measurements and Disclosures. The valuation resulted in the allocation of the purchase price as included in the schedule below (in thousands):

	Genworth	Other
Net working capital, includes cash of $4,359	$12,782	$—
Depreciable fixed assets	1,169	—
Other long-term assets	2,149	—
Intangible assets:
Advisor relationships	51,043	8,727
Non-competition agreement	830	—
Goodwill	16,037	—
Total assets acquired	$84,010	$8,727
Cash payment	$78,742	$8,423
Contingent consideration	5,268	304
Total purchase price	$84,010	$8,727

The Company allocated a portion of the purchase price to specific amortizable intangible asset categories as follows (in thousands):

	Amount Assigned	Weighted Average Amortization Period
Advisor relationships	$59,770	9 years
Non-competition agreement	830	2 years
Total intangible assets	$60,600

4.  CREDIT QUALITY OF FINANCING RECEIVABLES AND THE ALLOWANCE FOR CREDIT LOSSES

Financing receivables with terms greater than one year generally arise from loans to registered representatives under promissory note agreements. The Company loans money to certain of its registered representatives under two types of agreements. One such agreement is a payback promissory note and the other is a forgivable promissory note. The payback notes are due at various maturity dates, and bear interest at various rates. The forgivable notes contain provisions for forgiveness of principal and accrued interest if the registered representative meets specified revenue production levels. The forgiveness determination is made at specified intervals that coincide with scheduled principal and interest payments. The Company amortizes the principal balance of the forgivable notes along with accrued interest as commission expense ratably over the contractual term of the notes. In the event the registered representative does not meet the specified production level, the scheduled principal and interest are due. The Company intends to hold the notes for the term of the agreement.

The Company monitors its outstanding notes on a monthly basis to identify potential credit loss and impairment. Notes receivable are considered impaired when, based upon current information and events, management estimates it is probable that the Company will be unable to collect amounts due according to the terms of the promissory note. Criteria used to determine if impairment exists include, but are not limited to: historical payment and collection experience of the individual loan, historical production levels, event of default on the loan, status of the representative’s selling contract with the Company, and, or any regulatory or legal action related to the representative. These assumptions require the use of significant management judgment and include the probability and timing of borrower default and loss severity estimates.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

4.  CREDIT QUALITY OF FINANCING RECEIVABLES AND THE ALLOWANCE FOR CREDIT LOSSES – (continued)

The Company’s outstanding financing receivables as of December 31, 2013 and 2012, are as follows (in thousands):

	2013			2012
	Acquired Loans	Originated Loans	Total	Acquired Loans	Originated Loans	Total
Beginning balance	$1,883	$35,225	$37,108	$3,904	$24,447	$28,351
New loans	—	24,914	24,914	—	20,329	20,329
Acquired loans	146	—	146	66	—	66
Paydowns	(694)	(7,950)	(8,644)	(7,942)	(3,729)	(11,671)
Forgiveness	(3,586)	(5,253)	(8,839)	—	(5,787)	(5,787)
Accretion	4,682	—	4,682	5,855	—	5,855
Allowance	(1,833)	(712)	(2,545)	—	(35)	(35)
Ending balance*	$598	$46,224	$46,822	$1,883	$35,225	$37,108

*	The balance for the outstanding financing receivables consist of total loans of $52,900 and $47,869 for the years ended December 31, 2013 and 2012, respectively, before the fair value adjustments for the acquired loans.

The following schedule reflects the Company’s activity in providing for an allowance for uncollectible amounts due from registered reps for the years ended December 31, 2013 and 2012 (in thousands):

	2013			2012
	Acquired Loans	Originated Loans	Total	Acquired Loans	Originated Loans	Total
Beginning balance	$—	$35	$35	$—	$—	$—
Provision for bad debt	1,841	693	2,534	—	35	35
Charge offs – net of recoveries	(8)	(16)	(24)	—	—	—
Ending balance	$1,833	$712	$2,545	$—	$35	$35

Of the balance of financing receivables as of December 31, 2013 and 2012, $8,383 and $16,105 were forgivable loans and $38,439 and $21,003 were payback loans, respectively.

Financing receivables arising from the extension of credit to customers for purchases of securities (margin loans) are fully collateralized by marketable securities, are due on demand, and accrue interest at daily rates. The initial extension of credit is made in accordance with the requirements of Regulation T, and the continued extension of credit is subject to self-regulatory organization as well as Company determined collateral levels.

The Company’s outstanding margin loans are monitored on a daily basis to identify potential credit loss and impairment. Loans are considered to be impaired when based upon current information and events management estimates it is probable that the Company will be unable to collect amounts due according to the contractual terms of the loan. Criteria used to determine if impairment exists include, but are not limited to: the value of securities collateralizing the loan, historical payment of margin calls of the individual loan, and/or an event of default. These assumptions require the use of significant management judgment and include the probability and timing of borrower default and loss severity estimates.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

4.  CREDIT QUALITY OF FINANCING RECEIVABLES AND THE ALLOWANCE FOR CREDIT LOSSES – (continued)

For margin loans that are deemed impaired, a loan loss reserve is established for the difference between the carrying amount, and the expected recovery. Changes in the loan loss reserve are recorded in allowance for doubtful accounts.

The Company had $6,161 and $10,700 of outstanding margin loans receivable from customers as of December 31, 2013 and 2012, respectively, with no associated loan loss reserve based on management’s assessment of probability and timing of borrower default and loss severity estimates. The Company does not have any impaired margin loan receivables as of December 31, 2013 and 2012.

The Company does not have off-balance sheet credit exposure because of these financing receivables.

5.  FIXED ASSETS

Fixed assets as of December 31, 2013 and 2012 consisted of the following (in thousands):

	2013	2012
Fixed Assets:
Office furniture and equipment	$4,519	$4,141
Computer software and hardware	25,470	17,731
Leasehold improvements	2,662	2,198
Total fixed assets	32,651	24,070
Accumulated depreciation and amortization	(16,301)	(11,533)
Fixed assets – net	$16,350	$12,537

6.  INTANGIBLE ASSETS AND GOODWILL

The Company initially recorded intangible assets because of the purchase of the Company’s broker-dealers in prior periods. Intangible assets increased in 2013 with the Company’s acquisition of TSS/WSS. Intangible assets with definite lives subject to amortization and goodwill at December 31, 2013 and 2012 are as follows (in thousands):

	2013	2012
Balance at January 1	$87,352	$26,752
Additions:
Intangible assets – advisor relationships	22,212	59,770
Intangible assets – non-compete agreements	126	830
Intangible assets – non-solicitation agreements	56	—
Accumulated amortization	(33,201)	(19,981)
Intangible assets subject to amortization – net, at December 31	$76,545	$67,371

Goodwill	2013	2012
Balance at January 1	$16,037	$—
Goodwill – Genworth	—	16,037
Goodwill – TSS/WSS	3,387	—
Balance at December 31	$19,424	$16,037

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

6.  INTANGIBLE ASSETS AND GOODWILL – (continued)

Total amortization expenses of intangible assets were $13,220 and $11,030 for the year ended December 31, 2013 and 2012, respectively. Amortization expense for each of the years ending December 31, 2014 through 2018 and thereafter is estimated as follows (in thousands):

Estimated amortization expense for the years ending:
2014	$13,832
2015	12,925
2016	10,077
2017	9,768
2018	9,718
Thereafter (for period 2019 – 2032)	20,225
Total	$76,545

7.  INCOME TAXES

Income tax expense for the years ended December 31, 2013 and 2012, consists of the following (in thousands):

	2013	2012
Current:
Federal	$7,545	$2,613
State	1,217	332
	8,762	2,945
Deferred:
Federal	(5,380)	(285)
State	(1,198)	(372)
	(6,578)	(657)
Total	$2,184	$2,288

The principal items accounting for the differences in income taxes computed at the federal statutory rate of 35% and the effective income tax rate comprise the following (in thousands):

	2013		2012
Taxes computed at statutory rate	$1,856	35.0%	$2,478	35.0%
State taxes – net of federal benefit	—	—	(26)	(0.4)
Meals & entertainment	162	3.1	—	—
Acquisition costs	154	2.9	—	—
Other	12	0.2	(164)	(2.3)
Income tax expense	$2,184	41.2%	$2,288	32.3%

The Company accounts for income taxes using the asset and liability method of accounting for income taxes under U.S. GAAP. Thus, deferred income tax assets and liabilities are established for the “temporary differences” between amounts of assets and liabilities for reporting purposes and such amounts measured by tax laws and regulations.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

7.  INCOME TAXES – (continued)

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2013 and 2012, are as follows (in thousands):

	2013	2012
Deferred tax assets:
Deferred compensation liability	$29,386	$20,746
Notes receivable – forgivable	4,286	4,115
Restricted stock awards	3,368	—
Change in contingent consideration	1,927	1,605
Net operating loss carryforward (from TSS/WSS acquisition)	1,287	—
Fair value adjustment – notes	1,253	4,135
Deferred income	1,203	1,334
Rent rebate	1,153	1,177
Goodwill/intangible amortization	523	2,364
Other	3,747	3,667
Total deferred tax assets	48,133	39,143
Deferred tax liabilities:
Deferred compensation asset – unrealized gain	6,041	1,767
State income taxes	1,861	1,257
Depreciation	1,041	2,409
Customer relationships	—	5,429
Other	685	392
Total deferred tax liabilities	9,628	11,254
Deferred income tax assets – net	$38,505	$27,889

The Company has not established a valuation allowance against the net deferred tax assets as it has been determined that it is more likely than not that the assets will be realized.

As of the years ended December 31, 2013 and 2012, the Company did not have liabilities for any unrecognized tax benefits nor did it recognize any interest and penalties related to unrecognized tax benefits. The Company may be subject to examination, within the statute of limitations, by the U.S. federal tax authorities for any of the tax returns filed in the prior three years and by state tax authorities for any of the prior four years (relating to separate state returns filed by the Company’s subsidiaries).

8.  INDEBTEDNESS

2012 Credit Agreement — The Company entered into a credit agreement (the “2012 Credit Agreement”) on June 22, 2012 that provided for a $120 million term loan. The 2012 Credit Agreement was secured by a blanket lien on all Company assets. Debt issuance costs incurred in connection with the 2012 Credit Agreement of $3.2 million were capitalized and were included in other assets in the December 31, 2012 consolidated statement of financial condition. These costs were being amortized over the five year life of the 2012 Credit Agreement on a straight line basis. Amortization of these costs included in the December 31, 2013 and 2012 consolidated statement of income included as interest expenses were $570 and $497, respectively.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

8.  INDEBTEDNESS  – (continued)

Early Extinguishment of Debt — On August 7, 2013, the Company entered into a new credit agreement (the “2013 Credit Agreement”) and concurrently extinguished the outstanding debt (the “2012 Credit Agreement”) which it entered into on June 22, 2012. The Company incurred a loss of $2,834 on the early extinguishment of debt.

Senior Secured Credit Facility — The 2013 Credit Agreement provided for a $210 million term loan, a $25 million revolving line of credit facility, and subject to an aggregate limit of the revolving credit facility, $5 million letter of credit commitment. The senior secured credit facility is secured by a blanket lien on all Company assets. Debt issuance costs incurred in connection with the 2013 Credit Agreement of $8,438 are capitalized and included in other assets in the December 31, 2013 consolidated statements of financial condition. These costs are being amortized over the six year life of the 2013 Credit Agreement on a level yield basis. Amortization of these costs included in the December 31, 2013 consolidated statements of income included as interest expense was $616. The proceeds of the term loan made under the 2013 Credit Agreement may be used for general corporate purposes, including to finance the Special Dividend and to finance acquisitions.

The 2013 Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, pay dividends or make distributions, make investments, make acquisitions, prepay certain indebtedness, enter into certain transactions with affiliates, enter into sale and leaseback transactions, enter into swap agreements, and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. As of December 31, 2013, the Company was in compliance with all associated covenants.

2013 Credit Agreement — The initial principal amount of the term loan was $210 million, with a six year term and quarterly installment payments. Principal repayments for the year ended 2013 were $1.3 million. The remaining annual scheduled principal repayments for the remaining term are as follows (in thousands):

Scheduled principal repayments
2014	$5,250
2015	5,250
2016	4,725
2017	8,925
2018	13,125
2019	171,413
Total	$208,688

The Company is obligated to prepay the outstanding term loan in an aggregate principal amount equal to 50% of excess cash flow with certain adjustments for the fiscal year then ended (the “Excess Cash Flow Sweep”). The Company is required to pay the Excess Cash Flow Sweep no later than 100 days after the end of each fiscal year of the Company commencing with the fiscal year ending on December 31, 2014.

The Company may voluntarily prepay any portion of the term loan without premium or penalty as long as the prepayment is not a repricing transaction. If the voluntary prepayment is considered a repricing transaction then the Company shall pay a 2% premium before the first anniversary date and a 1% premium before second anniversary.

Borrowings under the Company's senior secured credit facilities that are Base Rate Loans bear interest at (a) a base rate equal to the greater of (i) the “Prime Rate”, (ii) the Federal Funds Rate plus 0.5%; and

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

8.  INDEBTEDNESS  – (continued)

(iii) one-month adjusted LIBOR plus 1.00% plus (b) the applicable margin. Borrowings that are LIBOR Loans bear interest at an adjusted LIBOR rate plus the applicable margin.

The applicable margin for borrowings with respect to the Credit Agreement executed on August 7, 2013 is currently 4.50% for base rate borrowings and 5.50% for LIBOR borrowings. The LIBOR rate shall in no event be less than 1.00%. Interest expense incurred on the 2013 Credit Agreement and 2012 Credit Agreement included in the December 31, 2013 consolidated statements of income was $5.5 million and $5.9 million, respectively.

Revolving Credit Facility — The revolving credit facility requires a commitment fee of 0.50%. There were no draws on the credit facility during the year ended December 31, 2013, and no outstanding balance at December 31, 2013.

Letter of Credit — There were no outstanding letters of credit during the year ended December 31, 2013.

9.  COMMITMENTS AND CONTINGENCIES

The Company is party to a number of claims, lawsuits, and arbitrations arising in the course of its normal business activities. While it is not possible to forecast the outcome of such lawsuits and arbitrations, in light of the existing insurance and established reserves, it is the opinion of management that the disposition of such lawsuits and arbitrations will not have a materially adverse effect on the Company’s consolidated operations or financial position or cash flows.

Leases — The Company is obligated under various operating leases requiring minimum annual rentals. The Company has leases pursuant to agreements expiring in various years through 2022. The leases require payments of the Company’s pro-rata share of common area expenses and taxes.

The following is a schedule of minimum future rental payments required under operating leases for office space and equipment that have non-cancellable lease terms in excess of one year (in thousands):

Years ending December 31
2014	$3,625
2015	3,695
2016	3,682
2017	3,527
2018	2,863
Thereafter (for period 2019 – 2021)	6,628
$24,020

Rent expense under the above operating leases for the years ended December 31, 2013 and 2012, were $4.3 million and $3.8 million, respectively.

Other Contingencies — Management has reviewed the indemnification provisions of its material contracts. In the normal course of its business, the Company enters into contracts in which it makes representations and warranties as well as standard “hold harmless” indemnifications to counterparties. Included among these are certain real estate leases under which the Company may be required to indemnify property owners for claims arising from the Company’s use of the applicable premises. The obligation amounts of these types of agreements are not explicitly stated; therefore, the overall maximum amount of the obligations cannot be reasonably estimated. However, management believes that it is unlikely that the Company will have to make material payments under these agreements, and no liabilities related to these agreements have been recognized in the Company’s consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

10. CAPITAL STRUCTURE

The following is a summary of the Company’s common and preferred stock, along with the rights and restrictions on each:

Under the Company’s certificate of incorporation, the Company has the authority to issue up to 2,400,000 shares of capital stock, of which 2,000,000 shares will be designated as common stock, par value $0.01 per share and 400,000 shares will be designated as preferred stock, par value $0.01 per share. As of December 31, 2013 and 2012, 944,116 and 929,945 shares of common stock and 384,142 and 383,748 shares of Series A convertible participating preferred stock were outstanding, held by 123 holders, respectively. In addition, 18,521 shares of restricted common stock were outstanding and held by 22 registered representatives, as of December 31, 2013 and 2012.

Holders of the Company’s common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by the Company’s stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by the Company’s board of directors, subject to any preferential dividend rights of any series of preferred stock that is outstanding at the time of the dividend.

In the event of the Company’s liquidation or dissolution, the holders of common stock are entitled to receive proportionately the Company’s net assets available for distribution to stockholders after payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. All shares of common stock will, when issued, be duly authorized, fully paid, and nonassessable.

Restricted common stockholders are entitled to all rights of a common stockholder including the payment of dividends. The Company’s restricted stock vests on the seventh anniversary of the grant date or immediately prior to the occurrence of a liquidity event change of control.

Series A convertible participating preferred stockholders are entitled to vote as a single class with the holders of common stock on an as-converted basis. Series A convertible participating preferred stockholders earn cumulative quarterly dividends at the annual rate of 10% per share of the share price, plus the amount of all accrued and unpaid regular dividends per annum. The quarterly dividend is recorded as paid-in-kind resulting in a beneficial conversion of the preferred stock. Regular dividends not declared and paid in cash when due will be added to, and increase the liquidation preference of the underlying Series A convertible participating preferred stock by a corresponding amount. If the board of directors declares a dividend or other distribution payable with regard to the Company’s common stock, the holders of the outstanding shares of Series A convertible participating preferred stock will be entitled to the amount of dividends as would be payable in respect of the number of shares of common stock into which the shares of Series A convertible participating preferred stock would convert to. The liquidation preference of each share of Series A convertible participating preferred stock is equal to $100, plus the amount of all accrued and unpaid regular dividends. Each holder of shares of Series A convertible participating preferred stock is entitled at any time to convert all or any shares of Series A convertible participating preferred stock into fully paid and nonassessable shares of common stock. At any time, the holders of 50% or more of the outstanding shares of Series A convertible participating preferred stock may elect, by delivering an irrevocable written notice to the Company, to have the Company redeem or repurchase all, but not less than all, of the Series A convertible participating preferred stock held by such holder at a price per share of equal to the liquidation preference, plus all accrued and unpaid dividends through the date of such redemption. If no election or event occurs, the Series A convertible participating preferred stock is mandatorily redeemable on the 20-year anniversary of the initial issuance date, when the Company shall redeem each outstanding share of Series A convertible

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

10. CAPITAL STRUCTURE  – (continued)

participating preferred stock for cash consideration equal to the redemption price. The Series A convertible participating preferred stock is classified as mezzanine equity on the consolidated statements of financial condition.

The Company does not pay cash dividends at the quarterly dividend payment date and as a result, the liquidation preference of the Series A convertible participating preferred stock is increased by an amount equal to the fair value of the accrued dividends. Accrued dividends on Series A convertible participating preferred stock is reflected as a decrease to retained earnings on the consolidated statements of changes in stockholders’ equity, and an increase to Series A convertible preferred stock on the consolidated statements of financial condition. The beneficial conversion on the accrued dividends on Series A convertible participating preferred stock is reflected as a decrease to retained earnings on the consolidated statements of stockholders’ equity and an increase to Series A convertible preferred stock on the consolidated statements of financial condition.

The table below shows the roll-forward of the Series A convertible participating preferred stock for the years ended December 31, 2013 and 2012.

	Shares	Balance
Balance at 12/31/11	382,807	$46,870
Convertible preferred stock issuance	1,235	167
Convertible preferred stock repurchases	(294)	(40)
Acrued paid-in-kind dividends		4,774
Beneficial conversion		2,201
Balance at 12/31/12	383,748	$53,972
Convertible preferred stock issuance	1,273	215
Convertible preferred stock repurchases	(879)	(145)
Accrued paid-in-kind dividends		5,268
Beneficial conversion		10,154
Dividend paid		(29,159)
Balance at 12/31/13	384,142	$40,305

Special Dividend — On August 8, 2013, the Company’s Board of Directors declared a one-time special cash dividend (the “Special Dividend”) of $54 per share payable on all classes of common and preferred shareholders. Based on the 1,492,970 shares of common and preferred shares on an as converted basis on the dividend record date, the dividend totaled $80.6 million. Of this amount, $79.6 million was settled in cash and $1.0 million was accrued as a liability on the accompanying consolidated statements of financial position at December 31, 2013. $50.4 million was paid to common shareholders and $29.2 million was paid to preferred shareholders. The $1.0 million dividend accrued as a liability is related to the outstanding restricted common stock, the accrued dividend will be paid when the restricted common shares vest. The dividend reduced additional paid-in capital as the Company did not have retained earnings. With the exception of the Special Dividend, Cetera has not historically declared any cash dividends, and currently has no plans to pay cash dividends in the future.

The Company financed the Special Dividend with borrowings on the 2013 Credit Agreement. Refer to Note 8, “Indebtedness” for additional information about the 2013 Credit Agreement.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

11. SHARE-BASED COMPENSATION

On January 28, 2010, the Company adopted the Stock Incentive Plan of Cetera Financial Holdings (the “Plan”), as a means of providing additional incentives to employees, registered representatives, and nonemployee directors of the Company and its subsidiaries. The Company may grant or sell awards of common stock, restricted shares of common stock, or other awards that may be valued in whole, or part, referenced to the fair value of shares of common stock. Additionally, the Company may grant or sell shares of preferred stock under the Plan.

Awards that are forfeited, terminated, canceled, expire unexercised, withheld to satisfy tax withholding obligations, or are repurchased by the Company immediately become available for new awards under the Plan.

Time Options — During the years ended December 31, 2013 and 2012, the Company granted 22,103 and 12,400 time options, respectively, which become exercisable in five equal and cumulative installments provided that the grantee remains continuously employed in active service by the Company. At December 31, 2013 and 2012, there were 55,958 and 57,116 of unvested time options outstanding, respectively.

The weighted-average assumptions used for purposes of determining the grant-date fair value of time options granted during the years ended December 31, 2013 and 2012, are summarized as follows:

	2013	2012
Risk-free interest rate	1.55%	1.52%
Expected life (in years)	7.0	7.0
Dividend yield	—%	—%
Historical volatility	52.0%	53.0%

The risk-free interest rate utilized is based on the U.S. Treasury rate, corresponding with a similar term as the expected term of the stock option granted. As the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term, the Company utilizes the simplified method. Since the Company does not currently anticipate declaring cash dividends, the dividend yield assumption was zero. Since the Company is unable to obtain sufficient historical information about past volatility, expected volatility is based on peer group historical volatility using companies with operations similar to those in which the Company operates.

Return Options — During the years ended December 31, 2013 and 2012, the Company granted 22,103 and 9,900 return options, respectively, which become vested and exercisable pro-ratably at such time Lightyear and its affiliates sells a percentage of the aggregate investment and realizes liquidity in a combination of cash and liquid securities provided that the grantee remains continuously employed in active service by the Company. Liquidity is defined as a return that represents a certain multiple on the shares sold, plus a specified internal rate of return. At December 31, 2013 and 2012, there were 79,212 and 72,919 of unvested return options outstanding, respectively. Stock-based compensation expense for these performance condition awards is recognized based on the probable outcome of the performance condition at each reporting date. As of December 31, 2013 and 2012, management determined that the achievement of the performance condition was not considered probable. As a result, no compensation cost has been recognized on the return options.

In determining the grant-date fair value of return options, the Company utilized weighted-average assumptions consistent with those applied in determining the grant-date fair value of time options. Additionally, the Company’s uses a lattice valuation model, which simulates random future price movements, for purposes of determining the grant-date fair value.

The table summarizes the activity related to both time options and return options for the years ended December 31, 2013 and 2012, as follows:

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

11. SHARE-BASED COMPENSATION  – (continued)

	2013		2012
	Shares	Weighted Average Strike Price	Shares	Weighted Average Strike Price
Outstanding – beginning of year	153,201	$58.40	134,437	$108.79
Granted	44,206	135.59	22,300	133.77
Exercised	(17,012)	58.18	(1,861)	100.81
Forfeited	(22,535)	51.21	(1,675)	120.00
Cancelled	—	—	—	—
Outstanding – end of year	157,860	$81.07	153,201	$112.40
Exercisable – end of year	22,690		23,166

Total stock-based compensation expenses were $1.2 million and $0.9 million for the years ended December 31, 2013 and 2012, respectively.

At December 31, 2013 and 2012, unrecognized stock-based compensation expenses were $5.4 million and $3.2 million, respectively.

At December 31, 2013 and 2012, there were 157,860 and 153,201 shares outstanding, with a weighted-average exercise price and remaining contractual maturity of $81.07 and $112.40, and 7.62 and 7.89 years, respectively. During the years ended December 31, 2013 and 2012 the Company received proceeds from stock options exercised of $899 and $179, respectively.

Stock Grants — The Company accounts for restricted stock awards by measuring such awards at their measurement date fair value. Share-based compensation is recognized ratably over the requisite service period, which generally equals the vesting period. The Company recognized $4.1 and $0.9 million of share-based compensation related to the vesting of restricted stock awards for the years ended December 31, 2013 and 2012, respectively, which is included in commission expense on the consolidated statements of income. As of December 31, 2013 and 2012, total unrecognized compensation costs were $4.7 million and $2.1 million, which are expected to be recognized over a weighted-average remaining period of 3.20 years and 4.20 years, respectively.

Vesting of the time options, return options and restricted stock will be accelerated upon closing of the transaction discussed in note 17.

12. EMPLOYEE AND REGISTERED REPRESENTATIVE BENEFITS

401(k) and Health and Welfare Benefit Plan for Employees — The employees of the Company are covered by a 401(k) plan and a health and welfare defined contribution plan. The plans are defined contribution plans and have various eligibility standards, vesting requirements, and guidelines for matching. 401(k) and Health and Welfare Benefit Plan expenses incurred by the Company, included in employee compensation and benefits within the consolidated statements of income were $7.3 million and $6.8 million for the years ended December 31, 2013 and 2012, respectively.

Deferred Compensation Plans for Registered Representatives — The Company maintains deferred compensation plans (the “Plans”) for registered representatives as part of its retention strategy. Under the Plans, if certain eligibility requirements are met, a participant may defer a portion of their income, primarily commission and fee earnings. Participants may elect to have all or a portion of their deferred compensation account indexed to rates of return on a variety of investment options, including a fixed rate option. The Company credits earnings to these participants’ accounts based upon the actual rate of return on the underlying investment index choice. Such amounts are included in the Company’s 2013 and 2012 consolidated

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

12. EMPLOYEE AND REGISTERED REPRESENTATIVE BENEFITS  – (continued)

results of operations. For the years ended December 31, 2013 and 2012, the accrued liabilities increased by $10.8 million and $6.2 million, resulting in a corresponding expenses of $10.8 million and $6.2 million, respectively. The change in accrued liabilities is recorded in commissions expense in the accompanying consolidated statements of income.

The Plans are unfunded; therefore, benefits are paid from the general assets of the Company. However, the Company have made investments that attempt to mirror amounts and elections of the participants, of which $76.3 million and $53.8 million, as of December 31, 2013 and 2012, respectively is included as deferred compensation plan investments on the consolidated statements of financial condition and are carried at fair value. The total of net participant deferrals, which are reflected within deferred compensation plans liabilities on the consolidated statements of financial condition, were $75.6 million and $54.1 million at December 31, 2013 and 2012, respectively. The investments that mirror amounts and elections of the participants increased by $11.1 million, and by $6.5 million for the years ended December 31, 2013 and 2012, respectively and are recorded in transaction and other fees in the accompanying consolidated statements of income.

13. RELATED PARTY TRANSACTIONS

The Company paid $1.5 million during each of the years ended December 31, 2013 and 2012, in management fees, substantially all of which were paid to an affiliate of Lightyear, and are reflected within other expenses in the consolidated statements of income. There were no outstanding receivables or payables with related parties as of December 31, 2013 and 2012.

14. OFF-BALANCE SHEET RISK

Financial instruments recorded at fair value on the Company’s consolidated statements of financial condition include securities owned and securities sold, not yet purchased, and deferred compensation plan investments. Other financial instruments are recorded by the Company at contract amounts and include receivables from and payables to brokers, dealers, clearing organizations and receivables from and payables to customers, notes receivable, and note payable. Financial instruments carried at contract amounts, which approximate fair value, either have short-term maturities (one year or less), are repriced frequently or bear market interest rates and, accordingly, are carried at amounts approximating fair value.

The Company’s customer activities involve the execution, settlement, and financing of various securities transactions. These activities are transacted on either a cash or margin basis. In margin transactions, the Company extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer’s account. In connection with these activities, the Company executes and clears customer transactions involving the sale of securities not yet purchased and the writing of options contracts. Such transactions may expose the Company to off-balance sheet risk in the event that margin requirements are not sufficient to fully cover losses that customers incur or counterparties are unable to meet the terms of the contracted obligations. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company’s policy to review, as necessary, the credit standing of each counterparty with which it conducts business.

In the event a customer or broker fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer’s obligations. The Company seeks to control the risk associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and pursuant to such guidelines, requires customers to deposit additional collateral or reduce positions, when necessary.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Fair value measurement is prioritized to maximize the use of observable inputs and minimize the use of unobservable inputs within a three-level fair value hierarchy.

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities the Company has the ability to access.

Level 2 — Inputs (other than quoted prices included in Level 1) that are observable for the asset or liability, either directly or indirectly.

Level 3 — Inputs are unobservable for the asset or liability and rely on management’s own assumptions as to what market participants would use in pricing the asset or liability. (The unobservable inputs should be developed based on the best information available in the circumstances and may include the Company’s own data.)

Cash equivalents include money market mutual fund instruments, which are short term in nature with readily determinable values derived from active markets. Mutual funds, publicly traded securities with sufficient trading volume, and U.S. Treasury securities, are fair valued by management using third-party pricing services, which base prices on market quotations. These securities are primarily classified within Level 1. Government bonds and certificates of deposits are fair valued by management using third-party pricing services and these securities are primarily classified within Level 2. The Company’s interest rate cap is not traded on an exchange. Consequently, the fair value is determined based on a discounted cash flow model that incorporates assumptions as to interest rates, the risk of non-performance, and counterparty credit risk. Accordingly, the interest rate cap is classified as Level 2 in the Company’s fair value hierarchy.

The Company’s fair value hierarchy for those assets measured at fair value on a recurring basis as of December 31, 2013 and 2012, are as follows (in thousands):

	2013 Fair Value Measurements on a Recurring Basis
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents – money market funds	$118,597	$—	$—	$118,597
Securities segregated under federal and other regulations:
U.S. treasury securities	—	6,998	—	6,998
Securities owned:
Equity securities	88	—	—	88
Mutual funds and UITs	87	—	—	87
Certificate of deposits	—	—	—	—
U.S. government bonds	—	—	—	—
U.S. treasury securities	997	—	—	997
Interest rate cap	—	183	—	183
Total securities owned	1,172	183	—	1,355
Deferred compensation plan investments – mutual funds:
Money market funds	4,378	—	—	4,378

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

	2013 Fair Value Measurements on a Recurring Basis
	Level 1	Level 2	Level 3	Total
International global funds	16,098	—	—	16,098
U.S. equity funds	44,080	—	—	44,080
U.S. fixed-income funds	11,742	—	—	11,742
Total deferred compensation plan investments	76,298	—	—	76,298
Total assets	$196,067	$7,181	$—	$203,248
Liabilities
Securities sold, but not yet purchased:
Equity securities	$70	$—	$—	$70
Mutual funds and UITs	62	—	—	62
Total liabilities	$132	$—	$—	$132

	2012 Fair Value Measurements on a Recurring Basis
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents – money market funds	$105,718	$—	$—	$105,718
Securities segregated under federal and other regulations:
U.S. treasury securities	—	4,998	—	4,998
Securities owned:				—
Equity securities	84	—	—	84
Mutual funds and UITs	10	—	—	10
Certificate of deposits	—	924	—	924
U.S. government bonds	—	1	—	1
U.S. treasury securities	2,994	—	—	2,994
Interest rate cap	—	137	—	137
Total securities owned	3,088	1,062	—	4,150
Deferred compensation plan investments – mutual funds:
Money market funds	1,738	—	—	1,738
International global funds	14,170	—	—	14,170
U.S. equity funds	30,068	—	—	30,068
U.S. fixed-income funds	7,794	—	—	7,794
Total deferred compensation plan investments	53,770	—	—	53,770
Total assets	$162,576	$6,060	$—	$168,636
Liabilities
Securities sold, but not yet purchased:
Equity securities	70	—	—	70
Mutual funds and UITs	62	—	—	62
Total liabilities	$131	$—	$—	$131

There were no transfers of investments between levels during the years ended December 31, 2013 and 2012.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share amounts)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

Interest Rate Cap

As part of the 2013 Credit Agreement, the Company entered into two additional interest rate cap agreements that are scheduled to mature on September 7, 2016. An interest rate cap is a financial derivative instrument whereby one party enters into a contractual agreement with another party to receive payments based on underlying interest rates. The Company uses interest rate cap agreements to hedge the variability on its floating rate senior secured term loan. For these new instruments, the counterparty is required to pay the Company interest on a notional balance if the LIBOR rate exceeds 2.75%. Payments are settled quarterly, if necessary.

The following table summarizes information related to the Company's existing interest rate cap instruments, not subject to a master netting arrangement or similar arrangement, as of December 31, 2013 and 2012 (in thousands):

		Fair Value
Notional Amount	Maturity Dates	December 31, 2013	December 31, 2012
$60,000	8/3/2015	$20	$137
37,500	9/30/2016	78	—
37,500	9/30/2016	85	—
$135,000		$183	$137

The following is a summary of the changes in the interest rate cap agreement for the years ended December 31, 2013 and 2012:

Balance – January 1, 2012	$—
Purchases	159
Transfer in (out)	—
Realized gain (loss), net	—
Unrealized (loss), net*	(22)
Balance – December 31, 2012	137
Purchases	475
Transfer in (out)	—
Realized gain (loss), net	—
Unrealized (loss), net*	(429)
Balance – December 31, 2013	$183

*	The Company recorded unrealized losses totaling $429 and $22 for the years ended December 31, 2013 and 2012, respectively, in transaction and other fees on the accompanying consolidated statements of income.

16. REGULATED ENTITIES

The Company has subsidiaries that are registered broker-dealers, which are subject to the minimum net capital requirements of the Securities and Exchange Commission. The subsidiaries have continuously operated in excess of these requirements.

17. SUBSEQUENT EVENTS

On April 29, 2014, it was announced that RCS Capital Corporation (NYSE: RCAP) closed its previously announced acquisition of Cetera Financial Holdings, Inc. from affiliates of Lightyear Capital, LLC for $1.15 billion in cash.

* * * * * *

Cetera Financial Holdings, Inc. and Subsidiaries

Consolidated Financial Statements as of March 31, 2014
(Unaudited) and December 31, 2013 (Audited) and for the
Three Months Ended March 31, 2014 and 2013 (Unaudited)

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
AS OF MARCH 31, 2014 AND DECEMBER 31, 2013
(In thousands, except share amounts)

	3/31/2014 (Unaudited)	12/31/2013 (Audited)
ASSETS
Cash and cash equivalents	$125,457	$129,005
Cash and securities segregated under federal and other regulations (cash of $15,000 and securities with fair value of $7,999 in 2014 and securities with fair value of $6,998 in 2013)	22,999	6,998
Receivable from brokers, dealers, and clearing organizations	3,097	1,266
Receivable from customers	11,588	6,554
Securities owned – at fair value	411	1,355
Deferred compensation plan investments	76,694	76,298
Commissions receivable	52,867	50,605
Notes receivable, net allowance of $336 and $2,545 in 2014 and 2013, respectively	45,558	46,822
Fixed assets – net of accumulated depreciation of $17,375 and $16,301 in 2014 and 2013, respectively	16,617	16,350
Deferred income tax assets – net	39,632	38,505
Intangible assets – net of accumulated amortization of $36,737 and $33,201 in 2014 and 2013, respectively	73,009	76,545
Goodwill	19,474	19,424
Prepaid expenses	9,602	8,910
Other assets	32,829	32,202
TOTAL ASSETS	$529,834	$510,839
LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Payable to customers	28,967	11,407
Payable to brokers, dealers, and clearing organizations	2,519	510
Deferred compensation plan accrued liabilities	75,971	75,456
Commissions payable	66,180	64,196
Accrued compensation	10,064	15,985
Accounts payable and accrued expenses	23,094	23,145
Other liabilities	25,298	21,873
Notes payable	207,375	208,688
Total liabilities	439,468	421,260
MEZZANINE EQUITY – Series A convertible preferred stock, $0.01 par value – authorized, 400,000 shares; issued, 386,197 and 386,197 shares; outstanding, 384,142 and 384,142 shares; inclusive of accrued dividend; liquidation preference of $21,232 and $27,247, respectively; net of cash dividend of $29,159 in 2013	40,576	40,305
STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value – authorized, 2,000,000 shares; issued, 951,088 and 951,088 shares; outstanding 944,116 and 944,116 shares, respectively	9	9
Additional paid-in capital	48,630	48,353
Deferred share-based compensation	3,387	3,026
(Accumulated deficit)/retained earnings	(2,236)	(2,114)
Total stockholders’ equity	49,790	49,274
TOTAL	$529,834	$510,839

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands)

	3/31/2014	3/31/2013
REVENUES:
Commissions	$178,972	$142,071
Advisory fees and services	92,308	71,455
Asset based fees	9,768	8,631
Transaction and other fees	20,126	20,519
Total Revenues	301,174	242,676
EXPENSES:
Commissions	242,225	191,480
Employee compensation and benefits	25,848	22,072
Professional fees and outside services	1,630	2,846
Clearing and exchange fees	4,406	3,588
Depreciation and amortization	4,611	4,322
Technology costs	5,058	4,204
Occupancy and equipment	3,224	2,566
Promotional	2,721	2,700
Interest expense	4,154	2,256
Other expenses	2,267	1,979
Acquisition related costs	3,125	359
Separation costs	208	230
Change in contingent consideration	22	906
Total Operating Expense	299,499	239,508
OPERATING INCOME BEFORE INCOME TAX EXPENSE	1,675	3,168
INCOME TAX EXPENSE	(1,797)	(1,249)
NET (LOSS) INCOME	$(122)	$1,919

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Deferred Share Based Compensation	Retained Earnings/ (Accumulated Deficit)	Total
	Shares	Amount
BALANCE – December 31, 2012	929,945	$9	$96,610	$(506)	$9,780	$105,893
Repurchase of common stock	(353)	—	(54)	—	—	(54)
Issuance of common stock	564	—	106	—	—	106
Accrued dividend on convertible preferred stock	—	—	—	—	(1,253)	(1,253)
Beneficial conversion of preferred stock	—	—	—	—	(1,110)	(1,110)
Amortization of deferred share based compensation	—	—	—	167	—	167
Share based compensation expense	—	—	76	254	—	330
Net income	—	—	—	—	1,919	1,919
BALANCE – March 31, 2013	930,156	$9	$96,738	$(85)	$9,336	$105,998
BALANCE – December 31, 2013	944,116	$9	$48,353	$3,026	$(2,114)	$49,274
Amortization of deferred share based compensation	—	—	—	361	—	361
Share based compensation expense	—	—	277	—	—	277
Net (loss) income	—	—	—	—	(122)	(122)
BALANCE – March 31, 2014	944,116	$9	$48,630	$3,387	$(2,236)	$49,790

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands)

	3/31/2014	3/31/2013
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$(122)	$1,919
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization of fixed assets	1,076	1,312
Amortization of intangible assets	3,536	3,010
Amortization of credit facility issuance costs	383	29
Note receivable amortization – net of accretion	3,250	2,341
Change in contingent consideration	22	906
Deferred income taxes	(1,126)	(1,315)
Share based compensation expense	277	330
Amortization of deferred share based compensation	362	167
Preferred stock interest expense	271	61
Changes in operating assets and liabilities:
Cash segregated	(16,001)	1,000
Net receivable from/payable to broker-dealers, and clearing organizations	179	(217)
Net receivable from/payable to customers	12,526	(1,338)
Net deferred compensation assets and liabilities	119	2,105
Securities owned	944	(295)
Notes receivable	166	(156)
Commissions receivable	(2,261)	(703)
Prepaid expenses	(692)	(252)
Other assets	(1,012)	1,983
Commissions payable	1,983	3,714
Accounts payable and accrued expenses	(52)	(2,025)
Accrued compensation	(8,074)	(7,755)
Other liabilities	3,375	868
Net cash (used in) provided by operating activities	(871)	5,689
CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures	(1,343)	(1,126)
Net cash (used in) investing activities	(1,343)	(1,126)
CASH FLOW FROM FINANCING ACTIVITIES
Notes payable – issued	(1,313)	(1,500)
Contingent consideration payments	(21)	876
Common stock – issuance	—	(2,309)
Convertible preferred stock – issuance	—	2,386
Net cash (used in) financing actitivies	(1,334)	(547)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(3,548)	4,016
Cash and Cash Equivalents – Beginning	129,005	136,221
Cash and Cash Equivalents – Ending	$125,457	$140,237
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$3,422	$1,241
Cash paid for income taxes	$260	$1,284
NONCASH INVESTING ACTIVITIES – Accrued dividend and beneficial conversion of paid-in-kind dividends on convertible preferred stock	$271	$1,253

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

1. NATURE OF BUSINESS AND OWNERSHIP

Cetera Financial Holdings, Inc., a Delaware holding corporation, together with its consolidated subsidiaries (collectively, the “Company” or “Holdings”) is a provider of technology, brokerage and investment advisory services supporting a broad range of independent financial advisers, registered investment advisors and financial institutions, throughout the United States of America. Through its proprietary technology, custody and clearing platforms, the Company provides access to diversified financial products and services enabling its customers to offer independent financial advice and investment services to retail investors.

Operations of Subsidiaries — The Company owns 100% of the issued and outstanding common stock of Cetera Financial Group, Inc. (“Group”). Group is the sole member of Cetera Advisor Networks LLC (“Networks”), Cetera Advisors LLC (“Advisors”), Cetera Financial Specialists LLC (“Specialists”), Cetera Investment Services LLC doing business as Cetera Financial Institutions (“Institutions”), Cetera Investment Advisers LLC (“Investment Advisers”), and Cetera Investment Management LLC (“Investment Management”). A centralized executive team, headquartered in El Segundo, California, manages Group. The majority stockholder of the Company is Lightyear Fund II, L.P. (“Lightyear”), which is managed by an affiliate of Lightyear Capital LLC.

Networks, Advisors, Specialists, and Institutions are broker-dealers registered under the Securities Exchange Act of 1934, and members of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Networks, Advisors, Institutions, Investment Advisers and Investment Management are registered as investment advisers under the Investment Advisers Act of 1940.

Networks, Advisors, and Specialists provide brokerage and insurance services to the public through national networks of registered representatives. Networks and Advisors are also registered investment advisors and provide investment advice and financial planning services to clients. Registered representatives of Specialists who provide investment advisory services to their clients are registered as investment adviser representatives of Investment Advisers. Networks, Advisors, and Specialists are fully disclosed introducing broker-dealers that clear all securities transactions through an unaffiliated clearing broker, (Pershing, LLC) and do not carry customer accounts.

Institutions provide brokerage, insurance, and investment advisory services to customers through networking agreements with financial institutions. Institutions are a self-clearing broker-dealer.

Investment Management provides institutional investment services to its affiliated companies that are registered as investment advisers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions made by the Company include the valuation of certain financial instruments, intangible assets and goodwill, allowance for doubtful accounts, valuation of share-based compensation, contingent considerations, accruals for liabilities, income taxes, revenue and expense accruals, and other matters that affect the consolidated financial statements and related disclosures. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable. Actual results could differ from those estimates.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Consolidation — The consolidated financial statements include the accounts of Holdings and its subsidiaries. Intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents — Cash and cash equivalents are composed of interest and noninterest-bearing deposits and money market funds that meet the definition of a cash equivalent. Cash equivalents are highly liquid investments, with original maturities of less than 90 days that are not required to be segregated under federal or other regulations and there are no restrictions on the redemptions of money market funds.

Cash and Securities Segregated under Federal and Other Regulations — The Company segregates cash and securities pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3.

Receivable from Brokers, Dealers, and Clearing Organizations — Receivable from and payable to brokers, dealers, and clearing organizations are recorded at contract value and result from the Company’s normal brokerage activities.

Receivable from and Payable to Customers — Receivable from customers includes amounts due on cash and margin transactions. The Company extends credit to its customers to finance their purchases of securities on margin. Securities owned by customers are held as collateral for margin receivables. Such collateral is not reflected in the consolidated statements of financial condition. Payable to clients represents credit balances in customer accounts arising from deposits of funds, proceeds from sales of securities and dividend and interest payments received on securities held in customer accounts.

Securities Owned — Securities owned are stated at fair value with realized and unrealized gains and losses being recorded in transaction and other fees in the consolidated statements of income. Management determines fair value based on published market prices or quotes obtained from independent pricing services. Transactions are accounted for on a trade date basis. Dividend income is recorded when declared and interest income is recorded when earned.

Notes Receivable — The Company loans money to certain of its registered representatives under two types of promissory note agreements, which bear interest at various rates. Such agreements include forgivable promissory notes and payback promissory notes, which are described more fully in Note 4. In accordance with Accounting Standards Codification (“ASC”) 805 Business Combinations, all notes receivables are recorded at fair value as of the date of an acquisition (“Acquired Loans”). The Company applies the effective interest income method for the discount accretion. Management establishes an allowance that it believes is sufficient to cover any probable losses. When establishing this allowance, management considers a number of factors, including its ability to collect from the registered representative and the Company’s historical experience in collecting on such transactions.

Fixed Assets — Furniture, equipment, computers, purchased software, capitalized software, and leasehold improvements are recorded at historical cost, net of accumulated depreciation and amortization. Depreciation is recognized using the straight-line method over the estimated useful lives of the assets. Furniture, equipment, computers, and purchased software are depreciated over a period of three to seven years. Leasehold improvements are amortized over the lesser of their useful lives or the terms of the underlying leases. Management reviews fixed assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

Software Development Costs — Software development costs are charged to operations as incurred. Software development costs include costs incurred in the development and enhancement of software used in connection with services provided by the Company that do not otherwise qualify for capitalization. The costs

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

of internally developed software that qualify for capitalization are capitalized as fixed assets and subsequently amortized over the estimated useful life of the software, which is generally three to seven years. The costs of internally developed software are included in fixed assets at the point at which the conceptual formulation, design and testing of possible software project alternatives are complete and management authorizes and commits to funding the project. The Company does not capitalize pilot projects and projects where it believes that the future economic benefits are less than probable.

Income Taxes — The Company and its subsidiaries file a consolidated tax return. The Company and its subsidiaries each report current income tax expense as allocated under a consolidated tax allocation agreement. Generally, the allocation results in profitable companies recognizing a tax provision as if the individual company filed a separate return and loss companies recognizing benefits to the extent of their losses.

Deferred income tax assets and liabilities result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. The Company assesses the likelihood that the deferred tax assets will be realizable, and to the extent, it is more-likely-than-not that such deferred tax assets will not be realized a valuation allowance is established.

The Company has reviewed and evaluated the relevant technical merits of each of its tax positions in accordance with ASC 740, Accounting for Uncertainty in Income Taxes, and determined that there are no uncertain tax positions that would have a material impact on the consolidated financial statements of the Company. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in current income taxes payable and income tax expense on the consolidated statements of financial condition and consolidated statements of income, respectively.

Acquisitions — When acquiring companies, the Company recognizes separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. When the acquisition includes contingent consideration, a discounted cash flow methodology is employed to determine the fair value of the contingent consideration at acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, the Company’s estimates are inherently uncertain and subject to refinement.

Intangible Assets and Goodwill — The Company classifies intangible assets into two categories: (1) intangible assets with definite lives subject to amortization, and (2) goodwill. The Company determines the useful lives of identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors considered when determining useful lives include assessing the existing customers and the cash flows, terms of contractual agreements, the history of the asset, and the Company’s long-term strategy for the use of the asset. Intangible assets that are considered to have definite lives are amortized over their useful lives, generally ranging from 5 – 20 years. Management reviews intangible assets for impairment whenever indications of impairment exist. Impairment exists when the carrying amount of the intangible asset exceeds its implied fair value, resulting in an impairment charge for the excess.

Goodwill is not amortized, but is tested for impairment annually or more frequently if events or circumstances indicate that goodwill may be impaired. The Company uses a variety of methodologies in conducting impairment assessments including, but not limited to, discounted cash flow models, which are based on the assumptions the Company believes hypothetical marketplace participants would use. If the

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to the excess. No impairment occurred for the three months ended March 31, 2014 and 2013.

Classification and Valuation of Certain Investments — The classification of an investment determines its accounting treatment. The Company generally classifies its investments in debt and equity instruments (including mutual funds, annuities, corporate bonds, government bonds and municipal bonds) as trading securities. The Company has not classified any investments as available-for-sale. Investment classifications are subject to ongoing review and can change. Securities classified as trading are carried at fair value, while securities classified as held-to-maturity are carried at cost or amortized cost. The fair value of securities is determined by obtaining quoted market prices. Both unrealized and realized gains and losses on trading securities are recognized in other expense on a net basis in the consolidated statements of income.

Securities Owned and Securities Sold, But Not Yet Purchased — Securities owned and securities sold, but not yet purchased are reflected on a settlement-date basis at market value in other assets/liabilities with realized and unrealized gains and losses being recorded in other expense in the consolidated statements of income.

Debt Issuance Costs — Debt issuance costs have been capitalized and are being amortized as additional interest expense over the expected terms of the related debt agreements.

Other Assets — Other assets are primarily receivables from third parties as well as prepaid expenses.

Derivative Instruments and Hedging Activities — The Company from time to time uses interest rate cap agreements to hedge the variability on its floating rate senior secured term loan. The Company purchases interest rate caps and the counterparties to the agreements are required to pay the Company interest on a notional balance if interest rates exceed the contracted amount.

All derivatives are reported at their corresponding fair value in the Company’s consolidated statements of financial condition. The Company records the change in the derivatives fair value as additional interest income or expense in the consolidated statements of income.

Fair Value of Financial Instruments — Substantially, all of the Company’s financial instruments are carried at fair value. Receivables and payables including payback notes are carried at cost or cost plus accrued interest, which approximates fair value. Forgivable notes contain provisions for forgiveness of principal and accrued interest and have minimal cash inflows associated with them. As a result, the fair value of the forgivable notes is insignificant. The estimated fair value of the note payable is determined based upon the carrying value of the loan and anticipated revenue production for the applicable registered representative population.

Revenue Recognition:

Commissions — The Company records commissions received from securities transactions on a trade-date basis. Commissions generated from mutual funds, variable annuities, and insurance product purchases transacted directly with the product manufacturers, as well as mutual fund and annuity trailers are estimated for each accounting period. A substantial portion of commissions revenue is ultimately paid to the Company’s registered representatives. Such amounts are classified as commissions expense in the consolidated statements of income. Commissions payable related to these transactions are recorded based upon estimated payout ratios for each product as commission revenue is accrued.

Advisory Fees and Services — The Company provides investment advisory services to clients. Fees for the services are based on the value of the clients’ portfolios and are generally billed at the beginning of each quarter. These fees, and the related expenses, are recognized over the period earned. A substantial portion of

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

advisory fees and services revenue is ultimately paid to the Company’s registered representatives. Such amounts are classified as commissions expense in the consolidated statements of income. The Company records an estimate for commissions payable based upon estimated payout ratios for each product for which the Company has accrued advisory fees and services revenue.

Asset-Based Fees — Asset-based fees include amounts earned related to client sweep account investments, omnibus processing and networking services, and reimbursements and allowances from product providers related to the sale and custody of their products.

Transaction and Other Fees — The Company charges transaction fees for executing transactions on client accounts. Transaction-related charges are recognized on a settlement-date basis, which is not materially different from the trade-date basis. Other revenue includes fees charged to clients such as individual retirement account maintenance fees, margin interest, and confirmation fees, as well as fees charged to registered representatives for contracted services such as affiliation and transaction fees. These fees are recognized as earned.

Employee Compensation and Benefits — The Company records compensation and benefits for all wages, benefits, and related taxes as earned by its employees. Employee compensation includes benefits expense, recruiting and relocation cost, and fees earned by temporary employees and contractors who perform similar services to those performed by the Company’s employees.

Separation Costs — Separation costs represent acquisition related integration and transition expenses.

Stock-Based Compensation — Stock-based awards are measured based on the grant-date fair value of the award, using the Black-Scholes option pricing model (service condition options) or a lattice valuation model (performance condition options). Stock-based compensation expense for service condition options is recognized over the requisite service period and includes the Company’s estimate of expected forfeitures. Stock-based compensation expense for awards containing a performance condition is recognized based on the probable outcome of the performance condition at each reporting date. At the end of the contingency period, the total compensation cost recognized will be the grant-date fair value of all units that actually vest based on the outcome of the performance conditions.

Legal Reserves — The Company records reserves for legal proceedings in accounts payable and accrued expenses in the consolidated statements of financial condition. The determination of these reserve amounts requires significant judgment on the part of management. Management considers many factors including, but not limited to, future legal expenses, the amount of the claim, the amount of the loss in the client’s account, the basis and validity of the claim, the possibility of liability on the part of a registered representative, likely insurance coverage, previous results in similar cases, legal precedents and case law. Each legal proceeding is reviewed with counsel in each accounting period and the reserve is adjusted as deemed appropriate by management. Any change in the reserve amount is recorded as other expense in the consolidated statements of income.

Recent Accounting Pronouncements — There are no recent accounting pronouncements that would impact the Company’s condensed consolidated statements of income, financial condition, or cash flows.

3. ACQUISITIONS

2013 Acquisition

Tower Square Securities, Inc. (TSS) and Walnut Street Securities, Inc. (WSS)

On August 30, 2013, the Company acquired all of the outstanding common stock of Tower Square Securities, Inc. and Walnut Street Securities, Inc. (collectively, “TSS/WSS”) for an aggregate purchase price

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

3. ACQUISITIONS  – (continued)

of $37,636. TSS/WSS provides brokerage, investment advisory and planning services, and insurance services to the general public. The acquisition complements the Company’s existing capabilities and offers an extension of the Company’s existing services. Goodwill resulting from this business combination is largely attributable to the existing workforce of TSS/WSS and synergies expected to arise after the Company’s acquisition of TSS/WSS. The Goodwill of $3,387 is deductible for income tax purposes.

The Company paid $25,811 at the closing of the transaction, and may be obligated to pay additional cash consideration to the former shareholder contingent upon the retention of registered representatives in the first eight months following the transaction. The Company estimated the future payment of contingent consideration and fair value of the contingent consideration at the close of the transaction. The Company evaluates the actual retention of registered representatives quarterly and adjusts the estimated fair value of the contingent consideration based on the probability of achievement, with any changes in fair value recognized in earnings.

At the close of the transaction, the Company estimated the amount of future payment of contingent consideration to be $12,520. Total contingent consideration of $12,520 at March 31, 2014 is included in accounts payable and accrued expenses in the consolidated statements of financial condition. The Company incurred transaction costs associated with its acquisition of TSS/WSS of $288 during the three months ended March 31, 2014 that are included in acquisition related costs and separation costs in the consolidated statements of income.

In connection with the transactions, the Company performed a valuation of intangible assets in accordance with ASC 805, Business Combinations, and ASC 820, Fair Value Measurements and Disclosures. The valuation resulted in the allocation of the purchase price as included in the schedule below (in thousands):

TSS/WSS
Net working capital, includes cash of $7,033	$8,146
Deferred tax asset	3,430
Proprietary technology	279
Intangible assets:
Advisor relationships	22,212
Non-competition agreement	126
Non-solicitation agreement	56
Goodwill	3,387
Total assets acquired	$37,636
Cash payment	$25,811
Contingent consideration	11,825
Total purchase price	$37,636

The Company allocated a portion of the purchase price to specific amortizable intangible asset categories as follows (in thousands):

	Amount Assigned	Amortization Period
Advisor relationships	$22,212	8 years
Non-competition agreement	126	3 years
Non-solicitation agreement	56	2 years
Total intangible assets	$22,394

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

4. CREDIT QUALITY OF FINANCING RECEIVABLES AND THE ALLOWANCE FOR CREDIT LOSSES

Financing receivables with terms greater than one year generally arise from loans to registered representatives under promissory note agreements. The Company loans money to certain of its registered representatives under two types of agreements. One such agreement is a payback promissory note and the other is a forgivable promissory note. The payback notes are due at various maturity dates, and bear interest at various rates. The forgivable notes contain provisions for forgiveness of principal and accrued interest if the registered representative meets specified revenue production levels. The forgiveness determination is made at specified intervals that coincide with scheduled principal and interest payments. The Company amortizes the principal balance of the forgivable notes along with accrued interest as commission expense ratably over the contractual term of the notes. In the event the registered representative does not meet the specified production level, the scheduled principal and interest are due. The Company intends to hold the notes for the term of the agreement.

The Company monitors its outstanding notes on a monthly basis to identify potential credit loss and impairment. Notes receivable are considered impaired when, based upon current information and events, management estimates it is probable that the Company will be unable to collect amounts due according to the terms of the promissory note. Criteria used to determine if impairment exists include, but are not limited to: historical payment and collection experience of the individual loan, historical production levels, event of default on the loan, status of the representative’s selling contract with the Company, and, or any regulatory or legal action related to the representative. These assumptions require the use of significant management judgment and include the probability and timing of borrower default and loss severity estimates.

The Company’s outstanding financing receivables as of March 31, 2014 and December 31, 2013, are as follows (in thousands):

	Three Months Ended March 31, 2014			Year Ended December 31, 2013
	Acquired Loans	Originated Loans	Total	Acquired Loans	Originated Loans	Total
Beginning balance	$598	$46,224	$46,822	$1,883	$35,225	$37,108
New loans	—	—	—	—	24,914	24,914
Acquired loans	—	1,637	1,637	146	—	146
Paydowns – net	(5,137)	(1,967)	(7,104)	(694)	(7,950)	(8,644)
Forgiveness	(571)	(1,252)	(1,823)	(3,586)	(5,253)	(8,839)
Accretion	3,817	—	3,817	4,682	—	4,682
Allowance	1,803	406	2,209	(1,833)	(712)	(2,545)
Ending balance	$510	$45,048	$45,558	$598	$46,224	$46,822

The following schedule reflects the Company’s activity in providing for an allowance for uncollectible amounts due from registered reps for the three months ended March 31, 2014 and December 31, 2013 (in thousands):

	Three Month Ended March 31, 2014			Year Ended December 31, 2013
	Acquired Loans	Originated Loans	Total	Acquired Loans	Originated Loans	Total
Beginning balance	$1,833	$712	$2,545	$—	$35	$35
Provision for bad debt	3,255	277	3,532	1,841	693	2,534
Charge offs – net of recoveries	(5,058)	(683)	(5,741)	(8)	(16)	(24)
Ending balance	$30	$306	$336	$1,833	$712	$2,545

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

4. CREDIT QUALITY OF FINANCING RECEIVABLES AND THE ALLOWANCE FOR CREDIT LOSSES  – (continued)

Of the balance of financing receivables as of March 31, 2014 and December 31, 2013, $6,749 and $8,383 were forgivable loans and $38,809 and $38,439 were payback loans, respectively.

Financing receivables arising from the extension of credit to customers for purchases of securities (margin loans) are fully collateralized by marketable securities, are due on demand, and accrue interest at daily rates. The initial extension of credit is made in accordance with the requirements of Regulation T, and the continued extension of credit is subject to self-regulatory organization as well as Company determined collateral levels.

The Company’s outstanding margin loans are monitored on a daily basis to identify potential credit loss and impairment. Loans are considered to be impaired when based upon current information and events management estimates it is probable that the Company will be unable to collect amounts due according to the contractual terms of the loan. Criteria used to determine if impairment exists include, but are not limited to, the value of securities collateralizing the loan, historical payment of margin calls of the individual loan, and/or an event of default. These assumptions require the use of significant management judgment and include the probability and timing of borrower default and loss severity estimates.

For margin loans that are deemed impaired, a loan loss reserve is established for the difference between the carrying amount, and the expected recovery. Changes in the loan loss reserve are recorded in allowance for doubtful accounts.

The Company had $7,164 and $6,161 of outstanding margin loans receivable from customers as of March 31, 2014 and December 31, 2013, respectively, with no associated loan loss reserve based on management’s assessment of probability and timing of borrower default and loss severity estimates. The Company does not have any impaired margin loan receivables as of March 31, 2014 and December 31, 2013.

The Company does not have off-balance sheet credit exposure because of these financing receivables.

5. FIXED ASSETS

Fixed assets as of March 31, 2014 and December 31, 2013 consisted of the following (in thousands):

	2014	2013
Fixed Assets:
Office furniture and equipment	$4,632	$4,519
Computer software and hardware	26,697	25,470
Leasehold improvements	2,663	2,662
Total fixed assets	33,992	32,651
Accumulated depreciation and amortization	(17,375)	(16,301)
Fixed assets – net	$16,617	$16,350

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

6. INTANGIBLE ASSETS AND GOODWILL

The Company initially recorded intangible assets because of the purchase of the Company’s broker-dealers in prior periods. Goodwill increased in 2014 and 2013 with the Company’s acquisition of TSS/WSS. Intangible assets increased in 2013 with the Company’s acquisition of TSS/WSS. Intangible assets with definite lives subject to amortization and goodwill at March 31, 2014 and December 31, 2013 are as follows (in thousands):

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

	2014	2013
Balance at January 1	$109,746	$87,352
Additions:
Intangible assets – advisor relationships	—	22,212
Intangible assets – non-compete agreements	—	126
Intangible assets – non-solicitation agreements	—	56
Accumulated amortization	(36,737)	(33,201)
Intangible assets subject to amortization – net	$73,009	$76,545
Balance at January 1	$19,424	$16,037
Goodwill – TSS/WSS	50	3,387
Ending Balance	$19,474	$19,424

Total amortization expenses of intangible assets were $3,536 and $3,010 for the three months ended March 31, 2014 and 2013, respectively.

7. INCOME TAXES

For the three months ended March 31, 2014 and 2013, the effective income tax rates were 107.3% and 39.8%, respectively. The Company’s effective income tax rates differ from the statutory federal corporate tax rate of 35.0% primarily as a result of state taxes and expenses that are not deductible for tax purposes, including non-deductible transaction costs incurred in 2014 associated with the pending acquisition. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

8. INDEBTEDNESS

Early Extinguishment of Debt — On August 7, 2013, the Company entered into a new credit agreement (the “2013 Credit Agreement”) and concurrently extinguished the outstanding debt (the “2012 Credit Agreement”) which it entered into on June 22, 2012.

Senior Secured Credit Facility — The 2013 Credit Agreement provided for a $210 million term loan, a $25 million revolving line of credit facility, and subject to an aggregate limit of the revolving credit facility, $5 million letter of credit commitment. The senior secured credit facility is secured by a blanket lien on all Company assets. Debt issuance costs incurred in connection with the 2013 Credit Agreement of $8,438 are capitalized and included in other assets in the March 31, 2014 consolidated statements of financial condition. These costs are being amortized over the six year life of the 2013 Credit Agreement on a level yield basis. Amortization of these costs included in the March 31, 2014 consolidated statements of income included as interest expense was $380. The proceeds of the term loan made under the 2013 Credit Agreement may be used for general corporate purposes, including to finance the Special Dividend and to finance acquisitions.

The 2013 Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

8. INDEBTEDNESS  – (continued)

liens, merge or consolidate, dispose of assets, pay dividends or make distributions, make investments, make acquisitions, prepay certain indebtedness, enter into certain transactions with affiliates, enter into sale and leaseback transactions, enter into swap agreements, and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. As of March 31, 2013, the Company was in compliance with all associated covenants.

2013 Credit Agreement — The initial principal amount of the term loan was $210 million, with a six year term and quarterly installment payments. Principal repayments for the three months ended March 31, 2014 were $1.3 million.

The Company is obligated to prepay the outstanding term loan in an aggregate principal amount equal to 50% of excess cash flow with certain adjustments for the fiscal year then ended (the “Excess Cash Flow Sweep”). The Company is required to pay the Excess Cash Flow Sweep no later than 100 days after the end of each fiscal year of the Company commencing with the fiscal year ending on December 31, 2014.

The Company may voluntarily prepay any portion of the term loan without premium or penalty as long as the prepayment is not a repricing transaction. If the voluntary prepayment is considered a repricing transaction then the Company shall pay a 2% premium before the first anniversary date and a 1% premium before second anniversary.

Borrowings under the Company’s senior secured credit facilities that are Base Rate Loans bear interest at (a) a base rate equal to the greater of (i) the “Prime Rate”, (ii) the Federal Funds Rate plus 0.5%; and (iii) one-month adjusted LIBOR plus 1.00% plus (b) the applicable margin. Borrowings that are LIBOR Loans bear interest at an adjusted LIBOR rate plus the applicable margin.

The applicable margin for borrowings with respect to the Credit Agreement executed on August 7, 2013 is currently 4.50% for base rate borrowings and 5.50% for LIBOR borrowings. The LIBOR rate shall in no event be less than 1.00%. Interest expense incurred on the 2013 Credit Agreement included in the consolidated statements of income for the three months ended March 31, 2014 was $3.4 million. Interest expense incurred on the 2012 Credit Agreement included in the consolidated statement of income for the three months ended March 31, 2013 was $1.9 million.

Revolving Credit Facility — The revolving credit facility requires a commitment fee of 0.50%. There were no draws on the credit facility during the three months ended March 31, 2014, and no outstanding balance at March 31, 2014.

Letter of Credit — There were no outstanding letters of credit during the three months ended March 31, 2014 and December 31, 2013.

9. COMMITMENTS AND CONTINGENCIES

The Company is party to a number of claims, lawsuits, and arbitrations arising in the course of its normal business activities. While it is not possible to forecast the outcome of such lawsuits and arbitrations, in light of the existing insurance and established reserves, it is the opinion of management that the disposition of such lawsuits and arbitrations will not have a materially adverse effect on the Company’s consolidated operations or financial position or cash flows.

Leases — The Company is obligated under various operating leases requiring minimum annual rentals. The Company has leases pursuant to agreements expiring in various years through 2022. The leases require payments of the Company’s pro-rata share of common area expenses and taxes. There were no significant lease obligations entered into by the Company subsequent to December 31, 2013.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

9. COMMITMENTS AND CONTINGENCIES  – (continued)

Rent expense under the above operating leases for the three months ended March 31, 2014 and 2013, were $1.1 million and $1.0 million, respectively.

Other Contingencies — Management has reviewed the indemnification provisions of its material contracts. In the normal course of its business, the Company enters into contracts in which it makes representations and warranties as well as standard “hold harmless” indemnifications to counterparties. Included among these are certain real estate leases under which the Company may be required to indemnify property owners for claims arising from the Company’s use of the applicable premises. The obligation amounts of these types of agreements are not explicitly stated; therefore, the overall maximum amount of the obligations cannot be reasonably estimated. However, management believes that it is unlikely that the Company will have to make material payments under these agreements, and no liabilities related to these agreements have been recognized in the Company’s consolidated financial statements.

10. CAPITAL STRUCTURE

The following is a summary of the Company’s common and preferred stock, along with the rights and restrictions on each:

Under the Company’s certificate of incorporation, the Company has the authority to issue up to 2,400,000 shares of capital stock, of which 2,000,000 shares will be designated as common stock, par value $0.01 per share and 400,000 shares will be designated as preferred stock, par value $0.01 per share. 944,116 shares of common stock and 384,142 shares of Series A convertible participating preferred stock were outstanding and held by 123 holders, as of March 31, 2014 and December 31, 2013. In addition, 18,521 shares of restricted common stock were outstanding and held by 22 registered representatives, as of March 31, 2014 and December 31, 2013.

Holders of the Company’s common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by the Company’s stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by the Company’s board of directors, subject to any preferential dividend rights of any series of preferred stock that is outstanding at the time of the dividend.

In the event of the Company’s liquidation or dissolution, the holders of common stock are entitled to receive proportionately the Company’s net assets available for distribution to stockholders after payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. All shares of common stock will, when issued, be duly authorized, fully paid, and nonassessable.

Restricted common stockholders are entitled to all rights of a common stockholder including the payment of dividends. The Company’s restricted stock vests on the seventh anniversary of the grant date or immediately prior to the occurrence of a liquidity event change of control.

Series A convertible participating preferred stockholders are entitled to vote as a single class with the holders of common stock on an as-converted basis. Series A convertible participating preferred stockholders earn cumulative quarterly dividends at the annual rate of 10% per share of the share price, plus the amount of all accrued and unpaid regular dividends per annum. The quarterly dividend is recorded as paid-in-kind resulting in a beneficial conversion of the preferred stock. Regular dividends not declared and paid in cash when due will be added to, and increase the liquidation preference of the underlying Series A convertible participating preferred stock by a corresponding amount. If the board of directors declares a dividend or other distribution payable with regard to the Company’s common stock, the holders of the outstanding shares of Series A convertible participating preferred stock will be entitled to the amount of dividends as would be

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

10. CAPITAL STRUCTURE  – (continued)

payable in respect of the number of shares of common stock into which the shares of Series A convertible participating preferred stock would convert to. The liquidation preference of each share of Series A convertible participating preferred stock is equal to $100, plus the amount of all accrued and unpaid regular dividends. Each holder of shares of Series A convertible participating preferred stock is entitled at any time to convert all or any shares of Series A convertible participating preferred stock into fully paid and nonassessable shares of common stock. At any time, the holders of 50% or more of the outstanding shares of Series A convertible participating preferred stock may elect, by delivering an irrevocable written notice to the Company, to have the Company redeem or repurchase all, but not less than all, of the Series A convertible participating preferred stock held by such holder at a price per share of equal to the liquidation preference, plus all accrued and unpaid dividends through the date of such redemption. If no election or event occurs, the Series A convertible participating preferred stock is mandatorily redeemable on the 20-year anniversary of the initial issuance date, when the Company shall redeem each outstanding share of Series A convertible participating preferred stock for cash consideration equal to the redemption price. The Series A convertible participating preferred stock is classified as mezzanine equity on the consolidated statements of financial condition.

The Company does not pay cash dividends at the quarterly dividend payment date and as a result, the liquidation preference of the Series A convertible participating preferred stock is increased by an amount equal to the fair value of the accrued dividends. Accrued dividends on Series A convertible participating preferred stock were $0 and $1,253 for the three months ended March 31, 2014 and 2013, respectively, and is reflected as a decrease to retained earnings on the consolidated statements of changes in stockholders’ equity, and an increase to Series A convertible preferred stock on the consolidated statements of financial condition. The beneficial conversion on the accrued dividends on Series A convertible participating preferred stock were $271 and $1,170 for the three months ended March 31, 2014 and 2013, respectively, and is reflected as a decrease to retained earnings on the consolidated statements of stockholders’ equity and an increase to Series A convertible preferred stock on the consolidated statements of financial condition.

	Shares	Balance
Balance at 12/31/12	383,748	$53,972
Convertible preferred stock issuance	147	44
Convertible preferred stock repurchases	(233)	(20)
Acrued paid-in-kind dividends	—	1,253
Beneficial conversion	—	1,170
Balance at 3/31/2013	383,662	$56,419
Balance at 12/31/2013	384,142	40,305
Convertible preferred stock issuance	—	—
Convertible preferred stock repurchases	—	—
Accrued paid-in-kind dividends	—	—
Beneficial conversion	—	271
Balance at 3/31/2014	384,142	$40,576

Special Dividend — On August 8, 2013, the Company’s Board of Directors declared a one-time special cash dividend (the “Special Dividend”) of $54 per share payable on all classes of common and preferred shareholders. Based on the 1,492,970 shares of common and preferred shares on an as converted basis on the dividend record date, the dividend totaled $80.6 million. Of this amount, $79.6 million was settled in cash and $1.0 million was accrued as a liability on the accompanying consolidated statements of financial position at March 31, 2014. $50.4 million was paid to common shareholders and $29.2 million was paid to preferred

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

10. CAPITAL STRUCTURE  – (continued)

shareholders. The $1.0 million dividend accrued as a liability is related to the outstanding restricted common stock, the accrued dividend will be paid when the restricted common shares vest. The dividend reduced additional paid-in capital as the Company did not have retained earnings. With the exception of the Special Dividend, Cetera has not historically declared any cash dividends, and currently has no plans to pay cash dividends in the future.

The Company financed the Special Dividend with borrowings on the 2013 Credit Agreement. Refer to Note 8, “Indebtedness” for additional information about the 2013 Credit Agreement.

11. SHARE-BASED COMPENSATION

On January 28, 2010, the Company adopted the Stock Incentive Plan of Cetera Financial Holdings (the “Plan”), as a means of providing additional incentives to employees, registered representatives, and nonemployee directors of the Company and its subsidiaries. The Company may grant or sell awards of common stock, restricted shares of common stock, or other awards that may be valued in whole, or part, referenced to the fair value of shares of common stock. Additionally, the Company may grant or sell shares of preferred stock under the Plan.

Awards that are forfeited, terminated, canceled, expire unexercised, withheld to satisfy tax withholding obligations, or are repurchased by the Company immediately become available for new awards under the Plan.

Time Options — During the three months ended March 31, 2014 and 2013, the Company granted zero and 17,103 time options, respectively, which become exercisable in five equal and cumulative installments provided that the grantee remains continuously employed in active service by the Company. At March 31, 2014 and December 31, 2013, there were 43,674 and 55,958 of unvested time options outstanding, respectively.

The weighted-average assumptions used for purposes of determining the grant-date fair value of time options granted during the three months ended March 31, 2014 and 2013, are summarized as follows:

	2014	2013
Risk-free interest rate	1.55%	1.55%
Expected life (in years)	7.0	7.0
Dividend yield	—%	—%
Historical volatility	52.0%	52.0%

The risk-free interest rate utilized is based on the U.S. Treasury rate, corresponding with a similar term as the expected term of the stock option granted. As the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term, the Company utilizes the simplified method. Since the Company does not currently anticipate declaring cash dividends, the dividend yield assumption was zero. Since the Company is unable to obtain sufficient historical information about past volatility, expected volatility is based on peer group historical volatility using companies with operations similar to those in which the Company operates.

Return Options — During the three months ended March 31, 2014 and 2013, the Company granted zero and 17,103 return options, respectively, which become vested and exercisable pro-ratably at such time Lightyear and its affiliates sells a percentage of the aggregate investment and realizes liquidity in a combination of cash and liquid securities provided that the grantee remains continuously employed in active service by the Company. Liquidity is defined as a return that represents a certain multiple on the shares sold, plus a specified internal rate of return. At March 31, 2014 and December 31, 2013, there were 79,212 unvested return options outstanding. Stock-based compensation expense for these performance condition

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

11. SHARE-BASED COMPENSATION  – (continued)

awards is recognized based on the probable outcome of the performance condition at each reporting date. As of March 31, 2014 and December 31, 2013, management determined that the achievement of the performance condition was not considered probable. As a result, no compensation cost has been recognized on the return options.

In determining the grant-date fair value of return options, the Company utilized weighted-average assumptions consistent with those applied in determining the grant-date fair value of time options. Additionally, the Company’s uses a lattice valuation model, which simulates random future price movements, for purposes of determining the grant-date fair value.

The table summarizes the activity related to both time options and return options at March 31, 2014 and December 31, 2013, as follows:

	2014		2013
	Shares	Grant-Date Fair Value	Shares	Grant-Date Fair Value
Outstanding – beginning of period	157,860	$81.07	153,201	$58.40
Granted	—	—	44,206	135.59
Exercised	—	—	(17,012)	58.18
Forfeited	—	—	(22,535)	51.21
Cancelled	—	—	—	—
Outstanding – end of period	157,860	$81.07	157,860	$81.07
Exercisable – end of period	34,974		22,690

Total stock-based compensation expenses were $0.3 million and $0.3 million for the three months ended March 31, 2014 and 2013, respectively.

At March 31, 2014 and December 31, 2013, unrecognized stock-based compensation expenses were $4.9 million and $5.4 million, respectively.

At March 31, 2014 and December 31, 2013, there were 157,860 shares outstanding, with a weighted-average exercise price and remaining contractual maturity of $81.07, and 7.38 and 7.62 years, respectively.

Stock Grants — The Company accounts for restricted stock awards by measuring such awards at their measurement date fair value. Share-based compensation is recognized ratably over the requisite service period, which generally equals the vesting period. The Company recognized $0.36 million and $0.14 million of share-based compensation related to the vesting of restricted stock awards for the three months ended March 31, 2014 and 2013, respectively, which is included in commission expense on the consolidated statements of income. As of March 31, 2014 and December 31, 2013, total unrecognized compensation costs were $4.3 million and $4.7 million, which are expected to be recognized over a weighted-average remaining period of 2.95 years and 3.20 years, respectively.

Vesting of the time options, return options and restricted stock will be accelerated upon closing of the transaction discussed in note 17.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

12. EMPLOYEE AND REGISTERED REPRESENTATIVE BENEFITS

401(k) and Health and Welfare Benefit Plan for Employees — The employees of the Company are covered by a 401(k) plan and a health and welfare defined contribution plan. The plans are defined contribution plans and have various eligibility standards, vesting requirements, and guidelines for matching. 401(k) and Health and Welfare Benefit Plan expenses incurred by the Company, included in employee compensation and benefits within the consolidated statements of income were $2.2 million and $1.9 million for the three months ended March 31, 2014 and 2013, respectively.

Deferred Compensation Plans for Registered Representatives — The Company maintains deferred compensation plans (the “Plans”) for registered representatives as part of its retention strategy. Under the Plans, if certain eligibility requirements are met, a participant may defer a portion of their income, primarily commission and fee earnings. Participants may elect to have all or a portion of their deferred compensation account indexed to rates of return on a variety of investment options, including a fixed rate option. The Company credits earnings to these participants’ accounts based upon the actual rate of return on the underlying investment index choice. Such amounts are included in the Company’s 2014 and 2013 consolidated results of operations. For the three months ended March 31, 2014 and 2013, the accrued liabilities increased by $1.0 million and $3.1 million, resulting in a corresponding expenses of $1.0 million and $3.1 million, respectively. The change in accrued liabilities is recorded in commissions expense in the accompanying consolidated statements of income.

The Plans are unfunded; therefore, benefits are paid from the general assets of the Company. However, the Company have made investments that attempt to mirror amounts and elections of the participants, of which $76.7 million and $76.3 million, as of March 31, 2014 and December 31, 2013, respectively is included as deferred compensation plan investments on the consolidated statements of financial condition and are carried at fair value. The total of net participant deferrals, which are reflected within deferred compensation plans liabilities on the consolidated statements of financial condition, were $76.0 million and $75.5 million at March 31, 2014 and December 31, 2013, respectively. The investments that mirror amounts and elections of the participants increased by $1.0 million, and by $3.0 million for the three months ended March 31, 2014 and 2013, respectively and are recorded in transaction and other fees in the accompanying consolidated statements of income.

13. RELATED PARTY TRANSACTIONS

The Company paid $0.4 million during each of the three months ended March 31, 2014 and 2013, in management fees, substantially all of which were paid to Lightyear, and are reflected within other expenses in the consolidated statements of income. There were no outstanding receivables or payables with related parties as of March 31, 2014 and December 31, 2013.

14. OFF-BALANCE SHEET RISK

Financial instruments recorded at fair value on the Company’s consolidated statements of financial condition include securities owned and securities sold, not yet purchased, and deferred compensation plan investments. Other financial instruments are recorded by the Company at contract amounts and include receivables from and payables to brokers, dealers, clearing organizations and receivables from and payables to customers, notes receivable, and note payable. Financial instruments carried at contract amounts, which approximate fair value, either have short-term maturities (one year or less), are repriced frequently or bear market interest rates and, accordingly, are carried at amounts approximating fair value.

The Company’s customer activities involve the execution, settlement, and financing of various securities transactions. These activities are transacted on either a cash or margin basis. In margin transactions, the Company extends credit to the customer, subject to various regulatory and internal margin requirements,

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

14. OFF-BALANCE SHEET RISK  – (continued)

collateralized by cash and securities in the customer’s account. In connection with these activities, the Company executes and clears customer transactions involving the sale of securities not yet purchased and the writing of options contracts. Such transactions may expose the Company to off-balance sheet risk in the event that margin requirements are not sufficient to fully cover losses that customers incur or counterparties are unable to meet the terms of the contracted obligations. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company’s policy to review, as necessary, the credit standing of each counterparty with which it conducts business.

In the event a customer or broker fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer’s obligations. The Company seeks to control the risk associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and pursuant to such guidelines, requires customers to deposit additional collateral or reduce positions, when necessary.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Fair value measurement is prioritized to maximize the use of observable inputs and minimize the use of unobservable inputs within a three-level fair value hierarchy.

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities the Company has the ability to access.

Level 2 — Inputs (other than quoted prices included in Level 1) that are observable for the asset or liability, either directly or indirectly.

Level 3 — Inputs are unobservable for the asset or liability and rely on management’s own assumptions as to what market participants would use in pricing the asset or liability. (The unobservable inputs should be developed based on the best information available in the circumstances and may include the Company’s own data.)

Cash equivalents include money market mutual fund instruments, which are short term in nature with readily determinable values derived from active markets. Mutual funds, publicly traded securities with sufficient trading volume, and U.S. Treasury securities, are fair valued by management using third-party pricing services, which base prices on market quotations. These securities are primarily classified within Level 1. Government bonds and certificates of deposits are fair valued by management using third-party pricing services and these securities are primarily classified within Level 2. The Company’s interest rate cap is not traded on an exchange. Consequently, the fair value is determined based on a discounted cash flow model that incorporates assumptions as to interest rates, the risk of non-performance, and counterparty credit risk. Accordingly, the interest rate cap is classified as Level 2 in the Company’s fair value hierarchy.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

The Company’s fair value hierarchy for those assets measured at fair value on a recurring basis as of March 31, 2014 and December 31, 2013, are as follows (in thousands):

	2014 Fair Value Measurements on a Recurring Basis
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents – money market funds	$114,181	$—	$—	$114,181
Securities segregated under federal and other regulations:
U.S. treasury securities	—	7,999	—	7,999
Securities owned:
Equity securities	86	—	—	86
Mutual funds and UITs	153	—	—	153
Certificate of deposits	—	28	—	28
U.S. government bonds	—	1	—	1
Interest rate cap	—	143	—	143
Total securities owned	239	172	—	411
Deferred compensation plan investments – mutual funds:
Money market funds	3,598	—	—	3,598
International global funds	15,349	—	—	15,349
U.S. equity funds	46,616	—	—	46,616
U.S. fixed-income funds	11,131	—	—	11,131
Total deferred compensation plan investments	76,694	—	—	76,694
Total assets	$191,114	$8,171	$—	$199,285
Liabilities
Securities sold, but not yet purchased:
Equity securities	$96	$—	$—	$96
Mutual funds and UITs	66	—	—	66
Total liabilities	$162	$—	$—	$162

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

	2013 Fair Value Measurements on a Recurring Basis
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents – money market funds	$118,597	$—	$—	$118,597
Securities segregated under federal and other regulations:
U.S. treasury securities	—	6,998	—	6,998
Securities owned:
Equity securities	88	—	—	88
Mutual funds and UITs	87	—	—	87
Certificate of deposits	—	—	—	—
U.S. government bonds	—	—	—	—
U.S. treasury securities	997	—	—	997
Interest rate cap	—	183	—	183
Total securities owned	1,172	183	—	1,355
Deferred compensation plan investments – mutual funds:
Money market funds	4,378	—	—	4,378
International global funds	16,098	—	—	16,098
U.S. equity funds	44,080	—	—	44,080
U.S. fixed-income funds	11,742	—	—	11,742
Total deferred compensation plan investments	76,298	—	—	76,298
Total assets	$196,067	$7,181	$—	$203,248
Liabilities
Securities sold, but not yet purchased:
Equity securities	$70	$—	$—	$70
Mutual funds and UITs	62	—	—	62
Total liabilities	$132	$—	$—	$132

There were no transfers of investments between levels during the three months ended March 31, 2014 and December 31, 2013.

Interest Rate Caps

As part of the 2013 Credit Agreement, the Company entered into two additional interest rate cap agreements that are scheduled to mature on September 7, 2016. An interest rate cap is a financial derivative instrument whereby one party enters into a contractual agreement with another party to receive payments based on underlying interest rates. The Company uses interest rate cap agreements to hedge the variability on its floating rate senior secured term loan. For these new instruments, the counterparty is required to pay the Company interest on a notional balance if the LIBOR rate exceeds 2.75%. Payments are settled quarterly, if necessary.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

The following table summarizes information related to the Company’s existing interest rate cap instruments, not subject to a master netting arrangement or similar arrangement, as of March 31, 2014 and 2013 (in thousands):

		Fair Value
		March 31,
Notional Amount	Maturity Dates	2014	2013
$60,000	8/3/2015	$9	$137
37,500	9/30/2016	62	—
37,500	9/30/2016	72	—
$135,000		$143	$137

The following is a summary of the changes in the interest rate cap agreement for the three months ended March 31, 2014 and 2013:

Balance – Janaury 1, 2013	$137
Purchases	—
Transfer in (out)	—
Realized gain (loss), net	—
Unrealized (loss), net*	—
Balance – March 31, 2013	$137
Balance – January 1, 2014	$183
Purchases	—
Transfer in (out)	—
Realized gain (loss), net	—
Unrealized (loss), net*	(40)
Balance – March 31, 2014	$143

*	The Company recorded unrealized losses totaling $40 and $0 for the three months ended March 31, 2014 and 2013, respectively, in transaction and other fees on the accompanying consolidated statements of income.

16. REGULATED ENTITIES

The Company has subsidiaries that are registered broker-dealers, which are subject to the minimum net capital requirements of the Securities and Exchange Commission. The subsidiaries have continuously operated in excess of these requirements.

17. SUBSEQUENT EVENTS

On April 29, 2014, it was announced that RCS Capital Corporation (NYSE: RCAP) closed its previously announced acquisition of Cetera Holdings, Inc. from affiliates of Lightyear Capital, LLC for $1.15 billion in cash. In conjunction with the close of the transaction:

1)	the Company’s note payable as of March 31, 2014 of $207.4 million was repaid in full
2)	all issued and outstanding shares of common (944,116 shares) and Series A convertible preferred stock (384,142 shares), inclusive of accrued dividends, were cancelled and exchanged for the right to receive cash.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013 (AUDITED) AND FOR THE
THREE MONTHS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)
(In thousands, except share amounts)

17. SUBSEQUENT EVENTS  – (continued)

3)	all issued and outstanding shares of restricted common stock (18,521 shares) were cancelled and exchange for the right to receive cash; In addition, as a result of the accelerated vesting, the Company recorded $4.0 million in restricted stock expense during April 2014.
4)	all issued, outstanding and unexercised options (whether vested or unvested — 155,637 options) were cancelled and exchanged for the right to receive cash; In addition, as a result of the accelerated vesting, the Company recorded $5.8 million in stock option expense during April 2014.

On May 13, 2014, it was announced that Ms. Valerie Brown was no longer employed as Chief Executive Officer of the Company and transitioned to a consulting role. Mr. R. Lawrence Roth was appointed to the position of chief executive officer of the Company and will assume overall executive responsibility. Mr. Roth previously served as chief executive officer of Realty Capital Securities, a wholesale broker-dealer subsidiary of RCAP.

******

TOWER SQUARE SECURITIES, INC.

FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2012
AND
INDEPENDENT AUDITORS’ REPORT

*********

INDEPENDENT AUDITORS’ REPORT

To the Stockholder of

Tower Square Securities, Inc.

We have audited the accompanying financial statements of Tower Square Securities, Inc. (the“Company”), an indirect wholly-owned subsidiary of MetLife, Inc. (“MetLife”), which comprise the statement of financial condition as of December 31, 2012, and the related statements of operations, cash flows, changes in stockholder’s equity, and changes in subordinated liabilities for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Tower Square Securities, Inc. at December 31, 2012 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matters

Portions of the accompanying financial statements have been prepared from the separate records maintained by MetLife and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of income and expenses represent allocations made from home-office items applicable to the Company as a whole.

February 28, 2013

TOWER SQUARE SECURITIES, INC.

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2012

ASSETS
Cash and cash equivalents	$4,572,629
Cash segregated pursuant to federal regulations	3,071,360
Commissions and fees receivable	2,359,572
Receivable from brokers and clearing organizations	593,756
Securities owned, at fair value	6,251,027
Receivable from affiliates	1,493,318
Secured demand note receivable	33,000,000
Deferred tax asset, net	1,750,894
Other assets	301,486
TOTAL ASSETS	$53,394,042
LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Commissions payable	$2,301,976
Due to affiliates	445,600
Deferred compensation plan payable to representatives	7,486,611
Accrued expenses and other liabilities	718,624
10,952,811
Note payable under subordinated secured demand note collateral agreement	33,000,000
STOCKHOLDER’S EQUITY:
Common stock, $100 par value; authorized 100,000 shares; issued and outstanding 1,000 shares	100,000
Additional paid-in capital	74,548,141
Accumulated deficit	(65,206,910)
Total stockholder’s equity	9,441,231
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$53,394,042

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2012

REVENUES:
Commissions	$26,135,633
Mutual fund fees	5,033,100
Investment advisory fees	5,390,131
Marketing support fees	1,221,159
Other	1,835,141
Total revenues	39,615,164
EXPENSES:
Commissions	33,349,532
Employee compensation and benefits	2,950,840
Clearance and execution	739,815
Overhead charges from affiliates	2,170,264
Network support and data processing	2,116,720
Regulatory fees and expenses	328,578
Other	2,150,870
Total expenses	43,806,619
LOSS BEFORE INCOME TAX PROVISION	(4,191,455)
INCOME TAX PROVISION	(19,460,035)
NET LOSS	$(23,651,490)

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2012

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(23,651,490)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	20,947,910
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	(6,269)
Commissions and fees receivable	356,628
Receivable from brokers and clearing organization	(289,362)
Securities owned	(618,534)
Receivable from affiliates	773,741
Other assets	302,514
Increase (decrease) in operating liabilities:
Commissions payable	(324,232)
Due to affiliates	(6,321,980)
Deferred compensation plan payable to representatives	597,629
Accrued expenses and other liabilities	167,315
Net cash used in operating activities	(8,066,130)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	9,000,000
NET INCREASE IN CASH AND CASH EQUIVALENTS	933,870
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	3,638,759
CASH AND CASH EQUIVALENTS, END OF YEAR	$4,572,629
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$168,852
Cash paid during the year for income taxes	$0

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
YEAR ENDED DECEMBER 31, 2012

	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING OF YEAR	$100,000	$65,548,141	$(41,555,420)	$24,092,721
Capital contribution		9,000,000		9,000,000
Net loss			(23,651,490)	(23,651,490)
BALANCE, END OF YEAR	$100,000	$74,548,141	$(65,206,910)	$9,441,231

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
YEAR ENDED DECEMBER 31, 2012

BALANCE, BEGINNING OF YEAR	$33,000,000
BALANCE, END OF YEAR	$33,000,000

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

1. ORGANIZATION

Tower Square Securities, Inc. (the “Company”) is an indirect wholly owned subsidiary of MetLife Insurance Company of Connecticut (“MICC”), which is a direct wholly owned subsidiary of MetLife, Inc.

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executes and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents are $2,507,318 of money market funds held at Pershing and at Wachovia Bank. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — As described below, certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Securities Owned — Securities owned are measured and reported at fair value on a recurring basis on the Company’s statement of financial condition. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. Level 1 inputs are quoted prices available in active markets as of the reporting date. Level 2 inputs are either directly or indirectly observable as of the reporting date, where fair value is determined through the use of models or other valuation methodologies. Level 3 inputs are unobservable, include situations where there is little, if any, market activity for the investment, and require significant management judgment or estimation. At December 31, 2012, the Company’s securities owned consisted of $5,486,168 of securities categorized in Level 1, comprising exchange traded funds with quoted prices available in active markets, and $764,859 of securities categorized in Level 2, comprising open end mutual funds and cash and cash equivalents include $2,507,318 in money market funds that are also categorized in Level 1.

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company filed a stand-alone federal income tax return for the years 2005 through 2010. Pursuant to Internal Revenue Service rules, MICC and its subsidiaries, including the Company, were excluded from MetLife’s life/non-life consolidated federal tax return for the five years subsequent to MetLife’s July 2005 acquisition of MICC.

Effective January 1, 2011, the Company joined the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and began to participate in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

3. RELATED PARTY TRANSACTIONS

Substantially all expenses, exclusive of commissions, clearance and execution, and regulatory fees and expenses, relate to charges from MetLife. The Company’s results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

On January 31, 2012, the Company received a $9 million equity contribution from its parent.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

3. RELATED PARTY TRANSACTIONS  – (continued)

The Company earns commissions from MetLife related to the sale of certain MetLife insurance products. For the year ended December 31, 2012, the Company recognized $7,674,441 of such commission revenues from affiliates.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the year ended December 31, 2012, the Company recognized $520,477 of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information systems, which are included in network support and data processing. For the year ended December 31, 2012, such overhead charges and network support and data processing charged to the Company were $2,170,264 and $1,573,676, respectively. Employee compensation and benefits include $2,950,840 for payroll related costs including costs related to employee benefit plans and stock-based compensation.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At December 31, 2012, the Company had net capital of $37,625,252 which was $37,375,252 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $440,718 during the year ended December 31, 2012 related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $59,546 for the year ended December 31, 2012. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $59,623 during the year ended December 31, 2012 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

6. INCOME TAXES

The income tax expense for the year ended December 31, 2012 consists of the following:

Current income tax benefit:
Federal	$(1,487,019)
State	(856)
(1,487,875)
Deferred income tax expense:
Federal	20,947,910
State	—
20,947,910
Income tax provision	$19,460,035

The federal and state deferred tax assets primarily relate to contingency reserves, deferred compensation and net operating loss carryforwards. A federal deferred tax asset valuation allowance of $20,923,900 was established during the year ended December 31, 2012. A 100% state deferred tax asset valuation allowance of $3,293,070 has been established at December 31, 2012, representing a $878,999 increase for the year ended December 31, 2012.

As of December 31, 2012, the Company had federal net operating loss carryforwards of $59,782,574 which begin to expire in 2025 and state net operating loss carryforwards of $32,509,579 which continue to expire in 2013.

The federal and state tax returns for tax years 2005 through 2011 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2012. While the potential future charges could be

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

7. COMMITMENTS AND CONTINGENCIES  – (continued)

material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A former Company representative was alleged to have misappropriated funds from 40 customers. The Illinois Securities Division, the U.S. Postal Inspector, the Internal Revenue Service, FINRA, and the U.S. Attorney’s Office conducted inquiries. The Company also conducted an internal investigation. The Company made remediation to all the affected customers. The Illinois Securities Division issued a Statement of Violations to the Company, and the Company conducted discussions with the Division. The former representative was sentenced on February 17, 2012 to 17.5 years in prison and ordered to pay restitution. One customer has filed a FINRA arbitration against the Company, and another customer has filed a complaint in state court in Illinois.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company’s financial statements have arisen in the course of the Company’s business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company is a party to a Secured Demand Note Collateral Agreement (“SDN”) with MICC pursuant to which MICC transferred securities to the Company to collateralize MICC’s obligation to lend $33 million to the Company. The SDN bears interest at 0.5% per annum and is scheduled to mature on February 28, 2013.

At December 31, 2012 the collateral consisted of U.S. Government securities with a fair value approximating $40.5 million. The Company has not exercised its right to sell or repledge the collateral.

The SDN provides the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 90 days the period of time that the percentage of regulatory capital which a broker-dealer obtains through the use of certain SDNs can exceed 70%. The Company’s Debt-Equity Ratio first exceeded 70% at December 31, 2012 as a result of the recording of federal deferred tax asset valuation allowance, but concurrent with the February 28, 2013 maturity of the SDN, will decline below the 70% threshold. At December 31, 2012, the Company’s Debt-Equity Ratio was 77%.

The corresponding liability “Note payable under subordinated secured demand note collateral agreement” is subordinate to the claims of the general creditors. To the extent that the subordinated borrowing is required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, it may not be repaid.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

8. SECURED DEMAND NOTE  – (continued)

The Company expects that two new SDNs, each for $9 million, will be executed and approved by FINRA effective as of the maturity date of the existing SDN. The two new SDNs are expected to have maturity dates of April 30, 2014 and April 30, 2015.

9. DEFERRED COMPENSATION PLAN PAYABLE TO REPRESENTATIVES

The Company sponsored a nonqualified deferred compensation plan for its registered representatives (the “Plan”) and maintains a “Rabbi Trust” in connection with such Plan. The Plan provided registered representatives with the ability to defer compensation to a retirement date on a tax-advantaged basis.

The administrator of the Plan maintains an account for each Plan participant. Such participant accounts are credited daily with gains and losses reflecting the performance and market value of various mutual funds as selected by individual registered representatives. Both the assets of the Rabbi Trust and the liabilities to the Plan participants are consolidated by the Company. Any increase or decrease in the Company’s deferred compensation plan liability which directly results from the increase or decrease in the value of the underlying mutual funds is reflected as a component of other expenses in the statement of operations.

The obligation of the Company to pay all benefits under the Plan is fully guaranteed by MICC. The Company does not make any contributions to the Plan. Effective January 1, 2005, no further compensation deferrals were permitted.

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2012, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

11. SUBSEQUENT EVENTS

The Company evaluated the recognition and disclosure of subsequent events through the date the December 31, 2012 financial statements of the Company were issued.

* * * * *

TOWER SQUARE SECURITIES, INC.

FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2011
AND
INDEPENDENT AUDITORS’ REPORT

*********

INDEPENDENT AUDITORS’ REPORT

To the Stockholder of

Tower Square Securities, Inc.

We have audited the accompanying financial statements of Tower Square Securities, Inc. (the“Company"), an indirect wholly-owned subsidiary of MetLife, Inc. (“MetLife”), which comprise the statement of financial condition as of December 31, 2011, and the related statements of operations, cash flows, changes in stockholder’s equity, and changes in subordinated liabilities for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Tower Square Securities, Inc. at December 31, 2011 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matters

Portions of the accompanying financial statements have been prepared from the separate records maintained by MetLife and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of income and expenses represent allocations made from home-office items applicable to the Company as a whole.

February 28, 2012

TOWER SQUARE SECURITIES, INC.

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2011

ASSETS
Cash and cash equivalents	$3,638,759
Cash segregated pursuant to federal regulations	3,065,091
Commissions and fees receivable	2,716,200
Securities owned, at fair value	5,632,493
Receivable from affiliates	2,267,059
Secured demand note receivable	33,000,000
Deferred tax asset, net	22,698,804
Other assets	908,394
TOTAL ASSETS	$73,926,800
LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Commissions payable	$2,626,208
Due to affiliates	6,767,580
Deferred compensation plan payable to representatives	6,888,982
Accrued expenses and other liabilities	551,309
16,834,079
Note payable under subordinated secured demand note collateral agreement	33,000,000
STOCKHOLDER’S EQUITY:
Common stock, $100 par value; authorized 100,000 shares; issued and outstanding 1,000 shares	100,000
Additional paid-in capital	65,548,141
Accumulated deficit	(41,555,420)
Total stockholder’s equity	24,092,721
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$73,926,800

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2011

REVENUES:
Commissions	$31,935,803
Mutual fund fees	6,493,192
Investment advisory and financial planning fees	7,687,451
Marketing support fees	1,756,014
Other	722,940
Total revenues	48,595,400
EXPENSES:
Commissions	42,308,052
Employee compensation and benefits	3,972,410
Clearance and execution	739,829
Overhead charges from affiliates	2,446,890
Network support and data processing	3,057,743
Regulatory fees and expenses	489,824
Other	1,363,291
Total expenses	54,378,039
LOSS BEFORE INCOME TAX BENEFIT	(5,782,639)
INCOME TAX BENEFIT	2,023,249
NET LOSS	$(3,759,390)

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2011

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,759,390)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	109,365
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	(527,073)
Commissions and fees receivable	197,371
Securities owned	331,309
Receivable from affiliates	(2,267,059)
Other assets	484,296
Increase (decrease) in operating liabilities:
Commissions payable	(64,587)
Due to affiliates	5,197,305
Deferred compensation plan payable to representatives	(629,944)
Accrued expenses and other liabilities	(163,646)
Net cash used in operating activities	(1,092,053)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,092,053)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	4,730,812
CASH AND CASH EQUIVALENTS, END OF YEAR	$3,638,759
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATON:
Cash paid during the year for interest	$168,153
Cash paid during the year for income taxes	$700

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
YEAR ENDED DECEMBER 31, 2011

	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING OF YEAR	$100,000	$65,548,141	$(37,796,030)	$27,852,111
Net loss			(3,759,390)	(3,759,390)
BALANCE, END OF YEAR	$100,000	$65,548,141	$(41,555,420)	$24,092,721

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
YEAR ENDED DECEMBER 31, 2011

BALANCE, BEGINNING OF YEAR	$33,000,000
BALANCE, END OF YEAR	$33,000,000

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

1. ORGANIZATION

Tower Square Securities, Inc. (the “Company”) is an indirect wholly owned subsidiary of MetLife Insurance Company of Connecticut (“MICC”), which is a direct wholly owned subsidiary of MetLife, Inc.

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executes and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents are $3,145,217 of money market funds held at Pershing and at Wachovia Bank. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — As described below, certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Securities Owned — Securities owned are measured and reported at fair value on a recurring basis on the Company’s statement of financial condition. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. Level 1 inputs are quoted prices available in active markets as of the reporting date. Level 2 inputs are either directly or indirectly observable as of the reporting date, where fair value is determined through the use of models or other valuation methodologies. Level 3 inputs are unobservable, include situations where there is little, if any, market activity for the investment, and require significant management judgment or estimation. At December 31, 2011, the Company’s securities owned consisted of closed end mutual funds with quoted prices available in active markets, and are thus categorized in Level 1.

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company filed a stand-alone federal income tax return for the years 2005 through 2010. Pursuant to Internal Revenue Service rules, MICC and its subsidiaries, including the Company, were excluded from MetLife’s life/non-life consolidated federal tax return for the five years subsequent to MetLife’s July 2005 acquisition of MICC.

Effective January 1, 2011, the Company joined the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and began to participate in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

Adoption of New Accounting Pronouncements — In May 2011, the Financial Accounting Standards Board (“FASB”) issued new guidance regarding fair value measurements (ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs), effective for the first interim or annual period beginning after December 15, 2011. The guidance should be applied prospectively. The amendments in this ASU are intended to establish common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”). Some of the amendments clarify the FASB’s intent on the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The Company does not expect the adoption of this new guidance to have a material impact on its financial statements.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

3. RELATED PARTY TRANSACTIONS

The Company earns commissions from MetLife related to the sale of certain MetLife insurance products. For the year ended December 31, 2011, the Company recognized $11,314,149 of such commission revenues from affiliates.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the year ended December 31, 2011, the Company recognized $778,395 of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information systems, which are included in network support and data processing. For the year ended December 31, 2011, such overhead charges and network support and data processing charged to the Company were $2,446,890 and $2,148,087, respectively.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

During the year ended December 31, 2011, the Company received $6 million of advances from an affiliate, of which $5,999,834 was outstanding at December 31, 2011. The balance was repaid in its entirety on January 31, 2012.

Substantially all expenses, exclusive of commissions, clearance and execution, relate to charges from MetLife. The Company’s results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At December 31, 2011, the Company had net capital of $30,441,248 which was $30,191,248 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $572,208 during the year ended December 31, 2011 related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $87,251 for the year ended December 31, 2011. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $77,635 during the year ended December 31, 2011 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

6. INCOME TAXES

The income tax benefit for the year ended December 31, 2011 consists of the following:

Current income tax benefit:
Federal	$(2,131,546)
State	(1,068)
(2,132,614)
Deferred income tax expense:
Federal	109,365
State	—
109,365
Income tax benefit	$(2,023,249)

The federal and state deferred tax assets primarily relate to contingency reserves, deferred compensation and net operating loss carryforwards. A 100% state deferred tax asset valuation allowance of $2,414,071 has been established at December 31, 2011, representing a $1,808,899 decrease for the year ended December 31, 2011.

As of December 31, 2011, the Company had federal net operating loss carryforwards of $59,782,575 which begin to expire in 2025 and state net operating loss carryforwards of $21,535,539 which continue to expire in 2012.

The Company will continue to review any conclusions reached regarding uncertain tax positions which may be subject to review and adjustment at a later date based on on-going analysis of tax laws, regulations and interpretations thereof. To the extent that the Company’s assessment of the conclusions reached regarding uncertain tax position changes, such changes in estimate will be recorded in the period in which such determination is made. The Company recognizes tax-related interest and penalties, if applicable, as a component of other expense and income tax expense, respectively. The federal and state tax returns for tax years 2005 through 2010 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

7. COMMITMENTS AND CONTINGENCIES  – (continued)

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2011. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A former Company representative was alleged to have misappropriated funds from 40 customers. The Illinois Securities Division, the U.S. Postal Inspector, the Internal Revenue Service, FINRA, and the U.S. Attorney’s Office have conducted inquiries. The Company has also conducted an internal investigation. The Company has made remediation to all the affected customers. The Illinois Securities Division has issued a Statement of Violations to the Company, and the Company has conducted discussions with the Division. The former representative is scheduled to be sentenced on February 17, 2012.

The Company is defending a FINRA arbitration proceeding brought by a customer who purchased a variable life insurance policy 15 year earlier that she claims was unsuitable.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company’s financial statements have arisen in the course of the Company’s business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company is a party to a Secured Demand Note (“SDN”) Collateral Agreement with MICC pursuant to which MICC transferred securities to the Company to collateralize MICC’s obligation to lend $33 million to the Company. The SDN bears interest at 0.5% per annum and is scheduled to mature on February 28, 2013.

At December 31, 2011 the collateral consisted of U.S. Government securities with a fair value approximating $38.6 million. The Company has not exercised its right to sell or repledge the collateral.

The SDN provides the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 70 percent the percentage of regulatory capital which a broker-dealer can obtain through the use of certain SDNs. The Company’s Debt-Equity Ratio as of December 31, 2011 was 0.0%.

The corresponding liability “Note payable under subordinated secured demand note collateral agreement” is subordinate to the claims of the general creditors. To the extent that the subordinated borrowing is required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, it may not be repaid.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

9. DEFERRED COMPENSATION PLAN PAYABLE TO REPRESENTATIVES

The Company sponsored a nonqualified deferred compensation plan for its registered representatives (the “Plan”). The Plan provided registered representatives with the ability to defer compensation to a retirement date on a tax-advantaged basis.

The administrator of the Plan maintains an account for each Plan participant. Such participant accounts are credited daily with gains and losses reflecting the performance and market value of various mutual funds as selected by individual registered representatives. The increase or decrease in the Company’s deferred compensation plan liability which directly results from the increase or decrease in the value of the underlying mutual funds is reflected as a component of other expenses in the statement of operations.

The obligation of the Company to pay all benefits under the Plan is fully guaranteed by MICC. The Company does not make any contributions to the Plan. Effective January 1, 2005, no further compensation deferrals were permitted.

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2011, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

11. SUBSEQUENT EVENTS

On January 31, 2012, the Company received a $9 million equity contribution from its parent.

The Company evaluated the recognition and disclosure of subsequent events through February 28, 2012, the date the December 31, 2011 financial statements of the Company were issued.

* * * * *

TOWER SQUARE SECURITIES, INC.

UNAUDITED FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

*********

TOWER SQUARE SECURITIES, INC.

STATEMENTS OF FINANCIAL CONDITION
AS OF AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
ASSETS
Cash and cash equivalents	$5,076,558	$5,754,873
Cash segregated pursuant to federal regulations	1,249,103	2,003,975
Commissions and fees receivable	2,153,740	2,145,633
Receivable from brokers and clearing organizations	265,725	635,764
Securities owned, at fair value	6,785,492	7,601,723
Receivable from affiliates	—	22,687
Secured demand note receivable	—	33,000,000
Deferred tax asset, net	5,534,238	22,651,791
Other assets	318,342	1,225,300
TOTAL ASSETS	$21,383,198	$75,041,746
LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
Commissions payable	$2,055,648	$1,981,069
Due to affiliates	422,608	378,779
Deferred compensation plan payable to representatives	7,869,067	7,293,277
Accrued expenses and other liabilities	378,668	893,337
	10,725,991	10,546,462
Note payable under subordinated secured demand note collateral agreement	—	33,000,000
STOCKHOLDER’S EQUITY:
Common stock, $100 par value; authorized 100,000 shares; issued and outstanding 1,000 shares	100,000	100,000
Additional paid-in capital	76,460,832	74,548,141
Accumulated deficit	(65,903,625)	(43,152,857)
Total stockholder's equity	10,657,207	31,495,284
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$21,383,198	$75,041,746

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENTS OF OPERATIONS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
REVENUES:
Commissions	$17,060,920	$18,094,429
Mutual fund fees	3,564,599	3,447,502
Investment advisory fees	4,145,107	3,401,032
Marketing support fees	444,617	797,817
Other	1,306,486	1,308,689
Total revenues	26,521,729	27,049,469
EXPENSES:
Commissions	23,005,283	23,154,710
Employee compensation and benefits	1,498,951	2,019,571
Clearance and execution	493,186	501,760
Overhead charges from affiliates	1,136,263	1,436,470
Network support and data processing	1,058,155	1,312,144
Regulatory fees and expenses	211,821	220,116
Other	190,923	859,239
Total expenses	27,594,582	29,504,010
LOSS BEFORE INCOME TAX BENEFIT	(1,072,853)	(2,454,541)
INCOME TAX BENEFIT	375,838	856,924
NET LOSS	$(697,015)	$(1,597,617)

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENTS OF CASH FLOWS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(696,715)	$(1,597,617)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	(1,870,653)	47,013
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	1,822,257	1,061,116
Commissions and fees receivable	205,832	570,567
Receivable from brokers and clearing organization	328,031	(635,764)
Securities owned	(534,465)	(1,969,230)
Receivable from affiliates	1,493,318	2,244,372
Other assets	(16,855)
Increase (decrease) in operating liabilities:
Commissions payable	(246,328)	(962,045)
Due to affiliates	(12,130)	(6,388,801)
Deferred compensation plan payable to repesentatives	382,660	404,295
Accrued expenses and other liabilities	(350,723)	342,208
Net cash used in operating activities	503,929	(6,883,886)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	0	9,000,000
Net cash used in financing activities	0	9,000,000
NET INCREASE IN CASH AND CASH EQUIVALENTS	503,929	2,116,114
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	4,572,629	3,638,759
CASH AND CASH EQUIVALENTS, END OF YEAR	$5,076,558	$5,754,873
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$1,554	$3,318
Cash paid during the year for income taxes	$0	$0
Non Cash Investing Activity – Contribution from Parent	$1,912,691	$0
Non Cash Investing Activity – Termination of secured demand note	$33,000,000	$0
Non Cash Financing Activity – Termination of secured subordinated notes Payable	$(33,000,000)	$0

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
AS OF AUGUST 30, 2013 AND 2012

	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE – DECEMBER 31, 2012	$100,000	$74,548,141	$(65,206,910)	$9,441,231
Capital contribution		1,912,691		1,912,691
Net loss			(697,015)	(697,015)
BALANCE – AUGUST 30, 2013	$100,000	$76,460,832	$(65,903,925)	$10,656,907
BALANCE – DECEMBER 31, 2011	$100,000	$65,548,141	$(41,555,240)	$24,092,901
Capital contribution		9,000,000		9,000,000
Net loss			(1,597,617)	(1,597,617)
BALANCE – AUGUST 30, 2012	$100,000	$74,548,141	$(43,152,857)	$31,495,284

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
AS OF AUGUST 30, 2013 AND 2012

BALANCE – DECEMBER 31, 2011	$33,000,000
BALANCE – AUGUST 30, 2012	$33,000,000
BALANCE – DECEMBER 31, 2012	$33,000,000
Maturity of secured demand note collateral agreement	(33,000,000)
Issuance of secured demand note collateral agreement	18,000,000
Termination of secured demand note collateral agreement	(18,000,000)
BALANCE – AUGUST 30, 2013	$0

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

1. ORGANIZATION

Tower Square Securities, Inc. (the “Company”) was an indirect wholly owned subsidiary of MetLife Insurance Company of Connecticut (“MICC”), which is a direct wholly owned subsidiary of MetLife, Inc. On August 30, 2013 the Company was acquired by Cetera Advisor Networks, LLC. (See Note 11).

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executed and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents as of August 30, 2013 and 2012 are $1,530,957 and $3,990,348, respectively, of money market funds held at Pershing and at Wachovia Bank. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — As described below, certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

Fair Value of Securities Owned — Securities owned are measured and reported at fair value on a recurring basis on the Company’s statement of financial condition. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. Level 1 inputs are quoted prices available in active markets as of the reporting date. Level 2 inputs are either directly or indirectly observable as of the reporting date, where fair value is determined through the use of models or other valuation methodologies. Level 3 inputs are unobservable, include situations where there is little, if any, market activity for the investment, and require significant management judgment or estimation. At August 30, 2013 and 2012, the Company’s securities owned included $6,785,492 and $5,986,851, respectively, of securities categorized in Level 1, and were comprised of exchange traded funds with quoted prices available in active markets. Further at August 30, 2013 and 2012, the company’s securities owned included $0 and $1,614,872 of securities categorized as Level 2, and were comprised of open end mutual funds. At August 30, 2013, and 2012, cash and cash equivalents include $1,530,957 and $4,278,982, respectively, in money market funds that are also categorized in Level 1.

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company filed a stand-alone federal income tax return for the years 2005 through 2010. Pursuant to Internal Revenue Service rules, MICC and its subsidiaries, including the Company, were excluded from MetLife’s life/non-life consolidated federal tax return for the five years subsequent to MetLife’s July 2005 acquisition of MICC.

Effective January 1, 2011, the Company joined the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and began to participate in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

3. RELATED PARTY TRANSACTIONS

Substantially all expenses, exclusive of commissions, clearance and execution, and regulatory fees and expenses, relate to charges from MetLife. The Company's results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

During eight months ending August 30, 2013 and 2012, the Company received $9,000,000 and $1,912,691, respectively, of equity contributions from its parent.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the eight months ending August 30, 2013 and 2012, the Company recognized $35,491 and $374,640, respectively, of marketing support fees from affiliates.

MetLife provided services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company was allocated costs related to information systems, which are included in network support and data processing. For the eight months ending August 30, 2013 and 2012, such overhead charges and network support and data processing charged to the Company were $767,723 and $967,859, respectively. Employee compensation and benefits for the eight months ending August 30, 2013 and 2012, include $1,498,951 and $2,019,571 respectively, for payroll related costs that includes costs related to employee benefit plans and stock-based compensation.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At August 31, 2013 and 2012, the Company had net capital of $3,574,526 and $39,291,811, respectively, which was $3,324,526 and $39,041,811 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $256,349 and $326,139 during the eight months ending August 30, 2013 and 2012, respectively, related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $31,133 and $43,285 for the eight months ending August 30, 2013 and 2012, respectively. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. For stock-based compensation the Company was allocated $38,572 and $47,853 during the eight months ending August 30, 2013 and 2012, respectively.

All such amounts are presented as employee compensation and benefits on the statement of operations.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

6. INCOME TAXES

The income tax expense for the eight months ending August 30, 2013 and 2012, consists of the following:

	8/30/2013	8/30/2012
Current income tax benefit:
Federal	$0	$(853,543)
State	(1,019)	(856)
	(1,019)	(854,399)
Deferred income tax expense:
Federal	(372,874)	(2,525)
State	(1,945)	—
	(374,819)	(2,525)
Income tax provision	$(375,838)	$(856,924)

The federal and state deferred tax asset primarily relate to contingency reserves, deferred compensation and net operating loss carryforwards. A federal tax asset valuation allowance of $20,823,900 was established during the year ending December 31, 2012.

The federal and state tax returns for tax years 2005 through 2011 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of August 30, 2013 and August 30, 2012. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A former Company representative was alleged to have misappropriated funds from 40 customers. The Illinois Securities Division, the U.S. Postal Inspector, the Internal Revenue Service, FINRA, and the

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

7. COMMITMENTS AND CONTINGENCIES  – (continued)

U.S. Attorney’s Office conducted inquiries. The Company also conducted an internal investigation. The Company made remediation to all the affected customers. The Illinois Securities Division issued a Statement of Violations to the Company, and the Company conducted discussions with the Division. The former representative was sentenced on February 17, 2012 to 17.5 years in prison and ordered to pay restitution. One customer has filed a FINRA arbitration against the Company, and another customer has filed a complaint in state court in Illinois.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company's financial statements have arisen in the course of the Company's business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company's compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company's financial position, based on information currently known by the Company's management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company is a party to a Secured Demand Note Collateral Agreement (“SDN”) with MICC pursuant to which MICC transferred securities to the Company to collateralize MICC's obligation to lend $33 million to the Company. On February 28, 2013 a SDN of $18 million matured. On March 1, 2013 two new SDNs, each for $9 million were executed and approved by FINRA with maturity dates of April 30, 2014 and April 30, 2015. The Company transferred the securities to MICC in August 2013, thereby cancelling the SDNs.

At August 30, 2013 and 2012 the collateral consisted of U.S. Government securities with a fair value approximating $0 million and $42.1million, respectively. The Company has not exercised its right to sell or repledge the collateral.

The SDN provides the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 90 days the period of time that the percentage of regulatory capital which a broker-dealer obtains through the use of certain SDNs can exceed 70%. At August 2012, the Company's Debt-Equity Ratio was 51%.

The corresponding liability “Note payable under subordinated secured demand note collateral agreement” is subordinate to the claims of the general creditors. To the extent that the subordinated borrowing is required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, it may not be repaid.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

9. DEFERRED COMPENSATION PLAN PAYABLE TO REPRESENTATIVES

The Company sponsored a nonqualified deferred compensation plan for its registered representatives (the “Plan”) and maintains a “Rabbi Trust” in connection with such Plan. The Plan provided registered representatives with the ability to defer compensation to a retirement date on a tax-advantaged basis.

The administrator of the Plan maintains an account for each Plan participant. Such participant accounts are credited daily with gains and losses reflecting the performance and market value of various mutual funds as selected by individual registered representatives. Both the assets of the Rabbi Trust and the liabilities to the Plan participants are consolidated by the Company. Any increase or decrease in the Company’s deferred compensation plan liability which directly results from the increase or decrease in the value of the underlying mutual funds is reflected as a component of other expenses in the statement of operations.

The obligation of the Company to pay all benefits under the Plan is fully guaranteed by MICC. The Company does not make any contributions to the Plan. Effective January 1, 2005, no further compensation deferrals were permitted.

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2012, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

11. SUBSEQUENT EVENTS

As of August 30, 2013, Cetera Advisor Networks, LLC, a subsidiary of Cetera Financial Group, Inc., a wholly owned subsidiary of Cetera Financial Holdings, Inc., acquired the Company. The Company withdrew its registration with FINRA and no longer executes or clears its brokerage transactions through Pershing as agent.

* * * * *

WALNUT STREET SECURITIES, INC.

FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2012
AND
INDEPENDENT AUDITORS’ REPORT

*********

INDEPENDENT AUDITORS’ REPORT

To the Stockholder of

Walnut Street Securities, Inc.

We have audited the accompanying financial statements of Walnut Street Securities, Inc. (the“Company”), a wholly-owned subsidiary of MetLife, Inc. (“MetLife”), which comprise the statement of financial condition as of December 31, 2012, and the related statements of operations, cash flows, changes in stockholder’s equity, and changes in subordinated liabilities for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Walnut Street Securities, Inc. at December 31, 2012 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matters

Portions of the accompanying financial statements have been prepared from the separate records maintained by MetLife and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of income and expenses represent allocations made from home-office items applicable to the Company as a whole.

February 28, 2013

WALNUT STREET SECURITIES, INC.

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2012

ASSETS
Cash and cash equivalents	$7,068,524
Cash segregated pursuant to federal regulations	4,357,607
Commissions and fees receivable	8,218,949
Receivable from brokers and clearing organizations	933,140
Receivable from affiliates	2,153,065
Secured demand notes receivable	26,000,000
Other assets	678,798
TOTAL ASSETS	$49,410,083
LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Commissions payable	$7,547,702
Due to affiliates	1,082,751
Accrued expenses and other liabilities	923,637
9,554,090
Notes payable under subordinated secured demand note collateral agreements	26,000,000
STOCKHOLDER’S EQUITY:
Class A preferred stock, $100 par value; authorized 20,000 shares; issued and outstanding 20,000 shares	2,000,000
Class B preferred stock, $100 par value; authorized 65,000 shares; issued and outstanding 45,000 shares	4,500,000
Common stock, no par value; authorized 200,000 shares; issued and outstanding 200,000 shares	35,000
Additional paid-in capital	68,544,694
Accumulated deficit	(61,223,701)
Total stockholder’s equity	13,855,993
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$49,410,083

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2012

REVENUES:
Commissions	$52,677,076
Mutual fund fees	23,012,573
Investment advisory fees	29,594,058
Marketing support fees	2,876,947
Other	2,652,774
Total revenues	110,813,428
EXPENSES:
Commissions	$96,266,759
Employee compensation and benefits	6,249,343
Clearance and execution	2,561,723
Overhead charges from affiliates	4,125,765
Network support and data processing	4,468,630
Regulatory fees and expenses	527,080
Other	2,457,892
Total expenses	116,657,192
LOSS BEFORE INCOME TAX BENEFIT	(5,843,764)
INCOME TAX BENEFIT	2,038,166
NET LOSS	$(3,805,598)

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2012

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,805,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	35,032
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	843,124
Commissions and fees receivable	(599,349)
Receivable from brokers and clearing organization	(590,930)
Receivable from affiliates	454,746
Other assets	910,167
Increase (decrease) in operating liabilities:
Commissions payable	636,756
Due to affiliates	(481,962)
Accrued expenses and other liabilities	132,044
Net cash used in operating activities	(2,465,970)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	6,000,000
NET INCREASE IN CASH AND CASH EQUIVALENTS	3,534,030
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	3,534,494
CASH AND CASH EQUIVALENTS, END OF YEAR	$7,068,524
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$150,453
Cash paid during the year for income taxes	$0

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
YEAR ENDED DECEMBER 31, 2012

	Class A Preferred Stock	Class B Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING OF YEAR	$2,000,000	$4,500,000	$35,000	$62,544,694	$(57,418,103)	$11,661,591
Capital contribution				6,000,000		6,000,000
Net loss					(3,805,598)	(3,805,598)
BALANCE, END OF YEAR	$2,000,000	$4,500,000	$35,000	$68,544,694	$(61,223,701)	$13,855,993

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
YEAR ENDED DECEMBER 31, 2012

BALANCE, BEGINNING OF YEAR	$26,000,000
BALANCE, END OF YEAR	$26,000,000

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

1. ORGANIZATION

Walnut Street Securities, Inc. (the “Company”) is a wholly-owned subsidiary of MetLife, Inc.

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executes and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company (“MLIC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents are $4,935,666 of money market funds held at Pershing. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — Certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company is a member of the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and participates in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

3. RELATED PARTY TRANSACTIONS

Substantially all expenses, exclusive of commissions, clearance and execution, and regulatory fees and expenses, relate to charges from MetLife. The Company’s results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

On January 31, 2012, the Company received a $6 million equity contribution from its parent.

The Company earns commissions from MetLife related to the sale of certain MetLife insurance products. For the year ended December 31, 2012, the Company recognized $12,376,081 of such commission revenues from affiliates.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the year ended December 31, 2012, the Company recognized $338,802 of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information systems, which are included in network support and data processing. For the year ended December 31, 2012, such overhead charges and network support and data processing charged to the Company were $4,125,765 and $3,322,203, respectively. Employee compensation and benefits include $6,249,343 for payroll related costs including costs related to employee benefit plan and stock-based compensation.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

3. RELATED PARTY TRANSACTIONS  – (continued)

Preferred Stock — All of the Company’s outstanding preferred stock is owned by MetLife, Inc., which is entitled to dividends, on a cumulative basis. Series A preferred stock was issued on June 4, 1998 and earns cash dividends at a rate of 5.541% per annum, payable semi-annually on June 4 and December 4 beginning on December 4, 1998. Series B preferred stock was issued October 26, 2001 and earns annual cash dividends at a rate of 5% beginning October 1, 2002. Dividends are declared and payable only when the Company realizes net profits. To date, no dividends have been declared or paid on the preferred stock. The preferred stock has a liquidation preference of $100 per share and is redeemable only at the option of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At December 31, 2012, the Company had net capital of $35,867,546 which was $35,617,546 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $944,097 during the year ended December 31, 2012 related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $131,799 for the year ended December 31, 2012. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $125,872 during the year ended December 31, 2012 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

6. INCOME TAXES

The income tax benefit for the year ended December 31, 2012 consists of the following:

Current income tax benefit:
Federal	$(2,072,179)
State	(1,019)
(2,073,198)
Deferred income tax expense:
Federal	35,032
State	—
35,032
Income tax benefit	$(2,038,166)

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

6. INCOME TAXES  – (continued)

The state deferred tax asset primarily relates to net operating loss carryforwards. A 100% state deferred tax asset valuation allowance of $2,998,133 has been established at December 31, 2012, representing a $266,253 increase for the year ended December 31, 2012.

As of December 31, 2012, the Company had state net operating loss carryforwards of $38,739,629 which continue to expire in 2013.

The federal and state tax returns for tax years 2003 through 2011 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2012. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A putative class-action complaint was brought in New Jersey state court by two plaintiffs alleging that the Company inappropriately sold them variable annuities without Guaranteed Minimum Income Benefit (“GMIB”) riders. The Company filed a motion to dismiss the complaint which the Court denied.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company’s financial statements have arisen in the course of the Company’s business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

7. COMMITMENTS AND CONTINGENCIES  – (continued)

not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company is a party to two Secured Demand Note Collateral Agreements (“SDNs”) with MetLife Insurance Company of Connecticut (“MICC”) pursuant to which MICC transferred securities to the Company to collateralize MICC’s obligation to lend $26 million to the Company.

One SDN with a principal amount of $13 million is scheduled to mature on April 30, 2013, and another SDN with a principal amount of $13 million is scheduled to mature on April 30, 2015. The SDNs bear interest at 0.5% per annum.

At December 31, 2012 the collateral for both SDNs consisted of U.S. Government securities with a fair value approximating $31.5 million. The Company has not exercised its right to sell or repledge the collateral.

The SDNs provide the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 90 days the period of time that the percentage of regulatory capital which a broker-dealer obtains through the use of certain SDNs can exceed 70%. At December 31, 2012, the Company’s Debt-Equity Ratio was 65%.

The corresponding liabilities “Notes payable under subordinated secured demand note collateral agreements” are subordinate to the claims of the general creditors. To the extent that the subordinated borrowings are required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, they may not be repaid.

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2012, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

10. SUBSEQUENT EVENTS

The Company evaluated the recognition and disclosure of subsequent events through the date the December 31, 2012 financial statements of the Company were issued.

* * * * *

WALNUT STREET SECURITIES, INC.

FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2011
AND
INDEPENDENT AUDITORS’ REPORT

*********

INDEPENDENT AUDITORS’ REPORT

To the Stockholder of

Walnut Street Securities, Inc.

We have audited the accompanying financial statements of Walnut Street Securities, Inc. (the“Company”), a wholly-owned subsidiary of MetLife, Inc. (“MetLife”), which comprise the statement of financial condition as of December 31, 2011, and the related statements of operations, cash flows, changes in stockholder’s equity, and changes in subordinated liabilities for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Walnut Street Securities, Inc. at December 31, 2011 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matters

Portions of the accompanying financial statements have been prepared from the separate records maintained by MetLife and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of income and expenses represent allocations made from home-office items applicable to the Company as a whole.

February 28, 2012

WALNUT STREET SECURITIES, INC.

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2011

ASSETS
Cash and cash equivalents	$3,534,494
Cash segregated pursuant to federal regulations	5,200,731
Commissions and fees receivable	7,619,600
Receivable from affiliates	2,607,811
Secured demand notes receivable	26,000,000
Prepaid expenses	553,712
Deferred tax asset, net	34,396
Other assets	1,377,463
TOTAL ASSETS	$46,928,207
LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Commissions payable	$6,910,946
Due to affiliates	1,564,713
Accrued expenses and other liabilities	790,957
9,266,616
Notes payable under subordinated secured demand note collateral agreements	26,000,000
STOCKHOLDER’S EQUITY:
Class A preferred stock, $100 par value; authorized 20,000 shares; issued and outstanding 20,000 shares	2,000,000
Class B preferred stock, $100 par value; authorized 65,000 shares; issued and outstanding 45,000 shares	4,500,000
Common stock, no par value; authorized 200,000 shares; issued and outstanding 200,000 shares	35,000
Additional paid-in capital	62,544,694
Accumulated deficit	(57,418,103)
Total stockholder’s equity	11,661,591
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$46,928,207

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2011

REVENUES:
Commissions	$56,023,399
Mutual fund fees	24,373,709
Investment advisory and financial planning fees	27,438,483
Marketing support fees	3,404,455
Other	2,377,121
Total revenues	113,617,167
EXPENSES:
Commissions	96,352,414
Employee compensation and benefits	7,611,999
Clearance and execution	2,519,068
Overhead charges from affiliates	4,857,146
Network support and data processing	5,860,674
Regulatory fees and expenses	849,875
Other	2,794,513
Total expenses	120,845,689
LOSS BEFORE INCOME TAX BENEFIT	(7,228,522)
INCOME TAX BENEFIT	2,526,993
NET LOSS	$(4,701,529)

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2011

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(4,701,529)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	(26,301)
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	(934,380)
Commissions and fees receivable	150,543
Receivable from affiliates	(498,769)
Prepaid expenses	(18,523)
Other assets	268,448
Increase (decrease) in operating liabilities:
Commissions payable	(23,792)
Due to affiliates	(20,501)
Due to customers	(109,782)
Accrued expenses and other liabilities	(247,305)
Net cash used in operating activities	(6,161,891)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,161,891)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	9,696,385
CASH AND CASH EQUIVALENTS, END OF YEAR	$3,534,494
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATON:
Cash paid during the year for interest	$149,975
Cash paid during the year for income taxes	$1,728
Noncash financing activity – Maturity of secured demand note collateral agreement and termination of secured demand note receivable	$29,000,000
Borrowing under secured demand note collateral agreements and receipt of secured demand notes	$26,000,000

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
YEAR ENDED DECEMBER 31, 2011

	Class A Preferred Stock	Class B Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING OF YEAR	$2,000,000	$4,500,000	$35,000	$62,544,694	$(52,716,574)	$16,363,120
Net loss					(4,701,529)	(4,701,529)
BALANCE, END OF YEAR	$2,000,000	$4,500,000	$35,000	$62,544,694	$(57,418,103)	$11,661,591

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
DECEMBER 31, 2011

BALANCE, BEGINNING OF YEAR	$29,000,000
Maturity of secured demand note collateral agreement	(29,000,000)
Issuance of secured demand note collateral agreements	26,000,000
BALANCE, END OF YEAR	$26,000,000

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

1. ORGANIZATION

Walnut Street Securities, Inc. (the “Company”) is a wholly-owned subsidiary of MetLife, Inc.

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executes and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company (“MLIC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents are $1,535,498 of money market funds held at Pershing. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — Certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company is a member of the consolidated federal income tax group established by MetLife. for its wholly owned subsidiaries and participates in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

Adoption of New Accounting Pronouncements — In May 2011, the Financial Accounting Standards Board (“FASB”) issued new guidance regarding fair value measurements (ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs), effective for the first interim or annual period beginning after December 15, 2011. The guidance should be applied prospectively. The amendments in this ASU are intended to establish common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”). Some of the amendments clarify the FASB’s intent on the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The Company does not expect the adoption of this new guidance to have a material impact on its financial statements.

3. RELATED PARTY TRANSACTIONS

The Company earns commissions from MetLife related to the sale of certain MetLife insurance products. For the year ended December 31, 2011, the Company recognized $16,336,147 of such commission revenues from affiliates.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the year ended December 31, 2011, the Company recognized $556,899 of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

3. RELATED PARTY TRANSACTIONS  – (continued)

systems, which are included in network support and data processing. For the year ended December 31, 2011, such overhead charges and network support and data processing charged to the Company were $4,857,146 and $4,117,167, respectively.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

Substantially all expenses, exclusive of commissions, clearance and execution, relate to charges from MetLife. The Company’s results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

Preferred Stock — All of the Company’s outstanding preferred stock is owned by MetLife, Inc., which is entitled to dividends, on a cumulative basis. Series A preferred stock was issued on June 4, 1998 and earns cash dividends at a rate of 5.541% per annum, payable semi annually on June 4 and December 4 beginning on December 4, 1998. Series B preferred stock was issued October 26, 2001 and earns annual cash dividends at a rate of 5% beginning October 1, 2002. Dividends are declared and payable only when the Company realizes net profits. To date, no dividends have been declared or paid on the preferred stock. The preferred stock has a liquidation preference of $100 per share and is redeemable only at the option of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At December 31, 2011, the Company had net capital of $32,557,970, which was $32,307,970 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $1,096,730 during the year ended December 31, 2011 related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $167,230 for the year ended December 31, 2011. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $148,800 during the year ended December 31, 2011 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

6. INCOME TAXES

The income tax benefit for the year ended December 31, 2011 consists of the following:

Current income tax expense (benefit):
Federal	$(2,501,253)
State	561
(2,500,692)
Deferred income tax expense (benefit):
Federal	(26,301)
State	—
(26,301)
Income tax benefit	$(2,526,993)

The federal deferred tax asset primarily relates to contingency reserves. The state deferred tax asset primarily relates to net operating loss carryforwards. A 100% state deferred tax asset valuation allowance of $2,731,880 has been established at December 31, 2011, representing a $22,551 decrease for the year ended December 31, 2011.

As of December 31, 2011, the Company had state net operating loss carryforwards of $36,162,453 which continue to expire in 2012.

The Company will continue to review any conclusions reached regarding uncertain tax positions which may be subject to review and adjustment at a later date based on on-going analysis of tax laws, regulations and interpretations thereof. To the extent that the Company’s assessment of the conclusions reached regarding uncertain tax position changes, such changes in estimate will be recorded in the period in which such determination is made. The Company recognizes tax-related interest and penalties, if applicable, as a component of other expense and income tax expense, respectively. The federal and state tax returns for tax years 2003 through 2010 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

7. COMMITMENTS AND CONTINGENCIES  – (continued)

of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2011. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A putative class-action complaint has been brought in New Jersey state court by two plaintiffs alleging that the Company inappropriately sold them variable annuities without Guaranteed Minimum Income Benefit (“GMIB”) riders. The Company filed a motion to dismiss the complaint which the Court denied.

The Company was named as a defendant in a lawsuit concerning a former Company representative’s referral of a client to an entity that the SEC has put into receivership for allegedly defrauding investors. Restitution has been made to the customer in settlement of the lawsuit.

A FINRA arbitration was initiated by six claimants who purchased variable annuities and other investment products from a former Company representative in the 1990s and early 2000s. The Statement of Claim alleged that the representative engaged in improper sales practices, including selling unsuitable variable annuities to the claimants, improper investments with the annuities and churning. The claims against the Company were dismissed as ineligible for arbitration in early 2012.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company’s financial statements have arisen in the course of the Company’s business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company was a party to a Secured Demand Note Collateral Agreement (“SDN”) with MetLife Insurance Company of Connecticut (“MICC”) pursuant to which MICC transferred securities to the Company to collateralize MICC’s obligation to lend $29 million to the Company. The SDN matured on February 28, 2011.

Effective February 28, 2011, the Company entered into two new SDNs with MICC, each in the principal amount of $13 million, scheduled to mature on April 30, 2013 and April 30, 2015, respectively. Both SDNs bear interest at 0.5% per annum.

At December 31, 2011 the collateral consisted of U.S. Government securities with a fair value approximating $31.4 million. The Company has not exercised its right to sell or repledge the collateral.

The SDNs provide the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

8. SECURED DEMAND NOTE  – (continued)

70 percent the percentage of regulatory capital which a broker-dealer can obtain through the use of certain SDNs. The Company’s Debt-Equity Ratio as of December 31, 2011 was 69.0%.

The corresponding liabilities “Notes payable under subordinated secured demand note collateral agreements” are subordinate to the claims of the general creditors. To the extent that the subordinated borrowings are required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, they may not be repaid.

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2011, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

10. SUBSEQUENT EVENTS

On January 31, 2012, the Company received a $5 million equity contribution from its parent.

The Company evaluated the recognition and disclosure of subsequent events through February 28, 2012, the date the December 31, 2011 financial statements of the Company were issued.

* * * * *

WALNUT STREET SECURITIES, INC.

UNAUDITED FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

*********

WALNUT STREET SECURITIES, INC.

STATEMENTS OF FINANCIAL CONDITION
AS OF AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
ASSETS
Cash and cash equivalents	$5,265,467	$11,386,181
Cash segregated pursuant to federal regulations	1,222,746	2,646,326
Commissions and fees receivable	7,469,628	7,548,912
Receivable from brokers and clearing organizations	1,820,491	844,397
Receivable from affiliates	—	92,893
Secured demand notes receivable	—	26,000,000
Other assets	1,388,573	2,838,014
TOTAL ASSETS	$17,166,905	$51,356,723
LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
Commissions payable	$7,132,290	$6,665,012
Due to affiliates	1,081,370	804,734
Accrued expenses and other liabilities	1,640,570	2,439,206
	9,854,230	9,908,951
Notes payable under subordinated secured demand note collateral agreements	—	26,000,000
STOCKHOLDER’S EQUITY:
Class A preferred stock, $100 par value; authorized 20,000 shares; issued and outstanding 20,000 shares	2,000,000	2,000,000
Class B preferred stock, $100 par value; authorized 65,000 shares; issued and outstanding 45,000 shares	4,500,000	4,500,000
Common stock, no par value; authorized 200,000 shares; issued and outstanding 200,000 shares	35,000	35,000
Additional paid-in capital	63,544,694	68,544,694
Accumulated deficit	(62,767,019)	(59,631,922)
Total stockholder's equity	7,312,675	15,447,772
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$17,166,905	$51,356,723

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENTS OF OPERATIONS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
REVENUES:
Commissions	$34,715,386	$36,265,739
Mutual fund fees	15,918,049	15,579,475
Investment advisory fees	21,753,057	18,963,777
Marketing support fees	1,631,033	1,831,086
Other	1,844,546	1,898,871
Total revenues	75,862,071	74,538,948
EXPENSES:
Commissions	$66,334,644	$64,558,742
Employee compensation and benefits	3,900,346	4,283,321
Clearance and execution	1,706,848	1,773,094
Overhead charges from affiliates	2,554,054	2,759,517
Network support and data processing	2,730,938	2,770,082
Regulatory fees and expenses	375,795	361,122
Other	688,509	1,431,331
Total expenses	78,291,134	77,937,209
LOSS BEFORE INCOME TAX BENEFIT	(2,429,063)	(3,398,261)
INCOME TAX BENEFIT	885,746	1,184,443
NET LOSS	$(1,543,317)	$(2,213,818)

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CASH FLOWS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/12
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,543,317)		$(2,213,818)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax			34,396
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	3,134,861		2,554,405
Commissions and fees receivable	749,321		70,688
Receivable from brokers and clearing organization	(887,351)		(844,397)
Receivable from affiliates	2,153,065		2,514,918
Prepaid expenses			553,712
Other assets	(709,774)		(1,460,553)
Increase (decrease) in operating liabilities:
Commissions payable	(415,412)		(245,934)
Due to affiliates	(1,381)		(759,979)
Accrued expenses and other liabilities	716,933		1,648,249
Net cash used in operating activities	3,196,945		1,851,687
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution/(dividend)	(5,000,000)		6,000,000
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,803,055)		7,851,687
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,068,524		3,534,494
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,265,467		$11,386,181
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$79,279		$98,973
Cash paid during the year for income taxes	$0		$0
NONCASH INVESTING ACTIVITY – termination of secured demand note collateral agreement	$26,000,000		—
NONCASH FINANCING ACTIVITY – termination of secured demand note collateral agreement	$(26,000,000)	$

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	Class A Preferred Stock	Class B Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING AT 12/31/12	$2,000,000	$4,500,000	$35,000	$68,544,694	$(61,223,702)	$13,855,992
Dividend				(5,000,000)		(5,000,000)
Net loss					(1,543,317)	(1,543,317)
BALANCE, ENDING AT 8/30/13	$2,000,000	$4,500,000	$35,000	$63,544,694	$(62,767,019)	$7,312,675

	Class A Preferred Stock	Class B Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING AT 12/31/11	$2,000,000	$4,500,000	$35,000	$62,544,694	$(57,418,104)	$11,661,590
Capital Contribution				6,000,000		6,000,000
Net loss					(2,213,818)	(2,213,818)
BALANCE, ENDING AT 8/30/12	$2,000,000	$4,500,000	$35,000	$68,544,694	$(59,631,922)	$15,447,772

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

Balance, AT 12/31/2011	$26,000,000
Balance, AT 8/30/2012	$26,000,000
Balance, AT 12/31/2012	$26,000,000
Termination of secured note collateral agreement	(26,000,00)
BALANCE, AT 8/30/2013	$—

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

1. ORGANIZATION

Walnut Street Securities, Inc. (the “Company”) was a wholly-owned subsidiary of MetLife, Inc. On August 30, 2013, the Company was sold to Cetera Advisor Networks, LLC, a subsidiary of Cetera Financial Group, Inc., a wholly owned subsidiary of Cetera Financial Holdings, Inc.

The Company was a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and was a member of the Financial Industry Regulatory Authority (“FINRA”). The Company was also a licensed insurance agency.

The Company contracted with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sold variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executed and cleared its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company received fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company (“MLIC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents at August 30, 2013 and 2012 are $240,243 and $7,801,842, respectively of money market funds held at Pershing. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — Certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company was a member of the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and participated in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions were included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocated income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

3. RELATED PARTY TRANSACTIONS

Substantially all expenses, exclusive of commissions, clearance and execution, and regulatory fees and expenses, relate to charges from MetLife. The Company's results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

During the eight months ended August 30, 2012, the Company received a $6 million equity contribution from its parent. During the eight months ended August 30, 2013, the Company paid a $5 million dividend to its parent.

The Company also received payments from affiliates to support the marketing of MetLife insurance products. For the eight months ended August 30, 2013 and 2012, the Company recognized $117,198 and $267,378, respectively of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information systems, which are included in network support and data processing. For the eight months ended August 30, 2013, such overhead charges and network support and data processing charged to the Company were $2,554,054 and $1,974,144, respectively. For the eight months ended August 30, 2012, such overhead charges and network support and data processing charged to the Company were $2,759,517 and $2,043,258, respectively. Employee compensation and benefits for the eight months ended August 30, 2013 and 2012

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

3. RELATED PARTY TRANSACTIONS  – (continued)

include $3,900,346 and $4,283,321, respectively for payroll related costs including costs related to employee benefit plan and stock-based compensation.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

Preferred Stock — All of the Company’s outstanding preferred stock is owned by MetLife, Inc., which is entitled to dividends, on a cumulative basis. Series A preferred stock was issued on June 4, 1998 and earns cash dividends at a rate of 5.541% per annum, payable semi-annually on June 4 and December 4 beginning on December 4, 1998. Series B preferred stock was issued October 26, 2001 and earns annual cash dividends at a rate of 5% beginning October 1, 2002. Dividends are declared and payable only when the Company realizes net profits. To date, no dividends have been declared or paid on the preferred stock. The preferred stock has a liquidation preference of $100 per share and is redeemable only at the option of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At August 30, 2013 and 2012, the Company had net capital of $5,329,926 and $37,304,300, respectively which was $5,079,926 and $37,054,300 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $603,653 and $621,575 during the eight months ended August 30, 2013 and 2012, respectively related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $78,133 and $85,561 for the eight months ended August 30, 2013 and 2012. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $99,185 and $92,747, respectively, during the eight months ended August 30, 2013 and 2012 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

6. INCOME TAXES

The income tax benefit for the eight months ended August 30, 2013 and 2012 consist of the following:

	8/30/2013	8/30/2012
Current income tax benefit:
Federal	$(856,958)	$(1,218,424)
State	(28,796)	(1,019)
	(885,754)	(1,219,443)
Deferred income tax expense:
Federal	8	35,000
State	—	—
	8	35,000
Income tax benefit	$(885,746)	$(1,184,443)

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of August 30, 2013 and 2012. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A putative class-action complaint was brought in New Jersey state court by two plaintiffs alleging that the Company inappropriately sold them variable annuities without Guaranteed Minimum Income Benefit (“GMIB”) riders. The Company filed a motion to dismiss the complaint which the Court denied.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

7. COMMITMENTS AND CONTINGENCIES  – (continued)

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company's financial statements have arisen in the course of the Company's business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company's compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company's financial position, based on information currently known by the Company's management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's results of operations or cash flows.

8. SECURED DEMAND NOTE

At August 30, 2012, the Company was party to two Secured Demand Note Collateral Agreements (“SDNs”) with MetLife Insurance Company of Connecticut (“MICC”) pursuant to which MICC transferred securities to the Company to collateralize MICC's obligation to lend $26 million to the Company.

The Company transferred the securities to MICC in 2013, thereby cancelling both SDNs in 2013.

One SDN with a principal amount of $13 million was scheduled to mature on April 30, 2013, and another SDN with a principal amount of $13 million was scheduled to mature on April 30, 2015. The SDNs bore interest at 0.5% per annum.

At August 30, 2012, the collateral for both SDNs consisted of U.S. Government securities with a fair value approximating $33.1 million. The Company has not exercised its right to sell or re-pledge the collateral.

The SDNs provided the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 90 days the period of time that the percentage of regulatory capital which a broker-dealer obtains through the use of certain SDNs can exceed 70%. At August 30, 2012, the Company's Debt-Equity Ratio was 63%.

The corresponding liabilities “Notes payable under subordinated secured demand note collateral agreements” are subordinate to the claims of the general creditors. To the extent that the subordinated borrowings are required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, they may not be repaid.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at August 30, 2013 and 2012, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

10. SUBSEQUENT EVENTS

As of August 30, 2013, Cetera Advisor Networks, LLC, a subsidiary of Cetera Financial Group, Inc., a wholly owned subsidiary of Cetera Financial Holdings, Inc., acquired the Company. The Company withdrew its registration with FINRA and no longer executes or clears its brokerage transactions through Pershing as agent.

* * * * *

First Allied Holdings Inc.

Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

First Allied Holdings Inc.

Contents

Report of Independent Registered Public Accounting Firm

Board of Directors
First Allied Holdings Inc.

We have audited the accompanying consolidated financial statements of First Allied Holdings Inc., as of December 31, 2013 (successor) and 2012 (predecessor) and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the period from January 1, 2013 to September 24, 2013 (predecessor) and the period from September 25, 2013 to December 31, 2013 (successor) and the year ended December 31, 2012 (predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express and opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Allied Holdings Inc. at December 31, 2013 (successor) and 2012 (predecessor), and the results of its operations and its cash flows for the period from January 1, 2013 to September 24, 2013 (predecessor) and the period from September 25, 2013 to December 31, 2013 (successor) and for the year ended December 31, 2012 (predecessor), in conformity with accounting principles generally accepted in the United States of America.

Richmond, Virginia
February 27, 2014

First Allied Holdings Inc.

Consolidated Statements of Financial Condition

December 31,	(Successor) 2013	(Predecessor) 2012
Assets
Cash and cash equivalents	$24,315,065	$13,594,013
Receivable from clearing brokers	4,382,556	3,686,387
Securities owned, at fair value	1,834,497	48,247
Notes receivable, net	13,269,939	9,034,612
Fees receivable	13,643,077	2,421,388
Furniture, equipment, and leasehold improvements, at cost, less accumulated depreciation and amortization of $153,767 and $472,101 respectively	1,424,808	1,000,431
Deferred tax assets, net	—	5,577,976
Goodwill	79,985,814	25,435,808
Intangibles, net	83,004,925	11,498,807
Prepaids and other assets	2,767,049	2,811,221
Due from Parent	995,329	—
Total assets	$225,623,059	$75,108,890

See accompanying notes to financial statements.

First Allied Holdings Inc.

Consolidated Statements of Financial Condition

December 31,	(Successor) 2013	(Predecessor) 2012
Liabilities and Stockholder’s Equity
Liabilities
Commissions payable	$12,179,793	$5,668,780
Accounts payable and other liabilities	16,239,454	7,788,473
Unearned revenue	1,601,734	1,588,280
Securities sold, not yet purchased, at fair value	308,930	336,573
Deferred tax liability, net	23,692,614	—
Unfavorable lease	—	5,267,838
Term loan	28,800,000	10,800,000
Line of credit	4,501,808	547,450
Contingent earnout liability	1,470,877	—
Notes payable	—	223,154
Total liabilities	88,795,210	32,220,548
Commitments and contingencies
Stockholder’s equity
Common stock, $0.0001 par value; authorized 65,000,000 shares; issued and outstanding 46,340,050 shares	4,634	4,634
Additional paid-in capital	137,158,051	46,960,230
Stockholder receivables	—	(1,007,257)
Accumulated deficit	(334,836)	(3,069,265)
Total stockholder’s equity	136,827,849	42,888,342
Total liabilities and stockholder’s equity	$225,623,059	$75,108,890

See accompanying notes to financial statements.

First Allied Holdings Inc.

Consolidated Statements of Operations

	Successor (Period from September 25, 2013 to December 31, 2013)	Predecessor
		(Period from January 1, 2013 to September 24, 2013)	Year Ended December 31, 2012
Revenues
Commissions	$49,539,110	$139,021,502	$127,797,250
Investment advisory income	33,242,582	84,661,563	71,426,087
Sponsorship fees	3,103,394	7,857,502	5,346,353
Principal transactions, net	1,758,219	6,638,945	9,654,604
Clearance fee income	1,881,587	5,272,912	7,130,343
Insurance income	1,844,313	5,289,871	4,689,787
Pension administration	1,051,637	2,185,646	2,924,756
Interest	682,490	2,176,330	3,924,094
Other	2,067,300	5,582,885	8,154,597
Total revenues	95,170,632	258,687,156	241,047,871
Expenses
Commissions	69,082,223	187,721,279	180,058,856
Compensation and benefits	11,784,512	39,278,485	29,015,722
Professional services	1,104,555	5,558,108	4,111,947
Clearing and exchange fees	1,847,881	4,525,557	3,249,308
Promotional	1,476,156	3,538,615	3,498,180
Occupancy and equipment	2,092,109	3,434,588	3,240,080
Amortization of intangibles	1,892,075	2,934,881	1,641,813
Communications and data processing	849,132	2,263,666	2,992,171
Outsourced administrative fees	760,829	1,944,908	2,625,879
Travel and entertainment	590,023	1,385,070	1,040,171
Amortization of notes receivable	573,490	987,966	874,464
Interest	233,598	669,813	378,046
Depreciation and amortization	165,884	537,352	348,809
Other	3,412,302	9,767,406	8,075,122
Total expenses	95,864,769	264,547,694	241,150,568
Loss before income tax benefit	(694,137)	(5,860,538)	(102,697)
Income tax benefit (provision)	359,301	2,119,656	(193,067)
Net loss	$(334,836)	$(3,740,882)	$(295,764)

See accompanying notes to financial statements.

First Allied Holdings Inc.

Consolidated Statements of Changes in Stockholder’s Equity

	Common Stock		Additional Paid-in Capital	Stockholder Receivables	Accumulated Deficit	Total
	Shares	Amount
Balance, December 31, 2011 – Predecessor	44,622,550	$4,462	$44,669,494	$(673,500)	$(2,773,501)	$41,226,955
Issuance of stock	1,967,500	197	1,967,303	—	—	1,967,500
Repurchase & retirement of stock and note	(250,000)	(25)	(249,975)	250,000	—	—
Issuance of stock options	—	—	573,408	—	—	573,408
Issuance of notes	—	—	—	(583,757)	—	(583,757)
Net loss	—	—	—	—	(295,764)	(295,764)
Balance, December 31, 2012 – Predecessor	46,340,050	4,634	46,960,230	(1,007,257)	(3,069,265)	42,888,342
Interest on stockholder receivables	—	—	—	(39,560)	—	(39,560)
Payment on stockholder receivables	—	—	—	51,488	—	51,488
Issuance of stock options	—	—	528,420	—	—	528,420
Contribution of capital	—	—	6,000,000	—	—	6,000,000
Tax benefit from stock option exercise	—	—	1,620,000	—	—	1,620,000
Exercise of stock options	—	—	1,086,594	—	—	1,086,594
Vesting of restricted stock	—	—	493,000	—	—	493,000
Net loss – predecessor	—	—	—	—	(3,740,882)	(3,740,882)
Balance, September 24, 2013 – Predecessor	46,340,050	4,634	56,688,244	(995,329)	(6,810,147)	48,887,402
Satisfaction of stockholder receivables	—	—	—	995,329	—	995,329
Pushdown related to RCAP acquisition	—	—	80,469,807	—	6,810,147	87,279,954
Net loss – successor	—	—	—	—	(334,836)	(334,836)
Balance, December 31, 2013 – Successor	46,340,050	$4,634	$137,158,051	$—	$(334,836)	$136,827,849

See accompanying notes to financial statements.

First Allied Holdings Inc.

Consolidated Statements of Cash Flows

	Successor (Period from September 25, 2013 to December 31, 2013)	Predecessor
		(Period from January 1, 2013 to September 24, 2013)	Year Ended December 31, 2012
Operating activities
Net loss	$(334,836)	$(3,740,882)	$(295,764)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of notes receivable	573,490	987,966	874,464
Depreciation and amortization	175,592	556,768	348,809
Amortization of intangibles	1,892,075	2,934,881	1,641,813
Stock based compensation	776,338	2,108,014	573,408
Deferred taxes, net	(289,822)	(2,217,055)	306,856
Loss on disposal of equipment	124,100	393,241	—
Changes in operating assets and liabilities:
Receivables from clearing brokers, net	(281,376)	(414,793)	(808,430)
Securities owned	(151,273)	(282,369)	628,030
Other receivables	1,729,702	(2,572,633)	(905,136)
Other assets	741,291	442,209	364,576
Commissions payable	446,633	429,254	1,482,200
Accounts payable and other liabilities	(18,463,992)	21,547,657	(741,493)
Income taxes payable	—	—	(169,179)
Securities sold, not yet purchased	308,930	(336,573)	225,447
Net cash provided by (used in) operating activities	(12,753,148)	19,835,685	3,525,601
Investing activities
Cash paid for acquisitions, net of cash acquired	—	(16,692,504)	(469,151)
Issuance of notes receivable	(6,556,452)	(1,466,872)	(3,733,774)
Collections on notes receivable	264,833	966,379	816,374
Purchases of furniture, equipment, and leasehold improvements	(189,866)	(462,838)	(245,782)
Net cash used in investing activities	(6,481,485)	(17,655,835)	(3,632,333)
Financing activities
Borrowings on term loan	—	21,200,000	—
Borrowings on line of credit	4,501,808	967,200	—
Capital contribution	—	6,000,000	—
Principal payments on term loan	(1,600,000)	(1,600,000)	(1,200,000)
Payments on line of credit	—	(1,514,650)	(1,000,000)
Payments on notes payable	(44,631)	(133,892)	(178,523)
Issuance of common stock	—	—	1,717,500
Net cash provided by (used in) financing activities	2,857,177	24,918,658	(661,023)
Net increase (decrease) in cash and cash equivalents	(16,377,456)	27,098,508	(767,755)
Cash and cash equivalents, beginning of period	40,692,521	13,594,013	14,361,768
Cash and cash equivalents, end of period	$24,315,065	$40,692,521	$13,594,013
Supplemental disclosure of non-cash investing and financing activities
Contingent consideration	$—	$1,441,753	$—
Cashless exercise of stock options	—	1,086,594	—
Increase in goodwill due to RCAP acquisition*	51,070,913	—	—
Increase in intangibles due to RCAP acquisition*	57,614,074	—	—
Net increase in deferred taxes due to RCAP acquisition	(25,721,046)	—	—
Write down of unfavorable lease in RCAP acquisition	4,557,355	—	—
Acquisition of certain customer accounts with a notes payable	—	—	1,274,174
Issuance of common stock for stockholder receivable	—	—	600,000
Supplemental cash flow information
Cash paid for interest	441,971	386,077	466,485
Cash paid for income taxes	70,166	51,520	66,127

*	See Footnote 1 for gross amounts of goodwill and intangibles arising from the RCAP acquisition.

See accompanying notes to financial statements.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Organization

First Allied Holdings Inc. (FAHI or the Company) is primarily a holding company. At December 31, 2012, its primary operating subsidiaries included First Allied Securities, Inc. (FAS) and First Allied Advisory Services, Inc. (FAAS), First Allied Asset Management, Inc. (FAAM), FASI Insurance Services, Inc. (FAIS) and First Allied Retirement Services, Inc. (FARS), all of which are wholly owned.

On January 1, 2013, the Company acquired Legend Group Holdings LLC which was a holding company and sole owner of Advisory Services Corporation (ASC), Legend Advisory Corporation (LAC) and Legend Equities Corporation (LEC), which together form the Legend Group.

On September 25, 2013, the Company was acquired by RCAP Holdings, LLC (the Parent) which is primarily a holding company. Following the transaction, FAHI, the Legend Group and all of their subsidiaries continue to operate autonomously under the current management structure and respective brands. The Company accounts for acquisitions as business combinations, and recognizes, separately from goodwill, assets acquired and liabilities assumed at their respective fair values as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed.

FAS is a registered broker/dealer and member of the Financial Industry Regulatory Authority (FINRA) and is also a registered investment advisor pursuant to the Investment Advisors Act of 1940. FAS’ primary activities include the brokerage of equity and fixed-income securities as well as the sale of investment company shares, alternative investment products, and insurance products. FAS has agreements with non-affiliated clearing brokers to clear securities transactions, carry customers’ accounts on a fully disclosed basis and perform certain recordkeeping functions. Accordingly, FAS operates under the exemptive provisions of the Securities and Exchange Commission (SEC) Rule 15c3- 3(k)(2)(ii).

FAAS is a registered investment advisor pursuant to the Investment Advisors Act of 1940. FAAS provides investment management through brokerage accounts as well as variable annuity subaccounts.

FAAM is a registered investment advisor pursuant to the Investment Advisors Act of 1940 and is an independent money management company. FAIS is an independent insurance agency. FARS is a third party pension administrator handling both defined benefit and defined contribution plans.

LEC is a broker-dealer registered with the SEC and a member of FINRA. In addition, LEC is also a licensed insurance agency. LEC sells mutual funds, variable annuity products, stocks, and insurance products. LEC enters into securities and insurance transactions in its capacity as an agent for customers. LEC’s major sources of revenue consist of commissions earned on new sales of mutual fund products and Rule 12b-1 distribution fees on existing eligible assets. LEC has an agreement with a non-affiliated clearing broker to clear securities transactions, carry customers’ accounts on a fully disclosed basis and perform certain recordkeeping functions. Accordingly, LEC operates under the exemptive provisions of the SEC Rule 15c3- 3(k)(2)(ii).

LAC provides portfolio management for investment portfolios tailored for 403(b) retirement planning. A 403(b) plan is similar to 401(k) plans, but offered by many not-for-profit employers. Therefore, a majority of Legend Group’s clients include educators and other employees of not-for-profit organizations.

ASC is a third party administrator for 403(b) plans and charges a fee to custody assets.

Acquisition

On January 1, 2013, the Company acquired the Legend Group. In connection with the acquisition, intangible assets of $18,414,000 were recorded on Legend’s books related to customer relationships. Goodwill in the amount of $3,409,614, which represented the excess of the purchase price over the fair value of the acquired net assets and liabilities, was recognized by Legend. The goodwill arising from this acquisition is not deductible for income tax purposes.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

As of the date of the acquisition, the fair value of the Legend Group’s assets and liabilities was as follows:

Assets
Cash and cash equivalents	$4,255,743
Accounts receivable, net	9,371,501
Goodwill	3,409,614
Securities owned, at fair value	1,352,608
Intangible assets	18,414,000
Other assets	2,131,577
38,935,043
Liabilities
Accounts payable and other liabilities	1,543,568
Commissions payable	5,635,126
Deferred tax liability, net	7,365,600
14,544,294
Net assets acquired	$24,390,749

The Company paid consideration aggregating approximately $22.9 million for the acquisition. This was accomplished by increasing the Company’s term loan at Fifth Third Bank (see Borrowings footnote). In addition, the Sellers are entitled to receive contingent consideration provided that Legend’s advisor retention remains above 80% at the end of 2014. The range of the undiscounted amounts the Company could be obligated to pay as contingent consideration under the earn-out arrangement ranges from $0 and $5 million. If the retention is greater than 87.5%, the Sellers receive 100% of the consideration and if it is less than 80%, the Sellers receive $0. The estimated fair value of the contractual obligation to pay the contingent consideration recognized as of December 31, 2013 was $1.47 million. The Company determined the fair value of the obligation to pay contingent consideration based on probability-weighted projections of the advisor retention during the approximately two year earn-out measurement period. The estimate of the fair value of contingent consideration requires subjective assumptions to be made of various retention scenarios.

On September 25, 2013, First Allied Holdings Inc. was acquired by RCAP Holdings, LLC (the Parent). In connection with the acquisition, intangible assets of $1,026,000 were recorded related to employee covenants, $11,972,000 were recorded related to broker relationships, $59,213,000 were recorded related to advisor relationships and $12,381,000 was recorded related to contractual customer relationships. Goodwill in the amount of $79,985,814, which represented the excess of the purchase price over the fair value of the acquired net assets and liabilities, was recognized by the Company. The goodwill arising from this acquisition is not deductible for income tax purposes.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

As of the date of the acquisition, the fair value of First Allied Holdings Inc.’s assets and liabilities was as follows:

Assets
Cash and cash equivalents	$40,692,521
Receivable from clearing brokers	4,101,180
Goodwill	79,985,814
Deferred tax assets, net	9,923,441
Notes receivable, net	8,547,139
Intangible assets	84,592,000
Other assets	22,089,269
249,931,364
Liabilities
Accounts payable and other liabilities	36,799,119
Commissions payable	11,733,160
Deferred taxes on intangible assets	33,836,400
Term loan	30,400,000
112,768,679
Net assets acquired	$137,162,685

2011 Acquisition

Previously, on November 1, 2011, FAS Holdings, Inc. was acquired by First Allied Holdings Inc. In connection with this prior acquisition, intangible assets of $9,266,000 were recorded related to advisor relationships and $2,550,000 was recorded related to contractual customer relationships. Goodwill in the amount of $25,277,822, which represented the excess of the purchase price over the fair value of the acquired net assets and liabilities, was recognized by the Company. The goodwill that arose from this acquisition was not deductible for income tax purposes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Consolidation

The consolidated financial statements include the accounts of FAHI and the Legend Group and their wholly owned subsidiaries: FAS Holdings, Inc. (FASH), First Allied Securities, Inc., First Allied Advisory Services, Inc., FASI Insurance Services, Inc., First Allied Asset Management, Inc., First Allied Wealth Management, Inc., First Allied Retirement Services, Inc. also known as Associates in Excellence, Advisory Services Corporation, Legend Advisory Corporation and Legend Equities Corporation. All intercompany transactions were eliminated upon consolidation.

Fair Value of Financial Instruments

Substantially all of the Company’s financial assets and liabilities are carried at market value or at amounts, which, because of their short-term nature, approximate current fair value.

Cash and Cash Equivalents

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

Interest-bearing amounts on deposit at federally insured institutions at December 31, 2013 were $24,315,065, of which $21,156,656 was in excess of FDIC insurance limits. FDIC coverage is $250,000 per depositor at each financial institution.

All non-interest bearing cash balances were fully insured at December 31, 2012 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Interest-bearing amounts on deposit at federally insured institutions at December 31, 2012 were $13,594,013.

For purposes of the statement of cash flows, the Company has defined cash equivalents as highly liquid investments, with remaining maturities of three months or less.

Receivable from Clearing Brokers

The receivable from clearing brokers represents cash on deposit and amounts due for commissions earned. Cash deposits held at the clearing brokers and commissions earned collateralize amounts due to the clearing brokers, if any.

Securities Owned and Securities Sold, But Not Yet Purchased

Securities owned and securities sold, but not yet purchased are carried at fair value on a trade date basis. Fair value is based on quoted market prices or dealer quotes where those are available and considered reliable. Additionally, other factors may be considered where appropriate such as market prices of related or similar financial instruments and coupon, yield, credit quality, prepayment terms, volatility and other economic factors. Securities owned and securities sold, not yet purchased, are held for trading purposes.

Notes Receivable

Notes receivable consist primarily of forgivable loans made to investment executives and other revenue-producing employees, typically in connection with their recruitment. These loans are forgivable based on continued affiliation and performance and are amortized over the life of the loan, which is generally five to seven years, using the straight-line method, and is included in amortization of notes receivable on the consolidated statement of operations. FAHI has established an allowance for doubtful accounts to offset loan amounts for terminated advisors that are not likely to be collected. Notes receivable is reported net of allowance for doubtful accounts of $423,855 and $241,382 at December 31, 2013 and 2012, respectively.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company evaluates the realizability of deferred tax assets and recognizes a valuation allowance for its deferred tax assets when it is more likely than not that a future benefit of such deferred tax assets will not be realized.

The Company has analyzed the positions for all open tax years, and the positions to be taken for the tax year ended December 31, 2013 in its major jurisdictions, and has determined whether or not there are uncertain tax positions that require financial statement recognition. No reserves for uncertain tax positions were required to have been recorded as a result of the adoption of ASC 740 for the year. However, the Company’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

Furniture, Equipment, and Leasehold Improvements

Furniture, equipment, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Furniture and equipment are depreciated using the straight-line method over the estimated useful life of the asset, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life or the term of the lease. When items are retired, impaired or disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the determination of net income.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations under the purchase method of accounting. Pursuant to FASB Accounting Standards Codification (ASC) 350, Goodwill and Others, goodwill is evaluated at least annually by management for impairment, and more frequently in certain circumstances. The evaluation includes assessing the estimated fair value of the goodwill based on market prices for similar assets. The Company considers all segments as one reporting unit for goodwill valuation purposes. Impairment exists when the carrying amount of the goodwill exceeds its implied fair value. Because goodwill is treated as a non-allowable asset for regulatory purposes, the impact of any impairment on goodwill would not affect FAS’ regulatory net capital.

In accordance with FASB ASC 360, Property, Plant and Equipment, long-lived assets, such as purchased intangibles subject to amortization and depreciation, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. On an ongoing basis, the Company reviews the valuation and amortization of the intangible assets and takes into consideration any events or circumstances that might have diminished its value.

Securities Transactions

Principal transactions and commission revenue and expense are recorded on a trade-date basis.

Investment Advisory Income

Investment advisory fees are received quarterly but are recognized as earned on a pro rata basis over the term of the contract.

Reclassifications

Certain reclassifications have been made in the prior year consolidated financial statements and notes to conform to the December 31, 2013 presentation.

2. Fair Value Measurement

ASC 820, “Fair Value Measurements and Disclosures”, establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instruments developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in pricing the financial instruments developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 —	Valuations based on quoted prices in active markets for identical investments that the Company has the ability to access. An active market for the investment is a market in which transactions for the investment occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of the investment does not entail a significant degree of judgment. Valuation adjustments and block discounts are not applied to Level 1 instruments.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

2. Fair Value Measurement  – (continued)

Level 2 —	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 —	Valuations based on inputs that are unobservable, supported by little or no market activity, and significant to the overall fair value measurement.

The availability of observable inputs can vary from financial instruments to financial instruments and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current and best available as of the measurement date, including during periods of market dislocation.

The following table presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis:

December 31, 2013 (successor)	Level 1	Level 2	Level 3	Total
Assets
Securities owned
Mutual fund – stock	$1,834,007	—	—	$1,834,007
U.S. Government and agency obligations	193			193
Equity securities	297	—	—	297
Total	$1,834,497	—	—	$1,834,497
Liabilities
Securities sold, not yet purchased
Municipal government obligations	$50,862	—	—	$50,862
Certificates of deposit	20,118	—	—	20,118
Equity securities	237,950	—	—	237,950
Total	$308,930	—	—	$308,930

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

2. Fair Value Measurement  – (continued)

December 31, 2012 (predecessor)	Level 1	Level 2	Level 3	Total
Assets
Securities owned
Mutual fund – stock	$263	—	—	$263
U.S. Government and agency obligations	47,984	—	—	47,984
Equity Securities
Total	$48,247	—	—	$48,247
Liabilities
Securities sold, not yet purchased
U.S. Government and agency obligation	$170,336	—	—	$170,336
State and municipal government obligations	52,503	—	—	52,503
Corporate and other debt	4,580	—	—	4,580
Equity Securities	109,154	—	—	109,154
Total	$336,573	—	—	$336,573

3. Income Taxes

The difference between U.S. statutory rate of 34% and the effective tax rate results from the impact of state and local taxes, net of the federal tax effect and certain non-deductible expenses, primarily acquisition related expenses.

The provision for taxes consists of the following:

	Successor	Predecessor
	(Period from September 25, 2013 to December 31, 2013)	(Period from January 1, 2013 to September 24, 2013)	Year Ended December 31, 2012
Current expense
Federal	$—	$—	$—
State	—	—	103,765
Total current expense	—	—	103,765
Deferred expense (benefit)
Federal	(305,406)	(1,801,708)	82,061
State	(53,895)	(317,948)	7,241
Total deferred expense (benefit)	(359,301)	(2,119,656)	89,302
Income tax expense (benefit)	$(359,301)	$(2,119,656)	$193,067

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

3. Income Taxes  – (continued)

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of the assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse. The significant components of the Company’s deferred tax assets and liabilities are as follows:

December 31,	Successor 2013	Predecessor 2012
Deferred tax assets
Tax loss carryforward	$5,678,342	$4,254,386
Accrued liabilities and reserves	1,721,249	3,607,155
Compensation	1,972,831	231,181
Gross deferred tax assets	9,372,422	8,092,722
Deferred tax liabilities
Intangible assets	32,603,362	2,456,716
Goodwill	410,095	—
Fixed assets	51,579	58,030
Gross deferred tax liabilities	33,065,036	2,514,746
Net deferred tax asset (liability)	$(23,692,614)	$5,577,976

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the related temporary differences become deductible. Management considers both positive and negative evidence in performing this assessment, and analyzes changes in near-term market conditions as well as other factors which may impact future operating results. In making such judgments, Management considers the review of taxable income in prior periods, effects of acquisitions made on operating results, including the impact of IRS Section 382 limitations, the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies. Significant positive evidence considered included that the Company had taxable income in 2012, taxable income before the acquisitions costs in 2013, and the acquisition of the Legend Group in 2013 which historically has generated taxable income. Additional positive evidence also includes the reversal of the deferred tax liabilities related to the amortization of intangible assets which is not deductible for income tax purposes thereby increasing taxable income, as well as the elimination of nonrecurring acquisition related costs incurred during 2013 that significantly reduced 2013 taxable income. Management determined the positive factors outweighed the negative factors and as a result no valuation allowance was recorded against the deferred tax asset. The Company is subject to examination by its major tax jurisdictions — U.S. federal and Virginia, California, New York, Illinois, Arizona and Missouri states. The open tax years are 2011 – 2013 for federal and states listed above. Net operating loss carryforwards totaling approximately $14,196,000 expire through 2033 and are subject to limitations pursuant to Section 382 of the Internal Revenue Code.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

4. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill are as follows:

Balance, December 31, 2011 (predecessor)	$25,277,822
Additional cash paid for acquisition	157,986
Balance, December 31, 2012 (predecessor)	$25,435,808
Goodwill from Legend Acquisition	3,409,614
Balance, September 24, 2013	28,845,422
Reversal of predecessor’s goodwill	(28,845,422)
Goodwill recognized pursuant to RCAP Acquisition	79,985,814
Balance, December 31, 2013 (successor)	$79,985,814

Intangibles

	Employee Covenants	Broker Relationships	Advisor Relationships	Contractual Customer Relationships	Total
Balance, December 31, 2011 (predecessor)	$—	$—	$9,060,572	$2,495,875	$11,556,447
Books of business acquired	—	—	1,384,174	—	1,384,174
Customer contracts acquired	—	—	—	200,000	200,000
Accumulated Depreciation	—	—	(1,271,231)	(370,583)	(1,641,814)
Balance, December 31, 2012 (successor)	$—	$—	$9,173,515	$2,325,292	$11,498,807
Intangible from Legend Acquisition	—	—	—	18,414,000	18,414,000
Accumulated amortization, predecessor period	—	—	(972,114)	(1,962,767)	(2,934,881)
Balance, September 24, 2013	—	—	8,201,401	18,776,525	26,977,926
Reversal of predecessor’s intangibles	—	—	(8,201,401)	(18,776,525)	(26,977,926)
Intangibles recognized pursuant to RCAP Acquisition	$1,026,000	11,972,000	59,213,000	12,381,000	84,592,000
Customer contracts acquired	—	—	—	305,000	305,000
Accumulated amortization, successor period	(128,250)	(238,635)	(1,248,710)	(276,480)	(1,892,075)
Balance, December 31, 2013 (successor)	$897,750	$11,733,365	$57,964,290	$12,409,520	$83,004,925

Amortization expense for the intangible assets for the periods ended December 31, 2013, September 24, 2013, and December 31, 2012 was $1,892,075, $2,934,881, and $1,641,813 respectively. These assets are being amortized over a two to fourteen year period. Estimated amortization expense for each of the next five years is as follows:

2014	$7,070,076
2015	6,941,826
2016	6,548,612
2017	6,455,412
2018	6,455,412
Thereafter	49,533,587
Total	$83,004,925

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

4. Goodwill and Other Intangible Assets  – (continued)

The Company defines the broker relationships intangibles as the Company’s relationships with its registered representatives. It defines the advisor relationship intangibles as the acquired registered financial advisors’ existing customer relationships and defines contractual customer relationship intangibles as books of business acquired from a third party. Each type provides a significant source of income through recurring revenue over the course of the economic life of the relationships.

5. Off-Balance-Sheet Credit Risk

FAS and LEC clear all transactions on a fully disclosed basis with clearing firms that maintain all related records. In the normal course of business, FAS and LEC engage in activities involving the execution, settlement and financing of various securities transactions. These activities may expose FAS and LEC to off-balance-sheet risk in the event that the other party to the transaction is unable to fulfill its contractual obligations. FAS and LEC maintain all of its trading securities at the clearing firms, and these trading securities collateralize amounts due to the clearing firms.

Customers are required to complete their transactions on the settlement date, generally three business days after the trade date. FAS and LEC are, therefore, exposed to risk of loss on these transactions in the event of the customer’s or broker’s inability to meet the terms of their contracts, in which case FAS and LEC may have to purchase or sell financial instruments at prevailing market prices. The impact of unsettled transactions is not expected to have a material effect upon FAS’ and LEC’s financial statements.

The Company has agreed to indemnify its clearing brokers for losses that it may sustain from the customer accounts introduced by the Company. As of December 31, 2013, there were no amounts to be indemnified to the clearing brokers for these accounts.

Concentration of Credit Risk

FAS and LEC introduce all retail securities trades to its clearing brokers. In the event the clearing brokers do not fulfill their obligations, the Company may be exposed to risk. FAS and LEC attempt to minimize this credit risk by monitoring the creditworthiness of the clearing brokers.

6. Net Capital Requirements

FAS is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires FAS to maintain minimum net capital. FAS have elected to use the alternative method permitted by Rule 15c3-3, which requires that FAS maintain minimum net capital, as defined, of $250,000. At December 31, 2013, FAS’ net capital was $4,777,089 which was $4,527,089 in excess of its required net capital of $250,000. The net capital rule may effectively restrict the payment of cash dividends. As of December 31, 2013 and 2012 FAS met all capital adequacy requirements to which it is subject to.

LEC is also subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires them to maintain minimum net capital. At December 31, 2013, LEC’s net capital was $2,684,401 which was $2,460,065 in excess of its required net capital of $224,336.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

7. Leases, Commitments and Contingent Liabilities

FAHI leases certain office space under several noncancelable operating leases. Certain leases have renewal options and clauses for escalation and operating cost adjustments based upon increased costs incurred by the lessor. Future minimum rental commitments under the terms of the lease agreements as of December 31, 2013 are as follows:

2014	$3,300,494
2015	2,718,429
2016	2,328,004
2017	2,333,461
2018	2,400,059
Thereafter	12,904,733
Total	$25,985,180

Total rental expense under the leases for the periods ended December 31, 2013, September 24, 2013, and December 31, 2012 was $910,416, $2,225,851, and $2,904,028 respectively.

The Company assumed an unfavorable lease in its November 2011 acquisition and as a result, the Company recorded a liability of approximately $6,500,000, which was being amortized over the remaining life of the lease. The remaining unamortized balance of $4,433,975 was eliminated in conjunction with the pushdown accounting pursuant to the acquisition by the Parent due to the lease being renegotiated and the lease terms are no longer unfavorable.

In the normal course of business, there are various lawsuits, claims, and contingencies pending against the Company. The Company is also involved in governmental and self-regulatory agency inquiries, investigations and proceedings. In accordance with FASB ASC 450, Contingencies, the Company has established provisions for estimated losses from pending lawsuits, claims, investigations and proceedings. Although the ultimate outcome of the various matters cannot be ascertained at this point, it is the opinion of management, after consultation with counsel, that the resolution of the foregoing matters will not have a material adverse effect on the financial condition of the Company, taken as a whole, such resolution may, however, have a material effect on the results of operations or cash flows in any future period, depending on the level of income for such period.

8. Borrowings

On November 1, 2011, the Company entered into an $18 million loan facility with Fifth Third Bank, of which $12 million was a term loan (the Term Loan) and $6 million is a revolving line of credit (the Revolver); the Revolver is also available for letters of credit. The Term Loan was amended and increased by $20 million to $32 million on January 2, 2013 in order to facilitate the purchase of the Legend Group. Borrowings under the Term Loan and the Revolver bear interest, payable quarterly in arrears, at the one month LIBOR plus an interest rate margin ranging from 2% to 2.5%, depending upon the Company’s financial performance. At December 31, 2013, the interest rate was 2.42%. Borrowings under the Term Loan must be repaid in installments of $800,000 each calendar quarter beginning March 31, 2013 with the balance of $5.2 million due on January 2, 2018. The Revolver is due November 1, 2017. All obligations under these loans are collateralized by all of the Company’s assets. These loan facilities are subject to certain financial and nonfinancial covenants. At December 31, 2013, the Company was in compliance with all such covenants.

9. Stock Based Compensation

Pre-Acquisition Plan

Certain employees, officers and directors participated in the Company’s 2011 Equity Incentive Plan (the Plan). The Plan provided for the granting of up to 11,250,000 nonqualified stock options and restricted stock.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

9. Stock Based Compensation  – (continued)

In 2012, the Company granted awards in the form of nonqualified stock options. Stock option awards to employees are generally subject to a vesting period of 5 years. The following is a summary of the information concerning outstanding options as of December 31, 2012:

December 31, 2012 (predecessor)
Outstanding at beginning of period	3,281,250
Granted	3,466,663
Outstanding at end of year	6,747,913
Options exercisable at year end	656,250

The following is a summary of the information concerning outstanding and exercisable options as of December 31, 2012:

Range of Exercise Prices	Options Outstanding	Weighted Average Exercise Life	Weighted Average Exercise Price	Weighted Average Grant-date Fair value	Options Exercisable	Weighted Average Exercise Price
$0.00 – $1.00	4,498,608	9.83 years	$1.00	$0.53	437,500	$1.00
$1.01 – $2.00	2,249,305	9.83 years	$2.00	$0.35	218,750	$2.00
	6,747,913				656,250

In 2013, the Company granted awards in the form of nonqualified stock options and 580,000 shares of restricted stock under the Plan. In conjunction with the acquisition of the Company by the Parent, 50% of unvested options were deemed vested and the remaining 50% of unvested options were forfeited and all restricted stock was deemed vested. For the successor period ended September 24, 2013, the Company recorded $2,108,014 of stock based compensation which is included in compensation and benefits in the consolidated statements of operations, of which $1,579,594 was compensation related to the accelerated vesting of stock options and restricted stock. For the year ended December 31, 2012, the Company recorded $573,408 of stock based compensation.

The following is a summary of the information concerning outstanding options as of December 31, 2013:

Year Ended December 31, 2013 (successor)	Options for Shares	Weighted- average exercise price
Outstanding at beginning of period	6,747,913	$1.33
Granted	1,044,333	$1.27
Exercised	4,643,416	$1.33
Forfeited	(3,148,830)	$1.33
Outstanding at end of year	—
Options exercisable at year end	—

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

9. Stock Based Compensation  – (continued)

The following is a summary of the information concerning the options exercised and forfeited at acquisition:

Exercise Price	Options Outstanding – Beginning of Year	Options Granted	Options Exercised	Options Forfeited	Total
$1.00	4,498,608	164,000	(2,829,498)	(1,833,110)	—
$1.25	—	798,333	(399,168)	(399,165)	—
$2.00	2,249,305	82,000	(1,414,750)	(916,555)	—
	6,747,913	1,044,333	(4,643,416)	(3,148,830)	—

2013 Restricted Stock Plan

In connection with the Acquisition, the Company entered into the First Allied Holdings 2013 Restricted Unit Plan (the RSU Plan). The maximum number of Restricted Units pursuant to the RSU Plan is the amount issued in connection with the Acquisition.

Pursuant to the terms of the Acquisition, 439,356 Restricted Units were issued to employees of the Company. Pursuant to the terms of the RSU Plan, Restricted Units vest equally on each of the first three anniversaries of the Acquisition. The first tranche of Restricted Units that vest have a non-fluctuating value of $20 per Restricted Unit and can be paid in cash or shares of RCS Capital Corporation (NYSE symbol RCAP) at the Company’s option. The second and third tranches of Restricted Units shall represent the equivalent of one phantom share of RCS Capital Corporation class A common stock and can be settled in either shares of RCS Capital Corporation class A common stock or a then equivalent amount of cash, at the Company’s option.

The RSU Plan is being accounted for on the liability method with the first tranche being expensed ratably over the first vesting period. The second and third tranche will be expensed over the second and third vesting periods, respectively, and will be carried at the then fair market value of the RCS Capital Corporation class A common stock. For the successor period ended December 31, 2013, the Company recorded $776,338 of stock based compensation pursuant to the RSU Plan which is included in compensation and benefits in the consolidated statements of operations.

10. Stockholder Note Receivable

In 2011, the Company loaned certain officers of the Company a combined $670,000 for the purchase of the Company’s common stock. The loans had an interest rate of 6.00% per annum, compounded annually and require certain mandatory payments based upon a formula stipulated in the agreement and matured in 2019. During 2012, $250,000 of this amount was repurchased and retired. In February 2012, the Company loaned $600,000 to certain officers for the purchase of the Company’s common stock. At December 31, 2012, the Company had a total outstanding balance of stockholder note receivables of $1,007,257. On March 15, 2013, mandatory payments in the amounts of $51,000 were paid back to the Company by the stockholders. Pursuant to the Acquisition, the stockholders satisfied the notes.

11. Employee Benefits

All full-time employees are eligible to participate in FAHI’s 401(k) Plan. Under the plan, each eligible employee may contribute up to 80% of their pretax compensation, excluding commissions, subject Internal Revenue Code limitations. Eligible employees were eligible for matching contributions, which were generally 50% of employee contributions, limited to 3% of an employee’s compensation. The matching contributions vest immediately. For the periods ended December 31, 2013, September 24, 2013, and December 31, 2012 the matching contributions were $145,631, $515,662, and $472,562 respectively, and are included in compensation and benefits in the consolidated statements of operations.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

12. Related Party Transactions

The Company receives revenue from American Realty Capital, a subsidiary of RCAP Holdings, for sponsorship fees based on a marketing support agreement. For the periods ended December 31, 2013, September 24, 2013, and December 31, 2012 revenue in the amount of $1,186,872, $2,887,113, and $826,747 respectively, in sponsorship fees from American Realty Capital were recorded by the Company and are included in Sponsorship Fees in the consolidated statements of operations.

13. Subsequent Events

On February 11, 2014, the Parent entered into a non-binding letter of intent to contribute all of its equity interests in the Company to RCS Capital Corporation (NYSE: RCAP) in exchange for approximately 11,264,930 shares of Class A Common Stock of RCS Capital Corporation. The Letter of Intent contemplates that the closing of the transaction will be subject to certain to-be-agreed-upon conditions, including the receipt of all necessary regulatory and governmental approvals.

The Company has evaluated subsequent events from the balance sheet date through the date of issuance of the consolidated financial statements, and determined that there are no other items to disclose.

First Allied Holdings Inc.

Unaudited Consolidated Financial Statements
As of March 31, 2014 and December 31, 2013
and for the Three Months Ended March 31, 2014
and 2013

The report accompanying these financial statements was issued by
BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of
BDO International Limited, a UK company limited by guarantee.

First Allied Holdings Inc.

Contents

Unaudited Consolidated Financial Statements

First Allied Holdings Inc.

Unaudited Consolidated Statements of Financial Condition

	March 31, 2014 Successor	December 31, 2013 Successor
	(Unaudited)
Assets
Cash and cash equivalents	$18,874,038	$24,315,065
Receivable from clearing brokers	3,591,168	4,382,556
Securities owned, at market value	1,955,071	1,834,497
Notes receivable, net	15,476,615	13,269,939
Fees receivable	13,547,220	13,643,077
Furniture, equipment, and leasehold improvements, at cost, less accumulated depreciation and amortization of $350,714 and $153,767 respectively	1,291,966	1,424,808
Goodwill	79,985,814	79,985,814
Intangibles, net	81,237,405	83,004,925
Prepaids and other assets	2,275,211	2,767,049
Due from Parent	1,269,329	995,329
Total assets	$219,503,837	$225,623,059

See accompanying notes to unaudited financial statements.

First Allied Holdings Inc.

Unaudited Consolidated Statements of Financial Condition

	March 31, 2014 Successor	December 31, 2013 Successor
	(Unaudited)
Liabilities and Stockholders’ Equity
Liabilities
Commissions payable	$11,671,427	$12,179,793
Accounts payable and other liabilities	12,731,233	16,239,454
Unearned revenue	1,676,335	1,601,734
Deferred tax liability, net	22,715,010	23,692,614
Securities sold, not yet purchased, at market value	160,770	308,930
Term loan	28,000,000	28,800,000
Line of credit	4,750,000	4,501,808
Contingent earnout liability	1,478,157	1,470,877
Total liabilities	83,182,932	88,795,210
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; authorized 65,000,000 shares; issued and outstanding 46,340,050 shares	4,634	4,634
Additional paid-in capital	137,158,051	137,158,051
Accumulated deficit	(841,780)	(334,836)
Total stockholders’ equity	136,320,905	136,827,849
Total liabilities and stockholders’ equity	219,503,837	$225,623,059

See accompanying notes to unaudited financial statements.

First Allied Holdings Inc.

Unaudited Consolidated Statements of Operations

Three Months Ended March 31,	2014 Successor	2013 Predecessor
	(Unaudited)
Revenues
Commissions	$49,291,166	$44,563,119
Investment advisory income	31,577,085	27,733,320
Sponsorship fees	3,317,693	2,136,692
Insurance income	2,188,731	1,815,081
Clearance fee income	1,877,138	1,767,032
Principal transactions, net	1,835,719	2,607,030
Pension administration	591,200	483,491
Interest	581,047	822,584
Other	1,959,168	1,909,762
Total revenues	93,218,947	83,838,111
Expenses
Commissions	68,166,699	60,940,683
Compensation and benefits	12,404,740	10,784,912
Amortization of intangibles	1,767,520	412,374
Clearing and exchange fees	1,737,499	1,382,301
Professional services	1,562,450	1,306,690
Occupancy and equipment	1,383,604	1,133,319
Promotional	1,180,071	925,680
Communications and data processing	731,849	799,596
Outsourced administrative fees	609,214	627,990
Amortization of notes receivable	590,095	351,430
Travel and entertainment	521,589	348,720
Interest	227,302	226,087
Depreciation and amortization	196,948	198,287
Other	2,987,926	3,168,084
Total expenses	94,067,506	82,606,153
Income (loss) before income tax provision (benefit)	(848,559)	1,231,958
Income tax expense (benefit)	(341,615)	683,628
Net income (loss)	$(506,944)	$548,330

See accompanying notes to unaudited financial statements.

First Allied Holdings Inc.

Unaudited Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-in Capital	Stockholder Receivables	Accumulated Deficit	Total
	Shares	Amount
Balance, December 31, 2012 – Predecessor	46,340,050	$4,634	$46,960,230	$(1,007,257)	$(3,069,265)	$42,888,342
Interest on stockholder receivables	—	—	—	(14,967)	—	(14,967)
Payment on stockholder receivables	—	—	—	51,488	—	51,488
Issuance of stock options	—	—	155,921	—	—	155,921
Net income	—	—	—	—	548,330	548,330
Balance, March 31, 2013 – Predecessor (Unaudited)	46,340,050	$4,634	$47,116,151	$(970,736)	$(2,520,935)	$43,629,114
Balance, December 31, 2013 – Successor	46,340,050	$4,634	$137,158,051	$—	$(334,836)	$136,827,849
Net loss	—	—	—	—	(506,944)	(506,944)
Balance, March 31, 2014 – Successor (Unaudited)	46,340,050	$4,634	$137,158,051	$—	$(841,780)	$136,320,905

See accompanying notes to unaudited financial statements.

First Allied Holdings Inc.

Unaudited Consolidated Statement of Cash Flows

Three Months Ended March 31,	2014 Successor	2013 Predecessor
	(Unaudited)	(Unaudited)
Operating activities
Net income (loss)	$(506,944)	$548,330
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of notes receivable	590,095	351,430
Depreciation and amortization	204,228	198,287
Amortization of intangibles	1,767,520	412,374
Stock based compensation	728,518	155,921
Deferred taxes, net	(977,604)	626,755
Changes in operating assets and liabilities:
Receivables from clearing brokers, net	791,388	715,921
Securities owned	(120,574)	(275,811)
Other receivables	95,857	(1,921,742)
Other assets	491,838	2,289,012
Commissions payable	(508,366)	1,267,561
Accounts payable and other liabilities	(4,117,507)	(3,613,822)
Securities sold, not yet purchased	(148,160)	(201,039)
Net cash (used in) provided by operating activities	(1,709,711)	553,177
Investing activities
Cash paid for acquisitions, net of cash acquired	—	(16,295,223)
Issuance of notes receivable	(3,070,771)	(701,956)
Collections on notes receivable	—	582,185
Purchases of furniture, equipment, and leasehold improvements	(64,106)	(78,233)
Net cash used in investing activities	(3,134,877)	(16,493,227)
Financing activities
Borrowings on term loan	—	21,200,000
Borrowings on line of credit	248,192	967,200
Principal payment on term loan	(800,000)	(800,000)
Paydown of notes payable	(44,631)	(44,630)
Net cash (used in) provided by financing activities	(596,439)	21,322,570
Net increase (decrease) in cash and cash equivalents	(5,441,027)	5,382,520
Cash and cash equivalents, beginning of period	24,315,065	13,594,013
Cash and cash equivalents, end of period	$18,874,038	$18,976,533
Supplemental disclosure of non-cash investing and financing activities
Contingent consideration	$—	$1,441,753
Supplemental cash flow information
Cash paid for interest	$205,475	$209,351
Cash paid for income taxes	$10,786	$46,361

See accompanying notes to unaudited financial statements.

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Organization

First Allied Holdings Inc. (FAHI or the Company) is primarily a holding company. At March 31, 2013, its primary operating subsidiaries included First Allied Securities, Inc. (FAS) and First Allied Advisory Services, Inc. (FAAS), First Allied Asset Management, Inc. (FAAM), FASI Insurance Services, Inc. (FAIS) First Allied Retirement Services, Inc. (FARS), and Advisory Services Corporation (ASC), Legend Advisory Corporation (LAC) and Legend Equities Corporation (LEC), which together form the Legend Group, all of which are wholly owned.

On September 25, 2013, the Company was acquired by RCAP Holdings, LLC (the Parent) which is primarily a holding company. Following the transaction, FAHI, the Legend Group and all of their subsidiaries continue to operate autonomously under the current management structure and respective brands. The Company accounts for acquisitions as business combinations, and recognizes, separately from goodwill, assets acquired and liabilities assumed at their respective fair values as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed.

FAS is a registered broker/dealer and member of the Financial Industry Regulatory Authority (FINRA) and is also a registered investment advisor pursuant to the Investment Advisors Act of 1940. FAS’ primary activities include the brokerage of equity and fixed-income securities as well as the sale of investment company shares, alternative investment products, and insurance products. FAS has agreements with non-affiliated clearing brokers to clear securities transactions, carry customers’ accounts on a fully disclosed basis and perform certain recordkeeping functions. Accordingly, FAS operates under the exemptive provisions of the Securities and Exchange Commission (SEC) Rule 15c3- 3(k)(2)(ii).

FAAS is a registered investment advisor pursuant to the Investment Advisors Act of 1940. FAAS provides investment management through brokerage accounts as well as variable annuity subaccounts.

FAAM is a registered investment advisor pursuant to the Investment Advisors Act of 1940 and is an independent money management company. FAIS is an independent insurance agency. FARS is a third party pension administrator handling both defined benefit and defined contribution plans.

LEC is a broker-dealer registered with the SEC and a member of FINRA. In addition, LEC is also a licensed insurance agency. LEC sells mutual funds, variable annuity products, stocks, and insurance products. LEC enters into securities and insurance transactions in its capacity as an agent for customers. LEC’s major sources of revenue consist of commissions earned on new sales of mutual fund products and Rule 12b-1 distribution fees on existing eligible assets. LEC has an agreement with a non-affiliated clearing broker to clear securities transactions, carry customers’ accounts on a fully disclosed basis and perform certain recordkeeping functions. Accordingly, LEC operates under the exemptive provisions of the SEC Rule 15c3- 3(k)(2)(ii).

LAC provides portfolio management for investment portfolios tailored for 403(b) retirement planning. A 403(b) plan is similar to 401(k) plans, but offered by many not-for-profit employers. Therefore, a majority of Legend Group’s clients include educators and other employees of not-for-profit organizations.

ASC is a third party administrator for 403(b) plans and charges a fee to custody assets.

Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These unaudited condensed consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. These adjustments are of a normal recurring nature. The Company’s results for any interim period are not necessarily indicative of results for a full year or any other interim period.

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

Acquisition

On January 1, 2013, the Company acquired the Legend Group. In connection with the acquisition, intangible assets of $18,414,000 were recorded on Legend’s books related to customer relationships. Goodwill in the amount of $3,409,614, which represented the excess of the purchase price over the fair value of the acquired net assets and liabilities, was recognized by Legend. The goodwill arising from this acquisition is not deductible for income tax purposes.

As of the date of the acquisition, the fair value of the Legend Group’s assets and liabilities was as follows:

Assets
Cash and cash equivalents	$4,255,743
Accounts receivable, net	9,371,501
Goodwill	3,409,614
Securities owned, at fair value	1,352,608
Intangible assets	18,414,000
Other assets	2,131,577
38,935,043
Liabilities
Accounts payable and other liabilities	1,543,568
Commissions payable	5,635,126
Deferred tax liability, net	7,365,600
14,544,294
Net assets acquired	$24,390,749

The Company paid consideration aggregating approximately $22.9 million for the acquisition. This was provided by utilizing the Company’s term loan at Fifth Third Bank (see Borrowings footnote). In addition, the Sellers are entitled to receive contingent consideration provided that Legend’s advisor retention remains above 80% at the end of 2014. The range of the undiscounted amounts the Company could be obligated to pay as contingent consideration under the earn-out arrangement ranges from $0 and $5 million. If the retention is greater than 87.5%, the Sellers receive 100% of the consideration and if it is less than 80%, the Sellers receive $0. The estimated fair value of the contractual obligation to pay the contingent consideration recognized as of March 31, 2014 was $1.48 million. The Company determined the fair value of the obligation to pay contingent consideration based on probability-weighted projections of the advisor retention during the approximately two year earn-out measurement period. The estimate of the fair value of contingent consideration requires subjective assumptions to be made of various retention scenarios.

On September 25, 2013, First Allied Holdings Inc. was acquired by RCAP Holdings, LLC (the Parent). In connection with the acquisition, intangible assets of $1,026,000 were recorded related to employee covenants, $11,972,000 were recorded related to broker relationships, $59,213,000 were recorded related to advisor relationships and $12,381,000 was recorded related to contractual customer relationships. Goodwill in the amount of $79,985,814, which represented the excess of the purchase price over the fair value of the acquired net assets and liabilities, was recognized by the Company. The goodwill arising from this acquisition is not deductible for income tax purposes.

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

As of the date of the acquisition, the fair value of First Allied Holdings Inc.’s assets and liabilities was as follows:

Assets
Cash and cash equivalents	$40,692,521
Receivable from clearing brokers	4,101,180
Goodwill	79,985,814
Deferred tax assets, net	9,923,441
Notes receivable, net	8,547,139
Intangible assets	84,592,000
Other assets	22,089,269
249,931,364
Liabilities
Accounts payable and other liabilities	36,799,119
Commissions payable	11,733,160
Deferred taxes on intangible assets	33,836,400
Term loan	30,400,000
112,768,679
Net assets acquired	$137,162,685

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Consolidation

The consolidated financial statements include the accounts of FAHI and the Legend Group and their wholly owned subsidiaries: FAS Holdings, Inc. (FASH), First Allied Securities, Inc., First Allied Advisory Services, Inc., FASI Insurance Services, Inc., First Allied Asset Management, Inc., First Allied Wealth Management, Inc., First Allied Retirement Services, Inc. also known as Associates in Excellence, Advisory Services Corporation, Legend Advisory Corporation and Legend Equities Corporation. All intercompany transactions were eliminated upon consolidation.

Fair Value of Financial Instruments

Substantially all of the Company’s financial assets and liabilities are carried at market value or at amounts, which, because of their short-term nature, approximate current fair value.

Cash and Cash Equivalents

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. Interest-bearing amounts on deposit at federally insured institutions at March 31, 2014 were $18,874,038, of which $15,240,316 was in excess of FDIC insurance limits. Interest-bearing amounts on deposit at federally insured institutions at December 31, 2013 were $24,315,065, of which $21,156,656 was in excess of FDIC insurance limits. FDIC coverage is $250,000 per depositor at each financial institution.

For purposes of the statement of cash flows, the Company has defined cash equivalents as highly liquid investments, with remaining maturities of three months or less.

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

Receivable from Clearing Brokers

The receivable from clearing brokers represents cash on deposit and amounts due for commissions earned. Cash deposits held at the clearing brokers and commissions earned collateralize amounts due to the clearing brokers, if any.

Securities Owned and Securities Sold, But Not Yet Purchased

Securities owned and securities sold, but not yet purchased are carried at fair value on a trade date basis. Fair value is based on quoted market prices or dealer quotes where those are available and considered reliable. Additionally, other factors may be considered where appropriate such as market prices of related or similar financial instruments and coupon, yield, credit quality, prepayment terms, volatility and other economic factors. Securities owned and securities sold, not yet purchased, are held for trading purposes.

Notes Receivable

Notes receivable consist primarily of forgivable loans made to investment executives and other revenue-producing employees, typically in connection with their recruitment. These loans are forgivable based on continued affiliation and performance and are amortized over the life of the loan, which is generally five to seven years, using the straight-line method, and is included in amortization of notes receivable on the consolidated statement of operations. FAHI has established an allowance for doubtful accounts to offset loan amounts for terminated advisors that are not likely to be collected. Notes receivable is reported net of allowance for doubtful accounts of $423,855 and $423,855 at March 31, 2014 and December 31, 2013, respectively.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company has analyzed the positions for all open tax years, and the positions to be taken for the tax year ended March 31, 2014 in its major jurisdictions, and has determined whether or not there are uncertain tax positions that require financial statement recognition. No reserves for uncertain tax positions were required to have been recorded as a result of the adoption of ASC 740 for the year. However, the Company’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

Furniture, Equipment, and Leasehold Improvements

Furniture, equipment, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Furniture and equipment are depreciated using the straight-line method over the estimated useful life of the asset, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life or the term of the lease. When items are retired, impaired or disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the determination of net income.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations under the purchase method of accounting. Pursuant to FASB Accounting Standards Codification (ASC) 350, Goodwill and Others, goodwill is evaluated at least annually by management for impairment, and more frequently in certain circumstances. The evaluation includes assessing the estimated fair value of the

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

goodwill based on market prices for similar assets. The Company considers all segments as one reporting unit for goodwill valuation purposes. Impairment exists when the carrying amount of the goodwill exceeds its implied fair value. Because goodwill is treated as a non-allowable asset for regulatory purposes, the impact of any impairment on goodwill would not affect FAS’ regulatory net capital.

Long-lived Assets

In accordance with FASB ASC 360, Property, Plant and Equipment, long-lived assets, such as purchased intangibles subject to amortization and depreciation, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. On an ongoing basis, the Company reviews the valuation and amortization of the intangible assets and takes into consideration any events or circumstances that might have diminished its value.

Securities Transactions

Principal transactions and commission revenue and expense are recorded on a trade-date basis.

Investment Advisory Income

Investment advisory fees are received quarterly but are recognized as earned on a pro rata basis over the term of the contract.

2. Fair Value Measurement

ASC 820, “Fair Value Measurements and Disclosures”, establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instruments developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in pricing the financial instruments developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 —	Valuations based on quoted prices in active markets for identical investments that the Company has the ability to access. An active market for the investment is a market in which transactions for the investment occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of the investment does not entail a significant degree of judgment. Valuation adjustments and block discounts are not applied to Level 1 instruments.
Level 2 —	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 —	Valuations based on inputs that are unobservable, supported by little or no market activity, and significant to the overall fair value measurement.

The availability of observable inputs can vary from financial instruments to financial instruments and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

2. Fair Value Measurement  – (continued)

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current and best available as of the measurement date, including during periods of market dislocation.

The following table presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis:

	(Unaudited)
March 31, 2014 (successor)	Level 1	Level 2	Level 3	Total
Assets
Securities owned
Mutual fund – stock	$1,853,692	$—	$—	$1,853,692
Certificates of deposit	89,793	—	—	89,793
Corporate debt	11,268	—	—	11,268
U.S. Government and agency obligations	171	—	—	171
Equity Securities	147	—	—	147
Total	$1,955,071	$—	$—	$1,955,071
Liabilities
Securities sold, not yet purchased
Equity Securities	$75,483	$—	$—	$75,483
State and municipal government obligations	50,404	—	—	50,404
Corporate and other debt	24,849	—	—	24,849
Certificates of deposit	10,034	—	—	10,034
Total	$160,770	$—	$—	$160,770

December 31, 2013 (successor)	Level 1	Level 2	Level 3	Total
Assets
Securities owned
Mutual fund – stock	$1,834,007	$—	$—	$1,834,007
U.S. Government and agency obligations	193	—	—	193
Equity securities	297	—	—	297
Total	$1,834,497	$—	$—	$1,834,497
Liabilities
Securities sold, not yet purchased
Municipal government obligations	$50,862	$—	$—	$50,862
Certificates of deposit	20,118	—	—	20,118
Equity securities	237,950	—	—	237,950
Total	$308,930	$—	$—	$308,930

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

3. Income Taxes

The difference between U.S. statutory rate of 34% and the effective tax rate results from the impact of state and local taxes, net of the federal tax effect and certain non-deductible expenses, primarily acquisition related expenses.

The provision for taxes consists of the following:

	(Unaudited)
March 31,	2014 Successor	2013 Predecessor
Current expense
Federal	$—	$—
State	—	—
Total current expense	—	—
Deferred expense (benefit)
Federal	(290,373)	581,084
State	(51,242)	102,544
Total deferred expense (benefit)	(341,615)	683,628
Income tax expense (benefit)	$(341,615)	$683,628

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of the assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse. The significant components of the Company’s deferred tax assets and liabilities are as follows:

	(Unaudited)
	March 31, 2014	December 31, 2013
Deferred tax assets
Tax loss carryforward	$5,815,079	$5,678,342
Accrued liabilities and reserves	1,883,100	1,721,249
Stock based compensation	2,149,270	1,972,831
Gross deferred tax assets	9,847,449	9,372,422
Deferred tax liabilities
Intangible assets	31,998,226	32,603,362
Goodwill	512,620	410,095
Fixed assets	51,613	51,579
Gross deferred tax liabilities	32,562,459	33,065,036
Net deferred tax liability	$22,715,010	$23,692,614

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the related temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment and determined no valuation allowance was necessary. The Company is subject to examination by its major tax jurisdictions — U.S. federal and Virginia, California, New York, Illinois, Arizona and Missouri states. The open tax years are 2011 – 2013 for federal and states listed above. Net operating loss carryforwards totaling approximately $14,196,000 at December 31, 2013 expire through 2033 and are subject to limitations pursuant to Section 382 of the Internal Revenue Code.

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

4. Goodwill and Other Intangible Assets

(Unaudited)
Balance, December 31, 2012 (predecessor)	$25,435,808
Goodwill from Legend Acquisition	3,855,253
Balance, March 31, 2013 (predecessor)	29,291,061
Balance, December 31, 2013 (successor)	79,985,814
Balance, March 31, 2014 (successor)	$79,985,814

Intangibles	(Unaudited) Employee Covenants	Broker Relationships	Advisor Relationships	Contractual Customer Relationships	Total
Balance, December 31, 2012 (predecessor)	$—	$—	$9,173,516	$2,325,292	$11,498,808
Intangible from Legend Acquisition	—	—	—	16,960,000	16,960,000
Accumulated amortization	—	—	(318,686)	(93,688)	(412,374)
Balance, March 31, 2013 (predecessor)	$—	$—	$8,854,830	$19,191,604	$28,046,434
Balance, December 31, 2013 (successor)	897,750	11,733,365	57,964,290	12,409,520	83,004,925
Accumulated amortization	(128,250)	(223,635)	(1,138,710)	(276,925)	(1,767,520)
Balance, March 31, 2014 (successor)	$769,500	$11,509,730	$56,825,580	$12,132,595	$81,237,405

Amortization expense for the intangible assets for the three months ended March 31, 2014 and 2013 was approximately $1,767,520 and $412,374, respectively. These assets are being amortized over a seven year period. Estimated amortization expense for each of the next five years is as follows:

(Unaudited)
April 1 – December 31, 2014	$5,302,556
2015	6,941,826
2016	6,548,612
2017	6,445,412
2018	6,445,412
Thereafter	49,533,587
Total	$81,217,405

The Company defines the advisor relationships as the acquired registered financial advisors’ existing customer relationships that provide a significant source of income through recurring revenue over the course of the economic life of the relationships.

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

5. Off-Balance-Sheet Credit Risk

FAS and LEC clear all transactions on a fully disclosed basis with clearing firms that maintain all related records. In the normal course of business, FAS and LEC engage in activities involving the execution, settlement and financing of various securities transactions. These activities may expose FAS and LEC to off-balance-sheet risk in the event that the other party to the transaction is unable to fulfill its contractual obligations. FAS and LEC maintain all of its trading securities at the clearing firms, and these trading securities collateralize amounts due to the clearing firms.

Customers are required to complete their transactions on the settlement date, generally three business days after the trade date. FAS and LEC are, therefore, exposed to risk of loss on these transactions in the event of the customer’s or broker’s inability to meet the terms of their contracts, in which case FAS and LEC may have to purchase or sell financial instruments at prevailing market prices. The impact of unsettled transactions is not expected to have a material effect upon FAS’ and LEC’s financial statements.

The Company has agreed to indemnify its clearing brokers for losses that it may sustain from the customer accounts introduced by the Company. As of March 31, 2014, there were no amounts to be indemnified to the clearing brokers for these accounts.

Concentration of Credit Risk

FAS and LEC introduce all retail securities trades to its clearing brokers. In the event the clearing brokers do not fulfill their obligations, the Company may be exposed to risk. FAS and LEC attempt to minimize this credit risk by monitoring the creditworthiness of the clearing brokers.

6. Net Capital Requirements

FAS is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires FAS to maintain minimum net capital. FAS have elected to use the alternative method permitted by Rule 15c3-3, which requires that FAS maintain minimum net capital, as defined, of $250,000. At March 31, 2014, FAS’ net capital was $3,637,269 which was $3,387,269 in excess of its required net capital of $250,000. The net capital rule may effectively restrict the payment of cash dividends.

LEC is also subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires them to maintain minimum net capital. At March 31, 2014, LEC’s net capital was $2,113,612 which was $1,916,616 in excess of its required net capital of $196,996.

7. Leases, Commitments and Contingent Liabilities

The Company assumed an unfavorable lease in its November 2011 acquisition and as a result, the Company recorded a liability of approximately $6,500,000, which was being amortized over the remaining life of the lease. The remaining unamortized balance of $4,433,975 was eliminated in conjunction with the pushdown accounting pursuant to the acquisition by the Parent due to the lease being renegotiated and the lease terms are no longer unfavorable.

In the normal course of business, there are various lawsuits, claims, and contingencies pending against the Company. The Company is also involved in governmental and self-regulatory agency inquiries, investigations and proceedings. In accordance with FASB ASC 450, Contingencies, the Company has established provisions for estimated losses from pending lawsuits, claims, investigations and proceedings. Although the ultimate outcome of the various matters cannot be ascertained at this point, it is the opinion of management, after consultation with counsel, that the resolution of the foregoing matters will not have a material adverse effect on the financial condition of the Company, taken as a whole, such resolution may, however, have a material effect on the results of operations or cash flows in any future period, depending on the level of income for such period.

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

8. Borrowings

On November 1, 2011, the Company entered into an $18 million loan facility with Fifth Third Bank, of which $12 million was a term loan (the Term Loan) and $6 million is a revolving line of credit (the Revolver); the Revolver is also available for letters of credit. The Term Loan was amended and increased by $20 million to $32 million on January 2, 2013 in order to facilitate the purchase of the Legend Group. Borrowings under the Term Loan and the Revolver bear interest, payable quarterly in arrears, at the one month LIBOR plus an interest rate margin ranging from 2% to 2.5%, depending upon the Company’s financial performance. At March 31, 2014, the interest rate was 2.41%. Borrowings under the Term Loan must be repaid in installments of $800,000 each calendar quarter beginning March 31, 2013 with the balance of $5.2 million due on January 2, 2018. The Revolver is due November 1, 2017. All obligations under these loans are collateralized by all of the Company’s assets. These loan facilities are subject to certain financial and nonfinancial covenants. At March 31, 2014, the Company was in compliance with all such covenants.

9. Stock Based Compensation

Pre-Acquisition Plan

Certain employees, officers and directors participated in the Company’s 2011 Equity Incentive Plan (the Plan). The Plan provided for the granting of up to 11,250,000 nonqualified stock options and restricted stock.

In 2012, the Company granted awards in the form of nonqualified stock options. Stock option awards to employees are generally subject to a vesting period of 5 years. The following is a summary of the information concerning outstanding options as of March 31, 2013:

March 31, 2013 (predecessor)
Outstanding at beginning of period	6,747,913
Granted	1,044,333
Outstanding at end of period	7,792,246
Options exercisable at period end	1,336,250

The following is a summary of the information concerning outstanding and exercisable options as of March 31, 2013:

Range of Exercise Prices	Options Outstanding	Weighted Average Exercise Life	Weighted Average Exercise Price	Weighted Average Grant-date Fair value	Options Exercisable	Weighted Average Exercise Price
$0.00 – $1.00	4,662,608	9.84 years	$1.00	$0.53	890,833	$1.00
$1.01 – $2.00	3,129,638	9.88 years	$1.80	$0.42	445,417	$2.00
	7,792,246				1,336,250

In 2013, the Company granted awards in the form of nonqualified stock options and 580,000 shares of restricted stock under the Plan. In conjunction with the acquisition of the Company by the Parent, 50% of unvested options were deemed vested and the remaining 50% of unvested options were forfeited and all restricted stock was deemed vested. For the three months ended March 31, 2013, the Company recorded $155,921 of stock based compensation. Pursuant to the acquisition by the Parent on September 24, 2013, all outstanding options under the Plan were either exercised or forfeited.

2013 Restricted Stock Plan

In connection with the Acquisition, the Company entered into the First Allied Holdings 2013 Restricted Unit Plan (the RSU Plan). The maximum number of Restricted Units pursuant to the RSU Plan is the amount issued in connection with the Acquisition.

Pursuant to the terms of the Acquisition, 439,356 Restricted Units were issued to employees of the Company. Pursuant to the terms of the RSU Plan, Restricted Units vest equally on each of the first three anniversaries of the Acquisition. The first tranche of Restricted Units that vest have a non-fluctuating value of $20 per

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

9. Stock Based Compensation  – (continued)

Restricted Unit and can be paid in cash or shares of RCS Capital Corporation (NYSE symbol RCAP) at the Company’s option. The second and third tranches of Restricted Units shall represent the equivalent of one phantom share of RCS Capital Corporation class A common stock and can be settled in either shares of RCS Capital Corporation class A common stock or a then equivalent amount of cash, at the Company’s option.

The RSU Plan is being accounted for on the liability method with the first tranche being expensed ratably over the first vesting period. The second and third tranche will be expensed over the second and third vesting periods, respectively, and will be carried at the then fair market value of the RCS Capital Corporation class A common stock. For the three months ended March 31, 2014, the Company recorded $728,518 of stock based compensation pursuant to the RSU Plan which is included in compensation and benefits in the consolidated statements of operations.

10. Stockholder Note Receivable

In 2011, the Company loaned certain officers of the Company a combined $670,000 for the purchase of the Company’s common stock. The loans had an interest rate of 6.00% per annum, compounded annually and require certain mandatory payments based upon a formula stipulated in the agreement and matured in 2019. During 2012, $250,000 of this amount was repurchased and retired. In February 2012, the Company loaned $600,000 to certain officers for the purchase of the Company’s common stock. At December 31, 2012, the Company had a total outstanding balance of stockholder note receivables of $1,007,257. On March 15, 2013, mandatory payments in the amounts of $51,000 were paid back to the Company by the stockholders. Pursuant to the Acquisition, the stockholders satisfied the notes.

11. Employee Benefits

All full-time employees are eligible to participate in FAHI’s 401(k) Plan. Under the plan, each eligible employee may contribute up to 80% of their pretax compensation, excluding commissions, subject Internal Revenue Code limitations. Eligible employees were eligible for matching contributions, which were generally 50% of employee contributions, limited to 3% of an employee’s compensation. The matching contributions vest immediately. For the three months ended March 31, 2014 and 2013 the matching contributions were $257,722 and $187,841, respectively, and are included in compensation and benefits in the consolidated statements of operations.

12. Related Party Transactions

The Company receives revenue from American Realty Capital, a subsidiary of RCAP Holdings, for sponsorship fees based on a marketing support agreement. For the three months ended March 31, 2014 and 2013 revenue in the amount of $1,481,506 and $948,332 respectively, in sponsorship fees from American Realty Capital were recorded by the Company and are included in Sponsorship Fees in the consolidated statements of operations.

13. Subsequent Events

On April 3, 2014, the Parent entered into an agreement with RCS Capital Corporation (NYSE: RCAP) pursuant to which the Parent will contribute all of its equity interests in First Allied to RCS Capital Corporation in exchange for 11,264,929 shares of Class A Common Stock of RCS Capital Corporation. The value of the shares of Class A Common Stock to be issued as consideration is $371.3 million, based on the opening price of $32.96 per share on May 21, 2014. The completion of the agreement is subject to various conditions, including, among other things, the receipt of certain requisite consents from third parties and approval by a majority of the combined voting power of stockholders of the issuance of shares of Class A Common Stock to RCAP Holdings. The agreement includes certain termination rights for both parties, including that either party may terminate the agreement if certain conditions have not been satisfied or waived on or prior to December 31, 2014.

The Company has evaluated subsequent events from the balance sheet date through the date of issuance of the consolidated financial statements, and determined that there are no other items to disclose.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Financial Statements

December 31, 2012

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors
First Allied Holdings Inc.:

We have audited the accompanying consolidated financial statements of Legend Group Holdings, LLC and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statement of operations, comprehensive loss, changes in stockholder’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Legend Group Holdings, LLC and its subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As of December 31, 2012, Legend Group Holdings, LLC was a wholly owned subsidiary of Waddell & Reed Financial, Inc. As discussed in note 13 to the consolidated financial statements, Legend Group Holdings, LLC was sold by Waddell & Reed Financial, Inc. to First Allied Holdings Inc., effective January 1, 2013. Our opinion is not modified with respect to this matter.

Kansas City, Missouri
February 28, 2014

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Balance Sheet
December 31, 2012

Assets
Assets:
Cash and cash equivalents	$4,253,460
Investments in trading securities	1,352,608
Accounts receivable	10,344,989
Prepaid expenses and other current assets	819,158
Income taxes receivable	933,398
Total current assets	17,703,613
Deferred income taxes	1,041,565
Deposits	149,870
Fixed assets, net	953,504
Other assets	—
Goodwill	16,867,982
Total assets	$36,716,534
Liabilities and Stockholder’s Equity
Liabilities:
Commissions payable	$5,927,157
Accounts payable and accrued expenses	2,990,683
Deferred income taxes	55,833
Due to parent	95,978
Other liabilities	625,614
Total current liabilities	9,695,265
Accrued pension and postretirement costs	1,618,232
Total liabilities	11,313,497
Contingencies
Stockholder’s equity:
Common stock, no par. Authorized, 1,500 shares; issued and outstanding, 100 shares	—
Additional paid-in capital	70,392,304
Accumulated deficit	(43,405,889)
Accumulated other comprehensive loss	(1,583,378)
Total stockholder’s equity	25,403,037
Total liabilities and stockholder’s equity	$36,716,534

See accompanying notes to financial statements.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Operations
Year ended December 31, 2012

Revenues:
Commissions	$34,982,624
Advisory fees	38,163,626
Other fees	886,826
Total revenues	74,033,076
Expenses:
Commission expense	47,117,258
Selling expense	932,416
General and administrative	24,256,784
Total expenses	72,306,458
Operating income	1,726,618
Goodwill impairment	(42,373,348)
Investment and other income	129,190
Loss before provision for income taxes	(40,517,540)
Provision for income taxes	1,592,512
Net loss	$(42,110,052)

See accompanying notes to financial statements.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Comprehensive Loss
Year ended December 31, 2012

Net loss	$(42,110,052)
Other comprehensive loss:
Pension and postretirement benefits, net of income tax of $217,803	187,451
Comprehensive loss	$(41,922,601)

See accompanying notes to financial statements.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Stockholder’s Equity
Year ended December 31, 2012

	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholder’s equity
Balance at December 31, 2011	$70,271,659	4,804,163	(1,770,829)	73,304,993
Net loss	—	(42,110,052)	—	(42,110,052)
Excess tax benefits from share-based payment arrangements	120,645	—	—	120,645
Dividends paid to Parent	—	(6,100,000)	—	(6,100,000)
Pension and postretirement benefits	—	—	187,451	187,451
Balance at December 31, 2012	$70,392,304	(43,405,889)	(1,583,378)	25,403,037

See accompanying notes to financial statements.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Cash Flows
Year ended December 31, 2012

Cash flows from operating activities:
Net loss	$(42,110,052)
Adjustments to reconcile net loss to net cash provided by operating activities:
Realized gain on trading securities	(129,165)
Sales of trading securities	12,000
Depreciation and amortization	423,244
Excess tax benefits from share-based payment arrangements	(120,645)
Impairment of goodwill	42,373,348
Changes in assets and liabilities:
Accounts receivable	(474,228)
Prepaid expenses and other current assets	(139,723)
Deferred income taxes	200,435
Income tax receivable	91,733
Commissions payable	415,488
Due to Parent	(450,177)
Other accrued liabilities	149,014
Other assets	11,840
Deposits	(1,938)
Accounts payable and accrued expenses	1,951,981
Accrued pension and postretirement costs	(174,438)
Net cash provided by operating activities	2,028,717
Cash flows used in investing activities:
Purchases of fixed assets	(530,207)
Net cash used in investing activities	(530,207)
Cash flows from financing activities:
Excess tax benefits from share-based payment arrangements	120,645
Dividends paid to parent	(6,100,000)
Net cash used in financing activities	(5,979,355)
Net decrease in cash and cash equivalents	(4,480,845)
Cash and cash equivalents at beginning of year	8,734,305
Cash and cash equivalents at end of year	$4,253,460
Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$1,151,331

See accompanying notes to financial statements.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(1)  Summary of Significant Accounting Policies

(a)	Organization

Legend Group Holdings, LLC (the Company, The Legend Group, we, our, and us) is a wholly owned subsidiary of Waddell & Reed Financial, Inc. (the Parent). The Legend Group is an investment services provider offering investment solutions for clients located throughout the United States of America. The Legend Group provides investment solutions for retirement, education savings plans, insurance needs, income generation and professional portfolio management. The Company has three wholly owned subsidiaries: Legend Equities Corporation (LEC), Legend Advisory Corporation (LAC) and Advisory Services Corporation (Adserv). Effective January 1, 2013, the Parent closed a sale of the Company to First Allied Holdings Inc. (note 13).

LEC is a broker-dealer registered with the Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority, Inc. (FINRA). In addition, the Company is also a licensed insurance agency. LEC sells mutual funds, variable annuity products, stocks, and insurance products. LEC also enters into securities and insurance transactions in its capacity as an agent for customers. LEC’s major sources of revenue consist of commissions earned on new sales of mutual fund products and Rule 12b-1 distribution fees on existing eligible assets. Other sources of revenue include fees for marketing, meeting support, networking fees, and insurance commissions.

LAC is an investment advisor registered with the SEC. LAC provides portfolio management for investment portfolios geared toward 403(b) retirement planning. A 403(b) plan is similar to 401(k) plans offered by many not-for-profit employers. Therefore, a majority of LAC’s clients include educators and other employees of not-for-profit organizations. LAC’s revenues consist primarily of advisory services provided to mutual fund investors and clients.

Adserv is our administrative company and provides administrative services to LEC and LAC, which is Adserv’s main source of revenue.

(b)	Basis of Presentation and Consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. Intercompany transactions and balances are eliminated in consolidation.

(c)	Use of Estimates

GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses in the financial statements and accompanying notes, and related disclosures of commitments and contingencies. Estimates are used for, but are not limited to taxes, valuation of assets, pension obligations, and contingencies. Actual results could differ from those estimates.

(d)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and short-term investments. We consider all highly liquid investments with original or remaining maturities of 90 days or less at the date of purchase to be cash equivalents.

(e)	Investment Securities

Investment securities consist of mutual fund shares held for trading purposes and are recorded at fair value. Changes in fair value are reflected in investment and other income.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(1)  Summary of Significant Accounting Policies  – (continued)

(f)	Disclosures about Fair Value of Financial Instruments

The fair value of cash and cash equivalents, receivables, and payables approximates carrying value.

(g)	Revenue Recognition

Rule 12b-1 distribution fees and related expense (and the related receivables and payables) resulting from securities transactions are recorded in the period the revenue is earned and included in commission revenue on the statement of operations. Marketing, meeting support, and networking fees are also recorded in the period they are earned. Advisory revenue and related receivables are based upon assets under management, and recorded when earned.

(h)	Income Taxes

The Company files consolidated federal income tax returns with the Parent. The Company’s provision for income taxes has been made on the same basis as if the Company filed a separate federal income tax return using the maximum statutory rate applicable to the consolidated group. The Company is included in the combined state returns filed by the Parent and also files separate state income tax returns in other state jurisdictions in which the Company operates that do not allow or require the affiliated group to file on a combined basis.

Income tax expense is based on pretax financial accounting income, including adjustments made for the recognition or derecognition related to uncertain tax positions. The recognition or derecognition of income tax expense related to uncertain tax positions is determined under the guidance as prescribed by Accounting Standards Codification (ASC) Topic 740, Income Taxes Topic. Deferred tax assets and deferred tax liabilities are recognized for the future tax attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. A valuation allowance is recognized for deferred tax assets if, based on available evidence, it is more likely than not that all or some portion of the asset will not be realized. Deferred tax assets and deferred tax liabilities are measured using enacted tax rates expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and deferred tax liabilities is recognized in earnings in the period that includes the enactment date.

The Company recognizes tax benefits from equity awards in stock of the Parent granted to its employees. These tax benefits are reflected as an increase to additional paid-in capital with a corresponding increase to income taxes receivable. The excess tax benefits from share-based payments were $120,645 for 2012.

(2)  Investments in Trading Securities

Investments at December 31, 2012 are as follows:

Fair value
Trading securities:
Mutual funds	$1,278,293
Affiliated mutual funds	74,315
Total investment securities	$1,352,608

Accounting standards establish a framework for measuring fair value and a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of the asset. Inputs may be observable or unobservable and refer broadly to the assumptions that market participants would use in

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(2)  Investments in Trading Securities  – (continued)

pricing the asset. An individual investment’s fair value measurement is assigned a level based upon the observability of the inputs, which are significant to the overall valuation. The three-tier hierarchy of inputs is summarized as follows:

•	Level 1 — Investments are valued using quoted prices in active markets for identical securities at the reporting date.
•	Level 2 — Investments are valued using other significant observable inputs, including quoted prices in active markets for similar securities.
•	Level 3 — Investments are valued using significant unobservable inputs, including the Company’s own assumptions in determining the fair value of investments.

The following table summarizes our investment securities as of December 31, 2012 that are recognized in our balance sheet using fair value measurements based on the differing levels of inputs.

	Level 1	Level 2	Level 3	Total
Mutual funds	$1,278,293	—	—	1,278,293
Affiliated mutual funds	74,315	—	—	74,315
Total	$1,352,608	—	—	1,352,608

(3)  Income Taxes

The provision for income taxes for the year ended December 31, 2012 consists of the following:

Current:
Federal	$1,007,510
State and local	505,212
1,512,722
Deferred	79,790
Provision for income tax	$1,592,512

The following table reconciles the statutory federal income tax rate to the Company’s effective income tax rate:

Statutory federal income tax rate	35.0%
State income tax benefits, net of federal taxes	(0.7)
Nondeductible expenses for income tax purposes	(0.2)
Nondeductible goodwill impairment	(38.0)
Effective income tax rate	(3.9)%

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(3)  Income Taxes  – (continued)

The tax effect of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at December 31, 2012 is as follows:

Deferred tax liabilities:
Prepaid expenses	$(248,573)
Benefit plans	(628,159)
Property and equipment	(273,695)
Unrealized gain on investments	(40,784)
Total gross deferred liabilities	(1,191,211)
Deferred tax assets:
Nonvested stock	632,048
Accrued expenses	227,980
Additional pension and postretirement liability	1,066,025
State net operating loss carryforwards	171,527
Other	219,546
Total gross deferred assets	2,317,126
Valuation allowance	(140,183)
Net deferred tax assets	$985,732

Adserv and LEC have net operating loss carryforwards in certain states in which these companies file on a separate company basis. As of December 31, 2012, Adserv and LEC have deferred tax assets for these carryforwards of $140,183 and $31,344, respectively. The carryforwards, if not utilized, will expire between 2013 and 2032. Management believes it is not more likely than not that Adserv will generate sufficient future taxable income in these states to realize the benefit of the net operating loss carryforwards and, accordingly, a valuation allowance in the amount of $140,183 has been recorded at December 31, 2012. A valuation allowance for LEC’s deferred tax asset related to state net operating loss carryforwards was not necessary at December 31, 2012.

As of December 31, 2012, the Company had unrecognized tax benefits, including penalties and interest, of $630,977 ($415,302 net of federal benefit) that, if recognized, would impact the Company’s effective tax rate. The unrecognized tax benefits that are not expected to be settled within the next 12 months are included in other liabilities in the accompanying balance sheet; unrecognized tax benefits that are expected to be settled within the next 12 months are included in income taxes receivable.

The Company’s accounting policy with respect to interest and penalties related to income tax uncertainties is to classify these amounts as income taxes. The total amount of penalties and interest, net of federal benefit, related to tax uncertainties recognized in the statement of operations for the year ended December 31, 2012 was $28,183. The total amount of accrued penalties and interest related to uncertain tax positions at December 31, 2012 of $66,987 ($48,699 net of federal benefit) is included in the total unrecognized tax benefits described above.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(3)  Income Taxes  – (continued)

The following table summarizes the Company’s reconciliation of unrecognized tax benefits, excluding penalties and interest, for the year ended December 31, 2012:

Balance at January 1, 2012	$451,739
Increases during the year:
Gross increases – prior period tax positions	13,488
Gross increases – current period tax positions	122,650
Decreases during the year:
Gross decreases – prior period tax positions	(16,419)
Decreases due to lapse of statute of limitations	(7,468)
Balance at December 31, 2012	$563,990

In the ordinary course of business, many transactions occur for which the ultimate tax outcome is uncertain. In addition, respective tax authorities periodically audit our income tax returns. These audits examine our significant tax filing positions, including the timing and amounts of deductions and the allocation of income among tax jurisdictions in which the Company operates. The 2010 through 2012 federal income tax returns are the only open tax years that remain subject to potential future audit. State income tax returns for all years after 2009, and, in certain states, income tax returns for 2009, are subject to potential future audit by tax authorities in the Company’s major state tax jurisdictions.

During 2013, the Company settled four open tax years that were undergoing examination by state jurisdictions in which the Company operates. The settlement with these jurisdictions decreased the liability for unrecognized tax benefits by $5,094 ($3,411 net of federal benefit). The Company is currently being audited in various state jurisdictions. It is estimated that the Company's liability for unrecognized tax benefits as of December 31, 2012 could decrease by up to $37,648 ($25,027 net of federal benefit) upon settlement of these audits. Such settlements are not anticipated to have a significant impact on reported income.

(4)  Goodwill

Goodwill represents the excess of purchase price over the tangible assets. Our goodwill is not deductible for tax purposes. Goodwill at December 31, 2012 is as follows:

Balance at January 1, 2012	$59,241,330
Goodwill Impairment	(42,373,348)
Balance at December 31, 2012	$16,867,982

During 2011, Legend’s annual impairment test indicated that the fair value of the entity exceeded its carrying value, which resulted in no goodwill impairment. During 2012, the Company had a triggering event, whereby the Company was more-likely-than-not to be sold by the Parent. In addition, unique circumstances developed while exploring a potential sale and the Parent decided to move forward with a sale of the Company at a price lower than the fair value utilized in the annual impairment analysis. As a result, the Company recorded a noncash impairment charge of approximately $42.4 million.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(5)  Pension Plan and Postretirement Benefits Other Than Pension

The Company participates in the Parent’s sponsored noncontributory retirement plan (the Plan) that covers substantially all employees. Benefits payable under the Plan are based on an employee’s years of service and compensation during the final 10 years of employment. The Parent allocates pension expense to the Company for the Plan and such costs for 2012 were $737,879.

The total projected benefit obligation of the Plan is $184,165,147, of which $5,930,255 relates to the Company. The total pension benefits liability (representing the projected benefit obligations in excess of pension plan assets) recorded on the balance sheet of the Parent at December 31, 2012 was $50,254,493 of which $1,618,232 relates to the Company.

The Company also participates in the Parent’s sponsored unfunded defined benefit postretirement medical plan (medical plan) that covers substantially all employees. The medical plan is contributory with retiree contributions adjusted annually. All contributions to the medical plan are voluntary as it is not funded and is not subject to any minimum regulatory requirements. The contributions for each year represent claims paid for medical expenses.

(6)  Employee Savings Plan

The Company participates in the Parent’s sponsored defined contribution plan that qualifies under Section 401(k) of the Internal Revenue Code to provide retirement benefits for employees following the completion of an eligibility period. As allowed under Section 401(k), the plan provides tax-deferred salary deductions for eligible employees. The Company’s matching contributions to the plan for the year ended December 31, 2012 were $294,442, which is included in the general and administrative expense in the statement of operations.

(7)  Net Capital Requirements

LEC is subject to the SEC Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15.0 to 1.0. At December 31, 2012, the Company had net capital of $782,188, which was $514,129 in excess of its required net capital of $268,059. The Company’s ratio of aggregate indebtedness to net capital was 5.14 to 1 at December 31, 2012. The difference between net capital and stockholder’s equity is nonallowable assets, which are excluded from net capital. Additionally, LEC is exempt from SEC Rule 15c3-3 under the provisions of Rule 15c3-3(k)(2)(ii), as all broker/dealer transactions are cleared on a fully disclosed basis with a clearing broker or dealer.

(8)  Share-Based Compensation

The Parent allocates expenses for nonvested shares of the Parent stock to the Company that, in turn, are granted to certain key personnel of the Company under its stock incentive plans. Nonvested stock awards are valued on the date of grant, have no purchase price, and vest over four years in 33 1/3% increment on the second, third, and fourth anniversaries of the grant date. Under the Parent’s stock plans, shares of nonvested stock may be forfeited upon the termination of employment with the Company, dependent upon the circumstances of termination. Except for restrictions placed on the transferability of nonvested stock, holders of nonvested stock have full stockholders’ rights during the term of restriction, including voting rights and the rights to receive cash dividends. The Company pays the expense related to these awards. For the year ended December 31, 2012, the Company recorded share-based compensation expense totaling $1,244,324, which is included in general and administrative expense in the statement of operations.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(9)  Transactions with Related Parties

Costs are incurred by several entities in the Parent affiliated group that benefit the Company. These costs are allocated to the Company and other members and consist of legal, internal audit, finance and accounting, human resource, IT support, and other shared costs. The Company incurred administrative expenses allocated by the Parent of $625,105 in 2012. LEC received commission and Rule 12b-1 distribution fee revenue in the amount of $3,173,410 from the Parent and LAC received $5,188,615 of advisory fee revenue from mutual fund investors invested in the Parent funds in 2012.

The current amount due to Parent of $95,978 at December 31, 2012 includes noninterest bearing advances for current operating expenses and an intercompany tax payment associated with the intercompany tax sharing agreement with the Parent.

(10)  Rental Expense and Lease Commitments

The Company leases home office buildings and certain sales and other office space under long-term operating leases. Rent expense for the year ended December 31, 2012 was $1,110,526. Future minimum rental commitments under noncancelable operating leases for the years ending December 31 are as follows:

2013	$710,071
2014	634,653
2015	312,790
$1,657,514

New leases are expected to be executed as existing leases expire.

(11)  Concentrations

The Company has dealer agreements with several hundred broker-dealer firms. During the year ended December 31, 2012, four firms, one of which is an affiliate, were responsible for approximately 64% of LEC’s mutual fund sales and 67% of LAC’s mutual fund sales. Of LEC’s total revenue, 23% is earned from transactions with Franklin Templeton Funds, 14% is earned from transactions with Oppenheimer Funds, 14% is earned from transactions with Waddell & Reed Funds, and 13% is earned from transactions with American Funds. Of LAC’s total revenue, 23% is earned from transactions with Oppenheimer Funds, 18% is earned from transactions with Waddell & Reed Funds, 16% is earned from transaction with Franklin Templeton funds, and 10% is earned from transactions with Fidelity Funds.

A decline in the performance of these mutual funds, or the securities markets in general, could have an adverse effect on the Company’s revenues.

(12)  Contingencies

The Company is involved from time to time in various legal proceedings, regulatory investigations, and claims incident to the normal conduct of business, which may include proceedings that are specific to us and others generally applicable to business practices within the industries in which we operate. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition, and on the results of operations in a particular year.

LEGEND GROUP HOLDINGS, LLC
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(13)  Subsequent Events

On October 29, 2012, the Parent signed a definitive agreement with First Allied Holdings Inc. to sell the Company and the sale closed effective January 1, 2013. In connection with the sale, the Parent received approximately $22.4 million and retained all obligations related to the pension and postretirement benefits and the right to receive certain tax refunds. Additionally, the agreement includes an earnout provision, not to exceed $5 million, based on asset retention through December 31, 2014.

The Company has evaluated subsequent events from the balance sheet date through February 28, 2014, the date at which the consolidated financial statements were available to be issued, and determined that there are no other items to disclose.

24,000,000 Shares

RCS Capital Corporation

Class A Common Stock

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June 5, 2014